Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

IN RE:	)
	)	Chapter 11
OWENS CORNING, et al.,	)
	)	Case No. 00-03837 (JKF)
Debtors.	)
	)	Jointly Administered
)

SIXTH AMENDED JOINT PLAN OF REORGANIZATION FOR OWENS CORNING

AND ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION (AS MODIFIED)1

SAUL EWING LLP

Norman L. Pernick (I.D. # 2290)

J. Kate Stickles (I.D. # 2917)

222 Delaware Avenue

P.O. Box 1266

Wilmington, DE 19899-1266

(302) 421-6800

Charles O. Monk, II

Jay A. Shulman

Lockwood Place

500 E. Pratt Street

Baltimore, MD 21202

(410) 332-8600

Adam H. Isenberg

Centre Square West

1500 Market Street, 38th Floor

Philadelphia, PA 19102-2186

(215) 972-7777

Attorneys for the Debtors and

Debtors-in-Possession

SIDLEY AUSTIN LLP

James F. Conlan

Larry J. Nyhan

Jeffrey C. Steen

Dennis M. Twomey

Andrew F. O’Neill

1 South Dearborn Street

Chicago, IL 60603

(312) 853-7000

Attorneys for the Debtors and

Debtors-in-Possession

COVINGTON & BURLING

Mitchell F. Dolin

Anna P. Engh

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20004-2401

(202) 662-6000

Special Insurance Counsel to Debtors

and Debtors-in-Possession (as to insurance

matters)

[1]	Conformed Sixth Amended Plan incorporating August 17, September 11, September 14 and September 15 Modifications.

i

DEBEVOISE & PLIMPTON LLP

Roger E. Podesta

Mary Beth Hogan

919 Third Avenue

New York, NY 10022

(212) 909-6000

Special Asbestos Counsel to the Debtors and

Debtors-in-Possession

KAYE SCHOLER LLP

Andrew A. Kress

Jane W. Parver

Edmund M. Emrich

425 Park Avenue

New York, NY 10022

(212) 836-8000

YOUNG, CONAWAY,

STARGATT & TAYLOR, LLP

James L. Patton, Jr. (I.D. # 2202)

Edwin J. Harron (I.D. # 3396)

The Brandywine Building

1000 West Street, 17th Floor

P.O. Box 391

Wilmington, DE 19899-0391

(302) 571-6600

Attorneys for James J. McMonagle,

Legal Representative for Future Claimants

Dated as of: July 10, 2006

CAPLIN & DRYSDALE, CHARTERED

Elihu Inselbuch

375 Park Avenue, 35th Floor

New York, NY 10152-3500

(212) 319-7125

Peter Van N. Lockwood

One Thomas Circle, N.W.

Washington, D.C. 20005

(202) 862-5000

CAMPBELL & LEVINE, LLC

Marla Eskin (I.D. # 2989)

Mark T. Hurford (I.D. # 3299)

Kathleen Campbell Davis (I.D. #4229)

800 King Street

Wilmington, DE 19801

(302) 426-1900

(302) 426-1900

Attorneys for the Official

Committee of Asbestos Claimants

1.38	“Ballot Date”	9
1.39	“Bank Default Interest and Fee Amount”	9
1.40	“Bank Holders”	9
1.41	“Bank Holders Adversary Action”	9
1.42	“Bank Holders Claims”	10
1.43	“Bankruptcy Code”	10
1.44	“Bankruptcy Court”	10
1.45	“Bankruptcy Rules”	10
1.46	“Board of Directors”	10
1.47	“Bondholders”	10
1.48	“Bondholders Claims”	10
1.49	“Business Day”	10
1.50	“Call Options”	10
1.51	“Cash”	10
1.52	“CDC”	10
1.53	“Century”	10
1.54	“Century Entities”	10
1.55	“Century Parties”	11
1.56	“Century Policies”	11
1.57	“Century Settlement Agreement”	11
1.58	“Chapter 11”	11
1.59	“Chapter 11 Cases”	11
1.60	“Charging Lien”	11
1.61	“Claim”	11
1.62	“Claimant Released Parties”	12
1.63	“Claims Objection Deadline”	12
1.64	“Claims Trading Injunction”	12
1.65	“Class”	12
1.66	“Class [ ]4 Distribution Amount”	12
1.67	“Class Final Distribution Percentage”	12
1.68	“Class Initial Distribution Percentage”	12
1.69	“Class A4 Initial Distribution Amount”	12
1.70	“Class A5 Aggregate Distribution”	13
1.71	“Class A6-A Aggregate Distribution”	13
1.72	“Class A6-B Aggregate Distribution”	13
1.73	“Class A7 Aggregate Amount”	13
1.74	“Class A10 Distribution Amount”	13
1.75	“Class A11 Warrants”	13
1.76	“Class A12-A Warrants”	13
1.77	“Class B4 Distribution Amount”	14
1.78	“Class B8 Aggregate Amount”	14
1.79	“Class I4 Distribution Amount”	14
1.80	“CNIC”	14
1.81	“Collar Agreements”	14
1.82	“Combined [Entity] Distribution Value”	14
1.83	“Combined FB Distribution Value”	14

1.84	“Combined Integrex Distribution Value”	14
1.85	“Combined OCD Distribution Package”	14
1.86	“Combined OCD Distribution Package Value”	15
1.87	“Combined OCD Distribution Value”	15
1.88	“Combined OCD Supplemental Distribution Package”	15
1.89	“Combined OCD Supplemental Distribution Package Value”	15
1.90	“Commercial Claims”	15
1.91	“Committed Claims Account”	15
1.92	“Committees”	16
1.93	“Confirmation Conditions”	16
1.94	“Confirmation Date”	16
1.95	“Confirmation Hearing”	16
1.96	“Confirmation Order”	16
1.97	“Contingent Note”	16
1.98	“Continuing Director”	16
1.99	“Contribution Agreement”	16
1.100	“Convenience Claim”	16
1.101	“CSFB”	16
1.102	“Cure”	17
1.103	“Debt”	17
1.104	“Debt Agreements”	17
1.105	“Debtors”	17
1.106	“Debtors-in-Possession”	17
1.107	“Demand”	17
1.108	“Depository Law Firms”	17
1.109	“DIP Agent”	17
1.110	“DIP Facility”	17
1.111	“DIP Facility Claims”	18
1.112	“Disallowed Claim”	18
1.113	“Disbursing Agent”	18
1.114	“Disclosure Statement”	18
1.115	“Disclosure Statement Hearing”	18
1.116	“Disputed Claim”	18
1.117	“Disputed Distribution Reserve”	18
1.118	“Distribution Record Date”	18
1.119	“District Court”	18
1.120	“Effective Date”	18
1.121	“Eligible”	18
1.122	“Employee Arrangements”	18
1.123	“Encumbrance”	19
1.124	“Engineered Yarns”	19
1.125	“Enjoined Action”	19
1.126	“Environmental Claims”	19
1.127	“Environmental Settlement Agreement”	19
1.128	“EPA”	19
1.129	“Equity Commitment Agreement”	19

v

1.130	“ERISA”	19
1.131	“ESI”	19
1.132	“Estates”	20
1.133	“Excess Available Cash”	20
1.134	“Excess New OCD Common Stock”	20
1.135	“Existing Fibreboard Insurance Settlement Trust Assets”	20
1.136	“Existing OCD Common Stock”	20
1.137	“Existing OCD Options”	20
1.138	“Existing OCD Preferred Stock”	20
1.139	“Exit Facility”	20
1.140	“Exit Financing Amount”	20
1.141	“Face Amount”	20
1.142	“FAIR Act”	21
1.143	“FAIR Act Conditions”	21
1.144	“Falcon Foam”	21
1.145	“FB Asbestos Personal Injury Claim”	21
1.146	“FB Asbestos Property Damage Claim”	21
1.147	“FB Indirect Asbestos PI Trust Claim”	22
1.148	“FB Indirect Asbestos Property Damage Claim”	22
1.149	“FB Person”	23
1.150	“FB Resolved Asbestos Personal Injury Claim”	23
1.151	“FB Restricted Cash”	23
1.152	“FB Sub-Account”	23
1.153	“FB Sub-Account Settlement Payment”	23
1.154	“FB/OC Asbestos Settlement Payment”	23
1.155	“Fibreboard”	23
1.156	“Fibreboard Insurance Settlement Trust”	24
1.157	“Filing”	24
1.158	“Final Bank Unimpairment Order”	24
1.159	“Final Distribution Date”	24
1.160	“Final Order”	24
1.161	“Future Claimants’ Representative”	24
1.162	“General Unsecured Claim”	24
1.163	“General Unsecured/Senior Indebtedness Claim”	24
1.164	“Granite State”	24
1.165	“Hartford Entities”	25
1.166	“Hartford Policies”	25
1.167	“Hartford Settlement Agreement”	26
1.168	“HOMExperts”	26
1.169	“Impaired”	26
1.170	“INA”	26
1.171	“Indemnification Obligations”	26
1.172	“Indenture Trustee Fees”	27
1.173	“Initial Bank Holders’ Distribution”	27
1.174	“Initial Distribution Date”	27
1.175	“Integrex”	27

1.176	“Integrex Asbestos Personal Injury Claims”	27
1.177	“Integrex Minority Interests”	27
1.178	“Intercompany Claim”	27
1.179	“Interested Party”	27
1.180	“Interests”	27
1.181	“Investor”	27
1.182	“Investor Registration Rights Agreement”	27
1.183	“IPM”	27
1.184	“IRC”	27
1.185	“IRS”	27
1.186	“Jefferson Holdings”	27
1.187	“Management and Director Arrangements”	28
1.188	“Material Right of Action”	28
1.189	“Merged Plan”	28
1.190	“MIPS Claims and Interests”	28
1.191	“MiraVista Claims”	28
1.192	“MiraVista Class Action Settlement Agreement”	28
1.193	“Mt. McKinley Entities”	29
1.194	“Mt. McKinley Policies”	29
1.195	“Mt. McKinley Settlement Agreement”	29
1.196	“New OCD Common Stock”	29
1.197	“New OCD Securities”	30
1.198	“Non-Debtor Subsidiaries”	30
1.199	“Non-Participating Insurers”	30
1.200	“NSP”	30
1.201	“NSP Administrative Deposit Accounts”	30
1.202	“NSP Agreements”	30
1.203	“NSP Avoidance Actions”	30
1.204	“Objection Deadline”	30
1.205	“OC”	30
1.206	“OC Asbestos Personal Injury Claim”	30
1.207	“OC Asbestos Personal Injury Liability Insurance Assets”	31
1.208	“OC Asbestos Property Damage Claim”	31
1.209	“OCD”	32
1.210	“OCD/FB Settlement”	32
1.211	“OCD Asbestos Personal Injury Estimation Order”	32
1.212	“OCD Insurance Escrow”	32
1.213	“OCD Interests”	32
1.214	“OCD Restricted Cash”	33
1.215	“OCFBV Class A6-A Claim”	33
1.216	“OCFBV Class A11 Claim”	33
1.217	“OCFBV Settlement Agreement”	33
1.218	“OCFT”	33
1.219	“OCHT”	33
1.220	“OC Indirect Asbestos PI Trust Claim”	33
1.221	“OC Indirect Asbestos Property Damage Claim”	34

1.222	“OC Overseas”	34
1.223	“OC Person”	34
1.224	“OC Remodeling”	34
1.225	“OC Resolved Asbestos Personal Injury Claim”	34
1.226	“OC Sub-Account”	35
1.227	“OC Sweden”	35
1.228	“Official Representatives”	35
1.229	“Other Priority Claims”	35
1.230	“Other Secured Claims”	35
1.231	“Other Secured Tax Claims”	35
1.232	“PEIC”	35
1.233	“Person”	35
1.234	“Petition Date”	35
1.235	“Plan”	35
1.236	“Plan Proponents”	35
1.237	“Plan Support Agreement”	36
1.238	“Pre-petition Bond Indentures”	36
1.239	“Pre-petition Bonds”	36
1.240	“Pre-petition Indenture Trustees”	36
1.241	“Priority Tax Claim”	36
1.242	“Pro Rata”	36
1.243	“Professional Services”	36
1.244	“Proof of Claim”	37
1.245	“Protected Party”	37
1.246	“Put Options”	38
1.247	“Quarterly Distribution Date”	38
1.248	“Record Date”	38
1.249	“Reference Order”	39
1.250	“Registration Rights Agreement”	39
1.251	“Reinstatement”	39
1.252	“Related Persons”	39
1.253	“Released Actions”	39
1.254	“Released Parties”	40
1.255	“Reorganized Debtors”	40
1.256	“Reorganized Integrex”	40
1.257	“Reorganized OCD”	40
1.258	“Reorganized OCD Board”	40
1.259	“Reorganized Owens Corning”	40
1.260	“Reorganized Subsidiary Debtors”	40
1.261	“Reserved Class A6-A Aggregate Amount”	41
1.262	“Reserved Class A6-B Aggregate Amount”	41
1.263	“Reserved New OCD Shares”	41
1.264	“Reserved OCD Distribution Amount”	41
1.265	“Reserved OCD Distribution Package”	41
1.266	“Resolved Asbestos Personal Injury Claims”	42
1.267	“Restricted Cash”	42

1.268	“Restructuring Affiliates”	42
1.269	“Restructuring Transactions”	42
1.270	“Rights”	42
1.271	“Rights Offering”	42
1.272	“Rights Offering Account”	42
1.273	“Rights Offering Amount”	42
1.274	“Rights Offering Documents”	42
1.275	“Rights Offering Purchase Price Proceeds”	42
1.276	“Rights Offering Record Date”	43
1.277	“Rights Offering Shares”	43
1.278	“Royal Entities”	43
1.279	“Royal Policies”	43
1.280	“Royal Settlement Agreement”	43
1.281	“Senior Indebtedness Claim”	43
1.282	“Senior Indebtedness Final Distribution Percentage”	44
1.283	“Senior Indebtedness Initial Distribution Percentage”	44
1.284	“Senior Notes”	44
1.285	“Settlement Term Sheet”	44
1.286	“SOFAS”	44
1.287	“Soltech”	45
1.288	“Standard Combination”	45
1.289	“Subordinated Claims”	45
1.290	“Subscription Agent”	45
1.291	“Subscription Agreement”	45
1.292	“Subscription Commencement Date”	45
1.293	“Subscription Documents”	45
1.294	“Subscription Expiration Time”	45
1.295	“Subscription Price”	45
1.296	“Subsidiary”	45
1.297	“Subsidiary Debtors”	46
1.298	“Subsidiary Interests”	46
1.299	“Supplemental Excess Available Cash”	46
1.300	“Supplemental Excess New OCD Common Stock”	46
1.301	“Supply Chain Solutions”	46
1.302	“Syndication Agreement”	46
1.303	“TAC”	46
1.304	“Testing Systems”	46
1.305	“Total [Entity] Distributable Value”	46
1.306	“Total Enterprise Value”	46
1.307	“Total Falcon Foam Distributable Value”	47
1.308	“Total FB Distributable Value”	47
1.309	“Total IPM Distributable Value”	47
1.310	“Total OCD Distributable Value”	47
1.311	“Total Ventures Distributable Value”	47
1.312	“Trigger Date”	47
1.313	“Trust Promissory Note”	48

	1.314	“Trust Registration Rights Agreement”	48
	1.315	“Trust Stock Pledge”	48
	1.316	“Unclassified Claims”	48
	1.317	“Unimpaired”	48
	1.318	“Unpaid FB Resolved Asbestos Personal Injury Claim”	48
	1.319	“Unpaid OC Resolved Asbestos Personal Injury Claim”	48
	1.320	“Unsecured Creditors’ Committee”	48
	1.321	“Unsubscribed Shares”	49
	1.322	“Ventures”	49
	1.323	“Voting Deadline”	49
	1.324	“Voting Procedures”	49
	1.325	“Voting Procedures Order”	49
	1.326	“Vytec”	49
	1.327	“Wellington Agreement”	49
C.	Rules of Interpretation		49
D.	Computation of Time		49
E.	Governing Law		49

ARTICLE II CLASSIFICATION OF CLAIMS AND INTERESTS			50
	2.1	Introduction	50
	2.2	Owens Corning (Classes A1 through A12)	50
	2.3	Fibreboard Corporation (Classes B1 through B12)	51
	2.4	Exterior Systems, Inc. (Classes C1 through C12)	52
	2.5	Vytec Corporation (Classes D1 through D12)	53
	2.6	Soltech, Inc. (Classes E1 through E12)	54
	2.7	Owens-Corning Fiberglas Technology Inc. (Classes F1 through F12)	54
	2.8	Owens-Corning Fiberglas Sweden Inc. (Classes G1 through G12)	55
	2.9	IPM, Inc. (Classes H1 through H12)	56
	2.10	Integrex (Classes I1 through I12)	57
	2.11	\CDC Corporation (Classes J1 through J12)	57
	2.12	Owens Corning HT, Inc. (Classes K1 through K12)	58
	2.13	Owens Corning Remodeling Systems, LLC (Classes L1 through L12)	59
	2.14	Engineered Yarns America, Inc. (Classes M1 through M12)	59
	2.15	Falcon Foam Corporation (Classes N1 through N12)	60
	2.16	HOMExperts LLC (Classes O1 through O12)	60
	2.17	Integrex Professional Services LLC (Classes P1 through P12)	61
	2.18	Integrex Testing Systems LLC (Classes Q1 through Q12)	62
	2.19	Integrex Supply Chain Solutions LLC (Classes R1 through R12)	62
	2.20	Integrex Ventures LLC (Classes S1 through S12)	63
	2.21	Jefferson Holdings, Inc. (Classes T1 through T12)	63
	2.22	Owens-Corning Overseas Holdings, Inc. (Classes U1 through U12)	64

x

ARTICLE III TREATMENT OF CLAIMS AND INTERESTS		65
3.1	Unclassified Claims	65
3.2	Unimpaired Claims: Other Priority Claims (Classes A1 through U1), Other Secured Tax Claims (Classes A2-A through U2-A) and Other Secured Claims (A2-B through U2-B)	66
3.3	OCD (Classes A3 through A12)	67
3.4	Fibreboard (Classes B1 through B12)	81
3.5	ESI (Classes C1 through C12)	84
3.6	Vytec (Classes D1 through D12)	86
3.7	Soltech (Classes E1 through E12)	88
3.8	OCFT (Classes F1 through F12)	90
3.9	OC Sweden (Classes G1 through G12)	92
3.10	IPM (Classes H1 through H12)	94
3.11	Integrex (Classes I1 through I12)	96
3.12	CDC (Classes J1 through J12)	99
3.13	OCHT (Classes K1 through K12)	100
3.14	OC Remodeling (Classes L1 through L12)	102
3.15	Engineered Yarns (Classes M1 through M12)	104
3.16	Falcon Foam (Classes N1 through N12)	105
3.17	HOMExperts (Classes O1 through O12)	107
3.18	Professional Services (Classes P1 through P12)	109
3.19	Testing Systems (Classes Q1 through Q12)	110
3.20	Supply Chain Solutions (Classes R1 through R12)	112
3.21	Ventures (Classes S1 through S12)	114
3.22	Jefferson Holdings (Classes T1 through T12)	115
3.23	OC Overseas (Classes U1 through U12)	118
3.24	FAIR Act	119
3.25	Reservation of Rights Regarding Claims	120

ARTICLE IV ACCEPTANCE OR REJECTION OF THE PLAN		121
4.1	Impaired Classes of Claims and Interests Entitled to Vote	121
4.2	Acceptance by an Impaired Class	121
4.3	Acceptance Pursuant To Section 524 Of The Bankruptcy Code	121
4.4	Presumed Acceptances by Unimpaired Classes	121
4.5	Classes Deemed to Have Rejected the Plan	121
4.6	Confirmability and Severability of the Plan	121

ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN		122
5.1	Continued Corporate Existence	122
5.2	Cancellation of Debt and Debt Agreements	122
5.3	Cancellation of OCD Interests	123
5.4	Certificates of Incorporation and Bylaws	123
5.5	Exculpation and Limitation of Liability	123
5.6	Restructuring Transactions	124
5.7	Issuance of New OCD Securities	125
5.8	Rights Offering	125
5.9	Offerings of Senior Notes	128
5.10	Put and Call Options and Registration Rights Agreements	128

5.11	[Intentionally Omitted]	129
5.12	Revesting of Assets	129
5.13	Rights of Action	129
5.14	Effectuating Documents; Further Transactions	129
5.15	Exemption from Certain Transfer Taxes	129
5.16	Releases and Injunctions Related to Releases	130
5.17	Permanent Injunctions and Asbestos Personal Injury Permanent Channeling Injunction	133
5.18	Directors and Officers of Reorganized Debtors	134
5.19	Compensation and Benefit Programs	135
5.20	Continuation of Certain Orders	136
5.21	Exit Facility	136

ARTICLE VI [Intentionally Omitted]		136

ARTICLE VII TREATMENT OF EXECUTORY AND POST-PETITION CONTRACTS AND UNEXPIRED LEASES		136
7.1	Assumed Contracts and Leases	136
7.2	Payments Related to Assumption of Contracts and Leases	137
7.3	Assignments Related to the Restructuring Transactions	137
7.4	Rejected Contracts and Leases	137
7.5	Rejection Damages Bar Date	138
7.6	Indemnification Obligations	138
7.7	Insurance Policies and Agreements	139

ARTICLE VIII PROVISIONS GOVERNING DISTRIBUTIONS		140
8.1	Distributions for Claims Allowed as of the Initial Distribution Date	140
8.2	Interest on Claims	140
8.3	Distributions under the Plan	140
8.4	Record Date for Distributions to Holders of Allowed Claims and Existing OCD Common Stock (Other Than Asbestos Personal Injury Claims)	141
8.5	Means of Cash Payment	141
8.6	Fractional New OCD Common Stock; Other Distributions	141
8.7	Delivery of Distributions	142
8.8	Surrender of Pre-petition Bonds	142
8.9	Withholding and Reporting Requirements	143
8.10	Setoffs	143

ARTICLE IX PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND DISPUTED INTERESTS		143
9.1	Prosecution of Objections to Certain Claims	143
9.2	No Distributions Pending Allowance	144
9.3	Disputed Distribution Reserve	144
9.4	Distributions on Account of Disputed Claims Once They are Allowed	146

9.5	Final Distributions from the Disputed Distribution Reserve	148

ARTICLE X THE ASBESTOS PERSONAL INJURY TRUST		148
10.1	The Asbestos Personal Injury Trust	148
10.2	Appointment of Asbestos Personal Injury Trustees	148
10.3	Transfers of Property to the Asbestos Personal Injury Trust	149
10.4	Assumption of Certain Liabilities by the Asbestos Personal Injury Trust	149
10.5	Certain Property Held in Trust by the Reorganized Debtors or the Fibreboard Insurance Settlement Trust	150
10.6	Cooperation with Respect to Insurance Matters	150
10.7	Asbestos Personal Injury Trust Indemnity Obligations	151
10.8	Authority of the Debtors	151

ARTICLE XI [Intentionally Omitted]		151

ARTICLE XII CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		151
12.1	Conditions to Confirmation	151
12.2	Conditions to Effective Date	155
12.3	Waiver of Conditions	157

ARTICLE XIII RETENTION OF JURISDICTION		158
13.1	Exclusive Jurisdiction of the Bankruptcy Court and District Court	158
13.2	Continued Reference to the Bankruptcy Court	160

ARTICLE XIV MISCELLANEOUS PROVISIONS		160
14.1	Professional Fee Claims	160
14.2	Administrative Claims Bar Date	161
14.3	Payment of Statutory Fees	161
14.4	Modifications and Amendments	161
14.5	Severability of Plan Provisions	161
14.6	Successors and Assigns	162
14.7	Compromises and Settlements	162
14.8	Corrective Action	162
14.9	Discharge of the Debtors	162
14.10	Non-Binding Effect of Estimation of Asbestos Personal Injury Claims in the Chapter 11 Cases on Certain OCD Insurers	163
14.11	Special Provisions for Warranty Claims, Distributorship Indemnification Claims, Product Coupon Claims and Mira Vista Claims	164
14.12	Miscellaneous Settlement Agreements	164
14.13	Committees and Future Claimants’ Representative	165
14.14	Binding Effect	165
14.15	Revocation, Withdrawal, or Non-Consummation	165
14.16	Plan Exhibits	166
14.17	Notices	166
14.18	Term of Injunctions or Stays	168
14.19	Substantial Contribution	168

SCHEDULES

Schedule I	Schedule of Subsidiary Debtors

Schedule II	Schedule of Non-Debtor Subsidiaries

Schedule III	Schedule of Persons against Whom Claims are Not Released under the Plan

Schedule IV	Schedule of Executory Contracts and Unexpired Leases Not Assumed

Schedule V	[Intentionally Omitted]

Schedule VI	Schedule of Purchasers and Transferees Treated as Protected Parties

Schedule VII	Schedule of Insurance Companies Who Are Protected Parties

Schedule VIII	Schedule of FB Persons and OC Persons

Schedule IX	Schedule of Interested Parties

Schedule X	Schedule of Protected Parties

Schedule XI	List of Insurance Policies to Be Rejected to the Extent Executory Contracts

Schedule XII	Schedule of Estimates

Schedule XIII	Schedule of Material Rights of Action Expressly Released

Schedule XIV	Schedule of Avoidance Actions Expressly Not Released

Schedule XV	[Intentionally Omitted]

Schedule XVI	Schedule of OCD Insurance Policies Which Are OC Asbestos Personal Injury Liability Insurance Assets

Schedule XVII	Schedule of Non-Indemnified Parties and Actions

Schedule XVIII	Schedule of Terms of Tail Insurance

Schedule XIX	Initial Reorganized OCD Board of Directors

Schedule XX	Restructuring Transactions

EXHIBITS

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Reorganized OCD

Exhibit B	Form of Amended and Restated Bylaws of Reorganized OCD

Exhibit C	[Intentionally Omitted]

Exhibit D	Form of Asbestos Personal Injury Trust Agreement

Exhibit D-1	Form of Asbestos Personal Injury Trust Distribution Procedures

Exhibit E	[Intentionally Omitted]

Exhibit F	Management and Director Arrangements and Employee Arrangements Including Summary of Incentive Compensation Program

Exhibit G	Principal Terms and Conditions of the Senior Notes

Exhibit H	Principal Terms and Conditions of the New OCD Common Stock

Exhibit I	[Intentionally Omitted]

Exhibit J	Collar Agreements

Exhibit K	[Intentionally Omitted]

Exhibit L	Form of Class A11 Warrants

Exhibit M	Form of Class A12-A Warrants

Exhibit N	Forms of Contingent Note and Trust Promissory Note

Exhibit O	Equity Commitment Agreement

Exhibit P-1	Investor Registration Rights Agreement

Exhibit P-2	Trust Registration Rights Agreement

Exhibit Q	Principal Terms and Conditions of the Trust Stock Pledge

INTRODUCTION

Owens Corning, a Delaware corporation (“OCD”), and those entities listed on Schedule I hereto, together with such other Subsidiaries of OCD as may file for protection under Chapter 11 of the Bankruptcy Code subsequent to the date hereof and prior to the Confirmation Date (collectively, the “Subsidiary Debtors,” and, together with OCD, the “Debtors”), James J. McMonagle, the Legal Representative for Future Claimants (“Future Claimants’ Representative”), and the Official Committee of Asbestos Claimants (“Asbestos Claimants’ Committee”), hereby propose the following amended joint plan of reorganization (the “Plan”) for the Debtors in their reorganization cases (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code (“Chapter 11”) for the resolution of (a) their creditors’ Claims and Demands and their equity holders’ Interests and (b) for certain claims against their Non-Debtor Subsidiaries (as defined below). On May 10, 2006, the Debtors filed with the Court the Settlement Term Sheet (as defined below), which outlines the terms under which the Debtors and representatives of the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the Official Representatives (as defined below), the Ad Hoc Bondholders’ Committee (as defined below), and the Ad Hoc Equity Holders’ Committee (as defined below) reached agreement in principle on the principal terms of a plan of reorganization. The Plan is consistent with the terms of the Settlement Term Sheet. The Debtors, the Asbestos Claimants Committee, and the Future Claimants’ Representative (the “Plan Proponents”) are the proponents of the Plan within the meaning of Section 1129 of the Bankruptcy Code. The steering committee of Bank Holders supports the Plan, pursuant to the terms of the letter, dated December 30, 2005, appended to the Disclosure Statement as Appendix K.

Certain other of OCD’s Subsidiaries (including certain foreign entities and joint ventures) have not commenced cases under Chapter 11 of the Bankruptcy Code (collectively, the “Non-Debtor Subsidiaries”), and accordingly continue to operate their businesses in the ordinary course. A list of the Non-Debtor Subsidiaries is attached hereto as Schedule II. Although the Non-Debtor Subsidiaries have not filed under Chapter 11 at the present time, one or more of the Non-Debtor Subsidiaries may file for reorganization under Chapter 11 in the future. The timing of any such filing would be determined at a later date, but any such filing would be made to permit the inclusion of such entities as part of the Plan. In the event of such filings, the Debtors reserve the right to file first day motions seeking authority to pay all trade creditors as critical vendors in order to avoid any potential disruption of OC’s foreign operations. Moreover, the Plan will provide for full payment of all such trade creditors. In the event that any such additional filings are not required to effectuate the terms of the Plan, the Debtors reserve the right not to cause such entities to file for bankruptcy protection.

Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3019 and Section 14.4 of the Plan, the Plan Proponents reserve the right to alter, amend, modify, revoke or withdraw the Plan prior to its substantial consummation.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A. Scope of Definitions

For purposes of the Plan, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of the Plan, except as expressly provided or unless the context clearly requires otherwise. Whenever the context requires, such meanings shall be equally applicable to both the singular and plural form of such terms, and the masculine gender shall include the feminine and the feminine gender shall include the masculine. Any term used in initially capitalized form in this Plan that is not defined herein but that is used in the Bankruptcy Code shall have the meaning ascribed to such term in the Bankruptcy Code.

B. Definitions

1.1	“$150 Million Debentures” means the 10% Guaranteed Debentures due 2001 in the aggregate principal amount of $150 Million due 2001, issued by O.C. Funding B.V. under an Indenture, dated as of May 15, 1991 between O.C. Funding B.V., OCD and the Bank of New York, as Trustee, as guaranteed by OCD.

1.2	“$250 Million Notes” means the 7% Notes in the aggregate principal amount of $250 million due March 15, 2009, issued by OCD under an Indenture, dated as of May 5, 1997, between OCD and The Bank of New York, as trustee.

1.3	“$300 Million High Coupon Debentures” means two series of debentures in the aggregate principal amount of $300 million issued by OCD under an Indenture dated as of May 21, 1992, between OCD and The Bank of New York, as trustee, consisting of (i) 8.875% Debentures in the aggregate principal amount of $150 million due June 1, 2002 (the “8.875% Debentures”), and (ii) 9.375% Debentures in the aggregate principal amount of $150 million due June 1, 2012 (the “9.375% Debentures”).

1.4	“$400 Million Debentures” means the 7.5% Debentures in the aggregate principal amount of $400 million due August 1, 2018, issued by OCD under the Indenture, dated as of May 5, 1997, between OCD and The Bank of New York, as trustee.

1.5	“$550 Million Term Notes” means two series of notes in the aggregate principal amount of $550 million issued by OCD under an Indenture, dated as of May 5, 1997, between OCD and The Bank of New York, as trustee, consisting of (i) 7.5% Term Notes in the aggregate principal amount of $300 million due May 1, 2005 (the “First Series”), and (ii) 7.7% Term Notes in the aggregate principal amount of $250 million due May 1, 2008 (the “Second Series”).

1.6	“130 Million DEM Bearer Bonds” means the 7.25% DEM Bearer Bonds in the aggregate principal amount of 130 million due December 2, 2000, issued by OCD pursuant to the Underwriting Agreement, dated as of November 15, 1985, between OCD, Dresdner Bank AG and the other banks listed therein, and the Agreement for the Listing, the Trusteeship and the Paying Agency, dated as of November 15, 1985, between OCD and Dresdner Bank AG.

1.7	“1997 Credit Agreement” means the Credit Agreement, dated as of June 26, 1997, by and among OCD, the Subsidiary Debtors and Non-Debtor Subsidiaries named therein, the banks listed in Annex A thereto and CSFB, as agent, as amended by Amendment No. 1, dated as of February 20, 1998, and Amendment No. 2, dated as of November 30, 1998.

1.8	“Ad Hoc Bondholders’ Committee” means the unofficial creditors’ committee representing certain Bondholders and represented by Stroock & Stroock & Lavan LLP, which consists of the following members: King Street Capital Management, LLC; D.E. Shaw Laminar Portfolios, L.L.C.; Lehman Brothers Inc.; Plainfield Asset Management LLC; Davidson Kempner Capital Management, LLC; Quadrangle Debt Recovery Advisors LLC; BlueBay High Yield Master Fund, Ltd.; Deephaven Capital Management; and JP Morgan Chase Bank, N.A.

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1.9	“Ad Hoc Equity Holders’ Committee” means the unofficial committee of certain preferred and equity security holders represented by Brown Rudnick Berlack Israels LLP, which consists of the following members: Catalyst Investment Management Co., LLC; Deutsche Bank Securities Inc.; Hain Capital Group, LLC; Harbinger Capital Partners Master Fund I, Ltd.; Plainfield Asset Management LLC; and Tudor Investment Corporation.

1.10	“Administrative Claims” means claims for payment of an administrative expense of a kind specified in Section 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, without limitation, (i) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors’ Estates and operating the businesses of the Debtors or any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their business, (ii) all Cure amounts owed in respect of leases and contracts assumed by the Debtors, (iii) all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under Section 330 or 503 of the Bankruptcy Code, (iv) any fees or charges assessed against the Estates of the Debtors under Section 1930 of Chapter 123 of Title 28 of the United States Code, and (v) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under Section 546(c)(2)(A) of the Bankruptcy Code, but expressly excluding Asbestos Personal Injury Claims, OC Asbestos Property Damage Claims, and FB Asbestos Property Damage Claims.

1.11	“Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; provided, that with respect to an “Affiliate” of a Debtor or a Person “Affiliated” with a Debtor, such term shall include, without limiting the foregoing definition, the meaning ascribed thereto in Section 101(2) of the Bankruptcy Code.

1.12	“Affiliated FM Entities” means Affiliated FM Insurance Company and (a) all of its past, present, and future parents, subsidiaries, affiliates, controlled entities, predecessors, successors, reorganized companies, holding companies (if any), merged companies, acquired companies, and assigns, and (b) all of the respective employees, officials, representatives, agents, attorneys, officers, and directors, in their capacity as such, of the entities encompassed by clause (a).

1.13	“Affiliated FM Policy” means the excess liability policy bearing policy number XL 72515 issued by Affiliated FM Insurance Company to OCD for the policy period July 9, 1974 to October 22, 1976.

1.14	“Affiliated FM Settlement Agreement” means the settlement agreement between OCD and Affiliated FM Insurance Company, with an effective date of September 23, 2005, which was approved by the Bankruptcy Court on January 10, 2006.

1.15	“AIG Company Entities” means Birmingham Fire Insurance Company, Granite State Insurance Company, Landmark Insurance Company, Lexington Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, and (a) all of their past, present, and future parents, subsidiaries, affiliates, controlled entities, predecessors, successors, reorganized companies, holding companies (if any), merged companies, acquired companies, and assigns, and (b) all of the respective employees, officials, representatives, agents, attorneys, officers, and directors, in their capacity as such, of the entities encompassed by clause (a).

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1.16	“AIG Policies” means the following policies issued to OCD:

Issuer	Policy Period	Policy Number
Birmingham Fire	09/01/79 to 09/01/80	SE6073551
Birmingham Fire	09/01/80 to 09/01/81	SE6073686
Birmingham Fire	09/01/81 to 09/01/82	SE6073042
Birmingham Fire	09/01/82 to 09/01/83	SE6073986
Birmingham Fire	09/01/82 to 09/01/83	SE6073985
Birmingham Fire	09/01/83 to 09/01/84	SE6074148
Birmingham Fire	09/01/83 to 09/01/84	SE6074149
Granite State	09/01/79 to 09/01/80	6179-1549
Granite State	09/01/79 to 09/01/80	6179-1662
Granite State	09/01/80 to 09/01/81	6180-2514
Granite State	09/01/80 to 09/01/81	6180-2515
Granite State	09/01/82 to 09/01/83	6682-3495
Granite State	09/01/83 to 09/01/84	6683-4149
Granite State	09/01/83 to 09/01/84	6683-4150
Landmark	09/01/79 to 09/01/80	FE4000221
Lexington	10/22/75 to 10/22/76	GC5502955
National Union	06/18/74 to 10/22/74	CE1011835
National Union	10/22/74 to 10/22/75	CE1011835
National Union	10/22/75 to 10/22/76	CE1011835
National Union	10/22/76 to 10/22/77	1189233
National Union	09/01/79 to 09/01/80	1224753
National Union	09/01/79 to 09/01/80	1224754
National Union	09/01/80 to 09/01/81	1226049
National Union	09/01/80 to 09/01/81	1226050
National Union	09/01/81 to 09/01/82	1186421
National Union	09/01/81 to 09/01/82	1186422
National Union	09/01/82 to 09/01/83	1186437
National Union	09/01/82 to 09/01/83	1186438
National Union	09/01/83 to 09/01/84	9605001
National Union	09/01/83 to 09/01/84	9605002

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“AIG Policies” shall also be deemed to include any policies of primary or excess general liability or products liability insurance issued to OCD prior to December 31, 2001 by Birmingham Fire Insurance Company, Granite State Insurance Company, Landmark Insurance Company, Lexington Insurance Company, or National Union Fire Insurance Company of Pittsburgh, PA.

1.17	“AIG Settlement Agreement” means the settlement agreement between OCD and Birmingham Fire Insurance Company, Granite State Insurance Company, Landmark Insurance Company, Lexington Insurance Company, and National Union Fire Insurance Company of Pittsburgh, PA, with an effective date of October 19, 2005, which was approved by the Bankruptcy Court on January 10, 2006.

1.18	“Allianz Entities” means Allianz Global Risks US Insurance Company, formerly known as Allianz Insurance Company, and Allianz Underwriters Insurance Company, formerly known as Allianz Underwriters, Inc.; as well as (a) all of their past, present, and future parents, subsidiaries, affiliates, controlled entities, predecessors, successors, reorganized companies, holding companies (if any), merged companies, acquired companies, and assigns, and (b) of the respective employees, officials, representatives, agents, attorneys, officers and directors, in their capacity as such, of the entities encompassed by clause (a).

1.19	“Allianz Policies” means the following policies issued to OCD by Allianz Insurance Company or Allianz Underwriters, Inc.:

Policy Number	Policy Period
UMB 599515	March 9, 1979 - September 1, 1979
AU 5003102	September 1, 1979 - September 1, 1980
AUX 5200169	September 1, 1980 - September 1, 1981
AUX 5200178	September 1, 1980 - September 1, 1981
AUX 5201229	September 1, 1981 - September 1, 1982
AUX 5201230	September 1, 1981 - September 1, 1982
AUX 5202023	September 1, 1984 - September 1, 1985
AUX 5202024	September 1, 1984 - September 1, 1985

“Allianz Policies” shall also be deemed to include any other liability insurance policies, whether known or unknown, issued by Allianz Insurance Company or Allianz Underwriters, Inc. to OCD prior to January 1, 2001.

1.20	“Allianz Settlement Agreement” means the settlement agreement between OCD and Allianz Global Risks US Insurance Company, formerly known as Allianz Insurance Company, and Allianz Underwriters Insurance Company, formerly known as Allianz Underwriters, Inc. with an effective date of December 13, 2005, which was approved by the Bankruptcy Court on February 2, 2006.

1.21	“Allowed” means:

(a)	with respect to any Claim, other than an Administrative Claim or an Asbestos Personal Injury Claim, proof of which was filed within the applicable period of limitation fixed in accordance with Federal Rule of Bankruptcy Procedure 3003(c)(3) by the Bankruptcy Court, (i) as to which no objection to the allowance thereof has been interposed on or before the Initial Distribution Date and as to which the Debtors have not sent a notice to the holder of such Claim by the

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Initial Distribution Date that the Claim is under review for possible objection, or (ii) as to which no objection is filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or a Final Order of the Bankruptcy Court, to the extent asserted in the proof of such Claim or (iii) as to which an objection has been interposed, to the extent that such Claim has been allowed in whole or in part by a Final Order of the Bankruptcy Court;

(b)	with respect to any Claim, other than an Administrative Claim or an Asbestos Personal Injury Claim, as to which no Proof of Claim was filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or a Final Order of the Bankruptcy Court, to the extent that such Claim has been listed by one of the Debtors in its SOFAS as liquidated in amount and not disputed or contingent and (i) as to which no objection to the allowance thereof has been interposed on or before the Initial Distribution Date and as to which the Debtors have not sent a notice to the holder of such Claim by the Initial Distribution Date that the Claim is under review for possible objection, or (ii) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or a Final Order of the Bankruptcy Court or (iii) as to which an objection has been interposed, to the extent that such Claim has been allowed in whole or in part by a Final Order of the Bankruptcy Court;

(c)	with respect to any other Claim that is asserted to constitute an Administrative Claim, other than an Asbestos Personal Injury Claim or a Claim of a professional person employed under Section 327 or 1103 of the Bankruptcy Code that is required to apply to the Bankruptcy Court for the allowance of compensation and reimbursement of expenses pursuant to Section 330 of the Bankruptcy Code, (a) that represents an actual or necessary expense of preserving the Estate or operating the business of the Debtors, to the extent that such Claim is reflected as a postpetition liability of any of the Debtors on the Debtors’ books and records as of the Effective Date, or (b) that the Debtors dispute, to the extent that such Claim is allowed in whole or in part by a Final Order of the Bankruptcy Court and only to the extent that such allowed portion is deemed, pursuant to a Final Order of the Bankruptcy Court, to constitute a cost or expense of administration under Sections 503(b) and 507(a)(1) of the Bankruptcy Code; or

(d)	with respect to any other Claim that is asserted to constitute an Administrative Claim that represents a Claim of a professional person employed under Section 327 or 1103 of the Bankruptcy Code that is required to apply to the Bankruptcy Court for the allowance of compensation and reimbursement of expenses pursuant to Section 330 of the Bankruptcy Code, to the extent that such Claim is allowed by a Final Order of the Bankruptcy Court under Section 330 of the Bankruptcy Code.

1.22	“Amended and Restated Bylaws of Reorganized OCD” means the Amended and Restated Bylaws of Reorganized OCD to be in effect upon the Effective Date, substantially in the form to be filed as Exhibit B at least ten (10) Business Days prior to the Objection Deadline.

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1.23	“Amended and Restated Certificate of Incorporation of Reorganized OCD” means the Amended and Restated Certificate of Incorporation of Reorganized OCD to be in effect upon the Effective Date, substantially in the form to be filed as Exhibit A at least ten (10) Business Days prior to the Objection Deadline.

1.24	“Asbestos Claimants’ Committee” means the official creditors’ committee representing holders of asbestos claims appointed on October 23, 2000, by the United States Trustee for the District of Delaware pursuant to Section 1102(a) of the Bankruptcy Code, as thereafter modified or reconstituted.

1.25	“Asbestos Personal Injury Claims” means, collectively, OC Asbestos Personal Injury Claims and FB Asbestos Personal Injury Claims.

1.26	“Asbestos Personal Injury Permanent Channeling Injunction” means an order or orders of the Bankruptcy Court (which may be incorporated in the Confirmation Order), based on and issued pursuant to Section 5.17(b) of the Plan and Section 524(g) of the Bankruptcy Code, pursuant to which all Persons shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any Enjoined Action or proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust Agreement, including, without limitation, with respect to any Asbestos Personal Injury Claim or any Resolved Asbestos Personal Injury Claim, against any of the Debtors, any of the Reorganized Debtors, any Protected Party or any property or interests in property of any Debtor, Reorganized Debtor or Protected Party, whether directly or indirectly, derivatively or otherwise, for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Personal Injury Claim or any Resolved Asbestos Personal Injury Claim (other than pursuant to the provisions of the Asbestos Personal Injury Trust Agreement or to enforce the provisions of the Plan).

1.27	“Asbestos Personal Injury Trust” means the trust established pursuant to the Asbestos Personal Injury Trust Agreement.[2]

1.28	“Asbestos Personal Injury Trust Agreement” means the Asbestos Personal Injury Trust Agreement executed by the Debtors and the Asbestos Personal Injury Trustees, substantially in the form of the agreement filed as Exhibit D, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.29	“Asbestos Personal Injury Trust Distribution Procedures” means the Asbestos Personal Injury Trust Distribution Procedures to be implemented by the Asbestos Personal Injury Trustees pursuant to the terms and conditions of the Plan and the Asbestos Personal Injury Trust Agreement to process, liquidate, and pay Asbestos Personal Injury Claims, substantially in the form of Exhibit D-1, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

[2]	The Debtors and the other Plan Proponents continue to assess the structure of the Asbestos Personal Injury Trust under, among other things, the federal tax laws and reserve the right to supplement, modify or revise the structure of the Asbestos Personal Injury Trust up to ten (10) Business Days prior to the Objection Deadline (or thereafter).

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1.30	“Asbestos Personal Injury Trustees” means the persons confirmed by the Bankruptcy Court to serve as trustees of the Asbestos Personal Injury Trust, pursuant to the terms of the Asbestos Personal Injury Trust Agreement, or as subsequently may be appointed pursuant to the provisions of the Asbestos Personal Injury Trust Agreement.

1.31	“Available Cash” means Cash in the amount of the sum of all Cash that would be shown as cash or cash equivalents on a consolidated balance sheet of OC as of the last day of the month prior to the month in which the Effective Date occurs, prepared in accordance with United States generally accepted accounting principles consistent with the past practices of OC, excluding (a) the OCD Insurance Escrow, (b) Restricted Cash, (c) the Existing Fibreboard Insurance Settlement Trust Assets, (d) the Cash portion of the FB Sub-Account Settlement Payment, and (e) necessary reserves for working capital and pension contributions as determined by the Debtors and approved by the other Plan Proponents, an aggregate estimate of which as of the Effective Date shall be set forth in Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.32	“Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by, or on behalf of, the Debtors or their estates under the Bankruptcy Code, including, without limitation, actions or remedies under Sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code, or applicable comparable non-bankruptcy law, and including, without limitation, the Bank Holders Adversary Action and any and all NSP Avoidance Actions.

1.33	“AXA Entities” means Abeille Paix, AGP Benelux, Ardenne Prévoyante, Assurance Liégeoise, AXA Belgium, AXA Industry, Belgique Industrielle Association d’Assurances Mutuelles (BIAAM), Belgique Industrielle Caisse Commune (BICC), Caisse Générale d’Assurances et de Réassurances, Caisse Patronale, Drouot Belgium, Equity & Law, Kortrijkse Verzekering (La Courtraisienne), La Belgique S.A., La Famille, La Prévoyance, Le Foyer Belge, Le Patrimoine, Lloyd Belge, Lloyd Européen, Royale, Royale Belge Incendie Réassurance, Royale Belge Ré S.A. de Réassurance, Royale Belge S.A., Royale Belge Vie Accident, Secours de Belgique, UAB, UAP Sverige, Union Belge, Union des Propriétaires de Belgique (UPB), Urbaine UAP, and Victoire Belgium (collectively the “AXA Member Companies”); as well as (a) all of their predecessors, successors, assigns, subsidiaries, affiliates, holding companies (if any), parent companies (if any), merged companies and acquired companies; and (b) all of the respective employees, officials, agents, attorneys, representatives, officers, and directors, in their capacity as such, of the entities encompassed by clause (a).

1.34	“AXA Policies” means the following policies issued to OCD by Royale Belge S.A.:

Policy Period	Policy Number
September 1, 1979 to September 1, 1980	1250965/79
September 1, 1980 to September 1, 1981	1250965/80
September 1, 1981 to September 1, 1982	1250965/81
September 1, 1982 to September 1, 1983	1250965/82
September 1, 1983 to September 1, 1984	1250965/83

“AXA Policies” shall also be deemed to include policy number 1250965/84 issued by Royale Belge S.A. to OCD for the policy period September 1, 1984 to September 1, 1985 and all other insurance policies that were issued, prior to October 5, 2000, by and in the name of one of the AXA Member Companies to OCD, including primary, umbrella,

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excess, or other insurance policies, contracts, and/or agreements of any nature, type, or kind (including but not limited to: all Comprehensive General Liability policies; General Liability policies; Casualty policies; Environmental Liability policies; Environmental Impairment policies; Difference in Conditions policies; Directors’ and Officers’ Liability Policies; Errors and Omissions Liability policies; Contractual Liability policies; Automobile Liability policies; Products Liability policies; and Workers’ Compensation policies). Notwithstanding any of the foregoing and for the avoidance of any doubt, “AXA Policies” shall not include policies issued by the AXA Member Companies (a) to Persons other than OCD or (b) that exclusively insure property or other risks located outside of the United States.

1.35	“AXA Settlement Agreement” means the settlement agreement between OCD and AXA Belgium S.A., approved by the Bankruptcy Court on October 4, 2004.

1.36	“Backstop Providers” means D.E. Shaw Laminar Portfolios, L.L.C., Plainfield Special Situations Master Fund Limited (or an affiliate thereof), and the other parties denominated as “Backstop Purchasers” under the Syndication Agreement.

1.37	“Ballot” means the ballot form(s) distributed with the Disclosure Statement to holders of Impaired Claims entitled to vote as specified in Section 4.1 of the Plan, in connection with the solicitation of acceptance of the Plan.

1.38	“Ballot Date” means the date set by the Bankruptcy Court by which all Ballots must be received.

1.39	“Bank Default Interest and Fee Amount” means the sum of (i) the amount of interest accrued through the date of delivery of the Initial Bank Holders’ Distribution on the amount of principal, interest and fees outstanding under the 1997 Credit Agreement as of the Petition Date, when calculated at the floating Base Rate (as defined in the 1997 Credit Agreement) plus 2% on a compounding basis (computed quarterly), and (ii) the amount of any accrued and unpaid post-petition fees payable under the 1997 Credit Agreement through the date of delivery of the Initial Bank Holders’ Distribution, including letter of credit fees and Facility Fees (as defined in the 1997 Credit Agreement), plus accrued interest thereon pursuant to the 1997 Credit Agreement calculated on a compounding basis (computed quarterly), an estimate of which as of the Effective Date shall be set forth in Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.40	“Bank Holders” means the holders of the Debtors’ obligations under the 1997 Credit Agreement.

1.41	“Bank Holders Adversary Action” means, collectively, the action entitled Owens Corning, et al. v. Credit Suisse First Boston, et al., in the United States District Court for the District of Delaware, A-02-5829, as such action may be amended, and the action entitled The Official Representatives of the Bondholders and Trade Creditors of Debtors Owens Corning, et al. v. Credit Suisse First Boston, individually and in its capacity as Agent, et al. and IPM, Inc. et al., in the United States Bankruptcy Court for the District of Delaware, A-06-50122 (JKF), as such action may be amended.

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1.42	“Bank Holders Claims” means those Claims of Bank Holders arising under or as a result of the Debtors’ obligations under the 1997 Credit Agreement and related agreements.

1.43	“Bankruptcy Code” means Title 11 of the United States Code, as amended and in effect from time to time.

1.44	“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Case to the extent of any reference made to it by the District Court pursuant to 28 U.S.C. §157 as a unit of such District Court pursuant to 28 U.S.C. §151.

1.45	“Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as amended, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

1.46	“Board of Directors” means the board of directors or its equivalent of a corporation or other legal entity, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

1.47	“Bondholders” means the registered holders of Pre-petition Bonds.

1.48	“Bondholders Claims” means the Claims held by the Bondholders arising under or as a result of the Debtors’ obligations under the Pre-petition Bonds.

1.49	“Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Federal Rule of Bankruptcy Procedure 9006(a)) on which commercial banks are open for business in New York, New York.

1.50	“Call Options” means those options granted to the Backstop Providers (or such other Persons set forth in the Collar Agreements) to purchase from the Asbestos Personal Injury Trust the Reserved New OCD Shares at an exercise price of $37.50 per share, which options shall expire twelve (12) months after the date on which the Reserved New OCD Shares are delivered to the Asbestos Personal Injury Trust, as set forth in greater detail in the Collar Agreements attached hereto as Exhibit J.

1.51	“Cash” means legal tender of the United States or equivalents thereof.

1.52	“CDC” means CDC Corporation, a Wisconsin corporation.

1.53	“Century” means Century Indemnity Company in its own capacity and in its capacity as: (1) successor to CIGNA Specialty Insurance Company (formerly known as California Union Insurance Company); (2) successor to CCI Insurance Company, as successor to INA; and (3) successor to CCI Insurance Company, as successor to INA, as successor to Indemnity Insurance Company of North America.

1.54	“Century Entities” means (i) the Century Parties; (ii) various other Persons affiliated with the Century Parties identified in the definition of “Insurers” in the Century Settlement Agreement, which definition is incorporated by reference herein; (iii) all of

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the respective predecessors, successors, assigns, subsidiaries, affiliates, holding companies (if any), parent companies (if any), merged companies and acquired companies of the Persons encompassed by clauses (i) and (ii); and (iv) all of the respective employees, officials, agents, attorneys, representatives, officers, and directors, in their capacity as such, of the Persons encompassed by clauses (i), (ii) and (iii); provided, however, that it is understood that “Century Entities” shall have the same meaning herein as the definition of “Century Entities” in the Century Settlement Agreement, which definition is incorporated by reference herein.

1.55	“Century Parties” means Century, CNIC and PEIC.

1.56	“Century Policies” means certain insurance policies issued by various Century Entities to OCD, all as more particularly described in the definition of “Policies” in the Century Settlement Agreement, which definition is incorporated by reference herein, including, but not limited to:

Insurer	Policy Period	Policy Number
INA	07/09/74-10/22/74	XCP 6638
	10/22/74-10/22/75	XCP 6638
	10/22/75-10/22/76	XCP 6638
	09/01/83-09/01/84	XCP 145412
	09/01/83-09/01/84	XCP 145413

PEIC	09/01/82 to 09/01/83	XCC003198
	09/01/83 to 09/01/84	XCC003208

CNIC	09/01/81 to 09/01/82	CNZ 006019
	09/01/82 to 09/01/83	CNZ 008086
	09/01/83 to 09/01/84	CNZ 008414

1.57	“Century Settlement Agreement” means the settlement agreement between OCD and the Century Parties, with an effective date of July 12, 2006, which was approved by the Bankruptcy Court on August 21, 2006.

1.58	“Chapter 11” means Chapter 11 of the Bankruptcy Code.

1.59	“Chapter 11 Cases” means the reorganization cases of the Debtors under Chapter 11.

1.60	“Charging Lien” means any lien or other priority in payment to which the Pre-petition Indenture Trustees are each entitled, pursuant to the Pre-petition Bond Indentures, against distributions to be made to holders of Bondholder Claims for payment of any Indenture Trustee Fees.

1.61	“Claim” means any right to payment from a Debtor whether or not any such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, whether or not asserted, including, without limitation, any “claim” (as defined in Section 101(a)(5) of the Bankruptcy Code). Claims shall not be deemed to include Demands.

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1.62	“Claimant Released Parties” means (i) the Debtors, the Reorganized Debtors and their respective predecessors, successors and assigns (whether by operation of law or otherwise), including, without limitation, the Restructuring Affiliates, and additionally (ii) if the Person submits a Ballot and does not elect to withhold consent to releases of the Released Parties by marking the appropriate box on the Ballot, the Released Parties.

1.63	“Claims Objection Deadline” means the last day for filing objections to Disputed Claims, which day shall be one hundred and eighty (180) days after the Effective Date, unless extended by order of the Bankruptcy Court.

1.64	“Claims Trading Injunction” means an order or orders of the Bankruptcy Court permanently and forever staying, restraining, and enjoining any Person from, directly or indirectly, purchasing, selling, transferring, assigning, conveying, pledging, or otherwise acquiring or disposing of any Asbestos Personal Injury Claim, provided, however, that the foregoing shall not apply to (i) the transfer of an Asbestos Personal Injury Claim to the holder of an OC Indirect Asbestos PI Trust Claim or FB Indirect Asbestos PI Trust Claim solely as a result of such holder’s satisfaction of such Asbestos Personal Injury Claim, or (ii) the transfer of an Asbestos Personal Injury Claim by will or under the laws of descent and distribution. Any such order or orders also will provide that any action taken in violation thereof will be void ab initio.

1.65	“Class” means a category of holders of Claims or Interests, as described in Articles II and III of the Plan.

1.66	“Class [ ]4 Distribution Amount” means, with respect to distributions to the Bank Holders on account of their Allowed Claims against Soltech, OCFT, OC Sweden, IPM, ESI and Vytec, respectively, an amount equal to the difference between (i) the Combined [Entity] Distribution Value (calculated as of the Effective Date) and (ii) the aggregate amount of all Allowed Claims in Classes [ ]6 and [ ]10, and Disputed Claims in Class [ ]6, as of the Effective Date.

1.67	“Class Final Distribution Percentage” means for each applicable Class (Class A5, A6-A, A6-B and A7), the percentage determined, as of the Final Distribution Date, by dividing the total amount of all Allowed Claims in such Class (or, in the case of Class A7, the Class A7 Aggregate Amount) by the sum of (i) the aggregate amount of all Allowed Claims in Classes A5, A6-A, A6-B and A11 and (ii) the Class A7 Aggregate Amount.

1.68	“Class Initial Distribution Percentage” means for each applicable Class (Class A5, A6-A, A6-B and A7), the percentage determined as of the Effective Date by dividing the total amount of all Allowed Claims in such Class (or, in the case of Class A7, the Class A7 Aggregate Amount) as of the Effective Date by the sum of (i) the aggregate amount of all Allowed Claims in Classes A5, A6-A, A6-B and A11, (ii) the Class A7 Aggregate Amount, and (iii) the aggregate amount of all Disputed Claims in Classes A6-A and A6-B, in each case as of the Effective Date.

1.69	“Class A4 Initial Distribution Amount” means an amount equal to the Combined OCD Distribution Value multiplied by a fraction, the numerator of which is the total amount of

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Allowed Class A4 Claims as of the Effective Date, and the denominator of which equals the sum of (i) the aggregate amount of all Allowed Claims in Classes A4, A5, A6-A, A6-B, A10 and A11 as of the Effective Date, (ii) the Class A7 Aggregate Amount, and (iii) the aggregate amount of all Disputed Claims in Classes A6-A and A6-B as of the Effective Date.

1.70	“Class A5 Aggregate Distribution” means 27.0 million shares of New OCD Common Stock.

1.71	“Class A6-A Aggregate Distribution” means approximately $51.8 million of Cash.

1.72	“Class A6-B Aggregate Distribution” means approximately $127.0 million of Cash.

1.73	“Class A7 Aggregate Amount” means $7 billion, less the sum of (i) the amount of any distribution made by Integrex on account of the Class I7 Claims (if any), (ii) the amounts in the OCD Insurance Escrow as of the Effective Date, (iii) the amounts then due under the AIG Settlement Agreement and the Affiliated FM Settlement Agreement, and (iv) the aggregate amount in the NSP Administrative Deposit Accounts in respect of OC Asbestos Personal Injury Claims.

1.74	“Class A10 Distribution Amount” means an amount equal to the Combined OCD Distribution Value multiplied by a fraction, the numerator of which is the total amount of Allowed Class A10 Claims as of the Effective Date, and the denominator of which equals the sum of (i) the aggregate amount of all Allowed Claims in Classes A4, A5, A6-A, A6-B, A10 and A11 as of the Effective Date, (ii) the Class A7 Aggregate Amount, and (iii) the aggregate amount of all Disputed Claims in Classes A6-A and A6-B as of the Effective Date.

1.75	“Class A11 Warrants” means warrants to obtain 11.167% of the fully-diluted New OCD Common Stock, assuming the exercise of all such warrants and of all Class A12-A Warrants, but exclusive of any options issued to the management and directors of Reorganized OCD (and restricted shares and options reserved for future issuance) pursuant to the Management and Director Arrangements or otherwise, which warrants shall (i) have a strike price of $43.00 per share, (ii) be exercisable within seven (7) years of the Effective Date and (iii) have customary market protections. The form of the Class A11 Warrants shall be set forth on Exhibit L, to be filed no later than ten (10) Business Days prior to the Objection Deadline, and shall be in form and substance reasonably satisfactory to the Debtors, the other Plan Proponents and the Ad Hoc Equity Holders’ Committee.

1.76	“Class A12-A Warrants” means warrants to obtain five percent (5%) of the fully-diluted New OCD Common Stock, assuming the exercise of all such warrants and of all Class A11 Warrants, but exclusive of any options issued to the management and directors of Reorganized OCD (and restricted shares and options reserved for future issuance) pursuant to the Management and Director Arrangements or otherwise, which warrants shall (i) have a strike price of $45.25 per share, (ii) be exercisable within seven (7) years of the Effective Date and (iii) have customary market protections. The form of the Class A12-A Warrants shall be set forth on Exhibit M, to be filed no later than ten (10) Business Days prior to the Objection Deadline, and shall be in form and substance reasonably satisfactory to the Debtors, the other Plan Proponents and the Ad Hoc Equity Holders’ Committee.

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1.77	“Class B4 Distribution Amount” means an amount equal to the difference between (i) the Combined FB Distribution Value (calculated as of the Effective Date) and (ii) the aggregate amount of all Allowed Claims in Classes B6 and B10, and Disputed Claims in Class B6, as of the Effective Date.

1.78	“Class B8 Aggregate Amount” means, solely for purposes of the Plan (but not for Allowance or distribution purposes), $3.2 billion.

1.79	“Class I4 Distribution Amount” means, with respect to distributions to the Bank Holders on account of their Allowed Claims against Integrex, an amount equal to the difference between (i) the Combined Integrex Distribution Value (calculated as of the Effective Date) and (ii) the aggregate amount of all Allowed Claims in Classes I6, I7 (if any) and I10, and Disputed Claims in Class I6, as of the Effective Date.

1.80	“CNIC” means Central National Insurance Company of Omaha, but only to the extent of policies issued by Cravens, Dargan & Company, Pacific Coast and its subsidiaries.

1.81	“Collar Agreements” means those certain agreements, dated on or about July 7, 2006 and attached hereto as Exhibit J, by and between OCD and such other parties specified therein, which agreements reflect the terms and conditions of the Call Options and the Put Options.

1.82	“Combined [Entity] Distribution Value” means, with respect to each Debtor other than OCD, Fibreboard and Integrex, the total value, as of the Effective Date, distributable or to be distributed under the Plan on or after the Initial Distribution Date on account of Allowed Claims against such Debtor in Classes [ ]4 (if applicable), [ ]6 and [ ]10; and which value shall at all times be equal to the Total [Entity] Distributable Value minus the sum of all amounts distributed on or after the Effective Date on account of Unclassified Claims, Unimpaired Claims, Other Priority Claims, Other Secured Tax Claims, Other Secured Claims and Allowed Class [ ]3 Claims, against such Debtor, if any.

1.83	“Combined FB Distribution Value” means the total value, as of the Effective Date, distributable or to be distributed under the Plan on or after the Initial Distribution Date on account of Allowed Claims in Classes B4, B6, and B10; and which value shall at all times be equal to the Total FB Distributable Value minus the sum of all amounts distributed, or to be distributed, by Fibreboard on or after the Effective Date on account of Unclassified Claims, Unimpaired Claims, Other Priority Claims, Other Secured Tax Claims, Other Secured Claims and Allowed Class B3 Claims against Fibreboard, if any.

1.84	“Combined Integrex Distribution Value” means the total value, as of the Effective Date, distributable or to be distributed under the Plan on or after the Initial Distribution Date on account of Allowed Claims in Classes I4, I6, and I10 and Claims in Class I7 (if any); and which value shall at all times be equal to the Total Integrex Distributable Value minus the sum of all amounts distributed, or to be distributed, by Integrex on or after the Effective Date on account of Unclassified Claims, Unimpaired Claims, Other Priority Claims, Other Secured Tax Claims, Other Secured Claims and Allowed Class I3 Claims against Integrex, if any.

1.85	“Combined OCD Distribution Package” means the combination of total Available Cash and New OCD Common Stock to be paid or issued under the Plan on a Pro Rata basis to (i) holders of Allowed Claims in Classes A5, A6-A and A6-B (and including that

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which would have been paid or issued to holders of Allowed Claims in Class A11, but which shall be paid or issued to Classes A4, A5 and/or A6-B in accordance with the subordination provisions of the applicable agreements or instruments subordinating such Claims) and (ii) the OC Sub-Account on account of the Class A7 Aggregate Amount, respectively, the exact composition of which shall be set forth in Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline; and, as of the Effective Date, the aggregate value of such combination of total Available Cash and New OCD Common Stock shall be equal to the Combined OCD Distribution Package Value.

1.86	“Combined OCD Distribution Package Value” means the aggregate value of the Combined OCD Distribution Package, which value as of the Effective Date shall be equal to the difference between (i) the Combined OCD Distribution Value and (ii) the sum of the Class A4 Initial Distribution Amount and the Class A10 Distribution Amount.

1.87	“Combined OCD Distribution Value” means the total value, as of the Effective Date, distributable or to be distributed under the Plan on or after the Initial Distribution Date on account of the Class A7 Aggregate Amount and Allowed Claims in Classes A4, A5, A6-A, A6-B, A10 and A11; and which value shall at all times be equal to the Total OCD Distributable Value minus the sum of all amounts distributed, or to be distributed, by OCD on or after the Effective Date on account of Unclassified Claims, Unimpaired Claims, Other Priority Claims, Other Secured Tax Claims, Other Secured Claims and Allowed Class A3 Claims against OCD, if any.

1.88	“Combined OCD Supplemental Distribution Package” means that portion of the Combined OCD Distribution Package with an aggregate value equal to the Combined OCD Supplemental Distributional Package Value.

1.89	“Combined OCD Supplemental Distribution Package Value” means an amount equal to (x) the Senior Indebtedness Initial Distribution Percentage multiplied by (y) the Combined OCD Distribution Package Value as of the Effective Date.

1.90	“Commercial Claims” means rights, remedies, causes of action, suits or proceedings (whether arising out of contract, tort or otherwise) accruing to or for the benefit of any Debtor for the payment and collection of money or other consideration or the enforcement of rights and remedies in connection with, resulting from or arising out of, any commercial transaction with any of the Debtors or the performance of services by or for any of the Debtors. Commercial Claims shall include, without limitation, claims arising from damage or alleged damage to property of any Debtor, or personal injuries sustained by any employee, contractor or other business agent of any Debtor (other than Asbestos Personal Injury Claims) in any case resulting from or arising out of the conduct of business by such Debtor, the collection of debts owed to any Debtor from purchasers of goods and services from any Debtor or the collection of money or other consideration from vendors, suppliers or other parties for breaches of contract in commercial relationships with any of the Debtors or the recovery of money based on such other commercial relationship of a Debtor that arise in the ordinary course of business. Commercial Claims shall not include Avoidance Actions or any other rights, remedies, claims, causes of action, suits or proceedings created by title 11 of the United States Code.

1.91	“Committed Claims Account” means the remaining balance of the account established pursuant to a certain Agreement Between Fibreboard and Continental Casualty

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Corporation On Remaining Issues dated December 13, 1999, which was the subject of a Stipulation and Agreed Order Between Debtors and Continental [Casualty Company] Regarding Status and Disposition of Funds in Committed Claims Account and Related Matters Under Buckets Agreement, entered by the Bankruptcy Court on June 27, 2001.

1.92	“Committees” means the Asbestos Claimants’ Committee and the Unsecured Creditors’ Committee.

1.93	“Confirmation Conditions” means those conditions to confirmation of the plan set forth in Section 12.1 of the Plan.

1.94	“Confirmation Date” means the date of entry of the Confirmation Order by the clerk of the Bankruptcy Court.

1.95	“Confirmation Hearing” means the hearing on confirmation of the Plan scheduled by the Bankruptcy Court pursuant to Section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c).

1.96	“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan.

1.97	“Contingent Note” means a contingent promissory note in the principal amount of $1.390 billion, (which sum shall bear simple interest from the Effective Date until the payment date at the rate of seven percent (7%) per annum), issued by Reorganized OCD to the Asbestos Personal Injury Trust in the event Class A5 accepts the Plan, the payment of which shall be subject to the condition precedent that either (i) the FAIR Act shall not have been enacted into law on or before the Trigger Date, or (ii) in the event that (a) the FAIR Act has been enacted into law on or before the Trigger Date, and (b) it has been challenged in a court of competent jurisdiction by March 31, 2007, then such legal challenge ultimately results in the entry of a Final Order declaring the FAIR Act unconstitutional or otherwise permanently enjoining or barring the efficacy of the FAIR Act. The Contingent Note shall be in form and substance satisfactory to the Debtors and the other Plan Proponents, and the form of Contingent Note shall be set forth on Exhibit N, to be filed no later than ten (10) Business Days prior to the Objection Deadline.

1.98	“Continuing Director” means any director who is designated to serve on the Reorganized OCD Board by a majority vote of the Board of Directors for OCD serving immediately prior to the Effective Date and any director appointed to succeed such director, and “Continuing Directors” means, collectively, each and every Continuing Director.

1.99	“Contribution Agreement” means the Contribution Agreement, dated as of December 24, 1997, between OC and Faloc, Inc., n/k/a Integrex.

1.100	“Convenience Claim” means a Claim against any of the Debtors that would otherwise be classified as a Class [ ]6 Claim, Class A6-A Claim, Class A6-B Claim or a Class B9 Claim, and which (i) is in an amount that is equal to or less than $5,000 or (ii) on the Ballot has been reduced to $5,000 by election of the holder of such Claim.

1.101	“CSFB” means Credit Suisse First Boston, the agent for the Bank Holders under the 1997 Credit Agreement.

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1.102	“Cure” means, with respect to the assumption of an executory contract or unexpired lease, pursuant to Section 365(b) of the Bankruptcy Code, the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

1.103	“Debt” means the Pre-petition Bonds and any other promissory note, bond, indenture, or other instrument or document evidencing or creating any indebtedness for borrowed money or capital lease obligation of a Debtor existing prior to the Effective Date, other than any such instrument or document that evidences or creates (i) any Intercompany Claim or (ii) any executory contract or lease that has been assumed or will be assumed pursuant to the Plan.

1.104	“Debt Agreements” means the 1997 Credit Agreement, the Pre-petition Bonds, the Pre-Petition Bond Indentures and any other agreements, indentures or other instruments or documents governing, evidencing or creating any Debt.

1.105	“Debtors” means, collectively, OCD and the Subsidiary Debtors, whether in their prepetition or postpetition capacity.

1.106	“Debtors-in-Possession” means the Debtors, each in its respective capacity as a debtor-in-possession pursuant to Section 1107(a) and 1108 of the Bankruptcy Code.

1.107	“Demand” means a present or future demand for payment that (i) was not a Claim during the Chapter 11 Cases; (ii) arises out of the same or similar conduct or events that gave rise to the Claims addressed by the Asbestos Personal Injury Permanent Channeling Injunction; and (iii) pursuant to the Plan, is to be paid or otherwise resolved by the Asbestos Personal Injury Trust.

1.108	“Depository Law Firms” means law firms which maintained NSP Administrative Deposit Accounts in respect of OC Asbestos Personal Injury Claims and/or FB Asbestos Personal Injury Claims, including, without limitation, (a) Baron & Budd, (b) Foster & Sear, (c) Waters & Kraus and (d) Weitz & Luxenberg.

1.109	“DIP Agent” means Bank of America, N.A., as administrative agent of the DIP Facility.

1.110	“DIP Facility” means the debtor-in-possession credit facility pursuant to the Post-Petition Credit Agreement, dated December 8, 2000, by and among the financial institutions named therein, as the lenders, Bank of America, N.A., as the agent, and OCD and the Subsidiaries of OCD named therein, as the borrowers, as amended pursuant to the First Amendment to Post-Petition Credit Agreement by and among OCD as Borrower Representative on behalf of the borrowers under the Post-Petition Credit Agreement, Bank of America, N.A., as agent, and the lenders signatory thereto, dated as of October 28, 2002, and the Second Amendment to Post-Petition Credit Agreement by and among OCD as Borrower Representative on behalf of the borrowers under the Post-Petition Credit Agreement, Bank of America, N.A., as agent, and the lenders signatory thereto, dated as of September 20, 2004 as further amended, modified, renewed or otherwise in effect from time to time.

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1.111	“DIP Facility Claims” means those Claims arising under or as a result of the DIP Facility.

1.112	“Disallowed Claim” means all or such part of a Claim, other than an Asbestos Personal Injury Claim, that is disallowed by a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

1.113	“Disbursing Agent” means, as applicable, Reorganized OCD or any Person designated by the Plan Proponents to hold and distribute the consideration to be distributed to the holders of Allowed Claims (other than Asbestos Personal Injury Claims) or Allowed Interests under the Plan. Disbursing Agent does not include the Pre-petition Indenture Trustees.

1.114	“Disclosure Statement” means the disclosure statement with respect to the Plan filed or to be filed in the Bankruptcy Court by the Plan Proponents, as it may be amended from time to time, in connection with the Plan pursuant to Section 1125 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3018.

1.115	“Disclosure Statement Hearing” means the hearing before the Bankruptcy Court to be held in connection with the approval of the Disclosure Statement.

1.116	“Disputed Claim” means any Class A1, Class A2-A, Class A2-B, Class [ ]3, Class [ ]4, Class A5, Class [ ]6, Class A6-A, Class A6-B, or Class [ ]11 Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim.

1.117	“Disputed Distribution Reserve” means the reserve established pursuant to Section 9.3 of the Plan.

1.118	“Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims (other than Asbestos Personal Injury Claims) and Existing OCD Common Stock, which date shall be the Confirmation Date or such other date as may be designated in the Confirmation Order.

1.119	“District Court” means the United States District Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases.

1.120	“Effective Date” means the Business Day on which all conditions to the consummation of the Plan have been satisfied or waived as provided in Article XII of the Plan, and on which date all acts, events, terms and conditions contemplated under the Plan to occur on the Effective Date or as soon as practicable thereafter shall be deemed to have occurred simultaneously.

1.121	“Eligible” means with respect to each Class A5 Claim, Class A6-A Claim and Class A6-B Claim, solely for purposes of calculating the Rights to be issued on account of such Claim pursuant to the Subscription Documents, the extent to which such Claim is “Eligible” as such term is defined in the Subscription Agreement.

1.122	“Employee Arrangements” means, collectively, the employee compensation and benefit plans or programs as summarized in Exhibit F, as it may be amended up to ten (10) Business Days prior to the Objection Deadline, and the documents governing such plans, to be filed up to ten (10) Business Days prior to the Objection Deadline.

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1.123	“Encumbrance” means, with respect to any property, whether tangible or intangible, any mortgage, lien, pledge, charge, security interest, assignment, or encumbrance of any nature in respect of such property (including, without express or implied limitation, any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

1.124	“Engineered Yarns” means Engineered Yarns America, Inc., a Massachusetts corporation.

1.125	“Enjoined Action” means any claim, demand, suit, proceeding or cause of action, whenever and wherever arising or asserted, whether sounding in tort, contract, warranty or any other theory of law, equity or admiralty, including, but not limited to: (i) the commencement, conduct, or continuation in any manner, directly or indirectly (including an action directly against a provider of insurance), of any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) the enforcement, attachment (including, without limitation, any prejudgment attachment), collection or seeking to recover any judgment, award, decree, or other order; (iii) the creation, perfection or enforcement in any manner, directly or indirectly, of any Encumbrance; (iv) the setting off, seeking reimbursement of, contribution from, or subrogation against, or other recoupment in any manner, directly or indirectly, of any amount against any liability owed to any Protected Parties; and (v) the commencement or continuation, in any manner, in any place, of any action which, in any such case, does not comply with or is inconsistent with the provisions of the Plan.

1.126	“Environmental Claims” means, with respect to conduct of the Debtors prior to the Petition Date, (i) Claims against the Debtors by the EPA for the costs of environmental investigation and clean up of sites that may have been contaminated as a result of releases of hazardous substances by the Debtors, including releases at third-party disposal sites used by the Debtors; (ii) similar Claims by state and local environmental agencies; (iii) Claims by private parties against the Debtors asserting contribution or indemnification claims with respect to cleanup costs under statutory law or contractual agreements; and (iv) enforcement actions by federal, state and local environmental agencies with respect to alleged violations of environmental law; provided, however, that this definition excludes any Claim in clauses (i) - (iv) treated as an Administrative Claim.

1.127	“Environmental Settlement Agreement” means the settlement agreement between the EPA and the Debtors executed by the parties in April and May, 2003, and approved by the Bankruptcy Court on July 23, 2003.

1.128	“EPA” means the United States Environmental Protection Agency.

1.129	“Equity Commitment Agreement” means that certain Equity Commitment Agreement by and between OCD and J.P. Morgan Securities Inc., dated May 10, 2006, a copy of which is attached as Exhibit O hereto.

1.130	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1301-1462.

1.131	“ESI” means Exterior Systems, Inc., a Delaware corporation.

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1.132	“Estates” means the Debtors’ bankruptcy estates created pursuant to Section 541 of the Bankruptcy Code.

1.133	“Excess Available Cash” means the amount of Available Cash, if any, together with interest earned thereon (if any), remaining in the Disputed Distribution Reserve after all Disputed Claims shall have been Allowed and paid or Disallowed pursuant to a Final Order of the Bankruptcy Court; provided, however, that the Excess Available Cash shall not include any of the Reserved Class A6-A Aggregate Amount or Reserved Class A6-B Aggregate Amount, as may be applicable.

1.134	“Excess New OCD Common Stock” means the aggregate number of shares of New OCD Common Stock, if any, remaining in the Disputed Distribution Reserve after all Disputed Claims shall have been Allowed and paid or Disallowed pursuant to a Final Order of the Bankruptcy Court.

1.135	“Existing Fibreboard Insurance Settlement Trust Assets” means all of the assets of the Fibreboard Insurance Settlement Trust as of the Effective Date, net of accrued administrative fees and expenses.

1.136	“Existing OCD Common Stock” means the common stock, par value $0.10 per share, of OCD, of which 100 million shares were authorized and 55,423,132 shares were issued and outstanding as of September 30, 2000.

1.137	“Existing OCD Options” means any options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any Existing OCD Common Stock, Existing OCD Preferred Stock or any other capital stock of OCD outstanding as of the Petition Date.

1.138	“Existing OCD Preferred Stock” means the preferred stock, without par value, of OCD, of which 8,000,000 shares were authorized and none were outstanding as of the Petition Date.

1.139	“Exit Facility” means such bank financing agreements and commitments as the Debtors shall have arranged on the Effective Date, including term loans and revolving credit facilities, in such amounts and on such terms as are satisfactory to the Debtors and the other Plan Proponents.

1.140	“Exit Financing Amount” means the total amount of senior indebtedness issued as of the Effective Date, which shall be comprised of (i) the total principal amount outstanding, if any, under the Exit Facility as of the Effective Date, and (ii) the total principal amount outstanding, if any, under any Senior Notes as of the Effective Date, the amount of which shall be set forth in Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.141	“Face Amount” means (i) when used in reference to a Disputed Claim, the full stated amount claimed by the holder of such Claim in any Proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (ii) when used in reference to an Allowed Claim, the Allowed amount of such Claim.

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1.142	“FAIR Act” means that certain Fairness in Asbestos Injury Resolution Act of 2006 (formerly denominated as S. 852), which was voted out of the Senate Judiciary Committee on May 26, 2005 and was the subject of a failed procedural vote on the Senate floor on February 14, 2006, as such may be amended during the 109th Congress.

1.143	“FAIR Act Conditions” means each of the following conditions: (i) the FAIR Act has been enacted into law on or before the Trigger Date, and (ii) either the FAIR Act has not been challenged in a court of competent jurisdiction on or before March 31, 2007, or, in the event that the FAIR Act has been challenged in a court of competent jurisdiction on or before March 31, 2007, then such challenge has been denied pursuant to a Final Order.

1.144	“Falcon Foam” means Falcon Foam Corporation, a Delaware corporation.

1.145	“FB Asbestos Personal Injury Claim” means any present or future right to payment, claim, remedy, liability or Demand against any FB Person for death, bodily injury, or other personal damages (whether physical, emotional or otherwise), whether or not such right, claim, remedy, liability or Demand is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy, liability or Demand are known or unknown, under any theory of law, equity, admiralty, or otherwise, to the extent caused or allegedly caused, directly or indirectly, by the presence of, or exposure to, asbestos or asbestos-containing products for which any FB Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released, or in any way at any time marketed or disposed of by any FB Person, including, without express or implied limitation, any right, claim, remedy, liability or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general and special damages) and including punitive damages. FB Asbestos Personal Injury Claims (i) include FB Indirect Asbestos PI Trust Claims and Unpaid FB Resolved Asbestos Personal Injury Claims, but (ii) exclude FB Resolved Asbestos Personal Injury Claims, FB Asbestos Property Damage Claims, FB Indirect Asbestos Property Damage Claims, workers’ compensation claims, OC Asbestos Personal Injury Claims, OC Indirect Asbestos PI Trust Claims, OC Asbestos Property Damage Claims, and OC Indirect Asbestos Property Damage Claims. Any FB Asbestos Personal Injury Claim which is filed as a priority or secured claim will be deemed and treated as an FB Asbestos Personal Injury Claim and not as an Administrative Claim, Other Priority Claim or Other Secured Claim.

1.146	“FB Asbestos Property Damage Claim” means any present or future right to payment, claim, remedy, or liability against, or debt or obligation of, any FB Person, whether or not such right, claim, remedy, or liability is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts or legal basis for such right, claim, remedy, liability, debt or obligation are known or unknown, under any theory of law, equity, admiralty, or otherwise for, relating to, or arising by reason of, directly or indirectly, damage to property, including, without limitation, diminution in the value thereof, or environmental damage or economic loss related thereto, caused or allegedly caused, directly or indirectly, in whole or in part by the presence in buildings or other systems or structures of asbestos or asbestos-containing products for which any FB Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-

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containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released or in any way at any time marketed or disposed of by any FB Person, or for which any FB Person is liable due to the acts or omissions of any FB Person, including, without express or implied limitation, any right, claim, remedy, liability against, or debt or obligation for compensatory damages (such as proximate, consequential, general and special damages) and including punitive damages. FB Asbestos Property Damage Claims include FB Indirect Asbestos Property Damage Claims.

1.147	“FB Indirect Asbestos PI Trust Claim” means any present or future right to payment, claim, remedy, liability, or Demand against any FB Person, whether or not such right, claim, remedy, liability or Demand is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy, liability, or Demand are known or unknown, under any theory of law, equity, admiralty, or otherwise, that is (i) asserted by (a) any Person (other than (I) an FB Person or (II) Related Persons of the Debtors or Reorganized Debtors entitled to indemnification pursuant to Section 7.6 of the Plan) who has been, is or may be a defendant in an action seeking damages for death, bodily injury or other personal damages (whether physical, emotional or otherwise), to the extent caused or allegedly caused, directly or indirectly, by the presence of, or exposure to, asbestos or asbestos-containing products for which any FB Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released, or in any way at any time marketed or disposed of by any FB Person, or (b) any assignee or transferee of such Person, and (ii) on account of alleged liability of any FB Person for reimbursement, contribution, subrogation or indemnification of any portion of any damages such Person has paid or may pay to the plaintiff in such action.

1.148	“FB Indirect Asbestos Property Damage Claim” means any present or future right to payment, claim, remedy or liability against, or debt or obligation of, any FB Person, whether or not such right, claim, remedy, or liability is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy or liability, debt or obligation are known or unknown, under any theory of law, equity, admiralty, or otherwise that is (i) asserted by (a) any Person (other than (I) an FB Person or (II) a Related Person of the Debtors or Reorganized Debtors entitled to indemnification pursuant to Section 7.6 of the Plan) who has been, is, or may be a defendant in an action seeking damages for, relating to, or arising by reason of, directly or indirectly, damage to property, including without limitation, diminution in the value thereof, or environmental damage or economic loss related thereto, caused or allegedly caused, directly or indirectly, in whole or in part by the presence in buildings or other systems or structures of asbestos or asbestos-containing products for which any FB Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released or in any way at any time marketed or disposed of by any FB Person, or for which any FB Person is otherwise liable due to the acts or omissions of any FB Person or (b) any assignee or transferee of such Person, and (ii) on account of alleged liability of any FB Person for reimbursement, contribution, subrogation or indemnification of any portion of any damages such Person has paid or may pay to the plaintiff in such action.

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1.149	“FB Person” means each of (i) Fibreboard and its direct or indirect Subsidiaries, (ii) Fibreboard’s and its direct or indirect Subsidiaries’ respective predecessors in interest, but solely to the extent listed on Schedule VIII, to be filed no later than ten (10) Business Days prior to the Objection Deadline, (iii) Fibreboard’s and its direct or indirect Subsidiaries’ respective successors in interest, but solely to the extent they either (a) are listed on Schedule VIII, or (b) are post-Effective Date successors in interest, (iv) Fibreboard’s and its direct or indirect Subsidiaries’ respective Affiliates, but solely to the extent listed on Schedule VIII, and (v) the respective former and present employees, directors or officers of the Persons identified in clauses (i), (ii), (iii) and (iv), acting in such capacity.

1.150	“FB Resolved Asbestos Personal Injury Claim” means an FB Asbestos Personal Injury Claim with respect to which and to the extent that (i) such Claim is eligible to be paid from NSP Administrative Deposit Accounts in respect of FB Asbestos Personal Injury Claims; and (ii) such Claim has been, or will be, paid from NSP Administrative Deposit Accounts in respect of FB Asbestos Personal Injury Claims in accordance with the Asbestos Personal Injury Trust documents or otherwise, upon the delivery by the holder of such Claim of an appropriate signed release to OCD and, at the direction of OCD which shall be deemed to have been provided hereby, to the Asbestos Personal Injury Trust. To the extent that a claim otherwise qualifies as an FB Resolved Asbestos Personal Injury Claim, but such funds are not available in NSP Administrative Deposit Accounts to pay such Claims in full, the attorney of record shall allocate such funds amongst qualifying clients Pro Rata, with any deficiency constituting an FB Asbestos Personal Injury Claim.

1.151	“FB Restricted Cash” means the amount of administrative deposits made by Fibreboard into the NSP Administrative Deposit Accounts (together with earnings thereon) in respect of FB Asbestos Personal Injury Claims to facilitate claims processing under the NSP as of five (5) Business Days prior to the Effective Date.

1.152	“FB Sub-Account” means the sub-account of the Asbestos Personal Injury Trust established for the purposes of assuming any and all liabilities and responsibility for FB Asbestos Personal Injury Claims and making payments in respect of such Claims in accordance with the Plan and the Asbestos Personal Injury Trust Distribution Procedures.

1.153	“FB Sub-Account Settlement Payment” means (i) New OCD Common Stock with an aggregate value of $140 million as of the Effective Date, or (ii) in the event Class A5 rejects the Plan, the Standard Combination of Cash and New OCD Common Stock, with an aggregate value of $140 million as of the Effective Date, to be paid in either case into the FB Sub-Account of the Asbestos Personal Injury Trust for the benefit of the holders of FB Asbestos Personal Injury Claims upon the Effective Date, pursuant to the OCD/FB Settlement.

1.154	“FB/OC Asbestos Settlement Payment” means a combination of Cash and New OCD Common Stock, with an aggregate value of $63 million as of the Effective Date, to be paid into the FB Sub-Account of the Asbestos Personal Injury Trust for the benefit of the holders of FB Asbestos Personal Injury Claims on or after the Effective Date, pursuant to the OCD/FB Settlement.

1.155	“Fibreboard” means Fibreboard Corporation, a Delaware corporation.

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1.156	“Fibreboard Insurance Settlement Trust” means the Fibreboard Settlement Trust established by the Irrevocable Settlement Trust Agreement, dated as of December 30, 1996, among Fibreboard, as trustor, Michael R. Douglas, as interim trustee, and certain insurance companies, pursuant to the Settlement Agreement dated October 12, 1993.

1.157	“Filing” means the filing with the Bankruptcy Court of voluntary petitions for relief under Chapter 11 made by OCD and the Subsidiary Debtors.

1.158	“Final Bank Unimpairment Order” means that certain Final Order Pursuant to Section 1124 of the Bankruptcy Code Determining that Treatment of Bank Claims Pursuant to Section 3.3(b)(ii)(A) of the Proposed Plan Satisfies Bank Claims in Full and Renders Bank Claims Unimpaired Under the Proposed Plan, thereby Satisfying in Full All Bank Claims in Respect of the Credit Agreement Against the Debtors and Non-Debtors, entered by the Bankruptcy Court on May 10, 2006.

1.159	“Final Distribution Date” means a date selected by the Reorganized Debtors that is no later than thirty (30) days after the date that all Disputed Claims shall have been Allowed or Disallowed pursuant to a Final Order of the Bankruptcy Court or such other court with competent jurisdiction over Disputed Claims.

1.160	“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket of such court, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.161	“Future Claimants’ Representative” means James J. McMonagle, the legal representative for future claimants appointed by order of the Bankruptcy Court dated September 28, 2001, or his successors.

1.162	“General Unsecured Claim” means a Claim against any of the Debtors that is not a DIP Facility Claim, an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Tax Claim, an Other Secured Claim, a Convenience Claim, a Bank Holders Claim, a Bondholders Claim, an OC Asbestos Personal Injury Claim, an FB Asbestos Personal Injury Claim, an Intercompany Claim, a Senior Indebtedness Claim, a Subordinated Claim or an Interest. General Unsecured Claims include, without limitation, all Environmental Claims, OC Asbestos Property Damage Claims and FB Asbestos Property Damage Claims.

1.163	“General Unsecured/Senior Indebtedness Claim” means a Claim against OCD that satisfies both of the following criteria: (a) such Claim is a Senior Indebtedness Claim and (b) such Claim is not a DIP Facility Claim, an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Tax Claim, an Other Secured Claim, a Convenience Claim, a Bank Holders Claim, a Bondholders Claim, an OC Asbestos Personal Injury Claim, an FB Asbestos Personal Injury Claim, an OC Asbestos Property Damage Claim, an FB Asbestos Property Damage Claim, an Intercompany Claim, a Subordinated Claim, or an OCD Interest.

1.164	“Granite State” means Granite State Insurance Company.

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1.165	“Hartford Entities” means (i) the Hartford Financial Services Group, Inc., Excess Insurance Company, Ltd., Fencourt Reinsurance Company, Ltd., First State Insurance Company, Hartford Accident and Indemnity Company, Hartford Casualty Insurance Company, Hartford Fire Insurance Company, Hartford Insurance Company of Canada, Hartford Insurance Company of Illinois, Hartford Insurance Company of the Midwest, Hartford Insurance Company of the Southeast, Hartford Insurance, Ltd. (Bermuda), Hartford Lloyds Insurance Company, Hartford Underwriters Insurance Company (formerly New York Underwriters Insurance Company), New England Insurance Company, New England Reinsurance Corporation, Nutmeg Insurance Company, Pacific Insurance Company, Ltd., Property and Casualty Insurance Company of Hartford, Sentinel Insurance Company, Ltd., Trumbull Insurance Company, and Twin City Fire Insurance Company; as well as (ii) all of their respective predecessors, successors, assigns, subsidiaries, affiliates, holding companies (if any), parent companies (if any), merged companies and acquired companies, exclusive of any former asset, affiliate, or member company of Reliance Group Holdings, Inc.; and (iii) all of the respective employees, officials, agents, attorneys, representatives, officers, and directors, in their capacity as such, of the entities encompassed by clauses (i) and (ii).

1.166	“Hartford Policies” means the following policies issued to OCD:

Issuer	Policy Period	Policy Number
First State	06/18/74 to 10/22/74	921434
	10/22/74 to 10/22/75	921434
	10/22/75 to 10/22/76	921434
	10/22/76 to 10/22/77	923542
	10/22/77 to 9/01/78	925625
	09/01/78 to 09/01/79	926735
	03/08/79 to 09/01/79	927953
	09/01/82 to 09/01/83	934962

Twin City	09/01/82 to 09/01/83	TXX111365

Excess	09/01/79 to 09/01/80	EL 10300 (EL 10-87)

First State	09/01/82 to 09/01/83	933186
	09/01/83 to 09/01/84	EU 935321
	09/01/83 to 09/01/84	EU 935324
	10/31/79 to 11/29/82	GC802752
	04/01/81 to 04/01/84	GC802770
	05/01/88 to 05/01/89	GC009556
	05/01/89 to 05/01/90	GC010810

Hartford	12/01/74 to 12/01/75	57 IC 620122

Pacific	05/01/93 to 05/01/94	ZG 0001003
	04/01/94 to 04/01/95	ZG 0002864
	05/01/95 to 05/01/96	ZG 0004839
	05/01/96 to 05/01/97	ZG 0006912
	05/01/97 to 05/01/98	ZG 0008946

Twin City	09/01/83 to 09/01/84	TXX 102719

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“Hartford Policies” shall also be deemed to include all insurance policies other than the above-listed policies, that were issued, prior to January 1, 2001, by and in the name of one of the specifically named Hartford Entities, either to OCD or that insure OCD, and such unknown policies shall include all known and unknown primary, umbrella, excess, or other insurance policies, contracts, and/or agreements of any nature, type, of kind (including but not limited to: all comprehensive general liability policies; general liability policies; casualty policies, environmental liability policies; environmental impairment policies; difference in conditions policies; directors’ and officers’ liability policies; errors and omissions liability policies; contractual liability policies; automobile liability policies; products liability policies; and workers’ compensation policies); provided, however, that notwithstanding any of the foregoing and for the avoidance of any doubt, “Hartford Policies” shall not, and shall not be deemed to, include: (i) policies issued by one of the specifically named Hartford Entities to Persons other than OCD or the Debtors (except to the extent of the interest of OCD in such policies); (ii) policies issued to Persons that become Affiliates of OCD or Reorganized OCD after June 18, 2001; (iii) policies issued or subscribed by Excess Insurance Company Ltd. that are subject to a May 15, 1999 settlement agreement between OCD and London Market Insurers; (iv) First State policy number EU 935321 to the extent that it provides coverage for products/completed operations claims other than asbestos claims; and (v) policies issued to or insuring Fibreboard.

1.167	“Hartford Settlement Agreement” means the settlement agreement between Owens Corning and the Hartford Financial Services Group, Inc., dated June 18, 2001, and approved by the Bankruptcy Court on July 16, 2001.

1.168	“HOMExperts” means HOMExperts LLC, a Delaware limited liability company.

1.169	“Impaired” means, when used with reference to a Claim or Interest, or a Class of Claims or Interests, a Claim or Interest, or a Class of Claims or Interests, that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.170	“INA” means Insurance Company of North America.

1.171	“Indemnification Obligations” means any obligations of any of the Debtors under their charters, by-laws, contracts assumed by them pursuant to Section 365 of the Bankruptcy Code or any statute to indemnify, reimburse or provide contribution to any or all persons who may serve or who have served at any time as directors, officers, employees, agents, professionals or advisors of such Debtor, or who at the request of any of the Debtors served as directors, officers, employees, agents, professionals or advisors of another corporation (including Subsidiaries of the Debtors) or of any partnership, joint venture, trust or other enterprise, and any directors, officers, employees, agents, professionals or advisors of any of the Debtors who at the request of such Debtor may serve or have served as agents or fiduciaries of an employee benefit plan of such Debtor or any of its Subsidiaries, from and against any of the expenses, liabilities or other matters arising under or in or covered by applicable law, provided that the basis of any proceeding potentially giving rise to indemnification is alleged action in an official capacity as a director, officer, employee, agent, professional or advisor or in any other capacity while serving as a director, officer, employee, agent, professional or advisor, and provided that such obligations shall not cover willful misconduct.

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1.172	“Indenture Trustee Fees” means the reasonable compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by any Pre-petition Indenture Trustee, whether prior to or after the Petition Date and whether prior to or after the consummation of the Plan.

1.173	“Initial Bank Holders’ Distribution” means the distribution to be made by the Debtors or Reorganized Debtors, as the case may be, pursuant to Section 3.3(b)(ii)(A) of the Plan.

1.174	“Initial Distribution Date” means a date selected by the Reorganized Debtors that is not later than forty-five (45) days after the Effective Date.

1.175	“Integrex” means Integrex, a Delaware corporation.

1.176	“Integrex Asbestos Personal Injury Claims” means those OC Asbestos Personal Injury Claims, if any, asserted directly against Integrex in connection with the Contribution Agreement or on account of any related successor liability, veil-piercing or related claims, as such may be determined by the Court in connection with the Confirmation Hearing.

1.177	“Integrex Minority Interests” means all shares of Preferred Stock and Common Stock of Integrex, together with any options, warrants, conversion rights, rights of first refusal or other rights, contractual, equitable or otherwise, relating to such stock, held by Blue Ridge Investments, L.L.C. or its successors and assigns.

1.178	“Intercompany Claim” means any pre-petition Claim by a Debtor against another Debtor or a non-Debtor Subsidiary against a Debtor.

1.179	“Interested Party” means all parties listed on Schedule IX, to be filed at least ten (10) Business Days prior to the Objection Deadline.

1.180	“Interests” means, collectively, any equity interests in the Debtors represented by existing common or preferred stock shares of capital stock, whether or not issued, including, without limitation, (i) the OCD Interests, (ii) the Subsidiary Interests, and (iii) the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

1.181	“Investor” means J.P. Morgan Securities Inc. (or any permitted assignee thereof pursuant to the Equity Commitment Agreement).

1.182	“Investor Registration Rights Agreement” means that certain registration rights agreement, dated on or about July 7, 2006, by and between OCD, the Investor and any additional parties thereto, which agreement is filed as Exhibit P-1 hereto.

1.183	“IPM” means IPM, Inc., a Delaware corporation.

1.184	“IRC” means the Internal Revenue Code of 1986, as amended.

1.185	“IRS” means the United States Internal Revenue Service.

1.186	“Jefferson Holdings” means Jefferson Holdings, Inc., a Delaware corporation.

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1.187	“Management and Director Arrangements” means, collectively, the management and director compensation and benefit plans or programs as summarized in Exhibit F, as it may be amended up to ten (10) Business Days prior to the Objection Deadline, and the documents governing such plans, to be filed up to ten (10) Business Days prior to the Objection Deadline.

1.188	“Material Right of Action” means any right, remedy, claim, cause of action, suit or proceeding accruing to the Debtors or any assets or other property of any of the Debtors pursuant to any of the Bankruptcy Code or pursuant to any statute or legal theory which, if determined in favor of any of the Debtors or its respective Estate, would reasonably be expected to result in a recovery in excess of $200,000, but excluding Commercial Claims, Avoidance Actions and any and all rights, remedies, claims, causes of action, suits or proceedings accruing to any of the Debtors, or otherwise brought by or on behalf of any of the Debtors or its respective Estate, against any current or former director, officer, employee, agent, professional or advisor of any such Debtor. “Material Rights of Action” means, collectively, each and every Material Right of Action.

1.189	“Merged Plan” means the Owens Corning Merged Retirement Plan.

1.190	“MIPS Claims and Interests” means all Claims directly or indirectly against OCD (or Interests to the extent any such Claims may be characterized as Interests) by the holders of the 6 1/2 % Convertible Monthly Income Preferred Securities issued by Owens-Corning Capital L.L.C. or any Person (including any trustee) asserting such Claims derivatively or otherwise on behalf of such holders, including (i) the Claims of Owens-Corning Capital L.L.C. for approximately $253 million original aggregate principal amount arising from OCD’s 6.5% Convertible Subordinated Debentures due 2025, issued pursuant to an indenture dated as of May 10, 1995, between OCD, Owens-Corning Capital L.L.C. and Harris Trust and Savings Bank, as trustee, (ii) Claims arising under the guarantee agreement, dated as of May 10, 1995, in respect of such Convertible Subordinated Debentures executed by OCD as guarantor, (iii) the Claim of The Bank of New York, as Special Trustee on behalf of the holders of the 6 1/2 % Convertible Monthly Income Preferred Securities, and (iv) any Interests of the foregoing to the extent any rights of such holders may be characterized as Interests.

1.191	“MiraVista Claims” means claims by owners of residential and commercial property in the United States, or their transferees or assignees, on which MiraVista® Tiles designed, manufactured, marketed, sold, distributed and/or supplied by Owens Corning are presently or have been installed, which claims allege that MiraVista Tiles had an undue tendency to lift, warp and curl, break off and slide out of place, crack, leak, and discolor, resulting in, inter alia, weather damage to roofing paper, fasteners, flashing, underlayment, and wood substrate and structural members. The MiraVista Claims are the subject of two purported class action complaints in the Bankruptcy Court, one (the Lopez Complaint) on behalf of class members who purchased MiraVista Tiles on or before October 5, 2000 and the other (the McIlhargie Complaint) on behalf of class members who purchased MiraVista Tiles after October 5, 2000.

1.192	“MiraVista Class Action Settlement Agreement” means the settlement agreement, as from time to time amended, between Owens Corning and the class representatives designated in the Lopez Complaint and the McIlhargie Complaint, for themselves and for members of their respective alleged classes, which settlement agreement has been or will be submitted to the Bankruptcy Court for approval pursuant to Bankruptcy Rule 9019 and Rule 23 of the Federal Rule of Civil Procedure as made applicable by Bankruptcy Rule 7023, or any subsequent settlement agreement pertaining to Mira Vista Claims.

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1.193	“Mt. McKinley Entities” means Mt. McKinley Insurance Company, f/k/a known as Gibraltar Casualty Company; Everest Reinsurance Company, f/k/a as Prudential Reinsurance Company and Everest Reinsurance Holdings, Inc.; as well as (a) all of their past, present, and future parents, subsidiaries, affiliates, controlled entities, predecessors, successors, reorganized companies, holding companies (if any), merged companies, acquired companies, and assigns; and (b) all of the respective employees, officials, representatives, agents, attorneys, officers, and directors, in their capacity as such, of the entities encompassed by clause (a).

1.194	“Mt. McKinley Policies” means the following policies issued to OCD:

Issuer	Policy Period	Policy Number
Mt. McKinley	9/1/79 to 9/1/80	GMX 00232
Mt. McKinley	9/1/79 to 9/1/80	GMX 00236
Mt. McKinley	9/1/80 to 9/1/81	GMX 00719
Mt. McKinley	9/1/80 to 9/1/81	GMX 00720
Mt. McKinley	9/1/81 to 9/1/82	GMX 01308
Mt. McKinley	9/1/81 to 9/1/82	GMX 01309
Mt. McKinley	9/1/82 to 9/1/83	GMX 01828
Mt. McKinley	9/1/82 to 9/1/83	GMX 01829
Mt. McKinley	9/1/83 to 9/1/84	GMX 02346
Mt. McKinley	9/1/83 to 9/1/84	GMX 02347
Mt. McKinley	9/1/84 to 9/1/85	GMX 02697

“Mt. McKinley Policies” shall also be deemed to include all insurance policies other than the above-listed policies, that were issued by Mt. McKinley Insurance Company or Everest Reinsurance Company prior to January 1, 2002; provided, however, that notwithstanding any of the foregoing and for the avoidance of doubt, “Mt. McKinley Policies” shall not include: (a) policies issued to any Person that is merged into or acquired by OCD after November 1, 2004 or (b) policies issued by any insurance company that is merged into or acquired by Mt. McKinley Insurance Company or Everest Reinsurance Company after November 1, 2004.

1.195	“Mt. McKinley Settlement Agreement” means the settlement agreement between OCD and Mt. McKinley Insurance Company, f/k/a Gibraltar Casualty Company, Everest Reinsurance Company, and Everest Reinsurance Company, f/k/a Prudential Reinsurance Company, approved by the Bankruptcy Court on December 21, 2004.

1.196	“New OCD Common Stock” means the common stock, par value $0.01 per share, of Reorganized OCD, the principal terms and conditions of which are set forth on Exhibit H, which shall be filed no later than ten (10) Business days prior to the Objection Deadline.

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1.197	“New OCD Securities” means the New OCD Common Stock (including, without limitation, the Rights Offering Shares, the Unsubscribed Shares, the Reserved New OCD Shares and any shares issued upon exercise or exchange of the Class A11 Warrants or Class A12-A Warrants), the Class A11 Warrants, the Class A12-A Warrants and the Senior Notes (if applicable) to be issued by Reorganized OCD and distributed pursuant to the Plan.

1.198	“Non-Debtor Subsidiaries” means all direct and indirect Subsidiaries of OCD that are not Subsidiary Debtors.

1.199	“Non-Participating Insurers” means Affiliated FM Insurance Company, Allianz Insurance Company, Allianz Underwriters Insurance Company and AXA-Belgium S.A., National Union Fire Insurance Company of Pittsburgh, Pa., Lexington Insurance Co., Landmark Insurance Co., Granite State Insurance Co., and Birmingham Fire Insurance Co. of Pennsylvania and Royal Indemnity Company, which parties did not participate in the proceedings to estimate OC Asbestos Personal Injury Claims conducted with respect to confirmation of the Plan pursuant to the Order Regarding Certain Insurers’ Motion and Memorandum For An Order Clarifying that Asbestos Claims Estimation for Plan Confirmation Purposes Will Not Affect Them, entered by the Bankruptcy Court on August 16, 2004.

1.200	“NSP” means the National Settlement Program pursuant to which OCD and Fibreboard entered into agreements with certain law firms prior to the Petition Date for the purpose of attempting to settle OC Asbestos Personal Injury Claims and FB Asbestos Personal Injury Claims, respectively.

1.201	“NSP Administrative Deposit Accounts” means settlement accounts maintained by the Depository Law Firms in respect of OC Asbestos Personal Injury Claims and/or FB Asbestos Personal Injury Claims to facilitate claims processing under the NSP, including interest earned on funds held in such accounts.

1.202	“NSP Agreements” means the settlement agreements entered into between OCD and/or Fibreboard and each law firm participating in the NSP.

1.203	“NSP Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by, or on behalf of, the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies under Sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code arising under, related to or otherwise in connection with the NSP.

1.204	“Objection Deadline” means the date set forth in the Order of the Bankruptcy Court or the District Court by which a creditor or interest holder or other party in interest must file an objection to confirmation of the Plan.

1.205	“OC” means, collectively, OCD and its Subsidiaries.

1.206	“OC Asbestos Personal Injury Claim” means any present or future right to payment, claim, remedy, liability or Demand against any OC Person for death, bodily injury, or other personal damages (whether physical, emotional or otherwise), whether or not such right, claim, remedy, liability or Demand is reduced to judgment, liquidated, fixed,

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contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy, liability or Demand are known or unknown, under any theory of law, equity, admiralty, or otherwise, to the extent caused or allegedly caused, directly or indirectly, by the presence of, or exposure to, asbestos or asbestos-containing products for which any OC Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released, or in any way at any time marketed or disposed of by any OC Person, including, without express or implied limitation, any right, claim, remedy, liability or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general and special damages) and including punitive damages. OC Asbestos Personal Injury Claims (i) include Integrex Asbestos Personal Injury Claims, OC Indirect Asbestos PI Trust Claims and Unpaid OC Resolved Asbestos Personal Injury Claims, but (ii) exclude OC Resolved Asbestos Personal Injury Claims, OC Asbestos Property Damage Claims, OC Indirect Asbestos Property Damage Claims, workers’ compensation claims, FB Asbestos Personal Injury Claims, FB Indirect Asbestos PI Trust Claims, FB Asbestos Property Damage Claims, and FB Indirect Asbestos Property Damage Claims. Any OC Asbestos Personal Injury Claim which is filed as a priority claim will be deemed and treated as an OC Asbestos Personal Injury Claim and not as an Administrative Claim or Other Priority Claim.

1.207	“OC Asbestos Personal Injury Liability Insurance Assets” means rights to coverage for asbestos-related personal injury claims (including past, present, and future claims) as OCD may have under the excess liability insurance policies issued to OCD and identified in Schedule XVI, as it may be amended up to ten (10) Business Days prior to the Objection Deadline, and rights under settlement agreements made with respect to such insurance policies (including the Wellington Agreement), including, without limitation, (i) rights under such policies and agreements, whether against the insurers that issued such policies and their successors and assigns, or, with respect to any insolvent insurers, against any liquidators, receivers, or state insurance guaranty associations; and (ii) the right, on behalf of the Debtors, to give a full release of the insurance rights of the Debtors for asbestos-related personal injury claims under any such policies and settlement agreements, provided that a reciprocal release of the Debtors, the Reorganized Debtors, and each of their respective Related Persons in connection with said policies and settlement agreements is given in exchange by the insurer or other released insurance entity and further provided that any such release shall not encompass rights with respect to coverage for workers’ compensation claims or claims other than asbestos-related personal injury claims. The insurance policies providing coverage for asbestos-related personal injury claims that are addressed by any settlement referenced in the definition of OCD Insurance Escrow, by the Affiliated FM Settlement Agreement, by the AIG Settlement Agreement, or by the Century Settlement Agreement shall be deemed to be encompassed by this definition of OC Asbestos Personal Injury Liability Insurance Assets and shall be deemed to be listed on Schedule XVI if and to the extent that the insurer party or parties to any such agreement becomes entitled to enforce and does enforce any right to reclaim funds deposited in the OCD Insurance Escrow pursuant to such settlement and/or to be excused from making payments into the OCD Insurance Escrow or otherwise pursuant to such settlement.

1.208	“OC Asbestos Property Damage Claim” means any present or future right to payment, claim, remedy or liability against, or debt or obligation of, any OC Person, whether or not

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such right, claim, remedy, or liability is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts or legal basis for such right, claim, remedy, liability, debt or obligation are known or unknown, under any theory of law, equity, admiralty, or otherwise for, relating to, or arising by reason of, directly or indirectly, damage to property, including, without limitation, diminution in the value thereof, or environmental damage or economic loss related thereto, caused or allegedly caused, directly or indirectly, in whole or in part by the presence in buildings or other systems or structures of asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released or in any way at any time marketed or disposed of by any OC Person, or for which any OC Person is liable due to the acts or omissions of any OC Person, including, without express or implied limitation, any right, claim, remedy, liability against, or debt or obligation for compensatory damages (such as proximate, consequential, general and special damages) and including punitive damages. OC Asbestos Property Damage Claims include OC Indirect Asbestos Property Damage Claims, but do not include FB Asbestos Property Damage Claims.

1.209	“OCD” means Owens Corning, a Delaware corporation.

1.210	“OCD/FB Settlement” means a global settlement of various issues and potential claims by and between Fibreboard, on the one hand, and OCD, on the other hand, pursuant to which, among other things, upon the Effective Date, (i) the FB Sub-Account Settlement Payment shall be made by OCD to the FB Sub-Account, (ii) the FB/OC Asbestos Settlement Payment shall be made to the FB Sub-Account from the distribution that would otherwise have been made to the OC Sub-Account, and (iii) the assets distributable to the FB Sub-Account shall be limited to those described in Section 3.4(d) below, and (iii) holders of Allowed Class B6 and B10 Claims shall be paid in full (excluding post-petition interest).

1.211	“OCD Asbestos Personal Injury Estimation Order” means that certain order entered by the District Court on March 31, 2005 (as supplemented on April 13, 2005) which estimated the total amount of contingent and unliquidated claims against OCD for personal injury caused by exposure to asbestos (including pending claims, future claims, and contract claims) to be $7,000,000,000.

1.212	“OCD Insurance Escrow” means the escrowed insurance proceeds received pursuant to the Allianz Settlement Agreement, the AXA Settlement Agreement, the Hartford Settlement Agreement, the Mt. McKinley Settlement Agreement and the Royal Settlement Agreement from certain of OCD’s solvent excess insurance carriers in connection with the settlements of disputes concerning coverage for asbestos-related personal injury claims, which are reflected in OC’s consolidated balance sheet as restricted assets, together with all accrued earnings thereon, an estimate of which as of the Effective Date shall be set forth on Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline. To the extent that payments are made into escrow pursuant to the Affiliated FM Settlement Agreement or the AIG Settlement Agreement, then any such amounts paid into escrow and all accrued earnings thereon shall also be deemed to fall within this definition.

1.213	“OCD Interests” means, collectively, all Existing OCD Common Stock, Existing OCD Preferred Stock and Existing OCD Options, together with any options, warrants, conversion rights, rights of first refusal or other rights, contractual, equitable or

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otherwise, to acquire or receive any Existing OCD Common Stock, Existing OCD Preferred Stock, Existing OCD Options or other capital stock in OCD, or any contract subscription, commitment or agreement pursuant to which any Person was or could have been entitled to receive any share of the capital stock of OCD, or any such option, warrant, conversion right, right of first refusal or other right (including, without limitation, any rights of any 401(k) plan or the interest of any participant therein), in each case issued or entered into by, or otherwise the obligation of, OCD or another Debtor. The OCD Interests shall, and shall be deemed to, include the rights of the holders of MIPS Claims and Interests, to the extent such rights may be classified as interests. For avoidance of doubt, the OCD Interests do not (and shall not be deemed to) include the Rights.

1.214	“OCD Restricted Cash” means the amount of administrative deposits made by OCD to the NSP Administrative Deposit Accounts (together with earnings therein) in respect of OC Asbestos Personal Injury Claims to facilitate claims processing under the NSP as of five (5) Business Days prior to the Effective Date.

1.215	“OCFBV Class A6-A Claim” means the Allowed, General Unsecured Claim of O.C. Funding B.V. against OCD approved by the Bankruptcy Court on June 23, 2004 in the amount of approximately $50,858,291.

1.216	“OCFBV Class A11 Claim” means the Allowed, Subordinated Claim of O.C. Funding B.V. against OCD approved by the Bankruptcy Court on June 23, 2004 in the amount of approximately $23,336,305.

1.217	“OCFBV Settlement Agreement” means that certain Settlement Agreement and Stipulation, dated March 30, 2004, by and among OCD, O.C. Funding B.V., Goldman, Sachs & Co., Special Situations Investing Group, Inc. and WestLB AG, which was approved by the Bankruptcy Court on June 23, 2004.

1.218	“OCFT” means Owens-Corning Fiberglas Technology Inc., an Illinois corporation.

1.219	“OCHT” means Owens Corning HT, a Delaware corporation.

1.220	“OC Indirect Asbestos PI Trust Claim” means any present or future right to payment, claim, remedy, liability, or Demand against any OC Person, whether or not such right, claim, remedy, liability or Demand is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy, liability, or Demand are known or unknown, under any theory of law, equity, admiralty, or otherwise, that is (i) asserted by (A) any Person (other than (I) an OC Person or (II) Related Persons of the Debtors or Reorganized Debtors entitled to indemnification pursuant to Section 7.6 of the Plan) who has been, is or may be a defendant in an action seeking damages for death, bodily injury or other personal damages (whether physical, emotional or otherwise), to the extent caused or allegedly caused, directly or indirectly, by the presence of, or exposure to asbestos or asbestos-containing products for which any OC Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released, or in any way at any time marketed or disposed of by any OC Person, or (B) any assignee or transferee of such Person, and (ii) on account of alleged liability of any OC Person for reimbursement, contribution, subrogation or indemnification of any portion of any damages such Person has paid or may pay to the plaintiff in such action.

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1.221	“OC Indirect Asbestos Property Damage Claim” means any present or future right to payment, claim, remedy or liability against, or debt or obligation of, any OC Person, whether or not such right, claim, remedy, or liability is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy, liability, debt or obligation are known or unknown, under any theory of law, equity, admiralty, or otherwise that is (i) asserted by (a) any Person (other than (I) a OC Person or (II) a Related Person of the Debtors or Reorganized Debtors entitled to indemnification pursuant to Section 7.6 of the Plan) who has been, is, or may be a defendant in an action seeking damages for, relating to, or arising by reason of, directly or indirectly, damage to property, including without limitation, diminution in the value thereof, or environmental damage or economic loss related thereto, caused or allegedly caused, directly or indirectly, in whole or in part by the presence in buildings or other systems or structures of asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released or in any way at any time marketed or disposed of by any OC Person, or for which any OC Person is otherwise liable due to the acts or omissions of any OC Person or (b) any assignee or transferee of such Person, and (ii) on account of alleged liability of any OC Person for reimbursement, contribution, subrogation or indemnification of any portion of any damages such Person has paid or may pay to the plaintiff in such action.

1.222	“OC Overseas” means Owens-Corning Overseas Holdings Inc., a Delaware corporation.

1.223	“OC Person” means each of (i) OCD and its direct or indirect Subsidiaries which are not FB Persons, (ii) the respective predecessors in interest of OCD and its direct or indirect Subsidiaries which are not FB Persons, but solely to the extent listed on Schedule VIII, to be filed no later than ten (10) Business Days prior to the Objection Deadline, (iii) the respective successors in interest of OCD and its direct or indirect Subsidiaries which are not FB Persons, but solely to the extent they either (a) are listed on Schedule VIII, or (b) are post-Effective Date successors in interest, (iv) OCD’s and its direct or indirect Subsidiaries’ respective Affiliates which are not FB Persons, but solely to the extent listed on Schedule VIII, and (v) the respective present and former employees, directors or officers of the Persons identified in clauses (i), (ii), (iii) and (iv), acting in such capacity.

1.224	“OC Remodeling” means Owens Corning Remodeling Systems, LLC, a Delaware limited liability company.

1.225	“OC Resolved Asbestos Personal Injury Claim” means an OC Asbestos Personal Injury Claim with respect to which and to the extent that (i) such Claim is eligible to be paid from NSP Administrative Deposit Accounts in respect of OC Asbestos Personal Injury Claims; and (ii) such Claim has been, or will be, paid from NSP Administrative Deposit Accounts in respect of OC Asbestos Personal Injury Claims in accordance with the Asbestos Personal Injury Trust documents or otherwise, upon the delivery by the holder of such Claim of an appropriate signed release to OCD and, at the direction of OCD which shall be deemed to have been provided hereby, to the Asbestos Personal Injury Trust. To the extent that a claim otherwise qualifies as an OC Resolved Asbestos Personal Injury Claim, but such funds are not available in NSP Administrative Deposit Accounts to pay such Claims in full, the attorney of record shall allocate such funds amongst qualifying clients Pro Rata, with any deficiency constituting an OC Asbestos Personal Injury Claim.

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1.226	“OC Sub-Account” means the sub-account of the Asbestos Personal Injury Trust established for purposes of assuming any and all liabilities and responsibility for OC Asbestos Personal Injury Claims and making payments in respect of such Claims in accordance with the Plan and the Asbestos Personal Injury Trust Distribution Procedures.

1.227	“OC Sweden” means Owens-Corning Fiberglas Sweden Inc. and/or Owens-Corning (Sweden) AB, a corporation incorporated in Delaware and/or Sweden.

1.228	“Official Representatives” means the official representatives of the bondholders and trade creditors appointed on July 16, 2001, by the Bankruptcy Court order authorizing and approving the employment and retention of Anderson Kill & Olick, P.C. nunc pro tunc, from March 26, 2001, as special counsel to the bondholder and trade creditor constituencies of the Unsecured Creditors’ Committee.

1.229	“Other Priority Claims” means all Claims entitled to priority pursuant to Section 507(a) of the Bankruptcy Code other than DIP Facility Claims, Administrative Claims or Priority Tax Claims.

1.230	“Other Secured Claims” means all Claims secured by a valid Encumbrance in or on any of the Debtors’ property, which is not void or voidable under the Bankruptcy Code or any other applicable law, to the extent of the value of the Claim holder’s interest in the Debtors’ property, as determined pursuant to Section 506 of the Bankruptcy Code. Other Secured Claims do not include Other Secured Tax Claims.

1.231	“Other Secured Tax Claims” means all Claims secured by a valid Encumbrance in or on any of the Debtors’ property, (i) which is not void or voidable under the Bankruptcy Code or any other applicable law, to the extent of the value of the Claim holder’s interest in the Debtors’ property, as determined pursuant to Section 506 of the Bankruptcy Code, and (ii) which absent such Claim’s secured status, would be entitled to priority in right of payment under Section 507(a)(8) of the Bankruptcy Code.

1.232	“PEIC” means Pacific Employers Insurance Company.

1.233	“Person” means an individual, corporation, partnership, association, joint stock company, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity, or any government, governmental agency or any subdivision, department or other instrumentality thereof.

1.234	“Petition Date” means October 5, 2000, the date of the Filing (or, in the event that any other Non-Debtor Subsidiary files a case under Chapter 11, the date on which such entity files its respective Chapter 11 case).

1.235	“Plan” means this Chapter 11 reorganization plan and all exhibits and schedules annexed hereto or referenced herein, as the same may be amended, modified or supplemented from time to time.

1.236	“Plan Proponents” means the Debtors, the Asbestos Claimants’ Committee, and the Future Claimants’ Representative, as proponents of the Plan.

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1.237	“Plan Support Agreement” means that certain Plan Support Agreement dated as of May 10, 2006 (including all exhibits and attachments thereto, including the Settlement Term Sheet) by and among OCD (subject to the approval of the Bankruptcy Court), the Asbestos Claimants’ Committee, the Future Claimants’ Representative and certain Bondholders that are parties thereto and denominated as “Holders” thereunder. A true and correct copy of the Plan Support Agreement is appended to the Disclosure Statement as Appendix G.

1.238	“Pre-petition Bond Indentures” means all indentures relating to Pre-petition Bonds including but not limited to (i) the Indenture, dated as of May 5, 1997, between OCD and The Bank of New York, as trustee, pursuant to which OCD issued the $250 Million Notes, $400 Million Debenture and the $550 Million Term Notes; (ii) the Indenture, dated as of May 21, 1992, between OCD and The Bank of New York, as trustee, pursuant to which OCD issued the $300 Million High Coupon Debentures; and (iii) the Underwriting Agreement, dated as of November 15, 1985, between OCD, Dresdner Bank AG and the other banks listed therein, and the Agreement for the Listing, the Trusteeship and the Paying Agency, dated as of November 15, 1985, between OCD and Dresdner Bank AG, pursuant to which OCD issued the 130 Million DEM Bearer Bonds.

1.239	“Pre-petition Bonds” means, collectively, (i) all industrial revenue bonds issued prior to the Petition Date for which one or more of the Debtors is obligated; (ii) the $550 Million Term Notes, of which $300 million in aggregate principal amount was outstanding in the First Series as of the Petition Date and $250 million in aggregate principal amount was outstanding in the Second Series as of the Petition Date; (iii) the $400 Million Debentures, of which $400 million in aggregate principal amount was outstanding as of the Petition Date; (iv) the $250 Million Notes, of which $250 million in aggregate principal amount was outstanding as of the Petition Date; (v) the $300 Million High Coupon Debentures, consisting of the 8.875% Debentures, of which $40 million in aggregate principal amount was outstanding as of the Petition Date, and the 9.375% Debentures, of which $7 million in aggregate principal amount was outstanding as of the Petition Date; (vi) the 130 Million DEM Bearer Bonds, of which approximately $60 million in aggregate principal amount was outstanding as of the Petition Date; and (vii) OCD’s guarantee of the $150 Million Debentures, of which $42 million in aggregate principal amount was outstanding as of the Petition Date.

1.240	“Pre-petition Indenture Trustees” means collectively, the Persons serving from time to time as trustees or paying agents under the Pre-petition Bond Indentures, pursuant to the terms of the applicable Pre-Petition Bond Indentures.

1.241	“Priority Tax Claim” means an unsecured Claim asserted by a federal or state governmental authority for taxes specified in Section 507(a)(8) of the Bankruptcy Code.

1.242	“Pro Rata” means (i) when used with respect to the treatment of a Claim, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims) in such Class, and (ii) when used with respect to the treatment of an Interest, the proportion that the Interests in a particular Class held by a particular holder bears to the aggregate amount of all Interests in such Class.

1.243	“Professional Services” means Integrex Professional Services LLC, a Delaware limited liability company.

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1.244	“Proof of Claim” means the proof of claim that must be filed by a holder of a Claim by the date(s), if any, designated by the Bankruptcy Court as the last date(s) for filing proofs of claims or interests against the Debtors.

1.245	“Protected Party” means any of the following: (i) any Debtor and its Related Persons, but, with respect to Related Persons, solely to the extent set forth on Schedule X, as it may be amended up to ten (10) Business Days prior to the Objection Deadline; (ii) any Reorganized Debtor and its Related Persons, but, with respect to Related Persons, solely to the extent set forth on Schedule X; (iii) any Person that, pursuant to the Plan or after the Effective Date becomes a joint venture affiliated party of or direct or indirect transferee of, or successor to, any assets of any of the Debtors, the Reorganized Debtors, or the Asbestos Personal Injury Trust (but only to the extent that liability is asserted to exist by reason of such Person’s becoming or being such a transferee or successor); (iv) any Person that, pursuant to the Plan or after the Effective Date, makes a loan to any of the Reorganized Debtors or the Asbestos Personal Injury Trust or to a successor to, or transferee of, any assets of any of the Debtors, the Reorganized Debtors, or the Asbestos Personal Injury Trust, including, without limitation, any Person that makes a loan pursuant to the Exit Facility (but only to the extent that liability is asserted to exist by reason of such Person’s becoming or being such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired); (v) any Person to the extent such Person is alleged to be directly or indirectly liable for the conduct of, Claims against, or Demands on any of the Debtors, the Reorganized Debtors, or the Asbestos Personal Injury Trust on account of Asbestos Personal Injury Claims by reason of one or more of the following: (a) such Person’s ownership of a financial interest in any of the Debtors or Reorganized Debtors, a past or present Affiliate of any of the Debtors or the Reorganized Debtors, or predecessor in interest of any of the Debtors or the Reorganized Debtors, but solely to the extent set forth on Schedule X, (b) such Person’s involvement in the management of any predecessor in interest of any of the Debtors or the Reorganized Debtors, but solely to the extent set forth on Schedule X, or (c) such Person’s service as an officer, director, or employee, or involvement in the management, of any of the Debtors, the Reorganized Debtors, or any Interested Party; (vi) any past, present or future purchaser or other transferee of the assets or business, in whole or in part, or all of the outstanding capital stock, of any one or more of the Debtors, Reorganized Debtors, or past or present Affiliates of the Debtors or Reorganized Debtors, however effectuated, by operation of law or otherwise, and any Related Person of such purchaser or transferee, to the extent set forth in Schedule VI to the Plan and any direct or indirect purchaser or other transferee of the assets or business, in whole or in part, or all of the outstanding capital stock, of any one or more of the Debtors, Reorganized Debtors, an OC Person, FB Person or Restructuring Affiliate, which purchase or transfer occurs on or after the Effective Date, however effectuated, by operation of law or otherwise, and any Related Person of such purchaser or transferee, but, with respect to this subsection (vi), only to the extent that liability is asserted to exist by reason of such Person becoming or being such a purchaser, transferee or successor; (vii) the Hartford Entities, to the extent set forth in the Hartford Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the Hartford Policies; (viii) the Mt. McKinley Entities, to the extent set forth in the Mt. McKinley Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the Mt. McKinley Policies; (ix) the AXA Entities, to the extent set forth in the AXA Settlement Agreement, with respect to the liability for any Asbestos Personal

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Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the AXA Policies; (x) the Affiliated FM Entities, to the extent set forth in the Affiliated FM Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the Affiliated FM Policy; (xi) the AIG Company Entities, to the extent set forth in the AIG Companies Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the AIG Policies; (xii) the Allianz Entities, to the extent set forth in the Allianz Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the Allianz Policies; (xiii) the Royal Entities, to the extent set forth in the Royal Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the Royal Policies; (xiv) the Century Entities, to the extent set forth in the Century Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims that arise out of or in connection with the Century Policies; and (xv) such other insurance companies, liquidators of insolvent insurance companies, and state guaranty associations, to the extent set forth in Schedule VII, to be filed no later than ten (10) Business Days prior to the Objection Deadline, and with respect to liability for any Asbestos Personal Injury Claims or any Resolved Asbestos Personal Injury Claims, but only if and to the extent that any such insurance company, liquidator, or guaranty association has entered into a settlement agreement with one or more of the Debtors with respect to liability for Asbestos Personal Injury Claims or Resolved Asbestos Personal Injury Claims prior to the Effective Date, or such later date to which the Plan Proponents may agree, and such agreement expressly provides either for the payment by any such Person of insurance or other proceeds to the Asbestos Personal Injury Trust, whether directly or indirectly, for the comprehensive release of such Person’s further liability for Asbestos Personal Injury Claims or Resolved Asbestos Personal Injury Claims or for such Person’s entitlement to the protection of the Asbestos Permanent Channeling Injunction in the Chapter 11 Cases as a Protected Party, provided further, for the avoidance of doubt, that no insurer or insurance-related entity shall be deemed a Protected Party to the extent that such insurer or entity either issued or has otherwise succeeded to responsibility for (as successor, liquidator, guaranty association, or otherwise) the policies listed in Schedule XVI.

1.246	“Put Options” means those options granted to the Asbestos Personal Injury Trust to sell to the Backstop Providers (or such other Persons set forth in the Collar Agreements) the Reserved New OCD Shares at an exercise price of $25.00 per share, which options shall expire three (3) months after the date on which the Reserved New OCD Shares are delivered to the Asbestos Personal Injury Trust, as set forth in greater detail in the Collar Agreements attached hereto as Exhibit J.

1.247	“Quarterly Distribution Date” means the calendar quarters ending in March, June, September and December, on which dates the Reorganized Debtors shall make payments and distributions from the reserve established for Disputed Claims to each holder of a Disputed Claim that has become an Allowed Claim during the preceding calendar quarter.

1.248	“Record Date” means the first Business Day following the Confirmation Date.

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1.249	“Reference Order” means the Order (i) Referring Certain Cases to the Bankruptcy Court and (ii) allocating responsibilities between the District Court and the Bankruptcy Court, entered by the District Court on December 10, 2001, as amended and modified by the Case Management Order entered December 24, 2002, and as it may be subsequently be modified or amended.

1.250	“Registration Rights Agreement” means either of the Investor Registration Rights Agreement or the Trust Registration Rights Agreement, and “Registration Rights Agreements”, collectively, means both of the Investor Registration Rights Agreement and the Trust Registration Rights Agreement.

1.251	“Reinstatement” means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before the default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, without limitation, financial coverage ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

1.252	“Related Persons” means, with respect to any Person, such Person’s predecessors, successors and assigns (whether by operation of law or otherwise) and their respective present and former Affiliates (including, without limitation, in the case of the Debtors and the Reorganized Debtors, the Restructuring Affiliates) and each of their respective present and former members, partners, equity-holders, officers, directors, employees, representatives, advisors, attorneys, agents and professionals, acting in such capacity, and any Person claiming by or through any of them.

1.253	“Released Actions” means any and all claims (including, without limitation, Claims), Avoidance Actions, obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities (including, without limitation, all claims or causes of action relating to successor liability or piercing the corporate veil) and all Interests and rights of an equity security holder, whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date in connection with or related to any of the Debtors, the Reorganized Debtors or their respective Estates, the Chapter 11 Cases or the Plan, the Disclosure Statement, the Restructuring Transactions, the Plan Support Agreement, the Trust Registration Rights Agreement, the Collar Agreements, or any of the Rights Offering Documents (including, without limitation, any of the Subscription Documents),

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except for (i) the Avoidance Actions, if any, listed on Schedule XIV, as determined by the Plan Proponents, (ii) the Material Rights of Action (with the sole exception of those Material Rights of Action listed on Schedule XIII, to be filed no later than ten (10) Business Days prior to the Objection Deadline), (iii) the Commercial Claims, and (iv) Asbestos Personal Injury Claims. Without limiting the foregoing, Released Actions shall include, and shall be deemed to include, the release of all Claims, obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities against the Debtors and the Non-Debtor Subsidiaries arising from the 1997 Credit Agreement or the guarantees of the obligations under the 1997 Credit Agreement.

1.254	“Released Parties” means (i) the Unsecured Creditors’ Committee and its present and former members, representatives, advisors, attorneys, agents and professionals, acting in such capacity, (ii) the Asbestos Claimants’ Committee and its present and former members, representatives, advisors, attorneys, agents and professionals, acting in such capacity, (iii) the Future Claimants’ Representative and his present and former representatives, advisors, attorneys, agents and professionals, acting in such capacity, (iv) the respective Related Persons of the Debtors and the Reorganized Debtors and their respective Estates as of the Petition Date and thereafter, (v) the present and former officers and directors of the Debtors and the Reorganized Debtors, (vi) the Investor and its affiliates and their respective present and former representatives, attorneys, agents and professionals, acting solely in such capacity, (vii) the Backstop Providers and their affiliates and their respective present and former representatives, attorneys, agents and professionals, acting solely in such capacity, (viii) the Ad Hoc Bondholders’ Committee and its present and former representatives, attorneys, agents and professionals, acting solely in such capacity, and (ix) the Ad Hoc Equity Holders’ Committee and its present and former representatives, attorneys, agents and professionals, acting solely in such capacity; except in each case for the Persons listed on Schedule III, as it may be amended, modified or supplemented up to ten (10) Business Days prior to the Objection Deadline, against which Claims, obligations, suits, judgments, damages, Demands, debts, rights, remedies, causes of action, liabilities, Interests and other rights of an equity security holder shall not be released under the Plan.

1.255	“Reorganized Debtors” means, collectively, Reorganized Owens Corning and the Reorganized Subsidiary Debtors.

1.256	“Reorganized Integrex” means reorganized Integrex, on and after the Effective Date.

1.257	“Reorganized OCD” means Owens Corning (Reorganized) Inc., as successor issuer to OCD under Section 12(b) of the Securities Exchange Act of 1934 pursuant to the Restructuring Transactions, on and after the Effective Date.

1.258	“Reorganized OCD Board” means the board of directors of Reorganized OCD, as more specifically set forth in Section 5.18(a) of the Plan.

1.259	“Reorganized Owens Corning” means reorganized OCD, including any successors, assignees and transferees thereof pursuant to the Restructuring Transactions, on and after the Effective Date.

1.260	“Reorganized Subsidiary Debtors” means the reorganized Subsidiary Debtors and their respective successors, on and after the Effective Date.

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1.261	“Reserved Class A6-A Aggregate Amount” means, in the event Class A5 and Class A6-A both accept the Plan, that portion of the Class A6-A Aggregate Distribution not distributed on the Initial Distribution Date to holders of Allowed Claims in Class A6-A as of the Effective Date, the aggregate amount of which shall, as of the Effective Date, be equal to the Class A6-A Aggregate Distribution multiplied by a fraction, the numerator of which is the aggregate amount of all Disputed Claims in Class A6-A as of the Effective Date, and the denominator of which is the aggregate amount of all Allowed Claims and Disputed Claims in Class A6-A as of the Effective Date.

1.262	“Reserved Class A6-B Aggregate Amount” means, in the event Class A5 and Class A6-B both accept the Plan, that portion of the Class A6-B Aggregate Distribution not distributed on the Initial Distribution Date to holders of Allowed Claims in Class A6-B as of the Effective Date, the aggregate amount of which shall, as of the Effective Date, be equal to the Class A6-B Aggregate Distribution multiplied by a fraction, the numerator of which is the aggregate amount of all Disputed Claims in Class A6-B as of the Effective Date, and the denominator of which is the aggregate amount of all Allowed Claims and Disputed Claims in Class A6-B as of the Effective Date.

1.263	“Reserved New OCD Shares” means 28.2 million shares of New OCD Common Stock, which, as of the Effective Date, shall be reserved and held in treasury for future issuance and (x) in the event Class A5 accepts the Plan, may be distributed to the Asbestos Personal Injury Trust as provided in Section 3.24 hereof, or (y) in the event Class A5 rejects the Plan, shall be distributed to the OC Sub-Account of the Asbestos Personal Injury Trust between January 1, 2007 and January 8, 2007 pursuant to the terms hereof. The Reserved New OCD Shares shall be subject to the Call Options and Put Options as provided in the Collar Agreements and Section 5.10(a) hereof.

1.264	“Reserved OCD Distribution Amount” means an amount of Cash equal to the Combined OCD Distribution Package Value multiplied by a fraction, the numerator of which is: (x) in the event Class A6-A and Class A6-B both reject the Plan, the aggregate amount of all Disputed Claims in Classes A6-A and A6-B as of the Effective Date; (y) in the event Class A6-A accepts the Plan and Class A6-B rejects the Plan, the aggregate amount of all Disputed Claims in Class A6-B as of the Effective Date; or (z) in the event Class A6-B accepts the Plan and Class A6-A rejects the Plan, the aggregate amount of all Disputed Claims in Class A6-A as of the Effective Date; and the denominator of which is the sum of (i) the aggregate amount of all Allowed Claims in Classes A5, A6-A, A6-B and A11, (ii) the Class A7 Aggregate Amount, and (iii) the aggregate amount of all Disputed Claims in Classes A6-A and A6-B, in each case as of the Effective Date.

1.265	“Reserved OCD Distribution Package” means that portion of the Combined OCD Distribution Package not distributed on the Initial Distribution Date to the OC Sub-Account on account of the Class A7 Aggregate Amount and holders of Allowed Claims in Classes A5, A6-A and A6-B as of the Effective Date, the aggregate value of which portion shall, as of the Effective Date, be equal to the Combined OCD Distribution Package multiplied by a fraction, the numerator of which is the aggregate amount of all Disputed Claims in Classes A6-A and A6-B as of the Effective Date, and the denominator of which is the sum of (i) the aggregate amount of all Allowed Claims in Classes A5, A6-A, A6-B and A11, (ii) the Class A7 Aggregate Amount, and (iii) the aggregate amount of all Disputed Claims in Classes A6-A and A6-B, in each case as of the Effective Date.

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1.266	“Resolved Asbestos Personal Injury Claims” means OC Resolved Asbestos Personal Injury Claims and FB Resolved Asbestos Personal Injury Claims.

1.267	“Restricted Cash” means, collectively, OCD Restricted Cash and FB Restricted Cash.

1.268	“Restructuring Affiliates” means, collectively, Reorganized OCD and any and all successors, assignees and transferees of any of the Debtors or Reorganized Debtors pursuant to the Restructuring Transactions.

1.269	“Restructuring Transactions” means those transactions or other actions (including without limitation, mergers, consolidations, joint ventures, restructures, dispositions, offerings, liquidations, or dissolutions) that one or more of the applicable Debtors or Reorganized Debtors may enter into on, prior to, or after the Effective Date outside the ordinary course of business of such Reorganized Debtors in accordance with Section 5.6 hereof, including, without limitation, actions to effect a corporate restructuring of their respective businesses, to realign the overall corporate structure of the Reorganized Debtors and their Affiliates or to reincorporate certain of the Subsidiary Debtors under the laws of jurisdictions other than the laws of which the applicable Subsidiary Debtors are presently incorporated. The Restructuring Transactions shall be acceptable to the Debtors and the other Plan Proponents.

1.270	“Rights” means the rights of the holders of Eligible Class A5 Claims, Class A6-A Claims and Class A6-B Claims to purchase their Pro Rata portion of the Rights Offering Shares in connection with the Rights Offering pursuant to the Subscription Documents.

1.271	“Rights Offering” means that certain rights offering whereby the holders of Eligible Class A5 Claims, Class A6-A Claims and Class A6-B Claims shall be offered the opportunity to subscribe for the Rights Offering Shares pursuant to the terms of the Equity Commitment Agreement and the Subscription Documents.

1.272	“Rights Offering Account” means a trust account, escrow account, treasury account or similar segregated account or accounts which shall be in form and substance satisfactory to the Debtors and the other Plan Proponents and which shall be separate and apart from the Debtors’ general operating funds and any other funds subject to any cash collateral arrangements, and which segregated account or accounts shall bear simple interest and be maintained for the purpose of holding the Rights Offering Purchase Price Proceeds until the Effective Date, or such other later date, at the option of the Reorganized Debtors and the other Plan Proponents, in accordance with the terms of the Equity Commitment Agreement and Section 5.8(d) of the Plan.

1.273	“Rights Offering Amount” means $2.187 billion, which is equal to the aggregate purchase price for the Rights Offering Shares at $30.00 per share.

1.274	“Rights Offering Documents” means the Investor Registration Rights Agreement and any and all documents executed and/or delivered in connection with the Rights Offering, including, without limitation, the Equity Commitment Agreement, the Syndication Agreement and the Subscription Documents.

1.275	“Rights Offering Purchase Price Proceeds” means the cash proceeds of the payment of each “Purchase Price” as defined in the Equity Commitment Agreement pursuant to the Rights Offering.

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1.276	“Rights Offering Record Date” means the “Voting Record Date” as such term is defined in the Order: (1) Establishing Procedures For Solicitation And Tabulation Of Votes To Accept Or Reject Joint Plan Of Reorganization; (2) Approving Forms Of Ballots; (3) Approving Form of Notices; And (4) Establishing Record Date For Voting Purposes Only.

1.277	“Rights Offering Shares” means those 72,900,000 shares of New OCD Common Stock to be offered pursuant to the Rights Offering.

1.278	“Royal Entities” means Royal Indemnity Company and (a) all of its predecessors, successors, assigns, subsidiaries, affiliates, holding companies (if any), parent companies (if any), merged companies and acquired companies, and (b) all of the respective employees, officials, agents, attorneys, representatives, officers, and directors, in their capacity as such, of the entities encompassed by clause (a).

1.279	“Royal Policies” means the following policies issued to OCD by Royal Indemnity Company:

Policy Period	Policy Number
December 10, 1982 to September 1, 1983	ED 101856
September 1, 1983 to September 1, 1984	ED 102134
September 1, 1983 to September 1, 1984	ED 102135

1.280	“Royal Settlement Agreement” means the settlement agreement between OCD and Royal Indemnity Company, with an effective date of May 23, 2006, which was approved by the Bankruptcy Court on July 20, 2006.

1.281	“Senior Indebtedness Claim” means any Claim against OCD that: (1) arises for borrowed money, securities sold, funds provided, assets or services purchased or any other transaction whether or not in the ordinary course of business and which is evidenced by a promissory note, bond, debenture, writing or other instrument of indebtedness or reflected on the accounting records of the Debtors as a payable (but expressly excluding (A) amounts owed for compensation to employees, (B) obligations owing under judgments arising out of obligations that are not indebtedness for borrowed money (other than any such obligations arising from obligations which are otherwise Senior Indebtedness), (C) any indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to or is junior in right of payment to the MIPS Claims and Interests, (D) any liability for federal, state, local or other taxes owed or owing by the Company, (E) any liability in respect of any employee benefit plan (including, without limitation, any liability to the Pension Benefit Guaranty Corporation or any successor thereto) and (F) indebtedness or obligations to a Subsidiary of the Debtors); (2) is owed with respect to any lease, conditional sale or installment sale agreement or other financing instrument or agreement which in accordance with generally accepted accounting principles is, at the time the lease, conditional sale or installment sale agreement or other financing instrument or agreement is entered into, assumed or guaranteed, directly or indirectly, by one or more of the Debtors, required to be reflected as a liability on the face of the balance sheet of the Debtors; (3) is for

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principal of and interest on any loan and other extension of credit under any lines of credit, revolving credit agreements or promissory notes from a bank or other financial institution (including, without limitation, any letters of credit, bankers’ acceptances, performance bonds and other credit facilities under such borrowing arrangements) and all fees, expenses, reimbursements, indemnities, premiums and other amounts payable under such borrowing arrangements; (4) is for any amounts payable in respect of any interest rate exchange agreement, ceiling rate agreement, currency exchange agreement or similar agreement; and (5) is a renewal, deferral, amendment, modification, supplement, extension, or refunding of any of the indebtedness described in clauses (1) through (5), inclusive, or evidences of indebtedness issued in exchange for such Senior Indebtedness. For the avoidance of doubt, Senior Indebtedness shall include the Allowed Claims of Special Situations Investing Group, Inc. and WestLB against OCD in the amounts of $20,387,333 and $10,135,236, respectively, as provided under the OCFBV Settlement Agreement. Without limitation, Senior Indebtedness shall not include any: (a) Environmental Claim; (b) OC Asbestos Property Damage Claim; (c) FB Asbestos Property Damage Claim; (d) OC Asbestos Personal Injury Claim; (e) FB Asbestos Personal Injury Claim; (f) non-asbestos tort Claim; (g) Claim of any present or former employee of the Debtors for compensation; (h) Claim for on account of any tax; and (i) Claim with respect to any employee benefit plan, including without limitation any Claim of the Pension Benefit Guaranty Corporation.

1.282	“Senior Indebtedness Final Distribution Percentage” means the percentage determined, as of the Final Distribution Date, by dividing the total amount of the Allowed OCFBV Class A11 Claim and the Allowed MIPS Claims and Interests in Class A11 by the sum of (i) the aggregate amount of all Allowed Claims in Classes A5, A6-A, A6-B and A11 and (ii) the Class A7 Aggregate Amount.

1.283	“Senior Indebtedness Initial Distribution Percentage” means the percentage determined, as of the Effective Date, by dividing the total amount of the Allowed OCFBV Class A11 Claim and the Allowed MIPS Claims and Interests in Class A11 by the sum of (i) the aggregate amount of all Allowed Claims in Classes A5, A6-A, A6-B and A11, (ii) the Class A7 Aggregate Amount, and (iii) the aggregate amount of all Disputed Claims in Classes A6-A and A6-B, in each case as of the Effective Date.

1.284	“Senior Notes” means such unsubordinated obligations for the payment of money as Reorganized OCD or any of the Reorganized Debtors may issue or incur on or about the Effective Date in connection with the Plan, the principal terms and conditions of which are summarized in Exhibit G, as it may be amended up to ten (10) Business days prior to the Objection Deadline.

1.285	“Settlement Term Sheet” means that certain Settlement Term Sheet, dated as of April 28, 2006, by and among the Debtors (subject to the approval of the Bankruptcy Court), the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the Official Representatives, the Ad Hoc Equity Holders’ Committee and the Ad Hoc Bondholders’ Committee. A true and correct copy of the Settlement Term Sheet is attached as an exhibit to the Plan Support Agreement, which is appended to the Disclosure Statement as Appendix G.

1.286	“SOFAS” means the Schedules and Statements of Financial Affairs filed in the Chapter 11 Cases by OCD and each of the Subsidiary Debtors, as amended from time to time.

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1.287	“Soltech” means Soltech, Inc., a Kentucky corporation.

1.288	“Standard Combination” means, with respect to certain distributions that may be made under the Plan, a combination of approximately 14% Cash and 86% New OCD Common Stock; provided, however, that such respective percentages may be modified in Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.289	“Subordinated Claims” means the Claims or Interests (in the event that a Claim might be characterized as an Interest) of any Person who has entered into a subordination or other agreement that is enforceable under applicable bankruptcy or non-bankruptcy law and which subordinates such Claims or Interests to any holders of Claims who will not be paid in full on account of such holders’ Allowed Claims under the Plan; provided, however, that, such term shall include the MIPS Claims and Interests and the OCFBV Class A11 Claims.

1.290	“Subscription Agent” means the entity or entities reasonably satisfactory to the Investor and the Plan Proponents engaged by the Debtors to administer the Rights Offering in accordance with the Subscription Documents.

1.291	“Subscription Agreement” means that certain Subscription Form of Acceptance to be executed by each subscribing holder of an Eligible Class A5, Class A6-A or Class A6-B Claim in connection with its purchase of Rights Offering Shares pursuant to the Rights Offering and delivered by such subscribing holder to the Subscription Agent on or before the Subscription Expiration Time. A true and correct copy of the form of the Subscription Agreement, in form and substance reasonably satisfactory to the Debtors, the other Plan Proponents and the Investor, shall be filed as Appendix to the Disclosure Statement no later than five (5) Business Days prior to the Disclosure Statement Hearing.

1.292	“Subscription Commencement Date” means the date on which the Subscription Documents (together with the Ballots) shall be distributed to holders of Eligible Class A5 Claims, Class A6-A Claims and Class A6-B Claims.

1.293	“Subscription Documents” means the Subscription Agreement, along with the instructions attached to the Subscription Agreement, and any other documents or agreements executed or delivered in connection therewith, each of which shall be in form and substance reasonably satisfactory to the Debtors, the other Plan Proponents and the Investor.

1.294	“Subscription Expiration Time” means 5:00 p.m. New York City time on the 20th calendar day (or if such day is not a Business Day, the next Business Day) after the Subscription Commencement Date, or such later date as OCD, subject to the approval of the Investor (which shall not be unreasonably withheld) and the reasonable consent of the other Plan Proponents, may specify in a notice provided to the Investor before 9:00 a.m. New York City time on the Business Day before the then-effective expiration time.

1.295	“Subscription Price” means $30.00 per share of New OCD Common Stock.

1.296	“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of

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any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more other Persons controlled by such Person or a combination thereof.

1.297	“Subsidiary Debtors” means the direct and indirect Subsidiaries of OCD that are set forth in Schedule I hereto and such other Subsidiaries of OCD as may file for protection under Chapter 11 of the Bankruptcy Code subsequent to the date hereof and prior to the Confirmation Date.

1.298	“Subsidiary Interests” means, (i) collectively, the issued and outstanding ownership interests in the Subsidiary Debtors, together with any options, warrants, conversion rights, rights of first refusal or other rights, contractual, equitable or otherwise, to acquire or receive any ownership interests in the Subsidiary Debtors, or any contract subscription, commitment or agreement pursuant to which any Person was or could have been entitled to receive any share of any ownership interests in the Subsidiary Debtors, or any such option, warrant, conversion right, right of first refusal or other right (including, without limitation, any rights of any 401(k) plan or the interest of any participant therein), in each case issued or entered into by, or otherwise the obligation of, the applicable Subsidiary Debtor, and, in each case owned beneficially and of record, directly or indirectly, by OCD; and (ii) the Integrex Minority Interests.

1.299	“Supplemental Excess Available Cash” means the Senior Indebtedness Final Distribution Percentage of the Excess Available Cash, if any.

1.300	“Supplemental Excess New OCD Common Stock” means the Senior Indebtedness Final Distribution Percentage of the aggregate number of shares of Excess New OCD Common Stock, if any.

1.301	“Supply Chain Solutions” means Integrex Supply Chain Solutions LLC, a Delaware limited liability company.

1.302	“Syndication Agreement” means that certain Syndication Agreement by and between the Investor and the Backstop Providers, dated as of May 10, 2006.

1.303	“TAC” means the Trustees’ Advisory Committee established under the Asbestos Personal Injury Trust Agreement.

1.304	“Testing Systems” means Integrex Testing Systems LLC, a Delaware limited liability company.

1.305	“Total [Entity] Distributable Value” means, with respect to each Debtor other than Falcon Foam, Fibreboard, IPM, OCD and Ventures, the sum of (i) the enterprise value allocated to such Debtor as of the Effective Date, (ii) the Available Cash held by such Debtor as of the Effective Date, and (iii) any value credited to such Debtor, if any, as of the Effective Date on account of Intercompany Claims against other Debtors.

1.306	“Total Enterprise Value” means the estimated going concern value of the Debtors and the Non-Debtor Subsidiaries as a whole as of the Effective Date and shall include the present value of cash flows related to the utilization of net operating loss carry forwards available to the Reorganized Debtors as of the Effective Date; provided, however, that an estimate of such value as of the Effective Date shall be set forth in Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

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1.307	“Total Falcon Foam Distributable Value” means the sum of (i) the portion of the Total Enterprise Value allocated to Falcon Foam (excluding any equity value of Falcon Foam subsidiaries) as of the Effective Date, (ii) the Available Cash held by Falcon Foam as of the Effective Date, (iii) amounts credited to Falcon Foam, if any, on account of Intercompany Claims against other Debtors, as of the Effective Date, and (iv) the value retained by Falcon Foam, if any, as of the Effective Date on account of the Integrex Interests.

1.308	“Total FB Distributable Value” means the sum of (i) the portion of the Total Enterprise Value allocated to Fibreboard (excluding any equity value of Fibreboard subsidiaries) as of the Effective Date, (ii) the Available Cash held by Fibreboard as of the Effective Date, (iii) amounts credited to Fibreboard, if any, on account of Intercompany Claims against other Debtors as of the Effective Date, excluding the amount of the FB Sub-Account Settlement Payment and the FB/OC Asbestos Settlement Payment (both of which shall be distributed to the FB Sub-Account, as described herein), and (iv) the value retained by Fibreboard, if any, on account of the ESI Interests and the Vytec Interests as of the Effective Date; provided, however, that such value shall not include amounts in the Fibreboard Insurance Settlement Trust and the Committed Claims Account.

1.309	“Total IPM Distributable Value” means the sum of (i) the portion of the Total Enterprise Value allocated to IPM (excluding any equity value of IPM subsidiaries) as of the Effective Date, (ii) the Available Cash held by IPM as of the Effective Date, (iii) amounts credited to IPM, if any, on account of Intercompany Claims against other Debtors, as of the Effective Date, and (iv) the value retained by IPM, if any, as of the Effective Date on account of its interests in its subsidiaries and joint ventures, including, without limitation, the OC Sweden Interests.

1.310	“Total OCD Distributable Value” means the sum of (i) the portion of the Total Enterprise Value allocated to OCD (excluding any equity value of OCD subsidiaries) as of the Effective Date, (ii) the Available Cash held by OCD as of the Effective Date, (iii) amounts credited to OCD, if any, on account of Intercompany Claims against other Debtors, as of the Effective Date, and (iv) the value retained by OCD, if any, as of the Effective Date on account of its interests in its subsidiaries, including, without limitation, the IPM Interests, the OCFT Interests, the Soltech Interests, and the Falcon Foam Interests.

1.311	“Total Ventures Distributable Value” means the sum of (i) the portion of the Total Enterprise Value allocated to Ventures (excluding any equity value of Ventures subsidiaries) as of the Effective Date, (ii) the Available Cash held by Ventures as of the Effective Date, (iii) amounts credited to Ventures, if any, on account of Intercompany Claims against other Debtors, as of the Effective Date, and (iv) the value retained by Ventures, if any, as of the Effective Date on account of its Interests in Professional Services, HOMExperts, Testing Systems and the Supply Chain Solutions.

1.312	“Trigger Date” means the date that is ten (10) days after the conclusion of the 109th Congress.

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1.313	“Trust Promissory Note” means a promissory note to be issued by Reorganized OCD to the Asbestos Personal Injury Trust in the event Class A5 rejects the Plan, which shall be in a principal amount equal to the sum of (A) the Cash component of that portion of the Combined OCD Distribution Package equal to the product of (x) the Class A7 Initial Distribution Percentage and (y) the Combined OCD Distribution Package plus (B) $2.1 billion, less $1.25 billion. The Trust Promissory Note shall be payable no later than January 8, 2007, shall bear simple interest from the Effective Date until the payment date at the rate of seven percent (7%) per annum, shall be in form and substance satisfactory to the Debtors and the other Plan Proponents, and shall be substantially in the form set forth on Exhibit N, to be filed no later than ten (10) Business Days prior to the Objection Deadline.

1.314	“Trust Registration Rights Agreement” means that certain registration rights agreement by and between Reorganized OCD and the Asbestos Personal Injury Trust, which agreement shall be in the form of Exhibit P-2 hereto.

1.315	“Trust Stock Pledge” means the pledge by Reorganized OCD of fifty-one percent (51%) of the voting stock of one or more of its subsidiaries to secure its obligations to the Asbestos Personal Injury Trust (i) under the Contingent Note or the Trust Promissory Note, as may be applicable, and (ii) with respect to the issuance and delivery of the Reserved New OCD Shares as provided herein, which pledge shall be in form and substance satisfactory to the Debtors and the other Plan Proponents. The principal terms and conditions of the Trust Stock Pledge shall be set forth on Exhibit Q, to be filed no later than ten (10) Business Days prior to the Objection Deadline.

1.316	“Unclassified Claims” means the DIP Facility Claims, Administrative Claims and Priority Tax Claims, collectively.

1.317	“Unimpaired” means, when used with reference to a Claim, Class or Interest, a Claim, Class or Interest that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.318	“Unpaid FB Resolved Asbestos Personal Injury Claim” means an FB Asbestos Personal Injury Claim (i) which is eligible to be paid from NSP Administrative Deposit Accounts in respect of FB Asbestos Personal Injury Claims; and (ii) to the extent such Claim has not been, and will not be, paid from the NSP Administrative Deposit Accounts.

1.319	“Unpaid OC Resolved Asbestos Personal Injury Claim” means an OC Asbestos Personal Injury Claim (i) which is eligible to be paid from NSP Administrative Deposit Accounts in respect of OC Asbestos Personal Injury Claims; and (ii) to the extent such Claim has not been, and will not be, paid from the NSP Administrative Deposit Accounts.

1.320	“Unsecured Creditors’ Committee” means the official creditors’ committee representing general unsecured creditors, which was appointed pursuant to Section 1102(a) of the Bankruptcy Code by the United States Trustee for the District of Delaware on October 23, 2000 and which includes the unofficial sub-committee representing the Bank Holders and the unofficial sub-committee representing the Bondholders and trade creditors, each of which sub-committees is represented by separate counsel and financial advisors.

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1.321	“Unsubscribed Shares” means a number of shares of New OCD Common Stock equal to the number of Rights Offering Shares which are not properly subscribed for pursuant to the Rights Offering on or before the Subscription Expiration Time, which the Investor shall purchase in cash pursuant to the Equity Commitment Agreement, at a purchase price per share equal to the Subscription Price.

1.322	“Ventures” means Integrex Ventures LLC, a Delaware limited liability company.

1.323	“Voting Deadline” means the date set forth in the Voting Procedures Order by which a creditor or interest holder must deliver a ballot voting to accept or reject the Plan.

1.324	“Voting Procedures” means the detailed instructions and procedures relating to the solicitation of votes with respect to the Plan.

1.325	“Voting Procedures Order” means the order of the Bankruptcy Court or District Court approving the Voting Procedures.

1.326	“Vytec” means Vytec Corporation, a Canadian corporation.

1.327	“Wellington Agreement” means that certain Agreement Concerning Asbestos-Related Claims dated as of June 19, 1985.

C. Rules of Interpretation

For purposes of the Plan (i) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (ii) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified or supplemented; (iii) unless otherwise specified, all references in the Plan to sections, articles, schedules and exhibits are references to sections, articles, schedules and exhibits of or to the Plan; (iv) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (v) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (vi) the rules of construction set forth in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

D. Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Federal Rule of Bankruptcy Procedure 9006(a) shall apply.

E. Governing Law

Unless the application of a specific rule of law or procedure is required by federal law (including the Bankruptcy Code and the Bankruptcy Rules), or is otherwise expressly provided for, (i) the laws of the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan (unless such agreement, document or instrument shall specify another state’s law) and (ii) the laws of the state of incorporation of each Debtor and Reorganized Debtor shall govern corporate governance matters with respect to such Debtor or Reorganized Debtor, in each case without giving effect to the principles of conflicts of law thereof.

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ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

2.1 Introduction

Pursuant to Sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for all purposes, including, without express or implied limitation, voting, confirmation and distribution pursuant to the Plan, as set forth herein below. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date.

ALLOWED CLAIMS HELD AGAINST ONE DEBTOR SHALL BE SATISFIED SOLELY FROM THAT PORTION OF THE NEW OCD COMMON STOCK, CASH AND/OR OTHER ASSETS TO BE DISTRIBUTED ON ACCOUNT OF THE VALUE ATTRIBUTABLE TO SUCH DEBTOR AND ITS ESTATE, PROVIDED THAT, TO THE EXTENT OF ANY INSUFFICIENCY, FUNDS MAY BE ADVANCED TO THE RELEVANT DEBTORS BY THE ESTATE OF OCD. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NOTHING IN THE PLAN OR THE DISCLOSURE STATEMENT SHALL CONSTITUTE OR BE DEEMED TO CONSTITUTE AN ADMISSION THAT ANY ONE OF THE DEBTORS IS SUBJECT TO OR LIABLE FOR ANY CLAIM AGAINST ANY OTHER DEBTOR. A CLAIM AGAINST MULTIPLE DEBTORS, TO THE EXTENT ALLOWED IN EACH DEBTOR’S CASE, SHALL BE TREATED AS A SEPARATE CLAIM AGAINST EACH DEBTOR’S ESTATE FOR ALL PURPOSES (INCLUDING, BUT NOT LIMITED TO, VOTING AND DISTRIBUTION, PROVIDED, HOWEVER, THAT NO HOLDER SHALL BE ENTITLED TO RECEIVE MORE THAN PAYMENT IN FULL OF ITS ALLOWED CLAIM (PLUS POSTPETITION INTEREST, IF AND TO THE EXTENT PROVIDED IN THIS PLAN)), AND SUCH CLAIMS SHALL BE ADMINISTERED AND TREATED IN THE MANNER PROVIDED IN THE PLAN.

In accordance with Section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims and Priority Tax Claims have not been classified, and the respective treatment of such Unclassified Claims is set forth in Section 3.1 of the Plan.

2.2 Owens Corning (Classes A1 through A12)

(a)	Class A1: OCD Other Priority Claims

Class A1 consists of all Other Priority Claims against OCD.

(b)	Class A2-A: OCD Other Secured Tax Claims

Class A2-A consists of all Other Secured Tax Claims against OCD.

(c)	Class A2-B: OCD Other Secured Claims

Class A2-B consists of all Other Secured Claims against OCD.

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(d)	Class A3: OCD Convenience Claims

Class A3 consists of all Convenience Claims against OCD.

(e)	Class A4: OCD Bank Holders Claims

Class A4 consists of all Bank Holders Claims against OCD.

(f)	Class A5: OCD Bondholders Claims

Class A5 consists of all Bondholders Claims against OCD.

(g)	Class A6-A: OCD General Unsecured Claims

Class A6-A consists of all General Unsecured Claims against OCD.

(h)	Class A6-B: OCD General Unsecured/Senior Indebtedness Claims

Class A6-B consists of all OCD General Unsecured/Senior Indebtedness Claims.

(i)	Class A7: OC Asbestos Personal Injury Claims

Class A7 consists of all OC Asbestos Personal Injury Claims.

(j)	Class A10: OCD Intercompany Claims

Class A10 consists of all Intercompany Claims against OCD other than the MIPS Claims and Interests, the OCFBV Class A6-A Claim and the OCFBV Class A11 Claim.

(k)	Class A11: OCD Subordinated Claims

Class A11 consists of all Subordinated Claims against OCD.

(l)	Class A12-A: Existing OCD Common Stock

Class A12-A consists of all Existing OCD Common Stock.

(m)	Class A12-B: OCD Interests Other than Existing OCD Common Stock

Class A12-B consists of all OCD Interests other than Existing OCD Common Stock.

2.3 Fibreboard Corporation (Classes B1 through B12)

(a)	Class B1: Fibreboard Other Priority Claims

Class B1 consists of all Other Priority Claims against Fibreboard.

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(b)	Class B2-A: Fibreboard Other Secured Tax Claims

Class B2-A consists of all Other Secured Tax Claims against Fibreboard.

(c)	Class B2-B: Fibreboard Other Secured Claims

Class B2-B consists of all Other Secured Claims against Fibreboard.

(d)	Class B3: Fibreboard Convenience Claims

Class B3 consists of all Convenience Claims against Fibreboard.

(e)	Class B4: Fibreboard Bank Holders Claims

Class B4 consists of all Bank Holders Claims against Fibreboard.

(f)	Class B6: Fibreboard General Unsecured Claims

Class B6 consists of all General Unsecured Claims against Fibreboard.

(g)	Class B8: FB Asbestos Personal Injury Claims

Class B8 consists of all FB Asbestos Personal Injury Claims.

(h)	Class B10: Fibreboard Intercompany Claims

Class B10 consists of all Intercompany Claims against Fibreboard.

(i)	Class B12: FB Interests

Class B12 consists of all Interests in Fibreboard.

2.4 Exterior Systems, Inc. (Classes C1 through C12)

(a)	Class C1: ESI Other Priority Claims

Class C1 consists of all Other Priority Claims against ESI.

(b)	Class C2-A: ESI Other Secured Tax Claims

Class C2-A consists of all Other Secured Tax Claims against ESI.

(c)	Class C2-B: ESI Other Secured Claims

Class C2-B consists of all Other Secured Claims against ESI.

(d)	Class C3: ESI Convenience Claims

Class C3 consists of all Convenience Claims against ESI.

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(e)	Class C4: ESI Bank Holders Claims

Class C4 consists of all Bank Holders Claims against ESI.

(f)	Class C6: ESI General Unsecured Claims

Class C6 consists of all General Unsecured Claims against ESI.

(g)	Class C10: ESI Intercompany Claims

Class C10 consists of all Intercompany Claims against ESI.

(h)	Class C12: ESI Interests

Class C12 consists of all Interests in ESI.

2.5 Vytec Corporation (Classes D1 through D12)3

(a)	Class D1: Vytec Other Priority Claims

Class D1 consists of all Other Priority Claims against Vytec.

(b)	Class D2-A: Vytec Other Secured Tax Claims

Class D2-A consists of all Other Secured Tax Claims against Vytec.

(c)	Class D2-B: Vytec Other Secured Claims

Class D2-B consists of all Other Secured Claims against Vytec.

(d)	Class D3: Vytec Convenience Claims

Class D3 consists of all Convenience Claims against Vytec.

(e)	Class D4: Vytec Bank Holders Claims

Class D4 consists of all Bank Holders Claims against Vytec.

(f)	Class D6: Vytec General Unsecured Claims

Class D6 consists of all General Unsecured Claims against Vytec.

[3]	Although Vytec has not filed under Chapter 11 as of the date of the Plan, OCD reserves the right to initiate a prepackaged chapter 11 case on behalf of Vytec prior to the Confirmation Hearing to be administratively consolidated with the pending Chapter 11 Cases, in the event OCD deems it necessary to do so in order to effectuate the terms of the Plan. The Vytec classification and treatment provisions described herein are presently for illustrative purposes, and shall only apply in the event that Vytec files for bankruptcy prior to the Confirmation Hearing. To the extent that Vytec does not file under Chapter 11, any and all obligations that Vytec has or may have under the 1997 Credit Agreement shall be discharged, released and barred upon the occurrence of the Effective Date pursuant to, among other things, the Final Bank Unimpairment Order.

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(g)	Class D10: Vytec Intercompany Claims

Class D10 consists of all Intercompany Claims against Vytec.

(h)	Class D12: Vytec Interests

Class D12 consists of all Interests in Vytec.

2.6 Soltech, Inc. (Classes E1 through E12)

(a)	Class E1: Soltech Other Priority Claims

Class E1 consists of all Other Priority Claims against Soltech.

(b)	Class E2-A: Soltech Other Secured Tax Claims

Class E2-A consists of all Other Secured Tax Claims against Soltech.

(c)	Class E2-B: Soltech Other Secured Claims

Class E2-B consists of all Other Secured Claims against Soltech.

(d)	Class E3: Soltech Convenience Claims

Class E3 consists of all Convenience Claims against Soltech.

(e)	Class E4: Soltech Bank Holders Claims

Class E4 consists of all Bank Holders Claims against Soltech.

(f)	Class E6: Soltech General Unsecured Claims

Class E6 consists of all General Unsecured Claims against Soltech.

(g)	Class E10: Soltech Intercompany Claims

Class E10 consists of all Intercompany Claims against Soltech.

(h)	Class E12: Soltech Interests

Class E12 consists of all Interests in Soltech.

2.7 Owens-Corning Fiberglas Technology Inc. (Classes F1 through F12)

(a)	Class F1: OCFT Other Priority Claims

Class F1 consists of all Other Priority Claims against OCFT.

(b)	Class F2-A: OCFT Other Secured Tax Claims

Class F2-A consists of all Other Secured Tax Claims against OCFT.

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(c)	Class F2-B: OCFT Other Secured Claims

Class F2-B consists of all Other Secured Claims against OCFT.

(d)	Class F3: OCFT Convenience Claims

Class F3 consists of all Convenience Claims against OCFT.

(e)	Class F4: OCFT Bank Holders Claims

Class F4 consists of all Bank Holders Claims against OCFT.

(f)	Class F6: OCFT General Unsecured Claims

Class F6 consists of all General Unsecured Claims against OCFT.

(g)	Class F10: OCFT Intercompany Claims

Class F10 consists of all Intercompany Claims against OCFT.

(h)	Class F12: OCFT Interests

Class F12 consists of all Interests in OCFT.

2.8 Owens-Corning Fiberglas Sweden Inc. (Classes G1 through G12)4

(a)	Class G1: OC Sweden Other Priority Claims

Class G1 consists of all Other Priority Claims against OC Sweden.

(b)	Class G2-A: OC Sweden Other Secured Tax Claims

Class G2-A consists of all Other Secured Tax Claims against OC Sweden.

(c)	Class G2-B: OC Sweden Other Secured Claims

Class G2-B consists of all Other Secured Claims against OC Sweden.

(d)	Class G3: OC Sweden Convenience Claims

Class G3 consists of all Convenience Claims against OC Sweden.

[4]	Although OC Sweden has not filed under Chapter 11 as of the date of the Plan, OCD reserves the right to initiate a prepackaged chapter 11 case on behalf of OC Sweden prior to the Confirmation Hearing to be administratively consolidated with the pending Chapter 11 Cases, in the event OCD deems it necessary to do so in order to effectuate the terms of the Plan. The OC Sweden classification and treatment provisions described herein are presently for illustrative purposes, and shall only apply in the event that OC Sweden files for bankruptcy prior to the Confirmation Hearing. To the extent that OC Sweden does not file under Chapter 11, any and all obligations that OC Sweden has or may have under the 1997 Credit Agreement shall be discharged, released and barred upon the occurrence of the Effective Date pursuant to, among other things, the Final Bank Unimpairment Order.

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(e)	Class G4: OC Sweden Bank Holders Claims

Class G4 consists of all Bank Holders Claims against OC Sweden.

(f)	Class G6: OC Sweden General Unsecured Claims

Class G6 consists of all General Unsecured Claims against OC Sweden.

(g)	Class G10: OC Sweden Intercompany Claims

Class G10 consists of all Intercompany Claims against OC Sweden.

(h)	Class G12: OC Sweden Interests

Class G12 consists of all Interests in OC Sweden.

2.9 IPM, Inc. (Classes H1 through H12)5

(a)	Class H1: IPM Other Priority Claims

Class H1 consists of all Other Priority Claims against IPM.

(b)	Class H2-A: IPM Other Secured Tax Claims

Class H2-A consists of all Other Secured Tax Claims against IPM.

(c)	Class H2-B: IPM Other Secured Claims

Class H2-B consists of all Other Secured Claims against IPM.

(d)	Class H3: IPM Convenience Claims

Class H3 consists of all Convenience Claims against IPM.

(e)	Class H4: IPM Bank Holders Claims

Class H4 consists of all Bank Holders Claims against IPM.

(f)	Class H6: IPM General Unsecured Claims

Class H6 consists of all General Unsecured Claims against IPM.

[5]	Although IPM has not filed under Chapter 11 as of the date of the Plan, OCD reserves the right to initiate a prepackaged chapter 11 case on behalf of IPM prior to the Confirmation Hearing to be administratively consolidated with the pending Chapter 11 Cases, in the event OCD deems it necessary to do so in order to effectuate the terms of the Plan. The IPM classification and treatment provisions described herein are presently for illustrative purposes, and shall only apply in the event that IPM files for bankruptcy prior to the Confirmation Hearing. To the extent that IPM does not file under Chapter 11, and any and all obligations that IPM has or may have under the 1997 Credit Agreement shall be discharged, released and barred upon the occurrence of the Effective Date pursuant to, among other things, the Final Bank Unimpairment Order.

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(g)	Class H10: IPM Intercompany Claims

Class H10 consists of all Intercompany Claims against IPM.

(h)	Class H12: IPM Interests

Class H12 consists of all Interests in IPM.

2.10 Integrex (Classes I1 through I12)

(a)	Class I1: Integrex Other Priority Claims

Class I1 consists of all Other Priority Claims against Integrex.

(b)	Class I2-A: Integrex Other Secured Tax Claims

Class I2-A consists of all Other Secured Tax Claims against Integrex.

(c)	Class I2-B: Integrex Other Secured Claims

Class I2-B consists of all Other Secured Claims against Integrex.

(d)	Class I3: Integrex Convenience Claims

Class I3 consists of all Convenience Claims against Integrex.

(e)	Class I4: Integrex Bank Holders Claims

Class I4 consists of all Bank Holders Claims against Integrex.

(f)	Class I6: Integrex General Unsecured Claims

Class I6 consists of all General Unsecured Claims against Integrex.

(g)	Class I7: Integrex Asbestos Personal Injury Claims

Class I7 consists of all Integrex Asbestos Personal Injury Claims (if any).

(h)	Class I10: Integrex Intercompany Claims

Class I10 consists of all Intercompany Claims against Integrex.

(i)	Class I12: Integrex Interests

Class I12 consists of all Interests in Integrex.

2.11 \CDC Corporation (Classes J1 through J12)

(a)	Class J1: CDC Other Priority Claims

Class J1 consists of all Other Priority Claims against CDC.

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(b)	Class J2-A: CDC Other Secured Tax Claims

Class J2-A consists of all Other Secured Tax Claims against CDC.

(c)	Class J2-B: CDC Other Secured Claims

Class J2-B consists of all Other Secured Claims against CDC.

(d)	Class J3: CDC Convenience Claims

Class J3 consists of all Convenience Claims against CDC.

(e)	Class J6: CDC General Unsecured Claims

Class J6 consists of all General Unsecured Claims against CDC.

(f)	Class J10: CDC Intercompany Claims

Class J10 consists of all Intercompany Claims against CDC.

(g)	Class J12: CDC Interests

Class J12 consists of all Interests in CDC.

2.12 Owens Corning HT, Inc. (Classes K1 through K12)

(a)	Class K1: OCHT Other Priority Claims

Class K1 consists of all Other Priority Claims against OCHT.

(b)	Class K2-A: OCHT Other Secured Tax Claims

Class K2-A consists of all Other Secured Tax Claims against OCHT.

(c)	Class K2-B: OCHT Other Secured Claims

Class K2-B consists of all Other Secured Claims against OCHT.

(d)	Class K3: OCHT Convenience Claims

Class K3 consists of all Convenience Claims against OCHT.

(e)	Class K6: OCHT General Unsecured Claims

Class K6 consists of all General Unsecured Claims against OCHT.

(f)	Class K10: OCHT Intercompany Claims

Class K10 consists of all Intercompany Claims against OCHT.

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(g)	Class K12: OCHT Interests

Class K12 consists of all Interests in OCHT.

2.13 Owens Corning Remodeling Systems, LLC (Classes L1 through L12)

(a)	Class L1: OC Remodeling Other Priority Claims

Class L1 consists of all Other Priority Claims against OC Remodeling.

(b)	Class L2-A: OC Remodeling Other Secured Tax Claims

Class L2-A consists of all Other Secured Tax Claims against OC Remodeling.

(c)	Class L2-B: OC Remodeling Other Secured Claims

Class L2-B consists of all Other Secured Claims against OC Remodeling.

(d)	Class L3: OC Remodeling Convenience Claims

Class L3 consists of all Convenience Claims against OC Remodeling.

(e)	Class L6: OC Remodeling General Unsecured Claims

Class L6 consists of all General Unsecured Claims against OC Remodeling.

(f)	Class L10: OC Remodeling Intercompany Claims

Class L10 consists of all Intercompany Claims against OC Remodeling.

(g)	Class L12: OC Remodeling Interests

Class L12 consists of all Interests in OC Remodeling.

2.14 Engineered Yarns America, Inc. (Classes M1 through M12)

(a)	Class M1: Engineered Yarns Other Priority Claims

Class M1 consists of all Other Priority Claims against Engineered Yarns.

(b)	Class M2-A: Engineered Yarns Other Secured Tax Claims

Class M2-A consists of all Other Secured Tax Claims against Engineered Yarns.

(c)	Class M2-B: Engineered Yarns Other Secured Claims

Class M2-B consists of all Other Secured Claims against Engineered Yarns.

(d)	Class M3: Engineered Yarns Convenience Claims

Class M3 consists of all Convenience Claims against Engineered Yarns.

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(e)	Class M6: Engineered Yarns General Unsecured Claims

Class M6 consists of all General Unsecured Claims against Engineered Yarns.

(f)	Class M10: Engineered Yarns Intercompany Claims

Class M10 consists of all Intercompany Claims against Engineered Yarns.

(g)	Class M12: Engineered Yarns Interests

Class M12 consists of all Interests in Engineered Yarns.

2.15 Falcon Foam Corporation (Classes N1 through N12)

(a)	Class N1: Falcon Foam Other Priority Claims

Class N1 consists of all Other Priority Claims against Falcon Foam.

(b)	Class N2-A: Falcon Foam Other Secured Tax Claims

Class N2-A consists of all Other Secured Tax Claims against Falcon Foam.

(c)	Class N2-B: Falcon Foam Other Secured Claims

Class N2-B consists of all Other Secured Claims against Falcon Foam.

(d)	Class N3: Falcon Foam Convenience Claims

Class N3 consists of all Convenience Claims against Falcon Foam.

(e)	Class N6: Falcon Foam General Unsecured Claims

Class N6 consists of all General Unsecured Claims against Falcon Foam.

(f)	Class N10: Falcon Foam Intercompany Claims

Class N10 consists of all Intercompany Claims against Falcon Foam.

(g)	Class N12: Falcon Foam Interests

Class N12 consists of all Interests in Falcon Foam.

2.16 HOMExperts LLC (Classes O1 through O12)

(a)	Class O1: HOMExperts Other Priority Claims

Class O1 consists of all Other Priority Claims against HOMExperts.

(b)	Class O2-A: HOMExperts Other Secured Tax Claims

Class O2-A consists of all Other Secured Tax Claims against HOMExperts.

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(c)	Class O2-B: HOMExperts Other Secured Claims

Class O2-B consists of all Other Secured Claims against HOMExperts.

(d)	Class O3: HOMExperts Convenience Claims

Class O3 consists of all Convenience Claims against HOMExperts.

(e)	Class O6: HOMExperts General Unsecured Claims

Class O6 consists of all General Unsecured Claims against HOMExperts.

(f)	Class O10: HOMExperts Intercompany Claims

Class O10 consists of all Intercompany Claims against HOMExperts.

(g)	Class O12: HOMExperts Interests

Class O12 consists of all Interests in HOMExperts.

2.17 Integrex Professional Services LLC (Classes P1 through P12)

(a)	Class P1: Professional Services Other Priority Claims

Class P1 consists of all Other Priority Claims against Professional Services.

(b)	Class P2-A: Professional Services Other Secured Tax Claims

Class P2-A consists of all Other Secured Tax Claims against Professional Services.

(c)	Class P2-B: Professional Services Other Secured Claims

Class P2-B consists of all Other Secured Claims against Professional Services.

(d)	Class P3: Professional Services Convenience Claims

Class P3 consists of all Convenience Claims against Professional Services.

(e)	Class P6: Professional Services General Unsecured Claims

Class P6 consists of all General Unsecured Claims against Professional Services.

(f)	Class P10: Professional Services Intercompany Claims

Class P10 consists of all Intercompany Claims against Professional Services.

(g)	Class P12: Professional Services Interests

Class P12 consists of all Interests in Professional Services.

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2.18 Integrex Testing Systems LLC (Classes Q1 through Q12)

(a)	Class Q1: Testing Services Other Priority Claims

Class Q1 consists of all Other Priority Claims against Testing Services.

(b)	Class Q2-A: Testing Services Other Secured Tax Claims

Class Q2-A consists of all Other Secured Tax Claims against Testing Services.

(c)	Class Q2-B: Testing Services Other Secured Claims

Class Q2-B consists of all Other Secured Claims against Testing Services.

(d)	Class Q3: Testing Services Convenience Claims

Class Q3 consists of all Convenience Claims against Testing Services.

(e)	Class Q6: Testing Services General Unsecured Claims

Class Q6 consists of all General Unsecured Claims against Testing Services.

(f)	Class Q10: Testing Services Intercompany Claims

Class Q10 consists of all Intercompany Claims against Testing Services.

(g)	Class Q12: Testing Services Interests

Class Q12 consists of all Interests in Testing Services.

2.19 Integrex Supply Chain Solutions LLC (Classes R1 through R12)

(a)	Class R1: Supply Chain Solutions Other Priority Claims

Class R1 consists of all Other Priority Claims against Supply Chain Solutions.

(b)	Class R2-A: Supply Chain Solutions Other Secured Tax Claims

Class R2-A consists of all Other Secured Tax Claims against Supply Chain Solutions.

(c)	Class R2-B: Supply Chain Solutions Other Secured Claims

Class R2-B consists of all Other Secured Claims against Supply Chain Solutions.

(d)	Class R3: Supply Chain Solutions Convenience Claims

Class R3 consists of all Convenience Claims against Supply Chain Solutions.

(e)	Class R6: Supply Chain Solutions General Unsecured Claims

Class R6 consists of all General Unsecured Claims against Supply Chain Solutions.

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(f)	Class R10: Supply Chain Solutions Intercompany Claims

Class R10 consists of all Intercompany Claims against Supply Chain Solutions.

(g)	Class R12: Supply Chain Solutions Interests

Class R12 consists of all Interests in Supply Chain Solutions.

2.20 Integrex Ventures LLC (Classes S1 through S12)

(a)	Class S1: Ventures Other Priority Claims

Class S1 consists of all Other Priority Claims against Ventures.

(b)	Class S2-A: Ventures Other Secured Tax Claims

Class S2-A consists of all Other Secured Tax Claims against Ventures.

(c)	Class S2-B: Ventures Other Secured Claims

Class S2-B consists of all Other Secured Claims against Ventures.

(d)	Class S3: Ventures Convenience Claims

Class S3 consists of all Convenience Claims against Ventures.

(e)	Class S6: Ventures General Unsecured Claims

Class S6 consists of all General Unsecured Claims against Ventures.

(f)	Class S10: Ventures Intercompany Claims

Class S10 consists of all Intercompany Claims against Ventures.

(g)	Class S12: Ventures Interests

Class S12 consists of all Interests in Ventures.

2.21 Jefferson Holdings, Inc. (Classes T1 through T12)

(a)	Class T1: Jefferson Holdings Other Priority Claims

Class T1 consists of all Other Priority Claims against Jefferson Holdings.

(b)	Class T2-A: Jefferson Holdings Other Secured Tax Claims

Class T2-A consists of all Other Secured Tax Claims against Jefferson Holdings.

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(c)	Class T2-B: Jefferson Holdings Other Secured Claims

Class T2-B consists of all Other Secured Claims against Jefferson Holdings.

(d)	Class T3: Jefferson Holdings Convenience Claims

Class T3 consists of all Convenience Claims against Jefferson Holdings.

(e)	Class T6: Jefferson Holdings General Unsecured Claims

Class T6 consists of all General Unsecured Claims against Jefferson Holdings.

(f)	Class T10: Jefferson Holdings Intercompany Claims

Class T10 consists of all Intercompany Claims against Jefferson Holdings.

(g)	Class T12: Jefferson Holdings Interests

Class T12 consists of all Interests in Jefferson Holdings.

2.22 Owens-Corning Overseas Holdings, Inc. (Classes U1 through U12)

(a)	Class U1: OC Overseas Other Priority Claims

Class U1 consists of all Other Priority Claims against OC Overseas.

(b)	Class U2-A: OC Overseas Other Secured Tax Claims

Class U2-A consists of all Other Secured Tax Claims against OC Overseas.

(c)	Class U2-B: OC Overseas Other Secured Claims

Class U2-B consists of all Other Secured Claims against OC Overseas.

(d)	Class U3: OC Overseas Convenience Claims

Class U3 consists of all Convenience Claims against OC Overseas.

(e)	Class U6: OC Overseas General Unsecured Claims

Class U6 consists of all General Unsecured Claims against OC Overseas.

(f)	Class U10: OC Overseas Intercompany Claims

Class U10 consists of all Intercompany Claims against OC Overseas.

(g)	Class U12: OC Overseas Interests

Class U12 consists of all Interests in OC Overseas.

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ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

3.1 Unclassified Claims

(a)	DIP Facility Claims

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which a DIP Facility Claim becomes an Allowed DIP Facility Claim or (iii) the date on which a DIP Facility Claim becomes payable pursuant to any agreement between a Debtor and the holder of such DIP Facility Claim, each holder of an Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim (x) Cash equal to the unpaid portion of such Allowed DIP Facility Claim or (y) such other treatment as the applicable Debtor and such holder shall have agreed in writing. In addition, on or as soon as reasonably practicable after the Effective Date, letters of credit under the DIP Facility shall be refinanced under the Exit Facility.

(b)	Administrative Claims

Except as otherwise provided herein and subject to the requirements hereof, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which an Administrative Claim becomes an Allowed Administrative Claim or (iii) the date on which an Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim (a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as the applicable Debtor and such holder shall have agreed in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

Holders of Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their businesses shall not be required to file or serve any request for payment of such Claims, as such liabilities shall be paid, performed or settled when due in accordance with the terms and conditions of the particular agreements governing such obligations.

(c)	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Initial Distribution Date or has agreed in writing to a different treatment, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, at the sole discretion of the Debtors, (i) Cash equal to the amount of such Allowed Priority Tax Claim on the later of the Initial Distribution Date and the date such Priority Tax Claim becomes an Allowed Claim, or as soon thereafter as is practicable, (ii) deferred Cash payments, having a value as of the Effective Date equal to such Allowed Priority Tax Claim (based upon interest at a rate of 4% per annum), over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based as the applicable Debtor and such holder shall have agreed in writing, or (iii) such other treatment as the applicable Debtor and such holder shall have agreed in writing.

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3.2 Unimpaired Claims: Other Priority Claims (Classes A1 through U1), Other Secured Tax Claims (Classes A2-A through U2-A) and Other Secured Claims (A2-B through U2-B)

(a)	Classes A1 through U1: Other Priority Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or (iii) the date on which such Other Priority Claim becomes due and payable pursuant to any agreement between the Debtors and a holder of an Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Priority Claim (a) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (b) such other treatment as the Debtors and such holder shall have agreed in writing. All Allowed Other Priority Claims which are not by their terms due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

(ii)	Status

Other Priority Claims are Unimpaired. Holders of Other Priority Claims shall be deemed to have accepted the Plan, and accordingly are not entitled to vote to accept or reject the Plan.

(b)	Class A2-A through U2-A: Other Secured Tax Claims

(i)	Treatment

Except to the extent that a holder of an Allowed Other Secured Tax Claim has been paid by the Debtors prior to the Initial Distribution Date or has agreed in writing to a different treatment, each holder of an Allowed Other Secured Tax Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Secured Tax Claim, at the sole discretion of the Debtors, (i) Cash equal to the amount of such Allowed Other Secured Tax Claim, including any interest on such Allowed Other Secured Tax Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, on the later of the Initial Distribution Date and the date such Other Secured Tax Claim becomes an Allowed Claim, or as soon thereafter as is practicable, (ii) deferred Cash payments, having a value as of the Effective Date equal to such Allowed Other Secured Tax Claim (based upon interest at a rate of 4% per annum), over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based as the Debtors and such holder shall have agreed in writing, or (iii) such other treatment as the Debtors and such holder shall have agreed in writing. The Debtors’ failure to object to any Other Secured Tax Claim in the Chapter 11 Cases shall be without prejudice to the rights of the Debtors or the Reorganized Debtors to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Claim. Nothing in the Plan or elsewhere shall preclude the Debtors or Reorganized Debtors from challenging the validity of any alleged Encumbrance on any asset of a Debtor or Reorganized Debtor or the value of any collateral.

Each holder of an Allowed Other Secured Tax Claim shall retain the Encumbrances (or replacement Encumbrances as may be contemplated under nonbankruptcy law) securing its Allowed Other Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Other Secured Tax Claim is made as provided in the Plan, and upon such full and final payment, such Encumbrances shall be deemed null and void and shall be unenforceable for all purposes.

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(ii)	Status

Other Secured Tax Claims are Unimpaired. Holders of Other Secured Tax Claims shall be deemed to have accepted the Plan, and accordingly are not entitled to vote to accept or reject the Plan.

(c)	Class A2-B through U2-B: Other Secured Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim or (iii) the date on which such Other Secured Claim becomes due and payable pursuant to any agreement between a Debtor and the holder of an Allowed Other Secured Claim, each holder of an Allowed Other Secured Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Secured Claim, at the sole discretion of the Debtors, (a) Cash equal to the unpaid portion of such Allowed Other Secured Claim, (b) Reinstatement of the legal equitable and contractual rights of the holder of such Allowed Other Secured Claim, subject to the provisions of Article VII of the Plan, or (c) such other treatment as the Debtors and such holder shall have agreed in writing. The Debtors’ failure to object to any Other Secured Claim in the Chapter 11 Cases shall be without prejudice to the rights of the Debtors or the Reorganized Debtors to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Claim. Nothing in the Plan or elsewhere shall preclude the Debtors or Reorganized Debtors from challenging the validity of any alleged Encumbrance on any asset of a Debtor or the value of any collateral.

(ii)	Status

Other Secured Claims are Unimpaired. Holders of Other Secured Claims shall be deemed to have accepted the Plan, and accordingly are not entitled to vote to accept or reject the Plan.

3.3 OCD (Classes A3 through A12)

(a)	Class A3: OCD Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A3 Claim becomes an Allowed Class A3 Claim, or (iii) the date on which such Class A3 Claim becomes due and payable pursuant to any agreement between OCD and a holder of a Class A3 Claim, each holder of an Allowed Class A3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class A3 Claim (a) Cash equal to the amount of such Allowed Class A3 Claim or (b) such other treatment as OCD and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class A6-A or A6-B that desires treatment of such Claim as a Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim. For the avoidance of doubt, any holder of a Convenience Claim, including, without limitation, any holder of a Claim in Class A6-A or A6-B that elects to have such Claim treated as a Convenience Claim, shall not be entitled to participate in the Rights Offering.

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(iii)	Status

Class A3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A3 shall be entitled to vote to accept or reject the Plan.

(b)	Class A4: OCD Bank Holders Claims

(i)	Allowance

The Class A4 Claims shall be Allowed in the amount of approximately $1.475 billion (excluding approximately $69 million of undrawn pre-petition letters of credit)6.

(ii)	Treatment

(A) In full satisfaction, release and discharge of, and in exchange for their Allowed Claims against the various Debtors and claims against certain of the Non-Debtor Subsidiaries (including, without limitation, their Allowed Class A4 Claims), on or after the Effective Date, each holder of an Allowed Class A4 Claim shall receive such holder’s Pro Rata share of Cash in an aggregate amount equal to the sum of the amount of the Allowed Class A4 Claims plus the Bank Default Interest and Fee Amount7; provided, however, that as a condition to obtaining such payment, each holder of an Allowed Class A4 Claim shall have executed a Bank Holder Release, as defined in the Final Bank Unimpairment Order, in a form reasonably satisfactory to the Debtors (or the Reorganized Debtors), the other Plan Proponents and CSFB releasing each of the Debtors, Reorganized Debtors and the Non-Debtor Subsidiaries from the Bank Holders Claims, which Bank Holder Release shall be binding upon each such holder of an Allowed Class A4 Claim and each of its affiliates, successors and assigns to the fullest extent of the law; and

(B) As of the Effective Date, the undrawn pre-petition letters of credit shall be cancelled or replaced by new letters of credit under the Exit Facility.

(C) As of the Effective Date but subject to the Debtors having made the Initial Bank Holders’ Distribution, the rights of any and all Bank Holders to pursue, and receive any benefits of, from or under, the pending appeal of the OCD Asbestos Personal Injury Estimation Order shall be deemed to have been

[6]	This estimate of Class A4 Claims represents the amount outstanding under the 1997 Credit Agreement as of the Petition Date, including certain amounts related to letters of credit drawn or expected to be drawn prior to the Effective Date, less the application of certain frozen funds. It does not include any amounts for post-petition interest or fees.

[7]	For purposes of distribution, the Bank Holders Claims shall be deemed to have been satisfied (a) first, against OCD to the fullest extent permissible under applicable law (except as otherwise provided in this Plan) and (b) second, against the various Debtor guarantors and, if applicable, non-Debtor guarantors up to an amount against each such guarantor that would still allow the holders of allowed third-party claims (x) against each such Debtor guarantor to be paid in full, as set forth herein, and (y) to retain their respective rights against each such non-Debtor guarantor under applicable non-bankruptcy law; provided, however, that, the Debtors and their financial advisors have concluded that the ultimate recovery of the Bank Holders Claims pursuant to this section and other applicable Bank Holder treatment sections in this Plan would not meaningfully change even if the foregoing assumptions regarding the sequencing of the Bank Holders’ recovery were altered.

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irrevocably waived and released under the Plan to the fullest extent permissible under applicable law (provided that such appeal has not otherwise been dismissed with prejudice on or prior to the Effective Date).

(iii)	Status

In accordance with the terms of the Final Unimpairment Order, Class A4 Claims are Unimpaired, and holders of Class A4 Claims shall be deemed to have accepted the Plan, and accordingly are not entitled to vote to accept or reject the Plan.

(c)	Class A5: OCD Bondholders Claims

(i)	Allowance

The Class A5 Claims shall be $1.389 billion, plus accrued but unpaid interest as of the Petition Date.8

(ii)	Treatment

Initial Distribution.

(A) If Class A5 accepts the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A5 Claim, each holder of an Allowed Class A5 Claim who has complied with Section 8.8 of the Plan shall receive on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Class A5 Claim becomes due and payable pursuant to any agreement between a Debtor and a holder of an Allowed Class A5 Claim, such holder’s Pro Rata share of the Class A5 Aggregate Distribution;

(2) on, or as soon as reasonably practicable after, the Effective Date, each holder of an Allowed Class A5 Claim that has properly and timely exercised its Rights pursuant to the Subscription Documents shall receive those Rights Offering Shares to which it is entitled under the Subscription Documents; and

(3) on the first Business Day on which each of the FAIR Act Conditions shall have been satisfied, the Contingent Note and the Trust Stock Pledge shall (and shall be deemed to) be automatically cancelled and defeased without further notice or order of Court and shall be of no further force and effect whatsoever, and no Reserved New OCD Shares shall be issued or delivered to the OC Sub-Account.

(B) If Class A5 rejects the Plan, then:

[8]	This amount of Class A5 Claims represents the principal amount outstanding under the Pre-petition Bond Indentures as of the Petition Date based upon OCD’s books and records, and excludes any amounts for post-petition interest or fees. Approval of the Disclosure Statement or confirmation of the Plan is without prejudice to any rights of the Pre-petition Indenture Trustees to assert that a Claim under any Pre-petition Bond Indenture should be Allowed in an amount different from those based on OCD’s books and records. The allowance of any Claim in Class A5 is governed by Section 1.21 and Article IX of the Plan, and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

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(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A5 Claim, each holder of an Allowed Class A5 Claim who has complied with Section 8.8 of the Plan shall receive on, or as soon as reasonably practicable after, the later of the Initial Distribution Date or the date on which such Class A5 Claim becomes due and payable pursuant to any agreement between OCD and a holder of an Allowed Class A5 Claim, (i) such holder’s Pro Rata share of the product of (w) the Combined OCD Distribution Package and (x) the Class A5 Initial Distribution Percentage, and, subject to Section 3.3(c)(ii)(B)(4) below, (ii) such holder’s Pro Rata share of the product of (y) the Combined OCD Supplemental Distribution Package and (z) a fraction, the numerator of which is the total amount of Allowed Claims in Class A5, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A4, A5 and A6-B;

(2) on, or as soon as reasonably practicable after, the Effective Date, each holder of an Allowed Class A5 Claim that has properly and timely exercised its Rights pursuant to the Subscription Documents shall receive those Rights Offering Shares to which it is entitled under the Subscription Documents;

(3) the rights of holders of Asbestos Personal Injury Claims, the Asbestos Claimants’ Committee and the Future Claimants’ Representative to assert Integrex Asbestos Personal Injury Claims against Integrex shall be preserved;

(4) the Asbestos Claimants’ Committee and the Future Claimants’ Representative shall have the right to seek a determination at the Confirmation Hearing that certain or all of the Class A11 Claims should be equitably subordinated or recharacterized; and

(5) the OC Sub-Account shall be funded in the manner set forth in Section 3.3(f)(iii)(B) and (C) below, irrespective of the outcome of the FAIR Act.

Final Distribution.

(C) On or as soon as reasonably practicable after the Final Distribution Date, each holder of an Allowed Class A5 Claim shall receive its Pro Rata share of:

(1) regardless of whether Class A5 rejects or accepts the Plan, (i) Cash in an amount equal to the Class A5 Final Distribution Percentage of the Excess Available Cash (if any) and (ii) shares of New OCD Common Stock in an aggregate number equal to the Class A5 Final Distribution Percentage of the Excess New OCD Common Stock (if any); and either

(2) if Class A5 and Class A6-B both accept the Plan, then Cash and New OCD Common Stock in an aggregate amount or number, in each case, equal to the product of (w) the Supplemental Excess Available Cash (if any) and the Supplemental Excess New OCD Common Stock (if any), respectively, and (x) a fraction, the numerator of which is the total amount of Allowed Claims in Class A5, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A5 and A6-B; or

(3) if either Class A5 or Class A6-B rejects the Plan, then Cash and New OCD Common Stock in an aggregate amount or number, in each case, equal to the product of (w) the Supplemental Excess Available Cash (if any) and the Supplemental Excess New OCD Common Stock (if any), respectively, and (x) a fraction, the numerator of which is the total amount of Allowed Claims in Class A5, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A4, A5 and A6-B.

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Indenture Trustee Fees.

(D) If Class A5 accepts the Plan, then, on, or as soon as reasonably practicable after, the Effective Date, the Pre-petition Indenture Trustees shall be paid the Indenture Trustee Fees in Cash without any corresponding reduction in the distributions to holders of Class A5 Bondholder Claims under the Plan. If Class A5 rejects the Plan, then holders of Class A5 Bondholder Claims may have their distributions under the Plan reduced to the extent that any of the Pre-petition Indenture Trustees exercises any applicable rights under the Pre-petition Bond Indentures to recover its Indenture Trustee Fees from the distributions to be paid to Holders of Class A5 Bondholder Claims under the Plan. Any payment of such costs or expenses shall commensurately reduce the recovery realized under the Plan by holders of Class A5 Bondholder Claims.

(iii)	Status

Class A5 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A5 shall be entitled to vote to accept or reject the Plan.

(d)	Class A6-A: OCD General Unsecured Claims

(i)	Allowance

The Class A6-A Claims shall be allowed or disallowed pursuant to the procedures for resolving disputed, contingent and unliquidated Claims set forth in Article IX below.

(ii)	Treatment

Initial Distribution.

(A) If Class A5 and Class A6-A both accept the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A6-A Claim, each holder of an Allowed Class A6-A Claim shall receive on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A6-A Claim becomes an Allowed Class A6-A Claim, or (iii) the date on which such Class A6-A Claim becomes due and payable pursuant to any agreement between a Debtor and a holder of a Class A6-A Claim, such holder’s Pro Rata share of the Class A6-A Aggregate Distribution; provided, however, for the avoidance of doubt, that each holder of a Class A6-A Claim that is not an Allowed Claim as of the Effective Date and becomes an Allowed Claim after the Effective Date shall receive (from the Disputed Distribution Reserve, as set forth in Section 9.4(c) hereof) a distribution in the same amount as such holder would have received had such Claim been an Allowed Claim as of the Effective Date; and

(2) on, or as soon as reasonably practicable after, the Effective Date, each holder of an Allowed Class A6-A Claim that has properly and timely exercised its Rights pursuant to the Subscription Documents shall receive those Rights Offering Shares to which it is entitled under the Subscription Documents.

(B) If Class A5 rejects the Plan and Class A6-A accepts the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A6-A Claim, each holder of an Allowed Class A6-A Claim shall receive on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A6-A Claim becomes an Allowed Class A6-A Claim, or (iii) the date on which such Class A6-A Claim becomes due and payable pursuant to any agreement between a Debtor and a holder of a Class A6-A

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Claim, such holder’s Pro Rata share of the product of (x) the Class A6-A Initial Distribution Percentage and (y) the Combined OCD Distribution Package; provided, however, for the avoidance of doubt, that each holder of a Class A6-A Claim that is not an Allowed Claim as of the Effective Date and becomes an Allowed Claim after the Effective Date shall receive (from the Disputed Distribution Reserve, as set forth in Section 9.4(c) hereof) the same distribution as such holder would have received had such Claim been an Allowed Claim as of the Effective Date;

(2) on, or as soon as reasonably practicable after, the Effective Date, each holder of an Allowed Class A6-A Claim that has properly and timely exercised its Rights pursuant to the Subscription Documents shall receive those Rights Offering Shares to which it is entitled under the Subscription Documents; and

(3) the rights of holders of Asbestos Personal Injury Claims, the Asbestos Claimants’ Committee and the Future Claimants’ Representative to assert Integrex Asbestos Personal Injury Claims against Integrex shall be preserved.

(C) If Class A5 rejects the Plan and Class A6-A rejects the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A6-A Claim, each holder of an Allowed Class A6-A Claim shall receive on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A6-A Claim becomes an Allowed Class A6-A Claim, or (iii) the date on which such Class A6-A Claim becomes due and payable pursuant to any agreement between a Debtor and a holder of a Class A6-A Claim, such holder’s Pro Rata share of the product of (x) the Class A6-A Initial Distribution Percentage and (y) the Combined OCD Distribution Package; provided, however, for the avoidance of doubt, that each holder of a Class A6-A Claim that is not an Allowed Claim as of the Effective Date and becomes an Allowed Claim after the Effective Date shall receive (from the Disputed Distribution Reserve, as set forth in Section 9.4(c) hereof) the same distribution as such holder would have received had such Claim been an Allowed Claim as of the Effective Date;

(2) the Rights offered to holders of Class A6-A Claims pursuant to the Rights Offering shall be deemed null and void, and the associated Rights Offering Purchase Price Proceeds shall be returned to subscribing holders of Eligible Class A6-A Claims in the amounts and manner set forth in the Subscription Documents; and

(3) the rights of holders of Asbestos Personal Injury Claims, the Asbestos Claimants’ Committee and the Future Claimants’ Representative to assert Integrex Asbestos Personal Injury Claims against Integrex shall be preserved.

(D) If Class A5 accepts the Plan and Class A6-A rejects the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A6-A Claim, each holder of an Allowed Class A6-A Claim shall receive on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A6-A Claim becomes an Allowed Class A6-A Claim, or (iii) the date on which such Class A6-A Claim becomes due and payable pursuant to any agreement between a Debtor and a holder of a Class A6-A Claim, such holder’s Pro Rata share of Cash in an amount equal to the product of (x) the Class A6-A Initial Distribution Percentage and (y) the Combined OCD Distribution Package Value; provided, however, for the avoidance of doubt, that each holder of a Class A6-A Claim that is not an Allowed Claim as of the Effective Date and becomes an Allowed Claim after the Effective Date shall receive (from the Disputed Distribution Reserve, as set forth in Section 9.4(c) hereof) a distribution in the same amount as such holder would have received had such Claim been an Allowed Claim as of the Effective Date;

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(2) the Rights offered to holders of Class A6-A Claims pursuant to the Rights Offering shall be deemed null and void, and the associated Rights Offering Purchase Price Proceeds shall be returned to subscribing holders of Eligible Class A6-A Claims in the amounts and manner set forth in the Subscription Documents; and

(3) For purposes of calculating the distributions to holders of Allowed Class A6-A Claims pursuant to Section 3.3(d)(ii)(C)(1) above, the rights of holders of Asbestos Personal Injury Claims, the Asbestos Claimants’ Committee and the Future Claimants’ Representative to assert Integrex Asbestos Personal Injury Claims against Integrex shall be preserved.

Final Distribution.

(E) If Class A5 and Class A6-A both accept the Plan, then on or as soon as reasonably practicable after the Final Distribution Date, each holder of an Allowed Class A6-A Claim shall receive its Pro Rata share of that portion of the Class A6-A Aggregate Distribution remaining in the Disputed Distribution Reserve as of such date.

(F) If either Class A5 or Class A6-A rejects the Plan, then on or as soon as reasonably practicable after the Final Distribution Date, each holder of an Allowed Class A6-A Claim shall receive its Pro Rata share of (i) Cash in an amount equal to the Class A6-A Final Distribution Percentage of Excess Available Cash and (ii) shares of New OCD Common Stock in an aggregate number equal to the Class A6-A Final Distribution Percentage of the Excess New OCD Common Stock (solely to the extent such holder received New OCD Common Stock as part of its initial distribution).

(iii)	Status

Class A6-A Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A6-A shall be entitled to vote to accept or reject the Plan.

(e)	Class A6-B: OCD General Unsecured/Senior Indebtedness Claims

(i)	Allowance

The Class A6-B Claims shall be allowed or disallowed pursuant to the procedures for resolving disputed, contingent and unliquidated Claims set forth in Article IX below.

(ii)	Treatment

Initial Distribution.

(A) If Class A5 and Class A6-B both accept the Plan, then:

(1) In full satisfaction, release and discharge of, and in exchange for, its Allowed Class A6-B Claim, each holder of an Allowed Class A6-B Claim shall receive on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A6-B Claim becomes an Allowed Class A6-B Claim, or (iii) the date on which such Class A6-B Claim becomes due and

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payable pursuant to any agreement between a Debtor and a holder of an Allowed Class A6-B Claim, such holder’s Pro Rata share of the Class A6-B Aggregate Distribution; provided, however, for the avoidance of doubt, that each holder of a Class A6-B Claim that is not an Allowed Claim as of the Effective Date and becomes an Allowed Claim after the Effective Date shall receive (from the Disputed Distribution Reserve, as set forth in Section 9.4(c) hereof) a distribution in the same amount as such holder would have received had such Claim been an Allowed Claim as of the Effective Date; and

(2) on, or as soon as reasonably practicable after, the Effective Date, each holder of an Allowed Class A6-B Claim that has properly and timely exercised its Rights pursuant to the Subscription Documents shall receive those Rights Offering Shares to which it is entitled under the Subscription Documents.

(B) If Class A5 rejects the Plan and Class A6-B accepts the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A6-B Claim, each holder of an Allowed Class A6-B Claim shall receive on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A6-B Claim becomes an Allowed Class A6-B Claim, or (iii) the date on which such Class A6-B Claim becomes due and payable pursuant to any agreement between a Debtor and a holder of a Class A6-B Claim, (i) such holder’s Pro Rata share of the product of (w) the Combined OCD Distribution Package and (x) the Class A6-B Initial Distribution Percentage, and, subject to Section 3.3(e)(ii)(B)(4) below, (ii) such holder’s Pro Rata share of the product of (y) the Combined OCD Supplemental Distribution Package and (z) a fraction, the numerator of which is the total amount of Allowed Claims in Class A6-B, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A4, A5 and A6-B;

(2) on, or as soon as reasonably practicable after, the Effective Date, each holder of an Allowed Class A6-B Claim that has properly and timely exercised its Rights pursuant to the Subscription Documents shall receive those Rights Offering Shares to which it is entitled under the Subscription Documents;

(3) the rights of holders of Asbestos Personal Injury Claims, the Asbestos Claimants’ Committee and the Future Claimants’ Representative to assert Integrex Asbestos Personal Injury Claims against Integrex shall be preserved; and

(4) the Asbestos Claimants’ Committee and the Future Claimants’ Representative shall have the right to seek a determination at the Confirmation Hearing that certain or all of the Class A11 Claims should be equitably subordinated or recharacterized.

(C) If Class A5 rejects the Plan and Class A6-B rejects the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A6-B Claim, each holder of an Allowed Class A6-B Claim shall receive on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A6-B Claim becomes an Allowed Class A6-B Claim, or (iii) the date on which such Class A6-B Claim becomes due and payable pursuant to any agreement between a Debtor and a holder of a Class A6-B Claim, (i) such holder’s Pro Rata share of the product of (w) the Combined OCD Distribution Package and (x) the Class A6-B Initial Distribution Percentage, and, subject to Section 3.3(e)(ii)(B)(4) below, (ii) such holder’s Pro Rata share of the product of (y) the Combined OCD Supplemental Distribution Package and (z) a fraction, the numerator of which is the total amount of Allowed Claims in Class A6-B, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A4, A5 and A6-B;

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(2) the Rights offered to holders of Class A6-B Claims pursuant to the Rights Offering shall be deemed null and void, and the associated Rights Offering Purchase Price Proceeds shall be returned to subscribing holders of Eligible Class A5 Claims in the amounts and manner set forth in the Subscription Documents;

(3) the rights of holders of Asbestos Personal Injury Claims, the Asbestos Claimants’ Committee and the Future Claimants’ Representative to assert Integrex Asbestos Personal Injury Claims against Integrex shall be preserved; and

(4) the Asbestos Claimants’ Committee and the Future Claimants’ Representative shall have the right to seek a determination at the Confirmation Hearing that certain or all of the Class A11 Claims should be equitably subordinated or recharacterized

(D) If Class A5 accepts the Plan and Class A6-B rejects the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A6-B Claim, each holder of an Allowed Class A6-B Claim shall receive on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A6-B Claim becomes an Allowed Class A6-B Claim, or (iii) the date on which such Class A6-B Claim becomes due and payable pursuant to any agreement between a Debtor and a holder of a Class A6-B Claim, Cash in an amount equal to (i) such holder’s Pro Rata share of the product of (w) the Combined OCD Distribution Package Value and (x) the Class A6-B Initial Distribution Percentage, and, subject to Section 3.3(e)(ii)(B)(4) below, (ii) such holder’s Pro Rata share of the product of (y) the Combined OCD Supplemental Distribution Package Value and (z) a fraction, the numerator of which is the total amount of Allowed Claims in Class A6-B, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A4, A5 and A6-B; provided, however, for the avoidance of doubt, that each holder of a Class A6-B Claim that is not an Allowed Claim as of the Effective Date and becomes an Allowed Claim after the Effective Date shall receive (from the Disputed Distribution Reserve, as set forth in Section 9.4(c) hereof) a distribution in the same amount as such holder would have received had such Claim been an Allowed Claim as of the Effective Date;

(2) the Rights offered to holders of Class A6-B Claims pursuant to the Rights Offering shall be deemed null and void, and the associated Rights Offering Purchase Price Proceeds shall be returned to subscribing holders of Eligible Class A6-B Claims in the amounts and manner set forth in the Subscription Documents;

(3) For purposes of calculating the distributions to holders of Allowed Class A6-B Claims pursuant to Section 3.3(e)(ii)(C)(1) above, the rights of holders of Asbestos Personal Injury Claims, the Asbestos Claimants’ Committee and the Future Claimants’ Representative to assert Integrex Asbestos Personal Injury Claims against Integrex shall be preserved; and

(4) For purposes of calculating the distributions to holders of Allowed Class A6-B Claims pursuant to Section 3.3(e)(ii)(C)(1) above, the Asbestos Claimants’ Committee and the Future Claimants’ Representative shall have the right to seek a determination at the Confirmation Hearing that certain or all of the Class A11 Claims should be equitably subordinated or recharacterized.

Final Distribution.

(E) If Class A5 and Class A6-B both accept the Plan, then on or as soon as reasonably practicable after the Final Distribution Date, each holder of an Allowed Class A6-B Claim shall receive its Pro Rata share of that portion of the Class A6-B Aggregate Distribution remaining in the Disputed Distribution Reserve as of such date.

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(F) If either Class A5 or Class A6-B rejects the Plan , then on or as soon as reasonably practicable after the Final Distribution Date, each holder of an Allowed Class A6-B Claim shall receive its Pro Rata share of:

(1) (i) Cash in an amount equal to the Class A6-B Final Distribution Percentage of the Excess Available Cash and (ii) shares of New OCD Common Stock in an aggregate number equal to the Class A6-B Final Distribution Percentage of the Excess New OCD Common Stock (solely to the extent such holder received New OCD Common Stock as part of its initial distribution); and

(2) Cash and New OCD Common Stock in an aggregate amount or number, in each case, equal to the product of (w) the Supplemental Excess Available Cash, the Supplemental Excess New OCD Common Stock (solely to the extent such holder received New OCD Common Stock as part of its initial distribution), respectively, and (x) a fraction, the numerator of which is the total amount of Allowed Claims in Class A6-B, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A4, A5 and A6-B.

(iii)	Status

Class A6-B Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A6-B shall be entitled to vote to accept or reject the Plan.

(f)	Class A7: OC Asbestos Personal Injury Claims

(i)	Estimated Amount

Solely for purposes of the Plan (but not for Allowance or distribution purposes), the Class A7 Claims shall be estimated at the Class A7 Aggregate Amount.

(ii)	Treatment

ALL OC ASBESTOS PERSONAL INJURY CLAIMS SHALL BE CHANNELED TO THE ASBESTOS PERSONAL INJURY TRUST, AND SHALL BE PROCESSED, LIQUIDATED AND PAID PURSUANT TO THE TERMS AND PROVISIONS OF THE ASBESTOS PERSONAL INJURY TRUST DISTRIBUTION PROCEDURES AND THE ASBESTOS PERSONAL INJURY TRUST AGREEMENT. THE ASBESTOS PERSONAL INJURY TRUST SHALL BE FUNDED IN THE MANNER DESCRIBED BELOW. THE SOLE RECOURSE OF THE HOLDER OF AN OC ASBESTOS PERSONAL INJURY CLAIM SHALL BE THE ASBESTOS PERSONAL INJURY TRUST, AND SUCH HOLDER SHALL HAVE NO RIGHT WHATSOEVER AT ANY TIME TO ASSERT ITS CLAIM OR DEMAND AGAINST ANY DEBTOR, REORGANIZED DEBTOR OR PROTECTED PARTY. WITHOUT LIMITING THE FOREGOING, ON THE EFFECTIVE DATE, ALL PERSONS SHALL BE PERMANENTLY AND FOREVER STAYED, RESTRAINED, AND ENJOINED FROM TAKING ANY ENJOINED ACTIONS FOR THE PURPOSE OF, DIRECTLY OR INDIRECTLY, COLLECTING, RECOVERING, OR RECEIVING PAYMENT OF, ON, OR WITH RESPECT TO ANY OC ASBESTOS PERSONAL INJURY CLAIM (OTHER THAN ACTIONS BROUGHT TO ENFORCE ANY RIGHT OR OBLIGATION UNDER THE PLAN, ANY EXHIBITS TO THE PLAN, OR ANY OTHER AGREEMENT OR INSTRUMENT BETWEEN THE DEBTORS OR REORGANIZED DEBTORS AND THE ASBESTOS PERSONAL INJURY TRUST, WHICH ACTIONS SHALL BE IN CONFORMITY AND COMPLIANCE WITH THE PROVISIONS HEREOF).

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Nothing contained in this Section 3.3(f) shall constitute or be deemed a waiver of any claim, right, or cause of action that the Debtors, the Reorganized Debtors or the Asbestos Personal Injury Trust may have against any other Person in connection with or arising out of a Class A7 Claim, and the injunction shall not apply to the assertion of any such claim, right, or cause of action by the Debtors, the Reorganized Debtors, or the Asbestos Personal Injury Trust.

(iii)	Funding of the OC Sub-Account

(A) If Class A5 accepts the Plan, then:

(1) on the Effective Date, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account: (i) $1.25 billion in Cash; (ii) the OC Asbestos Personal Injury Liability Insurance Assets; (iii) the OCD Insurance Escrow; and (iv) the right to receive settlement payments due under the AIG Settlement Agreement, the Affiliated FM Settlement Agreement, and the Century Settlement Agreement as provided for therein;

(2) on the Effective Date, Reorganized OCD shall execute and deliver the Contingent Note to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account, and Reorganized OCD’s obligations under the Contingent Note shall be secured by fifty-one percent (51%) of the voting stock of one or more Subsidiaries of Reorganized OCD as determined by the Debtors, the Asbestos Claimants’ Committee, the Future Claimants’ Representative and the Backstop Providers to be appropriate to comply with 11 U.S.C. § 524(g)(2)(B)(i)(III), pursuant to the terms of the Trust Stock Pledge; and

(3) on the Effective Date, Reorganized OCD shall authorize and provide for the reservation in treasury of the Reserved New OCD Shares pursuant to the Amended and Restated Certificate of Incorporation of Reorganized OCD and related documents.

(B) If Class A5 rejects the Plan, then:

(1) on the Effective Date, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account: (i) $1.25 billion in Cash; (ii) the OC Asbestos Personal Injury Liability Insurance Assets; (iii) the OCD Insurance Escrow; and (iv) the right to receive settlement payments due under the AIG Settlement Agreement, the Affiliated FM Settlement Agreement, and the Century Settlement Agreement as provided for therein;

(2) on the Effective Date, Reorganized OCD shall execute and deliver the Trust Promissory Note to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account, and Reorganized OCD’s obligations under the Trust Promissory Note shall be secured by fifty-one percent (51%) of the voting stock of one or more Subsidiaries of Reorganized OCD as determined by the Debtors, the Asbestos Claimants’ Committee, the Future Claimants’ Representative and the Backstop Providers to be appropriate to comply with 11 U.S.C. § 524(g)(2)(B)(i)(III), pursuant to the terms of the Trust Stock Pledge;

(3) on the Effective Date, Reorganized OCD shall authorize and provide for the reservation in treasury of the Reserved New OCD Shares pursuant to the Amended and Restated Certificate of Incorporation of Reorganized OCD and related documents;

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(4) on the Initial Distribution Date, or as soon as practicable thereafter, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account a number of shares of New OCD Common Stock equal to (A) the New OCD Common Stock component of that portion of the Combined OCD Distribution Package equal to the product of (x) the Class A7 Initial Distribution Percentage and (y) the Combined OCD Distribution Package, less (B) 98.2 million shares of New OCD Common Stock; provided, however, that notwithstanding the date on which any distribution of New OCD Common Stock is actually made to the Asbestos Personal Injury Trust, the Asbestos Personal Injury Trust shall be deemed to have the rights and benefits of a holder of such New OCD Common Stock as if it were distributed as of the Effective Date.

(C) If Class A5 rejects the Plan, then on or as soon as reasonably practicable after the Final Distribution Date, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account the following: (i) Cash in an amount equal to the Class A7 Final Distribution Percentage of Excess Available Cash and (ii) shares of New OCD Common Stock in an aggregate number equal to the Class A7 Final Distribution Percentage of the Excess New OCD Common Stock.

(D) Regardless of whether Class A5 accepts or rejects the Plan, on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust those defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights described in Section 1.4(b) of the Asbestos Personal Injury Trust Agreement.

(E) Notwithstanding anything to the contrary herein, and regardless of whether Class A5 accepts or rejects the Plan, the FB/OC Asbestos Settlement Payment shall be made to the FB Sub-Account from the distribution made, or otherwise entitled to be made, to the OC Sub-Account pursuant to Section 3.3(f)(iii)(A) or Section 3.3(f)(iii)(B) above, as may be applicable.

(iv)	Status

Class A7 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A7 shall be entitled to vote to accept or reject the Plan.

(g)	Class A10: OCD Intercompany Claims

(i)	Allowance

All material issues regarding Class A10 Claims that are not resolved among the Plan Proponents or otherwise prior to the Confirmation Hearing, shall be determined by the Court at the Confirmation Hearing.

(ii)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class A10 Claim, on, or as soon as reasonably practicable after, the Initial Distribution Date, each holder of an Allowed Class A10 Claim shall be credited with value equal to such holder’s Pro Rata share of the Class A10 Distribution Amount.

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(iii)	Status

Class A10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A10 shall be entitled to vote to accept or reject the Plan.

(h)	Class A11: OCD Subordinated Claims

(i)	Allowance

Subject to Sections 3.3(c)(ii)(B)(4) and 3.3(e)(ii)(B)(4) above, the Class A11 Claims related to the MIPS Claims and Interests and the OCFBV Class A11 Claim shall be Allowed in the amounts of approximately $253.2 million and $23.3 million, respectively. All material issues regarding any other asserted Class A11 Claims that are not resolved among the Plan Proponents or otherwise prior to the Confirmation Hearing (including any issues regarding the distributions on account of such asserted Class A11 Claims) shall be determined by the Court at the Confirmation Hearing.

(ii)	Treatment

(A) If each of Classes A5, A6-A, A6-B, A7, A10 and A11 accepts the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A11 Claim, on, or as soon as reasonably practicable after the Effective Date, but no later than the Initial Distribution Date, each holder of an Allowed Class A11 Claim (other than any Affiliate of OCD, including, without limitation, Owens-Corning Capital L.L.C.) shall receive such holder’s Pro Rata share of the Class A11 Warrants;

(2) on or before the later to occur of (i) the sixtieth (60th) day after the first Business Day on which each of the FAIR Act Conditions shall have been satisfied, and (ii) the sixtieth (60th) day after the Initial Distribution Date, each holder of an Allowed Class A11 Claim (other than any Affiliate of OCD, including, without limitation, Owens-Corning Capital L.L.C.) shall have the right to exchange without cost such holder’s Class A11 Warrants for such holder’s Pro Rata share of 6.142% of the fully-diluted New OCD Common Stock, assuming the exchange of all Class A11 Warrants and Class A12-A Warrants for New OCD Common Stock, but exclusive of any options issued to the management of Reorganized OCD (and restricted shares and options reserved for future issuance to management) pursuant to the Management and Director Arrangements or otherwise;

(3) each holder of an Allowed Class A11 Claim (other than any Affiliate of OCD, including, without limitation, Owens-Corning Capital L.L.C.) shall be entitled to receive and retain the distributions set forth in this Section 3.3(h)(ii)(A) notwithstanding any subordination provisions in the applicable agreements or instruments subordinating such Claims, and each holder of a Claim against or Interest in OCD shall be deemed to have waived and released all contractual, legal and equitable rights and claims, if any, to such distributions or to subordinate or recharacterize any of the Allowed Class A11 Claims, whether such rights and claims arise under such subordination provisions, Section 510 of the Bankruptcy Code or otherwise;

(4) for the avoidance of doubt, the term “Pro Rata” as used in this Section 3.3(h)(ii)(A) shall not include any Class A11 Claims held by Affiliates of OCD (including, without limitation, Owens-Corning Capital L.L.C.); and

(5) on, or as soon as reasonably practicable after, the Effective Date, the trustees in respect of the Class A11 Claims shall be paid Cash in the amount of their reasonable fees and expenses, including attorneys’ fees, without any corresponding reduction in the distributions to holders of Allowed Class A11 Claims under the Plan.

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(B) If any of Classes A5, A6-A, A6-B, A7, A10 or A11 rejects the Plan, then holders of Allowed Class A11 Claims shall not receive the distributions set forth in Section 3.3(h)(ii)(A) above, and, subject to Sections 3.3(c)(ii)(B)(4) and 3.3(e)(ii)(C)(4) above, any and all distributions which otherwise would have been made to holders of Allowed Claims in Class A11 had such Claims not been subordinated in accordance with the applicable agreements or instruments subordinating such Claims shall be, and shall be deemed to be, paid or issued to the holders of Allowed Claims in Classes A4, A5 and/or A6-B in accordance with the distribution procedures for such Classes in Sections 3.3(b)(ii), 3.3(c)(ii) and 3.3(e)(ii), respectively.

(iii)	Status

Class A11 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A11 shall be entitled to vote to accept or reject the Plan.

(i)	Class A12-A: Existing OCD Common Stock

(i)	Treatment

(A) If each of Classes A5, A6-A, A6-B, A7, A10, A11 and A12-A accepts the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Existing OCD Common Stock, on, or as soon as reasonably practicable after the Effective Date, but no later than the Initial Distribution Date, each holder of Existing OCD Common Stock shall receive such holder’s Pro Rata share of the Class A12-A Warrants.

(2) on or before the later to occur of (i) the sixtieth (60th) day after the first Business Day on which each of the FAIR Act Conditions shall have been satisfied, and (ii) the sixtieth (60th) day after the Initial Distribution Date, each holder of Existing OCD Common Stock shall have the right to exchange without cost such holder’s Class A12-A Warrants for such holder’s Pro Rata share of fourteen and three-quarters percent (14.75%) of the fully-diluted New OCD Common Stock, assuming the exchange of all Class A11 Warrants and Class A12-A Warrants for New OCD Common Stock, but exclusive of any options issued to the management of Reorganized OCD (and restricted shares and options reserved for future issuance to management) pursuant to the Management and Director Arrangements or otherwise.

(B) If any of Classes A5, A6-A, A6-B, A7, A10, A11 or A12-A rejects the Plan, then no holder of Existing OCD Common Stock shall be entitled to, or shall receive or retain, any property or interest in property on account of such Existing OCD Common Stock.

(ii)	Status

Class A12-A Interests are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Interests in Class A12-A shall be entitled to vote to accept or reject the Plan.

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(j)	Class A12-B: OCD Interests Other Than Existing OCD Common Stock

(i)	Treatment

On the Effective Date, all of the Class A12-B Interests outstanding as of the Effective Date shall be deemed cancelled and extinguished. No holder thereof shall be entitled to, or shall receive or retain, any property or interest in property on account of such Class A12-B Interests.

(ii)	Status

Class A12-B Interests are Impaired. The holders of the Interests in Class A12-B are deemed to have rejected the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

3.4 Fibreboard (Classes B1 through B12)

(a)	Class B3: Fibreboard Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class B3 Claim becomes an Allowed Class B3 Claim, or (iii) the date on which such Class B3 Claim becomes due and payable pursuant to any agreement between Fibreboard and a holder of a Class B3 Claim, each holder of an Allowed Class B3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class B3 Claim (a) Cash in an amount equal to the amount of such Allowed Class B3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as Fibreboard and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class B6 or Class B9 that desires treatment of such Claim as a Fibreboard Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class B3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class B3 shall be entitled to vote to accept or reject the Plan.

(b)	Class B4: Fibreboard Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class B4 Claim, each holder of an Allowed Class B4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in Fibreboard, an amount equal to the Class B4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class B4 Claims.

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(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class B4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class B4 is Unimpaired under the Plan).

(c)	Class B6: Fibreboard General Unsecured Claims

(i)	Treatment

If Class B6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class B6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class B6 Claim becomes an Allowed Class B6 Claim, and (iii) the date on which such Class B6 Claim becomes due and payable pursuant to any agreement between Fibreboard and a holder of a Class B6 Claim, each holder of an Allowed Class B6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class B6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class B6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof; provided further, however, that notwithstanding anything to the contrary herein, holders of Allowed Class B6 Claims which are FB Asbestos Property Damage Claims, if any, shall be paid first from any applicable insurance.

If Class B6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class B6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class B6 Claim becomes an Allowed Class B6 Claim, and (iii) the date on which such Class B6 Claim becomes due and payable pursuant to any agreement between Fibreboard and a holder of a Class B6 Claim, each holder of an Allowed Class B6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class B6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof; provided further, however, that notwithstanding anything to the contrary herein, holders of Allowed Class B6 Claims which are FB Asbestos Property Damage Claims, if any, shall be paid first from any applicable insurance.

(ii)	Status

Class B6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class B6 shall be entitled to vote to accept or reject the Plan.

(d)	Class B8: FB Asbestos Personal Injury Claims

(i)	Estimated Amount

Solely for purposes of the Plan (but not for Allowance or distribution purposes), the Class B8 Claims shall be estimated at the Class B8 Aggregate Amount.

(ii)	Treatment

ALL FB ASBESTOS PERSONAL INJURY CLAIMS SHALL BE CHANNELED TO THE ASBESTOS PERSONAL INJURY TRUST, AND SHALL BE PROCESSED, LIQUIDATED AND PAID PURSUANT TO THE TERMS AND PROVISIONS OF THE ASBESTOS PERSONAL

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INJURY TRUST DISTRIBUTION PROCEDURES AND THE ASBESTOS PERSONAL INJURY TRUST AGREEMENT. THE ASBESTOS PERSONAL INJURY TRUST SHALL BE FUNDED IN THE MANNER DESCRIBED BELOW. THE SOLE RECOURSE OF THE HOLDER OF AN FB ASBESTOS PERSONAL INJURY CLAIM SHALL BE THE ASBESTOS PERSONAL INJURY TRUST AND SUCH HOLDER SHALL HAVE NO RIGHT WHATSOEVER AT ANY TIME TO ASSERT ITS CLAIM OR DEMAND AGAINST ANY DEBTOR, REORGANIZED DEBTOR OR PROTECTED PARTY. WITHOUT LIMITING THE FOREGOING, ON THE EFFECTIVE DATE, ALL PERSONS SHALL BE PERMANENTLY AND FOREVER STAYED, RESTRAINED, AND ENJOINED FROM TAKING ANY ENJOINED ACTIONS FOR THE PURPOSE OF, DIRECTLY OR INDIRECTLY, COLLECTING, RECOVERING, OR RECEIVING PAYMENT OF, ON, OR WITH RESPECT TO ANY FB ASBESTOS PERSONAL INJURY CLAIM (OTHER THAN ACTIONS BROUGHT TO ENFORCE ANY RIGHT OR OBLIGATION UNDER THE PLAN, ANY EXHIBITS TO THE PLAN, OR ANY OTHER AGREEMENT OR INSTRUMENT BETWEEN THE DEBTORS OR REORGANIZED DEBTORS AND THE ASBESTOS PERSONAL INJURY TRUST, WHICH ACTIONS SHALL BE IN CONFORMITY AND COMPLIANCE WITH THE PROVISIONS HEREOF).

Nothing contained in this Section 3.4(d) shall constitute or be deemed a waiver of any claim, right, or cause of action that the Debtors, the Reorganized Debtors or the Asbestos Personal Injury Trust may have against any other Person in connection with or arising out of a Class B8 Claim, and the injunction shall not apply to the assertion of any such claim, right, or cause of action by the Debtors, the Reorganized Debtors, or the Asbestos Personal Injury Trust.

(iii)	Funding of the FB Sub-Account

On the Effective Date, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the FB Sub-Account the following: (i) the Committed Claims Account; (ii) the FB Sub-Account Settlement Payment; and (iii) those defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights described in Section 1.4(b) of the Asbestos Personal Injury Trust Agreement. In addition, on or after the Effective Date, the FB/OC Asbestos Settlement Payment shall be made to the FB Sub-Account pursuant to Section 3.3(f)(iii)(E) above.

The Reorganized Debtors will, or will use all commercially reasonable efforts to, cause the trustee of the Fibreboard Insurance Settlement Trust to irrevocably transfer and assign the Existing Fibreboard Insurance Settlement Trust Assets to the Asbestos Personal Injury Trust, for allocation to the FB Sub-Account, on the Effective Date or as soon as practicable thereafter.

The Reorganized Debtors will also execute and deliver, or will use all commercially reasonable efforts to cause the trustee of the Fibreboard Insurance Settlement Trust to execute and deliver, to the Asbestos Personal Injury Trust such documents as the Asbestos Personal Injury Trustees reasonably request in connection with the transfer and assignment of the Existing Fibreboard Insurance Settlement Trust Assets.

(iv)	Status

Class B8 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class B8 shall be entitled to vote to accept or reject the Plan.

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(e)	Class B10: Fibreboard Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class B10 Claim, each holder of an Allowed Class B10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class B10 Claim (excluding post-petition interest).

(ii)	Status

Class B10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class B10 shall be entitled to vote to accept or reject the Plan.

(f)	Class B12: Fibreboard Interests

(i)	Treatment

Each holder of an Allowed Interest in Class B12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class B12 is Unimpaired and holders of Class B12 Interests are thus not entitled to vote to accept or reject the Plan.

3.5 ESI (Classes C1 through C12)

(a)	Class C3: ESI Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class C3 Claim becomes an Allowed Class C3 Claim, or (iii) the date on which such Class C3 Claim becomes due and payable pursuant to any agreement between ESI and a holder of a Class C3 Claim, each holder of an Allowed Class C3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class C3 Claim (a) Cash in an amount equal to the amount of such Allowed Class C3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as ESI and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class C6 that desires treatment of such Claim as an ESI Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class C3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class C3 shall be entitled to vote to accept or reject the Plan.

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(b)	Class C4: ESI Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class C4 Claim, each holder of an Allowed Class C4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in ESI, an amount equal to the Class C4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class C4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class C4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class C4 is Unimpaired under the Plan).

(c)	Class C6: ESI General Unsecured Claims

(i)	Treatment

If Class C6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class C6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class C6 Claim becomes an Allowed Class C6 Claim, and (iii) the date on which such Class C6 Claim becomes due and payable pursuant to any agreement between ESI and a holder of a Class C6 Claim, each holder of an Allowed Class C6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class C6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class C6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class C6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class C6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class C6 Claim becomes an Allowed Class C6 Claim, and (iii) the date on which such Class C6 Claim becomes due and payable pursuant to any agreement between ESI and a holder of a Class C6 Claim, each holder of an Allowed Class C6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class C6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class C6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class C6 shall be entitled to vote to accept or reject the Plan.

(d)	Class C10: ESI Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class C10 Claim, each holder of an Allowed Class C10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class C10 Claim (excluding post-petition interest).

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(ii)	Status

Class C10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class C10 shall be entitled to vote to accept or reject the Plan.

(e)	Class C12: ESI Interests

(i)	Treatment

Each holder of an Allowed Interest in Class C12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class C12 is Unimpaired and holders of Class C12 Interests are thus not entitled to vote to accept or reject the Plan.

3.6 Vytec (Classes D1 through D12) 9

(a)	Class D3: Vytec Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class D3 Claim becomes an Allowed Class D3 Claim, or (iii) the date on which such Class D3 Claim becomes due and payable pursuant to any agreement between Vytec and a holder of a Class D3 Claim, each holder of an Allowed Class D3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class D3 Claim (a) Cash in an amount equal to the amount of such Allowed Class D3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as Vytec and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class D6 that desires treatment of such Claim as an Vytec Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

[9]	The Vytec treatment provisions described herein are presently for illustrative purposes, and shall only apply in the event that Vytec files for bankruptcy prior to the Confirmation Hearing.

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(iii)	Status

Class D3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class D3 shall be entitled to vote to accept or reject the Plan.

(b)	Class D4: Vytec Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class D4 Claim, each holder of an Allowed Class D4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in Vytec, an amount equal to the Class D4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class D4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class D4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class D4 is Unimpaired under the Plan).

(c)	Class D6: Vytec General Unsecured Claims

(i)	Treatment

If Class D6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class D6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class D6 Claim becomes an Allowed Class D6 Claim, and (iii) the date on which such Class D6 Claim becomes due and payable pursuant to any agreement between Vytec and a holder of a Class D6 Claim, each holder of an Allowed Class D6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class D6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate10; provided, however, that distributions with respect to Class D6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class D6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class D6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class D6 Claim becomes an Allowed Class D6 Claim, and (iii) the date on which such Class D6 Claim becomes due and payable pursuant to any agreement between Vytec and a holder of a Class D6 Claim, each holder of an Allowed Class D6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class D6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

[10]	In the event that Vytec files a Chapter 11 case prior to the Confirmation Hearing, the Debtors and Vytec reserve the right, to the extent the Debtors and Vytec then deem appropriate, to file a motion as promptly after Vytec’s petition date as practicable seeking the payment of any outstanding pre-petition amounts owing to Vytec’s critical trade vendors.

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(ii)	Status

Class D6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class D6 shall be entitled to vote to accept or reject the Plan.

(d)	Class D10: Vytec Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class D10 Claim, each holder of an Allowed Class D10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class D10 Claim (excluding post-petition interest).

(ii)	Status

Class D10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class D10 shall be entitled to vote to accept or reject the Plan.

(e)	Class D12: Vytec Interests

(i)	Treatment

Each holder of an Allowed Interest in Class D12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class D12 is Unimpaired and holders of Class D12 Interests are thus not entitled to vote to accept or reject the Plan.

3.7 Soltech (Classes E1 through E12)

(a)	Class E3: Soltech Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class E3 Claim becomes an Allowed Class E3 Claim, or (iii) the date on which such Class E3 Claim becomes due and payable pursuant to any agreement between Soltech and a holder of a Class E3 Claim, each holder of an Allowed Class E3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class E3 Claim (a) Cash in an amount equal to the amount of such Allowed Class E3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as Soltech and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class E6 that desires treatment of such Claim as a Soltech Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address

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specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class E3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class E3 shall be entitled to vote to accept or reject the Plan.

(b)	Class E4: Soltech Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class E4 Claim, each holder of an Allowed Class E4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in Soltech, an amount equal to the Class E4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class E4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class E4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class E4 is Unimpaired under the Plan).

(c)	Class E6: Soltech General Unsecured Claims

(i)	Treatment

If Class E6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class E6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class E6 Claim becomes an Allowed Class E6 Claim, and (iii) the date on which such Class E6 Claim becomes due and payable pursuant to any agreement between Soltech and a holder of a Class E6 Claim, each holder of an Allowed Class E6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class E6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class E6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class E6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class E6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class E6 Claim becomes an Allowed Class E6 Claim, and (iii) the date on which such Class E6 Claim becomes due and payable pursuant to any agreement between Soltech and a holder of a Class E6 Claim, each holder of an Allowed Class E6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class E6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

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(ii)	Status

Class E6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class E6 shall be entitled to vote to accept or reject the Plan.

(d)	Class E10: Soltech Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class E10 Claim, each holder of an Allowed Class E10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class E10 Claim (excluding post-petition interest)

(ii)	Status

Class E10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class E10 shall be entitled to vote to accept or reject the Plan.

(e)	Class E12: Soltech Interests

(i)	Treatment

Each holder of an Allowed Interest in Class E12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class E12 is Unimpaired and holders of Class E12 Interests are thus not entitled to vote to accept or reject the Plan.

3.8 OCFT (Classes F1 through F12)

(a)	Class F3: OCFT Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class F3 Claim becomes an Allowed Class F3 Claim, or (iii) the date on which such Class F3 Claim becomes due and payable pursuant to any agreement between OCFT and a holder of a Class F3 Claim, each holder of an Allowed Class F3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class F3 Claim (a) Cash in an amount equal to the amount of such Allowed Class F3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as OCFT and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class F6 that desires treatment of such Claim as an OCFT Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

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(iii)	Status

Class F3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class F3 shall be entitled to vote to accept or reject the Plan.

(b)	Class F4: OCFT Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class F4 Claim, each holder of an Allowed Class F4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in OCFT, an amount equal to the Class F4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class F4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class F4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class F4 is Unimpaired under the Plan).

(c)	Class F6: OCFT General Unsecured Claims

(i)	Treatment

If Class F6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class F6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class F6 Claim becomes an Allowed Class F6 Claim, and (iii) the date on which such Class F6 Claim becomes due and payable pursuant to any agreement between OCFT and a holder of a Class F6 Claim, each holder of an Allowed Class F6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class F6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class F6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class F6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class F6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class F6 Claim becomes an Allowed Class F6 Claim, and (iii) the date on which such Class F6 Claim becomes due and payable pursuant to any agreement between OCFT and a holder of a Class F6 Claim, each holder of an Allowed Class F6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class F6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

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(ii)	Status

Class F6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class F6 shall be entitled to vote to accept or reject the Plan.

(d)	Class F10: OCFT Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class F10 Claim, each holder of an Allowed Class F10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class F10 Claim (excluding post-petition interest).

(ii)	Status

Class F10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class F10 shall be entitled to vote to accept or reject the Plan.

(e)	Class F12: OCFT Interests

(i)	Treatment

Each holder of an Allowed Interest in Class F12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class F12 is Unimpaired and holders of Class F12 Interests are thus not entitled to vote to accept or reject the Plan.

3.9 OC Sweden (Classes G1 through G12)11

(a)	Class G3: OC Sweden Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class G3 Claim becomes an Allowed Class G3 Claim, or (iii) the date on which such Class G3 Claim becomes due and payable pursuant to any agreement between OC Sweden and a holder of a Class G3 Claim, each holder of an Allowed Class G3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class G3 Claim (a) Cash in an amount equal to the amount of such Allowed Class G3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as OC Sweden and such holder shall have agreed in writing.

[11]	The OC Sweden treatment provisions described herein are presently for illustrative purposes, and shall only apply in the event that OC Sweden files for bankruptcy prior to the Confirmation Hearing.

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(ii)	Election

Any holder of a Claim in Class G6 that desires treatment of such Claim as an OC Sweden Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class G3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class G3 shall be entitled to vote to accept or reject the Plan.

(b)	Class G4: OC Sweden Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class G4 Claim, each holder of an Allowed Class G4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in OC Sweden, an amount equal to the Class G4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class G4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class G4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class G4 is Unimpaired under the Plan).

(c)	Class G6: OC Sweden General Unsecured Claims

(i)	Treatment

If Class G6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class G6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class G6 Claim becomes an Allowed Class G6 Claim, and (iii) the date on which such Class G6 Claim becomes due and payable pursuant to any agreement between OC Sweden and a holder of a Class G6 Claim, each holder of an Allowed Class G6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class G6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class G6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class G6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class G6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class G6 Claim becomes an Allowed Class G6 Claim, and (iii) the date on which such Class G6 Claim becomes due and payable pursuant to any agreement between OC Sweden and a holder of a Class G6 Claim, each holder of an Allowed Class G6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code;

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provided, however, that distributions with respect to Class G6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class G6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class G6 shall be entitled to vote to accept or reject the Plan.

(d)	Class G10: OC Sweden Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class G10 Claim, each holder of an Allowed Class G10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class G10 Claim (excluding post-petition interest).

(ii)	Status

Class G10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class G10 shall be entitled to vote to accept or reject the Plan.

(e)	Class G12: OC Sweden Interests

(i)	Treatment

Each holder of an Allowed Interest in Class G12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class G12 is Unimpaired and holders of Class G12 Interests are thus not entitled to vote to accept or reject the Plan.

3.10 IPM (Classes H1 through H12)12

(a)	Class H3: IPM Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class H3 Claim becomes an Allowed Class H3 Claim, or (iii) the date on which such Class H3 Claim becomes due and payable pursuant to any agreement between IPM and a holder of a Class H3 Claim, each holder of an Allowed Class H3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class H3 Claim (a) Cash in an amount equal

[12]	The IPM treatment provisions described herein are presently for illustrative purposes, and shall only apply in the event that IPM files for bankruptcy prior to the Confirmation Hearing.

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to the amount of such Allowed Class H3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as IPM and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class H6 that desires treatment of such Claim as an IPM Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class H3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class H3 shall be entitled to vote to accept or reject the Plan.

(b)	Class H4: IPM Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class H4 Claim, each holder of an Allowed Class H4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in IPM, an amount equal to the Class H4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class H4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class H4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class H4 is Unimpaired under the Plan).

(c)	Class H6: IPM General Unsecured Claims

(i)	Treatment

If Class H6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class H6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class H6 Claim becomes an Allowed Class H6 Claim, and (iii) the date on which such Class H6 Claim becomes due and payable pursuant to any agreement between IPM and a holder of a Class H6 Claim, each holder of an Allowed Class H6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class H6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class H6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class H6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class H6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial

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Distribution Date, (ii) the date on which such Class H6 Claim becomes an Allowed Class H6 Claim, and (iii) the date on which such Class H6 Claim becomes due and payable pursuant to any agreement between IPM and a holder of a Class H6 Claim, each holder of an Allowed Class H6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class H6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class H6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class H6 shall be entitled to vote to accept or reject the Plan.

(d)	Class H10: IPM Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class H10 Claim, each holder of an Allowed Class H10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class H10 Claim (excluding post-petition interest).

(ii)	Status

Class H10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class H10 shall be entitled to vote to accept or reject the Plan.

(e)	Class H12: IPM Interests

(i)	Treatment

Each holder of an Allowed Interest in Class H12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class H12 is Unimpaired and holders of Class H12 Interests are thus not entitled to vote to accept or reject the Plan.

3.11 Integrex (Classes I1 through I12)

(a)	Class I3: Integrex Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class I3 Claim becomes an Allowed Class I3 Claim, or (iii) the date on which such Class I3 Claim becomes due and payable pursuant to any agreement between Integrex and a holder of a Class I3 Claim, each holder of an Allowed Class I3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class I3 Claim (a) Cash in an amount equal to the amount of such Allowed Class I3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as Integrex and such holder shall have agreed in writing.

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(ii)	Election

Any holder of a Claim in Class I6 that desires treatment of such Claim as an Integrex Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class I3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class I3 shall be entitled to vote to accept or reject the Plan.

(b)	Class I4: Integrex Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class I4 Claim, each holder of an Allowed Class I4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in Integrex, an amount equal to the Class I4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class I4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class I4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class I4 is Unimpaired under the Plan).

(c)	Class I6: Integrex General Unsecured Claims

(i)	Treatment

If Class I6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class I6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class I6 Claim becomes an Allowed Class I6 Claim, and (iii) the date on which such Class I6 Claim becomes due and payable pursuant to any agreement between Integrex and a holder of a Class I6 Claim, each holder of an Allowed Class I6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class I6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class I6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class I6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class I6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class I6 Claim becomes an Allowed Class I6 Claim, and (iii) the date on which such Class I6 Claim becomes due and payable pursuant to any agreement between Integrex and a holder of a Class I6 Claim, each holder of an Allowed Class I6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class I6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

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(ii)	Status

Class I6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class I6 shall be entitled to vote to accept or reject the Plan.

(d)	Class I7: Integrex Asbestos Personal Injury Claims

(i)	Treatment

In the event that Class A5 or Class A6-B rejects the Plan and the Bankruptcy Court determines that holders of Class I7 Claims have Allowed Claims against Integrex under the Contribution Agreement or on account of any related successor liability, veil-piercing or related claims, then on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account Cash (if any) with an aggregate value as of the Effective Date equal to the amount of such Allowed Class I7 Claim (if any).

(ii)	Status
Class I7 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class I7 shall be entitled to vote to accept or reject the Plan.

(e)	Class I10: Integrex Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class I10 Claim, each holder of an Allowed Class I10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class I10 Claim (excluding post-petition interest).

(ii)	Status

Class I10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class I10 shall be entitled to vote to accept or reject the Plan.

(f)	Class I12: Integrex Interests

(i)	Treatment

Each holder of an Allowed Interest in Class I12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class I12 is Unimpaired and holders of Class I12 Interests are thus not entitled to vote to accept or reject the Plan.

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3.12 CDC (Classes J1 through J12)

(a)	Class J3: CDC Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class J3 Claim becomes an Allowed Class J3 Claim, or (iii) the date on which such Class J3 Claim becomes due and payable pursuant to any agreement between CDC and a holder of a Class J3 Claim, each holder of an Allowed Class J3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class J3 Claim (a) Cash in an amount equal to the amount of such Allowed Class J3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as CDC and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class J6 that desires treatment of such Claim as a CDC Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class J3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class J3 shall be entitled to vote to accept or reject the Plan.

(b)	Class J6: CDC General Unsecured Claims

(i)	Treatment

If Class J6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class J6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class J6 Claim becomes an Allowed Class J6 Claim, and (iii) the date on which such Class J6 Claim becomes due and payable pursuant to any agreement between CDC and a holder of a Class J6 Claim, each holder of an Allowed Class J6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class J6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class J6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class J6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class J6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class J6 Claim becomes an Allowed Class J6 Claim, and (iii) the date on which such Class J6 Claim becomes due and payable pursuant to any agreement between CDC and a holder of a Class J6 Claim, each holder of an Allowed Class J6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class J6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

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(ii)	Status

Class J6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class J6 shall be entitled to vote to accept or reject the Plan.

(c)	Class J10: CDC Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class J10 Claim, each holder of an Allowed Class J10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class J10 Claim (excluding post-petition interest).

(ii)	Status

Class J10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class J10 shall be entitled to vote to accept or reject the Plan.

(d)	Class J12: CDC Interests

(i)	Treatment

Each holder of an Allowed Interest in Class J12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class J12 is Unimpaired and holders of Class J12 Interests are thus not entitled to vote to accept or reject the Plan.

3.13 OCHT (Classes K1 through K12)

(a)	Class K3: OCHT Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class K3 Claim becomes an Allowed Class K3 Claim, or (iii) the date on which such Class K3 Claim becomes due and payable pursuant to any agreement between OCHT and a holder of a Class K3 Claim, each holder of an Allowed Class K3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class K3 Claim (a) Cash in an amount equal to the amount of such Allowed Class K3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as OCHT and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class K6 that desires treatment of such Claim as a OCHT Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address

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specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class K3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class K3 shall be entitled to vote to accept or reject the Plan.

(b)	Class K6: OCHT General Unsecured Claims

(i)	Treatment

If Class K6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class K6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class K6 Claim becomes an Allowed Class K6 Claim, and (iii) the date on which such Class K6 Claim becomes due and payable pursuant to any agreement between OCHT and a holder of a Class K6 Claim, each holder of an Allowed Class K6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class K6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class K6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class K6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class K6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class K6 Claim becomes an Allowed Class K6 Claim, and (iii) the date on which such Class K6 Claim becomes due and payable pursuant to any agreement between OCHT and a holder of a Class K6 Claim, each holder of an Allowed Class K6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class K6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class K6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class K6 shall be entitled to vote to accept or reject the Plan.

(c)	Class K10: OCHT Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class K10 Claim, each holder of an Allowed Class K10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class K10 Claim (excluding post-petition interest).

(ii)	Status

Class K10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class K10 shall be entitled to vote to accept or reject the Plan.

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(d)	Class K12: OCHT Interests

(i)	Treatment

Each holder of an Allowed Interest in Class K12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class K12 is Unimpaired and holders of Class K12 Interests are thus not entitled to vote to accept or reject the Plan.

3.14 OC Remodeling (Classes L1 through L12)

(a)	Class L3: OC Remodeling Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class L3 Claim becomes an Allowed Class L3 Claim, or (iii) the date on which such Class L3 Claim becomes due and payable pursuant to any agreement between OC Remodeling and a holder of a Class L3 Claim, each holder of an Allowed Class L3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class L3 Claim (a) Cash in an amount equal to the amount of such Allowed Class L3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as OC Remodeling and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class L6 that desires treatment of such Claim as a OC Remodeling Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class L3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class L3 shall be entitled to vote to accept or reject the Plan.

(b)	Class L6: OC Remodeling General Unsecured Claims

(i)	Treatment

If Class L6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class L6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class L6 Claim becomes an Allowed Class L6 Claim, and (iii) the date on which such Class L6 Claim becomes due and payable pursuant to any agreement between OC Remodeling and a holder of a Class L6 Claim, each holder of an Allowed Class L6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class L6 Claim plus post-petition interest

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thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class L6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class L6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class L6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class L6 Claim becomes an Allowed Class L6 Claim, and (iii) the date on which such Class L6 Claim becomes due and payable pursuant to any agreement between OC Remodeling and a holder of a Class L6 Claim, each holder of an Allowed Class L6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class L6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class L6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class L6 shall be entitled to vote to accept or reject the Plan.

(c)	Class L10: OC Remodeling Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class L10 Claim, each holder of an Allowed Class L10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class L10 Claim (excluding post-petition interest).

(ii)	Status

Class L10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class L10 shall be entitled to vote to accept or reject the Plan.

(d)	Class L12: OC Remodeling Interests

(i)	Treatment

Each holder of an Allowed Interest in Class L12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class L12 is Unimpaired and holders of Class L12 Interests are thus not entitled to vote to accept or reject the Plan.

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3.15 Engineered Yarns (Classes M1 through M12)

(a)	Class M3: Engineered Yarns Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class M3 Claim becomes an Allowed Class M3 Claim, or (iii) the date on which such Class M3 Claim becomes due and payable pursuant to any agreement between Engineered Yarns and a holder of a Class M3 Claim, each holder of an Allowed Class M3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class M3 Claim (a) Cash in an amount equal to the amount of such Allowed Class M3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as Engineered Yarns and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class M6 that desires treatment of such Claim as an Engineered Yarns Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class M3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class M3 shall be entitled to vote to accept or reject the Plan.

(b)	Class M6: Engineered Yarns General Unsecured Claims

(i)	Treatment

If Class M6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class M6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class M6 Claim becomes an Allowed Class M6 Claim, and (iii) the date on which such Class M6 Claim becomes due and payable pursuant to any agreement between Engineered Yarns and a holder of a Class M6 Claim, each holder of an Allowed Class M6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class M6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class M6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class M6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class M6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class M6 Claim becomes an Allowed Class M6 Claim, and (iii) the date on which such Class M6 Claim becomes due and payable pursuant to any agreement between Engineered Yarns and a holder of a Class M6 Claim, each holder of an Allowed Class M6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class M6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

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(ii)	Status

Class M6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class M6 shall be entitled to vote to accept or reject the Plan.

(c)	Class M10: Engineered Yarns Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class M10 Claim, each holder of an Allowed Class M10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class M10 Claim (excluding post-petition interest).

(ii)	Status

Class M10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class M10 shall be entitled to vote to accept or reject the Plan.

(d)	Class M12: Engineered Yarns Interests

(i)	Treatment

Each holder of an Allowed Interest in Class M12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class M12 is Unimpaired and holders of Class M12 Interests are thus not entitled to vote to accept or reject the Plan.

3.16 Falcon Foam (Classes N1 through N12)

(a)	Class N3: Falcon Foam Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class N3 Claim becomes an Allowed Class N3 Claim, or (iii) the date on which such Class N3 Claim becomes due and payable pursuant to any agreement between Falcon Foam and a holder of a Class N3 Claim, each holder of an Allowed Class N3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class N3 Claim (a) Cash in an amount equal to the amount of such Allowed Class N3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as Falcon Foam and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class N6 that desires treatment of such Claim as a Falcon Foam Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot

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to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class N3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class N3 shall be entitled to vote to accept or reject the Plan.

(b)	Class N6: Falcon Foam General Unsecured Claims

(i)	Treatment

If Class N6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class N6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class N6 Claim becomes an Allowed Class N6 Claim, and (iii) the date on which such Class N6 Claim becomes due and payable pursuant to any agreement between Falcon Foam and a holder of a Class N6 Claim, each holder of an Allowed Class N6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class N6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class N6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class N6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class N6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class N6 Claim becomes an Allowed Class N6 Claim, and (iii) the date on which such Class N6 Claim becomes due and payable pursuant to any agreement between Falcon Foam and a holder of a Class N6 Claim, each holder of an Allowed Class N6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class N6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class N6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class N6 shall be entitled to vote to accept or reject the Plan.

(c)	Class N10: Falcon Foam Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class N10 Claim, each holder of an Allowed Class N10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class N10 Claim (excluding post-petition interest).

(ii)	Status

Class N10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class N10 shall be entitled to vote to accept or reject the Plan.

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(d)	Class N12: Falcon Foam Interests

(i)	Treatment

Each holder of an Allowed Interest in Class N12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class N12 is Unimpaired and holders of Class N12 Interests are thus not entitled to vote to accept or reject the Plan.

3.17 HOMExperts (Classes O1 through O12)

(a)	Class O3: HOMExperts Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class O3 Claim becomes an Allowed Class O3 Claim, or (iii) the date on which such Class O3 Claim becomes due and payable pursuant to any agreement between HOMExperts and a holder of a Class O3 Claim, each holder of an Allowed Class O3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class O3 Claim (a) Cash in an amount equal to the amount of such Allowed Class O3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as HOMExperts and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class O6 that desires treatment of such Claim as a HOMExperts Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class O3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class O3 shall be entitled to vote to accept or reject the Plan.

(b)	Class O6: HOMExperts General Unsecured Claims

(i)	Treatment

If Class O6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class O6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class O6 Claim becomes an Allowed Class O6 Claim, and (iii) the date on which such Class O6 Claim becomes due and payable pursuant to any agreement between HOMExperts and a holder of a Class O6 Claim, each holder of an Allowed Class O6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class O6 Claim plus post-petition interest

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thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class O6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class O6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class O6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class O6 Claim becomes an Allowed Class O6 Claim, and (iii) the date on which such Class O6 Claim becomes due and payable pursuant to any agreement between HOMExperts and a holder of a Class O6 Claim, each holder of an Allowed Class O6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class O6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class O6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class O6 shall be entitled to vote to accept or reject the Plan.

(c)	Class O10: HOMExperts Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class O10 Claim, each holder of an Allowed Class O10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class O10 Claim (excluding post-petition interest).

(ii)	Status

Class O10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class O10 shall be entitled to vote to accept or reject the Plan.

(d)	Class O12: HOMExperts Interests

(i)	Treatment

Each holder of an Allowed Interest in Class O12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class O12 is Unimpaired and holders of Class O12 Interests are thus not entitled to vote to accept or reject the Plan.

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3.18 Professional Services (Classes P1 through P12)

(a)	Class P3: Professional Services Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class P3 Claim becomes an Allowed Class P3 Claim, or (iii) the date on which such Class P3 Claim becomes due and payable pursuant to any agreement between Professional Services and a holder of a Class P3 Claim, each holder of an Allowed Class P3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class P3 Claim (a) Cash in an amount equal to the amount of such Allowed Class P3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as Professional Services and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class P6 that desires treatment of such Claim as a Professional Services Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class P3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class P3 shall be entitled to vote to accept or reject the Plan.

(b)	Class P6: Professional Services General Unsecured Claims

(i)	Treatment

If Class P6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class P6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class P6 Claim becomes an Allowed Class P6 Claim, and (iii) the date on which such Class P6 Claim becomes due and payable pursuant to any agreement between Professional Services and a holder of a Class P6 Claim, each holder of an Allowed Class P6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class P6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class P6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class P6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class P6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class P6 Claim becomes an Allowed Class P6 Claim, and (iii) the date on which such Class P6 Claim becomes due and payable pursuant to any agreement between Professional Services and a holder of a Class P6 Claim, each holder of an Allowed Class P6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class P6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

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(ii)	Status

Class P6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class P6 shall be entitled to vote to accept or reject the Plan.

(c)	Class P10: Professional Services Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class P10 Claim, each holder of an Allowed Class P10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class P10 Claim (excluding post-petition interest).

(ii)	Status

Class P10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class P10 shall be entitled to vote to accept or reject the Plan.

(d)	Class P12: Professional Services Interests

(i)	Treatment

Each holder of an Allowed Interest in Class P12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class P12 is Unimpaired and holders of Class P12 Interests are thus not entitled to vote to accept or reject the Plan.

3.19 Testing Systems (Classes Q1 through Q12)

(a)	Class Q3: Testing Systems Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class Q3 Claim becomes an Allowed Class Q3 Claim, or (iii) the date on which such Class Q3 Claim becomes due and payable pursuant to any agreement between Testing Systems and a holder of a Class Q3 Claim, each holder of an Allowed Class Q3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class Q3 Claim (a) Cash in an amount equal to the amount of such Allowed Class Q3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as Testing Systems and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class Q6 that desires treatment of such Claim as a Testing Systems Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot

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to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class Q3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class Q3 shall be entitled to vote to accept or reject the Plan.

(b)	Class Q6: Testing Systems General Unsecured Claims

(i)	Treatment

If Class Q6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class Q6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class Q6 Claim becomes an Allowed Class Q6 Claim, and (iii) the date on which such Class Q6 Claim becomes due and payable pursuant to any agreement between Testing Systems and a holder of a Class Q6 Claim, each holder of an Allowed Class Q6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class Q6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class Q6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class Q6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class Q6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class Q6 Claim becomes an Allowed Class Q6 Claim, and (iii) the date on which such Class Q6 Claim becomes due and payable pursuant to any agreement between Testing Systems and a holder of a Class Q6 Claim, each holder of an Allowed Class Q6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class Q6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class Q6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class Q6 shall be entitled to vote to accept or reject the Plan.

(c)	Class Q10: Testing Systems Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class Q10 Claim, each holder of an Allowed Class Q10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class Q10 Claim (excluding post-petition interest).

(ii)	Status

Class Q10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class Q10 shall be entitled to vote to accept or reject the Plan.

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(d)	Class Q12: Testing Systems Interests

(i)	Treatment

Each holder of an Allowed Interest in Class Q12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class Q12 is Unimpaired and holders of Class Q12 Interests are thus not entitled to vote to accept or reject the Plan.

3.20 Supply Chain Solutions (Classes R1 through R12)

(a)	Class R3: Supply Chain Solutions Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class R3 Claim becomes an Allowed Class R3 Claim, or (iii) the date on which such Class R3 Claim becomes due and payable pursuant to any agreement between Supply Chain Solutions and a holder of a Class R3 Claim, each holder of an Allowed Class R3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class R3 Claim (a) Cash in an amount equal to the amount of such Allowed Class R3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as Supply Chain Solutions and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class R6 that desires treatment of such Claim as a Supply Chain Solutions Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class R3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class R3 shall be entitled to vote to accept or reject the Plan.

(b)	Class R6: Supply Chain Solutions General Unsecured Claims

(i)	Treatment

If Class R6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class R6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class R6 Claim becomes an Allowed Class R6 Claim, and (iii) the date on which such Class R6 Claim becomes due and payable pursuant to any agreement between

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Supply Chain Solutions and a holder of a Class R6 Claim, each holder of an Allowed Class R6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class R6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class R6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class R6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class R6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class R6 Claim becomes an Allowed Class R6 Claim, and (iii) the date on which such Class R6 Claim becomes due and payable pursuant to any agreement between Supply Chain Solutions and a holder of a Class R6 Claim, each holder of an Allowed Class R6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class R6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class R6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class R6 shall be entitled to vote to accept or reject the Plan.

(c)	Class R10: Supply Chain Solutions Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class R10 Claim, each holder of an Allowed Class R10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class R10 Claim (excluding post-petition interest).

(ii)	Status

Class R10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class R10 shall be entitled to vote to accept or reject the Plan.

(d)	Class R12: Supply Chain Solutions Interests

(i)	Treatment

Each holder of an Allowed Interest in Class R12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class R12 is Unimpaired and holders of Class R12 Interests are thus not entitled to vote to accept or reject the Plan.

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3.21 Ventures (Classes S1 through S12)

(a)	Class S3: Ventures Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class S3 Claim becomes an Allowed Class S3 Claim, or (iii) the date on which such Class S3 Claim becomes due and payable pursuant to any agreement between Ventures and a holder of a Class S3 Claim, each holder of an Allowed Class S3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class S3 Claim (a) Cash in an amount equal to the amount of such Allowed Class S3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as Ventures and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class S6 that desires treatment of such Claim as a Ventures Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class S3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class S3 shall be entitled to vote to accept or reject the Plan.

(b)	Class S6: Ventures General Unsecured Claims

(i)	Treatment

If Class S6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class S6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class S6 Claim becomes an Allowed Class S6 Claim, and (iii) the date on which such Class S6 Claim becomes due and payable pursuant to any agreement between Ventures and a holder of a Class S6 Claim, each holder of an Allowed Class S6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class S6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class S6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class S6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class S6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class S6 Claim becomes an Allowed Class S6 Claim, and (iii) the date on which such Class S6 Claim becomes due and payable pursuant to any agreement between Ventures and a holder of a Class S6 Claim, each holder of an Allowed Class S6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class S6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

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(ii)	Status

Class S6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class S6 shall be entitled to vote to accept or reject the Plan.

(c)	Class S10: Ventures Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class S10 Claim, each holder of an Allowed Class S10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class S10 Claim (excluding post-petition interest).

(ii)	Status

Class S10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class S10 shall be entitled to vote to accept or reject the Plan.

(d)	Class S12: Ventures Interests

(i)	Treatment

Each holder of an Allowed Interest in Class S12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class S12 is Unimpaired and holders of Class S12 Interests are thus not entitled to vote to accept or reject the Plan.

3.22 Jefferson Holdings (Classes T1 through T12)

(a)	Class T3: Jefferson Holdings Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class T3 Claim becomes an Allowed Class T3 Claim, or (iii) the date on which such Class T3 Claim becomes due and payable pursuant to any agreement between Jefferson Holdings and a holder of a Class T3 Claim, each holder of an Allowed Class T3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class T3 Claim (a) Cash in an amount equal to the amount of such Allowed Class T3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as Jefferson Holdings and such holder shall have agreed in writing.

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(ii)	Election

Any holder of a Claim in Class T6 that desires treatment of such Claim as a Jefferson Holdings Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class T3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class T3 shall be entitled to vote to accept or reject the Plan.

(b)	Class T6: Jefferson Holdings General Unsecured Claims

(i)	Treatment

If Class T6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class T6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class T6 Claim becomes an Allowed Class T6 Claim, and (iii) the date on which such Class T6 Claim becomes due and payable pursuant to any agreement between Jefferson Holdings and a holder of a Class T6 Claim, each holder of an Allowed Class T6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class T6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class T6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class T6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class T6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class T6 Claim becomes an Allowed Class T6 Claim, and (iii) the date on which such Class T6 Claim becomes due and payable pursuant to any agreement between Jefferson Holdings and a holder of a Class T6 Claim, each holder of an Allowed Class T6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code; provided, however, that distributions with respect to Class T6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class T6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class T6 shall be entitled to vote to accept or reject the Plan.

(c)	Class T10: Jefferson Holdings Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class T10 Claim, each holder of an Allowed Class T10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class T10 Claim (excluding post-petition interest).

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(ii)	Status

Class T10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class T10 shall be entitled to vote to accept or reject the Plan.

(d)	Class T12: Jefferson Holdings Interests

(i)	Treatment

Each holder of an Allowed Interest in Class T12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class T12 is Unimpaired and holders of Class T12 Interests are thus not entitled to vote to accept or reject the Plan.

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3.23 OC Overseas (Classes U1 through U12)

(a)	Class U3: OC Overseas Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class U3 Claim becomes an Allowed Class U3 Claim, or (iii) the date on which such Class U3 Claim becomes due and payable pursuant to any agreement between OC Overseas and a holder of a Class U3 Claim, each holder of an Allowed Class U3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class U3 Claim (a) Cash in an amount equal to the amount of such Allowed Class U3 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate or (b) such other treatment as OC Overseas and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class U6 that desires treatment of such Claim as an OC Overseas Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class U3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class U3 shall be entitled to vote to accept or reject the Plan.

(b)	Class U6: OC Overseas General Unsecured Claims

(i)	Treatment

If Class U6 accepts the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class U6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class U6 Claim becomes an Allowed Class U6 Claim, and (iii) the date on which such Class U6 Claim becomes due and payable pursuant to any agreement between OC Overseas and a holder of a Class U6 Claim, each holder of an Allowed Class U6 Claim shall receive Cash in an amount equal to the amount of such Allowed Class U6 Claim plus post-petition interest thereon calculated at the applicable federal judgment rate; provided, however, that distributions with respect to Class U6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

If Class U6 rejects the Plan, then in full satisfaction, release and discharge of, and in exchange for, its Allowed Class U6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class U6 Claim becomes an Allowed Class U6 Claim, and (iii) the date on which such Class U6 Claim becomes due and payable pursuant to any agreement between OC Overseas and a holder of a Class U6 Claim, each holder of an Allowed Class U6 Claim shall receive Cash in such amount as may be required under Section 1129(b)(2)(B)(i) of the Bankruptcy Code;

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provided, however, that distributions with respect to Class U6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class U6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class U6 shall be entitled to vote to accept or reject the Plan.

(c)	Class U10: OC Overseas Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class U10 Claim, each holder of an Allowed Class U10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class U10 Claim (excluding post-petition interest).

(ii)	Status

Class U10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class U10 shall be entitled to vote to accept or reject the Plan.

(d)	Class U12: OC Overseas Interests

(i)	Treatment

Each holder of an Allowed Interest in Class U12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class U12 is Unimpaired and holders of Class U12 Interests are thus not entitled to vote to accept or reject the Plan.

3.24 FAIR Act

(a)	FAIR Act Enacted Prior to the Effective Date

If the FAIR Act has been enacted into law prior to the Effective Date (and, in the event the FAIR Act has been challenged in a court of competent jurisdiction within two (2) months after the date of enactment of the FAIR Act, such challenge has been denied pursuant to a Final Order), then there shall be no distribution by the Debtors pursuant to the Plan on account of Asbestos Personal Injury Claims, except (i) the Debtors shall make any distributions as may be required by the FAIR Act, and (ii) the Fibreboard Insurance Settlement Trust shall be administered in accordance with the FAIR Act. In such event, any distributions to holders of Claims and Interests (if any) shall be determined based upon the then distributable value of OCD (net of the required FAIR Act payment described in clause (i) of the preceding sentence), and shall take into consideration the treatment of and the distributions to the remaining holders of Claims and Interests as set forth in Sections 3.1 through 3.23 hereof (net of the required FAIR Act payment described in clause (i) of the preceding sentence). The treatment of Claims and Interests, described in Sections 3.1 through 3.23 hereof, are premised upon the assumption that the FAIR Act shall not have been enacted into law prior to the Effective Date

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(b)	FAIR Act Enacted on or Subsequent to the Effective Date and Prior to the Trigger Date

(i)	Subject to acceptance of the Plan by Class A5, in the event that (A) the FAIR Act has been enacted into law on or subsequent to the Effective Date, but on or before the Trigger Date, and the FAIR Act has not been challenged in a court of competent jurisdiction on or before March 31, 2007, or (B) the FAIR Act has been enacted into law on or before the Trigger Date and has been challenged in a court of competent jurisdiction on or before March 31, 2007, but such challenge is ultimately denied pursuant to a Final Order, then the Contingent Note and the Trust Stock Pledge shall (and shall be deemed to) be automatically cancelled and defeased without further notice or order of Court and shall be of no further force and effect whatsoever, and no Reserved New OCD Shares shall be issued or delivered to the OC Sub-Account or the FB Sub-Account.

(ii)	Subject to acceptance of the Plan by Class A5, in the event that the FAIR Act has been enacted into law on or subsequent to the Effective Date, but on or before the Trigger Date, but has been challenged in a court of competent jurisdiction on or before March 31, 2007, and such challenge ultimately succeeds pursuant to a Final Order, then the Contingent Note (including any interest accrued thereon) shall become payable in accordance with its terms and the Reserved New OCD Shares shall be issued and delivered by Reorganized OCD to the OC Sub-Account and the FB Sub-Account within three (3) Business Days of the date on which the order upholding the challenge to the FAIR Act becomes a Final Order; provided, however, that neither the Contingent Note (including any interest accrued thereon) shall become payable, nor shall the Reserved New OCD Shares be issued or delivered, prior to January 1, 2007.

(c)	FAIR Act Not Enacted Prior to the Trigger Date

Subject to acceptance of the Plan by Class A5, in the event that the FAIR Act has not been enacted into law on or before the Trigger Date, then the Contingent Note (including any interest accrued thereon) shall become payable and the Reserved New OCD Shares shall be issued and delivered to the Asbestos Personal Injury Trust on a date to be determined by Reorganized OCD (on notice to the Asbestos Personal Injury Trust) that is no earlier than January 1, 2007 and no later than January 8, 2007.

(d)	No Impact on Asbestos Personal Injury Permanent Channeling Injunction

The Asbestos Personal Injury Permanent Channeling Injunction and the other injunctive and related provisions of the Plan, including, without limitation, Sections 3.3, 3.4, 5.16 and 5.17 of the Plan, shall remain in full force and effect to the fullest extent possible under applicable law whether or not the FAIR Act is ever enacted.

3.25 Reservation of Rights Regarding Claims

Except as otherwise expressly provided in the Plan, nothing herein shall, or shall be deemed to, affect or impair any of the Debtors’ or Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, without limitation, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment. The Claims against any particular Debtor that are Unimpaired shall remain the obligations solely of such Debtor and shall not become obligations of any other Debtor or Reorganized Debtor.

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ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

4.1 Impaired Classes of Claims and Interests Entitled to Vote

Subject to Sections 4.3 and 4.4 hereof, holders of Claims or Interests in each Impaired Class of Claims or Interests that receive or retain property pursuant to the Plan shall be entitled to vote separately to accept or reject the Plan.

4.2 Acceptance by an Impaired Class

Pursuant to Section 1126(c) of the Bankruptcy Code, but subject to Section 4.3 below, an impaired Class of Claims shall have accepted the Plan if, after excluding any Claims held by any holder designated pursuant to Section 1126(e) of the Bankruptcy Code, (a) the holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept the Plan, and (b) more than one-half in number of such Allowed Claims actually voting in such Class have voted to accept the Plan.

4.3 Acceptance Pursuant To Section 524 Of The Bankruptcy Code

Pursuant to Section 524(g)(2)(B)(ii)(IV)(bb) of the Bankruptcy Code, the respective Classes of Class A7 OC Asbestos Personal Injury Claims, Class I7 Integrex Asbestos Personal Injury Claims and Class B8 FB Asbestos Personal Injury Claims shall be deemed to have accepted the Plan only if the holders of at least 75 percent of those Claims voting in each such Class have voted to accept the Plan.

4.4 Presumed Acceptances by Unimpaired Classes

Classes of Claims or Interests designated as unimpaired are conclusively presumed to have voted to accept the Plan pursuant to Section 1126(f) of the Bankruptcy Code, and the votes of such Claim holders will not be solicited.

4.5 Classes Deemed to Have Rejected the Plan

Impaired Classes of Claims or Interests that do not receive or retain property under the Plan are conclusively presumed to have voted to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code, and the votes of such Claim or Interest holders will not be solicited.

4.6 Confirmability and Severability of the Plan

(a)	Consensual Confirmation

The Confirmation requirements of Section 1129(a) of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Therefore, notwithstanding the combination of the separate plans of reorganization of all Debtors in this Plan for purposes of, among other things, economy and efficiency, the Plan shall be deemed a separate Chapter 11 plan for each such Debtor.

(b)	Cramdown

With respect to any impaired Class of Claims or Interests that fails to accept the Plan in accordance with Section 1129(a) of the Bankruptcy Code, excluding Classes A7, I7 and B8 and including

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any classes that may be created pursuant to amendments to the Plan, the Plan Proponents request that the Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code with respect to such non-accepting classes, in which case or cases, the Plan shall constitute a motion for such relief.

(c)	Reservation of Rights

The Plan Proponents reserve the right to modify or withdraw the Plan, any other plan, or the Plan in its entirety, for any reason, including, without limitation, in the event that any separate plan for a particular Debtor is not confirmed. In addition, should the Plan, or any individual Debtor’s plan, fail to be accepted by the requisite number and amount of Claims and Interests voting, as required to satisfy Sections 524(g) (in the case of any Debtor subject to Asbestos Personal Injury Claims) and 1129 of the Bankruptcy Code, and notwithstanding any other provision of the Plan to the contrary, the Plan Proponents reserve the right to amend, modify or withdraw the Plan in its entirety.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

5.1 Continued Corporate Existence

Following confirmation and consummation of the Plan, the Reorganized Debtors will continue to exist as separate corporate entities in accordance with the laws of their respective states of incorporation and pursuant to their respective certificates or articles of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and bylaws are amended pursuant to the Plan or as otherwise provided under the Restructuring Transactions. OC intends to implement a restructuring plan which would reorganize OCD and its Subsidiaries along OC’s major business lines. The planning for this restructuring is ongoing. The Restructuring Transactions (including a summary of the corporate actions necessary to accomplish the Restructuring Transactions) shall be summarized in Schedule XX, which shall be in form and substance satisfactory to the Debtors and the other Plan Proponents, to be filed no later than ten (10) Business Days prior to the Objection Deadline.

5.2 Cancellation of Debt and Debt Agreements

(a) On the Effective Date, (i) the Debt shall be cancelled and extinguished and (ii) the obligations of the Debtors, CSFB as agent for the Bank Holders and the Pre-petition Indenture Trustees under the Debt Agreements shall be discharged. Notwithstanding the foregoing, each of the Pre-petition Bond Indentures shall continue in effect solely for the purposes of (x) allowing the Pre-petition Indenture Trustee to make distributions to holders of Allowed Class A5 Claims pursuant to the Plan and (y) permitting the Pre-petition Indenture Trustee to maintain any rights or liens it may have for fees, costs, expenses and indemnification under its indenture or other agreement or applicable law, but the foregoing shall not result in any expense or liability to any Reorganized Debtor other than as expressly provided for in the Plan. The Charging Liens of the Pre-petition Indenture Trustees will be discharged solely upon payment in full of the Indenture Trustee Fees, and nothing herein shall be deemed to impair, waive or discharge any Charging Lien for any fees and expenses not paid by the Reorganized Debtors.

(b) No Reorganized Debtor shall have any obligations to any Pre-petition Indenture Trustee, agent or service (or to any disbursing agent replacing a Pre-petition Indenture Trustee, agent or service) for any fees, costs or expenses, except as expressly provided in the Plan. Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and immediately following the completion of distributions to holders of Claims in Class A5, the Pre-petition Indenture Trustees shall be released from all duties, without any further action on the part of the Debtors or Reorganized Debtors.

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5.3 Cancellation of OCD Interests

Except as otherwise expressly provided in the Plan, as of the Effective Date, by virtue of the Plan, and without any action necessary on the part of the holders thereof or any corporate action, except as specified in the Plan, all of the OCD Interests outstanding at the Effective Date shall be cancelled, extinguished and retired, and, subject in the case of Existing OCD Common Stock to Section 3.3(i)(i)(A) hereof, no consideration shall be paid or delivered with respect thereto.

5.4 Certificates of Incorporation and Bylaws

The certificate or articles of incorporation and bylaws of each Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Amended and Restated Certificate of Incorporation of Reorganized OCD and the Amended and Restated Bylaws of Reorganized OCD will also include provisions (i) creating the New OCD Common Stock, and (ii), to the extent necessary or appropriate, effectuating the provisions of the Plan. The Amended and Restated Certificate of Incorporation of Reorganized OCD and the Amended and Restated Bylaws of Reorganized OCD shall be in substantially the forms of Exhibit A and Exhibit B, to be filed at least ten (10) Business Days prior to the Objection Deadline.

5.5 Exculpation and Limitation of Liability

(a) No Claimant Released Party or Released Party shall have or incur any liability to any Person that has held, currently holds or may hold a Claim or other obligation, suit, judgment, damages, Demand, debt, right, remedy, cause of action or liability or Interest or other right of an equity security holder, or any other party in interest, or any Person claiming by or through them, or any of their respective Related Persons, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan, the Disclosure Statement, the Restructuring Transactions, the Rights Offering Documents (including, without limitation, any of the Subscription Documents), the Trust Registration Rights Agreement, the Collar Agreements, the Class A11 Warrants, the Class A12-A Warrants or the Plan Support Agreement, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan or the Rights Offering, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and each Claimant Released Party and Released Party in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(b) Notwithstanding any other provision herein, no Person that has held, currently holds or may hold a Claim or other obligation, suit, judgment, damages, Demand, debt, right, remedy, cause of action or liability or Interest or other right of an equity security holder, no person claiming by or through them, nor any of their respective Related Persons, shall have any Claim or right of action against any Claimant Released Party or any Released Party for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan, the Disclosure Statement, the Restructuring Transactions, any of the Rights Offering Documents (including, without limitation, any of the Subscription Documents), the Trust Registration Rights Agreement, the Collar Agreements, the Class A11 Warrants, the Class A12-A Warrants or the Plan Support Agreement, solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the Rights Offering, the confirmation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence.

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(c) The foregoing exculpation and limitation on liability shall not, however, limit, abridge or otherwise affect the rights of the Reorganized Debtors to enforce, sue on, settle or compromise the rights, claims and other matters retained by Reorganized Debtors pursuant to Section 5.13 of the Plan.

(d) The foregoing exculpation and limitation on liability are an integral part of the Plan and are essential to its implementation. Each Person being exculpated, or whose liability is being limited, pursuant to this Section 5.5 shall have the right to independently seek the enforcement of the terms of this Section 5.5.

5.6 Restructuring Transactions

On or after the Effective Date, any Reorganized Debtor may enter into Restructuring Transactions and may take such actions as may be necessary or appropriate to effect such Restructuring Transactions, as may be determined by such Reorganized Debtor to be necessary or appropriate. The actions to effect the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms herein and that satisfy the applicable requirements of applicable law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms herein and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable law; and (iv) all other actions which the applicable entities may determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of all or certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations. OC intends to implement a restructuring plan which would reorganize OCD and its Subsidiaries along OC’s major business lines as described in the Disclosure Statement, with a detailed description of the actions and steps required to implement the Restructuring Transactions to be filed at least ten (10) Business Days prior to the Objection Deadline. On or prior to, or as soon as practicable after, the Effective Date, the Debtors or the Reorganized Debtors may take such steps as may be necessary or appropriate to effectuate Restructuring Transactions that satisfy the requirements set forth in this Section 5.6. The Restructuring Transactions shall be authorized and approved by the Confirmation Order pursuant to, among other provisions, Sections 1123 and 1141 of the Bankruptcy Code and Section 303 of Title 8 of the Delaware Code, without any further notice, action, third-party consents, court order or process of any kind.

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5.7 Issuance of New OCD Securities

(a) On or after the Effective Date, Reorganized OCD shall issue for distribution in accordance with the terms of the Plan (i) the New OCD Common Stock, including, without limitation, the Unsubscribed Shares and the Rights Offering Shares, and (ii) the Class A11 Warrants and the Class A12-A Warrants, and may also refinance the obligations owed to the Bank Holders under the 1997 Credit Agreement through the execution of the Exit Facility and the issuance of the Senior Notes (if applicable).

(b) All of the shares of New OCD Common Stock issued pursuant to the Plan, including, without limitation, the Unsubscribed Shares and the Rights Offering Shares, on or after the Effective Date, as the case may be, will be fully paid and non-assessable.

(c) The issuance and distribution of any and all of (i) the New OCD Securities, including, without limitation, any and all of the Unsubscribed Shares, the Rights Offering Shares, the Reserved New OCD Shares, the Class A11 Warrants, the Class A12-A Warrants and any shares of New OCD Common Stock issued upon exercise or exchange of the Class A11 Warrants or the Class A12-A Warrants, (ii) the Rights (if, and to the extent, applicable), (iii) any and all New OCD Common Stock (or appropriate equivalent interests) and options to purchase shares of New OCD Common Stock granted under or in connection with the Employee Arrangements and Management and Director Arrangements, and (iv) any other stock, options, warrants, conversion rights, rights of first refusal or other related rights, contractual, equitable or otherwise, issued, authorized or reserved under or in connection with the Plan, shall be, and shall be deemed to be, exempt from registration under any applicable federal or state securities law to the fullest extent permissible under applicable non-bankruptcy law and under bankruptcy law, including, without limitation, Section 1145 of the Bankruptcy Code.

5.8 Rights Offering

(a)	Eligibility for Participation in Rights Offering

Each holder of an Eligible Class A5 Claim, Eligible Class A6-A Claim and Eligible Class A6-B Claim as of the Rights Offering Record Date shall be entitled to participate in the Rights Offering as and to the extent provided in the Subscription Documents.

(b)	Issuance of Rights

The Rights issued to the holders of Eligible Class A5 Claims, Eligible Class A6-A Claims and Eligible Class A6-B Claims pursuant to the Rights Offering shall entitle such holders to purchase, on a Pro Rata basis (calculated pursuant to the terms of the Subscription Documents), the Rights Offering Shares at the Subscription Price pursuant to the terms and conditions set forth in the Subscription Documents and this Section 5.8, provided that each such subscribing holder shall have timely executed a Subscription Agreement, which shall be distributed to such holder together with such holder’s Ballot as part of the solicitation materials, and otherwise satisfies the requirements set forth in the Subscription Documents and Section 5.8(d) below.

(c)	Subscription Period

The Rights Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Expiration Time. After the Subscription Expiration Time, any and all unexercised Rights shall automatically terminate without further notice or order of Court, and any purported exercise of any such unexercised Rights by any Person shall be null and void. Reorganized OCD shall not (and

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shall have no obligation to) honor any such purported exercise received by the Subscription Agent after the Subscription Expiration Time, regardless of when the documents relating to such exercise were purportedly delivered or executed.

(d)	Exercise of Rights

In order to exercise a Right, each holder of an Eligible Class A5 Claim, Eligible Class A6-A Claim and Eligible Class A6-B Claim entitled to exercise such Right shall: (i) return a duly completed and signed Subscription Agreement to the relevant Subscription Agent so that such documents are received by such Subscription Agent on or before the Subscription Expiration Time; and (ii) pay to the relevant Subscription Agent (on behalf of the Debtors) on or before the Subscription Expiration Time in Cash in an amount equal to the aggregate Subscription Price for the Rights Offering Shares elected to be purchased by such holder, which payment shall be made by wire transfer in accordance with the wire instructions set forth on the Subscription Agreement. If, prior to the Subscription Expiration Time, the relevant Subscription Agent for any reason has not received from a given holder of Rights (i) a duly completed and signed Subscription Agreement, and (ii) Cash, in an amount equal to such holder’s aggregate Subscription Price for the Rights Offering Shares elected to be purchased by such holder, then such holder shall be deemed to have not validly exercised its Rights and to have relinquished and waived its ability to participate in the Rights Offering; provided, however, that the Unsubscribed Shares shall include those Rights Offering Shares corresponding to the Rights not validly exercised pursuant to the Rights Offering. Each holder shall execute the certification set forth in the Subscription Agreement regarding such holder’s ownership of the Claim giving rise to the Rights. The Purchase Price Proceeds shall be deposited by or on behalf of the Subscription Agent in the Rights Offering Account. In the event that the Rights Offering Account is held by an entity other than OCD (or any of its Affiliates), then the Purchase Price Proceeds shall be remitted to OCD on or before the Effective Date in such manner as may be reasonably satisfactory to OCD and the other Plan Proponents consistent with the Rights Offering Documents.

(e)	Transfer Restriction; No Revocation

The Rights shall not be independently transferable (but may be transferred along with the underlying Class A5, Class A6-A or Class A6-B Claim). Additionally, once a holder of Rights has properly exercised its Rights pursuant to the Subscription Documents, such exercise cannot be revoked for any reason.

(f)	Purchase by Investor of Unsubscribed Shares

As promptly as practicable, but in any event at least four (4) Business Days prior to the Effective Date, the Debtors shall give the Investor by electronic facsimile transmission the certification by an executive officer of OCD (conforming to the requirements specified in the Equity Commitment Agreement for such certification) of either (i) the number of Unsubscribed Shares and the aggregate purchase price therefor, calculated based upon a purchase price per Unsubscribed Share equal to the Subscription Price, or (ii) in the absence of any Unsubscribed Shares, confirmation that there are no Unsubscribed Shares and that the Backstop Commitment, as defined in the Equity Commitment Agreement, has been terminated. Pursuant to the terms of the Equity Commitment Agreement and provided that all conditions precedent set forth therein have been satisfied, the Investor shall purchase in Cash on the Effective Date any and all of the Unsubscribed Shares and shall pay to OCD or, if applicable, Reorganized OCD Cash in an amount equal to the aggregate purchase price set forth in the notice described in clause (i) of the immediately preceding sentence. For the avoidance of doubt, the Unsubscribed Shares shall include those Rights Offering Shares corresponding to the Rights offered to holders of Class A6-A Claims and Class A6-B Claims but deemed null and void in the event the respective Class rejects the Plan.

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(g)	Distribution of Rights Offering Shares

(i)	On or as soon as reasonably practicable after the Effective Date, but no later than the Initial Distribution Date, Reorganized OCD shall issue the Rights Offering Shares to those holders of Eligible Class A5 Claims, Eligible Class A6-A Claims and Eligible Class A6-B Claims that properly exercised their Rights pursuant to the Subscription Documents, subject, in each case, to acceptance of the Plan by the applicable Class pursuant to Sections 3.3(c)(ii), 3.3(d)(ii) and 3.3(e)(ii) above.

(ii)	Solely in the event there are any Unsubscribed Shares after the Subscription Expiration Time, on the Effective Date, Reorganized OCD shall issue and deliver to the account of the Investor (or such other accounts as the Investor may designate) the Unsubscribed Shares, and the Investor shall pay in Cash the aggregate purchase price for the Unsubscribed Shares as set forth in the notice described in clause (i) of Section 5.8(f) hereof by wire transfer of federal (same day) funds to the account specified by OCD to the Investor at least twenty-four (24) hours in advance, and otherwise in accordance with the terms of the Equity Commitment Agreement.

(h)	Interest

In the event that any Rights Offering Purchase Price Proceeds are repaid or otherwise returned to any Person (including any holder of an Eligible Class A5 Claim, Eligible Class A6-A Claim or Eligible Class A6-B Claim) making such payment, such Rights Offering Purchase Price Proceeds shall be returned together with any simple interest actually earned thereon after the Subscription Expiration Time.

(i)	Validity of Exercise of Rights

All questions concerning the timeliness, viability, form and eligibility of any exercise of Rights shall be determined by OCD in accordance with the Rights Offering Documents. Such determinations shall be final and binding. OCD, with the consultation of the relevant Subscription Agent, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as it may determine, or reject the purported exercise of any Rights. Subscription Agreements shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as OCD, with the consultation of the relevant Subscription Agent, determines. Neither OCD nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Agreements or incur any liability for failure to give such notification. For the avoidance of doubt, the Unsubscribed Shares shall include those Rights Offering Shares corresponding to the Rights not validly exercised pursuant to the Rights Offering.

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(j)	Return of Rights Offering Purchase Price Proceeds

In the event that the Plan Proponents revoke, withdraw or fail to consummate the Plan pursuant to Section 14.15 herein, or the conditions precedent to the occurrence of the Effective Date shall not have been satisfied or waived in accordance with Section 12.2 herein, the Subscription Agent, OCD or Reorganized OCD, as the case may be, shall, within five (5) Business Days of such event or failure to consummate the Plan, return to each Person that exercised a Right such Person’s ratable portion of the Rights Offering Purchase Price Proceeds together with any simple interest actually earned thereon after the Subscription Expiration Time.

5.9 Offerings of Senior Notes

Reorganized OCD reserves the right to conduct offerings of Senior Notes prior to or after the Initial Distribution Date, as it may deem appropriate (subject to the reasonable consent of the other Plan Proponents).

5.10 Put and Call Options and Registration Rights Agreements

(a)	Put and Call Options

On or before the Effective Date, OCD and the Backstop Providers, and/or such other Persons reasonably satisfactory to the Asbestos Personal Injury Trust, the Backstop Providers and OCD, shall enter into the Collar Agreements. OCD’s rights and obligations under the Collar Agreements shall be, and shall be deemed to be, assigned to the Asbestos Personal Injury Trust on the Effective Date pursuant to and in accordance with the terms and conditions of the Collar Agreements, except to the extent otherwise provided in such Collar Agreements, and the Confirmation Order shall so provide. In the event that the Reserved New OCD Shares are issued and delivered to the OC Sub-Account pursuant to Sections 3.3(f)(iii)(B), 3.24(b) or 3.24(c) above, then pursuant to the terms and conditions of the Collar Agreements (i) the Asbestos Personal Injury Trust shall grant the Call Options to the Backstop Providers (or such other Persons set forth in the Collar Agreements), and (ii) the Backstop Providers (or such other Persons set forth in the Collar Agreements) shall grant the Put Options to the Asbestos Personal Injury Trust.

(b)	Registration Rights Agreements

On the Effective Date, (i) the Investor Registration Rights Agreement shall be deemed effective and binding upon OCD or Reorganized OCD, as the case may be, the Investor and the Backstop Providers, and (ii) the Trust Registration Rights Agreement shall be deemed effective and binding upon Reorganized OCD and the Asbestos Personal Injury Trust, in each case with respect to shares of New OCD Common Stock received by each such Person pursuant to the Plan (whether as a direct distribution, pursuant to the exercise of Rights, pursuant to the exercise or exchange of the Call Options or the Put Options or otherwise), and as otherwise provided for in the applicable Registration Rights Agreement, on the terms set forth in the applicable Registration Rights Agreement.

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5.11 [Intentionally Omitted]

5.12 Revesting of Assets

Pursuant to Section 1141(b) of the Bankruptcy Code, all property of the respective Estate of each Debtor, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Encumbrances, Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for professional services and expenses.

5.13 Rights of Action

Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all rights, claims, causes of action, suits or proceedings accruing to, or for the benefit of, the Debtors or the Estates pursuant to the Bankruptcy Code, or pursuant to any other statute or legal theory, which are not released pursuant to the Plan, and which consist of, or relate to, any Material Rights of Action (with the exception of those Material Rights of Action, if any, set forth on Schedule XIII), any Avoidance Actions (if any) set forth on Schedule XIV as determined by the Plan Proponents, any Commercial Claims, any other causes of action against Persons set forth in Schedule III of the Plan and any suits or proceedings for recovery under any policies of insurance issued to or on behalf of the Debtors (other than policies that constitute OC Asbestos Personal Injury Liability Insurance Assets). The Reorganized Debtors shall be deemed the appointed representative to, and may pursue, litigate, compromise and settle any such rights, remedies, claims, causes of action, suits or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their respective successors who hold such rights.

5.14 Effectuating Documents; Further Transactions

The chairman of the OCD Board of Directors, the chief executive officer, chief restructuring officer, president, chief financial officer or any other appropriate officer of OCD or any applicable Debtor, as the case may be, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions herein. The secretary or assistant secretary of OCD or any applicable Debtor, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

5.15 Exemption from Certain Transfer Taxes

Pursuant to Section 1146 of the Bankruptcy Code, any transfers in the United States from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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5.16 Releases and Injunctions Related to Releases

(a)	Releases by Debtors

Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtors and Reorganized Debtors and their respective Estates and each of their respective Related Persons shall be deemed to completely and forever release, waive, void, extinguish and discharge (1) any and all Released Actions (other than the rights to enforce the Plan and any right or obligation under the Plan, and the securities, contracts, instruments, releases, indentures and other agreements or documents delivered thereunder or contemplated thereby) that may be asserted by or on behalf of any of the Debtors or Reorganized Debtors or their respective Estates or each of their respective Related Persons against any of (i) the Released Parties, (ii) the DIP Agent and the holders of DIP Facility Claims, (iii) the Pre-petition Indenture Trustees, and (iv) the Persons who are Related Persons of Persons listed in clauses (ii)-(iii) above, and (2) any and all Avoidance Actions (including, without limitation, any NSP Avoidance Actions) not otherwise released in the foregoing clause (1), with the sole exception of those Avoidance Actions (if any) set forth on Schedule XIV as determined by the Plan Proponents, which schedule shall not include any NSP Avoidance Actions. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and the Debtors having made the Initial Bank Holders’ Distribution, for good and valuable consideration, to the fullest extent permissible under applicable law, the Debtors and Reorganized Debtors and their respective Estates and each of their respective Related Persons shall also be deemed to completely and forever release, waive, void, extinguish and discharge any and all Released Actions (other than the rights to enforce the Plan and any right or obligation under the Plan, and the securities, contracts, instruments, releases, indentures and other agreements or documents delivered thereunder or contemplated thereby) that may be asserted by or on behalf of any of the Debtors or Reorganized Debtors or their respective Estates or each of their respective Related Persons (including, without limitation, any and all Avoidance Actions), which have been brought, or may be brought, against any of the Bank Holders.

(b)	Releases by Holders of Claims and Interests

Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim or other obligation, suit, judgment, damages, debt, right, remedy, cause of action or liability that is discharged or an Interest or other right of an equity security holder that is terminated, and each of their respective Related Persons, shall be deemed to completely and forever release, waive, void, extinguish and discharge all Released Actions (other than the rights to enforce the Debtors’ or the Reorganized Debtors’ obligations under the Plan, and any right or obligation of such holder under the Plan, and the securities, contracts, instruments, releases, indentures and other agreements or documents delivered thereunder or contemplated thereby) that otherwise may be asserted against the Claimant Released Parties.

(c)	Injunction Related to Releases

Except as otherwise provided herein or in the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, each Person that has held, currently holds or may hold a Claim that is released pursuant to this Section 5.16 of the Plan or other obligation, suit, judgment, damages, debt, right, remedy, cause of action, liability, Interest or other right of an equity security holder released pursuant to this Section 5.16 of the Plan, and each other party in interest and each of their respective Related Persons, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly,

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derivatively or otherwise on account of or based on the subject matter of any such released Claims or other released obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities or Interests or other rights of an equity security holder: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, to any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Encumbrance; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any Person released under Section 5.16(a) or Section 5.16(b), as applicable; and (v) commencing or continuing in any manner, in any place of any action, which in any such case does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.

(d)	Injunction Relating to Certain Insurers

Except as to any rights with respect to which the Debtors explicitly declined to give a release to the Hartford Entities pursuant to Section VI of the Hartford Settlement Agreement, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and the provisions of the Hartford Settlement Agreement, for good and valuable consideration, pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any action or seeking any recovery against or from any of the Hartford Entities that seeks to enforce any rights under, through or related to the Hartford Policies.

Except as to any rights with respect to which the Debtors explicitly declined to give a release to the Mt. McKinley Entities pursuant to the Mt. McKinley Settlement Agreement, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and the conditions of the Mt. McKinley Settlement Agreement, for good and valuable consideration, pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any action or seeking any recovery against or from any of the Mt. McKinley Entities that seeks to enforce any rights under, through or related to the Mt. McKinley Policies.

Except as to any rights with respect to which the Debtors explicitly declined to give a release to the AIG Company Entities pursuant to the AIG Settlement Agreement, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and the conditions of the AIG Settlement Agreement, for good and valuable consideration, pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any action or seeking any recovery against or from any of the AIG Company Entities that seeks to enforce any rights under, through or related to the AIG Policies.

Except as to any rights with respect to which the Debtors explicitly declined to give a release to the Affiliated FM Entities pursuant to the Affiliated FM Settlement Agreement, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and the conditions of the Affiliated FM Settlement Agreement, for good and valuable consideration, pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim shall be permanently, forever and completely stayed, restrained,

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prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any action or seeking any recovery against or from any of the Affiliated FM Entities that seeks to enforce any rights under, through or related to the Affiliated FM Policy.

Except as to any rights with respect to which the Debtors explicitly declined to give a release to the Allianz Entities pursuant to the Allianz Settlement Agreement, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and the conditions of the Allianz Settlement Agreement, for good and valuable consideration, pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any action or seeking any recovery against or from any of the Allianz Entities that seeks to enforce any rights under, through or related to the Allianz Policies.

Except as to any rights with respect to which the Debtors explictly declined to give a release to the Century Entities pursuant to the Century Settlement Agreement, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and the conditions of the Century Settlement Agreement, for good and valuable consideration, pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any action or seeking any recovery against or from any of the Century Entities that seeks to enforce any rights under, through or related to the Century Policies.

(e)	Supplementary Section 105(a) Injunction

Pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each holder of a Bank Holders Claim shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any Enjoined Action against any of the Non-Debtor Subsidiaries after the Effective Date with respect to any obligations, liabilities or responsibilities whatsoever arising under or related to the 1997 Credit Agreement, any of the guaranties, instruments or other documents executed or delivered in connection therewith, or otherwise.

(f)	Deemed Consent

By submitting a Ballot and not electing to withhold consent to the releases of the Released Parties by marking the appropriate box on the Ballot, each holder of a Claim or Interest shall be deemed, to the fullest extent permitted by applicable law, to have specifically consented to the releases and injunctions set forth in Sections 5.16(b) and (c).

(g)	No Waiver

The release set forth in Subsection (a) of this Section 5.16 shall not, however, limit, abridge or otherwise affect the rights of the Reorganized Debtors to enforce, sue on, settle or compromise the rights, claims and other matters retained by Reorganized Debtors pursuant to the Plan.

(h)	Integral to Plan

Each of the releases and injunctions provided in this Section 5.16 is an integral part of the Plan and is essential to its implementation. Each of the Persons being released under, or protected by the injunctions set forth in, this Section 5.16 shall have the right to independently seek the enforcement of such release and injunction.

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5.17 Permanent Injunctions and Asbestos Personal Injury Permanent Channeling Injunction

(a)	General Injunction

In order to supplement, where necessary, the injunctive effect of the discharge as provided in Section 1141 of the Bankruptcy Code, and pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under Section 105(a) of the Bankruptcy Code, except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons and any Person claiming by or through them, that have held, currently hold or may hold a Claim or other obligation, suit, judgment, damages, debt, right, remedy, cause of action or liability (other than a Demand) that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan shall be permanently, forever and completely stayed, restrained, prohibited and enjoined from taking any Enjoined Action against any of the Released Parties or Claimant Released Parties whether directly or indirectly, derivatively or otherwise for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any such discharged Claim or other obligation, suit, judgment, damages, debt, right, remedy, cause of action or liability (including, without limitation, any OC Asbestos Property Damage Claim or any FB Asbestos Property Damage Claim), or terminated Interest or right of an equity security holder on account of, or based on the subject matter of, any such discharged Claims, obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities or terminated Interests or rights of an equity security holder.

(b)	Asbestos Personal Injury Permanent Channeling Injunction

PURSUANT TO SECTION 524(g) OF THE BANKRUPTCY CODE AND PURSUANT TO AND IN CONJUNCTION WITH THE CONFIRMATION ORDER, ALL PERSONS SHALL BE PERMANENTLY, FOREVER AND COMPLETELY STAYED, RESTRAINED, PROHIBITED, BARRED AND ENJOINED FROM TAKING ANY ENJOINED ACTION, OR PROCEEDING IN ANY MANNER IN ANY PLACE WITH REGARD TO ANY MATTER THAT IS SUBJECT TO RESOLUTION PURSUANT TO THE ASBESTOS PERSONAL INJURY TRUST AGREEMENT, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY ASBESTOS PERSONAL INJURY CLAIM OR ANY RESOLVED ASBESTOS PERSONAL INJURY CLAIM AGAINST ANY OF THE DEBTORS, ANY OF THE REORGANIZED DEBTORS, ANY PROTECTED PARTY OR ANY PROPERTY OR INTERESTS IN PROPERTY OF ANY DEBTOR, REORGANIZED DEBTOR OR PROTECTED PARTY, WHETHER DIRECTLY OR INDIRECTLY, DERIVATIVELY OR OTHERWISE, FOR THE PURPOSE OF, DIRECTLY OR INDIRECTLY, COLLECTING, RECOVERING OR RECEIVING PAYMENT OF, ON OR WITH RESPECT TO ANY ASBESTOS PERSONAL INJURY CLAIMS OR ANY RESOLVED ASBESTOS PERSONAL INJURY CLAIMS (OTHER THAN PURSUANT TO THE PROVISIONS OF THE ASBESTOS PERSONAL INJURY TRUST AGREEMENT OR TO ENFORCE THE PROVISIONS OF THE PLAN).

(c)	No Waiver

Nothing contained in the Asbestos Personal Injury Permanent Channeling Injunction shall be deemed a waiver of any claim, right, remedy or cause of action that the Debtors, the Reorganized Debtors or the Asbestos Personal Injury Trust may have against any Person in connection with or arising out of an Asbestos Personal Injury Claim.

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(d)	Integral to Plan

Each of the injunctions provided in this Section 5.17 is an integral part of the Plan and is essential to its implementation. Each of the Released Parties, Claimant Released Parties, the Protected Parties and any other Persons being protected by the injunctions set forth in this Section 5.17 shall have the right to independently seek the enforcement of such injunctions.

5.18 Directors and Officers of Reorganized Debtors

(a)	Directors of Reorganized Debtors

(i) Appointment. Subject to the Amended and Restated Bylaws of Reorganized OCD, the Reorganized OCD Board shall initially consist of sixteen (16) members, consisting of the twelve (12) Continuing Directors, one (1) member to be named by the Asbestos Claimants’ Committee, one (1) member to be named by the Future Claimants’ Representative and two (2) members to be named by the Ad Hoc Bondholders’ Committee. The identities of the members to be named by the Asbestos Claimants’ Committee, the Future Claimants’ Representative and the Ad Hoc Bondholders’ Committee shall be disclosed on Schedule XIX, to be filed no later than ten (10) Business Days prior to the Objection Deadline, which shall be in form and substance satisfactory to the Debtors.

(ii) Terms. Subject to the Amended and Restated Bylaws of Reorganized OCD, the Reorganized OCD Board shall initially be divided into three classes, designated Class I, Class II and Class III, respectively, with five (5) directors in Class I, five (5) directors in Class II and six (6) directors in Class III. Nine (9) of the Continuing Directors shall serve in Class II and Class III, the one director to be named by the Future Claimants’ Representative shall serve in Class III, the one director to be named by the Asbestos Claimants’ Committee shall serve in Class III, and the remaining directors shall serve in Class I. At the first annual meeting of stockholders, which shall be held no earlier than the first anniversary of the Effective Date, the terms of office of the Class I directors shall expire and Class I directors shall be nominated and elected for a full term of three years in accordance with the provisions of the Amended and Restated Bylaws of Reorganized OCD. At the second annual meeting of stockholders, the terms of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders, the terms of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to the Amended and Restated Bylaws of Reorganized OCD, notwithstanding anything to the contrary set forth in this Section 5.18(a) or otherwise, for as long as the Asbestos Personal Injury Trust owns shares of New OCD Common Stock, it shall have the right to designate one (1) member of the Reorganized OCD Board as directed by the Future Claimants’ Representative and one (1) member as directed by the TAC; provided, however, that in the event that the Asbestos Personal Injury Trust no longer holds any shares of New OCD Common Stock, the members of the Reorganized OCD Board named by the Asbestos Claimants’ Committee and the Future Claimants’ Representative, or their successors, shall resign promptly thereafter in accordance with the Amended and Restated Bylaws of Reorganized OCD. The terms of the members of the Reorganized OCD Board may be described in greater detail in the Amended and Restated Certificate of Incorporation of Reorganized OCD, the Amended and Restated Bylaws of Reorganized OCD or such other documents as the Plan Proponents may determine, to be filed no later than ten (10) Business Days prior to the Objection Deadline.

(iii) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Reorganized OCD Board and at meetings of the stockholders, and shall have all powers and responsibilities attendant therewith, as may be described in greater detail in the Amended and

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Restated Certificate of Incorporation of Reorganized OCD, the Amended and Restated Bylaws of Reorganized OCD or such other documents as the Plan Proponents may determine, to be filed no later than ten (10) Business Days prior to the Objection Deadline. Michael H. Thaman shall serve as the initial Chairman of the Board.

(iv) Vacancies. Vacancies occurring on the Reorganized OCD Board subsequent to the Effective Date shall be filled by individuals elected by majority vote of the remaining directors, subject to the exceptions set forth in the Amended and Restated Bylaws of Reorganized OCD. Procedures for filling vacancies occurring on the Reorganized OCD Board may be described in greater detail in the Amended and Restated Certificate of Incorporation of Reorganized OCD, the Amended and Restated Bylaws of Reorganized OCD or such other documents as the Plan Proponents may determine, to be filed no later than ten (10) Business Days prior to the Objection Deadline.

(b)	Officers of Reorganized Debtors

The existing senior officers of OCD who will serve initially in the same capacities after the Effective Date for Reorganized OCD shall be identified in a disclosure filed by the Debtors with the Bankruptcy Court on a date not less than ten (10) Business Days prior to the Objection Deadline, and shall designate the Chief Executive Officer. The executive officers of the other Reorganized Debtors shall consist of executive officers as determined by Reorganized OCD on the Effective Date or thereafter.

5.19 Compensation and Benefit Programs

(a) Except and to the extent previously assumed or rejected by an order of the Bankruptcy Court, on or before the Confirmation Date, but subject to the occurrence of the Effective Date, all employee compensation and benefit programs of the Debtors as amended or modified, including programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed except for (i) executory contracts or plans specifically rejected pursuant to the Plan, and (ii) executory contracts or plans as have previously been rejected, are the subject of a motion to reject or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors may pay all “retiree benefits” (as defined in Section 1114(a) of the Bankruptcy Code).

(b) OCD and any other of the Reorganized Debtors whose employees are covered by the Merged Plan shall assume and continue the Merged Plan, satisfy the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082, and administer the Merged Plan in accordance with its terms and the provisions of ERISA. Further, nothing in the Plan of Reorganization shall be construed in any way as discharging, releasing or relieving the Debtors or the Debtors’ successors, including the Reorganized Debtors and the Restructuring Affiliates, or any party, in any capacity, from liability imposed under any law or regulatory provision with respect to the Merged Plan or Pension Benefit Guaranty Corporation.

(c) On the Effective Date, Reorganized OCD will adopt Management and Director Arrangements, the terms and conditions of which shall be summarized in greater detail in Exhibit F, as it may be amended up to ten (10) Business Days prior to the Objection Deadline. On the Effective Date, management, directors and designated employees of Reorganized OCD and the other Reorganized Debtors shall receive the benefits provided under such Management and Director Arrangements on the terms and conditions provided for therein.

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(d) All full-time employees and regular part-time employees of OCD and its Affiliates as of the Effective Date (excluding any employee who participates in the management incentive program portion of the Management and Director Arrangements described in Section 5.19(c) above as of the Effective Date) shall be eligible to receive a grant of 100 shares of New OCD Common Stock, or appropriate equivalent interest, upon the Effective Date. Each award of 100 shares of New OCD Common Stock shall vest in its entirety on the third anniversary of the Effective Date, subject to accelerated vesting for OCD-approved retirements or in the event that OCD (or its applicable Affiliate) terminates the employee’s employment without cause. Accordingly, OCD shall reserve 2,000,000 shares of New OCD Common Stock for issuance to such employees (assuming 20,000 eligible employees worldwide), which shares represent approximately 1.52% of the primary number of shares of New OCD Common Stock to be outstanding immediately after the Effective Date (assuming issuance of approximately 131.4 million shares on the Effective Date and excluding options issued on the Effective Date). The terms and conditions of this employee incentive program shall be described more fully in the Employee Arrangements set forth on Exhibit F, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.13

5.20 Continuation of Certain Orders

Notwithstanding anything in the Plan to the contrary, the Debtors will continue to pay any Claims authorized to be paid by an order of the Bankruptcy Court during the Chapter 11 Cases, pursuant to the terms and conditions of any such order.

5.21 Exit Facility

On or prior to the Effective Date, Reorganized OCD and those Subsidiaries which are parties to the Exit Facility shall enter into all necessary and appropriate documentation to obtain, and in connection with, the Exit Facility.

ARTICLE VI

[Intentionally Omitted]

ARTICLE VII

TREATMENT OF EXECUTORY AND POST-PETITION CONTRACTS

AND UNEXPIRED LEASES

7.1 Assumed Contracts and Leases

(a) Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which

[13]	The Debtors reserve the right to propose an additional or other form of employee benefit or incentive program as part of the Employee Arrangements, the terms and conditions of which would be disclosed on Exhibit F, as it may be modified, revised and supplemented (as may be satisfactory in form and substance to the Reorganized Debtors and any other Plan Proponents) up to ten (10) Business Days prior to the Objection Deadline.

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it is a party, unless such contract or lease (i) was previously assumed or rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion pending before the Bankruptcy Court as of the Confirmation Date to assume or reject such contract or lease or (iv) is listed on Schedule IV, to be filed at least ten (10) Business Days prior to the Objection Deadline, as being an executory contract or unexpired lease to be rejected; provided, however, that the Plan Proponents reserve the right, at any time prior to the Confirmation Date, to amend Schedule IV to add or delete any unexpired lease or executory contract. Moreover, except as otherwise provided in the Plan or an order of the Court entered prior to the Effective Date, as of the Effective Date, all of the Debtors’ post-petition contracts and leases entered into by one or more of the Debtors after the Petition Date shall be treated as though they are executory contracts or unexpired leases that are assumed under the Plan. The Confirmation Order shall constitute an order of the Bankruptcy Court under Sections 365 and 1123 of the Bankruptcy Code, as applicable, approving the contract and lease assumptions described above, as of the Effective Date.

(b) Each executory contract and unexpired lease (including each post-petition contract and lease treated as an executory contract) that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

7.2 Payments Related to Assumption of Contracts and Leases

Any monetary amounts by which each executory contract and unexpired lease (including each post-petition contract and lease treated as an executory contract) to be assumed pursuant to the Plan is in default will be satisfied, under Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors or the assignee of a Debtor assuming such contract or lease, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be. To the extent not previously provided by the Court, the Confirmation Order shall contain provisions for notices of proposed assumptions and proposed Cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. If no proposed Cure amount is proposed by the Debtors, it shall be presumed that the Debtors are asserting that no Cure amount is required to be paid under Section 365(b)(1) of the Bankruptcy Code.

7.3 Assignments Related to the Restructuring Transactions

As of the effective time of an applicable Restructuring Transaction, any executory contract or unexpired lease (including any post-petition contract or lease treated as an executory contract) to be held by any Debtor or another surviving, resulting or acquiring corporation in an applicable Restructuring Transaction (including, without limitation, any Restructuring Affiliate) shall be deemed assigned to the applicable entity pursuant to section 105, 365 and/or 1123 of the Bankruptcy Code, as applicable.

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7.4 Rejected Contracts and Leases

On the Effective Date, each executory contract and unexpired lease that is listed on Schedule IV, shall be rejected pursuant to Section 365 of the Bankruptcy Code. Each contract or lease listed on Schedule IV shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. The Plan Proponents reserve their right, at any time prior to the Confirmation Date, to amend Schedule IV to delete any unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. To the extent that an executory contract or unexpired lease (i) is not listed on Schedule IV, (ii) has not been previously rejected or (iii) is not subject to a motion to reject at the time of the Confirmation Date, such executory contract or unexpired lease shall be deemed assumed. Listing a contract or lease on Schedule IV shall not constitute an admission by a Debtor nor a Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that such Debtor or Reorganized Debtor has any liability thereunder. Without limiting the foregoing, any agreement entered into prior to the Petition Date by or on behalf of the Debtors with a holder of an Asbestos Personal Injury Claim with respect to the settlement of any OC Asbestos Personal Injury Claim or FB Asbestos Personal Injury Claim shall be deemed rejected as of the Effective Date to the extent such settlement agreement is deemed to be an executory contract within the meaning of Section 365(a) of the Bankruptcy Code. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections as of the Effective Date, pursuant to Section 365 of the Bankruptcy Code.

7.5 Rejection Damages Bar Date

If the rejection by a Debtor, pursuant to the Plan, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor, or the properties of any of them, unless a Proof of Claim is filed and served upon counsel to the Debtors, counsel to the Unsecured Creditors’ Committee and counsel to the Asbestos Claimants’ Committee, within thirty (30) days after service of the notice that the executory contract or unexpired lease has been rejected.

7.6 Indemnification Obligations

(a) Indemnification Obligations shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan as of the Effective Date, and such obligations shall survive confirmation of the Plan, remain unaffected by the Plan and shall not be discharged or impaired by the Plan, irrespective of whether the indemnification or reimbursement obligation is owed in connection with an event occurring before, on or after the Petition Date, except as may otherwise be provided in Schedule XVII, to be filed no later than ten (10) Business Days prior to the Objection Deadline; provided, however, that, except as otherwise provided in this Plan, indemnification obligations that are not Indemnification Obligations shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code as of the Effective Date.

(b) In addition to the foregoing, as of the Effective Date, the Reorganized Debtors shall obtain and maintain in full force tail insurance covering such risks as are presently covered for the benefit of all Persons who are or were officers or directors of the Debtors on the Petition Date or thereafter, except as may otherwise be provided in Schedule XVII, to be filed no later than ten (10) Business Days prior to the Objection Deadline, in a minimum amount and for a minimum period as shall be set forth in Schedule XVIII, to be filed no later than ten (10) Business Days prior to the Objection Deadline.

(c) Each of the provisions set forth in this Section 7.6 is an integral part of the Plan and is essential to its implementation. Each Person entitled to indemnification and insurance pursuant to this Section 7.6 shall have the right to independently seek the enforcement of each of the terms of this Section 7.6.

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7.7 Insurance Policies and Agreements

(a) Assumed Insurance Policies and Agreements The Debtors do not believe that the insurance policies issued to, or insurance agreements entered into by, the Debtors prior to the Petition Date (including, without limitation, any policies covering directors’ or officers’ conduct) constitute executory contracts (and, consequently, such insurance policies and agreements shall continue in effect after the Effective Date). To the extent that such insurance policies or agreements (including, without limitation, any policies covering directors’ or officers’ conduct) are considered to be executory contracts, then, notwithstanding anything contained in Section 7.1 or 7.3 of the Plan to the contrary, the Plan shall constitute a motion to assume such insurance policies and agreements (except for those set forth on Schedule XI in accordance with Section 7.7(b) below), and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to Section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of each Debtor, its Estate, and all parties in interest in the Chapter 11 Cases. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments are required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy or agreement. To the extent that the Bankruptcy Court determines otherwise as to any such insurance policy or agreement, the Debtors reserve the right to seek rejection of such insurance policy or agreement or other available relief. In accordance with Sections 10.3 of the Plan, the rights of the Debtors under the insurance policies and agreements constituting the OC Asbestos Personal Injury Liability Insurance Assets shall, to the extent necessary, be deemed assigned to the OC Sub-Account of the Asbestos Personal Injury Trust as of the Effective Date, and, pursuant to Section 365 of the Bankruptcy Code, the Debtors shall have no further liability thereunder from and after June 18, 2001.

(b)	Rejected Insurance Policies and Agreements

If the Wellington Agreement is determined to be an executory contract, OCD has agreed that it will not reject the Wellington Agreement as an executory contract. To the extent that any or all of the insurance policies and agreements set forth on Schedule XI, to be filed no later than ten (10) Business Days prior to the Objection Deadline, are considered to be executory contracts, then, notwithstanding anything contained in Section 7.1 or 7.3 of the Plan to the contrary, the Plan shall constitute a motion to reject the insurance policies and agreements set forth on Schedule XI, and the entry of the Confirmation Order shall constitute approval of such rejection pursuant to Section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected insurance policy or agreement set forth on Schedule XI is burdensome and that the rejection thereof is in the best interest of each Debtor, its estate, and all parties in interest in the Chapter 11 Cases.

(c)	Reservation of Rights

With the exception of issues that are expressly resolved in the Plan or Confirmation Order including those specified in Section 3.3(f)(iii), 3.4(d)(iii), and 12.1(a)(xxiv) and (xxv) of the Plan relating to rights under insurance policies and insurance settlement agreements, and with the exception of issues that are expressly resolved by insurance settlement agreements approved by the Bankruptcy Court: (i) nothing contained in the Plan, including this Section 7.7 or in the Confirmation Order, shall preclude OCD, Fibreboard, or their insurers from asserting in any proceeding any and all claims, defenses, rights or causes of action that they have or may have under or in connection with any insurance policies issued to OCD or Fibreboard or any settlement agreements made with respect to such insurance policies; (ii) nothing in the Plan or Confirmation Order shall be deemed to waive any claims, defenses, rights, or causes of action that OCD, Fibreboard, or their insurers have or may have under the provisions, terms, conditions, defenses and/or exclusions contained in such insurance policies or settlement agreements,

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including, but not limited to, any and all claims, defenses, rights or causes of action based upon or arising out of Asbestos Personal Injury Claims, OC Property Damage Claims, or FB Property Damage Claims that are liquidated, resolved, discharged, channeled or paid in connection with the Plan; and (iii) nothing in the Confirmation Order or the Plan (including any other provision that purports to be preemptory or supervening), shall in any way operate to or have the effect of, impairing the insurers’ legal, equitable or contractual rights, if any, in any respect, and the rights of insurers shall be determined under insurance policies and settlement agreements as applicable.

(d)	Miscellaneous

The Asbestos Personal Injury Trust is obligated to honor and respect the benefits and protections, including, without limitation, the release and injunctive protections, conferred upon Affiliated FM and Allianz by the Affiliated FM Settlement Agreement and the Allianz Settlement Agreement, respectively, as if the Asbestos Personal Injury Trust were a signatory thereto. The express references to Affiliated FM and Allianz in the preceding sentence shall not give rise to any inference that other settling insurers are not entitled to similar protections.

ARTICLE VIII

PROVISIONS GOVERNING DISTRIBUTIONS

8.1 Distributions for Claims Allowed as of the Initial Distribution Date

Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on, or as soon as practicable after, the Initial Distribution Date. Notwithstanding anything herein to the contrary, distributions on account of Administrative Claims that are Allowed Claims as of the Effective Date shall be made on, or as soon as practicable after, the Effective Date, with no action to enforce a right to such payment until at least thirty (30) days after the Effective Date. Notwithstanding anything herein to the contrary, distributions on account of Class A7 and B8 Claims shall be made in accordance with the terms and conditions of the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Section 9.4 of the Plan. Notwithstanding the date on which any distribution of New OCD Securities is actually made to a holder of a Claim that is an Allowed Claim on the Effective Date, as of the date of the distribution such holder shall be deemed to have the rights of a holder of such securities distributed as of the Initial Distribution Date; provided, however, that for purposes of determining accrual of interest or rights in respect of any other payment from and after the Effective Date, the Rights Offering Shares to be issued under the Rights Offering pursuant to the Plan shall be deemed issued as of the Effective Date (or, if applicable, Initial Distribution Date) regardless of the date on which they are actually dated, authenticated or distributed.

8.2 Interest on Claims

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or the Asbestos Personal Injury Trust Distribution Procedures, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

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8.3 Distributions under the Plan

(a) The Disbursing Agent or, in the case of the Bondholders Claims, the appropriate Pre-petition Indenture Trustee, shall make all distributions required under the Plan, except to holders of Asbestos Personal Injury Claims. Asbestos Personal Injury Claims shall be satisfied in accordance with the distribution procedures described in the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures.

(b) If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall be entitled to receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

8.4 Record Date for Distributions to Holders of Allowed Claims and Existing OCD Common Stock (Other Than Asbestos Personal Injury Claims)

At the close of business on the Distribution Record Date, the transfer records for Claims and Existing OCD Common Stock (other than Asbestos Personal Injury Claims), including the Bank Holders Claims and Bondholders Claims, shall be closed, and there shall be no further changes in the record holders of such Claims. None of the Reorganized Debtors, the Disbursing Agent, if any, CSFB, as agent for the Bank Holders nor the applicable Pre-petition Indenture Trustee under the Pre-petition Bond Indenture for the Bondholders shall have any obligation to recognize any transfer of Allowed Claims, including, without limitation, Allowed Bank Holders Claims or Allowed Bondholders Claims, as applicable, occurring after the Distribution Record Date, and they shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

Distributions to holders of Bondholder Claims administered by the Pre-petition Indenture Trustees shall be made by means of book-entry exchange through the facilities of the Depository Trust Corporation (“DTC”) in accordance with the customary practices of the DTC, as and to the extent practicable. In connection with such book-entry exchange, each Pre-petition Indenture Trustee shall deliver instructions to the DTC directing the DTC to effect distributions (net of Pre-petition Indenture Trustee fees and expenses) on a pro rata basis as provided under the Plan with respect to the Bondholder Claims upon which such Indenture Trustee acts as trustee.

8.5 Means of Cash Payment

Cash payments made pursuant to the Plan shall be in United States funds by means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the Debtors, the Reorganized Debtors, the Disbursing Agent, or, as applicable, such other payor shall determine in their sole discretion.

8.6 Fractional New OCD Common Stock; Other Distributions

(a) No fractional shares of New OCD Common Stock shall be issued or distributed under the Plan. If any distribution pursuant to the Plan would otherwise result in the issuance of New OCD Common Stock that is not a whole number, the actual distribution of shares of such stock shall be rounded to the next higher or lower whole number as follows: (i) fractions of greater than one-half ( 1/2) shall be rounded to the next higher whole number, and (ii) fractions of one-half ( 1/2) or less shall be rounded to the next lower whole number. The total number of shares of New OCD Common Stock to be distributed pursuant to the Plan shall be adjusted as necessary to account for the rounding provided for herein.

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(b) No consideration shall be provided in lieu of fractional shares that are rounded down.

(c) In addition, the payment of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of the fraction to the nearest whole dollar (up and down), with half dollars rounded down.

(d) The Disbursing Agent, or any agent or servicer, as the case may be, shall not make any payment of less than one hundred dollars ($100.00) with respect to any Claim.

8.7 Delivery of Distributions

Distributions to holders of Allowed Claims in all Classes other than Classes A7, B8 and B9 shall be made by the Disbursing Agent or the applicable Pre-petition Indenture Trustee, as the case may be. If any holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made until the Disbursing Agent (or Pre-petition Indenture Trustee as applicable) is notified of such holder’s then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made by the Disbursing Agent (or the Pre-petition Indenture Trustee as applicable) shall be returned to the Reorganized Debtors until such distributions are claimed. All the claims for undeliverable distributions made by the Disbursing Agent or the Pre-petition Indenture Trustee, as the case may be, must be made on or before the first (1st) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtors, Reorganized Debtors, any Disbursing Agent, the Administrative Agent for the Bank Holders or any Pre-petition Indenture Trustee to attempt to locate any holder of an Allowed Claim after the first (1st) anniversary of the Effective Date.

8.8 Surrender of Pre-petition Bonds

(a)	Pre-petition Bonds

Except as provided in Section 8.8(b) hereof in connection with lost, stolen, mutilated or destroyed Pre-petition Bonds, each holder of an Allowed Claim evidenced by a Pre-petition Bond shall tender such Pre-petition Bond to the respective Pre-petition Indenture Trustee in accordance with written instructions to be provided in a letter of transmittal to such holders by the Pre-petition Indenture Trustee as promptly as practicable following the Effective Date. Such letter of transmittal shall specify that delivery of such Pre-petition Bonds will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Pre-petition Bonds with the letter of transmittal in accordance with such instructions. Such letter of transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable note or Pre-petition Bonds to act and the authenticity of any signatures required on the letter of transmittal. All surrendered Pre-petition Bonds shall be marked as cancelled and delivered by the respective Pre-petition Indenture Trustee to the Reorganized Debtors.

(b)	Lost, Mutilated or Destroyed Pre-petition Bonds

In addition to any requirements under the applicable certificate or articles of incorporation or bylaws of the applicable Debtor, any holder of indebtedness or obligation of a Debtor evidenced by a Pre-

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petition Bond that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering the Pre-petition Bond, deliver to the Pre-petition Indenture Trustee (i) evidence satisfactory to the Pre-petition Indenture Trustee of the loss, theft, mutilation or destruction; and (ii) such indemnity as may be required by the Pre-petition Indenture Trustee to hold the Pre-petition Indenture Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a holder of a Pre-petition Bond.

(c)	Failure to Surrender Cancelled Pre-petition Bonds

Any holder of a Pre-petition Bond that fails to surrender or be deemed to have surrendered such Pre-petition Bond before the first (1st) anniversary of the Effective Date shall have its Claim for a distribution on account of such Pre-petition Bond discharged and shall be forever barred from asserting any such Claim against any Reorganized Debtor or their respective property.

(d)	Distributions upon Receipt of Pre-petition Bonds

No distribution of property under the Plan shall be made to or on behalf of any such holders unless and until such Pre-petition Bond is received by the appropriate Pre-petition Indenture Trustee, or the unavailability of such Pre-petition Bond is established to the reasonable satisfaction of the appropriate Pre-petition Indenture Trustee or such requirement is waived by the Reorganized Debtors.

8.9 Withholding and Reporting Requirements

In connection with the Plan and all distributions thereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and backup withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all distributions thereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

8.10 Setoffs

The Debtors and the Reorganized Debtors may, but shall not be required to, pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the payments or other distributions to be made pursuant hereto on account of such Claim (before any distribution is made on account of such Allowed Claim), the claims, equity interests, rights and causes of action of any nature whatsoever that the Debtors or the Reorganized Debtors may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights and causes of action that the Debtors or the Reorganized Debtors may possess against any such holder, except as specifically provided herein.

ARTICLE IX

PROCEDURES FOR RESOLVING DISPUTED,

CONTINGENT AND UNLIQUIDATED CLAIMS AND DISPUTED INTERESTS

9.1 Prosecution of Objections to Certain Claims

(a) Unless otherwise ordered by the Bankruptcy Court, only the Debtors, the Reorganized Debtors or the Disbursing Agent shall have the authority to file objections to settle, compromise, withdraw or litigate objections to Claims, other than with respect to (i) the applications for

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the allowance of compensation and reimbursement of expenses of professionals under Section 330 of the Bankruptcy Code and (ii) Asbestos Personal Injury Claims, provided, however, that in the event the Disbursing Agent is not one of the Reorganized Debtors, then the Disbursing Agent shall reasonably consult with a designated representative of Reorganized OCD with respect to the settlement or compromise of the foregoing claims on such terms and conditions as may be mutually satisfactory to the Disbursing Agent and Reorganized OCD.

(b) From and after the Confirmation Date, the Reorganized Debtors or the Disbursing Agent may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

(c) All objections to Claims, other than Asbestos Personal Injury Claims, must be filed and served on the holders of such Claims by the Claims Objection Deadline. Nothing contained herein, however, shall limit the Debtors’ or Reorganized Debtors’ right to object to any Claims, other than Asbestos Personal Injury Claims, filed or amended after the Claims Objection Deadline. If an objection has not been filed to a Proof of Claim or a scheduled Claim, other than Asbestos Personal Injury Claims, by the Claims Objection Deadline, the Claim to which the Proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been Allowed earlier.

(d) Notwithstanding anything contained in the Plan to the contrary, the Debtors shall not be required to take any further action with respect to any proofs of claim filed against any of the Debtors on account of asserted Asbestos Personal Injury Claims. As set forth in Sections 5.17(b), 10.4 and 11.4 hereof, all Asbestos Personal Injury Claims against any and all of the Debtors shall be exclusively channeled to the Asbestos Personal Injury Trust, and shall be subject to the Asbestos Personal Injury Channeling Injunction.

9.2 No Distributions Pending Allowance

Notwithstanding any other provision in this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

9.3 Disputed Distribution Reserve

(a) On, or as soon as practicable after, the Initial Distribution Date, the Reorganized Debtors shall transmit to the Disputed Distribution Reserve Cash in an amount equal to the sum of (i) the Face Amount of each Administrative Claim, Priority Tax Claim, Other Priority Claim, Other Secured Tax Claim, Other Secured Claim and Convenience Claim that is a Disputed Claim as of the Effective Date, or (ii) such lesser amount for any such Disputed Claim that may be agreed upon by the holder of such Disputed Claim and the Reorganized Debtors, or that may be approved by the Bankruptcy Court at or prior to the Confirmation Hearing. The Disbursing Agent shall reserve for the account of each holder of a Disputed Claim described in the immediately preceding sentence, Cash in the Face Amount thereof (or such lesser amount as such holder and the Reorganized Debtors may agree or as may be approved by the Bankruptcy Court at or prior to the Confirmation Hearing); provided, however, that the Cash transmitted to, and reserved by, the Disbursing Agent pursuant to this Section 9.3(a) may be held by the Disbursing Agent in a single interest bearing account, fund or reserve (provided further, however, that separate book entries for each Claim shall be maintained by the Disbursing Agent) to be established and maintained by the Disbursing Agent pending resolution of the Disputed Claims described in this Section 9.3(a).

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(b) In addition, on, or as soon as practicable after, the Initial Distribution Date, the Reorganized Debtors shall transmit to the Disputed Distribution Reserve:

(i)	in the event Class A5 rejects the Plan, the Reserved OCD Distribution Package; or

(ii)	in the event Class A5 accepts the Plan, (x) Cash in an amount equal to the Reserved OCD Distribution Amount, in the event either or both of Class A6-A and Class A6-B rejects the Plan; (y) the Reserved Class A6-A Aggregate Amount, in the event Class A6-A accepts the Plan; and (z) the Reserved Class A6-B Aggregate Amount, in the event Class A6-B accepts the Plan.

The Disbursing Agent shall reserve (from the Reserved OCD Distribution Package, the Reserved OCD Distribution Amount, the Reserved Class A6-A Aggregate Amount or the Reserved Class A6-B Aggregate Amount, as may be applicable) for the account of each holder of a Disputed Class A6-A or Class A6-B Claim Cash, New OCD Common Stock, or such other property which would otherwise be distributable to such holder on the Initial Distribution Date in accordance with the Plan were such Disputed Claim an Allowed Claim (in the Face Amount thereof) as of the Effective Date (or property of a lesser value as such holder and the Reorganized Debtors may agree or as may be approved by the Bankruptcy Court). Moreover, each of the Reserved OCD Distribution Package, the Reserved OCD Distribution Amount, the Reserved Class A6-A Aggregate Amount and the Reserved Class A6-B Aggregate Amount, to the extent applicable, shall be set aside and segregated from the property received by the Disbursing Agent pursuant to Sections 9.3(a) and 9.3(c); provided, however, that the Cash portion of any of the foregoing may be held by the Disbursing Agent in a single interest bearing account, fund or reserve (provided further, however, that separate book entries for each Claim shall be maintained by the Disbursing Agent) to be established and maintained by the Disbursing Agent pending resolution of the Disputed Claims described in this Section 9.3(b). Without limiting the foregoing, at all times after the Initial Distribution Date, (i) the holders of Disputed Class A6-A and A6-B Claims shall have the sole right to the Reserved OCD Distribution Package or the Reserved OCD Distribution Amount, to the extent applicable, (ii) the holders of Disputed Class A6-A Claims shall have the sole right to the Reserved Class A6-A Aggregate Amount, to the extent applicable, and (iii) the holders of Disputed Class A6-B Claims shall have the sole right to the Reserved Class A6-B Aggregate Amount, to the extent applicable, in the Disputed Distribution Reserve. Moreover, the Disbursing Agent shall not disburse or distribute any portion of any such package or amount to any Person prior to the Final Distribution Date (subject to Section 9.5 hereof) other than to holders of Disputed Class A6-A or A6-B Claims that become Allowed in accordance with the terms of this Plan subsequent to the Effective Date, without further order of the court.

(c) In addition, on, or as soon as practicable after, the Initial Distribution Date, the Reorganized Debtors shall transmit to the Disputed Distribution Reserve Cash in an aggregate amount equal to the sum of (i) the Face Amount of each Class B6 through Class U6 Claim that is a Disputed Claim as of the Effective Date, or (ii) such lesser amount for any such Disputed Claim that may be agreed upon by the holder of such Disputed Claim and the Reorganized Debtors, or that may be approved by the Bankruptcy Court at or prior to the Confirmation Hearing. The Disbursing Agent shall reserve for the account of each holder of a Disputed Claim in each of the respective Classes B6-U6, Cash in an amount equal to (i) the Face Amount of such Disputed Claim, or (ii) such lesser amount for any such Disputed Claim that may be agreed upon by the holder of such Disputed Claim and the Reorganized Debtors, or that may be approved by the Bankruptcy Court at or prior to the Confirmation Hearing; provided, however, that the Cash transmitted to, and reserved by, the Disbursing Agent pursuant to this Section 9.3(c) may be held by the Disbursing Agent in a single interest bearing account, fund or reserve (provided further, however, that separate book entries for each Claim shall be maintained by the Disbursing Agent) to be established and maintained by the Disbursing Agent pending resolution of the Disputed Claims described in this Section 9.3(c).

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9.4 Distributions on Account of Disputed Claims Once They are Allowed

(a) On each Quarterly Distribution Date, the Disbursing Agent shall make payments and distributions from the Disputed Distribution Reserve to each holder of a Disputed Claim that has become an Allowed Claim during the preceding calendar quarter.

(b) Pursuant to Sections 3.1, 3.2, 3.3(a), 3.4(a), 3.5(a), 3.6(a), 3.7(a), 3.8(a), 3.9(a), 3.10(a), 3.11(a), 3.12(a), 3.13(a), 3.14(a), 3.15(a), 3.16(a), 3.17(a), 3.18(a), 3.19(a), 3.20(a), 3.21(a), 3.22(a), and 3.23(a) of the Plan, the Disbursing Agent shall distribute to each holder of a Disputed Claim described in Section 9.3(a) above, which becomes an Allowed Claim after the Effective Date, Cash from the Distributed Distribution Reserve in an amount equal to the Allowed amount of such Claim. Any Cash transmitted to the Disputed Distribution Reserve pursuant to Section 9.3(a) above, which is remaining in the Disputed Distribution Reserve after all distributions on account of Claims described in Section 9.3(a) have been made, shall constitute, and shall be deemed to constitute, Excess Available Cash.

(c) Pursuant to Sections 3.3(d) and 3.3(e) of the Plan, and subject to Section 8.2 of the Plan, the Disbursing Agent shall distribute to each holder of a Disputed Class A6-A or Class A6-B Claim, as the case may be, which becomes an Allowed Claim after the Effective Date, property from the Disputed Distribution Reserve that would have been distributed to the holder of such Claim had such Claim been an Allowed Claim as of the Effective Date. The source and nature of such distributions shall be as follows:

(i)	in the event Class A5 rejects the Plan, all distributions to holders of Disputed Class A6-A and Class A6-B Claims which become Allowed Claims after the Effective Date shall be made from the Reserved OCD Distribution Package and shall be in the Standard Combination of Cash and New OCD Common Stock;

(ii)	in the event Class A5 and Class A6-A both accept the Plan, all distributions to holders of Disputed Class A6-A Claims which become Allowed Claims after the Effective Date shall be made in Cash from the Reserved Class A6-A Aggregate Amount;

(iii)	in the event Class A5 and Class A6-B both accept the Plan, all distributions to holders of Disputed Class A6-B Claims which become Allowed Claims after the Effective Date shall be made in Cash from the Reserved Class A6-B Aggregate Amount; and

(iv)	in the event Class A5 accepts that Plan and either or both of Class A6-A and Class A6-B rejects the Plan, all distributions to holders of Disputed Claims in such rejecting Class which become Allowed Claims after the Effective Date shall be made in Cash from the Reserved OCD Distribution Amount.

(d) Pursuant to Sections 3.4(c), 3.5(c), 3.6(c), 3.7(c), 3.8(c), 3.9(c), 3.10(c), 3.11(c), 3.12(b), 3.13(b), 3.14(b), 3.15(b), 3.16(b), 3.17(b), 3.18(b), 3.19(b), 3.20(b), 3.21(b), 3.22(b), and 3.23(b) of the Plan, and subject to Section 8.2 of the Plan, the Disbursing Agent shall distribute to each holder of a Disputed Claim in each of the respective Classes B6-U6, which becomes an Allowed Claim after the

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Effective Date, Cash from the Disputed Distribution Reserve in an amount equal to the Allowed amount of such Claim (excluding post-petition interest). Any Cash transmitted to the Disputed Distribution Reserve pursuant to Section 9.3(c) above, which is remaining in the Disputed Distribution Reserve after all distributions on account of Claims described in Section 9.3(c) have been made, shall constitute, and shall be deemed to constitute, Excess Available Cash.

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9.5 Final Distributions from the Disputed Distribution Reserve

(a) On the Final Distribution Date, the Disbursing Agent shall distribute:

(i)	the Excess Available Cash and the Excess New OCD Common Stock, if any, from the Disputed Distribution Reserve to holders of Allowed Claims in Classes A5, A6-A and A6-B and to the OC Sub-Account, pursuant to Section 3.3 of the Plan;

(ii)	if Classes A5 and A6-A both accept the Plan, any remaining portion of the Reserved Class A6-A Aggregate Amount to holders of Allowed Claims in Class A6-A, pursuant to Section 3.3(d)(ii)(D) of the Plan; and

(iii)	if Classes A5 and A6-B both accept the Plan, any remaining portion of the Reserved Class A6-B Aggregate Amount to holders of Allowed Claims in Class A6-B, pursuant to Section 3.3(e)(ii)(D) of the Plan.

(b) Notwithstanding anything to the contrary herein, Section 8.6(d) of the Plan shall apply with equal force and effect to the distributions from the Disputed Distribution Reserve described in this Article IX. Moreover, if the aggregate value of the Cash and New OCD Common Stock in the Disputed Distribution Reserve as of the Final Distribution Date is less than $1 million (before taking into account any distributions otherwise payable on such date), then, for purposes of administrative convenience, such Cash and New OCD Common Stock shall revert to the Reorganized Debtors free of any restrictions thereon.

ARTICLE X

THE ASBESTOS PERSONAL INJURY TRUST

10.1 The Asbestos Personal Injury Trust

The Asbestos Personal Injury Trust is intended to be a “qualified settlement fund” within the meaning of Treasury Regulations Section 1.468B-1, et seq., promulgated under Section 468B of the IRC. Pursuant to the Asbestos Personal Injury Trust Agreement, the Asbestos Personal Injury Trust will have two separate sub-accounts: the OC Sub-Account and the FB Sub-Account. The purpose of the Asbestos Personal Injury Trust shall be to, among other things, (i) exclusively process, liquidate, and pay all Asbestos Personal Injury Claims in accordance with the Plan, the Asbestos Personal Injury Trust Distribution Procedures, and the Confirmation Order and (ii) preserve, hold, manage, and maximize the assets of the Asbestos Personal Injury Trust (including both the OC Sub-Account and the FB Sub-Account) for use in paying and satisfying Asbestos Personal Injury Claims. The Asbestos Personal Injury Trust shall comply in all respects with the requirements set forth in Section 524(g)(2)(B)(i) of the Bankruptcy Code.

10.2 Appointment of Asbestos Personal Injury Trustees

On the Confirmation Date, effective as of the Effective Date, the Bankruptcy Court shall appoint the individuals selected jointly by the Asbestos Claimants’ Committee and the Future Claimants’ Representative (as identified in the Asbestos Personal Injury Trust Agreement), with notice to the Debtors, to serve as the Asbestos Personal Injury Trustees for the Asbestos Personal Injury Trust.

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10.3 Transfers of Property to the Asbestos Personal Injury Trust

(a)	Transfer of the Plan Consideration to the OC Sub-Account of the Asbestos Personal Injury Trust

The Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account the property and consideration set forth in Section 3.3(f)(iii) in the manner and at the times set forth therein.

The Reorganized Debtors will also execute and deliver to the Asbestos Personal Injury Trust such documents as the Asbestos Personal Injury Trustees reasonably request to issue the New OCD Common Stock to be distributed to the Asbestos Personal Injury Trust (if any) in the name of the Asbestos Personal Injury Trust or a nominee and transfer and assign to the Asbestos Personal Injury Trust all other assets which constitute the assets of the Asbestos Personal Injury Trust.

(b)	Transfer of the Plan Consideration to the FB Sub-Account of the Asbestos Personal Injury Trust

The Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the FB Sub-Account the consideration set forth in Section 3.4(d)(iii) in the manner and at the times set forth therein.

The Reorganized Debtors will also execute and deliver, or will use all commercially reasonable efforts to cause the trustee of the Fibreboard Insurance Settlement Trust to execute and deliver, to the Asbestos Personal Injury Trust such documents as the Asbestos Personal Injury Trustees reasonably request in connection with the transfer and assignment of the Existing Fibreboard Insurance Settlement Trust Assets.

(c)	Transfer of Books and Records to the Asbestos Personal Injury Trust

On the Effective Date, or as soon thereafter as is practicable, at the sole cost and expense of the Asbestos Personal Injury Trust and in accordance with written instructions provided to the Reorganized Debtors by the Asbestos Personal Injury Trust, the Reorganized Debtors will transfer and assign, and will use all commercially reasonable efforts to cause the trustee of the Fibreboard Insurance Settlement Trust to transfer and assign, to the Asbestos Personal Injury Trust all books and records of the Debtors and the Fibreboard Insurance Settlement Trust that pertain directly to Asbestos Personal Injury Claims that have been asserted against the Debtors and/or the Fibreboard Insurance Settlement Trust. The Debtors will request that the Bankruptcy Court, in the Confirmation Order, rule that such transfers shall not result in the invalidation or waiver of any applicable privileges pertaining to such books and records.

10.4 Assumption of Certain Liabilities by the Asbestos Personal Injury Trust

(a)	OC Asbestos Personal Injury Claims

In consideration for the property transferred to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account, and in furtherance of the purposes of the Asbestos Personal Injury Trust and the Plan, the Asbestos Personal Injury Trust shall, and shall be deemed to, assume any and all obligations, liability and responsibility for the OC Asbestos Personal Injury Claims (regardless of whether such Claims are or may be asserted against OCD or any of the other Debtors), and each of the Debtors, the Reorganized Debtors and each of their respective Related Persons and property shall have no further financial or other obligation, responsibility or liability therefor. The Asbestos Personal Injury Trust shall

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also assume, and shall be deemed to assume, any and all obligations, liability and responsibility for premiums, deductibles, retrospective premium adjustments, security or collateral arrangements, and any other charges, costs, fees, setoffs, damages or expenses (if any) that become due to any insurer in connection with (i) the OC Asbestos Personal Injury Liability Insurance Assets as a result of OC Asbestos Personal Injury Claims, (ii) asbestos-related personal injury claims against Persons insured under policies included in the OC Asbestos Personal Injury Liability Insurance Assets by reason of vendors’ endorsements, or (iii) the indemnification provisions of settlement agreements that OC made prior to the Confirmation Date with any insurers, to the extent that those indemnity provisions relate to Asbestos Personal Injury Claims, and each of the Reorganized Debtors and its respective Related Persons shall have no further financial or other obligation, responsibility or liability for any of the foregoing.

(b)	FB Asbestos Personal Injury Claims

In consideration for the property transferred to the Asbestos Personal Injury Trustees for allocation to the FB Sub-Account, and in furtherance of the purposes of the Asbestos Personal Injury Trust and the Plan, the Asbestos Personal Injury Trust shall, and shall be deemed to, assume any and all obligations, liability and responsibility for any and all FB Asbestos Personal Injury Claims (regardless of whether such Claims are or may be asserted against Fibreboard or any of the other Debtors), and each of the Debtors, the Reorganized Debtors and each of their respective Related Persons and property shall have no further financial or other obligation, responsibility or liability therefor.

10.5 Certain Property Held in Trust by the Reorganized Debtors or the Fibreboard Insurance Settlement Trust

If and to the extent that any assets, claims, rights or other property of the Reorganized Debtors or of the Fibreboard Insurance Settlement Trust to be transferred to the Asbestos Personal Injury Trust, under applicable law or any binding contractual provision, cannot be effectively transferred, or if for any reason after the Effective Date the Reorganized Debtors or the trustees of the Fibreboard Insurance Settlement Trust, as the case may be, shall retain or receive any assets, claims, rights or other property that is owned by the Reorganized Debtors, the Debtors or the Fibreboard Insurance Settlement Trust (as the case may be) and is to be transferred pursuant to the Plan to the Asbestos Personal Injury Trust, then the Reorganized Debtors or the trustees of the Fibreboard Insurance Settlement Trust, as the case may be, shall hold such property (and any proceeds thereof) in trust for the benefit of the party entitled to receive the transfer of such asset under the Plan (or the benefit of such asset) and will take such actions with respect to such property (and any proceeds thereof) as such party entitled to receive the transfer of such asset under the Plan (or the benefit of such asset) shall direct in writing.

10.6 Cooperation with Respect to Insurance Matters

The Reorganized Debtors shall cooperate with the Asbestos Personal Injury Trust and use commercially reasonable efforts to take or cause to be taken all appropriate actions and to do or cause to be done all things necessary or appropriate to effectuate the transfer of the OC Asbestos Personal Injury Liability Insurance Assets to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account. By way of enumeration and not of limitation, the Reorganized Debtors each shall be obligated (i) to provide the Asbestos Personal Injury Trust with copies of insurance policies and settlement agreements included within or relating to the OC Asbestos Personal Injury Liability Insurance Assets; (ii) to provide the Asbestos Personal Injury Trust with information necessary or helpful to the Asbestos Personal Injury Trust in connection with its efforts to obtain insurance coverage for Asbestos Personal Injury Claims; (iii) to execute further assignments or allow the Asbestos Personal Injury Trust to pursue claims relating to the OC Asbestos Personal Injury Liability Insurance Assets in its name (subject to appropriate disclosure of the fact that the Asbestos Personal Injury Trust is doing so and the reasons why it is doing so), including

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by means of arbitration, alternative dispute resolution proceedings or litigation, to the extent necessary or helpful to the efforts of the Asbestos Personal Injury Trust to obtain insurance coverage under the OC Asbestos Personal Injury Liability Insurance Assets for Asbestos Personal Injury Claims; and (iv) to pursue and recover insurance coverage in its own name or right to the extent that the transfer and assignment of the OC Asbestos Personal Injury Liability Insurance Assets to the Asbestos Personal Injury Trust is not able to be fully effectuated. The Asbestos Personal Injury Trust shall be obligated to compensate the Reorganized OCD for all costs and expenses reasonably incurred in connection with providing assistance to the Asbestos Personal Injury Trust pursuant to this Section 10.6, including, without limitation, out-of-pocket costs and expenses, consultant fees, and attorneys’ fees.

10.7 Asbestos Personal Injury Trust Indemnity Obligations

The Asbestos Personal Injury Trust shall have the indemnification obligations set forth in the Asbestos Personal Injury Trust Agreement, the full terms and conditions of which are incorporated herein by reference, including those described below.

(a) OC and the Reorganized Debtors shall be entitled to indemnification from the Asbestos Personal Injury Trust for any expenses, costs, and fees (including reasonable attorneys’ fees and costs, but excluding any such expenses, costs and fees incurred prior to the Effective Date), judgments, settlements, or other liabilities arising from or incurred in connection with any action based upon, arising out of, or attributable to Asbestos Personal Injury Claims, including, but not limited to, indemnification or contribution for such claims prosecuted against the Reorganized Debtors.

(b) This Section 10.7 is an integral part of the Plan and is essential to its implementation. Each of the Reorganized Debtors, their Related Persons and any other Persons protected by the indemnifications and other provisions set forth in this Section 10.7 shall have the right to independently seek the enforcement of such indemnifications.

10.8 Authority of the Debtors

On the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary to enable them to implement effectively the provisions of the Plan, the Confirmation Order and the Asbestos Personal Injury Trust Agreement.

ARTICLE XI

[Intentionally Omitted]

ARTICLE XII

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

12.1 Conditions to Confirmation

The Plan shall not be confirmed, and the Confirmation Order shall not be entered, until and unless the Confirmation Conditions set forth below have been satisfied or waived by the Plan Proponents. These Confirmation Conditions, which are designed to, inter alia, ensure that the Asbestos Personal Injury Permanent Channeling Injunction shall be effective, binding and enforceable, are as follows:

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(a) the Bankruptcy Court shall have made the following findings of fact and/or conclusions of law, among others, each of which shall be contained in the Confirmation Order in form and substance acceptable to the Plan Proponents:

(i)	The Asbestos Personal Injury Permanent Channeling Injunction is to be implemented in connection with the Asbestos Personal Injury Trust and the Plan.

(ii)	At the time of the order for relief with respect to OC and Fibreboard, OC and Fibreboard had been named as defendants in personal injury, wrongful death or property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products.

(iii)	The Asbestos Personal Injury Trust, as of the Effective Date, shall assume the liabilities of all of the OC Persons with respect to OC Asbestos Personal Injury Claims, and upon such assumption, the Reorganized Debtors, the OC Persons and each of their respective Related Persons (to the extent such Related Persons constitute Protected Parties) shall have no liability for any OC Asbestos Personal Injury Claims.

(iv)	The Asbestos Personal Injury Trust, as of the Effective Date, shall assume the liabilities of all of the FB Persons with respect to FB Asbestos Personal Injury Claims, and, upon such assumption, the Reorganized Debtors, the FB Persons and each of their respective Related Persons (to the extent such Related Persons constitute Protected Parties) shall have no liability for any FB Asbestos Personal Injury Claims.

(v)	The OC Sub-Account of the Asbestos Personal Injury Trust is to be funded in whole or in part with Cash, New OCD Common Stock, the OCD Insurance Escrow, the OC Asbestos Personal Injury Liability Insurance Assets, and certain payments due under the AIG Settlement Agreement, the Affiliated FM Settlement Agreement, and the Century Settlement Agreement, and by the obligation of Reorganized OCD to make future payments, including dividends.

(vi)	The FB Sub-Account is to be funded in whole or in part with the Existing Fibreboard Insurance Settlement Trust Assets, the Committed Claims Account, and the FB-Sub-Account Settlement Payment.

(vii)	The Plan satisfies, among other things, Section 524(g)(2)(B)(i)(III) of the Bankruptcy Code.

(viii)	In light of the benefits provided, or to be provided, to the Asbestos Personal Injury Trust on behalf of each Protected Party, the Asbestos Personal Injury Permanent Channeling Injunction is fair and equitable with respect to the persons that might subsequently assert Asbestos Personal Injury Claims against any Protected Party.

(ix)	The Debtors are likely to be subject to substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to (a) OC Asbestos Personal Injury Claims and (b) FB Asbestos Personal Injury Claims, respectively, that are addressed by the Asbestos Personal Injury Permanent Channeling Injunction.

(x)	The actual amounts, numbers, and timing of such Demands cannot be determined.

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(xi)	Pursuit of such Demands outside the procedures prescribed by the Plan is likely to threaten the Plan’s purpose to deal equitably with Claims and Demands.

(xii)	The terms of the Asbestos Personal Injury Permanent Channeling Injunction, including any provisions barring actions against the Protected Parties pursuant to Section 524(g)(4)(A), are set forth in conspicuous language in the Plan and in any disclosure statement supporting the Plan.

(xiii)	The Plan establishes, in Classes A7 and B8, separate Classes of claimants whose Claims are to be addressed by the Asbestos Personal Injury Trust.

(xiv)	Class A7 and Class B8 claimants have each voted, by at least 75 percent (75%) of those voting, in favor of the Plan.

(xv)	Pursuant to court orders or otherwise, the Asbestos Personal Injury Trust shall operate through mechanisms such as structured, periodic or supplemental payments, pro rata distributions, matrices or periodic review of estimates of the numbers and values of present Claims and Demands, or other comparable mechanisms, that provide reasonable assurance that the Asbestos Personal Injury Trust will value, and be in a financial position to pay, present Claims and Demands that involve similar Claims in substantially the same manner.

(xvi)	The Future Claimants’ Representative was appointed as part of the proceedings leading to the issuance of the Asbestos Personal Injury Permanent Channeling Injunction for the purpose of protecting the rights of persons that might subsequently assert Demands of the kind that are addressed in the Asbestos Personal Injury Permanent Channeling Injunction and channeled to and assumed by the Asbestos Personal Injury Trust. The Future Claimants’ Representative has in all respects fulfilled his duties, responsibilities, and obligations as the future representative in accordance with Section 524(g) of the Bankruptcy Code.

(xvii)	Identifying or describing each Protected Party in the Asbestos Personal Injury Permanent Channeling Injunction is fair and equitable with respect to persons that might subsequently assert Demands against each such Protected Party, in light of the benefits provided, or to be provided, to the Asbestos Personal Injury Trust by or on behalf of any such Protected Party.

(xviii)	The Plan complies in all respects with Section 524(g) of the Bankruptcy Code.

(xix)	The Asbestos Personal Injury Trust is to use its assets and income to pay Asbestos Personal Injury Claims.

(xx)	The Plan and its exhibits constitute a fair, equitable, and reasonable resolution of the liabilities of the Debtors for Asbestos Personal Injury Claims.

(xxi)	The confirmation and consummation of the Plan, including the discharge of the Debtors pursuant to the Plan, shall not provide the insurers a defense to liability for insurance coverage based upon the alleged elimination of the liability of the insured(s).

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(xxii)	The confirmation and consummation of the Plan, including the discharge of the Debtors pursuant to the Plan and the issuance of Asbestos Personal Injury Permanent Channeling Injunction, shall not provide the insurers a defense to liability for insurance coverage based upon the alleged elimination of the liability of the insured(s).

(xxiii)	The duties and obligations of the insurers that issued policies and their successors and assigns, or, with respect to any insolvent insurers, their liquidators and/or the state insurance guaranty funds that bear responsibility with respect to such rights under such policies which constitute the OC Asbestos Personal Injury Liability Insurance Assets are not eliminated or diminished by (i) the discharge, release and extinguishment of all the liabilities of the Debtors or Reorganized Debtors pursuant to the Plan in respect to the OC Asbestos Personal Injury Claims; (ii) the assumption of liability for the OC Asbestos Personal Injury Claims by the Asbestos Personal Injury Trust; or (iii) the transfer pursuant to the Plan of the such rights to the OC Asbestos Personal Injury Liability Insurance Assets as OC may have.

(xxiv)	All insurers of the Debtors affording insurance coverage that is the subject of the OC Asbestos Personal Injury Insurance Assets have been given notice and an opportunity to be heard on matters relating to the Plan and its Exhibits.

(xxv)	The injunctive protections afforded by the Plan to the insurance-related entities referenced in the definition of Protected Party in Section 1.245(vii) through (xiv) satisfy the conditions set forth in the referenced settlement agreements for the release of escrowed funds and payments to the Asbestos Personal Injury Trust as directed in this Plan, and the Asbestos Personal Injury Trust shall not attempt to interfere with or circumvent those injunctive protections.

(xxvi)	The Asbestos Personal Injury Permanent Channeling Injunction and each of the other injunctions set forth in Sections 5.16 and 5.17 of the Plan are essential to this Plan and the Debtors’ reorganization efforts.

(xxvii)	OCD’s entry into the Collar Agreements, the assignment of OCD’s rights and obligations, subject to the exceptions set forth therein, under the Collar Agreements to the Asbestos Personal Injury Trust and any exercise of the Put Options and the Call Options and consummation of the transactions contemplated by such exercise by the Asbestos Personal Injury Trust is and shall be exempt from, or otherwise does not and shall not violate, any corporate policy or other rules or regulations of OCD or Reorganized OCD (as applicable) that may be applicable to the Asbestos Personal Injury Trust, including, without limitation, Reorganized OCD’s window period policy.

(b) If and to the extent requested by the Debtors, the Court shall have approved the allocation of the Total Enterprise Value among the individual Debtors on a stand alone basis as of the Effective Date, a preliminary allocation of which is set forth in Appendix I to the Disclosure Statement.

(c) If and to the extent requested by the Debtors, the Court shall have approved the allocation of Available Cash among the various Debtors as of the Effective Date, a preliminary allocation of which is set forth in Appendix I to the Disclosure Statement.

(d) If and to the extent requested by the Debtors, the Court shall have approved the estimates set forth on Schedule XII of the Plan, including, without limitation, the Bank Default Interest and Fee Amount, the Combined OCD Distribution Package and the Exit Financing Amount.

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(e) In the event that Class A5, Class A6-A or Class A6-B rejects the Plan, the Court shall have estimated, for Plan voting and confirmation purposes, the amount that would be distributable to the OC Sub-Account on account of the Integrex Asbestos Personal Injury Claims (if any).

(f) The Court shall have allowed all material Intercompany Claims and Subordinated Claims or otherwise adjudicated any objections to the allowance of such Claims.

(g) The Court shall have resolved all material issues concerning contractual and equitable subordination claims, in the absence of agreements regarding such claims.

(h) The Court shall have determined that all Avoidance Actions and causes of action relating to successor liability and piercing the corporate veil shall be released, waived and dismissed with prejudice as of, and subject to the occurrence of, the Effective Date, other than such actions which are specifically preserved under the Plan with the agreement of the Plan Proponents.

(i) The Plan and the exhibits and schedules thereto shall in all material respects be in form and substance reasonably satisfactory to the Plan Proponents.

(j) Each of the Ad Hoc Bondholders’ Committee, the Official Representatives, and the Ad Hoc Equity Holders’ Committee shall have dismissed with prejudice the pending appeal of the OCD Asbestos Personal Injury Estimation Order.

(k) The Ad Hoc Equity Holders’ Committee shall have dismissed with prejudice all of its pending appeals before the District Court.

(l) The Rights Offering shall have been consummated and the aggregate Rights Offering Purchase Price Proceeds of the subscribing holders of Eligible Class A5 Claims, Class A6-A Claims and Class A6-B Claims pursuant to the Rights Offering shall have been deposited in the Rights Offering Account in accordance with the terms of the Subscription Documents.

12.2 Conditions to Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 12.3 of the Plan:

(a) The Confirmation Order shall have been entered, shall have become a Final Order, and shall be in form and substance reasonably satisfactory to the Plan Proponents and the Investor (solely for purposes of and in accordance with the Equity Commitment Agreement, and provided that the Equity Commitment Agreement shall not have been terminated).

(b) The Asbestos Personal Injury Permanent Channeling Injunction shall be in full force and effect.

(c) The rights of any and all members of Classes A4, A5, A6-A and A6-B to pursue, and receive any benefits of, from or under, the pending appeal of the OCD Asbestos Personal Injury Estimation Order shall be deemed to have been irrevocably waived and released under the Plan and Confirmation Order to the fullest extent permissible under applicable law, unless the Plan Proponents shall have determined, in their sole discretion, that the appeal of the OCD Asbestos Personal Injury Estimation Order shall be effectively mooted by the distribution of property under the Plan and all other relevant facts and circumstances.

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(d) CSFB shall have dismissed with prejudice the pending appeal of the OCD Asbestos Personal Injury Estimation Order.

(e) The Official Representatives shall have dismissed with prejudice the adversary proceeding captioned The Official Representatives of the Bondholders and Trade Creditors of Debtors Owens Corning, et al. v. Credit Suisse First Boston, individually and in its capacity as Agent, et al. and IPM, Inc. et al., Adv. Proc. No. 06-50122 (JKF) and any and all claims related to or in connection with that certain Motion of the Official Representatives of the Bondholders and Trade Creditors of the Debtors (i) to Amend Prior Motion to Seek (A) Authority to Prosecute Existing Claims and Commence Others on Behalf of the Debtors’ Estates, and (B) Leave to File a Complaint in the Amended Form Annexed, and (ii) For an Order Pursuant to 11 U.S.C. § 362(d) Modifying the Automatic Stay to the Extent Necessary to Permit the Prosecution of the Claims Asserted in the Proposed Complaint, which was filed by the Official Representatives on January 20, 2006.

(f) All agreements or other instruments which are exhibits to the Plan shall be in form and substance reasonably acceptable to the Plan Proponents and shall have been executed and delivered.

(g) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

(h) The Asbestos Personal Injury Trustees shall have accepted their appointment as Asbestos Personal Injury Trustees and shall have executed the Asbestos Personal Injury Trust Agreement.

(i) The individuals designated to serve as members of the TAC shall have accepted their appointment as TAC members.

(j) The Future Claimants’ Representative shall have agreed to continue to serve in such capacity following the Confirmation Date.

(k) The Reorganized Debtors shall have received either an opinion of counsel or a private letter ruling issued by the IRS relating to the tax status of the Asbestos Personal Injury Trust as a “qualified settlement fund,” in either case in a form that is reasonably satisfactory to the Plan Proponents.

(l) The Reorganized Debtors shall have entered into and shall have credit availability under the Exit Facility in an amount sufficient to meet the needs of Reorganized Debtors, as determined by the Plan Proponents.

(m) Each of the Exhibits shall be in form and substance acceptable to the Plan Proponents.

(n) The Existing Fibreboard Insurance Settlement Trust Assets shall have been irrevocably assigned and transferred prior to the Effective Date to the Asbestos Personal Injury Trust, for allocation to the FB Sub-Account, or the Reorganized Debtors or the trustees of the Fibreboard Settlement Trust, as the case may be, shall have agreed to treat the Existing Fibreboard Insurance Settlement Trust Assets in accordance with Section 10.5.

(o) The Reorganized Debtors shall have established tail-coverage insurance for the benefit of the Debtors’ directors, officers and employees, in accordance with Section 7.6(b) hereof.

(p) The New OCD Common Stock (including, without limitation, the Reserved New OCD Shares) shall have been approved for public quotation, trading or listing on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market (or their respective successors on or prior to the Effective Date).

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(q) The Rights Offering shall have been fully consummated and the Rights Offering Purchase Price Proceeds shall have been fully funded and deposited in the Rights Offering Account and, in the event that the Rights Offering Account is held by an entity other than OCD (or any of its Affiliates), then the Purchase Price Proceeds shall have been remitted to OCD, in either case in accordance with the terms of the Rights Offering Documents.

(r) The Investor shall have purchased in Cash all of the Unsubscribed Shares in accordance with the Equity Commitment Agreement.

(s) The Collar Agreements and the Investor Registration Rights Agreement shall have been approved by the Bankruptcy Court pursuant to the Confirmation Order or otherwise, and the Trust Registration Rights Agreement shall have been executed and delivered by the parties thereto and approved by the Bankruptcy Court pursuant to the Confirmation Order or otherwise.

(t) Appropriate conforming modifications as approved by the parties to the Collar Agreements and the Registration Rights Agreements, the Asbestos Claimants’ Committee and the Future Claimants’ Representative shall be made to the Collar Agreements and the Registration Rights Agreements in accordance with their terms to reflect the corporate structure contemplated by the Restructuring Transactions and the Plan.

(u) OCD shall have assigned the Collar Agreements to the Asbestos Personal Injury Trust pursuant to the terms and conditions of the Collar Agreements.

(v) If and solely to the extent that a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is required for the Asbestos Personal Injury Trust to receive the Reserved New OCD Shares, then such filing shall have been made, OCD shall have paid the fees and expenses associated with such filing and any applicable waiting period under such Act shall have expired.

12.3 Waiver of Conditions

Notwithstanding anything contained in Section 12.2 hereof, the Plan Proponents hereby reserve, in their sole discretion, the right to waive in writing the occurrence of any of the foregoing conditions precedent to the Effective Date or to modify any of such conditions precedent; provided, however, that waiver or modification of the conditions precedent set forth in Sections 12.2(a) and 12.2(q) shall also require the written consent of the Investor. Any such written waiver of a condition precedent set forth in this section may be effected at any time by the Plan Proponents (and the Investor, as may be applicable) without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan. Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. If the Plan Proponents (and the Investor, as may be applicable) decide that one of the foregoing conditions cannot be satisfied, and the occurrence of such condition is not waived in the manner set forth above, then the Plan Proponents shall file a notice of the failure of the Effective Date with the Bankruptcy Court, at which time the Plan and the Confirmation Order shall be deemed null and void.

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ARTICLE XIII

RETENTION OF JURISDICTION

13.1 Exclusive Jurisdiction of the Bankruptcy Court and District Court

Pursuant to Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the District Court, together with the Bankruptcy Court to the extent of any reference made to it by the District Court and the Reference Order, shall, and shall be deemed to, retain exclusive jurisdiction, to the fullest extent permissible, over any and all matters arising out of, under or related to, the Chapter 11 Cases or the Plan, including, without limitation, jurisdiction to:

(a) interpret, enforce, and administer the terms of the Asbestos Personal Injury Trust Agreement (including all annexes and exhibits thereto);

(b) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim (other than an Asbestos Personal Injury Claim) or Interest not otherwise Allowed under the Plan, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(c) hear and determine all applications for compensation and reimbursement of expenses of professionals under the Plan or under Sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(d) hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

(e) effectuate performance of and payments under the provisions herein;

(f) hear and determine all matters with respect to the performance by the Disbursing Agent and the Asbestos Personal Injury Trust (to the extent provided in the Asbestos Personal Injury Trust Agreement) of their respective obligations to make distributions under the Plan;

(g) hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases, other than the Released Actions;

(h) enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions herein and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(i) hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

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(j) consider any modifications of the Plan, in accordance with Section 1127(b) of the Bankruptcy Code, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(k) hear and determine all disputes arising under or in connection with settlement agreements approved by the Bankruptcy Court, except to the extent that such agreements expressly provide otherwise;

(l) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(m) enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

(n) hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(o) enforce all orders, judgments, discharges, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases, including, without limitation, those set forth in Sections 5.5, 5.16, 5.17, 7.6, 10.7, and 14.9;

(p) hear and determine any matters related to the Asbestos Personal Injury Trust’s indemnification obligations under Section 10.7 of the Plan (subject to the terms and conditions of the Asbestos Personal Injury Trust Agreement);

(q) except as otherwise limited herein, recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(r) hear and determine all questions and disputes regarding title to the assets of the Debtors, their Estates, or the Asbestos Personal Injury Trust, including, without limitation, the NSP Administrative Deposit Accounts.

(s) hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

(t) hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge;

(u) hear and determine such other matters as may be provided in or that may arise in connection with the Plan, Confirmation Order, the Claims Trading Injunction, the Asbestos Personal Injury Permanent Channeling Injunction, and each of the other injunctions set forth in Sections 5.16 and 5.17 of the Plan, or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(v) enter a final decree closing the Chapter 11 Cases;

(w) hear and determine all objections to the termination of the Asbestos Personal Injury Trust;

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(x) hear and determine all questions and disputes arising out of or relating to the Plan Support Agreement, or any of the transactions contemplated thereby; and

(y) hear and determine all questions and disputes arising out of or relating to any of the Rights Offering Documents (including, without limitation, any of the Subscription Documents), the Trust Registration Rights Agreement or the Collar Agreements, or any of the transactions contemplated thereby; provided, however, that, from and after the Effective Date, the jurisdiction of the District Court and the Bankruptcy Court (to the extent applicable) shall be non-exclusive with respect to the dispute set forth in this Section 13.1(y).

13.2 Continued Reference to the Bankruptcy Court

Notwithstanding entry of the Confirmation Order and/or the occurrence of the Effective Date, the reference to the Bankruptcy Court pursuant to the Reference Order shall continue, but subject to any modifications or withdrawals of the reference specified in the Confirmation Order, Reference Order, Case Management Order or other Order of the District Court; provided, however, that nothing in this Plan, the Reference Order or other Order shall, or shall be deemed to, affect the procedures established pursuant to the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Professional Fee Claims

All final requests for compensation or reimbursement of the fees of any professional employed in the Chapter 11 Cases pursuant to Section 327 or 1103 of the Bankruptcy Code or otherwise, including the professionals seeking compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and prior to and including the Effective Date in connection with the Chapter 11 Cases, pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors, the Unsecured Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the advisors to the Bank Holders’ sub-committee and the advisors to the Bondholders’ and trade creditors’ sub-committee prior to the Effective Date and Claims for making a substantial contribution under Section 503(b)(4) of the Bankruptcy Code must be filed and served on the Reorganized Debtors and their counsel not later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting professional or other entity not later than twenty (20) days after the date on which the applicable application for compensation or reimbursement was served; provided, however, that, in lieu of such twenty (20) day objection deadline, the following protocol shall apply to the fee auditor appointed in these Chapter 11 Cases:

(a) if the fee auditor has any questions for any applicant, the fee auditor may communicate such questions in writing to the applicant in an initial report within forty-five (45) days after the date on which the applicable application for compensation or reimbursement was served on the fee auditor;

(b) any applicant who receives such an initial report and wishes to respond thereto shall respond within fifteen (15) days after the date of the initial report and shall serve upon the fee auditor via e-mail a response in an electronic format such as Microsoft Word, WordPerfect, or Excel, but not Adobe Acrobat;

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(c) within seventy-five (75) days after the date on which the applicable application for compensation or reimbursement was served on the fee auditor, the fee auditor shall file with the Court a final report with respect to each such application for compensation or reimbursement; and

(d) within fifteen (15) days after the date of the final report, the subject applicant may file with the Court a response to such final report.

Nothing herein shall be construed as limiting the right of the United States Trustee to be heard under Section 307 or 502(a) of the Bankruptcy Code with regard to any Professional Fee Claims or other similar claims or requests for payment of administrative expenses.

14.2 Administrative Claims Bar Date

All requests for payment of an Administrative Claim (other than as set forth in Sections 3.1 and 14.1 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors not later than forty-five (45) days after the Effective Date. Unless the Debtors object to an Administrative Claim within forty-five (45) days after receipt, such Administrative Claim shall be deemed Allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

14.3 Payment of Statutory Fees

All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. After the Effective Date, the Reorganized Debtors shall pay all required fees pursuant to Section 1930 of title 28 of the United States Code or any other statutory requirement and comply with all statutory reporting requirements.

14.4 Modifications and Amendments

The Plan Proponents may alter, amend or modify the Plan or any exhibits or schedules thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Plan Proponents may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and to seek approval of such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

14.5 Severability of Plan Provisions

If, prior to the Confirmation Date, any term or provision herein is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Plan Proponents, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the

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maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision herein, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.6 Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, trustee or assign of such Person.

14.7 Compromises and Settlements

Pursuant to Federal Rule of Bankruptcy Procedure 9019(a), the Debtors may compromise and settle various Claims (other than Asbestos Personal Injury Claims) against them and/or claims that they may have against other Persons. The Debtors shall have the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors pursuant to the provisions of Article V of the Plan.

14.8 Corrective Action

The Debtors are authorized to take such actions as necessary and appropriate to carry out the Plan, including the correction of mistakes or other inadvertent action. In making distributions or transfers under the Plan, the Debtors may seek return of transfers to the extent of any errors, notwithstanding that the transfer is otherwise irrevocable under the Plan.

14.9 Discharge of the Debtors

(a) Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan and the treatment of the Claims thereunder shall be, and shall be deemed to be, in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities (other than Demands), or Interests or other rights of an equity security holder, relating to any of the Debtors or the Reorganized Debtors or their respective Estates, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities (other than Demands), or Interests or other rights of an equity security holder, and upon the Effective Date, the Debtors and the Reorganized Debtors shall (i) be deemed discharged under Section 1141(d)(1)(A) of the Bankruptcy Code and released from any and all Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities or Interests or other rights of an equity security holder of any nature whatsoever, including, without limitation, liabilities that arose before the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt voted to accept the Plan and (ii) terminate all rights and interests of holders of OCD Interests; provided, however, that the discharge provided in respect of the Bank Holders’ Claims pursuant to clause (i) above shall become effective immediately upon the Debtors’ delivery of the Initial Bank Holders’ Distribution.

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(b) As of the Confirmation Date, except as otherwise provided herein or in the Confirmation Order, all Persons shall be precluded from asserting against each of the Debtors, the Reorganized Debtors and their respective Related Persons any other or further Claims or other obligations, suits, judgments, damages, debts, Demands, rights, remedies, causes of action or liabilities or Interests or other rights of an equity security holder relating to any of the Debtors or the Reorganized Debtors or their respective Estates based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date; provided, however, that the foregoing shall apply to the Bank Holders immediately upon the Debtors’ delivery of the Initial Bank Holders’ Distribution. In accordance with the foregoing, except as otherwise provided herein or in the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities (other than Demands) or Interests or other rights of an equity security holder against the Debtors or the Reorganized Debtors or their respective Estates and termination of all OCD Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against any of the Debtors or the Reorganized Debtors or their respective Estates at any time, to the extent that such judgment relates to a discharged Claim or terminated OCD Interest.

(c) Pursuant to 11 U.S.C. § 1141(d)(1), the Debtors and the Internal Revenue Service agree that the confirmation of the Plan does not discharge any liabilities to the Internal Revenue Service that may be due from the any of Debtors after the Petition Date and prior to the Confirmation Date. Should any such tax liabilities be determined by the Internal Revenue Service to be due from any of the Debtors, such liabilities shall be determined administratively or in a judicial forum in the manner in which such liabilities would have been resolved had the Chapter 11 Cases not been commenced. Any resulting liabilities shall be paid as if the Chapter 11 Cases had not been commenced.

(d) The foregoing discharge, release and injunction is an integral part of the Plan and is essential to its implementation. Each of the Debtors and the Reorganized Debtors shall have the right to independently seek the enforcement of the discharge, release and injunction set forth in this Section 14.9.

14.10 Non-Binding Effect of Estimation of Asbestos Personal Injury Claims in the Chapter 11 Cases on Certain OCD Insurers

(a) The estimation of the OC Asbestos Personal Injury Claims as set forth in the OCD Asbestos Personal Injury Estimation Order shall not be binding on, and shall have no collateral estoppel effect on, the Non-Participating Insurers and the Century Parties regarding the insurance coverage obligations of the Non-Participating Insurers and the Century Parties (or any of them) in any coverage dispute or coverage litigation. In addition, the estimation set forth in the OCD Asbestos Personal Injury Estimation Order shall not be offered into evidence or cited or argued to a jury (or other trier of fact in an alternative dispute resolution pursuant to the Wellington Agreement) by any of the Debtors, the Asbestos Claimants’ Committee, the Future Claimants’ Representatives or the Asbestos Personal Injury Trust in any coverage litigation, alternative dispute resolution, or other coverage proceeding with the Non-Participating Insurers or the Century Parties. Further, none of the Debtors, the Asbestos Claimants’ Committee, the Future Claimants’ Representatives or the Asbestos Personal Injury Trust, nor any entities created pursuant to this Plan may argue or assert, in any court proceeding (or alternative dispute resolution pursuant to the Wellington Agreement) involving the Non-Participating Insurers or the Century Parties and issues related to insurance coverage, that any findings or conclusions contained in the OCD Asbestos Personal Injury Estimation Order or referenced in any decision, order, finding, conclusion or judgment of the Bankruptcy Court or the District Court (including the Confirmation Order) constitutes a

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judgment, adjudication, final order, settlement, or finding of liability binding upon any Debtor for any purpose concerning insurance coverage under any policies issued by the Non-Participating Insurers or the Century Parties for any Asbestos Personal Injury Claims. The District Court’s findings in the OCD Asbestos Personal Injury Estimation Order, with respect to the Non-Participating Insurers or the Century Parties, shall apply only to Plan confirmation issues and not to issues of insurance coverage.

(b) The provisions set forth in Section 14.10(a) shall not apply in favor of any specific Non-Participating Insurer or any of the Century Parties that argues in a coverage proceeding that a negative inference should be drawn from the failure of the Debtors, the Asbestos Claimants’ Committee, the Future Claimants’ Representatives or the Asbestos Personal Injury Trust to offer into evidence or to cite to a jury (or other trier of fact in an alternative dispute resolution pursuant to the Wellington Agreement) or argue to a jury (or other trier of fact in an alternative dispute resolution pursuant to the Wellington Agreement) an estimation decision from the Chapter 11 Cases.

14.11 Special Provisions for Warranty Claims, Distributorship Indemnification Claims, Product Coupon Claims and Mira Vista Claims

(a) The Debtors (or, as the case may be, the Reorganized Debtors) shall have the right after the Confirmation Date to fulfill any pre-Petition Date and pre-Confirmation Date warranty claims based on the Debtors’ (or, as the case may be, the Reorganized Debtors’) business judgment notwithstanding discharge of the Claims and release of the Debtors pursuant to the Bankruptcy Code and the Plan; provided, however, that neither the Debtors nor the Reorganized Debtors shall assume (or shall be deemed to have assumed) any warranty or other obligations, responsibilities, or liabilities relating to underground storage tanks.

(b) The Debtors (or as the case may be the Reorganized Debtors) shall have the right after the Confirmation Date to fulfill any pre-Petition Date product coupons issued in settlement of asbestos property damage actions based on the Debtors’ (or, as the case may be, the Reorganized Debtors’) business judgment notwithstanding discharge of the Claims and release of the Debtors pursuant to the Bankruptcy Code and the Plan.

(c) The Debtors shall have the right after the Confirmation Date to fulfill any pre-Petition Date and pre-Confirmation Date distributorship indemnification claims that are not Asbestos Personal Injury Claims based on the Debtors’ business judgment notwithstanding discharge of the Claims and release of the Debtors pursuant to the Bankruptcy Code and the Plan.

(d) If the MiraVista Class Action Settlement Agreement is approved by the Bankruptcy Court and/or the District Court (as appropriate) and becomes effective, then the MiraVista Claims shall be resolved in accordance with the provisions of the MiraVista Class Action Settlement Agreement and any court orders or judgments relating thereto, notwithstanding any provision to the contrary in the Plan or the Confirmation Order. If the MiraVista Class Action Settlement Agreement is not approved by the Bankruptcy Court and/or the District Court (as appropriate) or otherwise does not become effective, then the MiraVista Claims shall receive the same treatment under the Plan as they would have received in the absence of the MiraVista Class Action Settlement Agreement.

14.12 Miscellaneous Settlement Agreements

(a) Notwithstanding any provision to the contrary in the Plan or Confirmation Order, the provisions of the Environmental Settlement Agreement shall govern matters covered by such settlement.

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(b) Notwithstanding any provision to the contrary in the Plan or Confirmation Order, the provisions of the OCFBV Settlement Agreement shall govern matters covered by such settlement.

14.13 Committees and Future Claimants’ Representative

(a)	Committees

On the Effective Date, each of the Unsecured Creditors’ Committee and the Asbestos Claimants’ Committee shall dissolve, and its respective members shall be released and discharged from all duties and obligations arising from or related to the Chapter 11 Cases, except for the purpose of completing any matters, including, without limitation, litigation or negotiations, pending as of the Effective Date. The professionals retained by each of the Unsecured Creditors’ Committee and the Asbestos Claimants’ Committee and the respective members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except (i) as authorized in the preceding sentence or (ii) to the extent such services are rendered in connection with the hearing on final allowances of compensation pursuant to Section 330 of the Bankruptcy Code.

(b)	Future Claimants’ Representative

On the Effective Date, the existence of the Future Claimants’ Representative and his rights to ongoing reimbursement of expenses and the rights of his professionals to ongoing compensation and reimbursement of expenses shall continue after the Effective Date only for (i) the purposes set forth in the Asbestos Personal Injury Trust Agreement and the annexes thereto, (ii) the purposes of completing any matters, including, without limitation, litigation or negotiations, pending as of the Effective Date, and shall otherwise terminate on the Effective Date and (iii) services rendered in connection with the hearing on final allowances of compensation pursuant to Section 330 of the Bankruptcy Code. The compensation and reimbursement of expenses described in clause (i) of the immediately preceding sentence shall be paid by the Asbestos Personal Injury Trust, and the compensation and reimbursement of expenses described in clauses (ii) and (iii) of the immediately preceding sentence shall be paid by the Debtors’ estates.

14.14 Binding Effect

The Plan shall be binding upon and inure to the benefit of each of the Debtors and Reorganized Debtors and their respective Estates and each of their respective Related Persons and any Person claiming by or through them, and any Person that has held, currently holds or may hold a Claim or other obligation, suit, judgment, damages, Demand, debt, right, remedy, cause of action or liability or Interest or any right of an equity security holder, against or in the Debtors whether or not such Person will receive or retain any property or interest in property under the Plan and each of their respective successors and assigns; in each case, including, without limitation, all parties-in-interest in the Chapter 11 Cases.

14.15 Revocation, Withdrawal, or Non-Consummation

The Plan Proponents reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent or further amended plans of reorganization. If the Plan Proponents revoke or withdraw the Plan, or if confirmation or consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver

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or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (b) prejudice in any manner the rights of the Plan Proponents, any Debtor or any Person in any further proceedings involving a Debtor, or (c) constitute an admission of any sort by the Plan Proponents, any Debtor or any other Person.

14.16 Plan Exhibits

Any and all exhibits to the Plan or other lists or schedules not filed with the Plan shall be filed with the Clerk of the Bankruptcy Court at least ten (10) Business Days prior to the Objection Deadline, unless the Plan provides otherwise. Upon such filing, such documents may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of any such document upon written request to the Debtors in accordance with Section 14.17 of the Plan, or the Company may make such documents available on the Company’s website. The Plan Proponents explicitly reserve the right to modify or make additions to or subtractions from any schedule to the Plan and to modify any exhibit to the Plan prior to the Objection Deadline.

14.17 Notices

Any notice, request or demand required or permitted to be made or provided to or upon a Debtor or Reorganized Debtor or the Plan Proponents under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first-class mail or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

OWENS CORNING

One Owens Corning Parkway

Toledo, OH 43659

Att’n: Corporate Secretary

Telephone: (419) 248-7201

Facsimile: (419) 248-8445

with a copy to:

Law Department

OWENS CORNING

One Owens Corning Parkway

Toledo, OH 43659

Telephone: (419) 248-8650

Facsimile: (419) 325-4650

SAUL EWING LLP

222 Delaware Avenue

P.O. Box 1266

Wilmington, DE 19899-1266

Att’n: Norman L. Pernick, Esq.

Telephone: (301) 421-6800

Facsimile: (301) 421-6813

Lockwood Place

500 E. Pratt Street

Baltimore, MD 21202

Att’n: Charles O. Monk II, Esq.

Telephone: (410) 332-8600

Facsimile: (410) 332-8862

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SIDLEY AUSTIN LLP

1 South Dearborn Street

Chicago, IL 60603

Att’n: James F. Conlan, Esq.

Larry J. Nyhan, Esq.

Jeffrey C. Steen, Esq.

Dennis M. Twomey, Esq.

Andrew F. O’Neill, Esq.

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

Asbestos Claimants’ Committee:

CAPLIN & DRYSDALE, CHARTERED

375 Park Avenue, 35th Floor

New York, NY 10152-3500

Att’n: Elihu Inselbuch, Esq.

Telephone: (212) 319-7125

Facsimile: (212) 644-6755

One Thomas Circle, N.W.

Washington, D.C. 20005

Att’n: Peter Van N. Lockwood

Telephone: (202) 862-5000

Facsimile: (202) 420 -3301

CAMPBELL & LEVINE, LLC

800 King Street

Wilmington, DE 19801

Att’n: Marla Eskin, Esq.

Telephone: (302) 426-1900

Facsimile: (302) 426-9947

Future Claimants’ Representative:

James J. McMonagle

Vorys Sater Seymour & Pease LLP

2100 One Cleveland Center

1375 E. Ninth Street

Cleveland, OH 44114

Telephone: (216) 479-6158 (office)

Facsimile: (216) 937-3734 (office)

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with a copy to:

KAYE SCHOLER LLP

425 Park Avenue

New York, NY 10022

Att’n: Andrew A. Kress Esq.

Telephone: (212) 836-8000

Facsimile: (212) 836-7151

YOUNG CONAWAY STARGATT & TAYLOR, LLP

P.O. Box 391

The Brandywine Building

1000 West Street, 17th Floor

Wilmington, DE 19801

Att’n: James L. Patton, Jr., Esq.

Telephone: (302) 571-6684

Facsimile: (302) 571-1253

14.18 Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

14.19 Substantial Contribution

If Class A5 accepts the Plan, then, on or as soon as practicable after the Effective Date, the reasonable legal fees and expenses incurred by the Ad Hoc Bondholders’ Committee shall be reimbursed or otherwise paid by OCD (or, if applicable, Reorganized OCD), subject to approval by the Bankruptcy Court, in recognition of the Ad Hoc Bondholders’ Committee’s substantial contribution to the Debtors’ reorganization pursuant to 11 U.S.C. §§ 503(b)(3)(D) and 503(b)(4). If Classes A5, A6-A, A6-B, A7, A10, A11 and A12-A accept the Plan, then, on or as soon as practicable after the Effective Date, the reasonable professional fees and expenses incurred by the Ad Hoc Equity Holders’ Committee shall be reimbursed or otherwise paid by OCD (or, if applicable, Reorganized OCD), subject to approval by the Bankruptcy Court, in recognition of the Ad Hoc Equity Holders’ Committee’s substantial contribution to the Debtors’ reorganization pursuant to 11 U.S.C. §§ 503(b)(3)(D) and 503(b)(4).

168

Dated July 10, 2006

SAUL EWING LLP		OWENS CORNING, et al.
(for itself and on behalf of the Subsidiary Debtors)
By:	/s/ Norman L. Pernick
Norman L. Pernick (I.D. # 2290)		By:	/s/ Stephen K. Krull
J. Kate Stickles (I.D. # 2917)		Name:	Stephen K. Krull
222 Delaware Avenue P.O. Box 1266		Title:	Sr. Vice President, General Counsel and Secretary
Wilmington, DE 19899-1266 (302) 421-6800
COVINGTON & BURLING
Charles O. Monk, II
Jay A. Shulman		By:	/s/ Anna P. Engh

Lockwood Place

500 E. Pratt Street

Baltimore, MD 21202

(410) 332-8600

Adam H. Isenberg

Centre Square West

1500 Market Street, 38th Floor

Philadelphia, PA 19102-2186

(215) 972-7777

Attorneys for the Debtors and

Debtors-in-Possession

SIDLEY AUSTIN LLP

James F. Conlan

Larry J. Nyhan

Jeffrey C. Steen

Dennis M. Twomey

Andrew F. O’Neill

1 South Dearborn Street

Chicago, IL 60603

(312) 853-7000

Attorneys for the Debtors and

Debtors-in-Possession

Mitchell F. Dolin

Anna P. Engh

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20004-2401

(202) 662-6000

Special Insurance Counsel to Debtors

and Debtors-in-Possession (as to insurance matters)

DEBEVOISE & PLIMPTON LLP

Roger E. Podesta

Mary Beth Hogan

919 Third Avenue

New York, NY 10022

(212) 909-6000

Special Asbestos Counsel to the Debtors and

Debtors-in-Possession

169

KAYE SCHOLER LLP Andrew A. Kress Jane W. Parver Edmund M. Emrich 425 Park Avenue New York, NY 10022 (212) 836-8000 YOUNG, CONAWAY, STARGATT & TAYLOR, LLP		CAPLIN & DRYSDALE, CHARTERED Elihu Inselbuch 375 Park Avenue, 35th Floor New York, NY 10152-3500 (212) 319-7125 Peter Van N. Lockwood One Thomas Circle, N.W. Washington, D.C. 20005 (202) 862-5000
CAMPBELL & LEVINE, LLC
By:	/s/ Sharon M. Zieg
James L. Patton, Jr. (I.D. # 2202)		By:	/s/ Mark T. Hurford
Edwin J. Harron (I.D. # 3396)		Marla Eskin (I.D. # 2989)

Sharon M. Zieg (I.D. # 4196)

The Brandywine Building

1000 West Street, 17th Floor

P.O. Box 391

Wilmington, DE 19899-0391

(302) 571-6600

Attorneys for James J. McMonagle,

Legal Representative for Future Claimants

Dated as of: July 10, 2006

Mark T. Hurford (I.D. # 3299) Kathleen Campbell Davis (I.D. # 4229) 800 King Street Wilmington, DE 19801 (302) 426-1900 Attorneys for the Official Committee of Asbestos Claimants

170

Schedule I

Schedule of Subsidiary Debtors

CDC Corporation

Engineered Yarns America, Inc.

Exterior Systems, Inc.

Falcon Foam Corporation

Fibreboard Corporation

HOMExperts LLC

Integrex

Integrex Professional Services LLC

Integrex Testing Systems LLC

Integrex Supply Chain Solutions LLC

Integrex Ventures LLC

Jefferson Holdings, Inc.

Owens-Corning Fiberglas Technology Inc.

Owens Corning HT, Inc.

Owens-Corning Overseas Holdings, Inc.

Owens Corning Remodeling Systems, LLC

Soltech, Inc.

Schedule II

Schedule of Non-Debtor Subsidiaries

Commercializadora Owens Corning, S.A. de C.V.

Crown Manufacturing Inc.

Engineered Pipe Systems, Inc.

EPS Holding AS

Eric Company

European Owens-Corning Fiberglas, S.A.

Flowtite Offshore Services Ltd.

Goodman Ventures, Inc.

IP Owens Corning Ltd.

IPM, Inc.

LMP Impianti Srl

Norske EPS Botswana AS

OC (Belgium) Holdings, Inc.

OC Celfortec Inc.

O.C. Funding B.V.

OCW Acquisition Corporation

Owens-Corning Britinvest Limited

Owens-Corning Capital Holdings I, Inc.

Owens-Corning Capital Holdings II, Inc.

Owens-Corning Capital L.L.C.

Owens-Corning Cayman Limited

Owens-Corning Fiberglas Deutschland GmbH

Owens-Corning Fiberglas (G.B.) Ltd.

Owens-Corning Fiberglas Espana, S.A.

Owens-Corning Fiberglas France S.A.

Owens-Corning Fiberglas Norway A/S

Owens-Corning Fiberglas Sweden Inc.

Owens-Corning Fiberglas (U.K.) Pension Plan Ltd.

Owens-Corning FSC, Inc.

Owens-Corning Funding Corporation

Owens-Corning (Guangzhou) Fiberglas Co., Ltd.

Owens-Corning Holdings Limited

Owens-Corning Real Estate Corporation

Owens-Corning (Sweden) AB

Owens-Corning Veil Netherlands B.V.

Owens-Corning Veil U.K. Ltd.

Owens Corning (Anshan) Fiberglass Co., Ltd.

Owens Corning Argentina Sociedad de Responsabilidad Limitada

Owens Corning Australia Pty. Limited

Owens Corning Automotive (UK) Ltd.

Owens Corning BM (Korea) Ltd.

Owens Corning Building Materials Espana, S.A.

Owens Corning Canada Inc.

Owens Corning Cayman (China) Holdings

Owens Corning (China) Investment Company, Ltd.

Owens Corning Commercial Insulation Systems, LLC

Owens Corning Composites Italia S.r.l.

Owens Corning Composites SPRL

Owens Corning Enterprise (India) Pvt. Ltd.

Owens Corning Espana SA

Owens Corning Fiberglas A.S. Limitada

Owens Corning Fiberglas S.A.

Owens Corning (India) Limited

Owens Corning (Japan) Ltd.

Owens Corning (Jiangyin) Building Materials Co., Ltd

Owens Corning Integrated Acoustic Systems, LLC

Owens Corning Korea

Owens Corning Manufacturing K.K.

Owens Corning Mexico, S.A. de C.V.

Owens Corning (Nanjing) Foamular Board Co. Ltd.

Owens Corning NRO Inc.

Owens Corning NRO II Inc.

Owens Corning Sales Company

Owens Corning (Shanghai) Composites Co., Ltd.

Owens Corning (Shanghai) International Trading Co., Ltd

Owens Corning (Shanghai) Fiberglas Co., Ltd.

Owens Corning (Shanghai) Trading Co. Ltd.

Owens Corning (Singapore) Pte Ltd.

Owens Corning Support K.K.

Owens Corning (Tianjin) Building Materials Co., Ltd

Owens Corning VF Holdings, Inc.

OCF Mexico, S.A. de C.V.

Palmetto Products, Inc.

Quest Industries, LLC

SL.com

Technologia Owens Corning LLC

Trumbull Asphalt Co. of Delaware

Vytec Corporation

Willcorp, Inc.

Wrexham A.R. Glass Ltd.

2

Schedule III1

Schedule of Persons against Whom Claims are Not Released under the Plan

Shearman & Sterling LLP

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

Schedule IV1

Schedule of Executory Contracts and Unexpired Leases Not Assumed

Lessor	Debtor/Lessee	Contract Name	Affected Premises	Date of Agreement
Scanell Properties #14, LLC	Owens Corning	Net Lease Agreement	191 Arrowhead Blvd., Hebron, Ohio 43025	8/25/1999

[1]	Pursuant to Section 7.4 of the Plan, this Schedule remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Date.

Schedule V

[Intentionally Omitted]

Schedule VI

Schedule of Purchasers and Transferees Treated as Protected Parties 1

The following parties are Protected Parties for purposes of the Asbestos Personal Injury Permanent Channeling Injunction only to the extent the alleged liability of the Protected Party with respect to an Asbestos Personal Injury Claim derives from the purchase of assets or businesses or stock from OCD, Fibreboard, an OC Person, an FB Person or an Affiliate of any of the Debtors as of the Petition Date or between the Petition Date and the Effective Date.

493989 B.C. Ltd.

Alcoa Home Exteriors, Inc.

Alcopor Holding AG

Alcopor Owens Corning Holding AG

Alcopor Owens Corning (UK) Holding Ltd.

Alcopor Owens Corning (Jersey) Holding Ltd.

Alcopor Owens Corning Technology AG

ALSCO Metals Corporation f/k/a ALSCO Acquisition Corp.

American Dietz & Schell Corp.

Arenz, Robert

Berlin Jackson LLC

Chan Hwa Trading Corporation

Cody, Rick

Douglas Metal Roofing, Inc.

Dutch Real Estate Corp.

Flowtite Eksport A/S

Foam Fabricators, Inc.

Hendricks Commercial Properties, LLC

High Sierra Terminaling LLC

IIG Minwool, LLC

Jancor Companies

Molded Fiber Glass Body Company/Molded Fiber Glass Companies

NEPTCO LLC (NEPTCO JV LLC)

NEPTCO, Inc.

North River Partners

Owens Corning Alcopor Belgium SA

Owens Corning Alcopor Deutschland GmbH

Owens Corning Alcopor France SAS

Owens Corning Alcopor Italia Spa

Owens Corning Alcopor Espana SL

Owens Corning (Anshan) Fiberglass Co., Ltd.

Owens Corning (UK) Holdings Ltd.

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

Owens Corning Alcopor UK Ltd.

Owens Corning Fiberglass UK Ltd.

Owens Corning Finance UK Ltd.

Owens Corning Polyform UK Limited

Perdura Stone, SA de C.V.

Pelican Refining Company LLC

Performance Contracting Group, Inc.

Performance Contracting, Inc.

PST Corporation (wholly owned by Industiras Perdura)

River Valley Stone Co.

S&D Realty, LLC

Saudi Arabian Amiantit Co.

Shipshehanna, LLC

Silver Valley Properties, LLC

Simonton Building Products, Inc.

Subor Boru Sanayi ve Ticaret AS

Tecvox OEM Solutions LLC

Valley Asphalt Corporation

Weissker Properties, L.P.

Yapi Merkezi

If the proposed Restructuring Transaction to merge Owens Corning’s Reinforcements Business and Saint-Gobain’s Reinforcement and Composites Businesses (a part of the entity known as Vetrotex) into a new company, to be called Owens Corning-Vetrotex Reinforcements, is consummated, Owens Corning-Vetrotex Reinforcements, the joint venture, any subsidiaries of Owens Corning-Vetrotex Reinforcements, Saint-Gobain, and Saint Gobain’s affiliates are to be included as Protected Parties.

A Protected Party identified or described in this Schedule is a Protected Party only to the extent its alleged liability for an Asbestos Personal Injury Claim is derived from its relationship with OCD, Fibreboard, an OC Person, an FB Person or an Affiliate of any of the Debtors as of the Petition Date or between the Petition Date and the Effective Date. No such Person shall be a Protected Party by virtue of this Plan to the extent its asbestos liability is independent of and not derived from the foregoing relationships.

2

Schedule VII

Schedule of Insurance Companies Who Are Protected Parties

The following are insurance companies who are Protected Parties in addition to those listed in Section 1.245 (vii)-(xiv) of the Plan:

(a) Travelers Casualty and Surety Company and its parents, subsidiaries, predecessors, successors, and assigns, but their protection as Protected Parties will not extend beyond the scope of the matters released by OCD et al. in the Settlement Agreement and Mutual Release between Owens-Corning Fiberglas Corporation and The Aetna Casualty and Surety Company dated as of September 5, 1995 and the Modification of Settlement Agreement and Mutual Release dated as of June 25, 1999;

(b) Certain Underwriters at Lloyd’s, London, and Certain London Market Insurance Companies and their parents, subsidiaries, predecessors, successors, and assigns, but their protection as Protected Parties will not extend beyond the scope of the matters released by OCD et al. in the two Confidential Settlement Agreements and Mutual Releases entered into as of May 15, 1999;

(c) International Insurance Company, The North River Insurance Company, and United States Fire Insurance Company and their parents, subsidiaries, predecessors, successors, and assigns, but their protection as Protected Parties will not extend beyond the scope of the matters released by OCD et al. in the Settlement Agreement and Mutual Release entered into on May 17, 2000;

(d) Allstate Insurance Company and its parents, subsidiaries, predecessors, successors, and assigns, but their protection as Protected Parties will not extend beyond the scope of the matters released by OCD et al. in the Settlement Agreement and Mutual Release entered into on October 4, 2000;

(e) Midland Insurance Company in Liquidation and the Liquidator thereof, but their protection as Protected Parties will not extend beyond the scope of the matters released by OCD in the Settlement Agreement dated as of March 21, 2003; and

(f) Continental Casualty Company (“Continental”), CNA Casualty Company of California (“CNA Casualty”), Columbia Casualty Company (“Columbia”) and Pacific Indemnity Company and their parents, subsidiaries, affiliates, directors, employees, officers, agents and attorneys, but their protection as Protected Parties will not extend beyond the scope of the matters released by Fibreboard in the Trilateral Settlement Agreement entered into on October 12, 1993. If the Debtors’ Motion Pursuant to Fed. R. Bankr. P. 9019 for an Order Approving Compromise of Proof of Claim No. 7664 and Other Claims Between Fibreboard and Continental Casualty Company, filed on August 16, 2006 (the “Continental Motion”), is approved, the protection of Continental and its affiliates (including without limitation CNA Casualty and Columbia Casualty) as Protected Parties shall be extended to FB Asbestos Personal Injury Claims or FB Resolved Personal Injury Claims relating to the Committed Claims (as defined in the Continental Motion) or the Committed Claims Account (as defined in the Continental Motion) to the extent described in the Continental Motion.

Schedule VIII

Schedule of FB Persons and OC Persons1

CDC Corporation

Engineered Yarns America, Inc.

Exterior Systems, Inc.

Falcon Foam Corporation

Fibreboard Corporation

HOMExperts LLC

Integrex

Integrex Professional Services LLC

Integrex Testing Systems LLC

Integrex Supply Chain Solutions LLC

Integrex Ventures LLC

Jefferson Holdings, Inc.

Owens Corning

Owens-Corning Fiberglas Technology Inc.

Owens Corning HT, Inc.

Owens-Corning Overseas Holdings, Inc.

Owens Corning Remodeling Systems, LLC

Soltech, Inc.

Arabian Fiberglas Company, Ltd.

Automotive Composites Systems (International) Private Limited

Comercializadora Owens Corning, S.A. de C.V.

Comercializadora Vitra Fibras, S.A. de C.V.

Crown Manufacturing Inc.

Decillion, LLC

Engineered Pipe Systems, Inc.

EPS Holding AS

Eric Company

European Composites Recycling Services Company

European Owens-Corning Fiberglas, S.A.

Fiberteq LLC

Flowtite Offshore Services Ltd.

Goodman Ventures, Inc.

IP Owens Corning Ltd.

IP Vitro Fibras Ltd.

IPM, Inc.

LMP Impianti Srl

NEPTCO JV LLC (NEPTCO LLC)

Norske EPS Botswana AS

Northern Elastomeric, Inc.

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

OC (Belgium) Holdings, Inc.

OC Celfortec Inc.

O.C. Funding B.V.

OCW Acquisition Corporation

Owens Corning Argentina Sociedad de Responsa Ltda.

Owens Corning Automotive (UK) Ltd

Owens Corning BM (Korea) Ltd.

Owens-Corning Britinvest Limited

Owens-Corning Capital Holdings I, Inc.

Owens-Corning Capital Holdings II, Inc.

Owens-Corning Capital L.L.C.

Owens-Corning Cayman Limited

Owens-Corning Fiberglas Deutschland GmbH

Owens-Corning Fiberglas (G.B.) Ltd.

Owens-Corning Fiberglas Espana, S.A.

Owens-Corning Fiberglas France S.A.

Owens-Corning Fiberglas Norway A/S

Owens-Corning Fiberglas S.A.

Owens-Corning Fiberglas Sweden Inc.

Owens-Corning Fiberglas (U.K.) Pension Plan Ltd.

Owens-Corning FSC, Inc.

Owens-Corning Funding Corporation

Owens-Corning (Guangzhou) Fiberglas Co., Ltd.

Owens-Corning Holdings Limited

Owens-Corning Real Estate Corporation

Owens-Corning (Sweden) AB

Owens-Corning Veil Netherlands B.V.

Owens-Corning Veil U.K. Ltd.

Owens Corning (Anshan) Fiberglass Co., Ltd.

Owens Corning Australia Pty. Limited

Owens Corning Building Materials Espana, S.A.

Owens Corning Canada Inc.

Owens Corning Cayman (China) Holdings

Owens Corning (China) Investment Company, Ltd.

Owens Corning Commercial Insulation Systems, LLC

Owens Corning Composites Italia S.r.l.

Owens Corning Composites SPRL

Owens Corning Enterprise (India) Pvt. Ltd.

Owens Corning Espana SA

Owens Corning Fiberglas A.S. Limitada

Owens Corning (India) Limited

Owens Corning (Japan) Ltd.

Owens Corning (Jiangyin) Building Materials Co., Ltd.

Owens Corning (Tianjn) Building Materials Co., Ltd.

Owens Corning Integrated Acoustic Systems, LLC

Owens Corning Korea

2

Owens Corning Mexico, S.A. de C.V.

Owens Corning Manufacturing K.K.

Owens Corning (Nanjing) Foamular Board Co. Ltd.

Owens Corning NRO Inc.

Owens Corning NRO II Inc.

Owens Corning (Reorganized) Inc.

Owens Corning Sales Company

Owens Corning (Shanghai) Composites Co., Ltd.

Owens Corning (Shanghai) International Trading Co., Ltd.

Owens Corning (Shanghai) Fiberglas Co., Ltd.

Owens Corning (Singapore) Pte Ltd.

Owens Corning (Shanghai) Trading Co. Ltd.

Owens Corning South Africa (Pty) Ltd.

Owens Corning Support K.K.

Owens Corning VF Holdings, Inc.

OCF Mexico, S.A. de C.V.

Palmetto Products, Inc.

Quest Industries, LLC

Scanglas Ltd.

Servicious Violet SA de CV

SL.com

Technologia Owens Corning Ltd.

Technologia Vitro Fibras Ltd.

Trumbull Asphalt Co. of Delaware

Violet Reinforcement S. de R.L.

Vitro Fibras, S.A. Vitro OCF, SA de C.V.

Vytec Corporation

Willcorp, Inc.

Wrexham A.R. Glass Ltd.

Without being named, all entities which are (i) direct or indirect Subsidiaries of Fibreboard or OCD or (ii) Affiliates of Fibreboard, OCD or their direct or indirect Subsidiaries or (iii) successors in interest or assigns of (i) or (ii) above are FB Persons or OC Persons, respectively, to the extent such entity is or becomes a Restructuring Affiliate pursuant to or as contemplated by the Restructuring Transactions. If the proposed Restructuring Transaction to merge Owens Corning’s Reinforcements Business and Saint-Gobain’s Reinforcement and Composites Businesses (a part of the entity known as Vetrotex) into a new company, to be called Owens Corning-Vetrotex Reinforcements, is consummated, Owens Corning-Vetrotex Reinforcements, the joint venture, any subsidiaries of Owens Corning-Vetrotex Reinforcements, Saint-Gobain, and Saint Gobain’s affiliates are to be included as Protected Parties. Saint-Gobain and Saint Gobain’s affiliates are to be included as Protected Parties only to the extent its alleged liability for an Asbestos Personal Injury Claim is derived from its relationship with OCD, Fibreboard, an OC Person, an FB Person or an Affiliate of any of the Debtors as of the Petition Date or between the Petition Date and the Effective Date. No such Person shall be a Protected Party by virtue of this Plan to the extent its asbestos liability is independent of and not derived from the foregoing relationships.

3

Schedule IX

Schedule of Interested Parties1

If the proposed Restructuring Transaction to merge Owens Corning’s Reinforcements Business and Saint-Gobain’s Reinforcement and Composites Businesses (a part of the entity known as Vetrotex) into a new company, to be called Owens Corning-Vetrotex Reinforcements, is consummated, Owens Corning-Vetrotex Reinforcements, the joint venture, any subsidiaries of Owens Corning-Vetrotex Reinforcements, Saint-Gobain, and Saint Gobain’s affiliates are to be included as Protected Parties.

A Protected Party identified or described in this Schedule is a Protected Party only to the extent its alleged liability for an Asbestos Personal Injury Claim is derived from its relationship with OCD, Fibreboard, an OC Person, an FB Person or an Affiliate of any of the Debtors as of the Petition Date or between the Petition Date and the Effective Date. No such Person shall be a Protected Party by virtue of this Plan to the extent its asbestos liability is independent of and not derived from the foregoing relationships.

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

Schedule X

Schedule of Protected Parties1

The following are Protected Parties:

(a) All Debtors on Schedule I;

(b) All Reorganized Debtors;

(c) All FB Persons and OC Persons on Schedule VIII, including, without limitation, each of the Restructuring Affiliates;

(d) All Persons on Schedule VI;

(e) All Persons on Schedule IX;

(f) Without being named, all Related Persons of any of the entities in (a), (b) or (c) who are individuals that are alleged to be liable for any Asbestos Personal Injury Claim on account of or relating to any service as officers or directors, of or in connection with their or involvement in the management, ownership, operation or control of any of the entities in (a), (b) or (c);

(g) Without being named, all Related Persons of any of the entities in (a), (b) or (c) who served as employees, representatives, advisors, attorneys, agents and/or professionals of any such entities, and who are alleged to be liable for any Asbestos Personal Injury Claim on account of or relating to any actions or omissions while serving in the capacity as employees, representatives, advisors, attorneys, agents and/or professionals, and their successors or assigns;

(h) Any Person who becomes a successor or assign of any of the entities in (a),(b), or (c) on or after the Effective Date.

A Protected Party identified or described in subparagraphs (a), (b), (c), (f), (g) or (h) of this Schedule is a Protected Party only to the extent its alleged liability for an Asbestos Personal Injury Claim is derived from its relationship with OCD, Fibreboard, an OC Person, an FB Person or a Related Person of the foregoing. No such Person shall be a Protected Party by virtue of this Plan to the extent its asbestos liability is independent of and not derived from the foregoing relationships.

A Protected Party identified or described in subparagraphs (d) or (e) of this Schedule is a Protected Party only to the extent its alleged liability for an Asbestos Personal Injury Claim is derived from its relationship with OCD, Fibreboard, an OC Person, an FB Person or an affiliate of any of the Debtors as of the Petition Date or between the Petition Date and the Effective Date. No such Person shall be a Protected Party by virtue of this plan to the extent its asbestos liability is independent of and not derived from the foregoing relationships.

In addition to the foregoing, all insurance-related entities listed in Section 1.245 (vii) - (xiv) of the Plan or Schedule VII are Protected Parties to the extent of and in accord with the Provisions of Section 1.245 (vii) - (xiv) and Schedule VII.

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

Schedule XI

List of Insurance Policies to Be Rejected to the Extent Executory Contracts1

None

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

Schedule XII1

Schedule of Estimates

•	Available Cash (as of October 30, 2006) = $1.432 billion

•	Bank Default Interest and Fee Amount (as of October 30, 2006) = approximately $947 million

•	Total Enterprise Value (as of October 31, 2006) = no less than $5.858 billion, including, the net present value related to net operating loss carryforwards (see Appendix I for further detail).

•	Combined OCD Distribution Package = approximately $618 million in Available Cash and $3,716.8 million in New OCD Common Stock.

•	OCD Insurance Escrow = approximately $84 million

•	Exit Financing Amount = approximately $1.800 billion

•	Standard Combination = a combination of approximately 14% Cash and 86% New OCD Common Stock

•	Class A11 Warrants = warrants to obtain approximately 17.5 million shares of New OCD Common Stock (11.167% on a fully diluted basis, assuming the exercise of all such warrants and of all Class A12-A Warrants, but exclusive of any options issued to the management and directors of Reorganized OCD (and restricted shares and options reserved for future issuance to management) pursuant to the Management and Director Arrangements) with an exercise price of $43.00 per share.

It is currently anticipated that holders of Allowed Class A11 Claims related to the MIPS Claims and Interests (other than any Affiliate of OCD, including, without limitation, Owens-Corning Capital L.L.C.) will receive approximately 89.5% of the Class A11 Warrants (i.e., warrants to obtain 10% of the fully-diluted New OCD Common Stock), and holders of the OCFBV Class A11 Claim will receive approximately 10.5% of the Class A11 Warrants (i.e., warrants to obtain 1.167% of the fully-diluted New OCD Common Stock). These calculations are based upon a pro rata division of the Class A11 Warrants among the holders of Allowed Class A11 Claims related to the MIPS Claims and Interests (other than any Affiliate of OCD, including, without limitation, Owens-Corning Capital L.L.C.), who hold securities in the face amount of $200 million, and the holders of the OCFBV Class A11 Claim in the Allowed amount of approximately $23.3 million.

•	Class A12 Warrants = warrants to obtain approximately 7.8 million shares of New OCD Common Stock (5% on a fully diluted basis, assuming the exercise of all such warrants and of all Class A11 Warrants, but exclusive of any options issued to the management and directors of Reorganized OCD (and restricted shares and options reserved for future issuance to management) pursuant to the Management and Director Arrangements) with an exercise price of $45.25 per share.

[See Appendix I to the Disclosure Statement, entitled “Distribution Assumptions,” for the assumptions for purposes of estimation of distributions under the Plan.]

[1]	Schedule XII remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

Schedule XIII

Schedule of Material Rights of Action Expressly Released1

None

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

Schedule XIV

Schedule of Avoidance Actions Expressly Not Released

Any Avoidance Action based on Sections 510(a) or (b) of the Bankruptcy Code is not dismissed and is retained, solely for the benefit of the Debtors or the Reorganized Debtors, for the exclusive purpose of preserving, and solely to the extent necessary to preserve, (i) any objection to a Claim (but not an objection to any Bank Holder Claims or Indemnification Obligations) for purposes of establishing that such Claim should be treated as a Subordinated Claim or Interest under the Plan, or (ii) any defense in the ordinary course to an action brought by any holder of a Claim against the Debtors or Reorganized Debtors.

The release of the Avoidance Action against Waters & Kraus is conditioned upon the payment of the settlement in the amount $1.5 million to the Asbestos Personal Injury Trust for the benefit of the OC Sub-Account.

The Plan does not release the objection to (a) the Proof of Claim No. 4989 filed by Bank One, NA in the amount of $5,000,000.00 for the reasons stated in Count V, Paragraphs 68(f) and 68(g) of Adv. No. A-02-5829; and (b) the Proof of Claim No. 8896 filed by Continental Casualty in the amount of $12,196,667.00 for the reasons stated in Count V, Paragraph 68(g) of Adv. No. A-02-5829; provided, however, that the foregoing objections shall not affect in any respect the allowance and treatment of the Class A4 Claims as set forth in Section 3.3(b) of the Plan or the Final Bank Unimpairment Order.

Schedule XV [Intentionally Omitted]

Schedule XVI

Schedule of OCD Insurance Policies Which Are OC Asbestos Personal Injury

Liability Insurance Assets1

Insurer	Policy Period	Policy Number

Integrity	Sept. 1, 1979 to Sept. 1, 1980	XL 201337

Southern American	Sept. 1, 1979 to Sept. 1, 1980	XX 800201

Zurich International	Sept. 1, 1979 to Sept. 1, 1980	ZI 7162

Integrity	Sept. 1, 1980 to Sept. 1, 1981	XL 201765

Southern American	Sept. 1, 1980 to Sept. 1, 1981	XX 800360

Zurich International	Sept. 1, 1980 to Sept. 1, 1981	ZIB 7458/2

Integrity	Sept. 1, 1981 to Sept. 1, 1982	XL 203363 XL 203364

Continental	Sept. 1, 1981 to Dec. 17, 1981	SRX 3196793

Southern American	Sept. 1, 1981 to Sept. 1, 1982	XX 800472

Integrity	Sept. 1, 1982 to Sept. 1, 1983	XL 206444 XL 206445

Harbor Insurance Co.	Sept. 1, 1982 to Sept. 1, 1983	HI 163017

London Guarantee & Accd.	Sept. 1, 1982 to Sept. 1, 1983	LX 18988076

Integrity	Sept. 1, 1983 to Sept. 1, 1984	XL 207790

Harbor Insurance Co.	Sept. 1, 1983 to Feb. 10, 1984	HI 176858

London Guarantee & Accd.	Sept. 1, 1983 to Sept. 1, 1984	LX 2107865

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

Schedule XVII

Schedule of Non-Indemnified Parties and Actions1

None

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

SCHEDULE XVIII

Schedule of Terms of Tail Insurance1

OCD’s directors and officers (“D&O”) insurance program provides that, upon a “change in control,” the current program will be converted into “tail” or “runoff” insurance providing coverage for claims filed during the ensuing six years that concern acts by the directors and officers that took place before the “change in control” date. In purchasing this “tail” feature through an endorsement to its current program, Owens Corning intended the “change in control” event to be the company’s emergence from Chapter 11 (i.e., the Effective Date of the Plan), which should become the commencement date of the 6-year “tail” coverage. Because this “tail” coverage is a feature of the Company’s current program, it is already paid for, and no further premium should be paid for “tail” coverage if the “change in control” event occurs before the March 29, 2007 end of the current program’s policy period.

Under the “tail” coverage, $105 million of policy limits are available to be jointly shared by Owens Corning (for its costs in indemnifying the D&Os) and by the individual D&Os (in situations where OC cannot indemnify them). There is an additional $25 million layer of Side A-only coverage dedicated solely to the D&Os. XL Specialty Insurance Company issued the primary-layer policy and the Side A-only policy. The excess carriers are Houston Casualty Co., Twin City Fire Insurance Co. (Hartford), Arch Reinsurance LTD (Bermuda), Arch Specialty Insurance Co. (US), and Great American Insurance Company.

[1]	The Debtors reserve the right to supplement, modify or revise this Schedule XVIII, with the consent of the other Plan Proponents, prior to the Confirmation Hearing.

SCHEDULE XIX

Reorganized Debtors’ Boards of Directors and Executive Officers1

In compliance with section 1129(a)(5) of the Bankruptcy Code, set forth below is the current information with respect to the identity of the proposed directors and officers of each of the Reorganized Debtors.

I. Initial Reorganized OCD and Other Reorganized Debtors’ Boards of Directors

A. Initial Reorganized OCD Board of Directors

Subject to the Amended and Restated By-Laws of Reorganized OCD, the Reorganized OCD Board shall initially consist of sixteen (16) directors, consisting of twelve (12) Continuing Directors, one (1) director to be named by the Asbestos Claimants’ Committee in the event the Reserved New OCD Shares are distributed to the Asbestos Personal Injury Trust pursuant to the Plan (the “ACC Designated Director”), one (1) director to be named by the Future Claimants’ Representative in the event the Reserved New OCD Shares are distributed to the Asbestos Personal Injury Trust pursuant to the Plan (the “FCR Designated Director”) and two (2) directors to be named by the Ad Hoc Bondholders’ Committee (the “Bondholder Designated Directors”).

1. Continuing Directors

Set forth below is a table identifying the proposed Continuing Directors. Each of the twelve (12) individuals listed below will serve on the Reorganized OCD Board as a Continuing Director following emergence. The Debtors reserve the right to supplement, modify or revise this information at or prior to the Confirmation Hearing.

Name	Position	Biographical Data
Michael H. Thaman	Chairman of the Board	Mr. Thaman has been a Director of OCD since January 2002 and is Chairman of the Board and Chief Financial Officer of OCD. A graduate of Princeton University, Mr. Thaman joined the Company in 1992. He was elected Chairman of the Board in April 2002 and became Chief Financial Officer in 2000. Before assuming his current positions, Mr. Thaman held a variety of leadership positions at the Company, including serving as President of the Exterior Systems Business beginning in 1999 and President of the Engineered Pipe Systems Business beginning in 1997. Prior to joining the Company, Mr. Thaman was Vice President in the New York office of Mercer Management Consulting, a strategy consulting firm. Mr. Thaman is a director of Florida Power and Light Group, Inc.

[1]	The Debtors reserve the right to supplement, modify or revise this Schedule XIX, with the consent of the other Plan Proponents, prior to the Confirmation Hearing.

Norman P. Blake, Jr.	Director	Mr. Blake has been a Director of OCD since 1992. He is former Chairman, President and Chief Executive Officer of Comdisco, Inc., global technology services, Rosemont, IL. A graduate of Purdue University, Mr. Blake also previously has served as Chief Executive Officer of the United States Olympic Committee; Chairman, President and Chief Executive Officer of Promus Hotel Corporation; Chairman, President and Chief Executive Officer of USF&G Corporation; and Chairman and Chief Executive Officer of Heller International Corporation of Chicago. Mr. Blake is a member of the Purdue Research Foundation, Purdue University’s President’s Council and Dean’s Advisory Council, Krannert School of Management. He is the recipient of the degree of Doctor of Economics honoris causa from Purdue University, granted jointly by the Krannert School of Management and School of Liberal Arts. He has also been awarded The Ellis Island Medal of Honor.

David T. Brown	Director	Mr. Brown has been a Director of OCD since January 2002, and, since April 18, 2002, has been President and Chief Executive Officer of OCD. A graduate of Purdue University, Mr. Brown became Executive Vice President and Chief Operating Officer in January 2001. Previously, he held numerous leadership positions in sales and marketing at the Company, including serving as President of the Insulating Systems Business beginning in 1997, President of Building Materials Sales and Distribution beginning in 1996, and President of the Roofing and Asphalt Business beginning in 1994. Mr. Brown joined the Company in 1978 after working for Procter & Gamble, Shearson Hammill and Eli Lilly. Mr. Brown is a Director of Borg Warner, Inc. He also is on the Board of Directors of the Toledo Museum of Art and the Dean’s Advisory Council for Purdue’s Krannert School of Management. Mr. Brown is a past board member of the Asphalt Roofing Manufacturers Association Executive Committee, National Roofing Contractors Association Advisory Board, Thermal Insulation Manufacturers Association and Executive Committee of the North American Insulation Manufacturers Association.

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Gaston Caperton	Director	Mr. Caperton has been a Director of OCD since 1997. He is President and Chief Executive Officer of The College Board, a not-for-profit educational association located in New York, NY, Chairman of The Caperton Group, a business investment and development company in Shepherdstown, WV and former Governor of the State of West Virginia. A graduate of the University of North Carolina, Mr. Caperton began his career in a small insurance agency, became its principal owner and chief operating officer, and led the firm to become the tenth largest privately-owned insurance brokerage firm in the U.S. He also has owned a bank and mortgage banking company. Mr. Caperton was elected Governor of West Virginia in 1988 and 1992. In 1997, Mr. Caperton taught at Harvard University as a fellow at the John F. Kennedy Institute of Politics. Prior to beginning his current position in mid-1999, Mr. Caperton also taught at Columbia University, where he served as Director of the Institute on Education and Government at Teachers College. Mr. Caperton is a director of United Bankshares, Inc., Energy Corporation of America, West Virginia Media Holdings, and Prudential Financial. He was the 1996 Chair of the Democratic Governors’ Association, and served on the National Governors’ Association executive committee and as a member of the Intergovernmental Policy Advisory Committee on U.S. Trade. He also was Chairman of the Appalachian Regional Commission, Southern Regional Education Board, and the Southern Growth Policy Board.

William W. Colville	Director	Mr. Colville has been a Director of OCD since 1995. He is now retired after formerly serving as Senior Vice President, General Counsel and Secretary of the Company. A graduate of Yale University and the Columbia University Law School, Mr. Colville began his career at the Company in 1984 as Senior Vice President and General Counsel. Prior to joining the Company, he was President of the Sohio Processed Minerals Group from 1982 to 1984, and General Counsel of Kennecott Corporation from 1980 to 1982. Mr. Colville is also a director of Nordson Corporation.

Ralph F. Hake	Director	Mr. Hake was chairman and chief executive officer for the Maytag Corporation from June 2001 until the company was acquired by Whirlpool Corporation on April 1, 2006. Prior to

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joining Maytag, Mr. Hake was executive vice president and CFO for Fluor Corporation, a $12 billion California-based engineering and construction company. Mr. Hake served for 12 years from 1987 to 1999 in executive positions at Whirlpool Corporation. Among the various positions, Mr. Hake held included: senior executive vice president of global operations, chief financial officer; president of the Whirlpool Bauknecht Appliance Group; and, he also led the North American region operations for five years. Prior to joining Whirlpool, Mr. Hake served in various corporate strategic and financial positions at the Mead Corporation of Dayton Ohio. Mr. Hake also served on the board of directors for the National Association of Manufacturers and was chairman of the group’s taxation and economic policy group. He currently serves on the Board of Directors of ITT Industries. He received an MBA from the University of Chicago, and an undergraduate degree from the University of Cincinnati.

F. Philip Handy	Director	Since October, 2001, Mr. Handy has served as the CEO of Strategic Industries, a worldwide diversified service and manufacturing company owned principally by Citigroup Ventures. From 1968 to 1970, Mr. Handy worked at Fidelity Management and Research. He then joined Donaldson, Lufkin and Jenerette where he served as Vice President from 1970 to 1976. In 1976, he became the CEO of Combanks, a multiple bank holding company based in Orlando, Florida. In 1980 he commenced his career in the private equity business. From 1996 through 1999, Mr. Handy was managing director of Equity Group Corporate Investments, a private investment firm controlled by Sam Zell. Mr. Handy currently serves on the public Board of Directors of Anixter International, Inc., Rewards Network, Inc. and WCI Communities, Inc. Mr. Handy serves as Chairman of the Florida Board of Education, a seven person board appointed by Governor Jeb Bush, which has constitutional responsibility for Florida’s educational system. He was recently appointed by President George W. Bush to the National Board of Education Sciences for a three year term (confirmed by the U.S. Senate), where he serves as vice chairman. He is a member of the Board of Overseers of the Hoover Institution at Stanford University, and an advisor to the Program on Education Policy and

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Governance at Harvard’s Kennedy School of Government. Mr. Handy served as a Trustee of the Northfield Mount Hermon School, where he has served as Treasurer and as a member of the Executive Committee. He was a member of the Board of Overseers of Rollins College Crummer Graduate School of Business. For ten years he was a member, and the president for three years, of the Board of Trustees of the Orlando Museum of Art. He earned a Bachelor of Arts in Economics, and graduated Cum Laude from Princeton University and later earned an MBA from Harvard Business School. He completed the sixth forum at The Rugby School and graduated from Northfield Mount Hermon School. He also served six years in the US Army Reserve and was honorably discharged in 1973.

Landon Hilliard	Director	Mr. Hillard has been a Director of OCD since 1989. He is a partner with Brown Brothers Harriman & Co., private bankers in New York, NY. A graduate of the University of Virginia, Mr. Hilliard began his career at Morgan Guaranty Trust Company of New York. He joined Brown Brothers Harriman in 1974 and became a partner in 1979. Mr. Hilliard is a director of Norfolk Southern Corporation, Western World Insurance Company and Russell Reynolds Associates, Inc. He is also Chairman of the Board of Trustees of the Provident Loan Society of New York and Secretary of The Economic Club of New York.

Ann Iverson	Director	Ms. Iverson has been a Director of OCD since 1996. She is President and Chief Executive Officer of International Link, an international consulting firm in Scottsdale, AZ. Ms. Iverson began her career in retailing and held various buying and executive positions at retail stores in the U.S. through 1989, including Bloomingdales, Dayton Hudson, and US Shoe. She then joined British Home Stores as Director of Merchandising and Operations in 1990; Mothercare as Chief Executive Officer in 1992; Kay-Bee Toy Stores as President and Chief Executive Officer in 1994; and Laura Ashley Holdings plc. as Group Chief Executive in 1995. In 1998, she founded and became President and Chief Executive Officer of International Link. Ms. Iverson is a Director of Shoe Pavillion and a member of the Board of Trustees of Thunderbird – The Garvin School of International Management, and a member of Financo Global Consulting.

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Joseph F. Neely	Director	Mr. Neely is currently the chief executive officer of Gold Toe Brands, Inc. a leading designer and manufacturer of socks sold under the Gold Toe brand names. Mr. Neely served as senior vice president of Sara Lee Corporation responsible for the Personal Products Group from 1987 until 1993. Mr. Neely’s business career began in 1964 with the First National Bank of Atlanta. In 1966, he became a consultant with the Atlanta-based Management Science America. In 1969, he became a consultant with Executive Control Systems in Atlanta. Mr. Neely joined L’eggs Products in 1970 as director of administration. He was named vice president-administration in 1972 and in 1976 was named president of L’eggs Products. In 1983, he became a corporate vice president with the responsibility of L’eggs, Hanes DSD, Direct Marketing Division, Fuller Brush and Coach Leatherwear. In July 1986, Mr. Neely was elected to senior vice president of human resources and became a member of the corporation’s Senior Management Committee. Mr. Neely was named senior vice president with responsibility for Sara Lee Personal Products in September 1987. Since retiring from Sara Lee, Mr. Neely co-founded a licensing and marketing company which developed furniture and decorative accessory programs under the Ducks Unlimited, PGA TOUR and Museum of Early Southern Decorative Arts brands. He also founded Raylen Vineyards and Winery, and serves on the North Carolina Grape Council and Yadkin Valley Winegrowers Boards. Mr. Neely received a Bachelor of Science degree from the University of South Carolina and a MBA degree from Wharton School of the University of Pennsylvania. In 1986, he attended Harvard Business School’s Advanced Management Program. He served as the 1990 campaign chairman for the United Way of Forsyth County. Mr. Neely was a member of the Board of Directors for the Winston-Salem Foundation, Winston-Salem Business, Inc., Reynolda House Museum of American Art and the North Carolina School of the Arts Foundation. He also served on the Board of Visitors for the Babcock Graduate School of Management at Wake Forest University and the Board of Trustees of Old Salem, Inc.

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W. Ann Reynolds	Director	Dr. Reynolds has been a Director of OCD since 1993. She is a former President and Professor of Biology at The University of Alabama at Birmingham, located in Birmingham, AL. A graduate of Kansas State Teachers College and the University of Iowa, Dr. Reynolds previously served as Chancellor of the City University of New York System for seven years and for eight years as Chancellor of the California State University System. Dr. Reynolds is a director of Humana, Inc., Abbott Laboratories, Invitrogen Corporation, and the Post-Gazette, Champaign-Urbana, IL. She is also a member of the Society for Gynecological Investigation, and the Perinatal Research Society.

Robert B. Smith, Jr.	Director	Mr. Smith has been a Director of OCD since 2004. He is Director of the Virginia Environmental Endowment, a nonprofit, funded, grant making corporation dedicated to improving the environment. A graduate of the University of North Carolina and the University of North Carolina Law School, Mr. Smith’s previous experience included serving as Trustee of the Dalkon Shield Claimants Trust, a public interest trust of $3 billion created by the Federal Bankruptcy Court to compensate those damaged by the Dalkon Shield, and as Vice President for Government Relations of the Pharmaceutical Manufacturers Association. His prior experience also included various positions related to the U.S. Senate, including: Chief Counsel and Staff Director, U.S. Senate Government Operations Committee; Chief Counsel, U.S. Senate Subcommittee on Revision and Codification of the Laws; Chief Legislative Assistant, Senator Sam J. Ervin, Jr.; Special Counsel, U.S. Senate Antitrust and Monopoly Subcommittee; and Counsel, U.S. Senate Subcommittee on Constitutional Rights.

2. Potential Bondholder Designated Directors

Set forth below is a table identifying the two proposed potential Bondholder Designated Directors. The Ad Hoc Bondholders Committee expects to invite the individuals listed below to serve on the Reorganized OCD Board. While the Ad Hoc Bondholders Committee currently expects that these individuals will accept such invitation and serve on the Reorganized OCD Board following emergence, the Ad Hoc Bondholders Committee reserves the right to substitute the individuals listed below with another designee prior to the Confirmation Hearing.

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Name	Position	Biographical Data
Marc Sole	Director	Mr. Sole is a senior vice president at D. E. Shaw & Co., L.P., where he focuses on public and private investments in credit-related opportunities. Prior to joining the D. E. Shaw group in 2001, Mr. Sole was an associate at Cravath, Swaine & Moore LLP in New York, where he practiced corporate law with a focus on mergers & acquisitions and securities law. He graduated with honors from Princeton University in 1993 with an A.B. from the Woodrow Wilson School of Public and International Affairs, and he received a J.D. in 1996 from the Columbia University School of Law, where he was a Harlan Fiske Stone Scholar. Mr. Sole serves as a director of various private companies.

Daniel K. K. Tseung	Director	Mr. Tseung is currently a Managing Director at Sun Hung Kai Properties Direct Investments Ltd., the private equity division of one of Asia’s largest conglomerates, as well as Director of Investments for SUNeVision Holdings Limited, an Asian Internet infrastructure and services provider. He was previously a director in the Technology & Communications Group of GE Equity, the private equity arm of GE Capital. He also currently serves as a director of RCN, Chinacast Communications Holdings Limited, Cellon and Legend Silicon. Mr. Tseung holds a Bachelor’s degree from Princeton University (1993) and a Master’s Degree from Harvard University (1997).

3. Proposed ACC Designated Director

Set forth below is a table identifying the proposed potential ACC Designated Director. The Asbestos Claimants’ Committee is expected to invite the individual listed below to serve as the ACC Designated Director. While the Asbestos Claimants’ Committee currently expects that such individual will accept such invitation and serve on the Reorganized OCD Board following emergence, the Asbestos Claimants’ Committee reserves the right to substitute the individual listed below with another designee prior to the Confirmation Hearing.

The right of the Asbestos Claimants’ Committee to appoint the ACC Designated Director shall not become effective unless and until the Reserved New OCD Shares are issued to the Asbestos Personal Injury Trust in accordance with the terms of the Plan and one day thereafter elapses. Until such time, if any, as such Reserved New OCD Shares are issued to the Asbestos Personal Injury Trust and one day thereafter elapses or the conditions set forth in the Plan for the issuance of such Reserved New OCD Shares are no longer capable of being satisfied, the vacancy on the Reorganized OCD Board existing as of the Effective Date resulting from the

8

ACC Designated Director not serving shall remain unfilled. On the first day following the issuance of the Reserved New OCD Shares to the Asbestos Personal Injury Trust, the Reorganized OCD Board shall take all necessary action to appoint the ACC Designated Director to fill such vacancy.

Name	Position	Biographical Data
W. Howard Morris	Director	Mr. Morris is the CEO and Emergency Financial Manager of the Inkster Public School District in Inkster, Michigan. Mr. Morris received his MBA from the Wharton School of the University of Pennsylvania in 1988 and his Bachelors of Business Administration from Northwood University in 1981. He is a CPA (licensed in Michigan) and Chartered Financial Analyst. Previously, Mr. Morris was an Assistant Professor of Accounting/Finance at Hillsdale College (1991 to 1998) and an Adjunct Instructor in the Accounting Department at the University of Detroit (1988 to 1991). Mr. Morris is also the author of several articles published in Financial Briefs.

4. Proposed FCR Designated Director

Set forth below is a table identifying the proposed potential FCR Designated Director. The Future Claimants’ Representative is expected to invite the individual listed below to serve as the FCR Designated Director. While the Future Claimants’ Representative currently expects that such individual will accept such invitation and serve on the Reorganized OCD Board following emergence, the Future Claimants’ Representative reserves the right to substitute the individual listed below with another designee prior to the Confirmation Hearing.

The right of the Future Claimants’ Representative to designate the FCR Designated Director shall not become effective unless and until the Reserved New OCD Shares are issued to the Asbestos Personal Injury Trust in accordance with the terms of the Plan and one day thereafter elapses. Until such time, if any, as such Reserved New OCD Shares are issued to the Asbestos Personal Injury Trust and one day thereafter elapses or the conditions set forth in the Plan for the issuance of such Reserved New OCD Shares are no longer capable of being satisfied, the vacancy on the Board of Directors existing as of the Effective Date resulting from the FCR Designated Director not serving shall remain unfilled. On the first day following the issuance of the Reserved New OCD Shares to the Asbestos Personal Injury Trust, the Board of Directors shall take all necessary action to appoint the FCR Designated Director to fill such vacancy.

Name	Position	Biographical Data
James J. McMonagle	Director	James J. McMonagle has served as Of Counsel at Vorys, Sater, Seymour & Pease LLP since April, 2002. Mr. McMonagle also serves on the

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Corporate Board of Selected Family of Funds, where he has held a Director’s position since 1990 and presided as Chairman of the Board since 1997. Mr. McMonagle served as Senior Vice President, General Counsel and Secretary at the University Hospitals Health System, Inc. and University Hospitals of Cleveland from September, 1990 through March, 2002. In 1976 Mr. McMonagle was elected as a Common Pleas Judge for Cuyahoga County, Ohio and was re-elected in 1982 and 1988 and served through 1990. Mr. McMonagle engaged in private practice from 1970 to 1977. Mr. McMonagle received his J.D. from the Cleveland Marshall School of Law in 1970, with a B.S., B.A. from Georgetown University in 1966.

B. Initial Boards of Directors of the Other Reorganized Debtors

Set forth below are tables identifying the proposed potential Continuing Directors of each of the other Reorganized Debtors. Each of the individuals listed below will be invited to serve on the applicable Board of Directors and it is currently expected that a significant number of these individuals will accept such invitation and serve on such Board following emergence. The Debtors reserve the right to supplement, modify or revise this information at or prior to the Confirmation Hearing.

1. CDC Corporation:

Name	Position	Biographical Data
David T. Brown	Director	See description in section I.A.1, above.

Michael H. Thaman	Director	See description in section I.A.1, above.

David Rabuano	Director	Mr. Rabuano currently serves as Vice President and General Manager of the Commercial and Industrial Business and has been with OCD for 18 years. Mr. Rabuano earned his Bachelor of Science in Industrial Engineering from the New Jersey Institute of Technology.

2. Engineered Yarns America, Inc.; HOMExperts LLC; Integrex; Integrex Professional Services LLC; Integrex Testing Systems LLC; Integrex Supply Chain Solutions LLC; Integrex Ventures LLC; Owens-Corning Overseas Holdings, Inc.:

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.

Joseph J. Mikelonis	Director	Mr. Mikelonis currently serves as Vice President,

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Tax for OCD. Mr. Mikelonis earned his Bachelor of Science from Pennsylvania State University in 1972 with a major in accounting. Mr. Mikelonis is a licensed CPA.

Ralph A. Than	Director	Mr. Than currently serves as Vice President, Finance and Treasurer to OCD. Mr. Than is responsible for leading financial restructuring activities, cash and investment management, customer financial services, pension planning and risk management activities. Mr. Than holds a Bachelor of Science degree in both Computer Science and Business from the University of Wisconsin. In addition, he holds a Master of Business Administration from Marquette University. Mr. Than serves on the St. Vincent Mercy Hospital Medical Center Foundation Board.

3. Exterior Systems Inc.:

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.

Ralph A. Than	Director	See above.

Brian D. Chambers	Director	Mr. Chambers currently serves as president of OCD’s Siding Solutions business, a producer of residential siding and other exterior cladding products. Prior to joining Owens Corning, Mr. Chambers was a general manager with Honeywell, a diversified technology and manufacturing organization, and was responsible for their building automation business in the northeast. Mr. Chambers earned a Bachelors of Science degree from Bowling Green State University and a MBA from the Kellogg school of Business at Northwestern University.

4. Falcon Foam Corporation:

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.

Joseph J. Mikelonis	Director	See above.

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5. Fibreboard Corporation:

Name	Position	Biographical Data
Ralph A. Than	Director	See above.

Joseph J. Mikelonis	Director	See above.

David T. Brown	Director	See above.

Michael H. Thaman	Director	See above.

6. Jefferson Holdings, Inc.

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.

Ralph A. Than	Director	See above.

7. Owens-Corning Fiberglas Technology Inc.

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.

David T. Brown	Director	See above.

Frank O’Brein-Bernini	Director	Mr. O’Brien-Bernini is vice president, Science & Technology. He was named to his current position in 2001. This role encompasses leadership responsibility for OCD’s global R&D organization anchored at the Granville, OH – a Science & Technology Center with satellite R&D facilities around the world. Mr. O’Brien-Bernini also served as director of platform development for Insulation North America; director, Miraflex Product and Process Technology Laboratory; director, Composites Product and Process Technology Laboratory; manager, Composites Continuous Fiber Forming Laboratory, and other leadership roles within the company’s Science and Technology center. Mr. O’Brien-Bernini is a Board Member of Vytec Corporation, the Center for Multifunctional Polymer Nanomaterials and Devices (CMPND), and the Ohio Biopolymers Innovation Center (OBIC). He also served as the Task Force leader for the governor’s Ohio Third Frontier Advanced Materials Task Force. Mr. O’Brien-Bernini earned both a bachelor’s degree in science and a master’s degree in mechanical engineering from the University of Massachusetts.

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8. Owens Corning HT, Inc.

Name	Position	Biographical Data
Michael H. Thaman	Director	See above.

9. Owens Corning Remodeling Systems, LLC

Name	Position	Biographical Data
William E. LeBaron	Director	Mr. LeBaron currently serves as president of the Owens Corning Construction Services business. LeBaron received a Bachelor of Arts degree from Michigan State University with an emphasis on business education.

R.L. Berry	Director	Mr. Berry has been the General Manager of Owens Corning Franchising since September 2005. Before joining the Franchising business, he was the Director, Division Counsel for OCD primarily supporting the Composites Business. From 1986-1999, he held a variety of positions in the Legal Department of Libbey-Owens-Ford Co. Mr. Berry has a Bachelor of Science in Management from Purdue University, and JD from University of Toledo College of Law.

10. Soltech, Inc.

Name	Position	Biographical Data

Michael H. Thaman	Director	See above.

David T. Brown	Director	See above.

David Rabuano	Director	See above.

II. Initial Reorganized OCD and Other Reorganized Debtors’ Executive Officers

Set forth below is the identity, age and business experience of OCD’s Chief Executive Officer serving during 2005 and the four other highest paid individuals who were serving as executive officers of OCD at the end of 2005 and who will serve as executive officers of Reorganized OCD.

Name	Age	Position[2]
David T. Brown	57	President and Chief Executive Officer since April 2002; formerly Executive Vice President and Chief Operating Officer.

Charles E. Dana	50	Vice President and President, Composite Solutions Business since February 2004; formerly Vice President - Corporate Controller and Global Sourcing (2002), and Vice President, Global Sourcing and eBusiness.

[2]	Information in parentheses indicates year in which service in position began.

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Joseph C. High	52	Senior Vice President, Human Resources since January 2004; formerly Vice President, Human Resources for ConocoPhillips.

David L. Johns	47	Senior Vice President and Chief Supply Chain and Information Technology Officer since April 2001; formerly Vice President and Chief Technology Officer.

Michael H. Thaman	41	Chief Financial Officer since April 2002; formerly Senior Vice President and Chief Financial Officer.

The recent compensation received by the individuals listed above is described in the Disclosure Statement on pages 134 to 135.

As provided for in Section 5.18(b) of the Plan, the executive officers of the other Reorganized Debtors shall consist of executive officers as determined by Reorganized OCD on the Effective Date or thereafter. However, set forth below is the identity, age and position of those individuals who are expected to serve as an executive officer of the other Reorganized Debtors.3 The Debtors reserve the right to supplement, modify or revise this information at or prior to the Confirmation Hearing.

A. CDC Corporation

Name	Age	Position
Dan J. Eigel	51	President

Tammy Tolbert	42	Vice President

Joseph J. Mikelonis	56	Vice President

B. Engineered Yarns America, Inc.

Name	Age	Position
Joseph J. Mikelonis	56	President

C. Exterior Systems Inc.

Name	Age	Position
Brian D. Chambers	40	President

James Kujawski	44	Vice President

Joseph J. Mikelonis	56	Vice President

[3]	HOMExperts LLC, Integrex Professional Services LLC, Integrex Supply Chain Solutions LLC, Integrex Testing Systems LLC and Intgrex Ventures LLC will be Member controlled and will not have other executive officers.

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D. Falcon Foam Corporation

Name	Age	Position
Michael H. Thaman	42	Chairman and President

Joseph J. Mikelonis	56	Vice President

E. Fibreboard Corporation

Name	Age	Position
Michael H. Thaman	42	President and Chief Executive Officer

Joseph J. Mikelonis	56	Vice President

F. Integrex

Name	Age	Position
Joseph J. Mikelonis	56	President

G. Jefferson Holdings, Inc.

Name	Age	Position
Michael H. Thaman	42	President

John W. Christy	48	Vice President

Joseph J. Mikelonis	56	Vice President

H. Owens-Corning Fiberglas Technology Inc.

Name	Age	Position
Inger Eckert	40	President

Frank O’Brien-Bernini	50	Vice President

Joseph J. Mikelonis	56	Vice President

I. Owens Corning HT, Inc.

Name	Age	Position
Jeff Craney	51	President

David J. Cox	48	Vice President

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J. Owens-Corning Overseas Holdings, Inc.

Name	Age	Position
Ralph A. Than	45	President

Joseph J. Mikelonis	56	Vice President

K. Owens Corning Remodeling Systems, LLC

Name	Age	Position
R.L. Berry	48	President

Frank Palmeri	40	Vice President

Todd Hall	39	Vice President

Joseph J. Mikelonis	56	Vice President

L. Soltech, Inc.

Name	Age	Position
Dan J. Eigel	51	President

Tammy Tolbert	42	Vice President

Joseph J. Mikelonis	56	Vice President

As stated above, the compensation for the Chief Executive Officer serving during 2005 and the four other highest paid individuals who were serving as executive officers of OCD at the end of 2005 and who will serve as executive officers of Reorganized OCD is described in the Disclosure Statement on pages 134 to 135. The compensation for any of the executive officers of the other Reorganized Debtors shall not be greater than the amounts described therein.

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Schedule XX1

Restructuring Transactions

[1]	Schedule XX remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

Owens Corning: Restructuring Transactions Step Plan (Domestic and non-U.S.)

As of 8/16/06

I.	Domestic Restructuring Transactions to be Implemented On or Before the Plan Effective Date

1. Prior to the Effective Date, Owens Corning (“OCD”) will cause the following companies in the U.S. to be incorporated as placeholders for the various reorganized Owens Corning businesses, sales operations, research and service companies (“Operating Companies”) and will incorporate Owens Corning (Reorganized) Inc. (“OCR”), which will replace OCD as the holding company for the reorganized Owens Corning group:

a. Owens Corning U.S. Holdings, LLC

b. Owens Corning Science and Technology, LLC

c. Owens Corning Roofing and Asphalt, LLC

d. Owens Corning Building Material Sustainability, LLC

e. Owens Corning Composite Materials, LLC

f. Owens Corning Fabwel, LLC

g. Norandex Distribution, Inc.

h. Owens Corning Cultured Stone, LLC

i. Owens Corning Construction Services, LLC

j. Owens Corning Franchising, LLC

k. Owens Corning Sunrooms Franchising, LLC

l. Owens Corning HOMExperts, Inc.

m. Owens Corning Insulating Systems, LLC

n. Owens Corning Foam Insulation, LLC

2. Pursuant to the Plan of Reorganization (the “Plan”), on the Effective Date, all outstanding stock of OCD will be cancelled.

3. Pursuant to the Plan, on the Effective Date (and simultaneously with step two above), OCD will issue 100 new shares of common stock to OCR.

4. Pursuant to the Plan, on the Effective Date, all outstanding stock of OCR will be cancelled.

5. Pursuant to the Plan, on the Effective Date (and simultaneously with steps two, three and four above), OCR will issue the New OCD Common Stock initially distributable under the Plan.

6. On the Effective Date, it is contemplated that OCR’s name will, if allowed, be changed to “Owens Corning” (and otherwise will be changed to “Owens Corning, Inc.”).

7. Concurrently with the change in name of OCR described in step six above, OCD will change its name to Owens Corning Sales, Inc.

II.	Non-U.S. Restructuring Transactions to be Implemented As of or After the Plan Effective Date

1. Commencement of Implementation of the international restructuring transactions as detailed in the accompanying summary overview.

III.	Domestic Restructuring Transactions to be Implemented On or About 1/1/07

1. Owens Corning Sales, Inc. (f/k/a OCD) converts into a limited liability company and changes its name to “Owens Corning Sales, LLC.”

2. The following entities merge into Quest Industries, LLC:

a. Integrex Professional Services LLC

b. HOMExperts LLC

c. Integrex Supply Chain Solutions LLC

d. Integrex Testing Systems LLC

e. Willcorp, Inc.

f. Owens-Corning Real Estate Corporation

g. Goodman Ventures, Inc.

h. Engineered Yarns America, Inc.

i. OCW Acquisition Corporation d/b/a Delsan Industries

j. Owens Corning Integrated Acoustic Systems, LLC

k. Owens Corning Commercial Insulation Systems, LLC

l. Trumbull Asphalt Co. of Delaware

3. Integrex merges with and into Falcon Foam Corporation (“FFC”), with FFC acquiring all of the assets of Integrex (including, without limitation, that certain Note issued by IPM, Inc. on December 24, 1997 in the principal amount of $501,000,000).

4. Quest Industries, LLC liquidates under Delaware law, distributing all of its assets to its sole member, Owens Corning Sales, LLC.

5. Owens Corning Sales, LLC contributes its share ownership in Automotive Composites Systems (International) Private Limited (26%) (India) to IPM, Inc.

6. Fibreboard distributes its shares in Exterior Systems, Inc. to Owens Corning Sales, LLC.

7. Exterior Systems, Inc. contributes the Norandex business to Norandex Distribution, Inc. in exchange for shares.

8. Exterior Systems, Inc. contributes the Fabwel business to Owens Corning Fabwel, LLC in exchange for membership interests.

9. Exterior Systems, Inc. distributes all of the equity of Owens Corning Fabwel, LLC and Norandex Distribution, Inc. to Owens Corning Sales, LLC.

10. Owens Corning Sales, LLC contributes all relevant equity interests, property, plant, equipment, distribution centers, employees, real estate, leases, contracts, trademarks, patents and know-how and other assets to each of the appropriate respective Operating Companies listed in step I.1.a. through n. above along relevant business lines and each of the respective Operating Companies will assume certain related liabilities. Owens Corning Sales, LLC retains only those assets and liabilities related to its sales and sourcing business and the assets and liabilities that will be distributed to OCR pursuant to step III.15. below. Legal title to the non-US rights covering trademarks, patents and know-how that are in Owens Corning Sales, LLC will be contributed to Owens Corning Fiberglas Technology Inc. Beneficial title to such non-U.S. rights may be transferred to another subsidiary of OCR.

11. Owens Corning Insulating Systems, LLC contributes the U.S. foam assets to Owens Corning Foam Insulation, LLC.

12. Owens Corning Construction Services, LLC contributes the appropriate assets to Owens Corning Franchising, LLC, Owens Corning HOMExperts, Inc. and Owens Corning Sunrooms Franchising, LLC.

13. Owens Corning Sales, LLC will contribute to Owens Corning U.S. Holdings LLC the following branch and equity interests:

a. Owens Corning Asia Pacific (Hong Kong branch)

b. Integrex Ventures LLC

c. Palmetto Products, Inc.

d. Owens-Corning Capital Holdings I Inc.

e. Owens-Corning Capital Holdings II Inc.

f. Learnshare, LLC

g. BuildNet

h. ImproveNet

i. ChemConnect

j. Fibreboard Corporation

k. Jefferson Holdings, Inc.

l. Owens-Corning Funding Corporation

m. Owens-Corning HT, Inc.

n. Decillion LLC

o. SL.com

p. Falcon Foam Corporation

14. Owens Corning Sales, LLC distributes to OCR the assets associated with OCR’s holding company and global headquarters functions.

15. Owens Corning Sales, LLC distributes to OCR all of the equity in the Operating Companies, Exterior Systems, Inc., IPM, Inc., Eric Company, Owens Corning Overseas Holdings, Inc. and Owens-Corning Fiberglas Technology Inc.

IV.	Non-U.S. Restructuring Transactions to be Implemented As of 1/1/07

1. IPM, Inc. forms up to six Canadian corporations, including Owens Corning Partnership Holdings, Inc. that will become the general partner of 6 Canadian limited partnerships.

2. Owens Corning Canada, Inc. (Holdings) ULC will establish 6 Canadian limited partnerships and hold a 99.99% ownership in each limited partnership. Owens Corning Partnership Holdings, Inc. (or one of the other corporations formed as described in step one above) will acquire a .01% interest in each of the 6 limited partnerships.

3. Owens-Corning Holdings, Ltd. (Cayman shell) will be liquidated into IPM, Inc.

4. Wrexham A.R. Glass Ltd. will be merged or liquidated into Owens Corning Britinvest, Limited.

5. IPM, Inc. will set up an International IP holding company (location to be determined, but most likely a Dutch CV).

6. Owens Corning Sales Company (Mexico) will be liquidated into Owens Corning Sales, LLC (98%) and Owens-Corning Overseas Holdings, Inc. (2%).

7. Owens Corning Cayman (China) Holdings will transfer its share interest in Owens Corning (China) Investment Company, Ltd. IPM, Inc. in exchange for shares in IPM, Inc. or a note.

8. Owens Corning Cayman (China) Holdings is liquidated into Owens Corning Sales, LLC.

9. Owens-Corning FSC, Inc. will be liquidated into IPM, Inc.

10. Fibreboard distributes its shares in Vytec Corporation (Canada) up to Owens Corning Sales, LLC. Owens Corning Sales, LLC then contributes the Vytec Corporation shares down to IPM, Inc.

11. Soltech, Inc. distributes its shares in Crown Manufacturing, Inc. (Canada company) up to Owens Corning Sales, LLC. Owens Corning Sales, LLC then contributes the shares in Crown Manufacturing, Inc. down to IPM, Inc.

12. Owens Corning Sales, LLC contributes the shares it holds in Owens Corning Britinvest, Limited to IPM, Inc.

V.	Additional Potential Restructuring Transaction

As an additional component of the Debtors’ global restructuring and the Restructuring Transactions authorized under Section 5.6 of the Plan, but subject to the negotiation and execution of definitive transaction documents, Board of Directors approval by the parent companies, and regulatory and antitrust approvals, on July 27, 2006, OCD and Saint-Gobain jointly announced that they are in discussions to merge Owens Corning’s Reinforcements Business and Saint-Gobain’s Reinforcement and Composites Businesses (a part of the entity known as Vetrotex) into a new company, to be called Owens Corning-Vetrotex Reinforcements. The partnership of these two businesses would establish a global company in reinforcements and composite fabrics products, with worldwide revenues of approximately $1.8 billion and 10,000 employees. The new company would have operations across Europe, North and South America, and Asia, including the following key emerging markets: China, India, Russia, Mexico and Brazil. Saint-Gobain’s Textile Solutions business, serving mainly construction markets, will remain part of Saint-Gobain’s High Performance Materials Sector. Owens Corning’s Veil Technologies and Fabwel businesses will remain part of the Owens Corning Composite Solutions Business. While the parties have not yet reached a definitive agreement, it is anticipated that the transaction would be structured as a joint venture, with Owens Corning owning a 60 percent equity interest and Saint-Gobain owning the remaining 40 percent. After a minimum of four years, the joint venture provisions would give an option to Saint-Gobain to sell its 40 percent stake to Owens Corning, and Owens Corning to buy the same. If the proposed transaction is consummated, Owens Corning-Vetrotex Reinforcements, the joint venture, and any subsidiaries of Owens Corning-Vetrotex Reinforcements, Saint-Gobain and Saint-Gobain’s affiliates are to be included as Protected Parties under the channeling injunction described in Section 5.17(b) of the Plan.

For further details regarding this proposed transaction, see Report of Unscheduled Material Events or Corporate Changes on Form 8-K, dated July 27, 2006, copies of which may be obtained, free of charge, through OC’s website at www.owenscorning.com.

Domestic Legal Entity Structure @ 10/30/2006 Owens Corning

(New)

Owens Corning Sales Inc (f/k/a Owens Corning)

Owens-Corning Capital Holdings II, Inc. Owens-Corning Capital Holdings I, Inc. Owens Corning Composite Materials, LLC Owens-Corning Fiberglas Technology Inc. IPM, Inc. Owens Corning Construction Services LLC Owens Corning Cultured Stone LLC Learnshare LLC INTEGREX Ventures LLC Falcon Foam Corporation

100% 100% 14.24938% 100% 100% Illinois Delaware Delaware 09/15/96 Delaware 02/08/2000 Delaware Holding Company for Technology Holding Company- Nontaxable at state level Learning Technologies & Training Courses Holding Company for start-ups Holding Company Owens-Corning Capital L.L.C.

Owens Corning Fiberteq LLC Norandex Distribution, Inc.

Owens Corning Building Material Sustainability, LLC

Owens-Corning Overseas Holdings Inc. 100% Delaware

NEPTCO JV LLC 50% Delaware Telecom Products

Owens Corning Science and Technology, LLC Northern Elastomeric, Inc

50% New Hampshire Joint Venture (R) Owens Corning Roofing and Asphalt, LLC

Engineered Pipe Systems, Inc. 100% Delaware

Holding Company- Pipe business Owens-Corning Fiberglas Sweden Inc.

100% Delaware / Sweden Dual Incorporation

OC (Belgium) Holdings, Inc.

100% Delaware 02/16/2000 Holding Company

Eric Company

Also owned by OC Belgium and OC Overseas

Delaware Holding Company US Inc 1 US Inc 2 60% Delaware Joint Venture

Owens Corning HOMExperts Inc. Owens Corning Insulating Systems, LLC Owens Corning Foam Insulation LLC

Owens Corning HT, Inc. 100% Delaware Jefferson Holdings, Inc.

100% Delaware Holding Company Palmetto Products 100% Delaware Inactive

Owens Corning Franchising, LLC Franchising LLC

Owens Corning Remodeling Systems, LLC

100% Delaware 01/11/2000 Franchisor for basement wall business CDC Corporation dba Conwed

100% Wisconsin 03/12/2000 Ladysmith, WI (I) Fiberteq LLC

50% Delaware 09/09/99 Joint Venture (R) Soltech, Inc.

100% Kentucky Various plants (O)

Owens-Corning Funding Corporation 100% Delaware

SPE for Accounts Receivable Facility Fibreboard Corporation

100% Delaware Holding Company Exterior Systems, Inc.

100% Delaware

Owens Corning US Holdings, LLC ChemConnect

Delaware .1937% (47) ImproveNet 7%

Internet-based contractor matching service (46)

BuildNet .9344% (45)

Management & Productivity based Integrated Software

Filed Chapter 7

SL.com 52.5% Delaware Joint Venture

ServiceLane.com 100% Delaware

Filed Chapter 7

INTEGREX Professional Services LLC

100% Delaware 05/01/2000 HOMExperts LLC

100% Delaware 04/28/2000 Inactive INTEGREX Supply Chain Solutions LLC

100% Delaware 05/01/2000

INTEGREX Testing Systems LLC 100% Delaware 05/01/2000

Engineered Yarns America, Inc. 100% Massachusetts

Holding Company for Technology (Duncan)

Goodman Ventures, Inc. 100% Delaware Inactive

Owens-Corning Real Estate Corporation

100% Ohio Inactive

OCW Acquisition Corporation dba Delsan Industries

100% Delaware

Owens Corning Commercial Insulaiton Systems, LLC

100% Delaware 12/18/2001 Leasing Company

Trumbull Asphalt Co. of Delaware

100% Delaware Inactive - Name holder

Willcorp, Inc.

100% Delaware Inactive

Quest Industries, LLC

100% Delaware Inactive

Owens Corning Integrated Acoustic Systems, LLC

100% Delaware 05/11/2001 Holding Company for Visionaire Intangibles

Integrex

96.05%; Balance held by Nationsbank Delaware Asbestos processing / Nationsbank Preferred

International Tax Plan Unconsolidated for books New Entities Decillion, LLC Owens corning sunroom

Owens Corning – International Restructuring Transactions

Summary Overview

1.	OUTLINE OF PROPOSED INTERNATIONAL RESTRUCTURING TRANSACTIONS

1	Foreign Holding Company structure

Owens Corning (“OCD”) directly owns 100% of the stock of Eric Co., Owens Corning Overseas Holdings Inc. (“OC Overseas Holdings”), IPM Inc., (“IPM”), and certain other U.S. and non-U.S. subsidiaries. IPM directly owns 100% of the stock in Owens Corning (Belgium) Holdings Inc. (“OC Belgium Holdings”) with all these companies being U.S. corporations.

IPM, OC Overseas Holdings and OC Belgium Holdings directly hold stock in OCD’s non-U.S. subsidiaries. It is proposed to transfer these non-U.S. subsidiaries to a single foreign holding entity (“Dutch CV1”) newly organized by Eric Co. Dutch CV1 should be treated as a Netherlands general partnership for all legal and non-U.S. tax purposes, except that it will elect to be treated as a corporation for U.S. tax purposes.

To implement the structure, Dutch CV1 will acquire newly issued Eric Co. stock from Eric Co. and exchange this Eric Co. stock with IPM, OC Overseas Holdings and OC Belgium Holdings for their stock in the non-U.S. subsidiaries. Dutch CV1 will acquire the Eric Co. stock from Eric Co. partly in exchange for additional interest in Dutch CV1 and partly in exchange for the issuance of a note payable to Eric Co. (“Note”).

2	Canadian transactions

Certain new Canadian holding companies will be set up that will acquire certain existing Canadian subsidiaries in exchange for interest bearing debt and equity. In a similar fashion certain other non-U.S. subsidiaries will be transferred to the new Canadian holding companies.

Furthermore, it is proposed to amalgamate the above-referenced Canadian holding companies and Canadian subsidiaries to form two Canadian entities (“OC Canada Holdings ULC” and “OC Celfortec ULC”) to most efficiently make use of the interest expense resulting from the new debt created in the Canadian group. Finally, it is proposed to transfer certain Canadian operations to newly formed Canadian limited partnerships.

3	Brazilian transactions

Simultaneously with the Canadian transactions, it is proposed to enter into a corporate reorganization that will restructure the Latin America operations. To achieve this, a Brazilian holding company (“Brazil Holdco”) will be incorporated by the current Canadian shareholders of various Latin American subsidiaries. Next, certain Latin American subsidiaries will be contributed into a newly incorporated holding company. This holding company and Owens Corning Fiberglass AS Ltda will then be contributed to Brazil Holdco. Finally, two additional legal mergers will take place.

4	Mexican transactions

Further transactions are proposed in which an existing Mexican entity (“OC Mexico SA de CV”) acquires the usufruct over the shares of OC Veil Netherlands BV.

5	Dutch transactions

Moreover, it is proposed to transfer certain non-U.S. subsidiaries to a new Dutch holding company (“NLCOOP1”). The receivable that will be created as a result of this transaction will be contributed to another company (“Finco”). In addition, a Dutch fiscal unity will be created.

6	Intellectual Property Transactions

Finally, it is intended to transfer the beneficial rights to Intellectual Property (“IP”) currently held by U.S. group companies that relate to the non-U.S. operations to the Foreign Holding Company structure. Legal ownership of all current and future IP will be owned by Owens Corning Fiberglas Technology Inc., an Illinois company.

In light of the Owens Corning – Vetrotex Reinforcements Joint Venture, it is proposed to set up two separate IP holding companies of which one would hold the beneficial rights to IP that may possibly be transferred or sub-licensed to the Joint Venture and the other company holding the beneficial rights to the other non-U.S. related IP that will be sub-licensed to the non-U.S. subsidiaries of Owens Corning.

2.	PROPOSED TIMING OF THE INTERNATIONAL RESTRUCTURING TRANSACTIONS

Various preliminary transactions (such as the incorporation of certain new companies) are intended to be finalized prior to the Plan Effective Date. The proposed timing for the set up of the Foreign Holding Company structure and the transfer of the non-U.S. subsidiaries will be finalized within days following the Plan Effective Date. The further local country transactions in Canada, Mexico, and the Netherlands will be finalized within 6 weeks following the Plan Effective Date. The IP transactions are anticipated to be finalized two months following the Plan Effective Date. Depending on the developments of the Owens Corning – Vetrotex Reinforcements Joint Venture, the Brazilian transactions are expected to be finalized in part within 6 weeks following the Plan Effective Date and be fully finalized within 14 months following the Plan Effective Date.

International Restructuring

Legal Charts — dated August 17, 2006

Current Structure Owens Corning Delaware

(US) Owens Corning Britinvest Ltd (UK) Eric Co. (US) OC Overseas Holdings Inc. (US)

Fibreboard Corporation (US) Soltech Inc (US) Automotive Composite Systems (International) Private Limited Other US Subs

Owens Corning Sales Company (Mexico) 2% by OC Overseas Holdings Inc Owens Corning Cayman (China) Holdings

(Cayman Islands) Owens Corning (China) Investment Company Ltd Owens Corning Automotive (UK) Ltd Wrexham A.R. Glass

Ltd. (UK) Owens Corning Veil U.K. Ltd. (UK) Owens Corning Fiberglas (G.B.) Ltd. (UK) Owens Corning Fiberglas

(U.K.) Pension Plan Ltd. Vytec Corporation (Canada) Crown Manufacturing Inc (Canada) Owens Corning (Jiangyot)

Building Materials Co, Ltd. Owens Corning (Shanghai) Composites Co. Ltd. Owens Corning (Guangzhou) Fiberglas

Co. Ltd. Owens Corning (Anaban) Fiberglass Co. Ltd. Owens Corning (Tiunjia) Building Materials Co, Ltd.

Owens Corning (Nanjing) Formular Board Co. Ltd. Owens Corning (Shanghai) International Trading Co. Ltd.

Owens Corning (Shanghai) Fiberglass Co. Ltd. Owens Corning (Shanghai) Trading Co Ltd. OC (Belgium)

Holdings Inc (US) Engineered Pipe Systems Inc (US)

Owens-Corning Cayman Ltd (Cayman Islands) OC Comp Sprl (Belgium) EPS Holding AS Norway NORSKE EPS BOT AS

20,32% EPS Holding AS Arab. Fiberglas Ins. Co Ltd (Saudi Arabia) OC Fiber Deutschland GmbH (Germany)

Flowtite Offshore Services Ltd (Cyprus) OC Comp Italy Srl (Italy) 49% 39.77% Owens Corning Korea Eur. OC Fiberglas (Bel)

20.7% OC Veil BV, IPM 12.46%, 27.07% OC Belgium Holdings Inc 22% Eur. Composites Recycling

Services Co (Belgium) Owens Corning (Singapore) Pte Ltd Owens Corning Fiberglas Sweden Inc/AB OC Veil Neth. BV

(Netherlands) 0.01% OC Cayman Ltd Owens Corning Fiberglas Norway AS 0.2% OC Cayman Ltd Owens Corning (India)

Limited (India) Owens Corning Enterprise (India) Pty Ltd 1 share OC Cayman Ltd Owens Corning South Africa (Pty) Ltd

Owens Corning Espana SA (Spain) 0.01% OC Overseas Holdings Inc 70% 99.9% 99.8% 60% 99.99% 46.12% 99.9%

LMP Impianti Srl (Italy) Owens Corning Australia Pty Limited Owens Corning Fiberglas France SA

Owens-Corning Holdings Ltd (Cayman Islands) O.C. Funding BV (Netherlands) Owens-Corning FSC Inc (Barbados)

Owens Corning Trading (Korea) Co. Ltd. Owens Corning (Japan) Limited (Japan) Owens Corning Manufacturing K.K. (Japan)

Owens Corning Support K.K. (Japan) OC VF Holdings Inc (Canada) Violet Reinforcement S. De RL (Mexico)

96% Servicios Violet SA de CV (Mexico) OC Mexico SA de CV (Mexico) 1 shares OC Canada Inc Com. OC SA de CV

(Mexico) 2 shares OC Canada Inc OCF Mexico SA de CV (Mexico) 1 share OC Canada Inc 99% Techn. OC Ltd (Switzerland)

266 shares OC VF Holdings Inc IP OC Ltd (Switzerland) OC NRO Inc. (Canada) OC Canada Inc (Canada) Owens Corning Fiberglas AS Ltda (Brazil) 1% Eric Co OC Fiberglas SA (Uruguay) OC NRO II Inc (Canada) OC Celfortec Inc (Canada)

Owens Corning BM (Korea) Ltd (Korea) OC Arg Soc.d.Resp. Ltda (Argentina)

26% 98% 50% 50% IPM Inc (US) 50% “Check the Box” for US tax purposes Unconsolidated for Books

Bold Box contains manufacturing facility Owens Corning Building Materials Espana SA 5% OC Overseas Holdings Inc

Owens-Corning Fiberglas Espana SA 5% OC Overseas Holdings Inc

Proposed Structure Emergence through 11/30/06

Owens Corning (US) Owens Corning Sales, Inc (US) Owens Corning

Britinvest Ltd (UK) Soltech Inc (US) Fibreboard Corporation (US)

OC Overseas Holdings Inc. (US) [0.1]% IPM Inc (US) Automotive Composite Systems (International)

Private Limited 26% 98% Other US Subs Owens Corning Cayman (China) Holdings (Cayman Islands)

Owens Corning (China) Investment Company Ltd Crown Manufacturing Inc (Canada)

Vytec Corporation (Canada) [2]% [80]% Owens Corning Automotive (UK) Ltd Wrexham A.R. Glass Ltd. (UK)

Owens Corning Veil U.K. Ltd. (UK) Owens Corning Fiberglas (G.B.) Ltd. (UK) 50% 50%

Owens Corning Fiberglas (U.K.) Pension Plan Ltd. OC (Belgium) Holdings Inc (US) Engineered Pipe Systems Inc (US) [17.9]%

Eric Co. (US) OCCV1 Inc (US) OCCV2 Inc (US) NORSKE EPS BOT AS 20,32% EPS Holding AS EPS Holding AS Norway

[0.1]% [99.8]% [0.1]% Flowtite Offshore Services Ltd (Cyprus) LMP Impianti Srl (Italy) Owens Corning (India)

Limited (India) Owens Corning Korea Owens Corning South Africa (Pty) Ltd Owens-Corning Holdings Ltd (Cayman Islands)

Owens-Corning FSC Inc (Barbados) Owens Corning Trading (Korea) Co. Ltd. Owens Corning (Guangzhou) Fiberglas Co.

Ltd. Owens Corning (Tiunjia) Building Materials Co, Ltd. Owens Corning (Jiangyot) Building Materials Co, Ltd.

Owens Corning (Nanjing) Formular Board Co. Ltd. Owens Corning (Anaban) Fiberglass Co. Ltd. Owens Corning (Shanghai)

Fiberglass Co. Ltd. Owens Corning (Shanghai) Trading Co Ltd. Owens Corning (Shanghai) International Trading Co.

Ltd. Owens Corning (Shanghai) Composites Co. Ltd. Owens Corning Holdings 1 C.V. CV2 CV4 CV3 Owens Corning Cayman

Ltd (Cayman Islands) NLCOOP1 (Netherlands) 60% 70% 49% Arab. Fiberglas Ins. Ltd (Saudi Arabia) OC Veil Neth.

BV (Netherlands) Owens Corning Canada Company (Canada) Owens Corning Partnership Holdings Inc (Canada) *

OC Celfortec Company (Canada) Finco (Belgium or Cyprus) NLCOOP2 (Netherlands) Owens Corning BM (Korea)

Ltd (Korea) Eur. OC Fiberglas (Belgium) Owens Corning Fiberglas France SA 22%

Eur. Composites Recycling Services Co (Belgium) Owens Corning (Japan) Limited (Japan) Owens Corning

Manufacturing K.K. (Japan) Owens Corning Support K.K. (Japan) Owens Corning Fiberglas Norway AS OC Comp Sprl (Belgium) OC Fiber Deutschland GmbH (Germany) OC Comp Italy Srl (Italy) 50% Violet Reinforcement S. De RL (Mexico) 96% Servicios Violet SA de CV (Mexico) Brazil Holdco (Brazil) 1 quota NLCOOP2 Owens Corning Fiberglas AS Ltda (Brazil) 1 quota NLCOOP2 HOLDCO

(Netherlands or Spain) OCF Mexico SRL (Mexico) 1 share OC Fiberglas AS Ltda OC Mexico SRL (Mexico)

1 share HOLDCO Com. OC SA de CV (Mexico) 1 share HOLDCO New entity formed as part of Int’l Restructuring

Disregarded entity for US tax purposes Bold Box contains manufacturing facility

Foreign Partnership treated as Corporation for US tax purposes Unconsolidated for Books

* May have additional corporations OC Arg Soc.d.Resp.

Ltda (Argentina) Techn. OC Ltd (Switzerland)

266 shares HOLDCO IP OC Ltd (Switzerland)

Owens Corning Australia Pty Limited O.C. Funding BV (Netherlands)

Owens Corning Enterprise (India) Pty Ltd 1 share OC Cayman Ltd

Owens Corning (Singapore) Pte Ltd Owens Corning Fiberglas Sweden Inc/AB

Owens-Corning Fiberglas Espana SA

Owens Corning Sales Company (Mexico) 2% by OC Overseas Holdings Inc

Proposed Structure 1/1/2007 Owens Corning (US) Owens Corning Sales, Inc (US)

OC Overseas Holdings Inc. (US) [0.1]% IPM Inc (US) Other US Subs [2]% [80]%

New entity formed as part of Int’l Restructuring Disregarded entity for US tax purposes Bold Box contains manufacturing facility Foreign Partnership treated as Corporation for US tax purposes Unconsolidated for Books

* May have additional corporations Owens Corning Britinvest Ltd (UK) Crown Manufacturing Inc (Canada)

Vytec Corporation (Canada) 26% Automotive Composite Systems (International) Private Limited

[17.9]% OC (Belgium) Holdings Inc (US) Engineered Pipe Systems Inc (US) Owens Corning

Automotive (UK) Ltd Wrexham A.R. Glass Ltd. (UK) Owens Corning Veil U.K. Ltd. (UK)

Owens Corning Fiberglas (G.B.) Ltd. (UK) 50% 50% Eric Co. (US) OCCV1 Inc (US) OCCV2 Inc (US)

NORSKE EPS BOT AS 20,32% EPS Holding AS EPS Holding AS Norway [0.1]% [99.8]% [0.1]%

Flowtite Offshore Services Ltd (Cyprus) Owens Corning Holdings 1 C.V. CV2 LMP Impianti Srl

(Italy) Owens Corning (India) Limited (India) Owens Corning Korea Owens Corning South Africa (Pty) Ltd

Owens Corning Trading (Korea) Co. Ltd. Owens Corning (China) Investment Company Ltd Owens Corning

(Guangzhou) Fiberglas Co. Ltd. Owens Corning (Tiunjia) Building Materials Co, Ltd. Owens Corning (Jiangyot)

Building Materials Co, Ltd. Owens Corning (Nanjing) Formular Board Co. Ltd.

Owens Corning (Anaban) Fiberglass Co. Ltd. Owens Corning (Shanghai)

Fiberglass Co. Ltd. Owens Corning (Shanghai) Trading Co Ltd. Owens Corning (Shanghai)

International Trading Co. Ltd. Owens Corning (Shanghai) Composites Co. Ltd. Owens Corning Fiberglas

(U.K.) Pension Plan Ltd. CV4 CV3 Owens Corning Cayman Ltd (Cayman Islands) NLCOOP1 (Netherlands)

49% Arab. Fiberglas Ins. Ltd (Saudi Arabia) OC Veil Neth. BV (Netherlands) Owens Corning Canada

Holdings Company (Canada) Owens Corning Partnership Holdings Inc (Canada) * OC Celfortec Company

(Canada) NLCOOP2 (Netherlands) Owens Corning BM (Korea) Ltd (Korea) Eur. OC Fiberglas (Belgium)

Owens Corning Fiberglas France SA 22% Owens Corning Fiberglas Norway AS Eur. Composites Recycling

Services Co (Belgium) Owens Corning (Japan) Limited (Japana) OC Comp Sprl (Belgium) Owens Corning

Manufacturing K.K. (Japan) Owens Corning Support K.K. (Japan) OC Fiber Deutschland GmbH (Germany)

OC Comp Italy Srl (Italy) 50% Violet Reinforcement S. De RL (Mexico) 96% Servicios Violet SA

de CV (Mexico) Brazil Holdco (Brazil) 1 quota NLCOOP2 Owens Corning Fiberglas AS Ltda (Brazil)

1 quota NLCOOP2 HOLDCO (Netherlands or Spain) OCF Mexico SRL (Mexico) 1 share OC Fiberglas AS Ltda OC Mexico SRL

(Mexico) 1 share HOLDCO Com. OC SA de CV (Mexico) 1 share HOLDCO 99.99% LP OC Composite Materials Canada (LP1)

OC Insulating Systems Canada (LP2) OC Canada (LP3) OC Arg Soc.d.Resp. Ltda (Argentina) Techn. OC Ltd (Switzerland)

266 shares HOLDCO IP OC Ltd (Switzerland) 0.01% GP OC Roofing and Asphalt Canada (LP4) OC Remodeling

Systems Canada (LP5) OC Basement Finishing Systems Canada (LP6)

60% 70% 46.12% Finco

(Belgium or Cyprus) Owens Corning Australia Pty Limited

O.C. Funding BV (Netherlands) Owens Corning Enterprise

(India) Pty Ltd 1 share OC Cayman Ltd Owens Corning

(Singapore) Pte Ltd Owens Corning Fiberglas Sweden Inc/AB Owens-Corning Fiberglas

Espana SA

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OWENS CORNING [(REORGANIZED) INC.]

OWENS CORNING [(REORGANIZED) INC.], a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Owens Corning [(Reorganized) Inc.] and the name under which the Corporation was originally incorporated is Owens Corning (Reorganized) Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 21, 2006.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 and, to the extent applicable, Section 303, of the General Corporation Law of the State of Delaware, and amends and restates, in their entirety, the provisions of the Corporation’s Certificate of Incorporation. Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the order of the United States Bankruptcy Court for the District of Delaware dated as of [                    ], 2006 confirming the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-In-Possession (as Modified) filed pursuant to section 1121(a) of chapter 11 of title 11 of the United States Code.

C. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Owens Corning [(Reorganized) Inc.] has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this [30th] day of [October], 2006.

OWENS CORNING [(REORGANIZED) INC.] a Delaware corporation

By:
Name:
Title:

EXHIBIT A

FIRST. The name of the corporation (which is hereinafter referred to as the “Corporation”) is Owens Corning [(Reorganized) Inc].

SECOND. The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 410,000,000 shares, of which:

(a) 10,000,000 shares shall be Preferred Stock, issuable in series, of par value $.01 per share (“Preferred Stock”), and

(b) 400,000,000 shares shall be Common Stock of par value $0.01 per share (“Common Stock”).

The designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock and the Common Stock are as follows:

A.	Preferred Stock

The Preferred Stock may be issued from time to time in one or more series and with such designation for each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series adopted by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors in any such resolution or resolutions is expressly authorized to state and express for each such series:

(i) The designation of the series, which may be by distinguishing number, letter or title;

(ii) The number of shares of such series, which number the Board of Directors may thereafter (except where otherwise provided in such resolution or resolutions) increase or decrease (but not below the number of shares of such series then outstanding);

(iii) Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of this Amended and Restated Certificate of Incorporation, as amended, voting rights to be exercised either together with the holders of Common Stock as a single class, or independently as a separate class;

(iv) The rate per annum and the times at and conditions upon which the holders of shares of such series shall be entitled to receive dividends, the conditions and the dates upon which such dividends shall be payable and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the terms upon which such dividends shall be cumulative;

(v) Redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or noncumulative;

(vi) The rights to which the holders of the shares of such series shall be entitled on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(vii) The terms, if any, upon which the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

(viii) Any other designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation, as amended, and to the full extent now or hereafter permitted by the laws of the State of Delaware.

All shares of the Preferred Stock of any one series shall be identical to each other share of Preferred Stock of such same series in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

B. Common Stock

(i) Whenever dividends upon the Preferred Stock at the time outstanding shall have been paid in full for all past dividend periods or declared and set apart for payment, such dividends as may be determined by the Board of Directors may be declared by the Board of Directors and paid from time to time to the holders of the Common Stock out of assets or funds of the Corporation legally available therefor.

(ii) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock at the time outstanding of the full amounts to which they shall be entitled shall be distributed among the holders of the Common Stock according to their respective shares.

(iii) The shares of Common Stock shall entitle the holders of record thereof to one vote for each share upon all matters upon which stockholders have the right to vote, subject only to any exclusive voting rights which may vest in holders of the Preferred Stock under the provisions of any series of the Preferred Stock established by the Board of Directors pursuant to the authority provided in this Article Fourth.

C. Non-Voting Stock

Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.

FIFTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

SIXTH. The fact that the stockholders or directors or officers of the Corporation are, in whole or in part, the same as those of any other corporation or business entity shall not in any way affect the validity and enforceability of any agreement or transaction between the two corporations.

SEVENTH. The stockholders and directors shall have the power to hold their meetings, to have an office or offices and to keep the books of the Corporation (subject to the provisions of applicable law) outside of the State of Delaware at such places as may from time to time be designated by the Bylaws or by resolution of the Board of Directors or its designees.

EIGHTH.

(a)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitute the whole Board of Directors shall be such number as shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall be divided as nearly equally as possible into three classes designated as Class I, Class II and Class III, respectively. At the first annual meeting of stockholders after the Effective Date (as described below), which shall be held no earlier than the first anniversary of the Effective Date (as described below), the terms of office of the Class I directors shall expire and Class I directors elected to succeed those directors whose term then expires shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders following their election. At the second annual meeting of the stockholders after the Effective Date (as described below), which shall be held no earlier than the second anniversary of the Effective Date (as described below), the terms of office of the Class II directors shall expire and Class II directors elected to succeed those directors whose term then expires shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders following their election. At the third annual meeting of the stockholders after the Effective Date (as described below), the terms of office of the Class III directors shall expire and Class III directors elected to succeed those directors whose term then expires shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders following their election. At each succeeding annual meeting of stockholders, directors shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders following their election. Notwithstanding anything contained in this Article Eighth to the contrary, the third annual meeting of stockholders following the date on which all conditions to the consummation of the Sixth Amended Joint Plan of Reorganization of Owens Corning and its Affiliated Debtors and Debtors-In-Possession (as Modified) (the “Plan”) filed pursuant to Section 1121(a) of the Bankruptcy Code and confirmed by an order of the United States Bankruptcy Court for the District of Delaware dated as of [ ], 2006 have been satisfied or waived as provided in Article XII of the Plan, and all acts, events, terms and conditions contemplated under the Plan to occur on the Effective Date have occurred (the “Effective Date”), shall not be held prior to the earlier of (i) the third anniversary of the Effective Date and (ii) the earlier of (x) if the Reserved New OCD Shares (as defined in the Plan, the “Reserved New OCD Shares”) are issued to the Asbestos Personal Injury Trust (as defined in the Plan, the “Asbestos PI Trust”), the date following such issuance on which the Asbestos PI Trust no longer owns, beneficially or of record, at least 1% of the then outstanding shares of common stock of the Corporation and (y) if all of the FAIR Act Conditions (as defined in the Plan, the “FAIR Act Conditions”) are satisfied in full, the date on which the last of the FAIR Act Conditions is satisfied in full. For purposes of this Amended and Restated Certificate of Incorporation, the Asbestos PI Trust shall be considered to own, beneficially and of record, Reserved New OCD Shares for so long as the Asbestos PI Trust is able to provide, upon request by the Corporation, evidence reasonably satisfactory to the Corporation of the Asbestos PI Trust’s ownership of such Reserved New OCD Shares.

(b)	Notwithstanding any other provisions of this Article Eighth, each director shall serve until his or her successor is duly elected and qualified, unless he or she shall die, resign, retire, become disqualified or be removed. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. If the number of directors is hereafter changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, except as may be expressly provided as to any directors who may be elected by the holders of any series of Preferred Stock.

(c)	Any director may tender his or her resignation at any time. Subject to the rights of the holders of any series of Preferred Stock then outstanding with respect to directors appointed by the holders of such series of Preferred Stock, any director may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock (as hereinafter defined), voting together as a single class. For purposes of this Amended and Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. For purposes of this Article Eighth, “cause” shall mean (i) a director’s theft or embezzlement or attempted theft or embezzlement of money, or tangible or intangible assets or property, which results in a felony indictment or similar judicial proceeding; (ii) a director’s violation of any law (whether foreign or domestic), which results in a felony indictment or similar judicial proceeding; or (iii) a director’s gross negligence, willful misconduct or knowing violation of law, in the performance of the director’s duties; provided, however, the director shall have been given a reasonable period to cure any alleged cause under clause (iii) above (other than willful misconduct) prior to the taking of a vote on the director’s removal.

(d)	Director vacancies shall be filled in the manner set forth in the Bylaws of the Corporation.

(e)	Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by this Article Eighth unless expressly otherwise provided by the resolution or resolutions providing for the creation of such series.

(f)	Elections for directors shall not be by ballot unless demand is made for election by ballot by a stockholder entitled to vote for the election of directors. With respect to the election of directors, each stockholder shall be entitled to cast for any candidate for election as a director only one vote per share and stockholders shall not be entitled to cumulate their votes and cast them in favor of one candidate or distribute them among any two or more candidates.

(g)	Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation and subject to the other provisions of this Article Eighth, the Board of Directors shall determine the rights, powers, duties, rules and procedures that shall affect the directors’ power to manage and direct the business and affairs of the Corporation. Without limiting the foregoing, the Board of Directors shall designate and empower committees of the Board of Directors, shall elect and empower the officers of the Corporation, may appoint and empower other officers and agents of the Corporation, and shall determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action.

NINTH. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation. Any action required or permitted to be taken by the stockholders of the Corporation must be affected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors; provided, however, that during the period beginning on the Effective Date and ending on the earlier of (i) if the Reserved New OCD Shares are issued to the Asbestos PI Trust, the date of such issuance and (ii) if all of the FAIR Act Conditions are satisfied in full, the date on which the last of the FAIR Act Conditions is satisfied in full, no record date may be set for a special meeting of stockholders, nor may a special meeting of stockholders be called by the Board of Directors, if a purpose of such meeting is to amend, alter, modify, change or repeal, or to adopt a provision to the Amended and Restated Certificate of Incorporation or to the Bylaws inconsistent with, Article Eighth, Article Ninth, Article Tenth, Article Eleventh, Article Twelfth or Article Thirteenth hereof or Sections 2.2, 2.3, 2.4, 2.13, 2.14, 2.15 or 2.16 or Article X of the Bylaws.

TENTH.

(a)	The Corporation shall, to the fullest extent authorized or permitted by applicable law, indemnify any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he or she, his or her testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such person, at the request of the Corporation, is or was serving as a director, manager, officer, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided in this Article Tenth shall not be deemed exclusive of any rights to which any person may be entitled under any other provision of this Amended and Restated Certificate of Incorporation or any provision of the Bylaws of the Corporation, any agreement, vote of stockholders or disinterested directors, or otherwise.

(b)	No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.

(c)	No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ELEVENTH. Subject to Article Thirteenth hereof, the Board of Directors may make, amend or repeal the Bylaws of the Corporation adopted by the stockholders, subject to any specific limitation on such rights contained in the Bylaws, including Article X thereof. Subject to Article Thirteenth hereof and Article X of the Bylaws, any Bylaw made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors (except as specified in any Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation or the Bylaws to the contrary except Article Thirteenth hereof and the last sentence of Article X of the Bylaws, prior to the second anniversary of the Effective Date, the Bylaws set forth in Section 2.10 of the Bylaws may not be amended or repealed by the stockholders or the Board of Directors, and no provision inconsistent therewith may be adopted by the stockholders or the Board of Directors, without the affirmative vote of the holders of at least a majority of the outstanding Voting Stock, voting together as a single class. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation or the Bylaws to the contrary except the other provisions of this Article Eleventh and Article Thirteenth hereof and Article X of the Bylaws, the Bylaws set forth in Sections 1.7, 1.8, 2.2, 2.3, 2.4, 2.13, 2.14, 2.15 and 2.16 and Article X of the Bylaws may not be amended or repealed by the stockholders or the Board of Directors, and no provision inconsistent therewith may be adopted by the stockholders or the Board of Directors, without the affirmative vote of the holders of at least 75% of the outstanding Voting Stock, voting together as a single class. Subject to Article Thirteenth hereof, the Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

TWELFTH.

(a)	Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary except Article Thirteenth, Article Eighth, Article Ninth, Article Tenth, Article Eleventh and Article Thirteenth hereof shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted by the stockholders without the affirmative vote of the holders of at least 75% of the outstanding Voting Stock, voting together as a single class. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary except Article Eleventh and Article Thirteenth, the affirmative vote of the holders of at least 75% of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this paragraph (a) of Article Twelfth.

(b)	Subject to Article Eleventh, paragraph (a) of Article Twelfth and Article Thirteenth hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, or any amendment thereof, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

THIRTEENTH. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, during the period beginning on the Effective Date and ending on the earlier of (A) if the Reserved New OCD Shares are issued to the Asbestos PI Trust, the date following such issuance on which the Asbestos PI Trust no longer owns, beneficially or of record, at least 1% of the then outstanding shares of common stock of the

Corporation and (B) if all of the Fair Act Conditions are satisfied, the date on which the last of the Fair Act Conditions is satisfied in full, Article Eighth, Article Ninth, Article Tenth, Article Eleventh, Article Twelfth and Article Thirteenth hereof and the Bylaws set forth in Sections 2.2, 2.3, 2.4, 2.13, 2.14, 2.15 and 2.16 and Article X of the Corporation’s Bylaws may not be amended or repealed in any respect, and no provision inconsistent therewith may be adopted by the stockholders or the Board of Directors, if such amendment, repeal or provision could (i) in any way adversely affect the rights provided under Section 5.18(a) of the Plan to the Asbestos PI Trust, the Future Claimants’ Representative (as defined in the Plan, the “Future Claimants’ Representative”), the Asbestos Claimants’ Committee (as defined in the Plan, the “Asbestos Claimants’ Committee”) and/or the TAC (as defined in the Plan, the “TAC”), (ii) shorten the term of any director of the Corporation named, appointed, designated or nominated, pursuant to the rights granted under Article II of the Corporation’s Bylaws, by the Future Claimants’ Representative, the Asbestos Claimants’ Committee, the Asbestos PI Trust and/or the TAC or (iii) alter, modify, repeal or amend this Article Thirteenth, without, in each case, (x) the affirmative vote of the holders of at least 75% of the outstanding Voting Stock, voting together as a single class, and (y) the prior written consent of the Asbestos PI Trust.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Owens Corning [(Reorganized) Inc.] has caused this Amended and Restated Certificate of Incorporation to be signed by                     , its                     , this      day of                     , 2006.

By:
Name:
Title:

Exhibit B

AMENDED AND RESTATED

BYLAWS

OF

OWENS CORNING [(REORGANIZED) INC.]

                    , 2006

AMENDED AND RESTATED

BYLAWS OF

OWENS CORNING [(REORGANIZED) INC.]

(as adopted on             , 2006)

ARTICLE I

STOCKHOLDERS

Section 1.1 Annual Meeting. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix each year. The first annual meeting of stockholders following the date on which all conditions to the consummation of the Sixth Amended Joint Plan of Reorganization of Owens Corning (“Former Owens Corning”) and its Affiliated Debtors and Debtors-In-Possession (as Modified) (the “Plan”) filed pursuant to Section 1121(a) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and confirmed by an order of the United States Bankruptcy Court for the District of Delaware dated as of [             ], 2006 have been satisfied or waived as provided in Article XII of the Plan, and all acts, events, terms and conditions contemplated under the Plan to occur on the Effective Date have occurred (the “Effective Date”), shall be held no earlier than the first anniversary of the Effective Date. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law. Subject to Section 1.7, any other proper business may be transacted at an annual meeting.

Section 1.2 Special Meetings Except as otherwise required by the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “General Corporation Law”) or by the Amended and Restated Certificate of Incorporation of the Corporation (as it may be amended, the “Amended and Restated Certificate of Incorporation”) and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock of the Corporation as to dividends or upon liquidation, dissolution or winding up, special meetings of the stockholders may be called only by the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors. Special meetings of the stockholders shall be held at such place, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix. The Board of Directors may, in its sole discretion, determine that the special meeting shall not be held at any place, but shall be held solely by means of remote communications, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice.

Section 1.3 Notice of Meetings. Written notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein or required by the General Corporation Law or by the Amended and Restated Certificate of Incorporation.

No notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice to the Secretary of the Corporation, whether before or after the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting, in person or by proxy, for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 1.4 Quorum. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by the General Corporation Law or by the Amended and Restated Certificate of Incorporation. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. If a quorum is present when a meeting is convened, the subsequent withdrawal of stockholders, even though less than a quorum remains, shall not affect the ability of the remaining stockholders lawfully to transact business.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time until a quorum is present.

If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by the General Corporation Law or by the Amended and Restated Certificate of Incorporation, those present at such adjourned meeting, in person or by proxy, shall constitute a quorum, and all matters shall be determined by a majority vote of the votes cast at such meeting.

Section 1.5 Organization. The Chairman of the Board or such other person as the Board of Directors may have designated or, in the absence of such a person, the Chief Executive Officer of the Corporation or, in his absence, the President of the Corporation or, in the absence of such officer, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. The secretary of the meeting shall be such person as the chairman appoints.

Section 1.6 Conduct of Business; Remote Communication. The chairman of any meeting of stockholders shall determine the order of business and the rules, regulations and procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

If authorized by the Board of Directors in accordance with the Bylaws of this Corporation and applicable law, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, (1) participate in a meeting of stockholders and (2) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 1.7 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders. (1) Nominations for persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board of Directors, or (C) by any stockholder of the Corporation who (i) was a stockholder of record at the time of giving of notice provided for in this Section 1.7 and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Section 1.7.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.7(a)(1)(C), the stockholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, written notice by a stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which a public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice to the Secretary must: (a) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of any other beneficial owner, if any, (ii) the class or series and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, as of the date of such notice (which information shall be supplemented by such stockholder and such beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (b) if the notice relates to any business other than the nomination of a director that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (c) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (d) with respect to each nominee for election or reelection to the Board of Directors, include the completed and signed questionnaire, representation and agreement required by Section 1.8 of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(3) Notwithstanding anything in the second sentence of Section 1.7(a)(2) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (i) is a stockholder of record at the time of giving of notice provided for in this Section 1.7 and at the time of the special meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Section 1.7. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.7(a)(2) (including the completed and signed questionnaire, representation and agreement required by Section 1.8 of these Bylaws) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(c) General. (1) Subject to the provisions of Section 2.14 of these Bylaws, only such persons who are nominated in accordance with the procedures set forth in this Section 1.7 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.7. Except as otherwise provided by law, the Amended and Restated Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.7 and, if any proposed nomination or business is not in compliance with this Section 1.7, to declare that such defective proposal or nomination shall be disregarded

(2) For purposes of this Section 1.7, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 1.7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.7. Nothing in this Section 1.7 shall be deemed to affect the rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Amended and Restated Certificate of Incorporation or these Bylaws.

(4) Nothing in this Section 1.7 shall have the effect of (i) releasing or reducing the Corporation’s or the Board of Directors’ obligations under Sections 2.2, 2.3, 2.4, 2.13, 2.14, 2.15 and 2.16 of these Bylaws, or (ii) adversely effecting or limiting the rights of the Asbestos Personal Injury Trust (as defined in the Plan, the “Asbestos PI Trust”), the Future Claimants’ Representative (as defined in the Plan, the “Future Claimants’ Representative”), the Asbestos Claimants’ Committee (as defined in the Plan, the “Asbestos Claimants’ Committee”) and/ or the TAC (as defined in the Plan, the “TAC”) under Sections 2.2, 2.3, 2.4, 2.13, 2.14 and 2.16 of these Bylaws.

Section 1.8 Submission of Questionnaire, Representation and Agreement.

(a) To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods described for delivery of notice under Section 1.7 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act, solely in his or her capacity as a director of the Corporation, or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, solely in his or her capacity as a director of the Corporation, or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, except under or in connection with the Asbestos Personal Injury Trust Agreement (as defined in the Plan), and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation; provided, however, that any actions expressly required to be taken by the Asbestos PI Trust pursuant to the Registration Rights Agreement, dated as of July 7, 2006, by and between the Corporation and the Asbestos PI Trust (the “Registration Rights Agreement”), the Asbestos PI Trust’s entering into the Put Agreements (as defined in the Plan, the “Put Agreements”) or the Call Agreements (as defined in the Plan, the “Call Agreements”), and the consummation of any transactions expressly contemplated by any of the Registration Rights Agreement, the Put Agreements or the Call Agreements, or the exercise from time to time of the Put Agreements and/or the Call Agreements or any rights under the Registration Rights Agreement, is and shall be exempt from, and otherwise shall not violate, any corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation or corporate policies or other rules or regulations of the Corporation that may be applicable to the Asbestos PI Trust, including, without limitation, the Corporation’s window period policy.

(b) Nothing in this Section 1.8 shall have the effect of (i) releasing or reducing the Corporation’s or the Board of Directors’ obligations under Sections 2.2, 2.3, 2.4, 2.13, 2.14, 2.15 and 2.16 of these Bylaws, or (ii) adversely effecting or limiting the rights of the Asbestos PI Trust, the Future Claimants’ Representative, the Asbestos Claimants’ Committee and/or the TAC under Sections 2.2, 2.3, 2.4, 2.13, 2.14 and 2.16 of these Bylaws.

Section 1.9 Record Date. The Board of Directors may fix a record date, which shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than sixty (60) nor fewer than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for the other action hereinafter described, as of which there shall be determined the stockholders who are entitled: (i) to notice of or to vote at any meeting of stockholders or any adjournment thereof; (ii) to receive payment of any dividend or other distribution or allotment of any rights; (iii) to exercise any rights with respect to any change, conversion or exchange of stock; or (iv) to take, receive or participate in any other lawful action.

If no record date is fixed, (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the Board of Directors may fix a new record date for the adjourned meeting.

Section 1.10 Proxies and Voting. A stockholder may, by an instrument in writing or by a transmission permitted by law filed in accordance with the procedures established for the meeting, authorize any other person or persons to act for such stockholder as proxy to vote for such stockholder at any and all meetings of stockholders and to waive all notices which such stockholder may be entitled to receive.

Each stockholder shall have one vote for every share of stock entitled to vote which is registered in such stockholder’s name on the record date for the meeting, except as otherwise provided herein or required by the General Corporation Law or by the Amended and Restated Certificate of Incorporation.

All voting, including on the election of directors, and except where otherwise required by the General Corporation Law or by the Amended and Restated Certificate of Incorporation, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or by such stockholder’s proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

All elections of directors shall be determined by a plurality of the votes cast, and except as otherwise required by the General Corporation Law, the Amended and Restated Certificate of Incorporation or the Bylaws of this Corporation, all other matters shall be decided by the vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote on such question which are present in person or proxy at the meeting.

Section 1.11 Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in such stockholder’s name, shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall be open to the examination of any stockholder during the whole time thereof on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1 Qualifications of Directors. Each director shall be a person sui juris. No director need be a stockholder of the Corporation.

Section 2.2 Number, Term of Office and Vacancies. Except as otherwise expressly provided in Section 2.3, the number of directors and their term of office shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The directors first appointed to Class I will hold office for a term expiring at the first annual meeting of stockholders following the Effective Date, which shall be held no earlier than the first anniversary of the Effective Date; the directors first appointed to Class II will hold office for a term expiring at the second annual meeting of stockholders following the Effective Date, which shall be held no earlier than the second anniversary of the Effective Date; and the directors first appointed to Class III will hold office for a term expiring at the third annual meeting of stockholders following the Effective Date. The third annual meeting of stockholders following the Effective Date shall not be held prior to the earlier of (i) the third anniversary of the Effective Date and (ii) the earlier of (x) if the Reserved New OCD Shares (as defined in the Plan, the “Reserved New OCD Shares”) are issued to the Asbestos PI Trust, the date following such issuance on which the Asbestos PI Trust no longer owns, beneficially or of record, at least 1% of the then outstanding shares of common stock of the Corporation and (y) if all of the FAIR Act Conditions (as defined in the Plan, the “FAIR Act Conditions”) are satisfied in full, the date on which the last of the FAIR Act Conditions is satisfied in full. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. At each succeeding annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In the event of any change in the number of directors, the Board of Directors shall apportion any newly-created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. Notwithstanding anything to the contrary set forth herein, the Board of Directors shall not take any action to reduce the number of directors if such reduction would (i) shorten the term of any incumbent director or (ii) prevent the Board of Directors from effectuating the terms of (x) the last paragraph of Section 2.4 or (y) Section 2.14 or 2.16 of these Bylaws. Except as set forth in the last paragraph of Section 2.4, Section 2.14 or Section 2.16 of these Bylaws, if a vacancy occurs on the Board of Directors, the Board of Directors may fill the vacancy by the affirmative vote of a majority of all the remaining directors, even though the directors then remaining in office constitute fewer than a quorum of the Board of Directors. For purposes of these Bylaws, the Asbestos PI Trust shall be considered to own, beneficially and of record, Reserved New OCD Shares for so long as the Asbestos PI Trust is able to provide, upon request by the Corporation, evidence reasonably satisfactory to the Corporation of the Asbestos PI Trust’s ownership of such Reserved New OCD Shares.

Section 2.3 Initial Board of Directors. Notwithstanding anything contained in Section 2.2 to the contrary, the initial Board of Directors shall be comprised of sixteen (16) directors. Of such sixteen directors, (a) twelve (12) directors shall be designated by a majority vote of the Board of Directors of Former Owens Corning serving immediately prior to the Effective Date (the “OCD Designated Directors”), of which OCD Designated Directors four (4) shall be appointed to serve as initial Class III directors, five (5) shall be appointed to serve as initial Class II directors and three (3) shall be appointed to serve as initial Class I directors, (b) subject to the provisions of the last paragraph of Section 2.4, one (1) director shall be designated by the Asbestos Claimants’ Committee (the “ACC Designated Director”), which ACC Designated Director shall be appointed to serve as an initial Class III director, (c) subject to the provisions of the last paragraph of Section 2.4, one (1) director shall be designated by the Future Claimants’ Representative (the “FCR Designated Director”), which FCR Designated Director shall be appointed to serve as an initial Class III director, and (d) two (2) directors shall be designated by the Ad Hoc Bondholders Committee (as defined in the Plan) (the “Bondholder Designated Directors”), which Bondholder Designated Directors shall be appointed to serve as initial Class I directors. Nominating procedures with respect to the nomination or election of successors to such directors at the expiration of their respective initial terms of office and the procedures for filling any vacancies which shall occur as a result of the death, resignation, retirement, disqualification or removal of any such initial Class I, initial Class II or initial Class III director shall be determined in accordance with the provisions of Section 2.2, Section 2.14, Section 2.15 or Section 2.16, as applicable.

Section 2.4 Removal and Resignation. Subject to the rights of the holders of any series of Preferred Stock then outstanding with respect to directors appointed by the holders of such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, only for cause (as defined in the Amended and Restated Certificate of Incorporation), and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal shall be filled in the manner provided in Section 2.2, Section 2.14 or Section 2.16 of these Bylaws, as appropriate. A Director so chosen shall hold office until the next annual meeting of stockholders at which the class of directors of such director is elected.

Any director may resign at any time by giving written notice to the Chairman of the Board, the President or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the officer to whom it is directed, without any need for its acceptance.

Notwithstanding anything contained herein to the contrary, the right of the Asbestos Claimants’ Committee to designate the ACC Designated Director and the right of the Future Claimants’ Representative to designate the FCR Designated Director shall not become effective until the day immediately after the day Reserved New OCD Shares are issued to the Asbestos PI Trust under the Plan. Until such time, if any, as such Reserved New OCD Shares are issued to the Asbestos PI Trust and the ACC Designated Director and the FCR Designated Director join the Board of Directors or the conditions set forth in the Plan for the issuance of such Reserved New OCD Shares are no longer capable of being satisfied, the vacancies existing as of the Effective Date in Class III directorships resulting from the ACC Designated Director and FCR Designated Director not serving shall remain unfilled. On the first day following the issuance of the Reserved New OCD Shares to the Asbestos PI Trust, the Board of Directors shall take all necessary action to appoint the ACC Designated Director and the FCR Designated Director to fill such vacancies. In the event that the conditions set forth in the Plan for the issuance of such Reserved New OCD Shares cannot be satisfied and any right (or contingent right) of the Asbestos PI Trust to receive such Reserved New OCD Shares expires or terminates, then the Asbestos Claimants’ Committee and the Future Claimants’ Representative shall have no further right to appoint the ACC Designated Director or FCR Designated Director, respectively, and any vacancies in the Class III directorships resulting from the failure so to appoint the ACC Designated Director or FCR Designated Director may be filled or the number of directorships may be reduced, in each case in the manner provided in Section 2.2 of these Bylaws. In the event that the Asbestos PI Trust receives such Reserved New OCD Shares but thereafter the Asbestos PI Trust ceases to own, beneficially or of record, at least 1% of the then outstanding shares of common stock of the Corporation, the ACC Designated Director and the FCR Designated Director, or their respective successors, shall resign from the Board of Directors. Vacancies in the Board of Directors resulting from such resignations shall be filled in the manner provided in Section 2.2 of these Bylaws.

Section 2.5 Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 2.6 Special Meetings. Special meetings of the Board of Directors may be called by one-third of the directors then in office (rounded up to the nearest whole number), by the Chairman of the Board or by the Chief Executive Officer and shall be held at such place, on such date, and at such time as may be fixed by the person or persons calling the special meeting. Notice of the place, date, and time of each such special meeting shall be given to each director who does not waive the right to a notice by (i) mailing written notice not less than five (5) days before the meeting, (ii) sending notice one (1) day before the meeting by an overnight courier service and two (2) days before the meeting if by overseas courier service, or (iii) by telephoning, telecopying, telegraphing or personally delivering the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting.

Section 2.7 Quorum. At any meeting of the Board of Directors, a majority of the total number of authorized directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 2.8 Participation in Meetings by Conference Communications Equipment. Members of the Board of Directors, or of any committee of the Board of Directors, may participate in a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 2.9 Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present at a meeting at which a quorum is present, except as otherwise provided herein or required by the General Corporation Law or by the Amended and Restated Certificate of Incorporation.

Section 2.10 Powers. The Board of Directors may, except as otherwise required by the General Corporation Law or by the Amended and Restated Certificate of Incorporation, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(a) To declare dividends from time to time in accordance with law;

(b) To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(c) To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

(d) To remove any officer of the Corporation with or without cause, and from time to time to pass on the powers and duties of any officer upon any other person for the time being;

(e) To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(f) To adopt from time to time such stock option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(g) To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and

(h) To adopt from time to time regulations, not inconsistent with these Bylaws, for the management of the Corporation’s business and affairs.

Notwithstanding the foregoing, prior to the second anniversary of the Effective Date, the Board of Directors shall not issue, or specifically reserve for issuance, any series of Preferred Stock to be used in connection with the implementation of a “poison pill” or similar “shareholder rights plan” without first obtaining approval for such issuance or reservation for issuance by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the second anniversary of the Effective Date, the restrictions set forth in this paragraph shall have no further force and effect and nothing contained in this Section 2.10 shall limit or be construed to limit the power or authority of the Board of Directors in respect of any shareholder rights plan.

Section 2.11 Action Without Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing (which may be in counterparts) or by electronic transmission, and the written consent or consents or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be made in paper form if the minutes of the Corporation are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.12 Compensation of Directors. Directors, as such, may receive, pursuant to resolution of the Board of Directors or a committee of the Board of Directors, reimbursement of their reasonable expenses, if any, of attendance at meetings and fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

Section 2.13 Nomination of Director Candidates. Subject to any limitations stated in the Amended and Restated Certificate of Incorporation, and subject to the provisions of Sections 2.14, 2.15 and 2.16 of these Bylaws, nominations for the election of Directors may be made in the manner set forth below by the Board of Directors or the Corporate Governance and Nominating Committee appointed by the Board of Directors, as appropriate, or by any stockholder entitled to vote in the election of Directors generally who complies with the notice procedures set forth in Section 1.7.

Section 2.14 Asbestos PI Trust Nominees.

(a) This Section 2.14 shall become effective at such time, if any, that the Asbestos PI Trust is issued Reserved New OCD Shares under the Plan and shall remain in effect from such time of issuance until such time as the Asbestos PI Trust no longer owns, beneficially or of record, at least 1% of the then outstanding shares of common stock of the Corporation (the “Section 2.14 Termination Date”), at which time the terms and provisions of this Section 2.14 shall immediately and automatically terminate and no longer have any force and effect. Upon the termination of this Section 2.14 pursuant to this Section 2.14(a), the provisions of these Bylaws, other than Section 2.14, shall be the Bylaws of the Corporation until amended, modified or repealed in accordance with the terms hereof. In the event of any conflict between the provisions of this Section 2.14 and any other provisions of these Bylaws or, to the extent that any of the provisions of this Section 2.14 overlap with and/or are more specific or restrictive than any other provisions contained in these Bylaws, the provisions of this Section 2.14 shall govern.

(b) Prior to each meeting of the stockholders of the Corporation at which the term of the FCR Designated Director or the ACC Designated Director, or any director nominated or appointed in accordance with the provisions of this Section 2.14 or Section 2.16 to succeed either such director, shall expire, in addition to any other persons nominated by the Board of Directors or any committee thereof, the Asbestos PI Trust shall have the right to nominate a person to succeed such director as FCR Designated Director or ACC Designated Director, as the case may be. The person nominated by the Asbestos PI Trust to succeed the ACC Designated Director shall be the person designated by the TAC and the person nominated by the Asbestos PI Trust to succeed the FCR Designated Director shall be the person designated by the Future Claimants’ Representative.

(c) At each meeting of the stockholders at which directors are to be elected, in addition to presenting nominees for other directorships, the officer of the Corporation presiding at such meeting shall present to the stockholders for election to the Board of Directors, on behalf of the Asbestos PI Trust, any person or persons nominated by the Asbestos PI Trust in accordance with Section 2.14(b).

Section 2.15 Special Nomination Provisions.

(a) Prior to the first annual meeting of stockholders following the Effective Date, at which annual meeting the term of the initial Class I directors, or any director nominated or appointed in accordance with the provisions of Section 2.16 to succeed any such director, shall expire, the Board of Directors, or a committee thereof, shall, subject to the provisions of Section 2.15(b) or Section 2.15(c), nominate each such Class I director then serving for reelection as a Class I director for a term of office to expire at the third succeeding annual meeting of stockholders following such reelection.

(b) In the event that any OCD Designated Director serving as a Class I director at the time nominations are to be made in accordance with Section 2.15(a) shall decline to stand for relection in accordance with Section 2.15(a), the person nominated by the Board of Directors, or a committee thereof, to stand for election at such first annual meeting to succeed any such director as a Class I director shall be the person designated in writing by the remaining OCD Designated Directors.

(c) In the event that any Bondholder Designated Director serving as a Class I director at the time nominations are to be made in accordance with Section 2.15(a) shall decline to stand for relection in accordance with Section 2.15(a), the person nominated by the Board of Directors, or a committee thereof, to stand for election at such first annual meeting to succeed any such director as a Class I director shall be the person designated in writing by the remaining Bondholder Designated Director (or, if there is no remaining Bondholder Designated Director, as designated by the Board of Directors).

(d) This Section 2.15 shall remain in effect until the adjournment of the first annual meeting of stockholders following the Effective Date, at which time the terms and provisions of this Section 2.15 shall immediately and automatically terminate and no longer have any force and effect.

Section 2.16 Special Vacancy Provisions.

(a) If, at any time prior to the holding of the second annual meeting of stockholders following the Effective Date, any Bondholder Designated Director (or any successor) then serving as a director of the Corporation is removed from the Board of Directors, resigns, retires, dies or otherwise cannot continue to serve as a member of the Board of Directors, then the Board of Directors shall fill such vacancy by appointing such person as shall be designated in writing by the remaining Bondholder Designated Director (or, if there is no remaining Bondholder Designated Director, as designated by the Board of Directors), and the person so appointed shall become a Bondholder Designated Director.

(b) If, at any time prior to the holding of the second annual meeting of stockholders following the Effective Date, any OCD Designated Director (or any successor) then serving as a director of the Corporation is removed from the Board of Directors, resigns, retires, dies or otherwise cannot continue to serve as a member of the Board of Directors, then the remaining OCD Designated Directors shall have the exclusive authority to appoint a person to fill such vacancy, and the person so appointed shall become an OCD Designated Director.

(c) If, at any time prior to the Section 2.14 Termination Date, the FCR Designated Director (or any successor) or the ACC Designated Director (or any successor) then serving as a director of the Corporation is removed from the Board of Directors, resigns, retires, dies or otherwise cannot continue to serve as a member of the Board of Directors, then the Board of Directors shall fill such vacancy by appointing (i) with respect to the ACC Designated Director, such person as shall be designated in writing by the TAC and (ii) with respect to the FCR Designated Director, such person as shall be designated in writing by the Future Claimants’ Representative, and the person so appointed shall become the ACC Designated Director or the FCR Designated Director, as the case may be.

ARTICLE III

COMMITTEES

Section 3.1 Committees of the Board of Directors. The Board of Directors shall have five (5) standing committees, which shall be designated the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Executive Committee and the Finance Committee, and each of which shall be governed by its charter as approved by the Board of Directors and which shall comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange (or any other principal exchange on which the Corporation’s common stock is listed) applicable to Board of Directors committees of such nature. The Board of Directors, by a vote of a majority of the whole Board of Directors, may from time to time designate one or more other committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors, and shall, for those committees and any other provided for herein, elect a director or directors to serve as the member or members thereof, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.

Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 3.2 Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by the General Corporation Law or by the Amended and Restated Certificate of Incorporation. Unless otherwise designated by the Board of Directors, one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof. Each committee shall hold meetings upon the call of its chairman, the Chairman of the Board, the Chief Executive Officer, or any one of its members, at such date, time and place as set forth in the notice of meeting. Notice of each meeting of a committee of the Board of Directors shall be given to each member by the Secretary or Assistant Secretary of the Corporation, Chairman of the Board, Chief Executive Officer or by the member of the committee calling the meeting. Such notice may be given personally or by telephone or by written notice, telegram, cable, facsimile or telex, mailed or directed to the address of the member appearing upon the books of the Corporation and shall set forth the date, time and place of the meeting, but need not state the purpose or purposes thereof unless required by the General Corporation Law or by the Amended and Restated Certificate of Incorporation. Notice of the meeting shall be sufficient in time if actually delivered to the member of the committee notified, or delivered properly addressed and prepaid to the carrier thereof, or telecopied, sufficiently early to be delivered in due and regular course to the member notified, in time to enable him to attend such meeting. Notice to any member of a meeting of a committee of the Board of Directors may be waived by him, and shall be deemed waived by him by his presence at the meeting. Action may be taken by conference telephone as provided in Section 2.8 of these Bylaws. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

ARTICLE IV

OFFICERS

Section 4.1 Elected Officers. The officers of the Corporation shall consist of a Chairman of the Board, a President, a Chief Executive Officer, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Board of Directors may from time to time elect. The Board of Directors shall consider the election of officers at its first meeting after every annual meeting of stockholders and may consider that subject at such other times as the Board of Directors may deem appropriate. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation, retirement or removal. Any number of offices may be held by the same person.

Each officer elected by the Board of Directors or any person thereto specifically authorized by the Board of Directors may, in the name and on behalf of the Corporation, receive and receipt for moneys and other properties, execute and deliver contracts, deeds, mortgages, leases, bonds, undertakings, powers of attorney, and other instruments, and assign, endorse, transfer, deliver, release, and satisfy any and all contracts, mortgages, leases, stock certificates, bonds, promissory notes, drafts, checks, bills, orders, receipts, acquittances, and other instruments, and may, when necessary, affix the corporate seal thereto.

The Chairman of the Board, President, Chief Executive Officer and Vice Presidents elected by the Board of Directors may delegate, designate or authorize named individuals to execute and attest on behalf of the Corporation bids, contracts, performance bonds and similar documents arising in the ordinary day-to-day operations of the Corporation and its divisions.

Section 4.2 Appointed Officers. The Chief Executive Officer designated by the Board of Directors, or if a Chief Executive Officer has not been so designated, the President of the Corporation, may, from time to time, create and abolish such functional, divisional or regional offices of Vice President or Assistant Vice President with such powers and duties and subject to such limitations of authority as he or she may prescribe and he or she may make appointments to, and removals from, any such office, but such appointees shall not exercise specific powers or duties pertaining to the elective offices of the Corporation as provided in this Article IV, except as prescribed by the Board of Directors, either generally or specially.

Section 4.3 Compensation. The Board of Directors, or any committee thereof so designated, may, from time to time, fix the compensation of the several officers, agents, and employees of the Corporation and may delegate to any officer of the Corporation, or any committee composed of officers of the Corporation, the power to fix the compensation of the officers, agents, and employees of the Corporation.

Section 4.4 Chairman of the Board. The Board of Directors may elect one of the members of the Board of Directors as Chairman of the Board, who, if elected, shall preside at all meetings of stockholders and directors and shall also perform such duties as may be prescribed by the Board of Directors. Except where by law the signature of the President is required, the Chairman of the Board shall possess the same power as the President to sign all certificates, contracts and other instruments of the Corporation. Michael H. Thaman shall serve as the initial Chairman of the Board.

Section 4.5 Vice Chairman of the Board. The Board of Directors may designate one of the members of the Board of Directors as Vice Chairman of the Board who, in the absence or disability of the Chairman of the Board or during any vacancy of that office, shall perform the duties of the Chairman of the Board. He or she shall also perform such duties as may be prescribed by the Board of Directors or delegated to him or her by the Chief Executive Officer.

Section 4.6 Chief Executive Officer. The Board of Directors shall designate either the Chairman of the Board or the President as Chief Executive Officer of the Corporation, who, subject to the direction and control of the Board of Directors, shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which the Board of Directors delegates to him. He or she shall have power to sign all stock certificates, contracts and other authorized instruments of the Corporation and shall have general supervision and direction of all other officers, employees and agents of the Corporation.

Section 4.7 President. The President, in the absence or disability of the Chairman of the Board and any Vice Chairman of the Board or during vacancies in both of such offices, shall preside at all meetings of stockholders and directors. He or she shall perform such duties as may be prescribed by the Board of Directors or delegated to him or her by the Chief Executive Officer.

Section 4.8 Vice President. Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors. The Board of Directors, or the Chief Executive Officer, or if a Chief Executive Officer has not been so designated, the President, may assign further descriptive titles to the Vice Presidents, prescribe their duties and rank and may designate them numerically.

Section 4.9 Secretary. The Secretary shall keep an accurate record of all proceedings of the stockholders and the Board of Directors and committees of the Board of Directors; sign all certificates for shares and deeds, mortgages, bonds, contracts, notes and other instruments executed by the Corporation requiring his or her signature or as may be prescribed by the Chief Executive Officer or the President; give notices of meetings of stockholders and of directors; produce on request at any meeting of stockholders a certified list of stockholders arranged in alphabetical order, showing the number of shares held by each; and perform such other and further duties as may from time to time be prescribed by the Board of Directors, or a committee of the Board of Directors, or as may from time to time be assigned or delegated to him or her by the Chief Executive Officer or the President. He or she shall have custody and care of the seal of the Corporation.

Section 4.10 Treasurer. Subject to the direction and control of the Board of Directors, the Chief Executive Officer, and any officer who may be designated by the Board of Directors with responsibility for finance, the Treasurer shall have custody of the funds and securities belonging to the Corporation, and shall deposit all funds in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors or by an officer or officers duly authorized by the Board of Directors to designate depositories. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render to the Board of Directors, whenever the Board of Directors may require it, an account of all his or her transactions as Treasurer. The Treasurer shall also perform such other duties as the Board of Directors may prescribe from time to time.

Section 4.11 Controller. The Controller shall keep proper books of account and full and accurate records of the receipts and disbursements of the funds belonging to the Corporation and of its operations. The Controller shall render to the Board of Directors, any of its committees, the Chief Executive Officer, and the President, such statements as to the financial condition of the Corporation and as to its operations as each or any of them may request.

Section 4.12 All Officers. The several officers shall perform all other duties usually incident to their respective offices, or which may be required by the stockholders or Board of Directors; shall from time to time, and also whenever requested, report to the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President all matters affecting the Corporation’s interests which may come to their knowledge and, on the expiration of their terms of office, shall respectively deliver all books, papers, money and property of the Corporation in their hands to their successors, or to the Chief Executive Officer, or to any person designated by the Board of Directors to receive the same.

Section 4.13 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 4.14 Removal. Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 4.15 Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, each of the elected officers of the Corporation shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of, or with respect to any action of stockholders of, any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

Section 4.16 Security. The Board of Directors may require any officer, agent or employee of the Corporation to provide security for the faithful performance of his or her duties, in such amount and of such character and on such terms as may be determined from time to time by the Board of Directors.

ARTICLE V

STOCK

Section 5.1 Certificates of Stock. Each stockholder of record shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chief Executive Officer, the Chairman of the Board, the President or a Vice President, and by the Secretary, an Assistant Secretary or the Treasurer, certifying the number of shares owned by him or her. Any or all the signatures on the certificate and the seal of the Corporation may be facsimile, engraved, stamped or printed. In case any officer, transfer agent, or registrar who has signed or whose facsimile, stamp or other imprint signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer, transfer agent, or registrar continued to be such at the date of issue.

Section 5.2 Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for stock of the Corporation duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer or, if the relevant stock certificate is claimed to have been lost, stolen or destroyed, upon compliance with the provisions of Section 5.3 of these Bylaws, and upon payment of applicable taxes with respect to such transfer, and in compliance with any restrictions on transfer applicable to such stock certificate or the shares represented thereby of which the Corporation shall have notice and subject to such rules and regulations as the Board of Directors may from time to time deem advisable concerning the transfer and registration of stock certificates, the Corporation shall issue a new certificate or certificates for such stock to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation.

Section 5.3 Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, the Corporation may issue a new certificate for stock in the place of any such certificate, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such stockholder’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 5.4 Stockholders of Record. Except as set forth in Section 2.2, the Corporation shall be entitled to treat the holder of record of any stock of the Corporation as the holder thereof and shall not be bound to recognize any equitable or other claim to or interest in such stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of the State of Delaware.

Section 5.5 Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI

NOTICES

Section 6.1 Notices. Except as otherwise specifically provided herein or required by the General Corporation Law or by the Amended and Restated Certificate of Incorporation, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram, mailgram or commercial courier service or any other reliable means permitted by applicable law (including, subject to the next paragraph, electronic transmission). Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his, her or its last known address as the same appears on the books of the Corporation. The time when such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if hand delivered, or dispatched, if delivered through the mails or by telegram, courier or mailgram, shall be the time of the giving of the notice. Such requirement for notice shall also be deemed satisfied, except in the case of stockholder meetings, if actual notice is received orally or by other writing by the person entitled thereto as far in advance of the event with respect to which notice is being given as the minimum notice period required by the General Corporation Law, the Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation.

Without limiting the foregoing, any notice to stockholders given by the Corporation pursuant to these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation and shall also be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary of the Corporation, the transfer agent or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of electronic transmission in accordance with these Bylaws shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by another form of electronic transmission, when directed to the stockholder.

Section 6.2 Waivers. A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a person at a meeting shall constitute a waiver of notice for such meeting, except when the person attends a meeting for the express purpose of objecting, and does in fact object, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

FINANCES

Section 7.1 Fiscal Year. The fiscal year shall begin on the first day of January in each year.

Section 7.2 Borrowings. Any two of the following officers: the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Senior Vice President, Treasurer, Assistant Treasurer, or any employee of the Corporation designated in writing by any two of said officers, may, without further approval from the Board of Directors, from time to time in the name of the Corporation borrow money with an obligation to repay not exceeding one year from any bank, trust company or financial institution in such amounts as the officers or designated employee may deem necessary or desirable for the current needs of the Corporation.

All obligations for moneys borrowed by the Corporation, and guarantees by the Corporation of moneys borrowed by subsidiaries of the Corporation, shall bear the signatures of any two of the following officers: the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Executive Vice President, Senior Vice President, Treasurer and Assistant Treasurer, only one of which may be an Assistant Treasurer.

Section 7.3 Banking Authorizations. Except as provided in Section 7.2 above, all checks, drafts, notes or other obligations for the payment of money shall be signed by such person or persons as the Board of Directors shall direct. The Board of Directors may delegate to any officer or officers the power to designate a depository or depositories for the Corporation and to appoint a signer or signers upon such instruments in respect of the funds held by all or any particular depositories. The Board of Directors may authorize the use of facsimile or mechanically applied signatures or may delegate to an officer or officers the power to authorize the use thereof. The Board of Directors may authorize the use of Depository Transfer Instruments without signature from one corporate account maintained with a duly designated depository to any other corporate account maintained with either the same or some other duly designated depository. The Board of Directors may authorize the use of any generally accepted means of transferring funds without signature from a corporate account maintained with a duly designated depository to any other corporate account or to the account of another party at the same or some other depository.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 8.2 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, the year of its organization, and the words “Corporate Seal, Delaware,” which seal shall be in the charge of the Secretary. Duplicates of the seal may be kept and used by an Assistant Secretary or other officer designated by the Board of Directors.

Section 8.3 Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director, committee member or officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.4 Time Periods. In applying any provision of these Bylaws which requires that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 8.5 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, electronic format or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 8.6 Transactions With Interested Parties. No contract or transaction between the Corporation and one or more of the directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors at which the contract or transaction is authorized or solely because any such director’s or officer’s votes are counted for such purpose if (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and (b) the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Section 8.7 Definitions. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IX

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 9.1 Right to Indemnification. The Corporation shall, to the fullest extent authorized or permitted by applicable law from time to time in effect (but, in the case of any amendment of such law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) indemnify any and all persons who may serve or who have served at any time as directors or officers of the Corporation, or who at the request of the Corporation may serve or at any time have served as directors, managers, officers, employees or agents of another corporation (including subsidiaries of the Corporation) or of any partnership, joint venture, trust or other enterprise, and any directors or officers of the Corporation who at the request of the Corporation may serve or at any time have served as agents or fiduciaries of an employee benefit plan of the Corporation or any of its subsidiaries, from and against any and all of the expenses, liabilities or other matters referred to in or covered by law whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, manager, officer, employee or agent. The Corporation may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law from time to time in effect to the extent authorized or permitted by such law. The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which any person may be entitled under any provision of the Amended and Restated Certificate of Incorporation, other Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall be contract rights and continue as to a person who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

For purposes of this Article IX: (i) any reference to “other enterprise” shall include all plans, programs, policies, agreements, contracts and payroll practices and related trusts for the benefit of or relating to employees of the Corporation and its related entities (“employee benefit plans”); (ii) any reference to “fines”, “penalties”, “liability” and “expenses” shall include any excise taxes, penalties, claims, liabilities and reasonable expenses (including reasonable legal fees and related expenses) assessed against or incurred by a person with respect to any employee benefit plan; (iii) any reference to “serving at the request of the Corporation” shall include any service as a director, manager, officer, employee or agent of the Corporation or trustee or administrator of any employee benefit plan which imposes duties on, or involves services by, such director, manager, officer, employee or agent with respect to an employee benefit plan, its participants, beneficiaries, fiduciaries, administrators and service providers; and (iv) any reference to serving at the request of the Corporation as a director, officer, employee or agent of a partnership or trust shall include service as a partner or trustee.

Section 9.2 Right of Claimant to Bring Suit. If a claim under this Article IX is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the director or officer shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the director or officer has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met the applicable standard of conduct or, in the case of such a suit brought by the director or officer, be a defense to such suit. In any suit brought by the director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

Section 9.3 No Limitation. The indemnification provided in this Article IX shall inure to each person referred to herein, whether or not the person is serving in any of the enumerated capacities at the time such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement are imposed or incurred, and whether or not the claim asserted against him or her is based on matters which antedate the adoption of this Article IX. None of the provisions of this Article IX shall be construed as a limitation upon the right of the Corporation to exercise its general power to enter into a contract or understanding of indemnity with a director, officer, employee, agent or any other person in any proper case not provided for herein. Each person who shall act or have acted as a director or officer of the Corporation shall be deemed to be doing so in reliance upon such right of indemnification.

Section 9.4 Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, manager, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, manager officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to those provided for in this Article IX.

Section 9.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any such director, manager, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the General Corporation Law.

Section 9.6 Effect of Amendment. Any amendment, repeal or modification of any provision of this Article IX by the stockholders or the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

Section 9.7 Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, manager, officer, employee and agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent authorized or permitted by applicable law.

ARTICLE X

AMENDMENTS

Except as set forth below, or specifically set forth in any other section of these Bylaws, these Bylaws may be amended by a majority vote of the stockholders entitled to vote at any annual or special meeting of the stockholders provided notice of the proposed amendment shall be included in the notice of the meeting. Except as set forth below, the Board of Directors, by a majority vote of the whole Board of Directors at any meeting, may amend these Bylaws, including Bylaws adopted by the stockholders, provided that the stockholders may from time to time specify particular provisions of the Bylaws which shall not be amended by the Board of Directors. Notwithstanding anything to the contrary set forth in these Bylaws except the last sentence of this Article X, prior to the second anniversary of the Effective Date, the Bylaws set forth in Section 2.10 may not be amended or repealed in any respect, and no provision inconsistent therewith may be adopted by the stockholders or the Board of Directors, without the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything to the contrary set forth herein except the last sentence of this Article X, the Bylaws set forth in Sections 1.7, 1.8, 2.2, 2.3, 2.4, 2.13, 2.14, 2.15 and 2.16 and this Article X may not be amended or repealed in any respect, and no provision inconsistent therewith may be adopted by the stockholders or the Board of Directors, without the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything to the contrary set forth in these Bylaws, during the period beginning on the Effective Date and ending on the earlier of (A) if the Reserved New OCD Shares are issued to the Asbestos PI Trust, the date following such issuance on which the Asbestos PI Trust no longer owns, beneficially or of record, at least 1% of the then outstanding shares of common stock of the Corporation and (B) if all of the Fair Act Conditions are satisfied, the date on which the last of the Fair Act Conditions is satisfied in full, the Bylaws set forth in Sections 2.2, 2.3, 2.4, 2.13, 2.14, 2.15 and 2.16 and this Article X may not be amended or repealed in any respect, and no provision inconsistent therewith may be adopted by the stockholders or the Board of Directors, if such amendment, repeal or provision could (i) in any way adversely affect the rights provided under Section 5.18(a) of the Plan to the Asbestos PI Trust, the Future Claimants’ Representative, the Asbestos Claimants’ Committee and/or the TAC, (ii) shorten the term of any director of the Corporation named, appointed, designated or nominated, pursuant to the rights granted under Article II hereof, by the Future Claimants’ Representative, the Asbestos Claimants’ Committee, the Asbestos PI Trust and/or the TAC or (iii) alter, modify, repeal or amend this sentence of Article X, without, in each case, (x) the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (y) the prior written consent of the Asbestos PI Trust.

[The remainder of this page deliberately left blank]

Exhibit C

[Intentionally Omitted]

Exhibit D

OWENS CORNING/FIBREBOARD

FORM OF ASBESTOS PERSONAL INJURY TRUST AGREEMENT

Exhibit D

OWENS CORNING/FIBREBOARD

ASBESTOS PERSONAL INJURY TRUST AGREEMENT

TABLE OF CONTENTS

SECTION 1 — Agreement of Trust		4

1.1	Creation and Name	4
1.2	Purpose	4
1.3	Transfer of Assets	5
1.4	Acceptance of Assets and Assumption of Liabilities	5

SECTION 2 — Powers and Trust Administration		7

2.1	Powers	7
2.2	General Administration	11
2.3	Claims Administration	16

SECTION 3 — Accounts, Investments, and Payments		16

3.1	Accounts	16
3.2	Investments	17
3.3	Source of Payments	19

SECTION 4 — Trustees; Delaware Trustee		20

4.1	Number	20
4.2	Term of Service	20
4.3	Appointment of Successor Trustees	21
4.4	Liability of Trustees, Members of the TAC and the Future Claimants’ Representative	22
4.5	Compensation and Expenses of Trustees	23
4.6	Indemnification	24
4.7	Trustees’ Lien	25
4.8	Trustees’ Employment of Experts; Delaware Trustee’s Employment of Counsel	25
4.9	Trustees’ Independence	26
4.10	Bond	26
4.11	Delaware Trustee	26

SECTION 5 — Trust Advisory Committee		28

5.1	Members	28
5.2	Duties	28
5.3	Term of Office	29
5.4	Appointment of Successor	30
5.5	TAC’s Employment of Professionals	31
5.6	Compensation and Expenses of TAC	32
5.7	Procedures for Consultation With and Obtaining the Consent of the TAC	33
	(a) Consultation Process	33
	(b) Consent Process	34

SECTION 6 — The Future Claimants’ Representative		35

6.1	Duties	35
6.2	Term of Office	35
6.3	Appointment of Successor	36
6.4	Future Claimants’ Representative’s Employment of Professionals	36
6.5	Compensation and Expenses of the Future Claimants’ Representative	38
6.6	Procedures for Consultation With and Obtaining the Consent of the Future Claimants’ Representative	39
	(a) Consultation Process	39
	(b) Consent Process	40

SECTION 7 — General Provisions		41

7.1	Irrevocability	41
7.2	Term; Termination	41
7.3	Amendments	43
7.4	Meetings	44
7.5	Severability	44
7.6	Notices	45
7.7	Successors and Assigns	48
7.8	Limitation on Claim Interests for Securities Laws Purposes	48
7.9	Entire Agreement; No Waiver	49
7.10	Headings	49
7.11	Governing Law	49
7.12	Settlors’ Representations and Cooperation	49
7.13	Dispute Resolution	50
7.14	Enforcement and Administration	50
7.15	Effectiveness	51
7.16	Counterpart Signatures	51

- ii -

Exhibit D

OWENS CORNING/FIBREBOARD

ASBESTOS PERSONAL INJURY TRUST AGREEMENT

This Owens Corning/Fibreboard Asbestos Personal Injury Trust Agreement (hereinafter referred to as the “PI Trust Agreement”), dated the date set forth on the signature page hereof and effective as of the later of the Effective Date or the date this Agreement is executed by the Trustees (“Trustees”) and Wilmington Trust Company (the “Delaware Trustee”), is entered into by Owens Corning (“OC,” the “Settlor,” or the “Debtor”), a Delaware corporation, the Debtor and debtor-in-possession in Case No. 00-03837 in the United States Bankruptcy Court for the District of Delaware as Settlor; the Future Claimants’ Representative; the Official Committee of Asbestos Claimants (“Committee”); and the Trustees and the members of the PI Trust Advisory Committee (“TAC”), who are further identified on the signature pages hereof and appointed at Confirmation pursuant to the Sixth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (As Modified) (“Plan”), as such Plan may be amended, modified or supplemented from time to time. All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Plan, and such definitions are incorporated herein by reference. All capitalized terms not defined herein or defined in the Plan, but defined in the Bankruptcy Code or Bankruptcy Rules, shall have the meanings ascribed to them by the Bankruptcy Code and Bankruptcy Rules, and such definitions are incorporated herein by reference.

WHEREAS, at the time of the entry of the order for relief in the Chapter 11 case, Owens Corning (“OC”) and its wholly-owned subsidiary Fibreboard Corporation (“Fibreboard”) were named as a defendants in actions involving personal injury (“PI”) or death claims caused by exposure to asbestos-containing products for which OC and Fibreboard, their predecessors, successors and assigns have legal liability (“OC Asbestos Personal Injury Claims” and “FB Asbestos Personal Injury Claims” as defined in the Plan and collectively referred to herein as “Asbestos Personal Injury Claims” or “PI Trust Claims”); and

WHEREAS, OC has been reorganized under the provisions of Chapter 11 of the Bankruptcy Code in a case pending in the United States Bankruptcy Court for the District of Delaware, known as In re Owens Corning, et al, Debtors, Case No. 00-03837 (JKF); and

WHEREAS, the Plan has been confirmed by the Bankruptcy Court; and

WHEREAS, the Plan provides, inter alia, for the creation of the Asbestos Personal Injury Trust (“PI Trust”); and

WHEREAS, pursuant to the Plan, the PI Trust is to use its assets and income to satisfy all Asbestos Personal Injury Claims; and

WHEREAS, pursuant to the Plan, the PI Trust shall be funded with the consideration described in Section 10.3 of the Plan;

WHEREAS, pursuant to the Plan, the PI Trust will use that consideration to establish two separate Sub-Accounts, the OC Sub-Account which shall be funded with the consideration described in Section 10.3(a) of the Plan, and the FB Sub-Account which shall be funded with the consideration described in Section 10.3(b) of the Plan;

WHEREAS, pursuant to the Plan, OC Asbestos Personal Injury Claims shall be paid from the OC Sub-Account and FB Asbestos Personal Injury Claims shall be paid from the FB Sub-Account;

WHEREAS, it is the intent of OC, the Trustees, the Committee, the TAC, and the Future Claimants’ Representative that the PI Trust be administered, maintained, and operated at all times through mechanisms that provide reasonable assurance that the PI Trust will satisfy all PI Trust Claims pursuant to the Owens Corning/Fibreboard Asbestos Personal Injury Trust Distribution Procedures (“TDP”) that are attached to the Disclosure Statement as Exhibit D-1 in a substantially similar manner, and in strict compliance with the terms of this PI Trust Agreement; and

WHEREAS, all rights of the holders of PI Trust Claims arising under this PI Trust Agreement and the TDP shall vest upon the Effective Date; and

WHEREAS, pursuant to the Plan, the PI Trust is intended to qualify as a “qualified settlement fund” within the meaning of Section 1.468B-1 et seq. of the Treasury Regulations promulgated under Section 468B of the Internal Revenue Code (“IRC”); and

WHEREAS, the Bankruptcy Court has determined that the PI Trust and the Plan satisfy all the prerequisites for an injunction pursuant to Section 524(g) of the Bankruptcy Code, and such injunction has been entered in connection with the Confirmation Order;

NOW, THEREFORE, it is hereby agreed as follows:

SECTION 1

AGREEMENT OF TRUST

1.1    Creation and Name. OC as Settlor hereby creates a trust known as the Owens Corning/Fibreboard Asbestos Personal Injury Trust or PI Trust, which is provided for and referred to in the Plan. The Trustees of the PI Trust may transact the business and affairs of the PI Trust in the name of the PI Trust. It is the intention of the parties hereto that the trust created hereby constitute a statutory trust under Chapter 38 of title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (the “Act”) and that this document, together with the by-laws described herein, constitute the governing instruments of the PI Trust. The Trustees and the Delaware Trustee are hereby authorized and directed to execute and file a Certificate of Trust with the Delaware Secretary of State in the form attached hereto.

1.2    Purpose. The purpose of the PI Trust is to assume the liabilities of OC and Fibreboard, their predecessors and successors in interest, for all Asbestos Personal Injury Claims (as defined in the Plan), and to use the PI Trust Assets and income to pay the holders of all PI Trust Claims in accordance with this PI Trust Agreement and the TDP in such a way that such holders of PI Trust Claims are treated fairly, equitably and reasonably in light of the limited assets available to satisfy such claims, and to otherwise comply in all respects with the requirements of a trust set forth in Section 524(g)(2)(B) of the Bankruptcy Code.

1.3    Transfer of Assets. Pursuant to the Plan, the consideration described in Section 10.3(a) and Section 10.3(b) of the Plan (the “PI Trust Share”) has been transferred and assigned to the PI Trust to settle and discharge all Asbestos Personal Injury Claims. Pursuant to the Plan, OC, its successors in interest thereto, from and after the Effective Date (“Reorganized OC”) and others may also transfer and assign additional assets to the PI Trust from time to time (together with the PI Trust Share, the “PI Trust Assets”). In all events, the PI Trust Assets will be transferred to the PI Trust free and clear of any liens or other claims by OC, Reorganized OC, any creditor, or other entity. OC, Reorganized OC, and any other transferors shall also execute and deliver such documents to the PI Trust as the Trustees reasonably request to transfer and assign the PI Trust Assets to the PI Trust.

1.4    Acceptance of Assets and Assumption of Liabilities.

(a)    In furtherance of the purposes of the PI Trust, the Trustees, on behalf of the PI Trust, hereby expressly accept the transfer and assignment to the PI Trust of the PI Trust Assets in the time and manner contemplated in the Plan.

(b)    In furtherance of the purposes of the PI Trust, the Trustees, on behalf of the PI Trust, expressly assume all liability for all Asbestos Personal Injury Claims. Except as otherwise provided in this PI Trust Agreement and the TDP, the PI Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that OC and Reorganized OC have or would have had under applicable law. Regardless of the foregoing, however, a claimant must meet otherwise applicable federal, state and foreign statutes of limitations and repose, except as otherwise provided in Section 5.1(a)(2) of the TDP.

(c)    No provision herein or in the TDP shall be construed to mandate distributions on any claims or other actions that would contravene the PI Trust’s compliance with the requirements of a qualified settlement fund within the meaning of section 1.468B-1 et seq. of the Treasury Regulations promulgated under section 468B of the IRC.

(d)    OC, Reorganized OC, Fibreboard and Reorganized Fibreboard, and any successor in interest of each of the foregoing, shall be entitled to indemnification from the PI Trust for any expenses, costs, and fees (including reasonable attorneys’ fees and costs, but excluding any such expenses, costs, and fees incurred prior to the Effective Date), judgments, settlements, or other liabilities arising from or incurred in connection with any action related to OC and FB Asbestos Personal Injury Claims, including, but not limited to, indemnification or contribution for such claims prosecuted against Reorganized OC or Reorganized Fibreboard.

(e)    Nothing in this PI Trust Agreement shall be construed in any way to limit the scope, enforceability, or effectiveness of the Section 524(g) injunction issued in connection with the Plan or the PI Trust’s assumption of all liability for PI Trust Claims, subject to the provisions of Section 1.4(b) above.

SECTION 2

POWERS AND TRUST ADMINISTRATION

2.1    Powers.

(a)    The Trustees are and shall act as the fiduciaries to the PI Trust in accordance with the provisions of this PI Trust Agreement and the Plan. The Trustees shall, at all times, administer the PI Trust and the PI Trust Assets in accordance with the purposes set forth in Section 1.2 above. Subject to the limitations set forth in this PI Trust Agreement, the Trustees shall have the power to take any and all actions that, in the judgment of the Trustees, are necessary or proper to fulfill the purposes of the PI Trust, including, without limitation, each power expressly granted in this Section 2.1, any power reasonably incidental thereto, and any trust power now or hereafter permitted under the laws of the State of Delaware.

(b)    Except as required by applicable law or otherwise specified herein, the Trustees need not obtain the order or approval of any court in the exercise of any power or discretion conferred hereunder.

(c)    Without limiting the generality of Section 2.1(a) above, and except as limited below, the Trustees shall have the power to:

(i)    receive and hold the PI Trust Assets, vote the Reorganized OC common stock, and exercise all rights with respect to, and sell, any securities issued by Reorganized OC that are included in the PI Trust Assets, subject to any restrictions set forth in the Collar Agreements and the Restated Certificate of Reorganized OC;

(ii)    invest the monies held from time to time by the PI Trust;

(iii)    sell, transfer, or exchange any or all of the PI Trust Assets at such prices and upon such terms as the Trustees may consider proper, consistent with the other terms of this PI Trust Agreement;

(iv)    enter into leasing and financing agreements with third parties to the extent such agreements are reasonably necessary to permit the PI Trust to operate;

(v)    pay liabilities and expenses of the PI Trust, including, but not limited to, PI Trust expenses;

(vi)    establish such funds, reserves and accounts within the PI Trust estate, as deemed by the Trustees to be useful in carrying out the purposes of the PI Trust;

(vii)    sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative, or other proceeding;

(viii)    establish, supervise and administer the PI Trust in accordance with this PI Trust Agreement and the TDP and the terms thereof;

(ix)    appoint such officers and hire such employees and engage such legal, financial, accounting, investment, auditing and forecasting, and other consultants and agents as the business of the PI Trust requires, and delegate to such persons such powers and authorities as the fiduciary duties of the Trustees permit and as the Trustees, in their discretion, deem advisable or necessary in order to carry out the terms of this PI Trust;

(x)    pay employees, legal, financial, accounting, investment, auditing, and forecasting, and other consultants, advisors, and agents, including those engaged by the PI Trust in connection with its alternative dispute resolution activities, reasonable compensation;

(xi)    compensate the Trustees, the Delaware Trustee, the TAC members, and the Future Claimants’ Representative as provided below, and their employees,

legal, financial, accounting, investment and other advisors, consultants, independent contractors, and agents, and reimburse the Trustees, the TAC members and the Future Claimants’ Representative all reasonable out-of-pocket costs and expenses incurred by such persons in connection with the performance of their duties hereunder;

(xii)    execute and deliver such instruments as the Trustees consider proper in administering the PI Trust;

(xiii)    enter into such other arrangements with third parties as are deemed by the Trustees to be useful in carrying out the purposes of the PI Trust, provided such arrangements do not conflict with any other provision of this PI Trust Agreement;

(xiv)    in accordance with Section 4.6 below, defend, indemnify and hold harmless (and purchase insurance indemnifying) (A) the Trustees, the Delaware Trustee, members of the TAC and the Future Claimants’ Representative and (B) the officers and employees of the PI Trust, and any agents, advisors and consultants of the PI Trust, the TAC or the Future Claimants’ Representative (the “Additional Indemnitees”), to the fullest extent that a statutory trust organized under the law of the State of Delaware is from time to time entitled to indemnify and/or insure its directors, trustees, officers, employees, agents, advisors and representatives;

(xv)    indemnify Reorganized OC and Reorganized Fibreboard (and any successor in interest of each of the foregoing) by reason of any present or future PI Trust Claims against all expenses, costs, fee (including attorneys’ fees), judgments, awards, settlements, and other liabilities incurred in connection therewith;

(xvi)    delegate any or all of the authority herein conferred with respect to the investment of all or any portion of the PI Trust Assets to any one or more reputable individuals or recognized institutional investment advisors or investment managers without liability for any action taken or omission made because of any such delegation, except as provided in Section 4.4 below;

(xvii)    consult with Reorganized OC, the TAC and the Future Claimants’ Representative at such times and with respect to such issues relating to the conduct of the PI Trust as the Trustees consider desirable; and

(xviii)    make, pursue (by litigation or otherwise), collect, compromise or settle, in the name of the PI Trust or in the name of Reorganized OC, any claim, right, action, or cause of action included in the PI Trust Assets including, but not limited to, insurance recoveries, before any court of competent jurisdiction; provided that settlement of actions before the Bankruptcy Court require the approval of the Bankruptcy Court after notice to Reorganized OC as the case may be.

Notwithstanding anything contained in this Section 2.1(c) to the contrary, the PI Trust shall be permitted to (i) accept the assignment of the Collar Agreements from OC (or its successors or assigns), (ii) execute and deliver the Collar Agreements, (iii) execute and deliver the Trust Registration Rights Agreement, (iv) grant the Call Options, (v) receive the Put Options, and (vi) exercise any and all of the rights granted to it, and perform all of its obligations, under the agreements, rights and/or instruments described in clauses (i) through (v) of this paragraph.

(d)    The Trustees shall not have the power to guarantee any debt of other persons.

(e)    The Trustees shall give the TAC, the Future Claimants’ Representative, and Reorganized OC prompt notice of any act performed or taken pursuant to Sections 2.1(c)(i), (iii), (vii), or (xv) above, and any act proposed to be performed or taken pursuant to Section 2.2(f) below.

(f)    Pursuant to Section 5.18(a)(ii) of the Plan, for so long as the PI Trust owns shares of Reorganized OC common stock, the Trustees shall designate one member of the Reorganized OC Board as directed by the Future Claimants’ Representative and one member as directed by the TAC.

2.2    General Administration.

(a)    The Trustees shall adopt and act in accordance with the PI Trust Bylaws. To the extent not inconsistent with the terms of this PI Trust Agreement, the PI Trust Bylaws shall govern the affairs of the PI Trust. In the event of an inconsistency between the PI Trust Bylaws and this PI Trust Agreement, the PI Trust Agreement shall govern.

(b)    The Trustees shall (i) timely file income tax and other returns and statements and shall timely pay all taxes required to be paid, (ii) comply with all withholding obligations, as required under the applicable provisions of the IRC and of any state law and the regulations promulgated thereunder, (iii) meet without limitation all requirements necessary to qualify and maintain qualification of the PI Trust as a qualified settlement fund within the meaning of Section 1.468B-1 et seq. of the Treasury Regulations promulgated under Section 468B of the IRC, and (iv) take no action that could cause the PI Trust to fail to qualify as a qualified settlement fund within the meaning of Section 1.468B-1 et seq. of the Treasury Regulations promulgated under Section 468B of the IRC.

(c)    The Trustees shall timely account to the Bankruptcy Court as follows:

(i)    The Trustees shall cause to be prepared and filed with the Bankruptcy Court, as soon as available, and in any event within one hundred and twenty (120) days following the end of each fiscal year, an annual report (the “Annual Report”) containing financial statements of the PI Trust (including, without limitation, a balance sheet of the PI Trust as of the end of such fiscal year and a statement of operations for such fiscal year) audited by a firm of independent certified public accountants selected by the Trustees and accompanied by an opinion of such firm as to the fairness of the financial statements’ presentation of the cash and investments available for the payment of claims and as to the conformity of the financial statements with generally accepted accounting principles. The Trustees shall provide a copy of such report to the TAC, the Future Claimants’ Representative, and Reorganized OC when such reports are filed with the Bankruptcy Court.

(ii)    Simultaneously with the filing of the Annual Report, the Trustees shall cause to be prepared and filed with the Bankruptcy Court a report containing a summary regarding the number and type of claims disposed of during the period covered by the financial statements. The Trustees shall provide a copy of such report to the TAC, the Future Claimants’ Representatives, and Reorganized OC when such report is filed.

(iii)    All materials required to be filed with the Bankruptcy Court by this Section 2.2(c) shall be available for inspection by the public in accordance with procedures established by the Bankruptcy Court and shall be filed with the Office of the United States Trustee for the District of Delaware.

(d)    The Trustees shall cause to be prepared as soon as practicable prior to the commencement of each fiscal year a budget and cash flow projections covering such fiscal year and the succeeding four fiscal years. The budget and cash flow projections shall include determining the Maximum Annual Payment pursuant to Section 2.4 of the TDP, and the Claims Payment Ratio pursuant to Section 2.5 of the TDP. The Trustees shall provide a copy of the budget and cash flow projections to the TAC and the Future Claimants’ Representative.

(e)    The Trustees shall consult with the TAC and the Future Claimants’ Representative (i) on the general implementation and administration of the PI Trust; (ii) on the general implementation and administration of the TDP; and (iii) on such other matters as may be required under this PI Trust Agreement and the TDP.

(f)    The Trustees shall be required to obtain the consent of the TAC and the Future Claimants’ Representative pursuant to the Consent Process set forth in Section 5.7(b) and 6.6(b) below, in addition to any other instances elsewhere enumerated, in order:

(i)    To change the Claims Payment Ratio described in Section 2.5 of the TDP in the event that the requirements for such a change as set forth in said provision have been met;

(ii)    to change the Disease Levels, Scheduled Values and/or Medical/Exposure Criteria set forth in Section 5.3(a)(3) of the TDP, and/or the Scheduled, Average and/or Maximum Values set forth in Sections 5.3(b)(4) and 5.4(a) of the TDP;

(iii)    to change the Payment Percentage described in Section 4.2 of the TDP;

(iv)    to establish and/or to change the Proof of Claim Forms and other claims materials to be provided holders of PI Trust Claims under Section 6.1 of the TDP;

(v)    to require that claimants provide additional kinds of medical or exposure evidence pursuant to Section 5.7 of the TDP;

(vi)    to change the form of release to be provided pursuant to Section 7.8 of the TDP;

(vii)    to terminate the PI Trust pursuant to Section 7.2 below;

(viii)    to settle the liability of any insurer under any insurance policy or legal action related thereto;

(ix)    to change the compensation of the members of the TAC, the Future Claimants’ Representative, the Delaware Trustee or Trustees, other than to reflect cost-of-living increases or changes approved by the Bankruptcy Court as otherwise provided herein;

(x)    to take structural or other actions to minimize any tax on the PI Trust Assets;

(xi)    to adopt the PI Trust Bylaws in accordance with Section 2.2(a) above or thereafter to amend the PI Trust Bylaws in accordance with the terms thereof;

(xii)    to amend any provision of the PI Trust Agreement or the TDP in accordance with the terms thereof;

(xiii)    to vote the shares of Reorganized OC held by the PI Trust for purposes of electing members of the Board of Directors of Reorganized OC; and

(xiv)    to acquire an interest in or to merge any claims resolution organization formed by the PI Trust with another claims resolution organization that is not specifically created by this PI Trust Agreement or the TDP, or to contract with another claims resolution organization or other entity that is not specifically created by this PI Trust Agreement or the TDP, or permit any other party to join in any claims resolution organization that is formed by the PI Trust pursuant to the PI Trust Agreement or the TDP; provided that such acquisition, merger, contract or joinder shall not (a) subject Reorganized OC or any successors in interest thereto, to any risk of having any PI Trust Claim asserted against it or them, or (b) otherwise jeopardize the validity or enforceability of the Section 524(g) injunction; and provided further that the terms of such merger will require the surviving organization to make decisions about the allowability and value of claims in accordance with Section 2.1 of the TDP which requires that such decisions be based on the provisions of the TDP.

(g)    The Trustees shall meet with the TAC and the Future Claimants’ Representative no less often than quarterly. The Trustees shall meet in the interim with the TAC and the Future Claimants’ Representative when so requested by either.

(h)    The Trustees, upon notice from either the TAC or the Future Claimants’ Representative, if practicable in view of pending business, shall at their next meeting with the TAC or the Future Claimants’ Representative consider issues submitted by the TAC or the Future Claimants’ Representative.

2.3    Claims Administration. The Trustees shall promptly proceed to implement the TDP.

SECTION 3

ACCOUNTS, INVESTMENTS, AND PAYMENTS

3.1    Accounts.

(a)    The Trustees may, from time to time, create such accounts and reserves within the PI Trust estate as they may deem necessary, prudent, or useful in order to provide for the payment of expenses and payment of PI Trust Claims and may, with respect to any such account or reserve, restrict the use of monies therein.

(b)    The Trustees shall include a reasonably detailed description of the creation of any account or reserve in accordance with this Section 3.1 and, with respect to any such account, the transfers made to such account, the proceeds of or earnings on the assets held in each such account and the payments from each such account in the accounts to be filed with the Bankruptcy Court and provided to the TAC, the Future Claimants’ Representative, and Reorganized OC pursuant to Section 2.2(c)(i) above.

3.2    Investments. Investment of monies held in the PI Trust shall be administered in the manner in which individuals of ordinary prudence, discretion, and judgment would act in the management of their own affairs, subject to the following limitations and provisions:

(a)    The PI Trust shall not acquire, directly or indirectly, equity in any entity (other than Reorganized OC, or any successor to Reorganized OC) or business enterprise if, immediately following such acquisition, the PI Trust would hold more than 5% of the equity in such entity or business enterprise. The PI Trust shall not hold, directly or indirectly, more than 5% of the equity in any entity (other than Reorganized OC, or any successor to Reorganized OC) or business enterprise.

(b)    The PI Trust shall not acquire or hold any long-term debt securities unless (i) such securities are included in the PI Trust Assets under the Plan, (ii) such securities are rated “Baa” or higher by Moody’s, “BBB” or higher by Standard & Poor’s (“S&P’s”), or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency, or (iii) have been issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof.

(c)    The PI Trust shall not acquire or hold for longer than ninety (90) days any commercial paper unless such commercial paper is rated “Prime-1” or higher by Moody’s or “A-1” or higher by S&P’s or has been given an equivalent rating by another nationally recognized statistical rating agency.

(d)    Excluding any securities of OC or Reorganized OC, the PI Trust shall not acquire or hold any common or preferred stock or convertible securities unless such stock or securities are rated “A” or higher by Moody’s or “A” or higher by S&P’s or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency.

(e)    Excluding any securities of OC or Reorganized OC, the PI Trust shall not acquire any debt securities or other instruments issued by any entity (other than debt securities or other instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof) if, following such acquisition, the aggregate market value of all debt securities and instruments issued by such entity held by the PI Trust would exceed 2% of the then current aggregate value of the PI Trust estate. The PI Trust shall not hold any debt securities or other instruments issued by any entity (other than debt securities or other instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof and other than debt securities or other instruments of Reorganized OC, or any successor to Reorganized OC) to the extent that the aggregate market value of all securities and instruments issued by such entity held by the PI Trust would exceed 5% of the then current aggregate value of the PI Trust Assets.

(f)    The PI Trust shall not acquire or hold any certificates of deposit unless all publicly held, long-term debt securities, if any, of the financial institution issuing the certificate of deposit and the holding company, if any, of which such financial institution is a subsidiary, meet the standards set forth in Section 3.2(b) above.

(g)    The PI Trust may acquire and hold any securities or instruments issued by Reorganized OC or any successor to Reorganized OC, or obtained as proceeds of litigation or otherwise to resolve disputes, without regard to the limitations set forth in Subsections (a)-(f) above.

(h)    The PI Trust shall not acquire or hold any repurchase obligations unless, in the opinion of the Trustees, they are adequately collateralized.

(i)    The PI Trust shall not acquire or hold any rights, warrants, options, or similar securities.

Notwithstanding anything contained in this Section 3.2 to the contrary, the PI Trust shall be permitted to (i) accept the assignment of the Collar Agreements from OC (or its successors or assigns), (ii) execute and deliver the Collar Agreements, (iii) execute and deliver the Trust Registration Rights Agreement, (iv) grant the Call Options, (v) receive the Put Options, and (vi) exercise any and all of the rights granted to it, and perform all of its obligations, under the agreements, rights and/or instruments described in clauses (i) through (v) of this paragraph.

3.3    Source of Payments.

(a)    All PI Trust expenses and payments and all liabilities with respect to claims shall be payable solely by the Trustees out of the PI Trust Assets. Neither OC, Reorganized OC, or their subsidiaries, any successor in interest, or the present or former shareholders, directors, officers, employees or agents of OC, Reorganized OC, or their subsidiaries, nor the Trustees, the TAC or Future Claimants’ Representative, or any of their officers, agents, advisors, or employees shall be liable for the payment of any PI Trust expense or any other liability of the PI Trust.

(b)    The Trustees shall include a reasonably detailed description of any payments made in accordance with this Section 3.3 in the Annual Report.

SECTION 4

TRUSTEES; DELAWARE TRUSTEE

4.1    Number. In addition to the Delaware Trustee appointed pursuant to Section 4.11, there shall be three (3) Trustees. The initial Trustees shall be those persons named on the signature page hereof. At their first meeting, the initial Trustees shall designate one of their number to serve as the Managing Trustee of the PI Trust, with such administrative duties as the Trustees may determine. The Trustees may change the designation of the individual to serve as Managing Trustee from time to time as circumstances warrant.

4.2    Term of Service.

(a)    The initial Trustees named pursuant to Article 4.1 above shall each serve staggered terms of three (3), four (4) and five (5) years shown on the signature pages hereof. Thereafter, each Trustee’s term of service shall be five (5) years. The initial Trustees shall serve from the Effective Date until the earliest of (i) the end of his or her term, (ii) his or her death, (iii) his or her resignation pursuant to Section 4.2(b) below, (iv) his or her removal pursuant to Section 4.2(c) below, or (v) the termination of the PI Trust pursuant to Section 7.2 below.

(b)    A Trustee may resign at any time by written notice to the remaining Trustees, the TAC and the Future Claimants’ Representative. Such notice shall specify a date when such resignation shall take effect, which shall not be less than 90 days after the date such notice is given, where practicable.

(c)    A Trustee may be removed by unanimous vote of the remaining Trustees in the event that he or she becomes unable to discharge his or her duties hereunder due to accident or physical or mental deterioration, or for other good cause. Good cause shall be deemed to include, without limitation, any substantial failure to comply with the general administration provisions of Section 2.2 above, a consistent pattern of neglect and failure to perform or participate in performing the duties of the Trustees hereunder, or repeated non-attendance at scheduled meetings. Such removal shall require the approval of the Bankruptcy Court and shall take effect at such time as the Bankruptcy Court shall determine.

4.3    Appointment of Successor Trustees.

(a)    In the event of a vacancy in the position of PI Trustee, whether by death, term expiration, resignation or removal, the remaining Trustees shall consult with the TAC and the Future Claimants’ Representative concerning appointment of a successor Trustee. The vacancy shall be filled by the unanimous vote of the remaining Trustees unless a majority of the TAC or the Future Claimants’ Representative vetoes the appointment. In the event that the remaining Trustees cannot agree on a Successor PI Trustee, or a majority of the TAC or the Future Claimants’ Representative vetoes the appointment of the proposed successor PI Trustee, the Bankruptcy Court shall make the appointment. Nothing shall prevent the reappointment of a PI Trustee for an additional term or terms pursuant to the provisions of this Section 4.3(a), and there shall be no limit on the number of terms that a Trustee may serve.

(b)    Immediately upon the appointment of any Successor PI Trustee, all rights, titles, duties, powers and authority of the predecessor PI Trustee hereunder shall be vested in, and undertaken by, the Successor PI Trustee without any further act. No Successor PI Trustee shall be liable personally for any act or omission of his or her predecessor Trustees.

(c)    Each Successor PI Trustee shall serve until the earlier of (i) the end of a full term of five (5) years if the predecessor PI Trustee completed his or her term, (ii) the end of the remainder of the term of the PI Trustee whom he or she is replacing if said predecessor PI Trustee did not complete said term, (iii) his or her death, (iv) his or her resignation pursuant to Section 4.2(b) above, (v) his or her removal pursuant to Section 4.2(c) above, or (vi) the termination of the PI Trust pursuant to Section 7.2 below.

4.4    Liability of Trustees, Members of the TAC and the Future Claimants’ Representative. The Trustees, the members of the TAC and the Futures Claimants’ Representative shall not be liable to the PI Trust, to any individual holding an asbestos claim, or to any other person, except for such individual’s own breach of trust committed in bad faith or willful misappropriation.

4.5    Compensation and Expenses of Trustees.

(a)    The Trustees shall receive compensation from the PI Trust for their services as Trustees in the amount of $60,000.00 per annum, except that the Managing Trustee shall receive $75,000.00 per annum for his or her service. All Trustees shall also receive a per diem allowance for telephonic meetings or other PI Trust business performed in the amount of $1,500.00, which amount shall not be charged against the annual retainer. All Trustees shall receive a per diem allowance for in person meetings in the amount of $2,500, which amount shall not be charged against the annual retainer. For purposes of Section 7.4 below, the Trustees shall determine the scope and duration of activities that constitute a meeting and, if the Trustees elect to provide for payment for activities of less than a full day’s duration, may provide for partial payment of per diem amounts on a proportional basis for activities of less than a full day’s duration. The per annum and per diem compensation payable to the Trustees hereunder shall be reviewed every year and appropriately adjusted for changes in the cost of living. Any other changes in compensation of the Trustees shall be made subject to the approval of the Bankruptcy Court. The Delaware Trustee shall be paid such compensation as is agreed pursuant to a separate fee agreement.

(b)    The PI Trust will promptly reimburse the Trustees and the Delaware Trustee for all reasonable out-of-pocket costs and expenses incurred by the Trustees in connection with the performance of their duties hereunder.

(c)    The Trustees shall include a description of the amounts paid under this Section 4.5 in the Annual Report.

4.6     Indemnification.

(a) The PI Trust shall indemnify and defend the Trustees, the members of the TAC and the Future Claimants’ Representative in the performance of their duties hereunder to the fullest extent that a statutory trust organized under the laws of the State of Delaware is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the PI Trust. The PI Trust may indemnify any of the Additional Indemnitees, in the performance of their duties hereunder to the fullest extent that a statutory trust organized under the laws of the State of Delaware is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties hereunder or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment or funding of the PI Trust. Notwithstanding the foregoing, no individual shall be indemnified or defended in any way for any liability, expense, claim, damage, or loss for which he or she is ultimately held liable under Section 4.4 above.

(b) Reasonable expenses, costs and fees (including attorneys’ fees and costs) incurred by or on behalf of a PI Trustee, a member of the TAC, the Future Claimants’ Representative or an Additional Indemnitee in connection with any action, suit, or proceeding, whether civil, administrative or arbitrative from which they are indemnified by the PI Trust pursuant to Section 4.6(a) above, shall be paid by the PI Trust in advance of the final disposition thereof upon receipt of an undertaking, by or on behalf of a Trustee, a member of the TAC, the Future Claimants’ Representative or an Additional Indemnitee, to repay such amount in the event that it shall be determined ultimately by final order that such PI Trustee, member of the TAC, Future Claimants’ Representative or Additional Indemnitee is not entitled to be indemnified by the PI Trust.

(c) The Trustees may purchase and maintain reasonable amounts and types of insurance on behalf of an individual who is or was a PI Trustee, a member of the TAC, the Future Claimants’ Representative or an Additional Indemnitee including against liability asserted against or incurred by such individual in that capacity or arising from his or her status as a PI Trustee, TAC member, Future Claimants’ Representative, or officer, employee, agent or other representative of the PI Trustees or Additional Indemnitees.

4.7    Trustees’ Lien. The Trustees, the members of the TAC, the Future Claimants’ Representative and the Additional Indemnitees shall have a first priority lien upon the PI Trust Assets to secure the payment of any amounts payable to them pursuant to Section 4.6 above.

4.8    Trustees’ Employment of Experts; Delaware Trustee’s Employment of Counsel.

(a) The Trustees may, but shall not be required to, retain and/or consult with counsel, accountants, appraisers, auditors, forecasters, experts, financial and investment advisors, and other parties deemed by the Trustees to be qualified as experts on the matters submitted to them, and, in the absence of gross negligence, the written opinion of or information provided by any such party deemed by the Trustees to be an expert on the particular matter submitted to him or her by the Trustees shall be full and complete authorization and protection in respect of any action taken or not taken by the Trustees hereunder in good faith and in accordance with the written opinion of or information provided by any such party.

(b)    The Delaware Trustee shall be permitted to retain counsel only in such circumstances as required in the exercise of its obligations hereunder and compliance with the advice of such counsel shall be full and complete authorization and protection for actions taken or not taken by the Delaware Trustee in good faith in compliance with such advice.

4.9    Trustees’ Independence. The Trustees shall not, during the term of their service, hold a financial interest in, act as attorney or agent for, or serve as any other professional for Reorganized OC. No PI Trustee shall act as an attorney for any person who holds an asbestos claim. For the avoidance of doubt, this Section shall not be applicable to the Delaware Trustee.

4.10    Bond. The Trustees and the Delaware Trustee shall not be required to post any bond or other form of surety or security unless otherwise ordered by the Bankruptcy Court.

4.11    Delaware Trustee.

(a)    There shall at all times be a Delaware Trustee. The Delaware Trustee shall either be (i) a natural person who is at least 21 years of age and a resident of the State of Delaware or (ii) a legal entity that has its principal place of business in the State of Delaware, otherwise meets the requirements of applicable Delaware law and shall act through one or more persons authorized to bind such entity. If at any time the Delaware Trustee shall cease to be eligible in accordance with the provisions of this Section 4.11, it shall resign immediately in the manner and with the effect hereinafter specified in Section 4.11(c) below. For the avoidance of doubt, the Delaware Trustee will only have such rights and obligations as expressly provided by reference to the Delaware Trustee hereunder.

(b)    The Delaware Trustee shall not be entitled to exercise any powers, nor shall the Delaware Trustee have any of the duties and responsibilities, of the Trustees set forth herein. The Delaware Trustee shall be one of the trustees of the PI Trust for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Act and for taking such actions as are required to be taken by a Delaware Trustee under the Act. The duties (including fiduciary duties), liabilities and obligations of the Delaware Trustee shall be limited to (i) accepting legal process served on the PI Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware that the Delaware Trustee is required to execute under Section 3811 of the Act and there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the Delaware Trustee.

(c)    The Delaware Trustee shall serve until such time as the Trustees remove the Delaware Trustee or the Delaware Trustee resigns and a successor Delaware Trustee is appointed by the Trustees in accordance with the terms of Section 4.11(d) below. The Delaware Trustee may resign at any time upon the giving of at least 60 days’ advance written notice to the Trustees; provided, that such resignation shall not become effective unless and until a successor Delaware Trustee shall have been appointed by the Trustees in accordance with Section 4.11(d) below. If the Trustees do not act within such 60-day period, the Delaware Trustee may apply to the Court of Chancery of the State of Delaware for the appointment of a successor Delaware Trustee.

(d)    Upon the resignation or removal of the Delaware Trustee, the Trustees shall appoint a successor Delaware Trustee by delivering a written instrument to the outgoing Delaware Trustee. Any successor Delaware Trustee must satisfy the requirements of Section 3807 of the Act. Any resignation or removal of the Delaware Trustee and appointment of a successor Delaware Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Delaware Trustee to the outgoing Delaware Trustee and the Trustees and any fees and expenses due to the outgoing Delaware Trustee are paid. Following compliance with the preceding sentence, the successor Delaware Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Delaware Trustee under this PI Trust Agreement, with like effect as if originally named as Delaware Trustee, and the outgoing Delaware Trustee shall be discharged of its duties and obligations under this PI Trust Agreement.

SECTION 5

TRUST ADVISORY COMMITTEE

5.1    Members. The TAC shall consist of nine (9) members, who shall initially be the persons named on the signature page hereof.

5.2    Duties. The members of the TAC shall serve in a fiduciary capacity representing all holders of present PI Trust Claims. The Trustees must consult with the TAC on matters identified in Section 2.2(e) above and in other provisions herein, and must obtain the consent of the TAC on matters identified in Section 2.2(f) above. Where provided in the TDP, certain other actions by the Trustees are also subject to the consent of the TAC.

5.3    Term of Office.

(a)    The initial members of the TAC shall serve the staggered three-, four, or five-year terms shown on the signature pages hereof. Thereafter, each term of office shall be for five years. Each member of the TAC shall serve until the earliest of (i) the end of his or her full term in office, (ii) his or her death, (iii) his or her resignation pursuant to Section 5.3(b) below, (iv) his or her removal pursuant to Section 5.3(c) below, or (v) the termination of the PI Trust pursuant to Section 7.2 below.

(b)    A member of the TAC may resign at any time by written notice to the other members of the TAC, the Trustees and the Future Claimants’ Representative. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.

(c)    A member of the TAC may be removed in the event that he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties of such member hereunder, such as repeated non-attendance at scheduled meetings, or other good cause. Such removal shall be made at the recommendation of the remaining members of the TAC with the approval of the Bankruptcy Court.

5.4    Appointment of Successor.

(a)    If, prior to the termination of service of a member of the TAC other than as a result of removal, he or she has designated in writing an individual to succeed him or her as a member of the TAC, such individual shall be his or her successor. If such member of the TAC did not designate an individual to succeed him or her prior to the termination of his or her service as contemplated above, such member’s law firm may designate his or her successor. If (i) a member of the TAC did not designate an individual to succeed him or her prior to the termination of his or her service and such member’s law firm does not designate his or her successor as contemplated above or (ii) he or she is removed pursuant to Section 5.3(c) above, his or her successor shall be appointed by a majority of the remaining members of the TAC or, if such members cannot agree on a successor, the Bankruptcy Court. Nothing in this Agreement shall prevent the reappointment of an individual serving as a member of the TAC for an additional term or terms, and there shall be no limit on the number of terms that a TAC member may serve.

(b)    Each successor TAC member shall serve until the earliest of (i) the end of the full term of five (5) years for which he or she was appointed if his or her immediate predecessor member of the TAC completed his or her term, (ii) the end of the term of the member of the TAC whom he or she replaced if his or her predecessor member did not complete such term (iii) his or her death, (iv) his or her resignation pursuant to Section 5.3(b)

above, (v) his or her removal pursuant to Section 5.3(c) above, or (vi) the termination of the PI Trust pursuant to Section 7.2 below.

5.5    TAC’s Employment of Professionals.

(a)    The TAC may but is not required to retain and/or consult counsel, accountants, appraisers, auditors, forecasters, experts, and financial and investment advisors, and such other parties deemed by the TAC to be qualified as experts on matters submitted to the TAC (the “TAC Professionals”). The TAC and the TAC Professionals shall at all times have complete access to the PI Trust’s officers, employees and agents, as well as to any counsel, accountants, appraisers, auditors, forecasters, experts and financial and investment advisors retained by the PI Trust (“Trust Professionals”), and shall also have complete access to all information generated by them or otherwise available to the PI Trust or the Trustees, provided that any information provided by the PI Trust or the Trust Professionals shall not constitute a waiver of any applicable privilege. In the absence of gross negligence, the written opinion of or information provided by any TAC Professional or Trust Professional deemed by the TAC to be qualified as an expert on the particular matter submitted to the TAC shall be full and complete authorization and protection in support of any action taken or not taken by the TAC in good faith and in accordance with the written opinion of or information provided by the TAC Professional or Trust Professional.
(b)    The Trust shall promptly reimburse, or pay directly if so instructed, the TAC for all reasonable fees and costs associated with the TAC’s employment of legal counsel pursuant to this provision in connection with the TAC’s performance of its duties hereunder.

The Trust shall also promptly reimburse, or pay directly if so instructed, the TAC for all reasonable fees and costs associated with the TAC’s employment of any other TAC Professional pursuant to this provision in connection with the TAC’s performance of its duties hereunder; provided, however, that (i) the TAC has first submitted to the Trust a written request for such reimbursement setting forth the reasons (A) why the TAC desires to employ such TAC Professional, and (B) why the TAC cannot rely on Trust Professionals to meet the needs of the TAC for such expertise or advice, and (ii) the Trust has approved the TAC’s request for reimbursement in writing. If the Trust agrees to pay for the services of the TAC Professional, such reimbursement shall be treated as a Trust Expense. If the Trust declines to pay for the services of the TAC Professional, it must set forth its reasons in writing. If the TAC still desires to employ the TAC Professional at Trust expense, the TAC and the Trustees shall resolve their dispute pursuant to Section 7.13 below.

5.6    Compensation and Expenses of TAC. The members of the TAC shall receive compensation from the PI Trust for their services as TAC members in the form of a reasonable hourly rate set by the Trustees for attendance at meetings or other conduct of PI Trust business. The members of the TAC shall also be reimbursed promptly for all reasonable out-of-pocket costs and expenses incurred by the TAC members in connection with the performance of their duties hereunder. Such reimbursement or direct payment shall be deemed a PI Trust expense. The Trustees shall include a description of the amounts paid under this Section 5.6 in the accounts to be filed with the Bankruptcy Court and provided to the Trustees, the Future Claimants’ Representative, and Reorganized OC pursuant to Section 2.2(c)(i).

5.7    Procedures for Consultation With and Obtaining the Consent of the TAC.

(a) Consultation Process.

(i)    In the event the Trustees are required to consult with the TAC pursuant to Section 2.2(e) above or on other matters as provided herein, the Trustees shall provide the TAC with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances. The Trustees shall also provide the TAC with such reasonable access to Professionals and other experts retained by the PI Trust and its staff (if any) as the TAC may reasonably request during the time that the Trustees are considering such matter, and shall also provide the TAC the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Trustees.

(ii)    In determining when to take definitive action on any matter subject to the consultation procedures set forth in this Section 5.7(a), the Trustees shall take into consideration the time required for the TAC, if its members so wish, to engage and consult with its own independent financial or investment advisors as to such matter. In any event, the Trustees shall not take definitive action on any such matter until at least thirty (30) days after providing the TAC with the initial written notice that such matter is under consideration by the Trustees, unless such time period is waived by the TAC.

(b)    Consent Process.

(i)    In the event the Trustees are required to obtain the consent of the TAC pursuant to Section 2.2(f) above, the Trustees shall provide the TAC with a written notice stating that their consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Trustees propose to take, and explaining in detail the reasons why the Trustees desire to take such action. The Trustees shall provide the TAC as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances. The Trustees shall also provide the TAC with such reasonable access to Professionals and other experts retained by the PI Trust and its staff (if any) as the TAC may reasonably request during the time that the Trustees are considering such action, and shall also provide the TAC the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Trustees.

(ii)    The TAC must consider in good faith and in a timely fashion any request for its consent by the Trustees, and must in any event advise the Trustees in writing of its consent or its objection to the proposed action within 30 days of receiving the original request for consent from the Trustees. The TAC may not withhold its consent unreasonably. If the TAC decides to withhold its consent, it must explain in detail its objections to the proposed action. If the TAC does not advise the Trustees in writing of its consent or its objections to the action within 30 days of receiving notice regarding such request, the TAC’s consent to the proposed actions shall be deemed to have been affirmatively granted.

(iii)    If, after following the procedures specified in this Section 5.7(b), the TAC continues to object to the proposed action and to withhold its consent to the proposed action, the Trustees and/or the TAC shall resolve their dispute pursuant to Section 7.13. However, the burden of proof with respect to the validity of the TAC’s objection and withholding of its consent shall be on the TAC.

SECTION 6

THE FUTURE CLAIMANTS’ REPRESENTATIVE

6.1    Duties. The Future Claimants’ Representative shall be the individual identified on the signature pages hereto. He or she shall serve in a fiduciary capacity, representing the interests of the holders of future PI Trust Claims for the purpose of protecting the rights of such persons. The Trustees must consult with the Future Claimants’ Representative on matters identified in Section 2.2(e) above and on certain other matters provided herein, and must obtain the consent of the Future Claimants’ Representative on matters identified in Section 2.2(f) above. Where provided in the TDP, certain other actions by the Trustees are also subject to the consent of the Future Claimants’ Representative.

6.2    Term of Office.

(a)    The Future Claimants’ Representative shall serve until the earlier of (i) his or her death, (ii) his or her resignation pursuant to Section 6.2(b) below, (iii) his or her removal pursuant to Section 6.2(c) below, or (iv) the termination of the PI Trust pursuant to Section 7.2 below.

(b)    The Future Claimants’ Representative may resign at any time by written notice to the Trustees. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.

(c)    The Future Claimants’ Representative may be removed by the Bankruptcy Court in the event he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties hereunder, such as repeated non-attendance at scheduled meetings, or other good cause.

6.3    Appointment of Successor. A vacancy caused by death or resignation shall be filled with an individual nominated prior to the death or the effective date of the resignation by the deceased or resigning Future Claimants’ Representative, and a vacancy caused by removal of the Future Claimants’ Representative shall be filled with an individual nominated by the Trustees in consultation with the TAC, subject, in each case, to the approval of the Bankruptcy Court. In the event a majority of the Trustees cannot agree, or a nominee has not been pre-selected, the successor shall be chosen by the Bankruptcy Court.

6.4    Future Claimants’ Representative’s Employment of Professionals.

(a)    The Future Claimants’ Representative may but is not required to retain and/or consult counsel, accountants, appraisers, auditors, forecasters, experts, and financial and investment advisors, and such other parties deemed by the Future Claimants’ Representative to be qualified as experts on matters submitted to the Future Claimants’ Representative (the

“Future Representative Professionals”). The Future Claimants’ Representative and the Future Representative Professionals shall at all times have complete access to the PI Trust’s officers, employees and agents, as well as to Trust Professionals, and shall also have complete access to all information generated by them or otherwise available to the PI Trust or the Trustees, provided that any information provided by the PI Trust or the Trust Professionals shall not constitute a waiver of any applicable privilege. In the absence of gross negligence, the written opinion of or information provided by any Future Representative Professional or Trust Professional deemed by the Future Claimants’ Representative to be qualified as an expert on the particular matter submitted to the Future Claimants’ Representative shall be full and complete authorization and protection in support of any action taken or not taken by the Future Claimants’ Representative in good faith and in accordance with the written opinion of or information provided by the Future Representative Professional or Trust Professional.

(b)    The Trust shall promptly reimburse, or pay directly if so instructed, the Future Claimants’ Representative for all reasonable fees and costs associated with the Future Claimants’ Representative’s employment of legal counsel pursuant to this provision in connection with the Future Claimants’ Representative’s performance of his or her duties hereunder. The Trust shall also promptly reimburse, or pay directly if so instructed, the Future Claimants’ Representative for all reasonable fees and costs associated with the Future Claimants’ Representative’s employment of any other Future Representative Professionals pursuant to this provision in connection with the Future Claimants’ Representative’s performance of his or her duties hereunder; provided, however, that (i) the Future Claimants’ Representative has first submitted to the Trust a written request for such reimbursement setting forth the reasons (A) why the Future Claimants’ Representative desires to employ the Future Representative Professional, and (B) why the Future Claimants’ Representative cannot rely on Trust Professionals to meet the need of the Future Claimants’ Representative for such expertise or advice, and (ii) the Trust has approved the Future Claimants’ Representative’s request for reimbursement in writing. If the Trust agrees to pay for the Future Representative Professional, such reimbursement shall be treated as a Trust Expense. If the Trust declines to pay for the Future Representative Professional, it must set forth its reasons in writing. If the Future Claimants’ Representative still desires to employ the Future Representative Professional at Trust expense, the Future Claimants’ Representative and the Trustees shall resolve their dispute pursuant to Section 7.13 below.

6.5    Compensation and Expenses of the Future Claimants’ Representative. The Future Claimants’ Representative shall receive compensation from the PI Trust in the form of the Future Claimants’ Representative’s normal hourly rate for services performed. The PI Trust will promptly reimburse the Future Claimants’ Representative for all reasonable out-of-pocket costs and expenses incurred by the Future Claimants’ Representative in connection with the performance of his or her duties hereunder. Such reimbursement or direct payment shall be deemed a PI Trust expense. The Trustees shall include a description of the amounts paid under this Section 6.5 in the accounts to be filed with the Bankruptcy Court and provided to the Trustees, the Future Claimants’ Representative, and Reorganized OC pursuant to Section 2.2(c)(i).

6.6    Procedures for Consultation With and Obtaining the Consent of the Future Claimants’ Representative.

(a)    Consultation Process.

(i)    In the event the Trustees are required to consult with the Future Claimants’ Representative pursuant to Section 2.2(e) above or on any other matters specified herein, the Trustees shall provide the Future Claimants’ Representative with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances. The Trustees shall also provide the Future Claimants’ Representative with such reasonable access to Trust Professionals and other experts retained by the PI Trust and its staff (if any) as the Future Claimants’ Representative may reasonably request during the time that the Trustees are considering such matter, and shall also provide the Future Claimants’ Representative the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Trustees.

(ii)    In determining when to take definitive action on any matter subject to the consultation process set forth in this Section 6.6(a), the Trustees shall take into consideration the time required for the Future Claimants’ Representative, if he or she so wishes, to engage and consult with his or her own independent financial or investment advisors as to such matter. In any event, the Trustees shall not take definitive action on any such matter until at least thirty (30) days after providing the Future Claimants’ Representative with the initial written notice that such matter is under consideration by the Trustees, unless such period is waived by the Future Claimants’ Representative.

(b)    Consent Process.

(i)    In the event the Trustees are required to obtain the consent of the Future Claimants’ Representative pursuant to Section 2.2(f) above, the Trustees shall provide the Future Claimants’ Representative with a written notice stating that his or her consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Trustees propose to take, and explaining in detail the reasons why the Trustees desire to take such action. The Trustees shall provide the Future Claimants’ Representative as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances. The Trustees shall also provide the Future Claimants’ Representative with such reasonable access to Trust Professionals and other experts retained by the PI Trust and its staff (if any) as the Future Claimants’ Representative may reasonably request during the time that the Trustees are considering such action, and shall also provide the Future Claimants’ Representative the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Trustees.

(ii)    The Future Claimants’ Representative must consider in good faith and in a timely fashion any request for his or her consent by the Trustees, and must in any event advise the Trustees in writing of his or her consent or objection to the proposed action within 30 days of receiving the original request for consent from the Trustees. The Future Claimants’ Representative may not withhold his or her consent unreasonably. If the Future Claimants’ Representative decides to withhold consent, he or she must explain in detail his or her objections to the proposed action. If the Future Claimants’ Representative does not advise the Trustees in writing of his or her consent or objections to the proposed action within

30 days of receiving the notice from the Trustees regarding such consent, the Future Claimants’ Representative’s consent shall be deemed to have been affirmatively granted.

(iii)    If, after following the procedures specified in this Section 5.7(b), the Future Claimants’ Representative continues to object to the proposed action and to withhold its consent to the proposed action, the Trustees and/or the Future Claimants’ Representative shall resolve their dispute pursuant to Section 7.13. However, the burden of proof with respect to the validity of the Future Claimants’ Representative’s objection and withholding of his or her consent shall be on the Future Claimants’ Representative.

SECTION 7

GENERAL PROVISIONS

7.1     Irrevocability. The PI Trust is irrevocable.

7.2    Term; Termination.

(a)    The term for which the PI Trust is to exist shall commence on the date of the filing of the Certificate of Trust and shall terminate pursuant to the provisions of Section 7.2 below.

(b)    The PI Trust shall automatically dissolve on the date (the “Dissolution Date”) ninety (90) days after the first to occur of the following events:

(i)    the date on which the Trustees decide to dissolve the PI Trust because (A) they deem it unlikely that new asbestos claims will be filed against the PI Trust,

(B) all PI Trust Claims duly filed with the PI Trust have been liquidated and paid to the extent provided in this PI Trust Agreement and the TDP or disallowed by a final, non-appealable order, to the extent possible based upon the funds available through the Plan, and (C) twelve (12) consecutive months have elapsed during which no new asbestos claim has been filed with the PI Trust; or

(ii)    if the Trustees have procured and have in place irrevocable insurance policies and have established claims handling agreements and other necessary arrangements with suitable third parties adequate to discharge all expected remaining obligations and expenses of the PI Trust in a manner consistent with this PI Trust Agreement and the TDP, the date on which the Bankruptcy Court enters an order approving such insurance and other arrangements and such order becomes a final order; or

(iii)    to the extent that any rule against perpetuities shall be deemed applicable to the PI Trust, twenty-one (21) years less ninety-one (91) days pass after the death of the last survivor of all of the descendants of Joseph P. Kennedy, Sr., of Massachusetts, father of the late President John F. Kennedy, living on the date hereof.

(c)    On the Dissolution Date or as soon as reasonably practicable, after the wind-up of the PI Trust’s affairs by the Trustees and payment of all the PI Trust’s liabilities have been provided for as required by applicable law including Section 3808 of the Act, all monies remaining in the PI Trust estate shall be given to such organization(s) exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code, which tax-exempt organization(s) shall be selected by the Trustees using their reasonable discretion; provided, however, that (i) if practicable, the activities of the selected tax-exempt organization(s) shall be related to the treatment of, research on, or the relief of suffering of individuals suffering from asbestos related lung disease or disorders, and (ii) the tax-exempt organization(s) shall not bear any relationship to Reorganized OC within the meaning of Section 468B(d)(3) of the Internal Revenue Code. Notwithstanding any contrary provision of the Plan and related documents, this Section 7.2(c) cannot be modified or amended.

(d)    Following the dissolution and distribution of the assets of the PI Trust, the PI Trust shall terminate and the Trustees, or any one of them, shall execute and cause a Certificate of Cancellation of the Certificate of Trust of the PI Trust to be filed in accordance with the Act. Notwithstanding anything to the contrary contained in this PI Trust Agreement, the existence of the PI Trust as a separate legal entity shall continue until the filing of such Certificate of Cancellation.

7.3    Amendments. The Trustees, after consultation with the TAC and the Future Claimants’ Representative, and subject to the consent of the TAC and the Future Claimants’ Representative, may modify or amend this PI Trust Agreement and the PI Trust By-laws. The Trustees, after consultation with the TAC and the Future Claimants’ Representative, and subject to the consent of the TAC and the Future Claimants’ Representative, may modify or amend the TDP, provided, however, that no amendment to the TDP shall be inconsistent with the limitations on amendments provided therein, and, in particular, the provisions limiting amendment of the Claims Payment Ratio set forth in Section 2.5 of the TDP and of the Payment Percentage set forth in Section 4.2 of the TDP. Any modification or amendment made pursuant to this Article must be done in writing. Notwithstanding anything contained in this PI Trust Agreement to the contrary, neither this PI Trust Agreement, the PI Trust Bylaws, the TDP, nor any document annexed to the foregoing shall be modified or amended in any way that could jeopardize, impair, or modify the applicability of Section 524(g) of the Bankruptcy Code, the efficacy or enforceability of the injunction entered thereunder, or the PI Trust’s qualified settlement fund status under Section 468B of the Internal Revenue Code.

7.4    Meetings. For purposes of determining whether a Trustee is entitled to per diem compensation as provided in Section 4.5 above, the Trustees shall be deemed to have attended a meeting in the event such person spends four hours or more during a day conferring, in person or by telephone conference call, on PI Trust matters with the TAC, the Future Claimants’ Representative, or Trustees, as applicable. A Trustee shall also be deemed to have attended a meeting in the event he or she spends four hours or more during a day engaging in activities related to Reorganized OC. The Trustees shall have complete discretion to determine whether a meeting, as described herein, occurred for purposes of Sections 4.5 above, including whether a Trustee who spends less than four hours during a given day on PI Trust activities should be compensated on a pro rata basis for purposes of payment of the per diem. The Delaware Trustee shall not be required nor permitted to attend meetings relating to the PI Trust.

7.5    Severability. Should any provision in this PI Trust Agreement be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this PI Trust Agreement.

7.6    Notices. Notices to persons asserting claims shall be given by first class mail, postage prepaid, at the address of such person, or, where applicable, such person’s legal representative, in each case as provided on such person’s claim form submitted to the PI Trust with respect to his or her PI Trust Claim.

(a)    Any notices or other communications required or permitted hereunder to the following parties shall be in writing and delivered at the addresses designated below, or sent by electronic mail or facsimile pursuant to the instructions listed below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished in writing to each of the other parties listed below in compliance with the terms hereof.

To the PI Trust through the Trustees:

Harry Huge, Esq.

Huge Law Firm

25 E. Battery Street

Charleston, SC 29401

Facsimile: (843) 720-8794

D. LeAnne Jackson, Esq.

6745 Lakeshore Drive

Dallas, TX 75214

E-mail: ljackson@sbcglobal.net

Hon. Dean M. Trafelet (Ret.)	During December – February:

P.O. Box 518	50 West Schiller

9130 Wild Lane	Chicago, IL 60610

Baileys Harbor, WI 54202

Facsimile: (920) 839-9438

E-mail: dtrafelet@dcwis.com dtrafelet@sbcglobal.net

To the Delaware Trustee:

Wilmington Trust Company

1100 N. Market Street

Wilmington, DE 19890-1625

Attention: Corporate Custody

To Reorganized OC:

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

Attention:

To the TAC:

Matthew P. Bergman, Esq.

Law Offices of Matthew P. Bergman

P.O. Box 2010

17530 Vashon Highway SW

Vashon, WA 98070

Facsimile: (206) 463-4470

E-mail: matt@bergmanlegal.com

Russell Budd, Esq.

Baron & Budd, PC

3102 Oak Lawn Avenue, Suite 1100

Dallas, TX 75219

Facsimile: (214) 520-1181

E-mail: rbudd@baronbudd.com

John D. Cooney, Esq.

Cooney & Conway

120 N. LaSalle Street, 30th Floor

Chicago, IL 60602

Facsimile: (312) 236-3029

E-mail: jcooney@cooneyconway.com

James L. Ferraro, Esq.

The Ferraro Law Firm

4000 Ponce de Leon Boulevard

Suite 700

Miami, FL 33146

Facsimile: (305) 379-6222

E-mail: jlf@ferraro.com

Theodore Goldberg, Esq.

Goldberg, Persky & White, PC

1030 Fifth Avenue, 3rd Floor

Pittsburgh, PA 15219

Facsimile: (412) 471-8308

E-mail: tgoldberg@gpwlaw.com

Steven Kazan, Esq.

Kazan, McClain, Abrams, Fernandez, Lyons & Farrise

171 Twelfth Street, Third Floor

Oakland, CA 94607

Facsimile: (510) 835-4913

E-mail: skazan@kazanlaw.com

Joseph F. Rice, Esq.

Motley Rice LLC

28 Bridgeside Boulevard

Mount Pleasant, NC 29464

Facsimile: (843) 216-9450

E-mail: jrice@motleyrice.com

Armand J. Volta, Jr., Esq.

Law Offices of Peter G. Angelos

100 N. Charles Street

22nd Floor

Baltimore, MD 21201

Facsimile: (410) 649-2111

E-mail: avolta@lawpga.com

Perry Weitz, Esq.

Weitz & Luxenberg

180 Maiden Lane

New York, NY 10038

Facsimile: (212) 344-5461

E-mail: pweitz@weitzlux.com

To the Future Claimants’ Representative:

James J. McMonagle, Esq.

Vorys, Sater, Seymour & Pease, LLP

2100 One Cleveland Center

1375 East 9th Street

Cleveland, OH 44114

Facsimile: (216) 937-3734

E-mail: jjmcmonagle@vssp.com

(b)    All such notices and communications if mailed shall be effective when physically delivered at the designated addresses or, if electronically transmitted, when the communication is received at the designated addresses and confirmed by the recipient by return transmission.

7.7    Successors and Assigns. The provisions of this PI Trust Agreement shall be binding upon and inure to the benefit of OC, Reorganized OC, the PI Trust, and the Trustees and their respective successors and assigns, except that neither OC, Reorganized OC, the PI Trust, or the Trustees may assign or otherwise transfer any of its, or their, rights or obligations under this PI Trust Agreement except, in the case of the PI Trust and the Trustees, as contemplated by Section 2.1 above.

7.8    Limitation on Claim Interests for Securities Laws Purposes. PI Trust Claims, and any interests therein (a) shall not be assigned, conveyed, hypothecated, pledged or otherwise transferred, voluntarily or involuntarily, directly or indirectly, except by will or under the laws of descent and distribution; (b) shall not be evidenced by a certificate or other instrument; (c) shall not possess any voting rights; and (d) shall not be entitled to receive any dividends or interest; provided, however, that clause (a) of this Section 7.8 shall not apply to the holder of a claim that is subrogated to a PI Trust Claim as a result of its satisfaction of such PI Trust Claim.

7.9    Entire Agreement; No Waiver. The entire agreement of the parties relating to the subject matter of this PI Trust Agreement is contained herein and in the documents referred to herein, and this PI Trust Agreement and such documents supersede any prior oral or written agreements concerning the subject matter hereof. No failure to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of rights under law or in equity.

7.10    Headings. The headings used in this PI Trust Agreement are inserted for convenience only and do not constitute a portion of this PI Trust Agreement, nor in any manner affect the construction of the provisions of this PI Trust Agreement.

7.11    Governing Law. This PI Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware conflict of law principles.

7.12    Settlors’ Representations and Cooperation. OC is hereby irrevocably designated as the Settlor, and is hereby authorized to take any action required of the Settlor in connection with the PI Trust Agreement. OC agrees to cooperate in implementing the goals and objectives of this PI Trust.

7.13     Dispute Resolution. Any disputes that arise under this PI Trust Agreement or under the TDP among the parties hereto shall be resolved by submission of the matter to an alternative dispute resolution (“ADR”) process mutually agreeable to the parties involved. Should any party to the ADR process be dissatisfied with the decision of the arbitrator(s), that party may apply to the Bankruptcy Court for a judicial determination of the matter. Any review conducted by the Bankruptcy Court shall be de novo. In any case, if the dispute arose pursuant to the consent provision set forth in Section 5.7(b) (in the case of the TAC) or Section 6.6(b) (in the case of the Future Claimants’ Representative), the burden of proof shall be on the party or parties who withheld consent to show that the objection was valid. Should the dispute not be resolved by ADR process within thirty (30) days after submission, the parties are relieved of the requirement to pursue ADR prior to application to the Bankruptcy Court. If the Trustees determine that the matter in dispute is exigent and cannot await the completion of the ADR process, the Trustees shall have the discretion to elect out of the ADR process altogether or at any stage of the process and seek resolution of the dispute in the Bankruptcy Court. Notwithstanding anything else herein contained, to the extent any provision of this PI Trust Agreement is inconsistent with any provision of the Plan or the TDP, the Plan or the TDP, as the case may be, shall control.

7.14     Enforcement and Administration. The provisions of this PI Trust Agreement and the TDP attached hereto shall be enforced by the Bankruptcy Court pursuant to the Plan. The parties hereby further acknowledge and agree that the Bankruptcy Court shall have exclusive jurisdiction over the settlement of the accounts of the Trustees and over any disputes hereunder not resolved by alternative dispute resolution in accordance with Section 7.13 above.

7.15    Effectiveness. This PI Trust Agreement shall not become effective until it has been executed and delivered by all the parties hereto.

7.16    Counterpart Signatures. This PI Trust Agreement may be executed in any number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this PI Trust Agreement this              day of                         ,             .

SETTLOR: Owens Corning

By:

Name and Title

TRUSTEES

Harry Huge Expiration Date of Initial Term: Anniversary of the date of this PI Trust Agreement

D. LeAnne Jackson Expiration Date of Initial Term: Anniversary of the date of this PI Trust Agreement

Dean M. Trafelet Expiration Date of Initial Term: Anniversary of the date of this PI Trust Agreement

ASBESTOS CLAIMANTS COMMITTEE

By:

TRUST ADVISORY COMMITTEE

Matthew Bergman, Esq. Expiration Date of Initial Term: Fourth Anniversary of the date of this PI Trust Agreement

Russell W. Budd, Esq. Expiration Date of Initial Term: Fifth Anniversary of the date of this PI Trust Agreement

John D. Cooney, Esq. Expiration Date of Initial Term: Third Anniversary of the date of this PI Trust Agreement

James Ferraro, Esq. Expiration Date of Initial Term: Fourth Anniversary of the date of this PI Trust Agreement

Theodore Goldberg, Esq. Expiration Date of Initial Term: Third Anniversary of the date of this PI Trust Agreement

Steven Kazan, Esq. Expiration Date of Initial Term: Fifth Anniversary of the date of this PI Trust Agreement

Joseph F. Rice, Esq. Expiration Date of Initial Term: Fourth Anniversary of the date of this PI Trust Agreement

Armand J. Volta, Jr., Esq. Expiration Date of Initial Term: Third Anniversary of the date of this PI Trust Agreement

Perry Weitz, Esq. Expiration Date of Initial Term: Fifth Anniversary of the date of this PI Trust Agreement

FUTURE CLAIMANTS’ REPRESENTATIVE

James J. McMonagle

DELAWARE TRUSTEE: Wilmington Trust Company

By:

CERTIFICATE OF TRUST

OF

OWENS CORNING/FIBREBOARD ASBESTOS PERSONAL INJURY TRUST

THIS Certificate of Trust of the Owens Corning/Fibreboard Asbestos Personal Injury Trust (the “Trust”), is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code, § 3801 et seq.) (the “Act”).

1.         Name. The name of the statutory trust formed hereby is Owens Corning/Fibreboard Asbestos Personal Injury Trust.

2.         Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, 1100 N. Market Street, Wilmington, Delaware 19890-1625, Attention: Corporate Custody.

3.         Effective Date. This Certificate of Trust shall be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee

By:
Name:
Title:

Harry Huge, not in his individual capacity but solely as Trustee

D. LeAnne Jackson, not in her individual capacity but solely as Trustee

Dean M. Trafelet, not in his individual capacity but solely as Trustee

Exhibit D-1

OWENS CORNING/FIBREBOARD

FORM OF ASBESTOS PERSONAL INJURY

TRUST DISTRIBUTION PROCEDURES

EXHIBIT D-1

OWENS CORNING/FIBREBOARD

ASBESTOS PERSONAL INJURY TRUST DISTRIBUTION PROCEDURES

SECTION V	— Resolution of PI Trust Claims	18

5.1	Ordering, Processing and Payment of Claims	18
	(a) Ordering of Claims	18
	(1) Establishment of the FIFO Processing Queues	18
	(2) Effect of Statutes of Limitations and Repose	19
	(b) Processing of Claims	20
	(c) Payment of Claims	21
5.2	Resolution of Pre-Petition Liquidated PI Trust Claims	22
	(a) Processing and Payment	22
	(b) Marshalling of Security	24
5.3	Resolution of Unliquidated PI Trust Claims	24
	(a) Expedited Review Process	26
	(1) In General	26
	(2) Claims Processing under Expedited Review	27
	(3) Disease Levels, Scheduled Values and Medical/Exposure Criteria	28
	(b) Individual Review Process	32
	(1) In General	32
	(A) Review of Medical/Exposure Criteria	34
	(B) Review of Liquidated Value	34
	(2) Valuation Factors to be Considered in Individual Review	35
	(3) Processing and Payment Limitations for Claims Involving Disease Levels III and II	37
	(A) Disease Level III Claims	37
	(B) Disease Level II Claims	37
	(4) Scheduled, Average and Maximum Values	37
5.4	Categorizing Claims as Extraordinary and/or Exigent Hardship	40
	(a) Extraordinary Claims	40
	(b) Exigent Hardship Claims	41
5.5	Secondary Exposure Claims	41
5.6	Indirect PI Trust Claims	42
5.7	Evidentiary Requirements	44
	(a) Medical Evidence	44
	(1) In General	44
	(A) Disease Levels I – IV	45
	(B) Disease Levels V – VIII	46
	(C) Treatment of Certain Pre-Petition Claims	46
	(2) Credibility of Medical Evidence	47
	(b) Exposure Evidence	48
	(1) In General	48
	(2) Significant Occupational Exposure	49
	(3) OC or Fibreboard Exposure	49

-ii-

5.8	Claims Audit Program	50
5.9	Second Disease (Malignancy) Claims	50
5.10	Arbitration	51
	(a) Establishment of ADR Procedures	51
	(b) Claims Eligible for Arbitration	52
	(c) Limitations on and Payment of Arbitration Awards	52
5.11	Litigation	53

SECTION VI	— Claims Materials	53

6.1	Claims Materials	53
6.2	Content of Claims Materials	54
6.3	Withdrawal or Deferral of Claims	54
6.4	Filing Requirements and Fees	55
6.5	Confidentiality of Claimants’ Submissions	55

SECTION VII	— General Guidelines for Liquidating and Paying Claims	56

7.1	Showing Required	56
7.2	Costs Considered	56
7.3	Discretion to Vary Order and Amounts of Payments in Event of Limited Liquidity	57
7.4	Punitive Damages	57
7.5	Interest	58
	(a) In General	58
	(b) Unliquidated PI Trust Claims	59
	(c) Interest on Liquidated Pre-Petition Claims	59
7.6	Suits in the Tort System	60
7.7	Payment of Judgments for Money Damages	60
7.8	Releases	61
7.9	Third-Party Services	61
7.10	PI Trust Disclosure of Information	62

SECTION VIII	— Miscellaneous	62

8.1	Amendments	62
8.2	Severability	62
8.3	Governing Law	63

-iii-

OWENS CORNING/FIBREBOARD

ASBESTOS PERSONAL INJURY TRUST DISTRIBUTION PROCEDURES

The Asbestos Personal Injury Trust Distribution Procedures (“TDP”) contained herein provide for resolving all Asbestos Personal Injury Claims for which Owens Corning (“OC”) and/or its wholly owned subsidiary, Fibreboard Corporation (“Fibreboard”), and their predecessors, successors, and assigns have legal responsibility (respectively, OC Asbestos Personal Injury Claims (“OC Claims”) and FB Asbestos Personal Injury Claims (“Fibreboard Claims”), which terms are defined in the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession (As Modified) (“Plan”) (hereinafter collectively referred to in this TDP as “PI Trust Claims”)). The Plan and the Asbestos Personal Injury Trust Agreement (“PI Trust Agreement”) establish the Owens Corning/Fibreboard Asbestos Personal Injury Trust (the “PI Trust”). The Trustees of the PI Trust (“Trustees”) shall implement and administer this TDP in accordance with the PI Trust Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan and the PI Trust Agreement.

SECTION I

Introduction

1.1    Purpose. This TDP has been adopted pursuant to the PI Trust Agreement. It is designed to provide fair, equitable, and substantially similar treatment for all PI Trust Claims that may presently exist or may arise in the future.

1.2    Interpretation. Except as may otherwise be provided below, nothing in this TDP shall be deemed to create a substantive right for any claimant. The rights and benefits, if any, provided herein to holders of PI Trust Claims shall vest in such holders as of the Effective Date.

SECTION II

Overview

2.1    PI Trust Goals. The goal of the PI Trust is to treat all holders of PI Trust Claims equitably and in accordance with the requirements of Section 524(g) of the Bankruptcy Code. To achieve that goal, the PI Trust consists of two separate Sub-Accounts, an OC Sub-Account for payment of OC Claims and a Fibreboard Sub-Account for payment of Fibreboard Claims (together the “PI Trust Sub-Accounts”).

A claimant may assert separate claims against the OC Sub-Account and the Fibreboard Sub-Account based on separate exposures to asbestos or asbestos-containing products manufactured or distributed by OC and Fibreboard, respectively (“Multiple Exposure Claims”); however, all such Multiple Exposure Claims must be filed by the claimant at the same time. To the extent that the OC Sub-Account and the Fibreboard Sub-Account each has separate liability to a claimant based on Multiple Exposure Claims, each Sub-Account shall pay the claimant the liquidated value of the separate claim for which it is liable, subject to applicable Payment Percentage, Maximum Annual Payment, Maximum Available Payment and Claims Payment Ratio limitations set forth below.

This TDP sets forth procedures for processing and paying all PI Trust Claims from the two Sub-Accounts generally on an impartial, first-in-first-out (“FIFO”) basis, with the intention of paying all claimants over time as equivalent a share as possible of the value of their claims based on historical values for substantially similar claims in the tort system.1 To this end, this TDP establishes a single schedule of eight asbestos-related diseases (“Disease Levels”), seven of which have presumptive medical and exposure requirements (“Medical/Exposure Criteria”) that are applicable to both OC and Fibreboard Claims, as well as two separate schedules with liquidated values (“Scheduled Values”), anticipated average values (“Average Values”), and caps on liquidated values (“Maximum Values”) that are applicable to OC Claims and Fibreboard Claims, respectively.

These Disease Levels, Medical/Exposure Criteria, Scheduled Values, Average Values and Maximum Values, which are set forth in Sections 5.3 and 5.4 below, have all been selected and derived with the intention of achieving a fair allocation of the assets held by the separate OC and Fibreboard Sub-Accounts as among their respective claimants suffering from different disease processes in light of the best available information considering the settlement histories of OC and Fibreboard, and the rights that OC and Fibreboard claimants would have in the tort system absent the bankruptcy.

2.2    Claims Liquidation Procedures. PI Trust Claims shall be processed based on their place in separate FIFO Processing Queues to be established for each of the two PI Trust Sub-Accounts pursuant to Section 5.1(a) below. The PI Trust shall take all reasonable steps to resolve OC and Fibreboard Claims as efficiently and expeditiously as possible at each stage of claims processing and arbitration. To this end, the PI Trust, in its sole discretion, may conduct settlement discussions with claimants’ representatives with respect to more than one claim at a time, provided that the claimants’ respective positions in the FIFO Processing

[1]	As used in this TDP, the phrase “in the tort system” shall include only claims asserted by way of litigation and not claims asserted against a trust established pursuant to section 524(g) and/or section 105 of the Bankruptcy Code or any other applicable law.

Queues are maintained, and each claim is individually evaluated pursuant to the valuation factors set forth in Section 5.3(b)(2) below. The PI Trust shall also make every effort to resolve each year at least that number of PI Trust Claims required to exhaust the Maximum Annual Payment and the Maximum Available Payment for Category A and Category B claims, as those terms are defined below.

The PI Trust shall liquidate all OC and Fibreboard Claims except Foreign Claims (as defined in Section 5.3(b)(1) below) that meet the presumptive Medical/Exposure Criteria of Disease Levels I – V, VII and VIII under the Expedited Review Process described in Section 5.3(a) below. PI Trust Claims involving Disease Levels I – V, VII and VIII that do not meet the presumptive Medical/Exposure Criteria for the relevant Disease Level may undergo the PI Trust’s Individual Review Process described in Section 5.3(b) below. In such a case, notwithstanding that the claim does not meet the presumptive Medical/Exposure Criteria for the relevant Disease Level, the PI Trust can offer the claimant an amount up to the Scheduled Value of that Disease Level if the PI Trust is satisfied that the claimant has presented a claim that would be cognizable and valid in the tort system.

In lieu of liquidating such claimant’s claim under the Expedited Review Process, OC and Fibreboard claimants holding PI Trust Claims involving Disease Levels II – VIII may alternatively seek to establish liquidated values for their claims that are greater than their Scheduled Values by electing the PI Trust’s Individual Review Process. However, the liquidated values of PI Trust Claims that undergo the Individual Review Process for valuation purposes may be determined to be less than the Scheduled Values, and in any event shall not exceed the respective Maximum Values for the Disease Levels set forth for OC and

Fibreboard Claims in Section 5.3(b)(4) below, unless the claims qualify as Extraordinary Claims as defined in Section 5.4(a) below, in which case their liquidated value cannot exceed the Maximum Values specified in that provision for such claims. OC and Fibreboard Level VI (Lung Cancer 2) Claims and all Foreign Claims may be liquidated only pursuant to the PI Trust’s Individual Review Process.

Based upon OC’s and Fibreboard’s claims settlement history in light of applicable tort law, and current projections of present and future unliquidated claims, the Scheduled Values and Maximum Values set forth in Section 5.3(b)(4) for OC and Fibreboard Claims, respectively, have been established for each of the Disease Levels that are eligible for Individual Review of their liquidated values, with the expectation that the combination of settlements at the Scheduled Values and those resulting from the Individual Review Process should result in the Average Values also set forth in that provision.

All unresolved disputes over a claimant’s medical condition, exposure history and/or the liquidated value of the claim shall be subject to mandatory pro bono evaluation and mediation and then to binding or non-binding arbitration pursuant to Section 5.10 below, at the election of the claimant, under the ADR Procedures that are provided in Attachment A hereto. PI Trust Claims that are the subject of a dispute with the PI Trust that cannot be resolved by non-binding arbitration may enter the tort system as provided in Sections 5.11 and 7.6 below. However, if and when an OC or Fibreboard claimant obtains a judgment in the tort system, the judgment will be payable (subject to the Payment Percentage, Maximum Available Payment, and Claims Payment Ratio provisions set forth below) as provided in Section 7.7 below.

2.3    Application of the Payment Percentage. After the liquidated value of an OC or Fibreboard Claim other than a claim involving Other Asbestos Disease (Disease Level I – Cash Discount Payment), as defined in Section 5.3(a)(3) below, is determined pursuant to the procedures set forth herein for Expedited Review, Individual Review, arbitration, or litigation in the tort system, the claimant will ultimately receive a pro-rata share of that value based on the Payment Percentages separately set for OC and Fibreboard Claims pursuant to Section 4.2 below. These Payment Percentages shall also apply to all Pre-Petition Liquidated Claims as provided in Section 5.2 below.

The Initial Payment Percentage for the OC Sub-Account has been set at forty percent (40%), and the Initial Payment Percentage for the Fibreboard Sub-Account has been set at twenty-five percent (25%). These Initial Payment Percentages shall apply to all OC and Fibreboard PI Trust Voting Claims accepted as valid by the PI Trust, unless adjusted by the PI Trust with the consent of the PI Trust Advisory Committee (“TAC”) and the Legal Representative for Future Asbestos Claimants (“Future Claimants’ Representative”) (who are described in Section 3.1 below) pursuant to Section 4.2 below, and except as provided in Section 4.3 below with respect to supplemental payments in the event an Initial Payment Percentage for a Sub-Account is changed.

The term “PI Trust Voting Claims” includes (i) Pre-Petition Liquidated Claims as provided in Section 5.2 below; (ii) OC and Fibreboard Claims filed against OC and/or Fibreboard in the tort system or actually submitted to OC and/or Fibreboard pursuant to an administrative settlement agreement prior to the Petition Date of October 5, 2000; and (iii) all claims filed against another asbestos defendant in the tort system prior to the date the Plan was first filed with the Bankruptcy Court (January 17, 2003 (the “Plan Filing Date”)), provided, however, that (1) the holder of a claim described in subsection (i), (ii) or (iii) above, or his or her authorized agent, actually voted to accept or reject the Plan pursuant to the voting procedures established by the Bankruptcy Court unless such holder certifies to the satisfaction of the Trustees that he or she was prevented from voting in this proceeding as a result of circumstances resulting in a state of emergency affecting, as the case may be, the holder’s residence, principal place of business or legal representative’s principal place of business at which the holder or his or her legal representative receives notice and/or maintains material records relating to his or her PI Trust Voting Claim, and (2) the claim was subsequently filed with the PI Trust pursuant to Section 6.1 below by the Initial Claims Filing Date as defined in Section 5.1(a) below.

The Initial Payment Percentages for the OC and Fibreboard Sub-Accounts set forth above have been calculated on the assumption that the Average Values set forth in Section 5.3(b)(4) below will be achieved with respect to existing present claims and projected future claims involving Disease Levels II – VIII. However, either or both of these Payment Percentages may be adjusted upwards or downwards from time to time pursuant to Section 4.2 below by the PI Trust with the consent of the TAC and the Future Claimants’ Representative to reflect then-current estimates of the assets and liabilities allocable to OC and Fibreboard Claims, respectively, as well as the then-estimated value of pending and future OC and Fibreboard Claims. However, any adjustment to the Initial Payment Percentages shall be made only pursuant to Section 4.2 below. If the Payment Percentage for either the OC or Fibreboard Sub-Account is increased over time, claimants whose OC or Fibreboard Claims were liquidated and paid in prior periods under the TDP will receive additional payments only as provided in Section 4.3 below. Because there is uncertainty in the prediction of both the number and severity of future claims, and the amount of the PI Trust’s assets, no guarantee can be made of any Payment Percentage for either OC or Fibreboard Claims.

2.4    Determination of the Maximum Annual Payment and Maximum Available Payment. For each of the OC and the Fibreboard Sub-Accounts, the PI Trust shall estimate or model the amount of cash flow anticipated to be necessary over the entire life of the Sub-Account to ensure that amounts will be available to treat all holders of OC and/or Fibreboard Claims as similarly as possible, given the assets and liabilities allocable to each of the two Sub-Accounts. In each year, for each Sub-Account, the PI Trust will be empowered to pay out all of the income earned during the year by the Sub-Account (net of taxes payable with respect thereto), together with a portion of the Sub-Account’s principal, calculated so that the application of the Sub-Account’s assets over its life shall correspond with the needs created by the anticipated flow of claims to the Sub-Account (the “Maximum Annual Payment”), taking into account the Payment Percentage provisions set forth in Section 2.3 above and Sections 4.2 and 4.3 below. The PI Trust’s distributions from each Sub-Account to all holders of claims against the Sub-Account for that year shall not exceed the Maximum Annual Payment determined for that year.

In distributing the Maximum Annual Payment from each Sub-Account, the PI Trust shall first allocate the amount in question to outstanding Pre-Petition Liquidated Claims (as defined in Section 5.2(a) below) against the Sub-Account, and to liquidated claims against the Sub-Account involving Disease Level I (Cash Discount Payment), in proportion to the aggregate value of each group of claims. The remaining portion of the Maximum Annual Payment (the “Maximum Available Payment”), if any, shall then be allocated and used to satisfy all other previously liquidated PI Trust Claims against the Sub-Account, subject to the Claims Payment Ratio for the Sub-Account set forth in Section 2.5 below.

In the event there are insufficient amounts in any year to pay the total number of outstanding Pre-Petition Liquidated Claims and/or previously liquidated Disease Level I Claims against the Sub-Account, the available amounts allocated to that group of claims shall be paid to the maximum extent to claimants in the particular group based on their place in their Sub-Account’s FIFO Payment Queue. Claims in either group for which there are insufficient amounts in the Sub-Account shall be carried over to the next year and placed at the head of the FIFO Payment Queue for that Sub-Account.

2.5    Claims Payment Ratio. Based upon OC’s and Fibreboard’s claims settlement history and analysis of present and future claims, a single Claims Payment Ratio has been determined for both Sub-Accounts, which, as of the Effective Date, has been set at 65% for Category A claims, which consist of PI Trust Claims against OC and/or Fibreboard involving severe asbestosis and malignancies (Disease Levels IV – VIII) that were unliquidated as of the Petition Date, and at 35% for Category B claims, which are PI Trust Claims against OC and/or Fibreboard involving non-malignant Asbestosis or Pleural Disease (Disease Levels II and III) that were similarly unliquidated as of the Petition Date. However, the Claims Payment Ratio shall not apply to any Pre-Petition Liquidated Claims or to any claims for Other Asbestos Disease (Disease Level I – Cash Discount Payment) payable from either OC or Fibreboard Sub-Accounts.

In each year, after the determination of the Maximum Available Payment described in Section 2.4 above, 65% of that amount will be available to pay Category A claims and 35% will be available to pay Category B claims that have been liquidated since the Petition Date. In the event there are insufficient amounts in either the OC or Fibreboard Sub-Accounts in any year to pay the liquidated claims within either or both of the Categories, the available amounts allocated to the particular Category within the Sub-Account shall be paid to the maximum extent to claimants in that Category based on their place in the Sub-Account’s FIFO Payment Queue described in Section 5.1(c) below, which will be based upon the date of claim liquidation.

Claims for which there are insufficient amounts allocated to the relevant Category within a Sub-Account shall be carried over to the next year where they will be placed at the head of the Sub-Account’s FIFO Payment Queue. If there are excess amounts in either or both Categories within a Sub-Account, because there is an insufficient amount of liquidated claims to exhaust the respective Sub-Account’s Maximum Available Payment amount for that Category, then the excess amounts for either or both Categories will be rolled over and remain dedicated to the respective Category to which they were originally allocated.

The 65%/35% Claims Payment Ratio and its rollover provision shall apply to all OC and Fibreboard PI Trust Voting Claims as defined in Section 2.3 above (except Pre-Petition Liquidated Claims and Other Asbestos Claims (Disease Level I – Cash Discount Payment)) and shall not be amended until the third anniversary of the date the PI Trust first accepts for processing proof of claim forms and other materials required to file a claim with the PI Trust. Thereafter, the Sub-Account’s Claims Payment Ratio and its rollover provision shall be continued absent circumstances, such as a significant change in law or medicine, necessitating amendment to avoid a manifest injustice. However, the accumulation, rollover and subsequent delay of claims against one or both Sub-Accounts resulting from the application of the Claims Payment Ratio, shall not, in and of itself, constitute such circumstances. Nor may an increase in the numbers of Category B claims against a Sub-Account beyond those predicted or expected be considered as a factor in deciding whether to reduce the percentage allocated to Category A claims.

In considering whether to make any amendments to the Claims Payment Ratio and/or its rollover provisions for either Sub-Account, the Trustees should also consider the reasons for which the Claims Payment Ratio and its rollover provisions were adopted, the settlement histories of OC and Fibreboard that gave rise to its calculation, and the foreseeability or lack of the foreseeability of the reasons why there would be any need to make an amendment. In that regard, the Trustees should keep in mind the interplay between the Payment Percentage and the Claims Payment Ratio as it affects the net cash actually paid to claimants from either Sub-Account.

In any event, no amendment to the Claims Payment Ratio to reduce the percentage allocated to Category A claims may be made without the unanimous consent of the TAC members and the consent of the Future Claimants’ Representative, and the percentage allocated to Category A claims may not be increased without the consent of the TAC and the Future Claimants’ Representative. In case of any amendments to the Claims Payment Ratio, consents shall be governed by the consent process set forth in Sections 5.7(b) and 6.6(b) of the PI Trust Agreement. The Trustees, with the consent of the TAC and the Future Claimants’

Representative, may offer the option of a reduced Payment Percentage to holders of claims in either Category A or Category B against either Sub-Account in return for prompter payment by the Sub-Account (the “Reduced Payment Option”).

2.6    Indemnity and Contribution Claims. As set forth in Section 5.6 below, PI Trust Claims for indemnity and contribution (defined in the Plan as OC Indirect Asbestos Personal Injury Claims and Fibreboard Indirect Asbestos Personal Injury Claims, and hereinafter referred to as “Indirect PI Trust Claims”) against either the OC or the Fibreboard Sub-Accounts, if any, will be subject to the same categorization, evaluation, and payment provisions of this TDP as all other OC and Fibreboard Claims.

SECTION III

TDP Administration

3.1    PI Trust Advisory Committee and Future Claimants’ Representative. Pursuant to the Plan and the PI Trust Agreement, the PI Trust and this TDP shall be administered by the Trustees in consultation with the TAC, which represents the interests of holders of present PI Trust Claims against OC and Fibreboard, and the Future Claimants’ Representative, who represents the interests of holders of PI Trust Claims against OC and/or Fibreboard that will be asserted in the future. The Trustees shall obtain the consent of the TAC and the Future Claimants’ Representative on any amendments to these Procedures pursuant to Section 8.1 below, and on such other matters as are otherwise required below and in Section 2.2(f) of the PI Trust Agreement. The Trustees shall also consult with the TAC and the Future Claimants’ Representative on such matters as are provided below and in Section

2.2(e) of the PI Trust Agreement. The initial members of the TAC and the initial Future Claimants’ Representative are identified in the PI Trust Agreement.

3.2    Consent and Consultation Procedures. In those circumstances in which consultation or consent is required, the Trustees will provide written notice to the TAC and the Future Claimants’ Representative of the specific amendment or other action that is proposed. The Trustees will not implement such amendment nor take such action unless and until the parties have engaged in the Consultation Process described in Sections 5.7(a) and 6.6(a), or the Consent Process described in Sections 5.7(b) and 6.6(b) of the PI Trust Agreement, respectively.

SECTION IV

Payment Percentage; Periodic Estimates

4.1    Uncertainty of OC’s and Fibreboard’s Total Personal Injury Asbestos Liabilities. As discussed above, there is inherent uncertainty regarding OC’s and Fibreboard’s total asbestos-related tort liabilities, as well as the total value of the assets available to the OC and Fibreboard Sub-Accounts to pay PI Trust Claims asserted against each Sub-Account. Consequently, there is inherent uncertainty regarding the amounts that holders of PI Trust Claims will receive. To seek to ensure substantially similar treatment of all present and future PI Trust Claims against either the OC or the Fibreboard Sub-Accounts, the Trustees must determine from time to time the percentage of full liquidated value that holders of PI Trust Claims against the Sub-Account will be likely to receive, i.e, the “Payment Percentage” described in Section 2.3 above and Section 4.2 below.

4.2    Computation of Payment Percentage. As provided in Section 2.3 above, the Initial Payment Percentage for claims against the OC Sub-Account shall be forty percent (40%), and for claims against the Fibreboard Sub-Account twenty-five percent (25%). These percentages shall apply to all OC and Fibreboard PI Trust Voting Claims as defined in Section 2.3 above, unless the Trustees, with the consent of the TAC and the Future Claimants’ Representative, determine that the Initial Payment Percentage for one or both Sub-Accounts should be changed to assure that the PI Trust will be in a financial position to pay holders of unliquidated and/or unpaid PI Trust Voting Claims and present and future PI Trust Claims against the OC and Fibreboard Sub-Accounts, respectively, in substantially the same manner. In making any such adjustment, the Trustees, the TAC and the Future Claimants’ Representative shall take into account the fact that the holders of PI Trust Voting Claims voted on the Plan relying on the findings of experts that the Initial Payment Percentage for each Sub-Account represented a reasonably reliable estimate of the PI Trust’s total assets and liabilities over its life based on the best information available at the time, and shall thus give due consideration to the expectations of PI Trust Voting Claimants that the Initial Payment Percentage would be applied to their PI Trust Claims.

Except with respect to PI Trust Voting Claims to which the Initial Payment Percentage applies, the Payment Percentage for either the OC or the Fibreboard Sub-Accounts shall be subject to change pursuant to the terms of this TDP and the PI Trust Agreement if the Trustees determine that an adjustment is required. No less frequently than once every three years, commencing with the first day of January occurring after the Plan is consummated, the Trustees shall reconsider the then applicable Payment Percentage for each of the OC and

Fibreboard Sub-Accounts to assure that the respective percentage is based on accurate, current information and may, after such reconsideration, change the Payment Percentage for either Sub-Account if necessary with the consent of the TAC and the Future Claimants’ Representative.

The Trustees shall also reconsider the then applicable Payment Percentages for either or both Sub-Accounts at shorter intervals if they deem such reconsideration to be appropriate or if requested to do so by the TAC or the Future Claimants’ Representative. The Trustees must base their determination of the Payment Percentage on current estimates of the number, types, and values of present and future PI Trust Claims against the respective Sub-Accounts, the value of the assets then available to the respective Sub-Accounts for their payment, all anticipated administrative and legal expenses of the respective Sub-Accounts, and any other material matters that are reasonably likely to affect the sufficiency of the respective Sub-Accounts’ assets to pay a comparable percentage of full value to all holders of claims against the Sub-Accounts. When making these determinations, the Trustees shall exercise common sense and flexibly evaluate all relevant factors. The Payment Percentage applicable to Category A or Category B claims against the respective Sub-Accounts may not be reduced to alleviate delays in payments of claims in the other Category; both Categories will receive the same Payment Percentage, but the payment from either or both Sub-Accounts may be deferred as needed pursuant to Section 7.3 below, and a Reduced Payment Option may be instituted for either Sub-Account as described in Section 2.5 above.

4.3    Applicability of the Payment Percentage. Except as set forth below in this Section 4.3 with respect to supplemental payments, no holder of a PI Trust Voting Claim other than a PI Trust Voting Claim for Other Asbestos Disease (Disease Level I – Cash Discount Payment) as defined in Section 5.3(a)(3) below shall receive a payment that exceeds the PI Trust’s determination of the Initial Payment Percentage for the relevant Sub-Account of the liquidated value of the claim. Except as otherwise provided in Section 5.1(c) below for PI Trust Claims involving deceased or incompetent claimants for which court or probate approval of the PI Trust’s offer is required, no holder of any other PI Trust Claim shall receive a payment that exceeds the Payment Percentage for the respective Sub-Account in effect at the time of payment. PI Trust Claims involving Other Asbestos Disease (Disease Level I – Cash Discount Payment) shall not be subject to such Sub-Account’s Payment Percentage, but shall instead be paid the full amount of their Scheduled Value as set forth in Section 5.3(a)(3) below.

If a redetermination of the respective Sub-Account’s Payment Percentage has been proposed in writing by the Trustees to the TAC and the Future Claimants’ Representative but has not yet been adopted, the claimant shall receive the lower of such Sub-Account’s current Payment Percentage or the proposed Payment Percentage. However, if the proposed Payment Percentage for such Sub-Account was the lower amount but was not subsequently adopted, the claimant shall thereafter receive the difference between the lower proposed amount and the higher current amount. Conversely, if the proposed Payment Percentage for such Sub-Account was the higher amount and was subsequently adopted, the claimant shall thereafter receive the difference between the lower current amount and the higher adopted amount.

There is uncertainty surrounding the amount of the PI Trust’s future assets. There is also uncertainty surrounding the totality of the PI Trust Claims to be paid over time as well as the extent to which changes in existing federal and state law could affect the PI Trust’s liabilities under this TDP. If the value of the PI Trust’s future assets increases significantly and/or if the value or volume of PI Trust Claims actually filed with the PI Trust is significantly lower than originally estimated, the PI Trust shall use those proceeds and/or claims savings, as the case may be, first to maintain the Payment Percentage then in effect.

If the Trustees, with the consent of the TAC and the Future Claimants’ Representative, make a determination to increase the Payment Percentage due to a material change in the estimates of the PI Trust’s future assets and/or liabilities, the Trustees shall also make supplemental payments to all claimants who previously liquidated their claims against the PI Trust and received payments based on a lower Payment Percentage. The amount of any such supplemental payment shall be the liquidated value of the claim in question times the newly adjusted Payment Percentage, less all amounts previously paid to the claimant with respect to the claim (excluding the portion of such previously paid amounts that was attributable to interest paid pursuant to Section 7.5 below).

The Trustees’ obligation to make a supplemental payment to a claimant shall be suspended in the event the payment in question would be less than $100.00, and the amount of the suspended payment shall be added to the amount of any prior supplemental payment/payments that was/were also suspended because it/they would have been less than $100.00. However, the Trustees’ obligation shall resume and the Trustees shall pay any such aggregate supplemental payments due the claimant at such time that the total exceeds $100.00.

SECTION V

Resolution of PI Trust Claims.

5.1    Ordering, Processing and Payment of Claims.

5.1(a) Ordering of Claims.

5.1(a)(1) Establishment of FIFO Processing Queues. The PI Trust will order separately all OC and Fibreboard Claims that are sufficiently complete to be reviewed for processing purposes on a FIFO basis except as otherwise provided herein (the “FIFO Processing Queues”). For all claims filed on or before the date six months after the date that the PI Trust first makes available proof of claim forms and other claims materials required to file a claim with the PI Trust (the “Initial Claims Filing Date”), a claimant’s position in either FIFO Processing Queue shall be determined as of the earliest of (i) the date prior to the Petition Date (if any) that the specific claim was either filed against OC or Fibreboard in the tort system or was actually submitted to OC or Fibreboard pursuant to an administrative settlement agreement; (ii) the date before the Petition Date that the claim was filed against another asbestos defendant in the tort system if at the time the claim was subject to a tolling agreement with OC or Fibreboard; (iii) the date after the Petition Date but before the Initial Claims Filing Date that the claim was filed against another asbestos defendant in the tort system; (iv) the date after the Petition Date but before the Effective Date the claimant filed a proof of claim form in OC’s and/or Fibreboard’s Chapter 11 proceeding; or (v) the date after the Petition Date the claimant submitted a ballot in OC’s Chapter 11 proceeding for purposes of voting on the Plan pursuant to the voting procedures approved by the Bankruptcy Court.

Following the Initial Claims Filing Date, the claimant’s position in one of the two FIFO Processing Queues shall be determined by the date the claim was filed with the PI Trust. If any claims are filed on the same date, the claimant’s position in the FIFO Processing Queue shall be determined by date of the claimant’s diagnosis of asbestos-related disease. If any claims are filed and diagnosed on the same date, the claimant’s position in the FIFO Processing Queue shall be determined by the date of the claimant’s birth, with older claimants given priority over younger claimants.

5.1(a)(2) Effect of Statutes of Limitations and Repose. All unliquidated PI Trust Claims must meet either, (i) for claims first filed in the tort system against OC or Fibreboard, respectively prior to the Petition Date, the applicable federal, state and foreign statute of limitation and repose that was in effect at the time of the filing of the claim in the tort system, or (ii) for claims that were not filed against either OC or Fibreboard in the tort system prior to the Petition Date, the applicable federal, state or foreign statute of limitation that was in effect at the time of the filing with the PI Trust.

However, the running of the relevant statute of limitation shall be tolled as of the earliest of (A) the actual filing of the claim against OC or Fibreboard prior to the Petition Date, whether in the tort system or by submission of the claim to OC or Fibreboard pursuant to an administrative settlement agreement; (B) the filing of the claim against another defendant in the tort system prior to the Petition Date if the claim was tolled against OC or Fibreboard at the time by an agreement or otherwise; (C) the filing of a claim after the Petition Date but prior to the Initial Claims Filing Date against another defendant in the tort system; (D) the date after the Petition Date but before the Effective Date that a proof of claim was filed against OC or Fibreboard in OC’s and or Fibreboard’s Chapter 11 proceeding; (E) the date a ballot was submitted by the claimant in OC’s and or Fibreboard’s Chapter 11 proceeding for purposes of voting on the Plan pursuant to the voting procedures approved by the Bankruptcy Court; or (F) the filing of a proof of claim with the requisite supporting documentation with the PI Trust after the Initial Claims Filing Date.

If a PI Trust Claim meets any of the tolling provisions described in the preceding sentence and the claim was not barred by the applicable federal, state or foreign statute of limitation at the time of the tolling event, it will be treated as timely filed if it is actually filed with the PI Trust within three (3) years after the Initial Claims Filing Date. In addition, any claims that were first diagnosed after the Petition Date, irrespective of the application of any relevant federal, state or foreign statute of limitation or repose, may be filed with the PI Trust within three (3) years after the date of diagnosis or within three (3) years after the Initial Claims Filing Date, whichever occurs later. However, the processing of any PI Trust Claim by the PI Trust may be deferred at the election of the claimant pursuant to Section 6.3 below.

5.1(b) Processing of Claims. As a general practice, the PI Trust will review its claims files on a regular basis and notify all claimants whose claims are likely to come up in either the OC or Fibreboard FIFO Processing Queue in the near future. However, claims that were not filed (i) against OC or Fibreboard in the tort system or actually submitted to OC or Fibreboard pursuant to an administrative settlement agreement prior to the Petition Date, or (ii) against another asbestos defendant in the tort system prior to the Plan Filing Date, shall not be processed until after the Initial Claims Filing Date.

5.1(c) Payment of Claims. PI Trust Claims against the OC and/or Fibreboard Sub-Accounts that have been liquidated under the provisions of this TDP by the Expedited Review Process as provided in Section 5.3(a) below, by the Individual Review Process as provided in Section 5.3(b) below, by arbitration as provided in Section 5.10 below, or by litigation in the tort system provided in Section 5.11 below, shall be paid in FIFO order from the relevant Sub-Account based on the date their liquidation became final (the “FIFO Payment Queue”), all such payments being subject to the applicable Payment Percentage, the Maximum Annual Payment, the Maximum Available Payment, and the Claims Payment Ratio, except as otherwise provided herein. Pre-Petition Liquidated Claims, as defined in Section 5.2 below, shall be subject to the Maximum Annual Payment and Payment Percentage limitations, but not to the Maximum Available Payment and Claims Payment Ratio provisions set forth above.

Where the claimant is deceased or incompetent, and the settlement and payment of his or her claim must be approved by a court of competent jurisdiction or through a probate process prior to acceptance of the claim by the claimant’s representative, an offer made by the PI Trust on the claim shall remain open so long as proceedings before that court or in that probate process remain pending, provided that the PI Trust has been furnished with evidence that the settlement offer has been submitted to such court or probate process for approval. If the offer is ultimately approved by the court or through the probate process and accepted by the claimant’s representative, the PI Trust shall pay the claim from the relevant Sub-Account in the amount so offered, multiplied by the Payment Percentage in effect for such Sub-Account at the time the offer was first made.

If any claims are liquidated on the same date, the claimant’s position in a Sub-Account’s FIFO Payment Queue shall be determined by the date of the diagnosis of the claimant’s asbestos-related disease. If any claims are liquidated on the same date and the respective holders’ asbestos-related diseases were diagnosed on the same date, those claimants’ positions in the Sub-Account’s FIFO Payment Queue shall be determined by the PI Trust based on the dates of the claimants’ birth, with older claimants given priority over younger claimants.

5.2    Resolution of Pre-Petition Liquidated PI Trust Claims.

5.2(a) Processing and Payment. As soon as practicable after the Effective Date, the PI Trust shall pay, upon submission by the claimant of the appropriate documentation, all PI Trust Claims that were liquidated (i) by a binding settlement agreement for the particular claim entered into prior to the Petition Date that is judicially enforceable by the claimant, (ii) after the Petition Date according to the terms of a binding settlement agreement entered into prior to the Petition Date (a “Pre-Petition Agreement”), (iii) by a jury verdict or non-final judgment in the tort system obtained prior to the Petition Date, or (iv) by a judgment that became final and non-appealable prior to the Petition Date (collectively “Pre-Petition Liquidated Claims”). In order to receive payment from the PI Trust, the holder of a Pre-Petition Liquidated Claim must submit all documentation necessary to demonstrate to the PI Trust that the claim was liquidated in the manner described in the preceding sentence, which documentation shall include (A) a court authenticated copy of the jury verdict, non-final judgment or final judgment, if applicable, and (B) the name, social security number and date of birth of the claimant and the name and address of the claimant’s lawyer; provided, however, that such documentation shall not be required with respect to any Pre-Petition Liquidated Claim that OC or Fibreboard has identified to the PI Trust as a Pre-Petition Liquidated Claim as to which all conditions to payment under the applicable agreement, jury verdict or judgment have been satisfied. OC and Fibreboard shall deliver to the PI Trust a list of the Pre-Petition Liquidated Claims that OC and Fibreboard have approved for payment (the “Approved Pre-Petition Liquidated Claims”), which claims shall be entitled to rely upon the exception set forth in the preceding sentence.

The liquidated value of a Pre-Petition Liquidated Claim shall be the unpaid portion of the amount agreed to in the binding settlement agreement or Pre-Petition Agreement, the unpaid portion of the amount awarded by the jury verdict or non-final judgment, or the unpaid portion of the amount of the final judgment, as the case may be, plus interest, if any, that has accrued on that amount in accordance with the terms of a binding settlement agreement or Pre-Petition Agreement, if any, or under applicable state law for settlements or judgments as of the Petition Date; however, except as otherwise provided in Section 7.4 below, the liquidated value of a Pre-Petition Liquidated Claim shall not include any punitive or exemplary damages. In addition, the amounts payable with respect to such claims shall not be subject to or taken into account in consideration of the Claims Payment Ratio and the Maximum Available Payment limitations, but shall be subject to the Maximum Annual Payment and Payment Percentage provisions. In the absence of a Final Order of the Bankruptcy Court determining whether a settlement agreement is binding and judicially enforceable, a dispute between a claimant and the PI Trust over this issue shall be resolved pursuant to the same procedures in this TDP that are provided for resolving the validity and/or liquidated value of a PI Trust

Claim (i.e., arbitration and litigation in the tort system as set forth in Sections 5.10 and 5.11 below).

The PI Trust shall pay the Approved Pre-Petition Liquidated Claims as expeditiously as possible. The other Pre-Petition Liquidated Claims shall be processed and paid from the OC and/or Fibreboard Sub-Accounts in accordance with their order in separate FIFO queues to be established for each Sub-Account by the PI Trust based on the date the PI Trust received all required documentation for the particular claim. If any Pre-Petition Liquidated Claims are filed with the PI Trust on the same date, the claimant’s position in the Sub-Account’s FIFO queue for such claims shall be determined by the date on which the claim was liquidated. If any Pre-Petition Liquidated Claims are both filed with the PI Trust and liquidated by a Sub-Account on the same dates, those claimants’ positions in the FIFO queue shall be determined by the dates of the claimants’ birth, with older claimants given priority over younger claimants.

5.2(b) Marshalling of Security. Holders of Pre-Petition Liquidated Claims that are secured by letters of credit, appeal bonds, or other security or sureties shall first exhaust their rights against any applicable security or surety before making a claim against the PI Trust. Only in the event that such security or surety is insufficient to pay the Pre-Petition Liquidated Claim in full shall the deficiency be processed and paid as a Pre-Petition Liquidated Claim.

5.3    Resolution of Unliquidated PI Trust Claims. Within six months after the establishment of the PI Trust, the Trustees with the consent of the TAC and the Future Claimants’ Representative shall adopt procedures for reviewing and liquidating all unliquidated PI Trust Claims, which shall include deadlines for processing such claims. Such procedures shall also require claimants seeking resolution of unliquidated PI Trust claims to first file a proof of claim form, together with the required supporting documentation, in accordance with the provisions of Sections 6.1 and 6.2 below. It is anticipated that the PI Trust shall provide an initial response to the claimant within six months of receiving the proof of claim form.

The proof of claim form shall require the claimant to assert his or her OC and/or Fibreboard Claim for the highest Disease Level for which the claim qualifies at the time of filing. Irrespective of the Disease Level alleged on the proof of claim form, each OC and/or Fibreboard Claims shall be deemed to be a claim for the highest Disease Level for which the claim qualifies at the time of filing, and all lower Disease Levels for which the claim may also qualify at the time of filing or in the future shall be treated as subsumed into the higher Disease Level for both processing and payment purposes.

Upon filing of a valid proof of claim form with the required supporting documentation, the claim shall be placed in the relevant OC and/or Fibreboard FIFO Processing Queue in accordance with the ordering criteria described in Section 5.1(a) above. The PI Trust shall provide the claimant with six-months notice of the date by which it expects to reach the claim in the FIFO Processing Queue, following which the claimant shall promptly (i) advise the PI Trust whether the claim should be liquidated under the PI Trust’s Expedited Review Process described in Section 5.3(a) below or, in certain circumstances, under the PI Trust’s Individual Review Process described in Section 5.3(b) below; (ii) provide the PI Trust with any additional medical and/or exposure evidence that was not provided with the original claim submission; and (iii) advise the PI Trust of any change in the claimant’s Disease Level. If a claimant fails to respond to the PI Trust’s notice prior to the reaching of the claim in the FIFO Processing Queue, the PI Trust will process and liquidate the claim under the Expedited Review Process based upon the medical/exposure evidence previously submitted by the claimant, although the claimant shall retain the right to request Individual Review as described in Section 5.3(b) below.

5.3(a) Expedited Review Process.

5.3(a)(1) In General. The PI Trust’s Expedited Review Process is designed primarily to provide an expeditious, efficient and inexpensive method for liquidating all OC and Fibreboard Claims (except those involving Lung Cancer 2 - Disease Level VI and all Foreign Claims, which must be liquidated pursuant to the PI Trust’s Individual Review process) where the claim can easily be verified by the PI Trust as meeting the presumptive Medical/Exposure Criteria for the relevant Disease Level. Expedited Review thus provides claimants with a substantially less burdensome process for pursuing PI Trust Claims than does the Individual Review Process described in Section 5.3(b) below. Expedited Review is also intended to provide qualifying claimants a fixed and certain claims payment.

Thus, claims that undergo Expedited Review and meet the presumptive Medical/Exposure Criteria for the relevant Disease Level shall be paid the Scheduled Value (or Values in the case of Multiple Exposure Claims) for such Disease Level set forth in Section 5.3(a)(3) below. However, except for claims involving Other Asbestos Disease (Disease Level I), all claims liquidated by Expedited Review shall be subject to the applicable Payment Percentage, the Maximum Annual Payment, the Maximum Available Payment, and the Claims Payment Ratio limitations set forth herein. Claimants holding OC and/or Fibreboard Claims that cannot be liquidated by Expedited Review because they do not meet the presumptive Medical/Exposure Criteria for the relevant Disease Level may elect the PI Trust’s Individual Review Process set forth in Section 5.3(b) below.

Subject to the provisions of Section 5.8, the claimant’s eligibility to receive the Scheduled Value for his or her PI Trust Claim pursuant to the Expedited Review Process shall be determined solely by reference to the Medical/Exposure Criteria set forth below for each of the Disease Levels eligible for Expedited Review.

5.3(a)(2) Claims Processing under Expedited Review. All claimants seeking liquidation of an OC and/or Fibreboard Claim pursuant to Expedited Review shall file the PI Trust’s proof of claim forms provided in Attachment B hereto. As a proof of claim form is reached in the OC or Fibreboard FIFO Processing Queue, the PI Trust shall determine whether the claim described therein meets the Medical/Exposure Criteria for one of the seven Disease Levels eligible for Expedited Review, and shall advise the claimant of its determination. If a Disease Level is determined, the PI Trust shall tender to the claimant an offer of payment from the relevant OC or Fibreboard Sub-Account of the Scheduled Value for the relevant Disease Level multiplied by the applicable Payment Percentage, together with a form of release approved by the PI Trust. If the claimant accepts the Scheduled Value and returns the release properly executed, the claim shall be placed in the Sub-Account’s FIFO Payment Queue, following which the PI Trust shall disburse payment subject to the limitations of the Maximum Available Payment and Claims Payment Ratio, if any.

5.3(a)(3) Disease Levels, Scheduled Values and Medical/Exposure Criteria. The eight Disease Levels covered by this TDP, together with the Medical/Exposure Criteria for each, and the separate OC and Fibreboard Scheduled Values for the seven Disease Levels eligible for Expedited Review, are set forth below. These Disease Levels, Scheduled Values, and Medical/Exposure Criteria shall apply to all PI Trust Voting Claims (other than Pre-Petition Liquidated Claims) filed with the PI Trust on or before the Initial Claims Filing Date provided in Section 5.1 above for which the claimant elects the Expedited Review Process. Thereafter, for purposes of administering the Expedited Review Process and with the consent of the TAC and the Future Claimants’ Representative, the Trustees may add to, change or eliminate Disease Levels, Scheduled Values, or Medical/Exposure Criteria; develop subcategories of Disease Levels, Scheduled Values or Medical/Exposure Criteria; or determine that a novel or exceptional asbestos personal injury claim is compensable even though it does not meet the Medical/Exposure Criteria for any of the then current Disease Levels.

Disease Level	OC/Fibreboard Scheduled Values	Medical/Exposure Criteria
Mesothelioma (Level VIII)	$215,000/$135,000	(1) Diagnosis[2] of mesothelioma; and (2) credible evidence of OC or Fibreboard Exposure (as defined in Section 5.7(b)(3) below)
Lung Cancer 1 (Level VII)	$40,000/$27,000	(1) Diagnosis of a primary lung cancer plus evidence of an underlying Bilateral Asbestos-Related Nonmalignant Disease[3],(2)

[2]	The requirements for a diagnosis of an asbestos-related disease that may be compensated under the provisions of this TDP are set forth in Section 5.7 below.
[3]	Evidence of “Bilateral Asbestos-Related Nonmalignant Disease” for purposes of meeting the criteria for establishing Disease Levels I, II, III, V, and VII, means either (i) a six months OC or Fibreboard Exposure prior to December 31, 1982, (3) Significant Occupational Exposure to asbestos,[4] and (4) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the lung cancer in question.

Lung Cancer 2 (Level VI)	None	(1) Diagnosis of a primary lung cancer; (2) OC or Fibreboard Exposure prior to December 31, 1982, and (3) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the lung cancer in question.

Lung Cancer 2 (Level VI) claims are claims that do not meet the more chest X-ray read by a qualified B reader of 1/0 or higher on the ILO scale or (ii)(x) a chest x-ray read by a qualified B reader or other Qualified Physician, (y) a CT scan read by a Qualified Physician, or (z) pathology, in each case showing either bilateral interstitial fibrosis, bilateral pleural plaques, bilateral pleural thickening, or bilateral pleural calcification. Solely for claims filed against OC or Fibreboard or another asbestos defendant in the tort system prior to the Petition Date, if an ILO reading is not available, either (i) a chest X-ray or a CT scan read by a Qualified Physician, or (ii) pathology, in each case showing either bilateral interstitial fibrosis, bilateral pleural plaques, bilateral pleural thickening, or bilateral pleural calcification, consistent with or compatible with a diagnosis of asbestos-related disease, shall be evidence of a “Bilateral Asbestos-Related Nonmalignant Disease” for purposes of meeting the presumptive medical requirements of Disease Levels I, II, III, V and VII. Pathological evidence of asbestosis may be based on the pathological grading system for asbestosis described in the Special Issue of the Archives of Pathology and Laboratory Medicine, “Asbestos-associated Diseases,” Vol. 106, No. 11, App. 3 (October 8, 1982). For all purposes of this TDP, a “Qualified Physician” is a physician who is board certified (or in the case of Canadian claims or Foreign Claims, a physician who is certified or qualified under comparable medical standards or criteria of the jurisdiction in question) in one or more relevant specialized fields of medicine such as pulmonology, radiology, internal medicine or occupational medicine; provided, however, subject to the provisions of Section 5.8, that the requirement for board certification in this provision shall not apply to otherwise qualified physicians whose x-rays and/or CT scan readings are submitted for deceased holders of PI Trust Claims.
[4]	“Significant Occupational Exposure” is defined in Section 5.7 below.

stringent medical and/or exposure requirements of Lung Cancer (Level VII) claims. All claims in this Disease Level will be individually evaluated. The estimated likely Average Value of the individual evaluation awards for this category for OC Claims is $20,000 and for Fibreboard Claims is $12,000, with such awards capped at a Maximum Value of $50,000 for OC Claims and $30,000 for Fibreboard Claims, unless the claim qualifies for Extraordinary Claim treatment (discussed in Section 5.4 below).

Level VI claims that show no evidence of either an underlying Bilateral Asbestos-Related Non-malignant Disease or Significant Occupational Exposure may be individually evaluated, although it is not expected that such claims will be treated as having any significant value, especially if the claimant is also a Smoker. [5] In any event, no presumption of validity will be available for any claims in this category.

Other Cancer (Level V)	$ 22,000/$12,000	(1) Diagnosis of a primary colo-rectal, laryngeal, esophageal, pharyngeal, or stomach cancer, plus

[5]	There is no distinction between Non-Smokers and Smokers for either Lung Cancer (Level VII) or Lung Cancer (Level VI), although a claimant who meets the more stringent requirements of Lung Cancer (Level VII) (evidence of an underlying Bilateral Asbestos-Related Nonmalignant Disease plus Significant Occupational Exposure), and who is also a Non-Smoker, may wish to have his or her claim individually evaluated by the PI Trust. In such a case, absent circumstances that would otherwise reduce the value of the claim, it is anticipated that the liquidated value of the claim might well exceed the Scheduled Values for Lung Cancer (Level VII) claims against OC and Fibreboard, respectively, shown above. “Non-Smoker” means a claimant who either (a) never smoked or (b) has not smoked during any portion of the twelve (12) years immediately prior to the diagnosis of the lung cancer.

evidence of an underlying Bilateral Asbestos-Related Nonmalignant Disease, (2) six months OC or Fibreboard Exposure prior to December 31, 1982, (3) Significant Occupational Exposure to asbestos, and (4) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the other cancer in question.

Severe Asbestosis (Level IV)	$42,000/$29,000	(1) Diagnosis of asbestosis with ILO of 2/1 or greater, or asbestosis determined by pathological evidence of asbestos, plus (a)TLC less than 65%, or (b) FVC less than 65% and FEV1/FVC ratio greater than 65%, (2) six months OC or Fibreboard Exposure prior to December 31, 1982, (3) Significant Occupational Exposure to asbestos, and (4) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the pulmonary disease in question.

Asbestosis/ Pleural Disease (Level III)	$19,000/$11,500	(1) Diagnosis of Bilateral Asbestos-Related Nonmalignant Disease plus (a) TLC less than 80%, or (b) FVC less than 80% and FEV1/FVC ratio greater than or equal to 65%, and (2) six months OC or Fibreboard Exposure prior to December 31, 1982, (3) Significant Occupational Exposure to asbestos, and (4) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the pulmonary disease in question.

Asbestosis/

Pleural Disease (Level II)	$8,000/$4,500	(1) Diagnosis of a Bilateral Asbestos-Related Nonmalignant Disease, and (2) six months OC or Fibreboard Exposure prior to December 31, 1982, and (3) five years cumulative occupational exposure to asbestos.

Other Asbestos Disease (Level I – Cash Discount Payment)	$400/$240	(1) Diagnosis of a Bilateral Asbestos- Related Nonmalignant Disease or an asbestos-related malignancy other than mesothelioma, and (2) OC or Fibreboard Exposure prior to December 31, 1982.

5.3(b) Individual Review Process

5.3(b)(1) In General. Subject to the provisions set forth below, an OC or Fibreboard Claimant may elect to have his or her PI Trust Claim reviewed for purposes of determining whether the claim would be compensable in the tort system even though it does not meet the presumptive Medical/Exposure Criteria for any of the Disease Levels set forth in Section 5.3(a)(3) above. In addition or alternatively, an OC or Fibreboard claimant may elect to have a claim undergo the Individual Review Process for purposes of determining whether the liquidated value of the claim exceeds the Scheduled Value for the relevant Disease Level also set forth in said provision. However, until such time as the PI Trust has made an offer on a claim pursuant to Individual Review, the claimant may change his or her Individual Review election and have the claim liquidated pursuant to the PI Trust’s Expedited Review Process. In the event of such a change in the processing election, the claimant shall nevertheless retain his or her place in the FIFO Processing Queue.

The liquidated value of all Foreign Claims shall be established pursuant to the PI Trust’s Individual Review Process. PI Trust Claims of individuals exposed in Canada who were resident in Canada when such claims were filed (“Canadian Claims”) shall not be considered Foreign Claims hereunder and shall be eligible for liquidation under the Expedited Review Process. Accordingly, a “Foreign Claim” is a PI Trust Claim with respect to which the claimant’s exposure to an asbestos-containing product for which OC and or Fibreboard has legal responsibility occurred outside of the United States and its Territories and Possessions and outside of the Provinces and Territories of Canada.

In reviewing Foreign Claims, the PI Trust shall take into account all relevant procedural and substantive legal rules to which the claims would be subject in the Claimant’s Jurisdiction as defined in Section 5.3(b)(2) below. The PI Trust shall determine the liquidated value of Foreign Claims based on historical settlements and verdicts in the Claimant’s Jurisdiction as well as the other valuation factors set forth in Section 5.3(b)(2) below.

For purposes of the Individual Review process, the Trustees, with the consent of the TAC and the Future Claimants’ Representative, may develop separate Medical/Exposure Criteria and standards, as well as separate requirements for physician and other professional qualifications, which shall be applicable to Foreign Claims; provided, however, that such criteria, standards or requirements shall not effectuate substantive changes to the claims eligibility requirements under this TDP, but rather shall be made only for the purpose of adapting those requirements to the particular licensing provisions and/or medical customs or practices of the foreign country in question.

At such time as the PI Trust has sufficient historical settlement, verdict and other valuation data for claims from a particular foreign jurisdiction, the Trustees, with the consent of the TAC and the Future Claimants’ Representative, may also establish a separate valuation matrix for such Foreign Claims based on that data.

5.3(b)(1)(A) Review of Medical/Exposure Criteria. The PI Trust’s Individual Review Process provides an OC or Fibreboard claimant with an opportunity for individual consideration and evaluation of a PI Trust Claim that fails to meet the presumptive Medical/Exposure Criteria for Disease Levels I – V, VII or VIII. In such a case, the PI Trust shall either deny the claim, or, if the PI Trust is satisfied that the claimant has presented a claim that would be cognizable and valid in the tort system, the PI Trust can offer the claimant a liquidated value amount up to the Scheduled Value for that Disease Level, unless the claim qualifies as an Extraordinary Claim as defined in Section 5.4(a) below, in which case its liquidated value cannot exceed the Maximum Value for such a claim.

5.3(b)(1)(B) Review of Liquidated Value. Claimants holding claims involving Disease Levels II – VIII shall also be eligible to seek Individual Review of the liquidated value of their OC and Fibreboard Claims, as well as of their medical/exposure evidence. The Individual Review Process is intended to result in payments from the OC and/or Fibreboard Sub-Accounts equal to the full liquidated value for each claim multiplied by the Payment Percentage; however, the liquidated value of any OC or Fibreboard Claim that undergoes Individual Review may be determined to be less than the Scheduled Value the claimant would have received under Expedited Review. Moreover, the liquidated value for a claim involving Disease Levels II – VIII shall not exceed the Maximum Value for the relevant Disease Level set forth in Section 5.3(b)(4) below, unless the claim meets the requirements of an Extraordinary Claim described in Section 5.4(a) below, in which case its liquidated value cannot exceed the Maximum Value set forth in that provision for such claims. Because the detailed examination and valuation process pursuant to Individual Review requires substantial time and effort, claimants electing to undergo the Individual Review Process may be paid the liquidated value of their PI Trust Claims later than would have been the case had the claimant elected the Expedited Review Process. Subject to the provisions of Section 5.8, the PI Trust shall devote reasonable resources to the review of all claims to ensure that there is a reasonable balance maintained in reviewing all classes of claims.

5.3(b)(2) Valuation Factors to be Considered in Individual Review. The PI Trust shall liquidate the value of each OC and Fibreboard Claim that undergoes Individual Review based on the historic liquidated values of other similarly situated claims in the tort system for the same Disease Level. The PI Trust will thus take into consideration all of the factors that affect the severity of damages and values within the tort system including, but not limited to credible evidence of (i) the degree to which the characteristics of a claim differ from the presumptive Medical/Exposure Criteria for the Disease Level in question; (ii) factors such as the claimant’s age, disability, employment status, disruption of household, family or recreational activities, dependencies, special damages, and pain and suffering; (iii) whether the claimant’s damages were (or were not) caused by asbestos exposure to an asbestos-containing product prior to December 31, 1982 for which OC or Fibreboard has legal responsibility (for example, alternative causes, and the strength of documentation of injuries); (iv) the industry of exposure; (v) settlements and verdict histories in the Claimant’s Jurisdiction for similarly situated claims; and (vi) settlement and verdict histories for the claimant’s law firm for similarly situated claims.

For these purposes, the “Claimant’s Jurisdiction” is the jurisdiction in which the claim was filed (if at all) against OC or Fibreboard in the tort system prior to the Petition Date. If the claim was not filed against OC or Fibreboard in the tort system prior to the Petition Date, the claimant may elect as the Claimant’s Jurisdiction either (i) the jurisdiction in which the claimant resides at the time of diagnosis or when the claim is filed with the PI Trust; or (ii) a jurisdiction in which the claimant experienced exposure to an asbestos-containing product for which OC or Fibreboard has legal responsibility.

With respect to the “Claimant’s Jurisdiction” in the event a personal representative or authorized agent makes a claim under this TDP for wrongful death with respect to which the governing law of the Claimant’s Jurisdiction could only be the Alabama Wrongful Death Statute, the Claimant’s Jurisdiction for such claim shall be the Commonwealth of Pennsylvania, and such claimant’s damages shall be determined pursuant to the statutory and common laws of the Commonwealth of Pennsylvania without regard to its choice of law principles. The choice of law provision in Section 7.4 below applicable to any claim with respect to which, but for this choice of law provision, the applicable law of the Claimant’s Jurisdiction pursuant to Section 5.3(b)(2) is determined to be the Alabama Wrongful Death Statute, shall only govern the rights between the PI Trust and the claimant, and, to the extent the PI Trust seeks recovery from any entity that provided insurance coverage to OC and or Fibreboard, the Alabama Wrongful Death Statute shall govern.

5.3(b)(3) Processing and Payment Limitations for Claims Involving Disease Levels III and II. The PI Trust shall administer Individual Review for Disease Levels III and II so that Individual Review does not reduce payments to claimants electing the Scheduled Value for such PI Trust Claims under Expedited Review. As one means of implementing this requirement, the following shall apply for Disease Levels III and II claims:

5.3(b)(3)(A) Disease Level III Claims. No more than 13% or 9% of Disease Level III claims paid in any year from either the OC or the Fibreboard Sub-Account, respectively, shall be PI Trust Claims allowed under Individual Review, and the total payments to such Disease Level III claims allowed under Individual Review shall be no more than 17% or 13% of payments to all Disease Level III claimants from either the OC or Fibreboard Sub-Account, respectively, during any year.

5.3(b)(3)(B) Disease Level II Claims. No more than 15% or 20% of Disease Level II claims paid in any year from either the OC or the Fibreboard Sub-Account, respectively, shall be PI Trust Claims allowed under Individual Review, and the total payments to such Disease Level II claims allowed under Individual Review shall be no more than 24% or 33% of payments to all Disease Level II claimants from either the OC or Fibreboard Sub-Account, respectively, during any year.

5.3(b)(4) Scheduled, Average and Maximum Values. The Scheduled, Average and Maximum Values for the Disease Levels compensable under this TDP from the OC and Fibreboard Sub-Accounts are the following:

OC SUB-ACCOUNT

Scheduled Disease	Scheduled Value	Average Value	Maximum Value
Mesothelioma (Level VIII)	$215,000	$270,000	$650,000

Lung Cancer 1 (Level VII)	$40,000	$50,000	$150,000

Lung Cancer 2 (Level VI)	None	$20,000	$50,000

Other Cancer (Level V)	$22,000	$25,000	$60,000

Severe Asbestosis (Level IV)	$42,000	$50,000	$150,000

Asbestosis/Pleural Disease (Level III)	$19,000	$20,000	$35,000

Asbestosis/Pleural Disease (Level II)	$8,000	$9,000	$20,000

Other Asbestos Disease
Cash Discount Payment (Level I)	$400	None	None

FIBREBOARD SUB-ACCOUNT

Scheduled Disease	Scheduled Value	Average Value	Maximum Value
Mesothelioma (Level VIII)	$135,000	$180,000	$450,000

Lung Cancer1 (Level VII)	$27,000	$35,000	$90,000

Lung Cancer 2 (Level VI)	None	$12,000	$30,000

Other Cancer (Level V)	$12,000	$15,000	$36,000

Severe Asbestosis (Level IV)	$29,000	$30,000	$90,000

Asbestosis/Pleural Disease (Level III)	$11,500	$12,000	$21,000

Asbestosis/Pleural Disease (Level II)	$4,500	$5,400	$12,000

Other Asbestos Disease Cash Discount Payment (Level I)	$240	None	None

These OC and Fibreboard Scheduled Values, Average Values and Maximum Values shall apply to all PI Trust Voting Claims other than Pre-Petition Liquidated Claims filed with the PI Trust on or before the Initial Claims Filing Date as provided in Section 5.1 above. Thereafter, the PI Trust, with the consent of the TAC and the Future Claimants’ Representative pursuant to Sections 5.7(b) and 6.6(b) of the PI Trust Agreement, may change these valuation amounts for good cause and consistent with other restrictions on the amendment power.

5.4    Categorizing Claims as Extraordinary and/or Exigent Hardship

5.4(a) Extraordinary Claims. “Extraordinary Claim” means a PI Trust Claim that otherwise satisfies the Medical Criteria for Disease Levels II – VIII, and that is held by a claimant whose exposure to asbestos (i) occurred predominately as the result of working in a manufacturing facility of OC or Fibreboard during a period in which OC or Fibreboard was manufacturing asbestos-containing products at that facility, or (ii) was at least 75% the result of exposure to an asbestos-containing product for which OC or Fibreboard has legal responsibility, and in either case there is little likelihood of a substantial recovery elsewhere. All such Extraordinary Claims shall be presented for Individual Review and, if valid, shall be entitled to an award of up to a Maximum Value of five (5) times the Scheduled Value for claims qualifying for Disease Levels II – V, VII and VIII, and five (5) times the Average Value for claims in Disease Level VI, multiplied by the applicable Payment Percentage.

Any dispute as to Extraordinary Claim status shall be submitted to a special Extraordinary Claims Panel to be established by the PI Trust with the consent of the TAC and the Future Claimants’ Representative. All decisions of the Extraordinary Claims Panel shall be final and not subject to any further administrative or judicial review. An Extraordinary Claim, following its liquidation, shall be placed in the Trust’s FIFO Queue ahead of all other PI Trust Claims except Pre-Petition Liquidated Claims, Disease Level I (Other Asbestos Disease) Claims and Exigent Hardship Claims, which shall be paid first in that order in said Queue, based on its date of liquidation and shall be subject to the Maximum Available Payment and Claims Payment Ratio described above.

5.4(b) Exigent Hardship Claims. At any time the PI Trust may liquidate and pay PI Trust Claims that qualify as Exigent Hardship Claims as defined below. Such claims may be considered separately no matter what the order of processing otherwise would have been under this TDP. An Exigent Hardship Claim, following its liquidation, shall be placed first in the relevant Sub-Account’s FIFO Payment Queue ahead of all other liquidated claims except Pre-Petition Liquidated Claims and Disease Level I (Other Asbestos Disease) Claims, and shall be subject to the Maximum Available Payment and Claims Payment Ratio described above. A PI Trust Claim qualifies for payment as an Exigent Hardship Claim if the claim meets the Medical/Exposure Criteria for Severe Asbestosis (Disease Level IV) or an asbestos-related malignancy (Disease Levels V – VIII), and the PI Trust, in its sole discretion, determines (i) that the claimant needs financial assistance on an immediate basis based on the claimant’s expenses and all sources of available income, and (ii) that there is a causal connection between the claimant’s dire financial condition and the claimant’s asbestos-related disease.

5.5     Secondary Exposure Claims. If a claimant alleges an asbestos-related disease resulting solely from exposure to an occupationally exposed person, such as a family member, the claimant is entitled to seek Individual Review of his or her OC and/or Fibreboard Claim pursuant to Section 5.3(b) above. In such a case, the claimant must establish that the occupationally exposed person would have met the exposure requirements under this TDP that would have been applicable had that person filed a direct claim against the PI Trust. In addition, the claimant with secondary exposure must establish that he or she is suffering from one of the eight Disease Levels described in Section 5.3(a)(3) above or an asbestos-related disease otherwise compensable under this TDP, that his or her own exposure to the occupationally exposed person occurred within the same time frame as the occupationally exposed person was exposed to asbestos products produced by OC or Fibreboard, and that such secondary exposure to OC or Fibreboard products was a cause of the claimed disease. The proof of claim form included in Attachment B hereto contains an additional section for Secondary Exposure Claims. All other liquidation and payment rights and limitations under this TDP shall be applicable to such claims.

5.6    Indirect PI Trust Claims. Indirect PI Trust Claims asserted against either the OC or Fibreboard Sub-Accounts based upon theories of contribution or indemnification under applicable law, shall be treated as presumptively valid and paid by the PI Trust subject to the applicable Payment Percentage if (a) such claim satisfied the requirements of the Bar Date for such claims established by the Bankruptcy Court, if applicable, and is not otherwise disallowed by Section 502(e) of the Code or subordinated under Section 509(c) of the Code, and (b) the holder of such claim (the “Indirect Claimant”) establishes to the satisfaction of the Trustees that (i) the Indirect Claimant has paid in full the liability and obligation of the Trust to the individual claimant to whom the PI Trust would otherwise have had a liability or obligation under these Procedures (the “Direct Claimant”), (ii) the Direct Claimant and the Indirect Claimant have forever and fully released the Trust from all liability to the Direct Claimant, and (iii) the claim is not otherwise barred by a statute of limitation or repose or by other applicable law. In no event shall any Indirect Claimant have any rights against the PI Trust superior to the rights of the related Direct Claimant against the PI Trust, including any rights with respect to the timing, amount or manner of payment. In addition, no Indirect Claim may be liquidated and paid in an amount that exceeds what the Indirect Claimant has actually paid the related Direct Claimant.

To establish a presumptively valid Indirect PI Trust Claim, the Indirect Claimant’s aggregate liability for the Direct Claimant’s claim must also have been fixed, liquidated and paid fully by the Indirect Claimant by settlement (with an appropriate full release in favor of the PI Trust) or a Final Order (as defined in the Plan) provided that such claim is valid under the applicable state law. In any case where the Indirect Claimant has paid the claim of a Direct Claimant against the PI Trust under applicable law by way of a settlement, the Indirect Claimant shall obtain for the benefit of the PI Trust a release in form and substance satisfactory to the Trustees.

If an Indirect Claimant cannot meet the presumptive requirements set forth above, including the requirement that the Indirect Claimant provide the PI Trust with a full release of the Direct Claimant’s claim, the Indirect Claimant may request that the PI Trust review the Indirect PI Trust Claim individually to determine whether the Indirect Claimant can establish under applicable state law that the Indirect Claimant has paid all or a portion of a liability or obligation that the PI Trust had to the Direct Claimant as of the effective date of this TDP. If the Indirect Claimant can show that it has paid all or a portion of such a liability or obligation, the PI Trust shall reimburse the Indirect Claimant the amount of the liability or obligation so paid, times the then applicable Payment Percentage. However, in no event shall such reimbursement to the Indirect Claimant be greater than the amount to which the Direct Claimant would have otherwise been entitled. Further, the liquidated value of any Indirect PI Trust Claim paid by the PI Trust to an Indirect Claimant shall be treated as an offset to or reduction of the full liquidated value of any PI Trust Claim that might be subsequently asserted by the Direct Claimant against the PI Trust.

Any dispute between the PI Trust and an Indirect Claimant over whether the Indirect Claimant has a right to reimbursement for any amount paid to a Direct Claimant shall be subject to the ADR procedures provided in Section 5.10 below and set forth in Attachment A hereto. If such dispute is not resolved by said ADR procedures, the Indirect Claimant may litigate the dispute in the tort system pursuant to Sections 5.11 above and 7.6 below.

The Trustees may develop and approve a separate proof of claim form for Indirect PI Trust Claims. Indirect PI Trust Claims that have not been disallowed, discharged, or otherwise resolved by prior order of the Bankruptcy Court shall be processed in accordance with procedures to be developed and implemented by the Trustees consistent with the provisions of this Section 5.6, which procedures (a) shall determine the validity, allowability and enforceability of such claims; and (b) shall otherwise provide the same liquidation and payment procedures and rights to the holders of such claims as the PI Trust would have afforded the holders of the underlying valid PI Trust Claims. Nothing in this TDP is intended to preclude a trust to which asbestos-related liabilities are channeled from asserting an Indirect PI Trust Claim against the PI Trust subject to the requirements set forth herein.

5.7    Evidentiary Requirements

5.7(a) Medical Evidence.

5.7(a)(1) In General. All diagnoses of a Disease Level shall be accompanied by either (i) a statement by the physician providing the diagnosis that at least 10 years have elapsed between the date of first exposure to asbestos or asbestos-containing products and the diagnosis, or (ii) a history of the claimant’s exposure sufficient to establish a 10-year latency period. A finding by a physician after the Petition Date that a claimant’s disease is “consistent with” or “compatible with” asbestosis will not alone be treated by the PI Trust as a diagnosis.6

5.7(a)(1)(A). Disease Levels I-IV. Except for claims filed against OC, Fibreboard or another asbestos defendant in the tort system prior to the Petition Date, all diagnoses of a non-malignant asbestos-related disease (Disease Levels I – IV) shall be based in the case of a claimant who was living at the time the claim was filed, upon a physical examination of the claimant by the physician providing the diagnosis of the asbestos-related disease. In addition, all living claimants must provide (i) for Disease Levels I-III, evidence of Bilateral Asbestos-Related Nonmalignant Disease (as defined in Footnote 3 above); (ii)for Disease Level IV, an ILO reading of 2/1 or greater or pathological evidence of asbestosis, and (iii) for Disease Levels III and IV, pulmonary function testing.7

6 All diagnoses of Asbestosis/Pleural Disease (Disease Levels II and III) not based on pathology shall be presumed to be based on findings of bilateral asbestosis or pleural disease, and all diagnoses of Mesothelioma (Disease Level VIII) shall be presumed to be based on findings that the disease involves a malignancy. However, the PI Trust may refute such presumptions.

7 “Pulmonary function testing” or “PFT” shall mean testing that is in material compliance with the quality criteria established by the American Thoracic Society (“ATS”) and is performed on equipment which is in material compliance with ATS standards for technical quality and calibration. PFT performed in a hospital accredited by the JCAHO, or performed, reviewed or supervised by a board certified pulmonologist or other Qualified Physician shall be presumed to comply with ATS standards, and the claimant may submit a summary report of the testing. If the PFT was not performed in a JCAHO accredited hospital, or performed, reviewed or supervised by a board certified pulmonologist or other Qualified Physician, the claimant must submit the full report of the testing (as opposed to a summary report); provided, however, that if the PFT was conducted prior to the Effective Date of the Plan and the full PFT report is not available, the claimant must submit a declaration signed by a Qualified Physician or other qualified party in the form provided by the PI Trust certifying that the PFT was conducted in material compliance with ATS standards.

In the case of a claimant who was deceased at the time the claim was filed, all diagnoses of a non-malignant asbestos-related disease (Disease Levels I – IV) shall be based upon either (i) a physical examination of the claimant by the physician providing the diagnosis of the asbestos-related disease; or (ii) pathological evidence of the non-malignant asbestos-related disease; or (iii) in the case of Disease Levels I – III, evidence of Bilateral Asbestos-Related Nonmalignant Disease (as defined in Footnote 3 above), and for Disease Level IV, either an ILO reading of 2/1 or greater or pathological evidence of asbestosis; or (iv) for either Disease Level III or IV, pulmonary function testing.

5.7(a)(1)(B). Disease Levels V – VIII. All diagnoses of an asbestos-related malignancy (Disease Levels V – VIII) shall be based upon either (i) a physical examination of the claimant by the physician providing the diagnosis of the asbestos-related disease, or (ii) on a diagnosis of such a malignant Disease Level by a board-certified pathologist.

5.7(a)(1)(C). Exception to the Exception for Certain Pre-Petition Claims. If the holder of a PI Trust Claim that was filed against OC, Fibreboard or another defendant in the tort system prior to the Petition Date has available a report of a diagnosing physician engaged by the holder or his or her law firm who conducted a physical examination of the holder as described in Section 5.7(a)(1)(A), or if the holder has filed such medical evidence and/or a diagnosis of the asbestos-related disease by a physician not engaged by the holder or his or her law firm who conducted a physical examination of the claimant with another asbestos-related personal injury settlement trust that requires such evidence, without regard to whether the diagnosing physician was engaged by the holder or his or her law firm, the holder shall provide such medical evidence to the PI Trust notwithstanding the exception in Sections 5.7(a)(1)(A).

5.7(a)(2) Credibility of Medical Evidence. Before making any payment to a claimant, the PI Trust must have reasonable confidence that the medical evidence provided in support of the claim is credible and consistent with recognized medical standards. The PI Trust may require the submission of X-rays, CT scans, detailed results of pulmonary function tests, laboratory tests, tissue samples, results of medical examination or reviews of other medical evidence, and may require that medical evidence submitted comply with recognized medical standards regarding equipment, testing methods and procedure to assure that such evidence is reliable. Medical evidence (i) that is of a kind shown to have been received in evidence by a state or federal judge at trial, (ii) that is consistent with evidence submitted to OC to settle for payment similar disease cases prior to OC’s bankruptcy, or (iii) that is a diagnosis by a physician shown to have previously qualified as a medical expert with respect to the asbestos-related disease in question before a state or federal judge, is presumptively reliable, although the PI Trust may seek to rebut the presumption.

In addition, claimants who otherwise meet the requirements of this TDP for payment of a PI Trust Claim shall be paid irrespective of the results in any litigation at any time between the claimant and any other defendant in the tort system. However, any relevant evidence submitted in a proceeding in the tort system involving another defendant, other than any findings of fact, a verdict, or a judgment, may be introduced by either the claimant or the PI Trust in any Individual Review proceeding conducted pursuant to 5.3(b) or any Extraordinary Claim proceeding conducted pursuant to 5.4(a).

5.7(b) Exposure Evidence

5.7(b)(1) In General. As set forth in Section 5.3(a)(3) above, to qualify for any Disease Level, the claimant must demonstrate a minimum exposure to an asbestos-containing product manufactured or distributed by OC or Fibreboard. Claims based on conspiracy theories that involve no exposure to an asbestos-containing product produced by OC or Fibreboard are not compensable under this TDP. To meet the presumptive exposure requirements of Expedited Review set forth in Section 5.3(a)(3) above, the claimant must show (i) for all Disease Levels, OC or Fibreboard Exposure as defined in Section 5.7(b)(3) below prior to December 31, 1982; (ii) for Asbestos/Pleural Disease Level II, six months OC or Fibreboard Exposure prior to December 31, 1982, plus five years cumulative occupational asbestos exposure; and (iii) for Asbestosis/Pleural Disease (Disease Level III), Severe Asbestosis (Disease Level IV), Other Cancer (Disease Level V) or Lung Cancer 1 (Disease Level VII), the claimant must show six months OC or Fibreboard Exposure prior to December 31, 1982, plus Significant Occupational Exposure to asbestos as defined below. If the claimant cannot meet the relevant presumptive exposure requirements for a Disease Level eligible for Expedited Review, the claimant may seek Individual Review pursuant to Section 5.3(b) above of his or her exposure to an asbestos-containing product for which by OC or Fibreboard has legal responsibility.

5.7(b)(2) Significant Occupational Exposure. “Significant Occupational Exposure” means employment for a cumulative period of at least five years, with a minimum of two years prior to December 31, 1982 in an industry and an occupation in which the claimant (a) handled raw asbestos fibers on a regular basis; (b) fabricated asbestos-containing products so that the claimant in the fabrication process was exposed on a regular basis to raw asbestos fibers; (c) altered, repaired or otherwise worked with an asbestos-containing product such that the claimant was exposed on a regular basis to asbestos fibers; or (d) was employed in an industry and occupation such that the claimant worked on a regular basis in close proximity to workers engaged in the activities described in (a), (b) and/or (c).

5.7(b)(3) OC or Fibreboard Exposure. All PI Trust claimants must demonstrate meaningful and credible exposure, which occurred prior to December 31, 1982, to asbestos or asbestos-containing products supplied, specified, manufactured, installed, maintained, or repaired by either OC or Fibreboard, and/or any entity, including an OC or Fibreboard contracting unit, for which OC or Fibreboard has legal liability (“OC/Fibreboard Exposure”). That meaningful and credible exposure evidence may be established by an affidavit or sworn statement of the claimant, by an affidavit or sworn statement of a co-worker or the affidavit or sworn statement of a family member in the case of a deceased claimant (providing the PI Trust finds such evidence reasonably reliable), by invoices, employment, construction or similar records, or by other credible evidence. The specific exposure information required by the PI Trust to process a claim under either Expedited or Individual Review shall be set forth on the proof of claim form to be used by the PI Trust. The PI Trust can also require submission of other or additional evidence of exposure when it deems such to be necessary.

5.8     Claims Audit Program. The PI Trust with the consent of the TAC and the Future Claimants’ Representative may develop methods for auditing the reliability of medical evidence, including additional reading of X-rays, CT scans and verification of pulmonary function tests, as well as the reliability of evidence of exposure to asbestos, including exposure to asbestos-containing products manufactured or distributed by OC or Fibreboard prior to December 31, 1982. In the event that the PI Trust reasonably determines that any individual or entity has engaged in a pattern or practice of providing unreliable medical evidence to the Trust, it may decline to accept additional evidence from such provider in the future.

Further, in the event that an audit reveals that fraudulent information has been provided to the PI Trust, the PI Trust may penalize any claimant or claimant’s attorney by disallowing the PI Trust Claim and/or by other means including, but not limited to, requiring the source of the fraudulent information to pay the costs associated with the audit and any future audit or audits, reordering the priority of payment of all affected claimants’ PI Trust Claims, raising the level of scrutiny of additional information submitted from the same source or sources, refusing to accept additional evidence from the same source or sources, seeking the prosecution of the claimant or claimant’s attorney for presenting a fraudulent claim in violation of 18 U.S.C. §152, and seeking sanctions from the Bankruptcy Court.

5.9    Second Disease (Malignancy) Claims. Notwithstanding the provision of Section 2.1 that provides that a claimant may not assert more than one PI Trust Claim hereunder, the holder of a PI Trust Claim involving a non-malignant asbestos-related disease

(Disease Levels I through IV) may file a new PI Trust Claim against the PI Trust for a malignant disease (Disease Levels V – VIII) that is subsequently diagnosed. Any additional payments to which such claimant may be entitled with respect to such malignant asbestos-related disease shall not be reduced by the amount paid for the non-malignant asbestos-related disease, provided that the malignant disease had not been diagnosed at the time the claimant was paid with respect to his or her original claim involving the non-malignant disease.

5.10    Arbitration.

5.10(a) Establishment of ADR Procedures. The PI Trust, with the consent of the TAC and the Future Claimants’ Representative, shall institute binding and non-binding arbitration procedures in accordance with the ADR Procedures included in Attachment A hereto for resolving disputes concerning whether a Pre-Petition settlement agreement with OC or Fibreboard is binding and judicially enforceable in the absence of a Final Order of the Bankruptcy Court determining the issue, whether the PI Trust’s outright rejection or denial of a claim was proper, or whether the claimant’s medical condition or exposure history meets the requirements of this TDP for purposes of categorizing a claim involving Disease Levels I – VIII. Binding and non-binding arbitration shall also be available for resolving disputes over the liquidated value of a claim involving Disease Levels II – VIII as well as disputes over OC’s or Fibreboard’s share of the unpaid portion of a Pre-Petition Liquidated Claim described in Section 5.2 above and disputes over the validity of an Indirect PI Trust Claim.

In all arbitrations, the arbitrator shall consider the same medical and exposure evidentiary requirements that are set forth in Section 5.7 above. In the case of an arbitration involving the liquidated value of a claim involving Disease Levels II – VIII, the arbitrator shall consider the same valuation factors that are set forth in Section 5.3(b)(2) above. With respect to all claims eligible for arbitration, the claimant, but not the PI Trust, may elect either non-binding or binding arbitration. The ADR Procedures set forth in Attachment A hereto may be modified by the PI Trust with the consent of the TAC and the Future Claimants’ Representative. Such amendments may include adoption of mediation procedures as well as establishment of an Extraordinary Claims Panel to review such claims pursuant to Section 5.4(a) above.

5.10(b) Claims Eligible for Arbitration. In order to be eligible for arbitration, the claimant must first complete the Individual Review Process set forth in Section 5.3(b) above, as well as either the Pro-Bono Evaluation or the Mediation processes set forth in the ADR Procedures included in Attachment A, with respect to the disputed issue. Individual Review will be treated as completed for these purposes when the claim has been individually reviewed by the PI Trust, the PI Trust has made an offer on the claim, the claimant has rejected the liquidated value resulting from the Individual Review, and the claimant has notified the PI Trust of the rejection in writing. Individual Review will also be treated as completed if the PI Trust has rejected the claim.

5.10(c) Limitations on and Payment of Arbitration Awards. In the case of a non-Extraordinary Claim involving Disease Levels II – VIII, the arbitrator shall not return an award in excess of the Maximum Value for the appropriate Disease Level as set forth in Section 5.3(b)(4) above, and for an Extraordinary Claim involving one of those Disease Levels, the arbitrator shall not return an award greater than the maximum extraordinary value for such a claim as set forth in Section 5.4(a) above. A claimant who submits to arbitration and who accepts the arbitral award will receive payments in the same manner as one who accepts the PI Trust’s original valuation of the claim.

5.11    Litigation. Claimants who elect non-binding arbitration and then reject their arbitral awards retain the right to institute a lawsuit in the tort system against the PI Trust pursuant to Section 7.6 below. However, a claimant shall be eligible for payment of a judgment for monetary damages obtained in the tort system from the PI Trust’s available cash only as provided in Section 7.7 below.

SECTION VI

Claims Materials

6.1    Claims Materials. The PI Trust shall prepare suitable and efficient claims materials (“Claims Materials”) for all PI Trust Claims, and shall provide such Claims Materials upon a written request for such materials to the PI Trust. The proof of claim form to be submitted to the PI Trust shall require the claimant to assert the highest Disease Level for which the claim qualifies at the time of filing, and shall include a certification by the claimant or his or her attorney sufficient to meet the requirements of Rule 11(b) of the Federal Rules of Civil Procedure. In developing its claim filing procedures, the PI Trust shall make every reasonable effort to provide claimants with the opportunity to utilize currently available technology at their discretion, including filing claims and supporting documentation over the internet and electronically by disk or CD-rom. The proof of claim forms to be used by the PI Trust shall be developed by the TAC and submitted to the PI Trust and the Future Claimants’ Representative for approval. The proof of claim forms may be changed by the PI Trust with the consent of the TAC and the Future Claimants’ Representative.

6.2    Content of Claims Materials. The Claims Materials shall include a copy of this TDP, such instructions as the Trustees shall approve, and a detailed proof of claim form. If feasible, the forms used by the PI Trust to obtain claims information shall be the same or substantially similar to those used by other asbestos claims resolution organizations. Instead of collecting some or all of the claims information from a claimant or the claimant’s attorney, the PI Trust may also obtain such information from electronic data bases maintained by any other asbestos claims resolution organization. However, the PI Trust shall inform the claimant that it plans to obtain information as available from such other organizations and may do so unless the claimant objects in writing or provides such information directly to the PI Trust. If requested by the claimant, the PI Trust shall accept information provided electronically. The claimant may, but will not be required to, provide the PI Trust with evidence of recovery from other asbestos defendants and claims resolution organizations.

6.3    Withdrawal or Deferral of Claims. A claimant can withdraw a PI Trust Claim at any time upon written notice to the PI Trust and file another claim subsequently without affecting the status of the claim for statute of limitations purposes, but any such claim filed after withdrawal shall be given a place in the FIFO Processing Queue based the date of such subsequent filing. A claimant can also request that the processing of his or her PI Trust Claim by the PI Trust be deferred for a period not to exceed three (3) years without affecting the status of the claim for statute of limitation purposes, in which case the claimant shall also retain his or her original place in the FIFO Processing Queue. During the period of such deferral, interest on such claimant’s PI Trust Claim as provided in Section 7.5 hereunder shall not accrue and payment thereof shall be deemed waived by the claimant. Except for PI Trust

Claims held by representatives of deceased or incompetent claimants for which court or probate approval of the PI Trust’s offer is required, or a PI Trust Claim for which deferral status has been granted, a claim will be deemed to have been withdrawn if the claimant neither accepts, rejects, nor initiates arbitration within six months of the PI Trust’s written offer of payment or rejection of the claim. Upon written request and good cause, the PI Trust may extend either the deferral or withdrawal period for an additional six months.

6.4    Filing Requirements and Fees. The Trustees shall have the discretion to determine, with the consent of the TAC and the Futures Representative, (a) whether a claimant must have previously filed an asbestos-related personal injury claim in the tort system to be eligible to file the claim with the PI Trust and (b) whether a filing fee should be required for any PI Trust Claims.

6.5    Confidentiality of Claimants’ Submissions. All submissions to the PI Trust by a holder of a PI Trust Claim or a proof of claim form and materials related thereto shall be treated as made in the course of settlement discussions between the holder and the PI Trust and intended by the parties to be confidential and to be protected by all applicable state and federal privileges, including, but not limited to, those directly applicable to settlement discussions. The PI Trust will preserve the confidentiality of such claimant submissions, and shall disclose the contents thereof only, with the permission of the holder, to another trust established for the benefit of asbestos personal injury claimants pursuant to section 524(g) and/or section 105 of the Bankruptcy Code or other applicable law, to such other persons as authorized by the holder, or in response to a valid subpoena of such materials issued by the Bankruptcy Court. Furthermore, the PI Trust shall provide counsel for the holder a copy of any such subpoena immediately upon being served. The PI Trust shall on its own initiative or upon request of the claimant in question take all necessary and appropriate steps to preserve said privilege before the Bankruptcy Court and before those courts having appellate jurisdiction related thereto.

SECTION VII

General Guidelines for Liquidating and Paying Claims

7.1    Showing Required. To establish a valid PI Trust Claim, a claimant must meet the requirements set forth in this TDP. The PI Trust may require the submission of X-rays, CT scans, laboratory tests, medical examinations or reviews, other medical evidence, or any other evidence to support or verify the PI Trust Claim, and may further require that medical evidence submitted comply with recognized medical standards regarding equipment, testing methods, and procedures to assure that such evidence is reliable.

7.2    Costs Considered. Notwithstanding any provisions of this TDP to the contrary, the Trustees shall always give appropriate consideration to the cost of investigating and uncovering invalid PI Trust Claims so that the payment of valid PI Trust Claims is not further impaired by such processes with respect to issues related to the validity of the medical evidence supporting a PI Trust Claim. The Trustees shall also have the latitude to make judgments regarding the amount of transaction costs to be expended by the PI Trust so that valid PI Trust Claims are not unduly further impaired by the costs of additional investigation. Nothing herein shall prevent the Trustees, in appropriate circumstances, from contesting the validity of any claim against the PI Trust whatever the costs, or declining to accept medical evidence from sources that the Trustees have determined to be unreliable pursuant to the Claims Audit Program described in Section 5.8 above.

7.3    Discretion to Vary the Order and Amounts of Payments in Event of Limited Liquidity. Consistent with the provisions hereof and subject to the FIFO Processing and Liquidation Queues, the Maximum Annual Payment, the Maximum Available Payment and the Claims Payment Ratio requirements set forth above, the Trustees shall proceed as quickly as possible to liquidate valid PI Trust Claims, and shall make payments to holders of such claims in accordance with this TDP from the OC and/or Fibreboard Sub-Accounts promptly as monies become available and as claims are liquidated, while maintaining sufficient assets within each Sub-Account to pay future valid claims in substantially the same manner.

Because the PI Trust’s income over time remains uncertain, and decisions about payments must be based on estimates that cannot be done precisely, they may have to be revised in light of experiences over time, and there can be no guarantee of any specific level of payment for claims against either Sub-Account. However, the Trustees shall use their best efforts to treat similar claims in substantially the same manner, consistent with their duties as Trustees, the purposes of the PI Trust, the established allocation of monies to claims in Categories A and B, and the practical limitations imposed by the inability to predict the future with precision. In the event that either or both of the OC or the Fibreboard Sub-Accounts face temporary periods of limited liquidity, the Trustees may, with the consent of the TAC and the Future Claimants’ Representative, suspend the normal order of payment from such Sub-Account, may temporarily limit or suspend payments from such Sub-Account altogether, and may offer a Reduced Payment Option for the Sub-Account as described in Section 2.5 above.

7.4    Punitive Damages. Except as provided below for claims asserted under the Alabama Wrongful Death Statute, in determining the value of any liquidated or unliquidated PI

Trust Claim, punitive or exemplary damages, i.e., damages other than compensatory damages, shall not be considered or allowed, notwithstanding their availability in the tort system. Similarly, no punitive or exemplary damages shall be payable with respect to any claim litigated against the PI Trust in the tort system pursuant to Sections 5.11 above and 7.6 below. The only damages that may be awarded pursuant to this TDP to Alabama Claimants who are deceased and whose personal representatives pursue their claims only under the Alabama Wrongful Death Statute shall be compensatory damages determined pursuant to the statutory and common law of the Commonwealth of Pennsylvania, without regard to its choice of law principles. The choice of law provision in Section 7.4 herein applicable to any claim with respect to which, but for this choice of law provision, the applicable law of the Claimant’s Jurisdiction pursuant to Section 5.3(b)(2) is determined to be the Alabama Wrongful Death Statute, shall only govern the rights between the PI Trust and the claimant including, but not limited to, suits in the tort system pursuant to Section 7.6, and to the extent the PI Trust seeks recovery from any entity that provided insurance to OC or Fibreboard, the Alabama Wrongful Death Statute shall govern.

7.5    Interest.

7.5(a) In General. Except for PI Trust Claims involving Other Asbestos Disease (Disease Level I – Cash Discount Payment) and subject to the limitations set forth below, interest shall be paid on all PI Trust Claims with respect to which the claimant has had to wait a year or more for payment, provided, however, that no claimant shall receive interest for a period in excess of seven (7) years. The interest rate for each year shall be the coupon issue yield equivalent (as determined by the Secretary of the Treasury) of the average accepted auction price for the first auction of 5-year Treasury Notes occurring in such year.

7.5(b) Unliquidated PI Trust Claims. Interest shall be payable on the Scheduled Value of any unliquidated PI Trust Claim that meets the requirements of Disease Levels II – V, VII and VIII, whether the claim is liquidated under Expedited Review, Individual Review, or by arbitration. No interest shall be paid on any claim involving Disease Level I, or on any claim liquidated in the tort system pursuant to Section 5.11 above and Section 7.6 below. Interest on an unliquidated PI Trust Claim that meets the requirements of Disease Level VI shall be based on the Average Value of such a claim. Interest on all such unliquidated claims shall be measured from the date of payment back to the earliest of the date that is one year after the date on which (a) the claim was filed against OC or Fibreboard prior to the Petition Date; (b) the claim was filed against another defendant in the tort system on or after the Petition Date but before the Effective Date; or (c) the claim was filed with the PI Trust after the Effective Date.

7.5(c) Interest on Liquidated Pre-Petition Claims. Interest shall also be payable on the liquidated value of all Pre-Petition Liquidated Claims described in Section 5.2(a) above. In the case of Pre-Petition Liquidated Claims liquidated by verdict or judgment, interest shall be measured from the date of payment back to the date that is one year after the date that the verdict or judgment was entered. In the case of Pre-Petition Liquidated Claims liquidated by a binding, judicially enforceable settlement, interest shall be measured from the date of payment back to the date that is one year after the Petition Date.

7.6    Suits in the Tort System. If the holder of a disputed claim disagrees with the PI Trust’s determination regarding the Disease Level of the claim, the claimant’s exposure history or the liquidated value of the claim, and if the holder has first submitted the claim to non-binding arbitration as provided in Section 5.10 above, the holder may file a lawsuit in the Claimant’s Jurisdiction as defined in Section 5.3(b)(2) above. Any such lawsuit must be filed by the claimant in her or her own right and name and not as a member or representative of a class, and no such lawsuit may be consolidated with any other lawsuit. All defenses (including, with respect to the PI Trust, all defenses which could have been asserted by OC or Fibreboard) shall be available to both sides at trial; however, the PI Trust may waive any defense and/or concede any issue of fact or law. If the claimant was alive at the time the initial pre-petition complaint was filed or on the date the proof of claim was filed with the PI Trust, the case will be treated as a personal injury case with all personal injury damages to be considered even if the claimant has died during the pendency of the claim.

7.7    Payment of Judgments for Money Damages. If and when an OC or Fibreboard claimant obtains a judgment in the tort system, the claim shall be placed in the relevant FIFO Payment Queue based on the date on which the judgment became final. Thereafter, the claimant shall receive from the OC or Fibreboard Sub-Account an initial payment (subject to the applicable Payment Percentage, the Maximum Available Payment, and the Claims Payment Ratio provisions set forth above) of an amount equal to one-hundred percent (100%) of the greater of (i) the PI Trust’s last offer to the claimant or (ii) the award that the claimant declined in non-binding arbitration. The claimant shall receive the balance of the judgment, if any, in five equal installments in years six (6) through ten (10) following the year of the initial payment (also subject to the applicable Payment Percentage, the Maximum Available Payment and the Claims Payment Ratio provisions set forth above in effect on the date of the payment of the subject installment).

In the case of non-Extraordinary claims involving Disease Levels II – VIII, the total amounts paid with respect to such claims shall not exceed the Maximum Values for such Disease Levels set forth in Section 5.3(b)(4). In the case of Extraordinary Claims, the total amounts paid with respect to such claims shall not exceed the Maximum Value for such claims set forth in Section 5.4(a) above. In the case of claims involving Disease Level I, the total amounts paid shall not exceed the Scheduled Value of such claims. Under no circumstances shall interest be paid pursuant to Section 7.5 or under any statute on any judgments obtained in the tort system pursuant to Sections 5.11 and 7.6 above.

7.8    Releases. The Trustees shall have the discretion to determine the form and substance of the releases to be provided to the PI Trust in order to maximize recovery for claimants against other tortfeasors without increasing the risk or amount of claims for indemnification or contribution from the PI Trust. As a condition to making any payment to a claimant, the PI Trust shall obtain a general, partial, or limited release as appropriate in accordance with the applicable state or other law. If allowed by state law, the endorsing of a check or draft for payment by or on behalf of a claimant may, in the discretion of the PI Trust, shall constitute such a release.

7.9    Third-Party Services. Nothing in this TDP shall preclude the PI Trust from contracting with another asbestos claims resolution organization to provide services to the PI Trust so long as decisions about the categorization and liquidated value of PI Trust Claims are based on the relevant provisions of this TDP, including the Disease Levels, Scheduled Values, Average Values, Maximum Values, and Medical/Exposure Criteria set forth above.

7.10    PI Trust Disclosure of Information. Periodically, but not less often than once a year, the PI Trust shall make available to claimants and other interested parties, the number of claims by Disease Levels that have been resolved both by the Individual Review Process and by arbitration as well as by litigation in the tort system, indicating the amounts of the awards and the averages of the awards by jurisdiction.

SECTION VIII

Miscellaneous

8.1    Amendments. Except as otherwise provided herein, the Trustees may amend, modify, delete, or add to any provisions of this TDP (including, without limitation, amendments to conform this TDP to advances in scientific or medical knowledge or other changes in circumstances), provided they first obtain the consent of the TAC and the Future Claimants’ Representative pursuant to the Consent Process set forth in Sections 5.7(b) and 6.6(b) of the PI Trust Agreement, except that the right to amend the Claims Payment Ratio is governed by the restrictions in Section 2.5 above, and the right to adjust the Payment Percentage is governed by Section 4.2 above. Nothing herein is intended to preclude the TAC or the Future Claimants’ Representative from proposing to the Trustees, in writing, amendments to this TDP. Any amendment proposed by the TAC or the Future Claimants’ Representative shall remain subject to Section 7.3 of the PI Trust Agreement.

8.2    Severability. Should any provision contained in this TDP be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this TDP. Should any provision contained in this TDP be determined to be inconsistent with or contrary to OC’s or Fibreboard’s obligations to any insurance company providing insurance coverage to OC and/or Fibreboard in respect of claims for personal injury based on exposure to asbestos-containing products manufactured or produced by OC or Fibreboard, the PI Trust with the consent of the TAC and the Future Claimants’ Representative may amend this TDP and/or the PI Trust Agreement to make the provision of either or both documents consistent with the duties and obligations of OC or Fibreboard to said insurance company.

8.3    Governing Law. Except for purposes of determining the liquidated value of any PI Trust Claim, administration of this TDP shall be governed by, and construed in accordance with, the laws of the State of Delaware. The law governing the liquidation of PI Trust Claims in the case of Individual Review, arbitration or litigation in the tort system shall be the law of the Claimant’s Jurisdiction as described in Section 5.3(b)(2) above.

ATTACHMENT A

OWENS CORNING/FIBREBOARD

ASBESTOS PERSONAL INJURY TRUST

ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

OWENS CORNING/FIBREBOARD ASBESTOS PERSONAL INJURY TRUST

ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

Pursuant to Section 5.10 of the Owens Corning/Fibreboard Asbestos Personal Injury Trust Distribution Procedures (the “TDP”), the Owens Corning/Fibreboard Asbestos Personal Injury Trust (the “PI Trust”) hereby establishes the following alternative dispute resolution (“ADR”) procedures. All capitalized terms herein shall be as defined and/or referenced within the TDP.

I.	OVERVIEW

The PI Trust shall appoint a Private Adjudication Center, at the cost of the PI Trust, to administer the ADR proceedings. To initiate these procedures, the claimant must make a written request to the PI Trust. Within twenty (20) days of a claimant’s request for ADR, the PI Trust will send the claimant an ADR packet containing the documents necessary to pursue the ADR process. The ADR procedures shall not be construed as imparting to any claimant any substantive or procedural rights beyond those conferred by the TDP.

The ADR process available to the claimant includes both non-binding and binding elements. In addition, there are mandatory as well as voluntary options that can/will be utilized by the claimant and the PI Trust in proceeding toward settlement. As a general matter, the ADR procedures must be pursued by claimants on an individual basis. As a general matter, claims of different claimants cannot be grouped together even if the claimants are represented by the same counsel, unless the PI Trust, in its sole discretion, decides it would be expeditious to conduct ADR proceedings with respect to more than one claim involving differently exposed claimants with those claimants’ representative. In such a case, however, the arbitrator, mediator or other neutral party must individually value each such claim using the valuation factors set forth in Section 5.3(b)(2) of the TDP, and the claimants’ positions in the PI Trust’s FIFO Processing and Payment Queues must be separately maintained. The requisite steps in the process are as follows, in order:

Mandatory ADR Proceedings (Two Stages)

Stage One (Claimant Must Select One):

1.	Pro Bono Evaluation

2.	Mediation

Stage Two: Arbitration (Binding or Non-Binding)

Initiation of ADR

Within twenty (20) days of a claimant’s request for ADR, the PI Trust will send the claimant an ADR packet containing a copy of these procedures and the following:

1.	A Summary Outline of the ADR procedures with the time limits identified;

2.	Form Affidavit of Completeness;

3.	Election Form for Pro Bono Evaluation;

4.	Request for Mediation Form;

5.	Election Form and Agreement to submit to Binding Arbitration; and

6.	Election Form and Agreement to submit to Non-binding Arbitration.

A claimant who wishes to proceed through the ADR process must engage in one of the two ADR options (pro bono evaluation or mediation) before any form of arbitration. Only after either party rejects a non-binding arbitration award, may a claimant proceed to then commence a lawsuit in the tort system. It is the claimant’s responsibility to comply with the ADR time deadlines. Although the deadlines may be extended by agreement or for cause shown, failure to comply with a deadline without obtaining an extension may result in withdrawal of the claim. Promptly after a claimant fails to comply with a specified deadline without obtaining an extension, the PI Trust shall send the claimant written notice of the failure to comply. If the claimant does not take any action on the claim, then thirty (30) days thereafter the claim will be deemed withdrawn under Section 6.3 of the TDP.

If the claimant requests arbitration, either binding or non-binding, then the PI Trust shall execute the appropriate election form and agreement. If the claimant requests binding arbitration, then the claimant and the PI Trust waive their respective rights to seek a jury trial as set forth in the TDP upon execution of the Agreement for Binding Arbitration.

If either party rejects a non-binding arbitration award, and the claimant has otherwise complied with the requirements of these ADR/Arbitration procedures and the Plan, then the claimant may commence a lawsuit against the PI Trust in the Claimant’s Jurisdiction as that term is defined in Section 5.3(b)(2) of the TDP.

II.	ADR PROCEEDINGS SUMMARY

A.	Showing Required

As set forth in the TDP, in order to establish a valid PI Trust Claim, a claimant must among other things make a demonstration of exposure to OC and/or Fibreboard asbestos-containing products.

B.	Pro Bono Evaluation

This ADR alternative consists of an evaluation of the claim by an evaluator selected from a pro bono panel. The panel shall be comprised of asbestos litigation attorneys as mutually agreed upon between the PI Trust Advisory Committee (the “TAC”) and the PI Trustees. The TAC will be provided, on a quarterly basis, with a list of the pro bono panelists. Each evaluation will have a pro bono evaluator randomly selected by the Private Adjudication Center from the list of pro bono panelists. Within fifteen (15) days of the claimant’s request for the pro bono evaluation, the individual pro bono evaluator shall be randomly chosen from the approved panel.

A pro bono evaluation will be done by document submission. The identity of the pro bono evaluator will not be disclosed to the claimant and the claimant’s attorney. The PI Trust encourages identification of and not anonymity as to the alleged injured party so that medical records can be transmitted in their original form. The Private Adjudication Center will communicate to the parties the pro bono evaluator’s written evaluation. The parties will communicate their respective rejection or acceptance of settlement upon the terms of the written evaluation. If either or both parties reject settlement upon those terms, then the claimant may submit an Election Form and Agreement for Binding or Non-binding Arbitration.

C.	Mediation

The claimant may request telephone mediation as an ADR alternative. This process will require detailed written submissions to familiarize the mediator with the respective positions. The PI Trust shall establish and maintain a list of qualified regional mediators compensated by the PI Trust. The Private Adjudication Center shall select a qualified mediator from the list based upon location of claimant within fifteen (15) days after receipt of the Request for Mediation Form signed by the claimant and the PI Trust.

Claims shall be handled by each mediator in the order received by him or her, to the extent practicable. Any party may be represented by legal counsel. The mediator shall review the claim and the positions of the parties, such information as the parties may wish to submit as to a fair and equitable settlement, and all documents and medical reports relevant to the claim as submitted by the parties. At least five (5) business days prior to the mediation conference, claimant and the PI Trust shall each submit to the mediator a detailed written submission consisting of a confidential statement outlining the claimant’s medical condition, exposure to OC and/or Fibreboard products and each party’s detailed position on overall claim value.

The mediator shall confer with the parties and/or their legal representatives, individually and jointly. Such conference shall be conducted by telephone unless both parties agree otherwise. A representative of the PI Trust with settlement authority must participate in the conference. The mediator may request, but not require, that the claimant personally participate in the conference. Such conference shall be in the nature of a settlement conference. The mediator shall work with both sides toward reaching an acceptable, reasonable settlement. The mediator does not have the authority to impose a settlement on the parties. Ten (10) days after the conclusion of the mediation, if the parties have not settled the matter, the claimant may submit to the PI Trust an Election Form and Agreement for Binding or Non-binding Arbitration.

D.	Binding and Non-binding Arbitration Procedures

Upon completion of either pro bono evaluation or mediation, the claimant may request non-binding and/or binding arbitration. Binding arbitration will be conducted in the “final offer” format also known as “baseball style” arbitration. If the claim is arbitrated in either the binding or non-binding format, then the arbitrator shall return an award no greater than the Maximum Value for the category in which the claim properly falls in the Tables set forth in the TDP, unless the Extraordinary Claims Panel has previously determined that the claim should receive extraordinary claim treatment. In that case, the arbitrator shall return an award no greater than the Maximum Value for such claim as set forth in Section 5.4(a) of the TDP.

If the claimant requests arbitration, either binding or non-binding, then the PI Trust shall execute the appropriate Election Form and Agreement. The PI Trust may not decline the claimant’s election of either binding or non-binding arbitration, but reserves all rights to reject any award in a non-binding arbitration proceeding. If the parties agree to engage in binding arbitration, then the claimant and the PI Trust waive their respective rights to seek a jury trial as set forth in the TDP.

III.	RULES GOVERNING PRO BONO EVALUATION AND MEDIATION

Within ninety (90) days of a claimant’s receipt of the ADR packet from the PI Trust, the claimant must elect one of the two ADR procedures and return the appropriate form to the PI Trust along with an executed Affidavit of Completeness.

A.	Rules Governing Pro Bono Evaluation

1.	Election and Time Limits

a.	If the claimant chooses pro bono evaluation, then within ninety (90) days of claimant’s receipt of the ADR packet, the claimant must send the PI Trust the Election Form for Pro Bono Evaluation. (See Attachment A). The claimant or his/her attorney shall personally sign the Election Form for Pro Bono Evaluation.

b.	The claimant must also sign an Affidavit of Completeness (See Attachment B) and return it to the PI Trust with a copy to the Private Adjudication Center within ninety (90) days of receipt of the ADR packet. The claim will not proceed until the PI Trust has received a completed Election Form and Affidavit of Completeness from the claimant. The Affidavit of Completeness shall verify that all information to be considered in the ADR process has been provided to the PI Trust while the claim was under review by the PI Trust.

c.	After receiving the signed Election Form and Affidavit of Completeness, the PI Trust shall review and sign the Election Form within five (5) business days of receipt.

d.	Within fifteen (15) days from the date the PI Trust notifies the claimant’s counsel of the PI Trust’s consent to the Election Form, the PI Trust shall send a copy of the signed Election Form, the Affidavit of Completeness together with complete copies of all materials submitted to the PI Trust by the claimant and factual information in the PI Trust file, if any, gathered by the PI Trust from other sources, and a completed Affidavit of Accuracy to the claimant’s counsel and the Private Adjudication Center who will forward the materials to the selected pro bono evaluator at the time the evaluator is selected. The PI Trust may not send the Private Adjudication Center any materials in the PI Trust file that have not previously been provided to the claimant.

2.	Selection of the Pro Bono Evaluator

Within fifteen (15) days of the date the Private Adjudication Center receives the claimant’s election agreement, the Private Adjudication Center shall randomly select the pro bono evaluator from the list of pro bono panelists and notify the parties that the evaluator has been designated without disclosing the identity of the evaluator. The pro bono evaluator shall be selected from a panel of asbestos litigation plaintiff attorneys who have volunteered to serve the PI Trust at the request of the TAC. Pro bono assignments will be made on a rotating basis.

The identity of the pro bono evaluator shall not be disclosed to the claimant and the claimant’s attorney. The injured party should not be anonymous so that medical records can be transmitted in their original form.

3.	Submission of Written Arguments

Fifteen (15) days after the PI Trust sends the complete file materials to the Private Adjudication Center, the claimant and the PI Trust shall simultaneously exchange and submit written arguments to the Private Adjudication Center. The Private Adjudication Center will immediately forward the written arguments to the pro bono evaluator. The written arguments shall comply with the following rules:

a.	The argument shall not exceed ten (10) double spaced typewritten pages. In order to preserve anonymity in a pro bono evaluation, the name of counsel should not be mentioned. The argument may not introduce factual matter not contained in the documents in the PI Trust’s file. The evaluator shall disregard any argument that does not comply with this rule.

b.	When a party fails to submit the written argument within the fifteen (15) days, the party waives written argument and the pro bono evaluator shall disregard any argument received after that time.

4.	Evaluation of Documents

The pro bono evaluation is only a document review with complete anonymity preserved between claimant’s counsel and the pro bono evaluator. The documents that the pro bono evaluator may consider shall be limited to the following:

a.	The documents in PI Trust’s file forwarded to the pro bono evaluator.

b.	The claimant’s Affidavit of Completeness and the PI Trust’s Affidavit of Accuracy.

c.	The written arguments of the claimant and the PI Trust that comply with the rules for written arguments set forth above.

d.	Before the Private Adjudication Center forwards any documents to the pro bono evaluator it will redact all references to claimant’s counsel.

5.	Written Evaluation and Procedure for Acceptance/Rejection

Within fifteen (15) days after the submission of written arguments, the pro bono evaluator shall submit a written evaluation of the claim to the Private Adjudication Center who will promptly mail it to the parties.

Within fifteen (15) days after receipt of the pro bono evaluator’s written evaluation, the claimant and the PI Trust will each communicate in writing to the Private Adjudication Center whether they will accept the amount of the pro bono evaluator’s written evaluation to settle the claim. If both parties accept, then the Private Adjudication Center will immediately inform both parties that they have achieved a settlement and the PI Trust shall pay the claim pursuant to the TDP. If either or both parties reject the pro bono evaluator’s written evaluation, then within five (5) business days of receipt of both parties’ written communication, the Private Adjudication Center shall send each party a notice of rejection of pro bono evaluator’s written evaluation that will not indicate whether the opposing party has accepted or rejected the pro bono evaluator’s written evaluation amount.

6.	Arbitration May Proceed After Rejection of Pro Bono Evaluator’s Written Evaluation

Within sixty (60) days after receipt of the notice of rejection of pro bono evaluator’s written evaluation, the claimant may request arbitration by returning to the PI Trust a signed Election Form and Agreement for either Binding or Non-binding Arbitration.

B.	Rules Governing Mediation

1.	Election

If the claimant chooses mediation, then the claimant shall submit to the PI Trust a signed Request for Mediation Form (Attachment C) along with an executed Affidavit of Completeness within ninety (90) days of claimant’s receipt of the ADR packet. Within five (5) business days of the PI Trust’s receipt of the signed Request for Mediation Form, the PI Trust shall review and sign the form and forward a signed copy along with an executed Affidavit of Accuracy to the claimant and the Private Adjudication Center.

2.	Selection of Mediator

Within fifteen (15) days of the signed Request for Mediation Form, the Private Adjudication Center shall retain a mediator from the approved list of mediators. The Private Adjudication Center shall select the mediator based upon the region in which the claimant is located. The mediator shall be compensated by the PI Trust. The Private Adjudication Center shall schedule a mediation conference within sixty (60) days after receipt of the signed Request for Mediation Form. The mediation will be conducted by telephone conference unless the parties agree otherwise. Scheduling of the conference shall be coordinated with the mediator and the conferences shall take place in the order received by the mediator, to the extent practicable.

3.	Submission of Materials to Mediator

At least five (5) business days prior to the mediation conference, the claimant and the PI Trust shall each submit to the mediator a detailed written submission consisting of a confidential statement outlining the claimant’s medical condition, exposure to OC and/or Fibreboard products, and each party’s position on overall claim value. The parties may also submit to the mediator documents and medical reports that they believe are relevant to the claim. The mediator shall review the claim and the positions of the parties and the other information that the parties submit prior to the mediation conference. The mediation briefs shall comply with the following rules:

a.	The confidential statement should not exceed ten (10) double spaced typewritten pages exclusive of attachments.

b.	The submission may not introduce factual matter not contained in the documents in the PI Trust’s file as certified by the Affidavit of Completeness.

4.	Mediation Conference

Any party may be represented by legal counsel at the mediation conference. The mediator shall confer with the parties’ legal representatives and, if the claimant is present and consents, with the claimant. A representative of the PI Trust with settlement authority must participate in the conference. The mediator may request, but not require, that the claimant personally participate in the conference.

5.	Negotiations at the Mediation Conference

The mediator may facilitate settlement in any manner the mediator believes is appropriate. The mediator will help the parties focus on their underlying interests, explore resolution alternatives and develop settlement options. The mediator will decide when to hold joint conferences, and when to confer separately with each party.

The parties are expected to initiate and convey to the mediator proposals for settlement. Each party shall provide a rationale for any settlement terms proposed. Finally, if the parties fail to develop mutually acceptable settlement terms, before terminating the procedure, and only with the consent of the parties, (a) the mediator may submit to the parties a final settlement proposal; and (b) if the mediator believes he/she is qualified to do so, the mediator may give the parties an evaluation (which if all parties choose, and the mediator agrees, may be in writing) of the likely outcome of the case if it were tried to final judgment, subject to any limitations under the Plan, the TDP and ethical codes.

6.	Confidentiality of Mediation

The entire mediation process is confidential. Unless agreed among all the parties or required to do so by law, the parties and the mediator shall not disclose to any person who is not associated with participants in the process, including any judicial officer, any information regarding the process (including pre-process exchanges and agreements), contents (including written and oral information), settlement terms or outcome of the proceeding.

Under this procedure, the entire process is a compromise negotiation subject to Federal Rule of Evidence 408 and all state counterparts, together with any applicable statute protecting the confidentiality of mediation. All offers, promises, conduct and statements, whether oral or written, made in the course of the proceeding by any of the parties, their agents, employees, experts and attorneys, and by the mediator are confidential.

Such offers, promises, conduct and statements are privileged under any applicable mediation privilege and are inadmissible and not discoverable for any purpose, including impeachment, in litigation between the parties. However, any written or oral information or other materials submitted to the mediator by either the PI Trust or the claimant may be submitted by either party to the arbitrator in an arbitration that takes place under these ADR procedures.

In addition, evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable solely as a result of its presentation or use during the mediation. The exchange of any tangible material shall be without prejudice to any claim that such material is privileged or protected as work-product within the meaning of Federal Rule of Civil Procedure 26 and all state and local counterparts.

The mediator and any documents and information in the mediator’s possession will not be subpoenaed in any such investigation, action or proceeding, and all parties will oppose any effort to have the mediator or documents subpoenaed. The mediator will promptly advise the parties of any attempt to compel him/her to divulge information received in mediation.

7.	Submission of Written Offers After Mediation

At the conclusion of the mediation, the mediator shall require the parties to exchange written settlement offers that shall remain open for ten (10) days. If after the expiration of that ten (10) day period neither party accepts the other’s written offer or the parties do not otherwise settle the matter, then the claimant may request binding or non-binding arbitration by sending to the PI Trust the appropriate signed Election Form and Agreement for either Binding or Non-binding Arbitration.

IV.	RULES GOVERNING NON-BINDING AND BINDING ARBITRATION

A.	Election by the Claimant

The PI Trust shall review the Election Form and Agreement for Binding or Non-binding Arbitration (Attachments D and E) and within five (5) business days of receipt the PI Trust shall sign the Agreement and shall immediately send a fully signed Arbitration Agreement to the Private Adjudication Center.

B.	Selection of the Arbitrator

1.	As soon as reasonably possible after the receipt of the signed Arbitration Agreement, but no more than fifteen (15) days after the receipt of the signed Arbitration Agreement, the Private Adjudication Center shall select three potential arbitrators from a rotating list kept by the Private Adjudication Center. Assignments of arbitrators will be made on a rotating basis nationally, by the Private Adjudication Center. The Private Adjudication Center shall promptly notify the arbitrators and the parties of the potential arbitrators’ selection. If a potential arbitrator is unable or unwilling to serve, then a replacement selection will be made prior to notifying the PI Trust and the claimant of the potential arbitrators selected.

2.	Within seven (7) days of receipt of the list of potential arbitrators, the PI Trust may select, and identify to the Private Adjudication Center, one potential arbitrator to be stricken from the list. The Private Adjudication Center shall then promptly notify the claimant of the PI Trust’s selection, whereupon, within seven (7) days of the receipt of such notification, the claimant may select, and identify to the Private Adjudication Center, a second potential arbitrator to be stricken from the list. The Private Adjudication Center shall then notify all parties which potential arbitrator remains and will conduct the arbitration. If either the PI Trust or the claimant, or both, fails to exercise the right to strike an arbitrator from the list of potential arbitrators, the Private Adjudication Center shall appoint from those potential arbitrators remaining the arbitrator next in rotation on the PI Trust’s rotating list.

3.	Any appointed arbitrator shall disclose to the Private Adjudication Center any circumstances likely to affect impartiality, including any bias or any financial or personal interest in the result of the arbitration or any past or present relationship with the parties or representatives. Upon receipt of such information from the arbitrator or another source, the Private Adjudication Center shall communicate the information to the parties and, if the administrator deems necessary, to the arbitrator and others. Upon objection of a party to the continued service, the Private Adjudication Center shall determine whether the arbitrator should be disqualified and shall inform the parties of the decision, which shall be final.

C.	Extraordinary Claims and Those Reviewed by the Extraordinary Claims Panel

In the event that the Extraordinary Claims Panel has deemed the claim worthy of extraordinary treatment, the Private Adjudication Center shall forward to the arbitrator the written decision of the Extraordinary Claims Panel, and the parties may submit a final request that exceeds the values ascribed to the type of injury in the TDP. In such circumstances, the arbitrator may issue an award in accordance with such a final offer/request.

In the event that the Extraordinary Claims Panel declined to give extraordinary treatment to the claim, the arbitrator shall not be informed of the Extraordinary Claims Panel’s decision, and the claimant must confine his/her award to the values ascribed to the type of injury in the TDP because the arbitrator may not award an amount in excess of the Maximum Value assigned to the appropriate category for the injury in the TDP. The PI Trust will not engage in non-binding or binding arbitration, and reserves the unilateral right to withdraw from a signed non-binding or binding arbitration agreement at any time, where the claimant’s final offer and award demand exceeds the Maximum Value assigned to the type of injury in the TDP and the Extraordinary Claims Panel has declined to give extraordinary treatment to the claim.

D.	Final Offer or “Baseball Style” Binding Arbitration

All binding arbitration shall be conducted in the “final offer” format also known as “baseball style” arbitration. In the course of submitting the arbitration materials, as explained in these rules, the parties shall submit their final offer of settlement which shall also serve as the party’s demand for arbitration award. The arbitrator must choose from one of these two demands in determining the amount of the arbitration award.

E.	Submission of Pre-Hearing Statements

Within twenty (20) days of the appointment of an arbitrator each party shall submit to the opposing party and to the arbitrator a written statement (not to exceed ten (10) double spaced pages) containing that party’s positions and arguments. Each party may then submit a supplement to its written statement (not to exceed five (5) double spaced pages) following the initial pre-hearing conference to respond to the opposing party’s positions and arguments and addressing issues raised at the initial pre-hearing conference. Supplements must be sent to the opposing party and to the arbitrator within ten (10) days after the date of the pre-hearing conference.

The Private Adjudication Center will provide the arbitrator with a complete schedule of categories of injuries and Scheduled, Average and Maximum Values therefor in the TDP.

F.	Initial Pre-Hearing Conference, Scheduling Hearing Date, Optional Video Conference for Arbitration Hearing

1.	Within fifteen (15) calendar days of the receipt of both party’s briefs, the Private Adjudication Center shall contact the claimant, the arbitrator, and the PI Trust to schedule the initial pre-hearing conference. The pre-hearing conference shall be presided over by the arbitrator and held by telephone conference call.

2.	During the initial pre-hearing conference, the arbitrator shall schedule the date and select the location of the arbitration hearing either at the location of the arbitrator or a location mutually agreeable to the parties. The arbitration hearing should be scheduled not less than forty-five (45) days, and not more than sixty (60) days, from the date of the initial pre-hearing conference. The Private Adjudication Center will mail a confirmation notice of this date to the claimant and the PI Trust.

3.	At the election of the claimant, the arbitration hearing may be conducted by video conference. If the claimant so elects, then the claimant must state that election in writing prior to the initial pre-hearing conference. The Private Adjudication Center will make appropriate arrangements for the PI Trust and the arbitrator to participate by video conference. The PI Trust shall pay for its and the arbitrator’s cost for use of video conference equipment and facilities. The claimant shall only be responsible for his/her costs (including participation by claimant’s counsel).

4.	During the initial pre-trial conference, the arbitrator shall seek to achieve agreement between the parties on:

a.	narrowing the issues (through methods including but not limited to stipulation of facts);

b.	whether the claimant will appear at the hearing (at the claimant’s sole discretion);

c.	any legal issues;

d.	and any other matters that will expedite the arbitration proceedings.

If appropriate or if the parties do not agree on these issues, then the arbitrator must issue orders governing the process.

G.	No Discovery With Limited Exceptions

There shall be no discovery except as specifically provided below. The purpose of the arbitration is to resolve differences between the PI Trust and the claimant based only on the documents that have been previously submitted to the PI Trust by the claimant and any other documents relied upon by the PI Trust to make a settlement offer to the claimant or to disallow the claim. However, if the PI Trust commissions an independent medical examination or a third-party medical review upon which the PI Trust relies in evaluating the claimant’s claim, then the claimant may depose the medical professional conducting the review or examination after having a reasonable opportunity to study any report or written opinion generated by the medical professional.

H.	No Record of Proceedings Unless Requested by Arbitrator

There will be no record or transcript of the proceedings unless the arbitrator requests a transcript to assist him/her in reviewing the evidence or otherwise to aid in the decision making process. In the event an arbitrator requests a transcript prior to the arbitration, then the PI Trust shall arrange for a court reporter and shall pay all expenses associated with the preparation of the transcript. In no event, however, will the transcript be made available to the parties, nor shall any time required for preparation of the transcript affect the time for the arbitrator to render a decision.

I.	Postponement of Hearing

The arbitrator for good cause may postpone any hearing upon the request of a party or upon the arbitrator’s own initiative, and shall also grant such postponement when all of the parties agree.

J.	Duration of Hearings

The arbitrator shall complete the hearing in one day except for good cause shown. The arbitrator shall set time limits on the respective presentations, and shall enforce those set limits. The parties shall request no more than three hours apiece for presentation of their cases.

K.	Procedure at Arbitration Hearing

1.	Testimony Under Oath or Affirmation

If the claimant or any other witness testifies, such testimony shall be under oath or affirmation administered by the arbitrator.

2.	Conduct of Hearing

At the opening of the arbitration hearing, the arbitrator shall make a written record of the time, place, and date of the hearing, and the presence of the parties and counsel.

3.	Evidence

a.	Rules of Evidence: The arbitrator is not required to apply the rules of evidence used in judicial proceedings, provided, however that the arbitrator shall apply the attorney-client privilege and the work product privilege. The arbitrator shall determine the applicability of any privilege or immunity and the admissibility, relevance, materiality and weight of the evidence offered.

b.	Admission of Evidence: The evidence that the arbitrator may consider shall be limited to the following:

(i)	The documents supplied to the PI Trust prior to the execution of the Affidavit of Completeness;

(ii)	Non-binding or binding arbitration election agreement;

(iii)	Testimony of the claimant. The claimant may offer evidence regarding the nature and extent of compensable damages, including physical injuries, and/or the market share of OC and/or Fibreboard products, if there is a claim of greater than average market share. The PI Trust may cross-examine on these issues. At the claimant’s option, a claimant’s deposition, including videotaped testimony, shall be admissible into evidence in lieu of live testimony.

(iv)	Any additional deposition testimony taken by the PI Trust or the claimant, and provided to both sides, prior to the initiation of ADR.

(v)	Any evidence submitted in mediation.

(vi)	Closing arguments of the claimant and the PI Trust. The arguments shall be limited to the evidence contained and the issues raised in the documents or testimony referred to above and shall be limited to 1/2 hour for each party. The arbitrator shall disregard any effort to introduce further evidence or issues in argument.

L.	Arbitration in the Absence of a Party or Representative

The claimant may choose whether or not to attend the arbitration in person in his/her sole discretion. The arbitration may proceed in the absence of any party or representative who, after due notice, chooses not to be present, fails to be present or fails to obtain a postponement if he/she desires to be present but cannot. An award shall not be made against a party solely for the failure to appear. The arbitrator shall require the party who is present to submit such evidence as the arbitrator may require for the making of an award.

M.	Conclusion of Hearing and Submission of Post-Hearing Briefs

When the parties state that they have no further evidence or witnesses to offer, and after the parties have made their closing arguments, if any, the arbitrator shall declare the hearing closed. Post-hearing briefs will be permitted only upon order of the arbitrator and shall be served upon the arbitrator no later than ten (10) days after the hearing is closed. Such briefs shall be no longer than five (5) double spaced pages. The time limit within which the arbitrator is required to make the award shall commence to run upon the closing of the hearing or the submission of post-hearing briefs, whichever is later.

N.	Option to Waive Oral Hearings

The parties may request a waiver of oral hearings. Oral hearings will only be waived if all parties consent.

O.	Arbitration Decision

1.	The arbitrator shall issue a decision no later than fifteen (15) calendar days after the date of the close of the hearing or submission of post-hearing briefs, whichever is later.

2.	The decision shall state only the amount of the award, if any. The decision shall not state reasons for the award. An arbitrator shall not be permitted to award punitive, exemplary, trebled or other like damages or attorneys’ fees, and prejudgment and post-judgment interest and costs shall not be sought or allowed. The award shall dispose of all monetary claims presented to the arbitrator and shall determine fully the only issue to be decided pursuant to the arbitration agreement: the amount, if any, at which the claim value should be fixed. To assist the arbitrator, the Private Adjudication Center will provide the arbitrator with a schedule setting forth the Disease Levels and the Scheduled, Average and Maximum Values associated with each category. Unless the Extraordinary Claims Panel has determined that a claim is entitled to extraordinary treatment during the claims review process, the arbitrator’s award shall not exceed the Maximum Value amount for the appropriate Category in the TDP.

P.	Payment of Award

Pursuant to the terms of the arbitration agreement, the PI Trust will promptly send to the claimant the appropriate release. The PI Trust will then pay the claim based upon the binding or, if accepted by both parties, the non-binding award, in accordance with the TDP in effect at that time.

Q.	Rejection of Non-binding Award

1.	A party in a non-binding arbitration proceeding that wishes to reject the award must notify the other party within thirty (30) days from the date a non-binding award is issued. If no rejection is received or sent by the PI Trust, then the decision will stand and the award will be deemed accepted by both parties and the PI Trust will promptly send to the claimant the appropriate release. The PI Trust will then pay the claim in accordance with the Claim Resolution Procedures in effect at that time.

2.	Procedure for Rejected Award

a.	Rejection by Claimant

If claimant has sent the PI Trust timely notification of rejection of a non-binding award and wishes to pursue the claim, then the claimant must notify the PI Trust through correspondence postmarked no later than sixty (60) days from the date of the non-binding award. If notification is received within the sixty (60) day deadline and claimant wishes to pursue the claim, then the PI Trust will within fifteen (15) days of receipt of this notification send the claimant an authorization to commence litigation.

b.	Rejection by PI Trust

If the PI Trust rejects the non-binding award, then claimant may elect binding arbitration or request that the PI Trust forward the authorization to commence litigation.

V.	GENERAL ADR PROCEDURES GOVERNING PRO BONO EVALUATION, MEDIATION, NON-BINDING ARBITRATION, AND BINDING ARBITRATION

A.	ADR Submissions

The claimant’s submissions (with the exception of the binding arbitration’s written argument) will be reviewed by the ADR administrator before they are submitted to the pro bono evaluator, mediator or arbitrator. If they contain materials not previously submitted in support of the claim, then the PI Trust claims department will review the additional information and determine the effect, if any, it would have on the PI Trust’s evaluation of the claim. In appropriate situations, a new offer may be made to the claimant.

If an attorney or other agent represents the claimant, both the attorney and the claimant must also sign the Election and Agreement for Binding Arbitration. The attorney or agent may not sign in place of, or for, the claimant unless the claimant is incapacitated, incompetent or deceased and the attorney or agent has been designated legally to act on the claimant’s behalf. Documentation of this legal designation will be required.

B.	No Grouping or Bundling of Claims

As a general matter, there shall be no grouping or bundling of claims by separate claimants at any stage of the ADR or arbitrations even if the claims are related and/or the claimants have the same counsel. Each claimant must proceed individually through the ADR and arbitration processes with all claims that claimant may have or represent. This provision is intended to separate claims of different exposed persons and has no effect upon multiple claims brought by a claimant’s representative, such as heirs of a deceased worker. However, the PI Trust, in its sole discretion, may decide that it would be expeditious to allow the conduct of arbitration proceeding with respect to more than one claim of different exposed persons, provided that the arbitrator individually values each such claim in accordance with the valuation factors set forth in Section 5.3(b)(2) of the TDP, and the respective claimants’ separate positions in the PI Trust’s FIFO Processing and Payment Queues are maintained.

C.	No Ex Parte Communication

There shall be no ex parte communication between the arbitrator or pro bono evaluator and any counsel or party in any matter. All correspondence between the arbitrator or pro bono evaluator and the parties will be facilitated by the Private Adjudication Center.

D.	Claims and Defenses

All available claims and defenses which exist under the law subject to the claimant’s election under the TDP shall be available to both sides.

E.	Costs of ADR

1.	ADR expenses

The PI Trust will pay the arbitrator’s fee for non-binding or binding arbitration up to two thousand dollars ($2000.00) per claim depending on the length of the hearing. The pro bono evaluator is a volunteer and thus no fee will be incurred. The PI Trust will assume costs of meeting and hearing facilities for arbitration. Claimants will pay their costs and attorney fees, including any expenses incurred should the claimant testify.

2.	Filing Fee

No filing fee is required of the claimant for any ADR selection, unless the PI Trust with the consent of the TAC and the Future Claimants’ Representative decide that it would be in the best interests of the PI Trust and its beneficiaries to adopt such a fee.

F.	Waiver of Objection to Rules Infraction

Either party who continues with the pro bono evaluation, mediation, non-binding arbitration, or binding arbitration proceeding after knowing that any provision or requirement of the applicable rules has not been complied with, and who fails to state a timely objection in writing to the arbitrator, mediator or pro bono evaluator, shall be deemed to have waived the right to object. A timely objection by a claimant must be stated in writing and mailed to the PI Trust with instructions to forward the objection to the Private Adjudication Center and to the arbitrator, mediator or pro bono evaluator. A timely objection by the PI Trust will be mailed to the claimant and to the Private Adjudication Center with instructions to forward to the arbitrator, mediator or pro bono evaluator.

G.	Serving of Notices and Other Papers

Each party to the ADR and arbitration agreements shall be deemed to have consented that any papers, notices, or processes necessary or proper for the initiation or continuation of ADR and Arbitration proceedings under these rules may be served upon such party as follows:

1.	By regular U.S. mail or overnight courier addressed to such party or their attorneys at their last known address;

2.	By facsimile transmission or electronic mail, if a copy of the transmitted papers is mailed addressed to the party or their attorney at their last known address within twenty-four (24) hours of the facsimile transmission or electronic mail; or,

3.	By personal service, within or without the state where the pro bono evaluation, mediation or arbitration is to be held, whether the party is within or without the United States of America.

H.	Time Limits Triggered Upon Receipt

1.	Documents sent by U.S. mail under these rules shall be deemed received three (3) business days after the date of postmark. Documents sent via overnight mail shall be deemed received on the next business day after mailing.

2.	Documents sent via facsimile transmission or electronic mail shall be deemed received on the business day that the transmission is sent.

I.	Exclusion of Liability

Neither the Private Adjudication Center nor the mediator, nor the arbitrator nor pro bono evaluator shall be liable to any party for any act or omission in connection with any evaluation conducted under these rules.

J.	Relationship of Rules to Election Form for Pro Bono Evaluation, Request for Mediation, Non-binding Arbitration Agreement or Binding Arbitration Agreement

These Rules shall be deemed a part of, and incorporated by reference in, every duly executed ADR agreement or arbitration agreement and shall be binding on all parties.

K.	Arbitrator/Mediator/Pro Bono Evaluator Immunity

Arbitrators, mediators or pro bono evaluators who serve pursuant to these rules shall have the same immunity as judges for their official acts.

L.	Jurisdiction

Any dispute under these rules shall be subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware.

M.	Statement of Confidentiality

1.	All ADR and arbitration proceedings and information relating to the proceeding will be confidential. Neither party shall disclose the information obtained during the proceedings, nor the valuation placed on the case by an arbitrator or pro bono evaluator, to anyone or use such information or valuation in any further proceeding except as necessary to maintain the PI Trust’s obligation to report to the Bankruptcy Court and to provide ongoing evaluation by the PI Trust and TAC. Except for documents prepared by a non-party which are introduced as evidence before an arbitrator or pro bono evaluator, any document prepared by another party, attorney or other participant in anticipation of the ADR is privileged and shall not be disclosed to any court or arbitrator/pro bono evaluator or construed for any purpose as an admission against interest.

2.	All ADR and arbitration proceedings shall be deemed a settlement conference pursuant to Rule 408 of the Federal Rules of Evidence. Except by agreement of the parties, the parties will not introduce into evidence in any other proceedings the fact that there was an arbitration, the nature or amount of the award, and written submissions may not be used for purposes of showing accord and satisfaction or res judicata. In binding arbitration, the decision of the arbitrator may be admissible in the event the claimant improperly seeks to litigate the claim. The binding arbitration award shall be admissible in support of a motion to enjoin such litigation. No arbitrator or pro bono evaluator will ever be subpoenaed or otherwise required by any party or any third party, to testify or produce records, notes or work product in any future proceedings.

N.	Amendments

Except as otherwise ruled by the Bankruptcy Court, these rules, as they may from time to time be amended by the PI Trustees with the consent of the TAC and the Future Claimants’ Representative, will be binding on all parties in the form in which they are in force on the date the claimant signs the election agreement.

O.	Time Limits

The time limits included in these procedures are to be strictly enforced. Any time limit set forth herein may be extended by agreement of the parties or for cause shown to the neutral party presiding over the particular ADR or arbitration proceeding. Any request for extension, however, shall first be made to the opposing party and then if the parties cannot agree, shall be submitted to the Private Adjudication Center who will request a ruling from the pro bono evaluator, mediator, or arbitrator as the case may be.

Although the deadlines may be extended by agreement or for cause shown, failure to comply with a deadline without obtaining an extension may result in withdrawal of the claim. Promptly after a claimant fails to comply with a specified deadline without obtaining an extension, the PI Trust shall send the claimant written notice of the failure to comply. If the claimant does not take any action on the claim, then thirty (30) days thereafter the claim will be deemed withdrawn under Section 6.3 of the TDP.

OC/FIBREBOARD PI TRUST

ELECTION FORM FOR PRO BONO EVALUATION

I,                                                                                            (“Claimant”), Claim No.                     , hereby elect and agree to:

Non-Binding document evaluation of my claim by an individual selected from a Panel of Pro Bono Evaluators who volunteered to serve at the request of the PI Trust Advisory Committee pursuant to Section 5.10 of the OC/Fibreboard TDP.

Unless the box below is initialed, the undersigned waives anonymity of the claimant in the Pro Bono Evaluation of this claim. The PI Trust encourages leaving this box blank and waiving anonymity so that medical records may be transmitted in their original form.

☐

Dated:                                              ,             .

Claimant or Claimant’s Attorney

Accepted and Consented to:

OC/FIBREBOARD PI TRUST

By:

Title

Dated:

Attachment A

STATE OF	)
) SS:
COUNTY OF	)

AFFIDAVIT OF COMPLETENESS

I,                                                                      , as the person [or legal representative of the person] who has filed a claim against the OC/Fibreboard PI Trust, being duly sworn, depose and say:

I have furnished all information which I wish to be considered in the valuation of claim number                                              .

I certify (or declare) under penalty of perjury, that the foregoing is true and correct.

By
Claimant or Legal Representative of Claimant

Date

Sworn to before me this              day of                                 ,             .

_______________________________________________

Attachment B

OC/FIBREBOARD PI TRUST

REQUEST FOR MEDIATION FORM

I,                                                               (“Claimant”), Claim No.                     , hereby elect and agree to:

Attempt in good faith to resolve the dispute with the PI Trust relating to my claim promptly by confidential Mediation under the terms set forth for Mediation procedure established by the PI Trust under Sections 5.10 of the OC/Fibreboard TDP. I have been provided with a copy of the rules relating to Mediation established by the PI Trust. I understand and agree to those rules in the course of the Mediation.

Dated:                             ,             .

Claimant or Claimant’s Attorney

Accepted and Consented to:

OC/FIBREBOARD PI TRUST

By:

Title

Dated:

Attachment C

OC/FIBREBOARD PI TRUST

ELECTION FORM AND AGREEMENT FOR

BINDING ARBITRATION

I,                                                   (“Claimant”), Claim No.                         , hereby elect and agree to:

Submit all disputes with the PI Trust relating to my claim to Binding Arbitration under the terms set forth for Binding Arbitration procedure established by the PI Trust under Section 5.10 of the OC/Fibreboard TDP. I have been provided with a copy of the rules relating to Binding Arbitration established by the PI Trust. I understand and agree to those rules in the course of the Binding Arbitration. I understand that as a result of this agreement if accepted by the PI Trust, I will waive my rights to litigate my claim in Court including the right to trial by jury and I will be bound by the arbitration award.

Dated:                                     ,             .

Claimant

Claimant’s Attorney

Claimant and attorney must both sign

Accepted and Consented to:

By accepting this agreement the PI Trust waives its rights to litigate the claimant’s claim in Court including the right to trial by jury and agrees to be bound by the arbitration award.

OC/FIBREBOARD PI TRUST

By:

Title

Dated:

Attachment D

OC/FIBREBOARD PI TRUST

ELECTION FORM AND AGREEMENT FOR

NON-BINDING ARBITRATION

I,                                                       (“Claimant”), Claim No.                     , hereby elect and agree to:

Submit all disputes with the PI Trust relating to my claim to Non-Binding Arbitration under the terms set forth for Non-Binding Arbitration procedure established by the PI Trust under Section 5.10 of the OC/Fibreboard TDP. I have been provided with a copy of the rules relating to Non-Binding Arbitration established by the PI Trust. I understand and agree to those rules in the course of the Non-Binding Arbitration.

Dated:                                         ,             .

Claimant or Claimant’s Attorney

Accepted and Consented to:

OC/FIBREBOARD PI TRUST

By:

Title

Dated:

Attachment E

Exhibit E

[Intentionally Omitted]

EXHIBIT F

Management and Director Arrangements and Employee Arrangements including

Summary of Incentive Compensation Program

In accordance with Section 5.19 of the Plan, it is currently anticipated that effective as of the Effective Date, Reorganized OCD will adopt (1) the Employee Incentive Program, (2) the Management Incentive Program, and (3) the Director Equity Program. The principal terms and conditions of these programs are summarized as follows:

Employee Incentive Program

OCD shall reserve 2,000,000 shares of New OCD Common Stock (assuming 20,000 eligible employees worldwide). All full-time and regular part-time employees of OCD and its Affiliates as of the Effective Date (excluding any employee who participates in the Management Incentive Program) shall be eligible to receive a grant of 100 shares of New OCD Common Stock upon the Effective Date. Dividends, if any, on New OCD Common Stock shall be received by the holder as and when paid. For employees receiving the grant who remain continuously employed by OCD for the entire vesting period, each award shall vest in its entirety on the third anniversary of the Effective Date, subject to accelerated vesting in the case of death, or continued vesting in the case of OCD-approved retirements or in the event that OCD terminates the employee’s employment for a reason other than cause.

Management Incentive Program

OCD shall reserve 1,162,759 shares of New OCD Common Stock and 2,325,518 options to purchase shares of New OCD Common Stock as of the Effective Date for issuance under this program. Awards under this program will be made to approximately 300 employees as of the Effective Date as approved by the Board of Directors. Each award will be made in the form of 33.3% of New OCD Common Stock and 66.7% of options to purchase New OCD Common Stock. Dividends, if any, on New OCD Common Stock shall be received by the holder as and when paid. The options shall be issued with an exercise price equal to the Plan value of $30.00 per share of New OCD Common Stock and shall expire on the tenth anniversary of the Effective Date. Dividends will not accrue on the options. The options will contain protective language in the event of non-ordinary events such as stock dividends, extraordinary cash dividends, stock splits, recapitalizations, etc. For employees receiving the grant who remain continuously employed by OCD for the entire vesting period, each award shall vest in its entirety on the third anniversary of the Effective Date, subject to accelerated vesting in the case of death, or continued vesting in the case of OCD-approved retirements or in the event that OCD terminates the employee’s employment for a reason other than cause.

Director Equity Program

OCD shall reserve 120,000 shares of New OCD Common Stock as of the Effective Date for issuance under this program. OCD shall also reserve 240,000 options to purchase shares of New OCD Common Stock for future issuance to Directors. The distribution of any or all of the shares and options to Directors of Reorganized OCD under this program shall be determined by the Compensation Committee of the Board of Directors of OCD. Dividends, if any, on New OCD Common Stock shall be received by the holder as and when paid. The terms and conditions of the options shall be the same as described above. Directors who are also employees shall not be eligible to participate in this program. Each award shall vest in its entirety on the third

F-1

anniversary of the Effective Date, subject to accelerated or continued vesting as may be determined by the Compensation Committee of the Board of Directors of OCD.

Shares and Options Reserved for Future Issuance

OCD shall reserve 1,000,000 shares of New OCD Common Stock and 2,000,000 options to purchase shares of New OCD Common Stock as of the Effective Date. However, none of these shares and options will be issued as of the Effective Date. These shares and options shall be reserved and authorized for future issuance as shall be determined by the Compensation Committee of the Board of Directors of Reorganized OCD. Any options issued at a future date shall be issued with an exercise price at the then fair market value.

Directors’ Charitable Award Program

The Debtors currently contemplate that they will continue after the Effective Date as part of the Management and Director Arrangements the OCD Directors’ charitable award program under the terms of such program in existence as of the Petition Date. Under such program, Directors who joined the Board prior to December 31, 2001 were able to nominate up to two organizations to receive a charitable contribution upon their death. Directors who joined the Board after December 31, 2001 do not participate in this program. Reorganized OCD expects to fund these contributions from the proceeds of fully-funded life insurance policies that it maintains on Directors. Directors receive no financial benefit from this program.

The following chart summarizes the number of shares and relative ownership percentages for each of the incentive programs:

Shares of New OCD Common Stock	# of Shares	At Emergence		Future
		Primary % Ownership	Diluted % Ownership	Diluted % Ownership
Shares Issued Pursuant to the Plan of Reorganization	128,117,241	97.50%	95.63%	93.54%
Employee Incentive Program - Restricted Stock	2,000,000	1.52%	1.49%	1.46%
Management Incentive Program - Restricted Stock	1,162,759	0.88%	0.87%	0.85%
Director Equity Program - Restricted Stock	120,000	0.09%	0.09%	0.09%

	131,400,000	100.00%

Management Incentive Program - Options	2,325,518		1.74%	1.70%
Director Equity Program - Options	240,000		0.18%	0.18%

	133,965,518		100.00%

Authorized for Future Issuance - Restricted Stock	1,000,000			0.73%
Authorized for Future Issuance - Options	2,000,000			1.46%

	136,965,517			100.00%

Memo: Employee Incentive Program - Stock		1.52%	1.49%	1.46%
Memo: Management/Director Incentives Program - Stock/Options			2.87%	2.81%
Memo: Authorized for Future Issuance - Stock/Options				2.19%

F-2

Exhibit G

Principal Terms and Conditions of the Senior Notes

The Plan does not provide for distribution of the Senior Notes to the Debtors’ creditors on account of their Claims against the Debtors. Instead, for purposes of the Plan, the Senior Notes (if any) may be issued as part of the exit financing transactions and any related liquidity transactions on or prior to the Effective Date, as contemplated by the Senior Credit Facilities (defined below) and as set forth in greater detail in the Engagement Letter between OCD and Citigroup, dated as of June 26, 2006, the Senior Credit Facilities Commitment Letter by and among OCD, Citigroup Global Markets Inc., Bank of America, N.A. and Banc of America Securities LLC, and the attachments thereto and appended to the Debtors’ Motion for an Order Pursuant to Sections 105(a) and 363(b) of the Bankruptcy Code for Authority to (A) Enter Into the Senior Credit Facilities Commitment Letter, Fee Letters, and Engagement Letter, (B) to Pay Associated Fees and Expenses, and (C) Furnish Related Indemnities, dated June 29, 2006, and approved by the Bankruptcy Court on or about July 20, 2006. The cash proceeds generated by such issuance of Senior Notes (if any) would be used (in whole or in part) to make the cash distributions contemplated under the Plan.

More specifically, on or prior to the Effective Date, Reorganized OCD (as defined in the Plan) may obtain bank financing in an aggregate principal amount of $2.4 billion (the “Senior Credit Facilities”), consisting of a $1.0 billion revolving credit facility (the “Revolving Facility”) and a $1.4 billion term loan facility (the “Term Facility”), provided, however, that the aggregate amount of the Senior Credit Facilities whether drawn down under the Revolving Facility or the Term Facility or otherwise, is not currently expected to exceed $1.8 billion as of the Effective Date. However, if Reorganized OCD issues Securities pursuant to the Contemplated Securities Issuance (as defined below) generating gross cash proceeds (calculated before underwriting fees) in excess of $400.0 million at or after the time of the Effective Date, then the aggregate principal amount of the Term Facility will be reduced by the amount of such excess.

The Debtors currently intend to issue, depending on market conditions in one or more offerings to be completed concurrently with, prior to, or within 12 months of the Effective Date of the Plan, debt securities (i.e. the Senior Notes) potentially generating gross cash proceeds (calculated before underwriting fees) of at least $400.0 million (the “Contemplated Securities Issuance”), with the proceeds of any such debt securities in excess of $400.0 million to be used to repay or reduce the Term Facility, although the completion of the Contemplated Securities Issuance shall not be a condition precedent to the Effective Date or the availability of the Senior Credit Facilities.

The statements contained in this Exhibit G are based upon certain contingencies, estimates and assumptions that are, by their nature, subject to uncertainty and unknown future events and may be materially different from actual future results.

EXHIBIT H

PRINCIPAL TERMS AND CONDITIONS OF NEW OCD COMMON STOCK1

Pursuant to the definition of New OCD Common Stock in the section 1.192 of the Plan, the following is a summary of the principal terms and conditions of the New OCD Common Stock:

Authorized New OCD Common Stock

Pursuant to the Plan, upon the Effective Date, Reorganized OCD is expected to have authority to issue a total of 400,000 shares of New OCD Common Stock, par value $0.01 per share.

Outstanding New OCD Common Stock

In accordance with the Plan, on, or as soon as reasonably practicable after, the Effective Date, the following New OCD Common Stock is expected to be issued and outstanding: 103,200,000 shares of New OCD Common Stock, not including the 28,200,000 Reserved New OCD Shares that will be reserved and held in treasury for future issuance and potential distribution to the Asbestos Trust depending on the outcome of the FAIR Act.

Rights and Preferences of New OCD Common Stock

Voting Rights

All shares of New OCD Common Stock have identical rights and privileges. The holders of shares of New OCD Common Stock are entitled to vote on all matters submitted to a vote of Reorganized OCD stockholders, including the election of directors. On all matters to be voted on by holders of shares of New OCD Common Stock, the holders will be entitled to one vote for each share of New OCD Common Stock held of record, and will have no cumulative voting rights.

Dividend Rights

Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of Preferred Stock and contractual restrictions, holders of New OCD Common Stock are entitled to receive ratably dividends or other distributions when and if declared by Reorganized OCD’s board of directors. The ability of Reorganized OCD’s board of directors to declare dividends, however, will be subject to the rights of any holders of any outstanding shares of preferred stock and the availability of sufficient funds under the General Corporation Law of the State of Delaware (the “DGCL”) to pay dividends.

Liquidation Preference

In the event of a liquidation, dissolution or winding up of Reorganized OCD, after the payment in full of all amounts owed to Reorganized OCD’s creditors and holders of any outstanding shares of any preferred stock, the remaining assets of Reorganized OCD will be distributed ratably to the holders of

[1]	The terms and conditions of New OCD Common Stock in Exhibit H are subject to further modification, revision and supplementation by the Plan Proponents prior to the Confirmation Hearing.

shares of New OCD Common Stock. The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Reorganized OCD may designate and issue in the future without stockholder approval.

Other Rights

Holders of New OCD Common Stock do not have pre-emptive, subscription, redemption or conversion rights.

Transfer Agent and Registrar

The transfer agent and registrar for the New OCD Common Stock is expected to be American Stock Transfer & Trust Company.

Listing

It is a condition to the effectiveness of the Plan that the shares of New OCD Common Stock be approved for public quotation, trading or listing on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (or their respective successors) on or prior to the Effective Date of the Plan. Shares of New OCD Common Stock are expected to be listed on the New York Stock Exchange under the symbol “OC” following completion of the transactions contemplated by the Plan. Based on the number of shares expected to be outstanding, the number of anticipated stockholders and the expected market value of New OCD Common Stock, it is expected that the New OCD Common Stock will meet the New York Stock Exchange listing standards as of the original listing date.

For additional information on the terms and conditions of the New OCD Common Stock, see the Form of Amended and Restated Certificate of Incorporation of Reorganized OCD and the Form of Amended and Restated Bylaws of Reorganized OCD, attached hereto as Exhibit A and Exhibit B, respectively.

2

Exhibit I

[Intentionally Omitted]

Exhibit J

Collar Agreements

EXECUTION COPY

JPMorgan Chase Bank, National Association

P.O. Box 161

Victoria Embankment

London EC4Y 0JP

England

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attn: Michael Thaman

          Stephen Krull

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction (the “Transaction”) entered into between you, Owens Corning, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable (“Owens Corning”)), subject to the approval of the Bankruptcy Court (as defined below), and JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”) on the Trade Date specified below (the “Transaction”). JPMorgan and Owens Corning agree that upon the date on which the Document Delivery Condition (as defined below) is fulfilled (the “Assignment Effective Date”), Owens Corning’s rights and obligations hereunder shall be automatically assigned to and assumed by the Trust (as defined below); provided, that the Trust shall not make, assume or be obligated or liable for any of the representations, warranties, agreements or covenants of or by Owens Corning herein, in the Agreement or the Equity Definitions, and, following the Assignment Effective Date, Owens Corning shall remain bound hereby, by the Agreement and by the Equity Definitions to comply with and fulfill and make all such representations, warranties, agreements and covenants and be the only entity liable or responsible for breaches thereof. Each reference in this Confirmation or the Agreement to “Counterparty” shall mean, (i) prior to the Assignment Effective Date, Owens Corning and (ii) on and after the Assignment Effective Date, the Asbestos Personal Injury Trust (as defined in the Plan of Reorganization)(the “Trust”). As used herein, “Existing Plan” shall mean the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession, in the form filed on June 5, 2006 in the bankruptcy case of In re Owens Corning, et al, Case No. 00-03837 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and “Plan of Reorganization” shall mean the Existing Plan with only those revisions, modifications and amendments to the Existing Plan that Owens Corning and the Plan Proponents (as defined in the Plan of Reorganization) deem necessary or appropriate and that shall not (i) alter the capitalization of Owens Corning contemplated by the Existing Plan, (ii) materially adversely affect the obligations or rights of JPMorgan hereunder or (iii) cause any representation or warranty of Counterparty contained herein to be incorrect.

This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below and supersedes all or any prior written or oral agreements in relation to the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.

In the event of any inconsistency between the terms of any of the documents in the following list, the terms of each document in such list shall prevail over all documents which follow such document in such list: this Confirmation, the Equity Definitions and the Agreement.

1.	This Confirmation evidences a complete binding agreement between Counterparty (subject to the approval of the Bankruptcy Court) and JPMorgan as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if JPMorgan and Counterparty had executed an agreement on the date hereof (such agreement, the “Agreement”) in such form but without any Schedule thereto, except for (i) the election of (a) US Dollars as the Termination Currency, (b) the laws of the State of New York (without reference to choice of law doctrine) as the Governing Law and (c) “Second Method” and “Loss” for purposes of Section 6(e) of the Agreement and (ii) the other modifications described below.

2.	This Transaction is comprised of two Share Option Transactions, the Put and the Call. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms relating solely to the Put:

Option Type:	Put

Seller:	JPMorgan

Buyer:	Counterparty

Number of Options:	5,054,595; provided that such Number of Options shall be reduced by the number of any Options exercised under the Call as of the time(s) of such exercise(s) under the Call.

Strike Price:	USD 25.00

General Terms relating solely to the Call:

Option Type:	Call

Seller:	Counterparty

Buyer:	JPMorgan

Number of Options:	5,054,595; provided that such Number of Options shall be reduced by the number of any Options exercised under the Put as of the time(s) of such exercise(s) under the Put.

Strike Price:	USD 37.50

General Terms relating to each of the Put and the Call:

Trade Date:	July 7, 2006

Option Style:	American

Shares:	The common shares of Owens Corning to be issued on the Effective Date (as defined in the Plan of Reorganization).

Issuer:	Owens Corning

Option Entitlement:	One Share per Option

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

Premium:	Not Applicable

Premium Payment Date:	Not Applicable

Exchange:	The exchange or quotation system on which the Shares are publicly quoted, traded or listed on the Effective Date.

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Commencement Date:	The Scheduled Trading Day immediately following the date, if any, on which all the Conditions Precedent (as defined below) are fulfilled; provided that the Commencement Date shall not occur prior to January 1, 2007 or later than the Scheduled Trading Day following the Outside Commencement Date.

Outside Commencement Date:	January 8, 2007; provided that if the FAIR Act (as defined in the Plan of Reorganization) has been enacted into law on or prior to the Trigger Date (as defined in Section 3(ii) hereof), but has been challenged in a court of competent jurisdiction on or prior to March 31, 2007, the Outside Commencement Date shall be March 27, 2010.

Expiration Time:	At the Scheduled Closing Time on the relevant Exercise Date

Expiration Date:	Means,

with respect to the Put, the date which is three months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day; and

with respect to the Call, the date which is twelve months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day.

Multiple Exercise:	Applicable

Minimum Number of Options:	1,000,000

Maximum Number of Options:	All the Options remaining unexercised

Integral Multiple:	1,000,000

Automatic Exercise:	Applicable

In-the-Money:	Means, (i) in respect of a Call, that the Reference Price is greater than the Strike Price of the Call; and; (ii) in respect of a Put, that the Reference Price is less than the Strike Price of the Put.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

JPMorgan’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	Andrew C. Faherty 270 Park Avenue, 17th Floor New York, NY 10017 (212) 270-9193 (ph) (646) 534-2018 (fax) andrew.faherty@jpmorgan.com

Counterparty’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:

With respect to Owens Corning,

Michael Thaman

Stephen Krull

Owens Corning One Owens Corning Parkway

Toledo, Ohio 43659

(419) 248-8000 (ph)

(419) 248-8445 (fax)

mike.thaman@owenscorning.com

stephen.k.krull@owenscorning.com

With respect to the Trust, the Telephone Number and/or Facsimile Number and Contact Details shall be provided by the Trust to JPMorgan in writing on the Assignment Effective Date.

Reference Price:	Notwithstanding Section 3.4(d) of the Equity Definitions, the Reference Price will be (i) if the Exchange is the New York Stock Exchange or the American Stock Exchange, the price per Share as of the Expiration Time on the Expiration Date as reported in the official real-time price dissemination mechanism for the relevant Exchange and (ii) if the Exchange is The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or one of their respective successors), the NASDAQ Official Closing Price (NOCP) on the Expiration Date as reported in the official price determination mechanism for such Exchange.

Settlement Terms:

Physical Settlement:	Applicable

Settlement Currency:	US Dollars

Settlement Method Election:	Not Applicable

Adjustments Applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment; provided that none of the transactions that are expressly provided for in the Plan of Reorganization to effectuate the Plan of Reorganization shall trigger an Adjustment.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or the NASDAQ Capital Market (or their respective successors)”.

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	To the extent that the Put or Call remains unexercised as of the Merger Date in respect of a Merger Event, the Transaction will be terminated as of such time and, notwithstanding anything to the contrary contained in this Confirmation, the Agreement or the Equity Definitions, neither Counterparty nor JPMorgan shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date.

Share-for-Combined:

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, if a Merger Event occurs for which the Other Consideration received by the shareholders of the Issuer includes any Excluded Consideration (as defined below), to the extent that the Put or Call remains unexercised at the closing of a Merger Event, the Transaction will be terminated as of such time and neither Counterparty nor JPMorgan shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date. “Excluded Consideration” shall mean anything other than US Dollars, New Shares or Public Securities Consideration (as defined below).

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, subject to the immediately succeeding paragraph, if a Merger Event occurs, for which the consideration received by shareholders of the Issuer includes only (a) cash and/or Public Securities Consideration (as defined below) and (b) New Shares, then (i) the Strike Price for the Put and the Call shall, effective on the Merger Date in respect of such Merger Event, be reduced by the sum of the amount of any cash and the market price of any Public Securities Consideration, as determined by the Calculation Agent, received by Counterparty in such Merger Event in

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority respect of one Share; provided, however, that the Strike Price shall never be reduced to less than zero, and (ii) the consequences set forth above opposite Share-for-Share shall apply to that portion of the consideration that consists of New Shares as determined by the Calculation Agent. “Public Securities Consideration” shall mean any securities (other than New Shares) quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market or any other publicly traded security for which a quotation is available on TRACE or another similar pricing service, as determined by the Calculation Agent.

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, for purposes of the Put, in the event that shareholders of the Issuer are entitled to make an election with respect to the type of consideration to be received in a Share-for-Combined Merger Event of the type described in the two immediately preceding paragraphs, the consideration for each Share shall be deemed to be the per Share consideration received with respect to a plurality of the Shares in the Merger Event. In such event, Owens Corning shall provide JPMorgan with prompt notice of such consideration for the Shares. For purposes of the Call, the consideration for the Shares in a Share-for-Combined Merger Event shall be deemed to be the actual consideration received by Counterparty.

Tender Offer:	Not Applicable

Composition of Combined Consideration:	Not Applicable and, notwithstanding anything to the contrary contained herein, in the Agreement or in the Equity Definitions, Section 12.5(b) of the Equity Definitions shall not be applicable.

Nationalization, Insolvency or Delisting:	Upon a Nationalization, Insolvency or Delisting Event, the Transaction shall continue as if any such event had not occurred.

Cross Default:	The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to JPMorgan and the Trust; “Threshold Amount” shall mean (i) in respect of JPMorgan, an amount equal to three percent of such party’s shareholders’ equity, determined in accordance with generally accepted accounting principles in the United States of America and (ii) in respect of the Trust, an amount equal to three percent of the excess of the Trust’s assets over its indebtedness for borrowed money, determined in accordance with generally accepted accounting principles in the United States of America; ”Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

Credit Event Upon Merger:	Applicable to JPMorgan; provided, however, that if the resulting, surviving or transferee entity has long term, unsecured and unsubordinated indebtedness or deposits which is or are publicly rated (such rating, a “Credit Rating”) by Moody’s Investor Services, Inc. or any successor thereto (“Moody’s”), Standard and Poors Ratings Group or any successor thereto (“S&P”) or any other internationally recognized rating agency (“Other Rating Agency”), then the words “materially weaker” in line 6 of Section 5(b)(iv) of the Agreement shall mean that the Credit Rating (as defined below) of such party (or, if applicable, the Credit Support Provider of such party) shall be rated lower than Baa3 by Moody’s or lower than BBB- by S&P or, in the event that there is no Credit Rating by either Moody’s or S&P applicable to such party (or, if applicable, the Credit Support Provider of such party) but such party’s long-term indebtedness or deposits is or are rated by any Other Rating Agency, lower than a rating equivalent to the foregoing by such Other Rating Agency.

Additional Disruption Events:	No Additional Disruption Events shall apply to the Transaction or this Confirmation except a Change in Law (as defined herein). If a Change in Law occurs and either party elects to terminate the Transaction pursuant to Section 12.9(b)(i) of the Equity Definitions, then such termination shall apply to this Transaction in its entirety and may not apply solely to the Put or solely to the Call.

Insolvency Filing:	Not Applicable

Change in Law:	The definition of “Change in Law” in Section 12.9(a)(ii) of the Equity Definitions shall be amended to delete “(X)” in the sixth line thereof and to delete “, or (Y) it will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)”.

Determining Party:	JPMorgan

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

3.	CONDITIONS PRECEDENT

Each of the following shall be a condition precedent (the “Conditions Precedent”) to the effectiveness of this Transaction:

(i)	The Effective Date (as defined in the Plan of Reorganization) shall have occurred;

(ii)	The FAIR Act shall not have been enacted and become law on or before the date that is ten (10) days after the conclusion of the 109th United States Congress (the “Trigger Date”); or if the FAIR Act has been enacted and become law prior to the Trigger Date, but has been challenged in a court of competent jurisdiction on or before March 31, 2007, such challenge ultimately succeeds pursuant to a non-appealable final order of such court resulting in the FAIR Act no longer being in effect;

(iii)	Owens Corning has delivered to the Trust the 28.2 million Reserved New OCD Shares (as defined in the Plan of Reorganization) on or prior to the Outside Commencement Date, and all such Shares shall have been validly issued, fully paid, non-assessable and free and clear of all taxes, liens pre-emptive rights, rights of first refusal, subscription and similar rights except that such Shares shall be subject to put and call agreements contemplated by the Plan of Reorganization, including this Confirmation;

(iv)	The Shares shall have been publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors);

(v)	Owens Corning shall have sold 72.9 million Shares for aggregate cash proceeds of at least USD 2.187 billion; and

(vi)	The Trust has provided to JPMorgan by no later than five Scheduled Trading Days following the Effective Date, (i) an executed counterpart of this Confirmation and (ii) an opinion of counsel to the effect of the matters set forth in Exhibit B hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to JPMorgan (collectively, the “Document Delivery Condition”);

If (i) this Confirmation has not been approved by the Bankruptcy Court on or prior to the entry of the Confirmation Order (as defined in the Plan of Reorganization) in respect of the Plan of Reorganization; (ii) the FAIR Act has been enacted and becomes law prior to the Trigger Date, but has not been challenged in a court of competent jurisdiction on or before March 31, 2007; or (iii) any of the above Conditions Precedent are not fulfilled prior to the Outside Commencement Date, then this Transaction shall terminate for no value and neither party shall have any rights or obligations hereunder.

4.	DIVIDEND ADJUSTMENTS

If at any time during the period from and excluding the Effective Date (as defined in the Plan of Reorganization), to and including the Expiration Date, an ex-dividend date for which a cash dividend relates (regardless of when paid by the Issuer to holders of the Shares) occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is greater than the Regular Dividend (as defined below) on a per Share basis, then the Forward Dividend Adjustment Value of the difference between the per Share cash dividend corresponding to that Ex-Dividend Date and the Regular Dividend shall be subtracted from the Put Strike Price and the Call Strike Price, effective as of such Ex-Dividend Date. “Regular Dividend” shall mean USD 0.18 per Share per quarter.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

For purposes hereof, “Forward Dividend Adjustment Value” with respect to a cash dividend paid on the Shares shall be calculated from the Ex-Dividend Date through and including the Expiration Date using an interest rate equal to the mid-market interpolated US dollar zero coupon swap rate with a maturity corresponding to the Expiration Date as determined by JPMorgan.

5.	PARTIAL OR WHOLE SETTLEMENT DELAYS

Notwithstanding any other provisions hereof, JPMorgan shall not be entitled to receive Shares or any other class of voting securities of the Issuer (whether in connection with the purchase of Shares on any Settlement Date or otherwise) (i) to the extent (but only to the extent) that, after such receipt, JPMorgan would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall not have expired or been terminated with respect to the acquisition of Shares hereunder (the “HSR Condition”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that after such delivery (i) JPMorgan would directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has not been satisfied, as the case may be. If any delivery owed to JPMorgan hereunder is not made, in whole or in part, as a result of this provision, the Trust’s obligation to make such delivery shall not be extinguished and the Trust shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, JPMorgan gives notice to the Trust that after such delivery (i) JPMorgan would not directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has been satisfied, as the case may be. JPMorgan shall pay the Strike Price to the Trust not later than the Settlement Date with respect to any Options exercised on the same basis as if the Trust made delivery of the Shares upon such exercise even if delivery of the Shares does not take place by such Settlement Date due to the applicability of this Section 5. In the event that the delivery of Shares cannot be made due to the HSR Condition not being satisfied, at the request of JPMorgan, the Trust shall enter into a customary and reasonable escrow arrangement relating to the Shares compliant with the HSR Act and any other legal or regulatory requirements. JPMorgan and Owens Corning (i) shall use reasonable best efforts to prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the acquisition of Shares hereunder and (ii) shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated hereunder; provided that no such actions shall be required if JPMorgan determines that the acquisition of Shares hereunder would not be reasonably expected to require a filing under the HSR Act.

6.	TRANSFER OR ASSIGNMENT

Counterparty may not transfer any of its rights or obligations under this Transaction without the prior written consent of JPMorgan, except for the assignment to the Trust described above. Notwithstanding anything to the contrary in the Agreement, JPMorgan may transfer or assign all or any portion of its rights or obligations under this Transaction without the consent of Counterparty to either (i) JPMorgan Chase & Co. or (ii) any party specified on Schedule 1 hereto with a Credit Rating (as defined herein) that is, at the time of the relevant transfer, (a) A+ or higher by S&P or (b) Aa3 or higher by Moody’s; provided, that any such transferee or assignee shall be subject to the requirements (i) to make the representation set forth in Section 7(e) hereof and (ii) to deliver any Tax forms reasonably requested by Counterparty; provided, also, that if such transferee or assignee is a Broker (as defined in 3(a)(4) of the Exchange Act) or a Dealer (as defined in 3(a)(5) of the Exchange Act), JPMorgan may only transfer or assign rights or obligations under this Transaction to such transferee or assignee with the prior written consent of Counterparty and, prior to the Assignment Effective Date, the FCR and C&D (as defined below), such consent not to be unreasonably withheld. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform JPMorgan’s obligations in respect of this Transaction and any such designee may assume such obligations. JPMorgan shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

For purposes of the foregoing, the “Credit Rating” of a party means the rating of a party assigned by either S&P or Moody’s to such party’s long term, unsecured and unsubordinated indebtedness or deposits.

7.	ADDITIONAL TERMS

(a) Additional Termination Events: It shall constitute an Additional Termination Event where this Transaction is the sole Affected Transaction and Counterparty shall be deemed to be the sole Affected Party, if Counterparty shall have been dissolved, wound-up, liquidated or terminated or, from and after the Assignment Effective Date, in the case of the Trust, the Trust does not have any duly appointed trustees to control the exercise of the powers, authorities and discretions of the Trust.

(b) Calculation Agent: JPMorgan

(c) Delivery of Documents:

Counterparty agrees that:

(i)	Counterparty shall deliver to JPMorgan, promptly following a request by JPMorgan or an affiliate of JPMorgan, all documents it may reasonably request relating to the existence of Counterparty and the authority of Counterparty with respect to the Agreement and this Confirmation, all in form and substance reasonably satisfactory to JPMorgan;

(ii)	Owens Corning shall, on or prior to the seventh day after the Trade Date, deliver to JPMorgan an opinion or opinions of counsel to the effect of the matters set forth in Exhibit A hereto, provided that such opinions may be subject to customary exceptions reasonably acceptable to JPMorgan;

(iii)	The Trust shall, on or prior to the Assignment Effective Date, deliver to JPMorgan an opinion of counsel to the effect of the matters set forth in Exhibit B hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to JPMorgan; and

(iv)	From and after the Assignment Effective Date, the Trust shall promptly notify JPMorgan of any change in the identity of any of the trustees of the Trust and shall deliver to JPMorgan any amendment, supplement, revocation, modification or other similar document relating to the Asbestos Personal Injury Trust Agreement (as defined in the Plan of Reorganization), promptly following the execution of any such document.

(d) Representations in the Agreement; Additional Representations, Warranties and Agreements of Counterparty. Owens Corning hereby represents and warrants to JPMorgan on, and agrees with JPMorgan from and after, any Trade Date with respect to the Representations in the Agreement and clauses (i)(a) and (b), (ii), (iv)(a), (v), (vi), (viii), (ix), (x) and (xi) below and the Assignment Effective Date with respect the Representations in the Agreement and clauses (i)(a) and (b) and (ii) below. The Trust hereby represents and warrants to JPMorgan on, and agrees with JPMorgan from and after, the Assignment Effective Date with respect to the Representations in the Agreement and clauses (i)(c), (iii), (iv)(b), (v), (vi), (vii), (viii), (ix), (x) and (xi) below.

(i)	Material Nonpublic Information

(a) On the Assignment Effective Date, Owens Corning will not be aware of any material nonpublic information regarding the Issuer.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

(b) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), if requested by JPMorgan, Owens Corning will promptly confirm that it is not aware of any material nonpublic information regarding the Issuer or it shall promptly publicly disclose any such material nonpublic information.

(c) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), the Trust will not be aware of any material nonpublic information regarding the Issuer obtained from a source other than the Issuer.

(ii)	Corporate Policy

This Transaction will not violate any corporate policy of Owens Corning or other rules or regulations of Owens Corning applicable to Counterparty, including, but not limited to, Owens Corning’s window period policy.

(iii)	Reporting Obligations

The Trust is and will be in compliance with the Trust’s reporting obligations under Section 16, Section 13(d) and Section 13(g) of the Exchange Act with respect to the securities of Owens Corning, and the Trust will provide JPMorgan with a copy of any report filed thereunder in respect of this Transaction promptly upon filing thereof; provided, however, that failure to make such filings on a timely basis will not trigger a breach of this representation as long as such failures are promptly cured (but in no event more than five Scheduled Trading Days after such reports are required to be filed).

(iv)	Legal Counsel

(a) Owens Corning has been represented and advised by Sidley Austin LLP in connection with the review, negotiation and execution of this Confirmation.

(b) The beneficiaries of the Trust have been represented and advised by Kaye Scholer LLP and Caplin & Drysdale, Chartered in connection with the review, negotiation and execution of this Confirmation.

(v)	Eligible Contract Participant

Counterparty is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”)) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A) it has total assets in excess of $10,000,000;

(B) its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C) it has a net worth in excess of $1,000,000 and has entered into this Confirmation in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

(vi)	Investment Company

Counterparty is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “ICA”), or Counterparty has properly registered as an “investment company” under the ICA and, if so registered, its entry into this Confirmation does not violate the ICA.

(vii)	Trust Instrument

The Asbestos Personal Injury Trust Agreement is governed by, and the Trust has been duly created and is validly existing and being administered under, the laws of the State of Delaware. The copy of the Asbestos Personal Injury Trust Agreement (including any amendment, supplement, form of trustee revocation or appointment or any other similar document relating thereto) provided by the Trust to JPMorgan is a true, complete and correct copy of the Asbestos Personal Injury Trust Agreement.

(viii)	Representations in Agreement

For the avoidance of doubt, and without limiting any representations contained in Section 3(a)(iii) and Section 3(a)(iv) of the Agreement, Counterparty represents that the execution, delivery and performance of the Agreement and any other documentation relating to the Agreement to which it is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, lockup agreement, registration rights agreement or co-sale agreement binding on Counterparty or affecting Counterparty or any of its assets.

For purposes of the representations by Owens Corning on the Trade Date, Section 3(a)(ii), Section 3(a)(iv), Section 3(a)(v) and Section 3(c) of the Agreement are hereby amended by inserting the words “, subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization” prior to the semicolon or period at the end of each such clause.

Section 3(a)(iv) of the Agreement is hereby amended by inserting the words “, except such filings as may be required under the HSR Act” immediately following the words “have been complied with”.

(ix)	London Branch

JPMorgan is entering into the Agreement and this Confirmation through its London branch.

(x)	JPMSI as Agent

Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of JPMorgan (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

(xi)	Waiver of Jury Trial

Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction or the Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction by, among other things, the mutual waivers and certifications herein.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

(e) Tax Representations of JPMorgan. JPMorgan hereby represents and warrants to, and agrees with, Counterparty on the date hereof and on any Exercise Date that it is a “domestic corporation” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and shall deliver, at each time of settlement of the Put or Call and at any time thereafter reasonably requested by Counterparty, an Internal Revenue Service Form W-9 and such other forms as may be so requested by Counterparty.

(f) Owens Corning Defaults. In addition to any remedies afforded JPMorgan in connection with the Transaction, Owens Corning agrees to indemnify and hold harmless JPMorgan and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several (collectively, “Damages”), to which an Indemnified Person may become subject arising out of any breach of any covenant or representation or warranty made by Owens Corning in the Agreement or this Confirmation or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, that Owens Corning shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Owens Corning any amounts previously expended by Owens Corning hereunder).

Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant, agreement, obligation or representation or warranty of or by Owens Corning or the failure of Owens Corning to make any delivery required hereby shall not give rise to a right of JPMorgan to terminate the Transaction or any liability to the Trust or entitle any person or entity to any damages, payments or performance from the Trust.

Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant or representation or warranty by the Trust or the failure of the Trust to make any delivery required hereby shall not give rise to any liability to Owens Corning or entitle any person or entity to any damages or payments from Owens Corning.

(g) Delivery of Unregistered Shares. Notwithstanding Section 9.11 of the Equity Definitions, the parties hereto acknowledge and agree that the Shares to be delivered by the Trust upon exercise of the Put or Call will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified under any applicable state or foreign securities laws. JPMorgan represents, warrants and agrees on the date hereof, on the Assignment Effective Date and on each date on which the Put or Call is exercised that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and that it will transfer the Shares delivered by the Trust upon exercise of the Put or Call only pursuant to a registration statement under the Securities Act or in a transaction exempt from registration under the Securities Act.

(h) Corporate Restructuring Contemplated in Plan of Reorganization. The Existing Plan contemplates that, on the Effective Date, Owens Corning intends to effect a restructuring plan which would organize Owens Corning and its subsidiaries along Owens Corning’s major business lines. This restructuring plan may result in the creation of a new Delaware company to serve as the parent corporation and holding company for Owens Corning and its subsidiaries (“Holdco”). To the extent that such plan to create the Holdco structure is effected with the approval of the Bankruptcy Court, Owens Corning and JPMorgan shall make appropriate modifications to this Confirmation to reflect the Holdco structure, subject to the prior written consent (such consent not to be unreasonably withheld) of the Future Claimants Representative (as defined in the Plan of Reorganization)(the “FCR”) and Caplin & Drysdale, Chartered (“C&D”), as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

(i) JPMorgan Branch Office. Section 10(a) of the Agreement shall apply to JPMorgan.

(j) Consent Required for Amendments Prior to Assignment Effective Date. No amendments, modifications, alterations or waivers (except as provided in clause (h) above) shall be made hereto prior to the Assignment Effective Date without the prior written consent of the FCR and C&D.

(k) Third Party Beneficiaries. Until the Assignment Effective Date, the FCR and C&D are intended third party beneficiaries of the Agreement and hereof and are entitled to enforce their rights and the rights of the Trust thereunder and hereunder as if they were parties thereto and hereto.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it by mail or facsimile transmission to the fax number indicated above.

Very truly yours,

J.P. MORGAN SECURITIES INC., as agent for JPMorgan Chase Bank, National Association

By:	/s/ John Abate
Name:
Title:

Confirmed as of the date first above written:

OWENS CORNING

By:	/s/ Michael Thaman
Name:
Title:

Confirmed as of the Assignment Effective Date:

ASBESTOS PERSONAL INJURY TRUST

By:
Name:
Title:

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746.

Registered Branch Office 125 London Wall, London EC2Y 5AJ.

Authorised and regulated by the Financial Services Authority

EXHIBIT A

FORM OF LEGAL OPINION FOR ISSUER

1. Owens Corning is duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

2. Subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, Owens Corning has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby. This Confirmation has been duly authorized and validly executed and delivered by Owens Corning and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, will constitute a valid and legally binding obligation of Owens Corning enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3. The execution and delivery by Owens Corning of, and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, the performance by Owens Corning of its obligations under, this Confirmation and the consummation of the transactions herein contemplated, do not conflict with or violate (x) any provision of the certificate of incorporation or by-laws of Owens Corning, (y) any order or judgment of any court or governmental agency or body having jurisdiction over Owens Corning or any of Owens Corning’s assets or (z) any material contractual restriction binding on or affecting Owens Corning or any of its assets.

4. Subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, all governmental and other consents that are required to have been obtained by Owens Corning with respect to performance, execution and delivery of this Confirmation will have been obtained and will be in full force and effect and all conditions of any such consents will have been complied with, other than such consents which, if not obtained, will not individually or in the aggregate have a material adverse effect on Owens Corning or on the ability of Owens Corning to complete the transactions contemplated by this Confirmation.

EXHIBIT B

FORM OF LEGAL OPINION FOR TRUST

1. The Trust is duly organized and validly existing as a Delaware statutory trust in good standing under the laws of Delaware.

2. The Trust has all trust power to enter into this Confirmation and to consummate the transactions contemplated hereby and to deliver the Shares in accordance with the terms hereof. This Confirmation has been duly authorized and validly executed and delivered by the Trust and constitutes a valid and legally binding obligation of the Trust enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SCHEDULE 1

LIST OF PERMISSIBLE JPMORGAN TRANSFEREES/ASSIGNEES

1. Bank of America, N.A.

2. Bear Stearns International Limited; provided, however, that such entity is a permissible transferee only if its obligations are guaranteed, prior to any transfer or assignment, by The Bear Stearns Companies Inc. in a form acceptable to the Trust.

3. Deutsche Bank AG

4. Lehman Brothers OTC Derivatives Inc.; provided, however, that such entity is a permissible transferee only if its obligations are guaranteed, prior to any transfer or assignment, by Lehman Brothers Holdings Inc. in a form acceptable to the Trust.

July 7, 2006

Bear Stearns International Limited

One Canada Square

London

E14 5AD

United Kingdom

Owens Corning

One Owens Corning Parkway

Toledo OH 43659

Attn:	Michael Thaman
Stephen Krull

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction (the “Transaction”) entered into between you, Owens Corning, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable (“Owens Corning”)), subject to the approval of the Bankruptcy Court (as defined below), and Bear Stearns International Limited (“BSIL”) on the Trade Date specified below (the “Transaction”). BSIL and Owens Corning agree that upon the date on which the Document Delivery Condition (as defined below) is fulfilled (the “Assignment Effective Date”), Owens Corning’s rights and obligations hereunder shall be automatically assigned to and assumed by the Trust (as defined below); provided, that the Trust shall not make, assume or be obligated or liable for any of the representations, warranties, agreements or covenants of or by Owens Corning herein, in the Agreement or the Equity Definitions, and, following the Assignment Effective Date, Owens Corning shall remain bound hereby, by the Agreement and by the Equity Definitions to comply with and fulfill and make all such representations, warranties, agreements and covenants and be the only entity liable or responsible for breaches thereof. Each reference in this Confirmation or the Agreement to “Counterparty” shall mean, (i) prior to the Assignment Effective Date, Owens Corning and (ii) on and after the Assignment Effective Date, the Asbestos Personal Injury Trust (as defined in the Plan of Reorganization) (the “Trust”). As used herein, “Existing Plan” shall mean the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession, in the form filed on June 5, 2006 in the bankruptcy case of In re Owens Corning, et al, Case No. 00-03837 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and “Plan of Reorganization” shall mean the Existing Plan with only those revisions, modifications and amendments to the Existing Plan that Owens Corning and the Plan Proponents (as defined in the Plan of Reorganization) deem necessary or appropriate and that shall not (i) alter the capitalization of Owens Corning contemplated by the Existing Plan, (ii) materially adversely affect the obligations or rights of BSIL hereunder or (iii) cause any representation or warranty of Counterparty contained herein to be incorrect.

This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below and supersedes all or any prior written or oral agreements in relation to the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.

In the event of any inconsistency between the terms of any of the documents in the following list, the terms of each document in such list shall prevail over all documents which follow such document in such list: this Confirmation, the Equity Definitions and the Agreement.

1.	This Confirmation evidences a complete binding agreement between Counterparty (subject to the approval of the Bankruptcy Court) and BSIL as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if BSIL and Counterparty had executed an agreement on the date hereof (such agreement, the “Agreement”) in such form but without any Schedule thereto, except for (i) the election of (a) US Dollars as the Termination Currency, (b) the laws of the State of New York (without reference to choice of law doctrine) as the Governing Law and (c) “Second Method” and “Loss” for purposes of Section 6(e) of the Agreement, (ii) the identification of The Bear Stearns Companies Inc. as a Credit Support Provider with respect to BSIL, (iii) the identification of the Guarantee of The Bear Stearns Companies Inc. attached as Exhibit A hereto as a Credit Support Document with respect to BSIL and (iv) the other modifications described below.

2.	This Transaction is comprised of two Share Option Transactions, the Put and the Call. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms relating solely to the Put:

Option Type:	Put

Seller:	BSIL

Buyer:	Counterparty

Number of Options:	9,735,254; provided that such Number of Options shall be reduced by the number of any Options exercised under the Call as of the time(s) of such exercise(s) under the Call.

Strike Price:	USD 25.00

General Terms relating solely to the Call:

Option Type:	Call

Seller:	Counterparty

Buyer:	BSIL

Number of Options:	9,735,254; provided that such Number of Options shall be reduced by the number of any Options exercised under the Put as of the time(s) of such exercise(s) under the Put.

Strike Price:	USD 37.50

General Terms relating to each of the Put and the Call:

Trade Date:	July 7, 2006

Option Style:	American

Shares:	The common shares of Owens Corning to be issued on the Effective Date (as defined in the Plan of Reorganization).

Issuer:	Owens Corning

Option Entitlement:	One Share per Option

Premium:	Not Applicable

Premium Payment Date:	Not Applicable

Exchange:	The exchange or quotation system on which the Shares are publicly quoted, traded or listed on the Effective Date.

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Commencement Date:	The Scheduled Trading Day immediately following the date, if any, on which all the Conditions Precedent (as defined below) are fulfilled; provided that the Commencement Date shall not occur prior to January 1, 2007 or later than the Scheduled Trading Day following the Outside Commencement Date.

Outside Commencement Date:	January 8, 2007; provided that if the FAIR Act (as defined in the Plan of Reorganization) has been enacted into law on or prior to the Trigger Date (as defined in Section 3(ii) hereof), but has been challenged in a court of competent jurisdiction on or prior to March 31, 2007, the Outside Commencement Date shall be March 27, 2010.

Expiration Time:	At the Scheduled Closing Time on the relevant Exercise Date

Expiration Date:	Means,

with respect to the Put, the date which is three months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day; and

with respect to the Call, the date which is twelve months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day.

Multiple Exercise:	Applicable

Minimum Number of Options:	500,000

Maximum Number of Options:	All the Options remaining unexercised

Integral Multiple:	50,000

Automatic Exercise:	Applicable

In-the-Money:	Means, (i) in respect of a Call, that the Reference Price is greater than the Strike Price of the Call; and; (ii) in respect of a Put, that the Reference Price is less than the Strike Price of the Put.

BSIL’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	Partrick Dempsey Bear, Stearns International Limited One Canada Square London E14 5AD United Kingdom 1-212-272-4805 (ph) 1-212-272-4022 (fax)

Counterparty’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:

With respect to Owens Corning,

Michael Thaman

Stephen Krull

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

(419) 248-8000 (ph)

(419) 248-8445 (fax)

mike.thaman@owenscorning.com

stephen.k.krull@owenscorning.com

With respect to the Trust, the Telephone Number and/or Facsimile Number and Contact Details shall be provided by the Trust to BSIL in writing on the Assignment Effective Date.

Reference Price:	Notwithstanding Section 3.4(d) of the Equity Definitions, the Reference Price will be (i) if the Exchange is the New York Stock Exchange or the American Stock Exchange, the price per Share as of the Expiration Time on the Expiration Date as reported in the official real-time price dissemination mechanism for the relevant Exchange and (ii) if the Exchange is The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or one of their respective successors), the NASDAQ Official Closing Price (NOCP) on the Expiration Date as reported in the official price determination mechanism for such Exchange.

Settlement Terms:

Physical Settlement:	Applicable

Settlement Currency:	US Dollars

Settlement Method Election:	Not Applicable

Adjustments Applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment; provided that none of the transactions that are expressly provided for in the Plan of Reorganization to effectuate the Plan of Reorganization shall trigger an Adjustment.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or the NASDAQ Capital Market (or their respective successors)”.

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	To the extent that the Put or Call remains unexercised as of the Merger Date in respect of a Merger Event, the Transaction will be terminated as of such time and, notwithstanding anything to the contrary contained in this Confirmation, the Agreement or the Equity Definitions, neither Counterparty nor BSIL shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date.

Share-for-Combined:

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, if a Merger Event occurs for which the Other Consideration received by the shareholders of the Issuer includes any Excluded Consideration (as defined below), to the extent that the Put or Call remains unexercised at the closing of a Merger Event, the Transaction will be terminated as of such time and neither Counterparty nor BSIL shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date. “Excluded Consideration” shall mean anything other than US Dollars, New Shares or Public Securities Consideration (as defined below).

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, subject to the immediately succeeding paragraph, if a Merger Event occurs, for which the consideration received by shareholders of the Issuer includes only (a) cash and/or Public Securities Consideration (as defined below) and (b) New Shares, then (i) the Strike Price for the Put and the Call shall, effective on the Merger Date in respect of such Merger Event, be reduced by the sum of the amount of any cash and the market price of any Public Securities Consideration, as determined by the Calculation Agent, received by Counterparty in such Merger Event in respect of one Share; provided, however, that the Strike Price shall never be reduced to less than zero, and (ii) the consequences set forth above opposite Share-for-Share shall apply to that portion of the consideration that consists of New Shares as determined by the Calculation Agent. “Public Securities Consideration” shall mean any securities (other than New Shares) quoted, traded or listed on any of the New York Stock Exchange, the American Stock

Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market or any other publicly traded security for which a quotation is available on TRACE or another similar pricing service, as determined by the Calculation Agent.

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, for purposes of the Put, in the event that shareholders of the Issuer are entitled to make an election with respect to the type of consideration to be received in a Share-for-Combined Merger Event of the type described in the two immediately preceding paragraphs, the consideration for each Share shall be deemed to be the per Share consideration received with respect to a plurality of the Shares in the Merger Event. In such event, Owens Corning shall provide BSIL with prompt notice of such consideration (which covenant shall remain a covenant of Owens Corning even after assignment of this Transaction to the Trust) for the Shares. For purposes of the Call, the consideration for the Shares in a Share-for-Combined Merger Event shall be deemed to be the actual consideration received by Counterparty.

Tender Offer:	Not Applicable

Composition of Combined Consideration:	Not Applicable and, notwithstanding anything to the contrary contained herein, in the Agreement or in the Equity Definitions, Section 12.5(b) of the Equity Definitions shall not be applicable.

Nationalization, Insolvency or Delisting:	Upon a Nationalization, Insolvency or Delisting Event, the Transaction shall continue as if any such event had not occurred.

Cross Default:	The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to BSIL and the Trust; “Threshold Amount” shall mean (i) in respect of BSIL and its Credit Support Provider, an amount equal to three percent of the shareholders’ equity of The Bear Stearns Companies Inc., determined in accordance with generally accepted accounting principles in the United States of America and (ii) in respect of the Trust, an amount equal to three percent of the excess of the Trust’s assets over its indebtedness for borrowed money, determined in accordance with generally accepted accounting principles in the United States of America; ”Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement.

Credit Event Upon Merger:	Applicable to BSIL; provided, however, that if the resulting, surviving or transferee entity has long term, unsecured and unsubordinated indebtedness or deposits which is or are publicly rated (such rating, a “Credit Rating”) by Moody’s Investor Services, Inc. or any successor thereto (“Moody’s”), Standard and Poors Ratings Group or any successor thereto (“S&P”) or any other internationally recognized rating agency (“Other Rating Agency”), then the words “materially weaker” in line 6 of Section 5(b)(iv) of the Agreement shall mean that the Credit Rating (as defined below) of such party (or, if applicable, the Credit Support Provider of such party) shall be rated lower than Baa3 by Moody’s or lower than BBB- by S&P or, in the event that there is no Credit Rating by either Moody’s or S&P applicable to such party (or, if applicable, the Credit Support Provider of such party) but such party’s long-term indebtedness or deposits is or are rated by any Other Rating Agency, lower than a rating equivalent to the foregoing by such Other Rating Agency.

Additional Disruption Events:	No Additional Disruption Events shall apply to the Transaction or this Confirmation except a Change in Law (as defined herein). If a Change in Law occurs and either party elects to terminate the Transaction pursuant to Section 12.9(b)(i) of the Equity Definitions, then such termination shall apply to this Transaction in its entirety and may not apply solely to the Put or solely to the Call.

Insolvency Filing:	Not Applicable

Change in Law:	The definition of “Change in Law” in Section 12.9(a)(ii) of the Equity Definitions shall be amended to delete “(X)” in the sixth line thereof and to delete “, or (Y) it will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)”.

Determining Party:	BSIL

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.	CONDITIONS PRECEDENT

Each of the following shall be a condition precedent (the “Conditions Precedent”) to the effectiveness of this Transaction:

(i)	The Effective Date (as defined in the Plan of Reorganization) shall have occurred;

(ii)	The FAIR Act shall not have been enacted and become law on or before the date that is ten (10) days after the conclusion of the 109th United States Congress (the “Trigger Date”); or if the FAIR Act has been enacted and become law prior to the Trigger Date, but has been challenged in a court of competent jurisdiction on or before March 31, 2007, such challenge ultimately succeeds pursuant to a non-appealable final order of such court resulting in the FAIR Act no longer being in effect;

(iii)	Owens Corning has delivered to the Trust the 28.2 million Reserved New OCD Shares (as defined in the Plan of Reorganization) on or prior to the Outside Commencement Date, and all such Shares shall have been validly issued, fully paid, non-assessable and free and clear of all taxes, liens preemptive rights, rights of first refusal, subscription and similar rights except that such Shares shall be subject to put and call agreements contemplated by the Plan of Reorganization, including this Confirmation;

(iv)	The Shares shall have been publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors);

(v)	Owens Corning shall have sold 72.9 million Shares for aggregate cash proceeds of at least USD 2.187 billion; and

(vi)	The Trust has provided to BSIL by no later than five Scheduled Trading Days following the Effective Date, (i) an executed counterpart of this Confirmation and (ii) an opinion of counsel to the effect of the matters set forth in Exhibit C hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to BSIL (collectively, the “Document Delivery Condition”);

If (i) this Confirmation has not been approved by the Bankruptcy Court on or prior to the entry of the Confirmation Order (as defined in the Plan of Reorganization) in respect of the Plan of Reorganization; (ii) the FAIR Act has been enacted and becomes law prior to the Trigger Date, but has not been challenged in a court of competent jurisdiction on or before March 31, 2007; or (iii) any of the above Conditions Precedent are not fulfilled prior to the Outside Commencement Date, then this Transaction shall terminate for no value and neither party shall have any rights or obligations hereunder.

4.	DIVIDEND ADJUSTMENTS

If at any time during the period from and excluding the Effective Date (as defined in the Plan of Reorganization), to and including the Expiration Date, an ex-dividend date for which a cash dividend relates (regardless of when paid by the Issuer to holders of the Shares) occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is greater than the Regular Dividend (as defined below) on a per Share basis, then the Forward Dividend Adjustment Value of the difference between the per Share cash dividend corresponding to that Ex-Dividend Date and the Regular Dividend shall be subtracted from the Put Strike Price and the Call Strike Price, effective as of such Ex-Dividend Date. “Regular Dividend” shall mean USD 0.18 per Share per quarter.

For purposes hereof, “Forward Dividend Adjustment Value” with respect to a cash dividend paid on the Shares shall be calculated from the Ex-Dividend Date through and including the Expiration Date using an interest rate equal to the mid-market interpolated US dollar zero coupon swap rate with a maturity corresponding to the Expiration Date as determined by BSIL.

5.	PARTIAL OR WHOLE SETTLEMENT DELAYS

Notwithstanding any other provisions hereof, BSIL shall not be entitled to receive Shares or any other class of voting securities of the Issuer (whether in connection with the purchase of Shares on any Settlement Date or otherwise) (i) to the extent (but only to the extent) that, after such receipt, BSIL would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall not have expired or been terminated with respect to the acquisition of Shares hereunder (the “HSR Condition”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that after such delivery (i) BSIL would directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has not been satisfied, as the case may be. If any delivery owed to BSIL hereunder is not made, in whole or in part, as a result of this provision, the Trust’s obligation to make such delivery shall not be extinguished and the Trust shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, BSIL gives notice to the Trust that after such delivery (i) BSIL would not directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has been satisfied, as the case may be. BSIL shall pay the Strike Price to the Trust not later than the Settlement Date with respect to any Options exercised on the same basis as if the Trust made delivery of the Shares upon such exercise even if delivery of the Shares does not take place by such Settlement Date due to the applicability of this Section 5. In the event that the delivery of Shares cannot be made due to the HSR Condition not being satisfied, at the request of BSIL, the Trust shall enter into a customary and reasonable escrow arrangement relating to the Shares compliant with the HSR Act and any other legal or regulatory requirements. BSIL and Owens Corning (i) shall use reasonable best efforts to prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the acquisition of Shares hereunder and (ii) shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated hereunder; provided that no such actions shall be required if BSIL determines that the acquisition of Shares hereunder would not be reasonably expected to require a filing under the HSR Act.

6.	TRANSFER OR ASSIGNMENT

Counterparty may not transfer any of its rights or obligations under this Transaction without the prior written consent of BSIL, except for the assignment to the Trust described above. Notwithstanding anything to the contrary in the Agreement, BSIL may transfer or assign all or any portion of its rights or obligations under this Transaction without the consent of Counterparty to either (i) any of BSIL’s affiliates provided that the obligations of such affiliate hereunder and under the Agreement are wholly and unconditionally guaranteed, prior to any transfer or assignment, by The Bear Stearns Companies Inc. in a form acceptable to the Trust or (ii) any party specified on Schedule 1 hereto with a Credit Rating (as defined herein) that is, at the time of the relevant transfer, (a) A or higher by S&P or (b) A1 or higher by Moody’s; provided, that any such transferee or assignee shall be subject to the requirements (i) to make the representation set forth in Section 7(e) hereof and (ii) to deliver any Tax forms reasonably requested by Counterparty; provided, also, that if such transferee or assignee is a Broker (as defined in 3(a)(4) of the Exchange Act) or a Dealer (as defined in 3(a)(5) of the Exchange Act), BSIL may only transfer or assign rights or obligations under this Transaction to such transferee or assignee with the prior written consent of the Counterparty, and, prior to the Assignment Effective Date, the FCR and C&D (as defined below), such consent not to be unreasonably withheld. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BSIL to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, BSIL may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform BSIL’s obligations in respect of this Transaction and any such designee may assume such obligations. BSIL shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

For purposes of the foregoing, the “Credit Rating” of a party means the rating of a party assigned by either S&P or Moody’s to such party’s long term, unsecured and unsubordinated indebtedness or deposits.

7.	ADDITIONAL TERMS

(a) Additional Termination Events: It shall constitute an Additional Termination Event where this Transaction is the sole Affected Transaction and Counterparty shall be deemed to be the sole Affected Party, if Counterparty shall have been dissolved, wound-up, liquidated or terminated or, from and after the Assignment Effective Date, in the case of the Trust, the Trust does not have any duly appointed trustees to control the exercise of the powers, authorities and discretions of the Trust.

(b) Calculation Agent: BSIL

(c) Delivery of Documents:

Counterparty agrees that:

(i)	Counterparty shall deliver to BSIL, promptly following a request by BSIL or an affiliate of BSIL, all documents it may reasonably request relating to the existence of Counterparty and the authority of Counterparty with respect to the Agreement and this Confirmation, all in form and substance reasonably satisfactory to BSIL;

(ii)	Owens Corning shall, on or prior to the seventh day after the Trade Date, deliver to BSIL an opinion or opinions of counsel to the effect of the matters set forth in Exhibit B hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to BSIL;

(iii)	The Trust shall, on or prior to the Assignment Effective Date, deliver to BSIL an opinion of counsel to the effect of the matters set forth in Exhibit C hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to BSIL; and

(iv)	From and after the Assignment Effective Date, the Trust shall promptly notify BSIL of any change in the identity of any of the trustees of the Trust and shall deliver to BSIL any amendment, supplement, revocation, modification or other similar document relating to the Asbestos Personal Injury Trust Agreement (as defined in the Plan of Reorganization), promptly following the execution of any such document.

(d) Representations in the Agreement; Additional Representations, Warranties and Agreements of Counterparty. Owens Corning hereby represents and warrants to BSIL on, and agrees with BSIL from and after, any Trade Date with respect to the Representations in the Agreement and clauses (i)(a) and (b), (ii), (iv)(a), (v), (vi), (viii), (ix) and (x) below and the Assignment Effective Date with respect the Representations in the Agreement and clauses (i)(a) and (b) and (ii) below. The Trust hereby represents and warrants to BSIL on, and agrees with BSIL from and after, the Assignment Effective Date with respect to the Representations in the Agreement and clauses (i)(c), (iii), (iv)(b), (v), (vi), (vii), (viii), (ix) and (x) below.

(i)	Material Nonpublic Information

(a) On the Assignment Effective Date, Owens Corning will not be aware of any material nonpublic information regarding the Issuer.

(b) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), if requested by BSIL, Owens Corning will promptly confirm that it is not aware of any material nonpublic information regarding the Issuer or it shall promptly publicly disclose any such material nonpublic information.

(c) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), the Trust will not be aware of any material nonpublic information regarding the Issuer obtained from a source other than the Issuer.

(ii)	Corporate Policy

This Transaction will not violate any corporate policy of Owens Corning or other rules or regulations of Owens Corning applicable to Counterparty, including, but not limited to, Owens Corning’s window period policy.

(iii)	Reporting Obligations

The Trust is and will be in compliance with the Trust’s reporting obligations under Section 16, Section 13(d) and Section 13(g) of the Exchange Act with respect to the securities of Owens Corning, and the Trust will provide BSIL with a copy of any report filed thereunder in respect of this Transaction promptly upon filing thereof; provided, however, that failure to make such filings on a timely basis will not trigger a breach of this representation as long as such failures are promptly cured (but in no event more than five Scheduled Trading Days after such reports are required to be filed).

(iv)	Legal Counsel

(a) Owens Corning has been represented and advised by Sidley Austin LLP in connection with the review, negotiation and execution of this Confirmation.

(b) The beneficiaries of the Trust have been represented and advised by Kaye Scholer LLP and Caplin & Drysdale, Chartered in connection with the review, negotiation and execution of this Confirmation.

(v)	Eligible Contract Participant

Counterparty is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”)) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A) it has total assets in excess of $10,000,000;

(B) its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C) it has a net worth in excess of $1,000,000 and has entered into this Confirmation in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

(vi)	Investment Company

Counterparty is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “ICA”), or Counterparty has properly registered as an “investment company” under the ICA and, if so registered, its entry into this Confirmation does not violate the ICA.

(vii)	Trust Instrument

The Asbestos Personal Injury Trust Agreement is governed by, and the Trust has been duly created and is validly existing and being administered under, the laws of the State of Delaware. The copy of the Asbestos Personal Injury Trust Agreement (including any amendment, supplement, form of trustee revocation or appointment or any other similar document relating thereto) provided by the Trust to BSIL is a true, complete and correct copy of the Asbestos Personal Injury Trust Agreement.

(viii)	Representations in Agreement

For the avoidance of doubt, and without limiting any representations contained in Section 3(a)(iii) and Section 3(a)(iv) of the Agreement, Counterparty represents that the execution, delivery and performance of the Agreement and any other documentation relating to the Agreement to which it is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, lockup agreement, registration rights agreement or co-sale agreement binding on Counterparty or affecting Counterparty or any of its assets.

For purposes of the representations by Owens Corning on the Trade Date, Section 3(a)(ii), Section 3(a)(iv), Section 3(a)(v) and Section 3(c) of the Agreement are hereby amended by inserting the words “, subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization” prior to the semicolon or period at the end of each such clause.

Section 3(a)(iv) of the Agreement is hereby amended by inserting the words “, except such filings as may be required under the HSR Act” immediately following the words “have been complied with”.

(ix)	Custodial Trust Company as Agent

Counterparty acknowledges that Custodial Trust Company (“Intermediary”) has acted as agent for Counterparty solely for the purposes of arranging this Transaction with Bear Stearns. This Confirmation is being provided by Intermediary in such capacity. Upon your written request, Intermediary will furnish you with the time at which this Transaction was entered into.

(x)	Waiver of Jury Trial

Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction or the Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction by, among other things, the mutual waivers and certifications herein.

(e) Tax Representations.

(i)	Payer Representations

For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 5(a)(i), 6(d)(ii) or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by another party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement of another party contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of another party contained in Section 4(d) of the Agreement.

(ii)	Payee Representations

For the purpose of Section 3(f) of the Agreement, BSIL makes the representations specified below:

(a) BSIL is a corporation created or organized under the laws of England and Wales.

(b) Each payment received or to be received by BSIL in connection with the Agreement will not be treated as effectively connected with the conduct of a trade or business in the United States of America by BSIL.

(c) BSIL is (A) a “non-U.S. branch of a foreign person” as that term is used in U.S. Treasury Regulation Section 1.1441-4(a)(3)(ii) (or any applicable successor provision) and (B) a “foreign person” as that term is used in U.S. Treasury Regulation Section 1.6041-4(a)(4) (or any applicable successor provision).

(d) BSIL is treated as a corporation for U.S. federal tax purposes.

(e) BSIL is a resident of the United Kingdom within the meaning of the Specified Treaty, BSIL is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with the Agreement and no such payment will be treated as attributable to a trade or business carried on by it through a permanent establishment in the United States of America. “Specified Treaty” means the income tax convention between the United States of America and United Kingdom. BSIL is not a bank that has entered into the Agreement in the ordinary course of its trade or business of making loans, as described in Section 881(c)(3)(A) (or any applicable successor provision) of the U.S. Internal Revenue Code of 1986, as amended.

(f) BSIL shall deliver, at each time of settlement of the Put or Call and at any time thereafter reasonably requested by Counterparty, an Internal Revenue Service Form WBEN, and any successor form.

(f) Owens Corning Defaults. In addition to any remedies afforded BSIL in connection with the Transaction, Owens Corning agrees to indemnify and hold harmless BSIL and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several (collectively, “Damages”), to which an Indemnified Person may become subject arising out of any breach of any covenant or representation or warranty made by Owens Corning in the Agreement or this Confirmation or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, that Owens Corning shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Owens Corning any amounts previously expended by Owens Corning hereunder).

Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant, agreement, obligation or representation or warranty of or by Owens Corning or the failure of Owens Corning to make any delivery required hereby shall not give rise to a right of BSIL to terminate the Transaction or any liability to the Trust or entitle any person or entity to any damages, payments or performance from the Trust.

Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant or representation or warranty by the Trust or the failure of the Trust to make any delivery required hereby shall not give rise to any liability to Owens Corning or entitle any person or entity to any damages or payments from Owens Corning.

(g) Delivery of Unregistered Shares. Notwithstanding Section 9.11 of the Equity Definitions, the parties hereto acknowledge and agree that the Shares to be delivered by the Trust upon exercise of the Put or Call will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified under any applicable state or foreign securities laws. BSIL represents, warrants and agrees on the date hereof, on the Assignment Effective Date and on each date on which the Put or Call is exercised that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and that it will transfer the Shares delivered by the Trust upon exercise of the Put or Call only pursuant to a registration statement under the Securities Act or in a transaction exempt from registration under the Securities Act.

(h) Corporate Restructuring Contemplated in Plan of Reorganization. The Existing Plan contemplates that, on the Effective Date, Owens Corning intends to effect a restructuring plan which would organize

Owens Corning and its subsidiaries along Owens Corning’s major business lines. This restructuring plan may result in the creation of a new Delaware company to serve as the parent corporation and holding company for Owens Corning and its subsidiaries (“Holdco”). To the extent that such plan to create the Holdco structure is effected with the approval of the Bankruptcy Court, Owens Corning and BSIL shall make appropriate modifications to this Confirmation to reflect the Holdco structure, subject to the prior written consent (such consent not to be unreasonably withheld) of the Future Claimants Representative (as defined in the Plan of Reorganization)(the “FCR”) and Caplin & Drysdale, Chartered (“C&D”), as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims.

(hh) Additional Representation of BSIL. BSIL hereby represents to Counterparty that it is (i) neither a U.S. Broker (as defined in 3(a)(4) of the Exchange Act) nor a U.S. Dealer (as defined in 3(a)(5) of the Exchange Act), (ii) not registered under Section 15 of the Exchange Act and (iii) not a member of the National Association of Securities Dealers, Inc.

(i) Consent Required for Amendments Prior to Assignment Effective Date. No amendments, modifications, alterations or waivers (except as provided in clause (h) above) shall be made hereto prior to the Assignment Effective Date without the prior written consent of the FCR and C&D.

(j) Third Party Beneficiaries. Until the Assignment Effective Date, the FCR and C&D are intended third party beneficiaries of the Agreement and hereof and are entitled to enforce their rights and the rights of the Trust thereunder and hereunder as if they were parties thereto and hereto.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it by mail or facsimile transmission to the fax number indicated above.

Very truly yours,

BEAR STEARNS INTERNATIONAL LIMITED

By:	/s/ Bruce W. Jaeger
Name:	Bruce W. Jaeger
Title:	Senior Managing Director

Confirmed as of the date first above written:

OWENS CORNING

By:	/s/ Michael Thaman
Name:
Title:

Confirmed as of the Assignment Effective Date:

ASBESTOS PERSONAL INJURY TRUST

By:
Name:
Title:

Exhibit A

FORM OF GUARANTY

GUARANTY, dated as of July 7, 2006 by THE BEAR STEARNS COMPANIES INC., a Delaware corporation (the “Guarantor”), in favor of each Counterparty under the Transaction referred to below (collectively, the “Beneficiary”).

1.	Guaranty

(a)	Owens Corning, a Delaware corporation will initially be entering into the Transaction referred to below and will be succeeded, except to the extent otherwise provided in the Confirmation related to the Transaction, by the Asbestos Personal Injury Trust (as defined in Owens Corning’s Plan of Reorganization) and each such entity shall, for purposes of this Guaranty only, be the “Counterparty” under that Transaction (and thus the Beneficiary of this Guaranty, with all rights and privileges to enforce the same). To induce the Beneficiary to enter into a Transaction with Bear, Stearns International Limited (“BSE”) evidenced by the Confirmation dated the date hereof and the ISDA Master Agreement incorporated therein by reference each between Owens Corning and BSE (with Owens Corning to be succeeded by the Asbestos Personal Injury Trust, except to the extent otherwise provided in the Confirmation related to the Transaction) (“Master Agreement” and together with such Confirmation and any other Confirmation forming a part of that ISDA Master Agreement, the “Agreement”; terms capitalized but not otherwise defined herein being used herein as therein defined), the Guarantor irrevocably and unconditionally guarantees to the Beneficiary, its successors and permitted assigns, the prompt and complete payment and performance by BSE, on demand, of any amount due and payable to the Beneficiary from time to time under the Agreement, subject to any applicable grace period thereunder (the “Obligations”).

(b)	The Guarantor hereby waives acceptance (or notice of acceptance) of this Guaranty, diligence, promptness, presentment, demand on BSE for payment or performance, protest of nonpayment and all notices of any kind. In addition, the Guarantor’s obligations hereunder shall not be affected by the existence, validity, enforceability, perfection, or extent of any collateral therefor. The Beneficiary shall not be obligated to proceed against BSE before claiming under this Guaranty nor to file any claim relating to the Obligations in the event that BSE becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Beneficiary so to file shall not affect the Guarantor’s obligations hereunder. The Guarantor agrees that its obligations under this Guaranty constitute a guaranty of payment and not of collection.

2.	Consents, Waivers and Renewals

The Guarantor agrees that the Beneficiary, may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations, and may also make any agreement with BSE or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Beneficiary and BSE or any such other party or person, without in any way impairing or affecting this Guaranty. The Guarantor agrees that the Beneficiary may resort to the Guarantor for payment or performance of any of the Obligations, whether or not the Beneficiary shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations.

3.	Expenses

The Guarantor agrees to pay on demand all out-of-pocket expenses (including without limitation the reasonable fees and disbursements of Beneficiary’s counsel) incurred in the enforcement or protection of the rights of the Beneficiary hereunder; provided that the Guarantor shall not be liable for any expenses of the Beneficiary if no payment under this Guaranty is due.

4.	Subrogation

The Guarantor will not exercise any rights which it may acquire by way of subrogation until all Obligations to the Beneficiary shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be held for the benefit of the Beneficiary and shall forthwith be paid to the Beneficiary to be credited and applied to the Obligations, whether matured or unmatured. Subject to the foregoing, upon payment and performance of all the Obligations in full, the Guarantor shall be subrogated to the rights of the Beneficiary against BSE and the Beneficiary agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.

5.	Cumulative Rights

No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Beneficiary from time to time or at any time.

6.	Representations and Warranties

(a)	The Guarantor is a corporation duly existing under the laws of the State of Delaware.

(b)	The execution, delivery and performance of this Guaranty have been duly authorized by all necessary corporate action and do not conflict with any provision of law or any regulation or of the Guarantor’s charter or by-laws or of any agreement binding upon it.

(c)	No consent, licenses, approvals and authorizations of and registrations with or declarations to any governmental authority are required in connection with the execution, delivery and performance of this Guaranty.

(d)	This Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

7.	Continuing Guaranty

This Guaranty shall remain in full force and effect and be binding upon the Guarantor and its successors and permitted assigns, and inure to the benefit of the Beneficiary and its successors and permitted assigns, until all of the Obligations have been satisfied in full. In the event that any payment by BSE in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder in respect of such Obligations as if such payment had not been made.

8.	Notices

All notices in connection with this Guaranty shall be deemed effective, if in writing and delivered in person or by courier, on the date delivered to the following address (or such other address which the Guarantor shall notify the Beneficiary of in writing):

THE BEAR STEARNS COMPANIES INC.

383 Madison Avenue, New York, New York 10179

Attention: Derivatives - 4th Floor

With a copy to: Legal – 6th Floor

9.	Governing Law

This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to choice of law doctrine.

10.	Forum

With respect to any suit, action or proceedings relating to this Guaranty (“Proceedings”), the Guarantor irrevocably:

(i)	submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York, New York, and

(ii)	waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

11.	Amendment.

Neither this Guaranty nor any provision hereof may be changed, waived, amended or discharged or terminated without the consent of the Beneficiary whose interests would be thereby affected and, prior to the effective date of the Owens Corning Plan of Reorganization, without the prior written consent of the Future Claimants’ Representative (as defined in the Owens Corning Plan of Reorganization) and Caplin & Drysdale, chartered, as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims (as defined in the Owens Corning Plan of Reorganization).

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to the Beneficiary as of the date first above written.

THE BEAR STEARNS COMPANIES INC.

By:
Name:
Title:

EXHIBIT B

FORM OF LEGAL OPINION FOR ISSUER

1. Owens Corning is duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

2. Subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, Owens Corning has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby. This Confirmation has been duly authorized and validly executed and delivered by Owens Corning and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, will constitute a valid and legally binding obligation of Owens Corning enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3. The execution and delivery by Owens Corning of, and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, the performance by Owens Corning of its obligations under, this Confirmation and the consummation of the transactions herein contemplated, do not conflict with or violate (x) any provision of the certificate of incorporation or by-laws of Owens Corning, (y) any order or judgment of any court or governmental agency or body having jurisdiction over Owens Corning or any of Owens Corning’s assets or (z) any material contractual restriction binding on or affecting Owens Corning or any of its assets.

4. Upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, all governmental and other consents that are required to have been obtained by Owens Corning with respect to performance, execution and delivery of this Confirmation will have been obtained and will be in full force and effect and all conditions of any such consents will have been complied with, other than such consents which, if not obtained, will not individually or in the aggregate have a material adverse effect on Owens Corning or on the ability of Owens Corning to complete the transactions contemplated by this Confirmation.

EXHIBIT C

FORM OF LEGAL OPINION FOR TRUST

1. The Trust is duly organized and validly existing as a Delaware statutory trust in good standing under the laws of Delaware.

2. The Trust has all trust power to enter into this Confirmation and to consummate the transactions contemplated hereby and to deliver the Shares in accordance with the terms hereof. This Confirmation has been duly authorized and validly executed and delivered by the Trust and constitutes a valid and legally binding obligation of the Trust enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SCHEDULE 1

LIST OF PERMISSIBLE BSIL TRANSFEREES/ASSIGNEES

1.	Bank of America, N.A.

2.	Deutsche Bank AG

3.	JPMorgan Chase Bank, N.A.

4.	Lehman Brothers OTC Derivatives Inc.; provided, however, that such entity is a permissible transferee only if its obligations are guaranteed, prior to any transfer or assignment, by Lehman Brothers Holdings Inc. in a form acceptable to the Trust.

FORM OF GUARANTY

GUARANTY, dated as of July 7, 2006 by THE BEAR STEARNS COMPANIES INC., a Delaware corporation (the “Guarantor”), in favor of each Counterparty under the Transaction referred to below (collectively, the “Beneficiary”).

1.	Guaranty

(a)	Owens Corning, a Delaware corporation will initially be entering into the Transaction referred to below and will be succeeded, except to the extent otherwise provided in the Confirmation related to the Transaction, by the Asbestos Personal Injury Trust (as defined in Owens Corning’s Plan of Reorganization) and each such entity shall, for purposes of this Guaranty only, be the “Counterparty” under that Transaction (and thus the Beneficiary of this Guaranty, with all rights and privileges to enforce the same). To induce the Beneficiary to enter into a Transaction with Bear, Stearns International Limited (“BSE”) evidenced by the Confirmation dated the date hereof and the ISDA Master Agreement incorporated therein by reference each between Owens Corning and BSE (with Owens Corning to be succeeded by the Asbestos Personal Injury Trust, except to the extent otherwise provided in the Confirmation related to the Transaction) (“Master Agreement” and together with such Confirmation and any other Confirmation forming a part of that ISDA Master Agreement, the “Agreement”; terms capitalized but not otherwise defined herein being used herein as therein defined), the Guarantor irrevocably and unconditionally guarantees to the Beneficiary, its successors and permitted assigns, the prompt and complete payment and performance by BSE, on demand, of any amount due and payable to the Beneficiary from time to time under the Agreement, subject to any applicable grace period thereunder (the “Obligations”).

(b)	The Guarantor hereby waives acceptance (or notice of acceptance) of this Guaranty, diligence, promptness, presentment, demand on BSE for payment or performance, protest of nonpayment and all notices of any kind. In addition, the Guarantor’s obligations hereunder shall not be affected by the existence, validity, enforceability, perfection, or extent of any collateral therefor. The Beneficiary shall not be obligated to proceed against BSE before claiming under this Guaranty nor to file any claim relating to the Obligations in the event that BSE becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Beneficiary so to file shall not affect the Guarantor’s obligations hereunder. The Guarantor agrees that its obligations under this Guaranty constitute a guaranty of payment and not of collection.

2.	Consents, Waivers and Renewals

The Guarantor agrees that the Beneficiary, may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations, and may also make any agreement with BSE or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Beneficiary and BSE or any such other party or person, without in any way impairing or affecting this Guaranty. The Guarantor agrees that the Beneficiary may resort to the Guarantor for payment or performance of any of the Obligations, whether or not the Beneficiary shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations.

3.	Expenses

The Guarantor agrees to pay on demand all out-of-pocket expenses (including without limitation the reasonable fees and disbursements of Beneficiary’s counsel) incurred in the enforcement or protection of the rights of the Beneficiary hereunder; provided that the Guarantor shall not be liable for any expenses of the Beneficiary if no payment under this Guaranty is due.

4.	Subrogation

The Guarantor will not exercise any rights which it may acquire by way of subrogation until all Obligations to the Beneficiary shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be held for the benefit of the Beneficiary and shall forthwith be paid to the Beneficiary to be credited and applied to the Obligations, whether matured or unmatured. Subject to the foregoing, upon payment and performance of all the Obligations in full, the Guarantor shall be subrogated to the rights of the Beneficiary against BSE and the Beneficiary agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.

5.	Cumulative Rights

No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Beneficiary from time to time or at any time.

6.	Representations and Warranties

(a)	The Guarantor is a corporation duly existing under the laws of the State of Delaware.

(b)	The execution, delivery and performance of this Guaranty have been duly authorized by all necessary corporate action and do not conflict with any provision of law or any regulation or of the Guarantor’s charter or by-laws or of any agreement binding upon it.

(c)	No consent, licenses, approvals and authorizations of and registrations with or declarations to any governmental authority are required in connection with the execution, delivery and performance of this Guaranty.

(d)	This Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

7.	Continuing Guaranty

This Guaranty shall remain in full force and effect and be binding upon the Guarantor and its successors and permitted assigns, and inure to the benefit of the Beneficiary and its successors and permitted assigns, until all of the Obligations have been satisfied in full. In the event that any payment by BSE in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder in respect of such Obligations as if such payment had not been made.

8.	Notices

All notices in connection with this Guaranty shall be deemed effective, if in writing and delivered in person or by courier, on the date delivered to the following address (or such other address which the Guarantor shall notify the Beneficiary of in writing):

THE BEAR STEARNS COMPANIES INC.

383 Madison Avenue, New York, New York 10179

Attention: Derivatives - 4th Floor

With a copy to: Legal – 6th Floor

9.	Governing Law

This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to choice of law doctrine.

12.	Forum

With respect to any suit, action or proceedings relating to this Guaranty (“Proceedings”), the Guarantor irrevocably:

(iii)	submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York, New York, and

(iv)	waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

13.	Amendment.

Neither this Guaranty nor any provision hereof may be changed, waived, amended or discharged or terminated without the consent of the Beneficiary whose interests would be thereby affected and, prior to the effective date of the Owens Corning Plan of Reorganization, without the prior written consent of the Future Claimants’ Representative (as defined in the Owens Corning Plan of Reorganization) and Caplin & Drysdale, chartered, as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims (as defined in the Owens Corning Plan of Reorganization).

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor to the Beneficiary as of the date first above written.

THE BEAR STEARNS COMPANIES INC.

By:	/s/ Jeffrey M. Lipman
Name:	Jeffrey M. Lipman
Title:	Authorized Signatory

Deutsche Bank AG London
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank AG, New York Branch
60 Wall Street
New York, NY 10005
Telephone: 212-250-5977
Facsimile: 212-797-8826

Internal Reference: [TBA]

Owens Corning One Owens Corning Parkway

Toledo, Ohio 43659

Attn: Michael Thaman

          Stephen Krull

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction (the “Transaction”) entered into between you, Owens Corning, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable (“Owens Corning”)), subject to the approval of the Bankruptcy Court (as defined below), and Deutsche Bank AG acting through its London branch (“Deutsche”) on the Trade Date specified below (the “Transaction”). Deutsche and Owens Corning agree that upon the date on which the Document Delivery Condition (as defined below) is fulfilled (the “Assignment Effective Date”), Owens Corning’s rights and obligations hereunder shall be automatically assigned to and assumed by the Trust (as defined below); provided, that the Trust shall not make, assume or be obligated or liable for any of the representations, warranties, agreements or covenants of or by Owens Corning herein, in the Agreement or the Equity Definitions, and, following the Assignment Effective Date, Owens Corning shall remain bound hereby, by the Agreement and by the Equity Definitions to comply with and fulfill and make all such representations, warranties, agreements and covenants and be the only entity liable or responsible for breaches thereof. Each reference in this Confirmation or the Agreement to “Counterparty” shall mean, (i) prior to the Assignment Effective Date, Owens Corning and (ii) on and after the Assignment Effective Date, the Asbestos Personal Injury Trust (as defined in the Plan of Reorganization) (the “Trust”). As used herein, “Existing Plan” shall mean the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession, in the form filed on June 5, 2006 in the bankruptcy case of In re Owens Corning, et al, Case No. 00-03837 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and “Plan of Reorganization” shall mean the Existing Plan with only those revisions, modifications and amendments to the Existing Plan that Owens Corning and the Plan Proponents (as defined in the Plan of Reorganization) deem necessary or appropriate and that shall not (i) alter the capitalization of Owens Corning contemplated by the Existing Plan, (ii) materially adversely affect the obligations or rights of Deutsche hereunder or (iii) cause any representation or warranty of Counterparty contained herein to be incorrect.

This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below and supersedes all or any prior written or oral agreements in relation to the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.

In the event of any inconsistency between the terms of any of the documents in the following list, the terms of each document in such list shall prevail over all documents which follow such document in such list: this Confirmation, the Equity Definitions and the Agreement.

1.	This Confirmation evidences a complete binding agreement between Counterparty (subject to the approval of the Bankruptcy Court) and Deutsche as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if Deutsche and Counterparty had executed an agreement on the date hereof (such agreement, the “Agreement”) in such form but without any Schedule thereto, except for (i) the election of (a) US Dollars as the Termination Currency, (b) the laws of the State of New York (without reference to choice of law doctrine) as the Governing Law and (c) “Second Method” and “Loss” for purposes of Section 6(e) of the Agreement and (ii) the other modifications described below.

2.	This Transaction is comprised of two Share Option Transactions, the Put and the Call. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms relating solely to the Put:

Option Type:	Put

Seller:	Deutsche

Buyer:	Counterparty

Number of Options:	9,670,782; provided that such Number of Options shall be reduced by the number of any Options exercised under the Call as of the time(s) of such exercise(s) under the Call.

Strike Price:	USD 25.00

General Terms relating solely to the Call:

Option Type:	Call

Seller:	Counterparty

Buyer:	Deutsche

Number of Options:	9,670,782; provided that such Number of Options shall be reduced by the number of any Options exercised under the Put as of the time(s) of such exercise(s) under the Put.

Strike Price:	USD 37.50

General Terms relating to each of the Put and the Call:

Trade Date:	July 7, 2006

Option Style:	American

Shares:	The common shares of Owens Corning to be issued on the Effective Date (as defined in the Plan of Reorganization).

Issuer:	Owens Corning

Option Entitlement:	One Share per Option

Premium:	Not Applicable

Premium Payment Date:	Not Applicable

Exchange:	The exchange or quotation system on which the Shares are publicly quoted, traded or listed on the Effective Date.

Related Exchange(s):	All Exchanges

Procedures	for Exercise:

Commencement Date:	The Scheduled Trading Day immediately following the date, if any, on which all the Conditions Precedent (as defined below) are fulfilled; provided that the Commencement Date shall not occur prior to January 1, 2007 or later than the Scheduled Trading Day following the Outside Commencement Date.

Outside Commencement Date:	January 8, 2007; provided that if the FAIR Act (as defined in the Plan of Reorganization) has been enacted into law on or prior to the Trigger Date (as defined in Section 3(ii) hereof), but has been challenged in a court of competent jurisdiction on or prior to March 31, 2007, the Outside Commencement Date shall be March 27, 2010.

Expiration Time:	At the Scheduled Closing Time on the relevant Exercise Date

Expiration Date:	Means,

with respect to the Put, the date which is three months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day; and

with respect to the Call, the date which is twelve months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day.

Multiple Exercise:	Applicable

Minimum Number of Options:	1,000,000

Maximum Number of Options:	All the Options remaining unexercised

Integral Multiple:	1,000,000

Automatic Exercise:	Applicable

In-the-Money:	Means, (i) in respect of a Call, that the Reference Price is greater than the Strike Price of the Call; and; (ii) in respect of a Put, that the Reference Price is less than the Strike Price of the Put.

Deutsche’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:

Deutsche Bank AG, London Branch

c/o Deutsche Bank AG, New York Branch

Attn: Vivian L. Jackson

60 Wall Street, Floor 14

New York, NY 10005 Tel: 212-250-2936

vivian-l.jackson@db.com

A Facsimile number shall be provided via electronic mail promptly after the date hereof.

Counterparty’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:

With respect to Owens Corning,

Michael Thaman

Stephen Krull

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Tel: (419) 248-8000

Fax: (419) 248-8445

mike.thaman@owenscorning.com

stephen.k.krull@owenscorning.com

With respect to the Trust, as provided by the Trust to Deutsche in writing on the Assignment Effective Date.

Reference Price:	Notwithstanding Section 3.4(d) of the Equity Definitions, the Reference Price will be (i) if the Exchange is the New York Stock Exchange or the American Stock Exchange, the price per Share as of the Expiration Time on the Expiration Date as reported in the official real-time price dissemination mechanism for the relevant Exchange and (ii) if the Exchange is The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or one of their respective successors), the NASDAQ Official Closing Price (NOCP) on the Expiration Date as reported in the official price determination mechanism for such Exchange.

Settlement Terms:

Physical Settlement:	Applicable

Settlement Currency:	US Dollars

Settlement Method Election:	Not Applicable

Adjustments Applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment; provided that none of the transactions that are expressly provided for in the Plan of Reorganization to effectuate the Plan of Reorganization shall trigger an Adjustment.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors)”.

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	To the extent that the Put or Call remains unexercised as of the Merger Date in respect of a Merger Event, the Transaction will be terminated as of such time and, notwithstanding anything to the contrary contained in this Confirmation, the Agreement or the Equity Definitions, neither Counterparty nor Deutsche shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date.

Share-for-Combined:

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, if a Merger Event occurs for which the Other Consideration received by the shareholders of the Issuer includes any Excluded Consideration (as defined below), to the extent that the Put or Call remains unexercised at the closing of a Merger Event, the Transaction will be terminated as of such time and neither Counterparty nor Deutsche shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date. “Excluded Consideration” shall mean anything other than US Dollars, New Shares or Public Securities Consideration (as defined below).

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, subject to the immediately succeeding paragraph, if a Merger Event occurs, for which the consideration received by shareholders of the Issuer includes only (a) cash and/or Public Securities Consideration (as defined below) and (b) New Shares, then (i) the Strike Price for the Put and the Call shall, effective on the Merger Date in respect of such Merger Event, be reduced by the sum of the amount of any cash and the market price of any Public Securities Consideration, as determined by the Calculation Agent, received by Counterparty in such Merger Event in respect of one Share; provided, however, that the Strike Price shall never be reduced to less than zero, and (ii) the consequences set forth above opposite Share-for-Share shall apply to that portion of the consideration that consists of New Shares as determined by the Calculation Agent. “Public Securities Consideration” shall mean any securities (other than New Shares) quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market or any other publicly traded security for which a quotation is available on TRACE or another similar pricing service, as determined by the Calculation Agent.

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, for purposes of the Put, in the event that shareholders of the Issuer are entitled to make an election with respect to the type of consideration to be received in a Share-for-Combined Merger Event of the type described in the two immediately preceding paragraphs, the consideration for each Share shall be deemed to be the per Share consideration received with respect to a plurality of the Shares in the Merger Event. In such event, Owens Corning shall provide Deutsche with prompt notice of such consideration for the Shares. For purposes of the Call, the consideration for the Shares in a Share-for-Combined Merger Event shall be deemed to be the actual consideration received by Counterparty.

Tender Offer:	Not Applicable

Composition of Combined Consideration:	Not Applicable and, notwithstanding anything to the contrary contained herein, in the Agreement or in the Equity Definitions, Section 12.5(b) of the Equity Definitions shall not be applicable.

Nationalization, Insolvency or Delisting:	Upon a Nationalization, Insolvency or Delisting Event, the Transaction shall continue as if any such event had not occurred.

Cross Default:	The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Deutsche and the Trust; “Threshold Amount” shall mean (i) in respect of Deutsche, an amount equal to three percent of such party’s shareholders’ equity, determined in accordance with generally accepted accounting principles in the United States of America and (ii) in respect of the Trust, an amount equal to three percent of the excess of the Trust’s assets over its indebtedness for borrowed money, determined in accordance with generally accepted accounting principles in the United States of America; ”Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.

Credit Event Upon Merger:	Applicable to Deutsche; provided, however, that if the resulting, surviving or transferee entity has long term, unsecured and unsubordinated indebtedness or deposits which is or are publicly rated (such rating, a “Credit Rating”) by Moody’s Investor Services, Inc. or any successor thereto (“Moody’s”), Standard and Poors Ratings Group or any successor thereto (“S&P”) or any other internationally recognized rating agency (“Other Rating Agency”), then the words “materially weaker” in line 6 of Section 5(b)(iv) of the Agreement shall mean that the Credit Rating (as defined below) of such party (or, if applicable, the Credit Support Provider of such party) shall be rated lower than Baa3 by Moody’s or lower than BBB- by S&P or, in the event that there is no Credit Rating by either Moody’s or S&P applicable to such party (or, if applicable, the Credit Support Provider of such party) but such party’s long-term indebtedness or deposits is or are rated by any Other Rating Agency, lower than a rating equivalent to the foregoing by such Other Rating Agency.

Additional Disruption Events:	No Additional Disruption Events shall apply to the Transaction or this Confirmation except a Change in Law (as defined herein). If a Change in Law occurs and either party elects to terminate the Transaction pursuant to Section 12.9(b)(i) of the Equity Definitions, then such termination shall apply to this Transaction in its entirety and may not apply solely to the Put or solely to the Call.

Insolvency Filing:	Not Applicable

Change in Law:	The definition of “Change in Law” in Section 12.9(a)(ii) of the Equity Definitions shall be amended to delete “(X)” in the sixth line thereof and to delete “, or (Y) it will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)”.

Determining Party:	Deutsche

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.	CONDITIONS PRECEDENT

Each of the following shall be a condition precedent (the “Conditions Precedent”) to the effectiveness of this Transaction:

(i)	The Effective Date (as defined in the Plan of Reorganization) shall have occurred;

(ii)	The FAIR Act shall not have been enacted and become law on or before the date that is ten (10) days after the conclusion of the 109th United States Congress (the “Trigger Date”); or if the FAIR Act has been enacted and become law prior to the Trigger Date, but has been challenged in a court of competent jurisdiction on or before March 31, 2007, such challenge ultimately succeeds pursuant to a non-appealable final order of such court resulting in the FAIR Act no longer being in effect;

(iii)	Owens Corning has delivered to the Trust the 28.2 million Reserved New OCD Shares (as defined in the Plan of Reorganization) on or prior to the Outside Commencement Date, and all such Shares shall have been validly issued, fully paid, non-assessable and free and clear of all taxes, liens pre-emptive rights, rights of first refusal, subscription and similar rights except that such Shares shall be subject to put and call agreements contemplated by the Plan of Reorganization, including this Confirmation;

(iv)	The Shares shall have been publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors);

(v)	Owens Corning shall have sold 72.9 million Shares for aggregate cash proceeds of at least USD 2.187 billion; and

(vi)	The Trust has provided to Deutsche by no later than five Scheduled Trading Days following the Effective Date, (i) an executed counterpart of this Confirmation and (ii) an opinion of counsel to the effect of the matters set forth in Exhibit B hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to Deutsche (collectively, the “Document Delivery Condition”);

If (i) this Confirmation has not been approved by the Bankruptcy Court on or prior to the entry of the Confirmation Order (as defined in the Plan of Reorganization) in respect of the Plan of Reorganization; (ii) the FAIR Act has been enacted and becomes law prior to the Trigger Date, but has not been challenged in a court of competent jurisdiction on or before March 31, 2007; or (iii) any of the above Conditions Precedent are not fulfilled prior to the Outside Commencement Date, then this Transaction shall terminate for no value and neither party shall have any rights or obligations hereunder.

4.	DIVIDEND ADJUSTMENTS

If at any time during the period from and excluding the Effective Date (as defined in the Plan of Reorganization), to and including the Expiration Date, an ex-dividend date for which a cash dividend relates (regardless of when paid by the Issuer to holders of the Shares) occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is greater than the Regular Dividend (as defined below) on a per Share basis, then the Forward Dividend Adjustment Value of the difference between the per Share cash dividend corresponding to that Ex-Dividend Date and the Regular Dividend shall be subtracted from the Put Strike Price and the Call Strike Price, effective as of such Ex-Dividend Date. “Regular Dividend” shall mean USD 0.18 per Share per quarter.

For purposes hereof, “Forward Dividend Adjustment Value” with respect to a cash dividend paid on the Shares shall be calculated from the Ex-Dividend Date through and including the Expiration Date using an interest rate equal to the mid-market interpolated US dollar zero coupon swap rate with a maturity corresponding to the Expiration Date as determined by Deutsche.

5.	PARTIAL OR WHOLE SETTLEMENT DELAYS

Notwithstanding any other provisions hereof, Deutsche shall not be entitled to receive Shares or any other class of voting securities of the Issuer (whether in connection with the purchase of Shares on any Settlement Date or otherwise) (i) to the extent (but only to the extent) that, after such receipt, Deutsche would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall not have expired or been terminated with respect to the acquisition of Shares hereunder (the “HSR Condition”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that after such delivery (i) Deutsche would directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has not been satisfied, as the case may be. If any delivery owed to Deutsche hereunder is not made, in whole or in part, as a result of this provision, the Trust’s obligation to make such delivery shall not be extinguished and the Trust shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Deutsche gives notice to the Trust that after such delivery (i) Deutsche would not directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has been satisfied, as the case may be. Deutsche shall pay the Strike Price to the Trust not later than the Settlement Date with respect to any Options exercised on the same basis as if the Trust made delivery of the Shares upon such exercise even if delivery of the Shares does not take place by such Settlement Date due to the applicability of this Section 5. In the event that the delivery of Shares cannot be made due to the HSR Condition not being satisfied, at the request of Deutsche, the Trust shall enter into a customary and reasonable escrow arrangement relating to the Shares compliant with the HSR Act and any other legal or regulatory requirements. Deutsche and Owens Corning (i) shall use reasonable best efforts to prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the acquisition of Shares hereunder and (ii) shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated hereunder; provided that no such actions shall be required if Deutsche determines that the acquisition of Shares hereunder would not be reasonably expected to require a filing under the HSR Act.

6.	TRANSFER OR ASSIGNMENT

Counterparty may not transfer any of its rights or obligations under this Transaction without the prior written consent of Deutsche, except for the assignment to the Trust described above. Notwithstanding anything to the contrary in the Agreement, Deutsche may transfer or assign all or any portion of its rights or obligations under this Transaction without the consent of Counterparty to either (i) any of its Affiliates or (ii) any party specified on Schedule 1 hereto with a Credit Rating (as defined herein) that is, at the time of the relevant transfer, (a) A+ or higher by S&P or (b) Aa3 or higher by Moody’s; provided, that any such transferee or assignee shall be subject to the requirements (i) to make the representation set forth in Section 7(e) hereof and (ii) to deliver any Tax forms reasonably requested by Counterparty; provided, also, that if such transferee or assignee is a Broker (as defined in 3(a)(4) of the Exchange Act) or a Dealer (as defined in 3(a)(5) of the Exchange Act), Deutsche may only transfer or assign rights or obligations under this Transaction to such transferee or assignee with the prior written consent of the Counterparty and, prior to the Assignment Effective Date, the FCR and C&D (as defined below), such consent not to be unreasonably withheld. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Deutsche to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Deutsche may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Deutsche’s obligations in respect of this Transaction and any such designee may assume such obligations. Deutsche shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

For purposes of the foregoing, the “Credit Rating” of a party means the rating of a party assigned by either S&P or Moody’s to such party’s long term, unsecured and unsubordinated indebtedness or deposits.

7.	ADDITIONAL TERMS

(a) Additional Termination Events: It shall constitute an Additional Termination Event where this Transaction is the sole Affected Transaction and Counterparty shall be deemed to be the sole Affected Party, if Counterparty shall have been dissolved, wound-up, liquidated or terminated or, from and after the Assignment Effective Date, in the case of the Trust, the Trust does not have any duly appointed trustees to control the exercise of the powers, authorities and discretions of the Trust.

(b) Calculation Agent: Deutsche

(c) Delivery of Documents:

Counterparty agrees that:

(i)	Counterparty shall deliver to Deutsche, promptly following a request by Deutsche or an affiliate of Deutsche, all documents it may reasonably request relating to the existence of Counterparty and the authority of Counterparty with respect to the Agreement and this Confirmation, all in form and substance reasonably satisfactory to Deutsche;

(ii)	Owens Corning shall, on or prior to the seventh day after the Trade Date, deliver to Deutsche an opinion or opinions of counsel to the effect of the matters set forth in Exhibit A hereto, provided that such opinions may be subject to customary exceptions reasonably acceptable to Deutsche.

(iii)	The Trust shall, on or prior to the Assignment Effective Date, deliver to Deutsche an opinion of counsel to the effect of the matters set forth in Exhibit B hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to Deutsche; and

(iv)	From and after the Assignment Effective Date, the Trust shall promptly notify Deutsche of any change in the identity of any of the trustees of the Trust and shall deliver to Deutsche any amendment, supplement, revocation, modification or other similar document relating to the Asbestos Personal Injury Trust Agreement (as defined in the Plan of Reorganization), promptly following the execution of any such document.

(d) Representations in the Agreement; Additional Representations, Warranties and Agreements of Counterparty. Owens Corning hereby represents and warrants to Deutsche on, and agrees with Deutsche from and after, any Trade Date with respect to the Representations in the Agreement and clauses (i)(a), (i)(c), (ii), (iv)(a), (v), (vi), (viii)(a), (ix), (x), (xi), (xii)(c) and (xii)(d)(1) below and the Assignment Effective Date with respect the Representations in the Agreement and clauses (i)(b) and (i)(c) below. The Trust hereby represents and warrants to Deutsche on, and agrees with Deutsche from and after, the Assignment Effective Date with respect to the Representations in the Agreement and clauses (i)(d), (iii), (iv)(b), (v), (vi), (vii), (viii)(a), (viii)(c), (viii)(d), (ix), (x), (xi), (xii)(a), (xii)(b), (xii)(c) and (xii)(d)(ii) below.

(i)	Material Nonpublic Information

(a) As of the date hereof, Owens Corning is not in possession of any material nonpublic information regarding the Issuer.

(b) On the Assignment Effective Date, Owens Corning will not be aware of any material nonpublic information regarding the Issuer.

(c) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), if requested by Deutsche, Owens Corning will promptly confirm that it is not aware of any material nonpublic information regarding the Issuer or it shall promptly publicly disclose any such material nonpublic information.

(d) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), the Trust will not be aware of any material nonpublic information regarding the Issuer obtained from a source other than the Issuer.

(ii)	Corporate Policy

This Transaction will not violate any corporate policy of Owens Corning or other rules or regulations of Owens Corning applicable to Counterparty, including, but not limited to, Owens Corning’s window period policy.

(iii)	Reporting Obligations

The Trust is and will be in compliance with the Trust’s reporting obligations under Section 16, Section 13(d) and Section 13(g) of the Exchange Act with respect to the securities of Owens Corning, and the Trust will provide Deutsche with a copy of any report filed thereunder in respect of this Transaction promptly upon filing thereof; provided, however, that failure to make such filings on a timely basis will not trigger a breach of this representation as long as such failures are promptly cured (but in no event more than five Scheduled Trading Days after such reports are required to be filed).

(iv)	Legal Counsel

(a) Owens Corning has been represented and advised by Sidley Austin LLP in connection with the review, negotiation and execution of this Confirmation.

(b) The beneficiaries of the Trust have been represented and advised by Kaye Scholer LLP and Caplin & Drysdale, Chartered in connection with the review, negotiation and execution of this Confirmation.

(v)	Eligible Contract Participant

Counterparty is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”)) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A) it has total assets in excess of $10,000,000;

(B) its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C) it has a net worth in excess of $1,000,000 and has entered into this Confirmation in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

(vi)	Investment Company

Counterparty is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “ICA”), or Counterparty has properly registered as an “investment company” under the ICA and, if so registered, its entry into this Confirmation does not violate the ICA.

(vii)	Trust Instrument

The Asbestos Personal Injury Trust Agreement is governed by, and the Trust has been duly created and is validly existing and being administered under, the laws of the State of Delaware. The copy of the Asbestos Personal Injury Trust Agreement (including any amendment, supplement, form of trustee revocation or appointment or any other similar document relating thereto) provided by the Trust to Deutsche is a true, complete and correct copy of the Asbestos Personal Injury Trust Agreement.

(viii)	Representations in Agreement

(a) For the avoidance of doubt, and without limiting any representations contained in Section 3(a)(iii) and Section 3(a)(iv) of the Agreement, Counterparty represents that the execution, delivery and performance of the Agreement and any other documentation relating to the Agreement to which it is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, lockup agreement, registration rights agreement or co-sale agreement binding on Counterparty or affecting Counterparty or any of its assets.

(b) For purposes of the representations by Owens Corning on the Trade Date, Section 3(a)(ii), Section 3(a)(iv), Section 3(a)(v) and Section 3(c) of the Agreement are hereby amended by inserting the words “, subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization” prior to the semicolon or period at the end of each such clause.

(c) Section 3(a)(iv) of the Agreement is hereby amended by inserting the words “, except such filings as may be required under the HSR Act” immediately following the words “have been complied with”.

(d) As of the Assignment Effective Date, the Trust shall represent to the representations in section 3 of the Agreement, as amended by Section 7(d)(viii)(c) hereof.

(ix)	London Branch

Deutsche is entering into the Agreement and this Confirmation through its London branch.

(x)	DBNY as Agent

Each party agrees and acknowledges that (i) Deutsche Bank AG acting out of its New York branch, an affiliate of Deutsche (“DBNY”), has acted solely as agent and not as principal with respect to this Transaction and (ii) DBNY has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

(xi)	Waiver of Jury Trial

Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction or the Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction by, among other things, the mutual waivers and certifications herein.

(xii)	Miscellaneous.

(a) As of the Assignment Effective Date, or as promptly as practicable thereafter but in no case later than the Commencement Date, the Trust will have complied with all applicable anti-money laundering laws and regulations and the USA PATRIOT Act of 2001;

(b) As of the Assignment Effective Date, or as promptly as practicable thereafter but in no case later than the Commencement Date, the Trust will have opened an account at Deutsche pursuant to documentation reasonably acceptable to both Deutsche and the Trust. To the extent that any of the provisions of this Transaction contradict the terms of any such documentation, the terms of this Transaction shall govern.

(c) Each of Deutsche and Counterparty represents and warrants to the other party that:

(1) Notwithstanding anything provided herein or the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of any Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure;

(2) The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Sec. 2510-3-101.

(d) (i) Owens Corning represents and warrants to Deutsche, as of the date hereof, that it will have total assets in excess of $100 million.

(ii) The Trust represents and warrants to Deutsche, as of the Assignment Effective Date, that it will have total assets in excess of $200 million.

(e) Tax Representations of Deutsche. For purposes of Section 3(f) of the Agreement, Deutsche makes the representations specified below:

(i)	Deutsche is a corporation created or organized under the laws of Germany.

(ii)	Each payment received or to be received by Deutsche in connection with the Agreement will be treated as effectively connected with the conduct of a trade or business in the United States of America by Deutsche.

(iii)	Deutsche is treated as a corporation for U.S. federal tax purposes.

(iv)	Deutsche shall deliver, as soon as practicable after the Trade Date and any time thereafter reasonably requested by Counterparty, an Internal Revenue Service Form W-8 ECI, and any successor forms.

(f) Owens Corning Defaults. In addition to any remedies afforded Deutsche in connection with the Transaction, Owens Corning agrees to indemnify and hold harmless Deutsche and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several (collectively, “Damages”), to which an Indemnified Person may become subject arising out of any breach of any covenant or representation or warranty made by Owens Corning in the Agreement or this Confirmation or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, that Owens Corning shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Owens Corning any amounts previously expended by Owens Corning hereunder).

Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant, agreement, obligation or representation or warranty of or by Owens Corning or the failure of Owens Corning to make any delivery required hereby shall not give rise to a right of Deutsche to terminate the Transaction or any liability to the Trust or entitle any person or entity to any damages, payments or performance from the Trust.

Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant or representation or warranty by the Trust or the failure of the Trust to make any delivery required hereby shall not give rise to any liability to Owens Corning or entitle any person or entity to any damages or payments from Owens Corning.

(g) Delivery of Unregistered Shares. Notwithstanding Section 9.11 of the Equity Definitions, the parties hereto acknowledge and agree that the Shares to be delivered by the Trust upon exercise of the Put or Call will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or registered or qualified under any applicable state or foreign securities laws. Deutsche represents, warrants and agrees on the date hereof, on the Assignment Effective Date and on each date on which the Put or Call is exercised that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and that it will transfer the Shares delivered by the Trust upon exercise of the Put or Call only pursuant to a registration statement under the Securities Act or in a transaction exempt from registration under the Securities Act.

(h) Corporate Restructuring Contemplated in Plan of Reorganization. The Existing Plan contemplates that, on the Effective Date, Owens Corning intends to effect a restructuring plan which would organize Owens Corning and its subsidiaries along Owens Corning’s major business lines. This restructuring plan may result in the creation of a new Delaware company to serve as the parent corporation and holding company for Owens Corning and its subsidiaries (“Holdco”). To the extent that such plan to create the Holdco structure is effected with the approval of the Bankruptcy Court, Owens Corning and Deutsche shall make appropriate modifications to this Confirmation to reflect the Holdco structure, subject to the prior written consent (such consent not to be unreasonably withheld) of the Future Claimants Representative (as defined in the Plan of Reorganization)(the “FCR”) and Caplin & Drysdale, Chartered (“C&D”), as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims.

(i) Deutsche Branch Office. Section 10(a) of the Agreement shall apply to Deutsche.

(j) Miscellaneous.

(i) Owens Corning hereby agrees and acknowledges that: (A) Deutsche and any collateral custodian is a “financial institution” within the meaning of Section 101(22) of the United States Bankruptcy Code (the “Bankruptcy Code”) and, in the case of any collateral custodian, is acting as agent or custodian for Deutsche in connection with this Confirmation; (B) this Confirmation is a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, qualifying for protection under Section 555 of the Bankruptcy Code and a swap agreement, as such term is defined in Section 101(53B) of the Bankruptcy Code, qualifying for protection under Section 560 of the Bankruptcy Code; (C) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to this Transaction constitute “margin payments” as defined in Section 741(5) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement;” and (D) all payments for, under or in connection with this Transaction, all payments for Shares and the transfer of such Shares constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement.”

(ii) Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBNY. In addition, all notices, demands and communications of any kind relating to this Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBNY.

(k) Consent Required for Amendments Prior to Assignment Effective Date. No amendments, modifications, alterations or waivers (except as provided in clause (i) above) shall be made hereto prior to the Assignment Effective Date without the prior written consent of the FCR and C&D.

(l) Third Party Beneficiaries. Until the Assignment Effective Date, the FCR and C&D are intended third party beneficiaries of the Agreement and hereof and are entitled to enforce their rights and the rights of the Trust thereunder and hereunder as if they were parties thereto and hereto.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it by mail or facsimile transmission to the fax number indicated above.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH		REVIEWED BY:

By:	/s/ Lee Frankenfeld	By:
Name:	Lee Frankenfeld
Title:	Attorney-in-Fact

By:	/s/ David V. Dirvin	By:
Name:	David V. Dirvin
Title:	Attorney-in-Fact

DEUTSCHE BANK AG, NEW YORK BRANCH, acting solely as Agent in connection with this Transaction

By:	/s/ Lee Frankenfeld
Name:	Lee Frankenfeld
Title:	Director

By:	/s/ David V. Dirvin
Name:	David V. Dirvin
Title:	Director

Confirmed as of the date first above written:

OWENS CORNING

By:	/s/ Michael Thaman
Name:
Title:

ASBETSTOS PERSONAL INJURY TRUST

By:
Name:
Title:

EXHIBIT A

FORM OF LEGAL OPINION FOR ISSUER

1. Owens Corning is duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

2. Subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, Owens Corning has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby. This Confirmation has been duly authorized and validly executed and delivered by Owens Corning and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, will constitute a valid and legally binding obligation of Owens Corning enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3. The execution and delivery by Owens Corning of, and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, the performance by Owens Corning of its obligations under, this Confirmation and the consummation of the transactions herein contemplated, do not conflict with or violate (x) any provision of the certificate of incorporation or by-laws of Owens Corning, (y) any order or judgment of any court or governmental agency or body having jurisdiction over Owens Corning or any of Owens Corning’s assets or (z) any material contractual restriction binding on or affecting Owens Corning or any of its assets.

4. Subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, all governmental and other consents that are required to have been obtained by Owens Corning with respect to performance, execution and delivery of this Confirmation will have been obtained and will be in full force and effect and all conditions of any such consents will have been complied with, other than such consents which, if not obtained, will not individually or in the aggregate have a material adverse effect on Owens Corning or on the ability of Owens Corning to complete the transactions contemplated by this Confirmation.

EXHIBIT B

FORM OF LEGAL OPINION FOR TRUST

1. The Trust is duly organized and validly existing as a Delaware statutory trust in good standing under the laws of Delaware.

2. The Trust has all trust power to enter into this Confirmation and to consummate the transactions contemplated hereby and to deliver the Shares in accordance with the terms hereof. This Confirmation has been duly authorized and validly executed and delivered by the Trust and constitutes a valid and legally binding obligation of the Trust enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SCHEDULE 1

LIST OF PERMISSIBLE DEUTSCHE TRANSFEREES/ASSIGNEES

1.	Bank of America, N.A.

2.	Bear Stearns International Limited; provided, however, that such entity is a permissible transferee only if its obligations are guaranteed, prior to any transfer or assignment, by The Bear Stearns Companies Inc. in a form acceptable to the Trust.

3.	Lehman Brothers OTC Derivatives Inc.; provided, however, that such entity is a permissible transferee only if its obligations are guaranteed, prior to any transfer or assignment, by Lehman Brothers Holdings Inc. in a form acceptable to the Trust.

4.	JPMorgan Chase Bank, N.A.

July 7, 2006

Lehman Brothers Inc., acting as Agent

Lehman Brothers OTC Derivatives Inc., acting as Principal

Owens Corning

One Owens Corning Parkway

Toledo OH 43659

Attn:	Michael Thaman

Stephen Krull

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction (the “Transaction”) entered into between you, Owens Corning, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable (“Owens Corning”)), subject to the approval of the Bankruptcy Court (as defined below), and Lehman Brothers OTC Derivatives Inc. (“Lehman”) on the Trade Date specified below (the “Transaction”). Lehman and Owens Corning agree that upon the date on which the Document Delivery Condition (as defined below) is fulfilled (the “Assignment Effective Date”), Owens Corning’s rights and obligations hereunder shall be automatically assigned to and assumed by the Trust (as defined below); provided, that the Trust shall not make, assume or be obligated or liable for any of the representations, warranties, agreements or covenants of or by Owens Corning herein, in the Agreement or the Equity Definitions, and, following the Assignment Effective Date, Owens Corning shall remain bound hereby, by the Agreement and by the Equity Definitions to comply with and fulfill and make all such representations, warranties, agreements and covenants and be the only entity liable or responsible for breaches thereof. Each reference in this Confirmation or the Agreement to “Counterparty” shall mean, (i) prior to the Assignment Effective Date, Owens Corning and (ii) on and after the Assignment Effective Date, the Asbestos Personal Injury Trust (as defined in the Plan of Reorganization) (the “Trust”). As used herein, “Existing Plan” shall mean the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession, in the form filed on June 5, 2006 in the bankruptcy case of In re Owens Corning, et al, Case No. 00-03837 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and “Plan of Reorganization” shall mean the Existing Plan with only those revisions, modifications and amendments to the Existing Plan that Owens Corning and the Plan Proponents (as defined in the Plan of Reorganization) deem necessary or appropriate and that shall not (i) alter the capitalization of Owens Corning contemplated by the Existing Plan, (ii) materially adversely affect the obligations or rights of Lehman hereunder or (iii) cause any representation or warranty of Counterparty contained herein to be incorrect.

This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below and supersedes all or any prior written or oral agreements in relation to the Transaction. This Confirmation is sent on behalf of both Lehman Brothers Inc. and Lehman Brothers OTC Derivatives Inc. Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.

In the event of any inconsistency between the terms of any of the documents in the following list, the terms of each document in such list shall prevail over all documents which follow such document in such list: this Confirmation, the Equity Definitions and the Agreement.

1. This Confirmation evidences a complete binding agreement between Counterparty (subject to the approval of the Bankruptcy Court) and Lehman as to the terms of the Transaction to which this Confirmation relates. This

Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if Lehman and Counterparty had executed an agreement on the date hereof (such agreement, the “Agreement”) in such form but without any Schedule thereto, except for (i) the election of (a) US Dollars as the Termination Currency, (b) the laws of the State of New York (without reference to choice of law doctrine) as the Governing Law and (c) “Second Method” and “Loss” for purposes of Section 6(e) of the Agreement, (ii) the identification of Lehman Brothers Holdings Inc. as a Credit Support Provider with respect to Lehman, (iii) the identification of the Guarantee of Lehman Brothers Holdings Inc. attached as Exhibit A hereto as a Credit Support Document with respect to Lehman and (iv) the other modifications described below.

2. This Transaction is comprised of two Share Option Transactions, the Put and the Call. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms relating solely to the Put:

Option Type:	Put

Seller:	Lehman

Buyer:	Counterparty

Number of Options:	1,998,628; provided that such Number of Options shall be reduced by the number of any Options exercised under the Call as of the time(s) of such exercise(s) under the Call.

Strike Price:	USD 25.00

General Terms relating solely to the Call:

Option Type:	Call

Seller:	Counterparty

Buyer:	Lehman

Number of Options:	1,998,628; provided that such Number of Options shall be reduced by the number of any Options exercised under the Put as of the time(s) of such exercise(s) under the Put.

Strike Price:	USD 37.50

General Terms relating to each of the Put and the Call:

Trade Date:	July 7, 2006

Option Style:	American

Shares:	The common shares of Owens Corning to be issued on the Effective Date (as defined in the Plan of Reorganization).

Issuer:	Owens Corning

Option Entitlement:	One Share per Option

Premium:	Not Applicable

Premium Payment Date:	Not Applicable

Exchange:	The exchange or quotation system on which the Shares are publicly quoted, traded or listed on the Effective Date.

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Commencement Date:	The Scheduled Trading Day immediately following the date, if any, on which all the Conditions Precedent (as defined below) are fulfilled; provided that the Commencement Date shall not occur prior to January 1, 2007 or later than the Scheduled Trading Day following the Outside Commencement Date.

Outside Commencement Date:	January 8, 2007; provided that if the FAIR Act (as defined in the Plan of Reorganization) has been enacted into law on or prior to the Trigger Date (as defined in Section 3(ii) hereof), but has been challenged in a court of competent jurisdiction on or prior to March 31, 2007, the Outside Commencement date shall be March 27, 2010.

Expiration Time:	At the Scheduled Closing Time on the relevant Exercise Date

Expiration Date:	Means,

with respect to the Put, the date which is three months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day; and

with respect to the Call, the date which is twelve months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day.

Multiple Exercise:	Applicable

Minimum Number of Options:	50,000

Maximum Number of Options:	All the Options remaining unexercised

Integral Multiple:	10,000

Automatic Exercise:	Applicable

In-the-Money:	Means, (i) in respect of a Call, that the Reference Price is greater than the Strike Price of the Call; and; (ii) in respect of a Put, that the Reference Price is less than the Strike Price of the Put.

Lehman’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:

Daniel B. Kamensky

745 7th Avenue, 4th Floor

New York, NY 10019

daniel.kamensky@lehman.com

with a copy to:

Andrew Yare

Transaction Management

745 Seventh Avenue, 19th Floor

New York

andrew.yare@lehman.com

Counterparty’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:

With respect to Owens Corning,

Michael Thaman

Stephen Krull

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

(419) 248-8000 (ph)

(419) 248-8445 (fax)

mike.thaman@owenscorning.com

stephen.k.krull@owenscorning.com

With respect to the Trust, the Telephone Number and/or Facsimile Number and Contact Details shall be provided by the Trust to Lehman in writing on the Assignment Effective Date.

Reference Price:	Notwithstanding Section 3.4(d) of the Equity Definitions, the Reference Price will be (i) if the Exchange is the New York Stock Exchange or the American Stock Exchange, the price per Share as of the Expiration Time on the Expiration Date as reported in the official real-time price dissemination mechanism for the relevant Exchange and (ii) if the Exchange is The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or one of their respective successors), the NASDAQ Official Closing Price (NOCP) on the Expiration Date as reported in the official price determination mechanism for such Exchange.

Settlement Terms:

Physical Settlement:	Applicable

Settlement Currency:	US Dollars

Settlement Method Election:	Not Applicable

Adjustments Applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment; provided that none of the transactions that are expressly provided for in the Plan of Reorganization to effectuate the Plan of Reorganization shall trigger an Adjustment.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or the NASDAQ Capital Market (or their respective successors)”.

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	To the extent that the Put or Call remains unexercised as of the Merger Date in respect of a Merger Event, the Transaction will be terminated as of such time and, notwithstanding anything to the contrary contained in this Confirmation, the Agreement or the Equity Definitions, neither Counterparty nor Lehman shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date.

Share-for-Combined:

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, if a Merger Event occurs for which the Other Consideration received by the shareholders of the Issuer includes any Excluded Consideration (as defined below), to the extent that the Put or Call remains unexercised at the closing of a Merger Event, the Transaction will be terminated as of such time and neither Counterparty nor Lehman shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date. “Excluded Consideration” shall mean anything other than US Dollars, New Shares or Public Securities Consideration (as defined below).

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, subject to the immediately succeeding paragraph, if a Merger Event occurs, for which the consideration received by shareholders of the Issuer includes only (a) cash and/or Public Securities Consideration (as defined below) and (b) New Shares, then (i) the Strike Price for the Put and the Call shall, effective on the Merger Date in respect of such Merger Event, be reduced by the sum of the amount of any cash and the market price of any Public Securities Consideration, as determined by the Calculation Agent, received by Counterparty in such Merger Event in respect of one Share; provided, however, that the Strike Price shall never be reduced to less than zero, and (ii) the consequences set forth above opposite Share-for-Share shall apply to that portion of the consideration that consists of New Shares as determined by the Calculation Agent. “Public Securities Consideration” shall mean any securities (other than New Shares) quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market or any other publicly traded security for which a quotation is available on TRACE or another similar pricing service, as determined by the Calculation Agent.

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, for purposes of the Put, in the event that shareholders of the Issuer are entitled to make an election with respect to the type of consideration to be received in a Share-for-Combined Merger Event of the type described in the two immediately preceding paragraphs, the consideration for each Share shall be deemed to be the per Share consideration received with respect to a plurality of the Shares in the Merger Event. In such event, Owens Corning shall provide Lehman with prompt notice of such consideration for the Shares. For purposes of the Call, the consideration for the Shares in a Share-for-Combined Merger Event shall be deemed to be the actual consideration received by Counterparty.

Tender Offer:	Not Applicable

Composition of Combined Consideration:	Not Applicable and, notwithstanding anything to the contrary contained herein, in the Agreement or in the Equity Definitions, Section 12.5(b) of the Equity Definitions shall not be applicable.

Nationalization, Insolvency or Delisting:	Upon a Nationalization, Insolvency or Delisting Event, the Transaction shall continue as if any such event had not occurred.

Cross Default:	The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Lehman and the Trust; “Threshold Amount” shall mean (i) in respect of Lehman, an amount equal to three percent of such party’s shareholders’ equity, determined in accordance with generally accepted accounting principles in the United States of America and (ii) in respect of the Trust, an amount equal to three percent of the excess of the Trust’s assets over its indebtedness for borrowed money, determined in accordance with generally accepted accounting principles in the United States of America; ”Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement.

Credit Event Upon Merger:	Applicable to Lehman; provided, however, that if the resulting, surviving or transferee entity has long term, unsecured and unsubordinated indebtedness or deposits which is or are publicly rated (such rating, a “Credit Rating”) by Moody’s Investor Services, Inc. or any successor thereto (“Moody’s”), Standard and Poors Ratings Group or any successor thereto (“S&P”) or any other internationally recognized rating agency (“Other Rating Agency”), then the words “materially weaker” in line 6 of Section 5(b)(iv) of the Agreement shall mean that the Credit Rating (as defined below) of such party (or, if applicable, the Credit Support Provider of such party) shall be rated lower than Baa3 by Moody’s or lower than BBB- by S&P or, in the event that there is no Credit Rating by either Moody’s or S&P applicable to such party (or, if applicable, the Credit Support Provider of such party) but such party’s long-term indebtedness or deposits is or are rated by any Other Rating Agency, lower than a rating equivalent to the foregoing by such Other Rating Agency.

Additional Disruption Events:	No Additional Disruption Events shall apply to the Transaction or this Confirmation except a Change in Law (as defined herein). If a Change in Law occurs and either party elects to terminate the Transaction pursuant to Section 12.9(b)(i) of the Equity Definitions, then such termination shall apply to this Transaction in its entirety and may not apply solely to the Put or solely to the Call.

Insolvency Filing:	Not Applicable

Change in Law:	The definition of “Change in Law” in Section 12.9(a)(ii) of the Equity Definitions shall be amended to delete “(X)” in the sixth line thereof and to delete “, or (Y) it will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)”.

Determining Party:	Lehman

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.	CONDITIONS PRECEDENT

Each of the following shall be a condition precedent (the “Conditions Precedent”) to the effectiveness of this Transaction:

(i)	The Effective Date (as defined in the Plan of Reorganization) shall have occurred;

(ii)	The FAIR Act shall not have been enacted and become law on or before the date that is ten (10) days after the conclusion of the 109th United States Congress (the “Trigger Date”); or if the FAIR Act has been enacted and become law prior to the Trigger Date, but has been challenged in a court of competent jurisdiction on or before March 31, 2007, such challenge ultimately succeeds pursuant to a non-appealable final order of such court resulting in the FAIR Act no longer being in effect;

(iii)	Owens Corning has delivered to the Trust the 28.2 million Reserved New OCD Shares (as defined in the Plan of Reorganization) on or prior to the Outside Commencement Date, and all such Shares shall have been validly issued, fully paid, non-assessable and free and clear of all taxes, liens pre-emptive rights, rights of first refusal, subscription and similar rights except that such Shares shall be subject to put and call agreements contemplated by the Plan of Reorganization, including this Confirmation;

(iv)	The Shares shall have been publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors);

(v)	Owens Corning shall have sold 72.9 million Shares for aggregate cash proceeds of at least USD 2.187 billion; and

(vi)	The Trust has provided to Lehman by no later than five Scheduled Trading Days following the Effective Date, (i) an executed counterpart of this Confirmation and (ii) an opinion of counsel to the effect of the matters set forth in Exhibit B hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to Lehman (collectively, the “Document Delivery Condition”);

If (i) this Confirmation has not been approved by the Bankruptcy Court on or prior to the entry of the Confirmation Order (as defined in the Plan of Reorganization) in respect of the Plan of Reorganization; (ii) the FAIR Act has been enacted and becomes law prior to the Trigger Date, but has not been challenged in a court of competent jurisdiction on or before March 31, 2007; or (iii) any of the above Conditions Precedent are not fulfilled prior to the Outside Commencement Date, then this Transaction shall terminate for no value and neither party shall have any rights or obligations hereunder.

4.	DIVIDEND ADJUSTMENTS

If at any time during the period from and excluding the Effective Date (as defined in the Plan of Reorganization), to and including the Expiration Date, an ex-dividend date for which a cash dividend relates (regardless of when paid by the Issuer to holders of the Shares) occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is greater than the Regular Dividend (as defined below) on a per Share basis, then the Forward Dividend Adjustment Value of the difference between the per Share cash dividend corresponding to that Ex-Dividend Date and the Regular Dividend shall be subtracted from the Put Strike Price and the Call Strike Price, effective as of such Ex-Dividend Date. “Regular Dividend” shall mean USD 0.18 per Share per quarter.

For purposes hereof, “Forward Dividend Adjustment Value” with respect to a cash dividend paid on the Shares shall be calculated from the Ex-Dividend Date through and including the Expiration Date using an interest rate equal to the mid-market interpolated US dollar zero coupon swap rate with a maturity corresponding to the Expiration Date as determined by Lehman.

5.	PARTIAL OR WHOLE SETTLEMENT DELAYS

Notwithstanding any other provisions hereof, Lehman shall not be entitled to receive Shares or any other class of voting securities of the Issuer (whether in connection with the purchase of Shares on any Settlement Date or otherwise) (i) to the extent (but only to the extent) that, after such receipt, Lehman would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the

“Exchange Act”)) in excess of 9.0% of the outstanding Shares or any other class of voting securities of the Issuer (the “9.0% Limit”) or (ii) if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall not have expired or been terminated with respect to the acquisition of Shares hereunder (the “HSR Condition”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that after such delivery (i) Lehman would directly or indirectly so beneficially own in excess of 9.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has not been satisfied, as the case may be. If any delivery owed to Lehman hereunder is not made, in whole or in part, as a result of this provision, the Trust’s obligation to make such delivery shall not be extinguished and the Trust shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Lehman gives notice to the Trust that after such delivery (i) Lehman would not directly or indirectly so beneficially own in excess of 9.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has been satisfied, as the case may be. Lehman shall pay the Strike Price to the Trust not later than the Settlement Date with respect to any Options exercised on the same basis as if the Trust made delivery of the Shares upon such exercise even if delivery of the Shares does not take place by such Settlement Date due to the applicability of this Section 5. In the event that the delivery of Shares cannot be made due to either the HSR Condition not being satisfied or the 9.0% Limit being exceeded, at the request of Lehman, the Trust shall enter into a customary and reasonable escrow arrangement relating to the Shares compliant with the HSR Act (if applicable) and any other applicable legal or regulatory requirements. Lehman and Owens Corning (i) shall use reasonable best efforts to prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the acquisition of Shares hereunder and (ii) shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated hereunder; provided that no such actions shall be required if Lehman determines that the acquisition of Shares hereunder would not be reasonably expected to require a filing under the HSR Act.

6.	TRANSFER OR ASSIGNMENT

Counterparty may not transfer any of its rights or obligations under this Transaction without the prior written consent of Lehman, except for the assignment to the Trust described above. Notwithstanding anything to the contrary in the Agreement, Lehman may transfer or assign all or any portion of its rights or obligations under this Transaction without the consent of Counterparty to either (i) any affiliate of Lehman; provided that the obligations of such affiliate hereunder and under the Agreement are wholly and unconditionally guaranteed, prior to any transfer or assignment, by Lehman Brothers Holdings Inc. in a form acceptable to the Trust or (ii) any party specified on Schedule 1 hereto with a Credit Rating (as defined herein) that is, at the time of the relevant transfer, (a) A+ or higher by S&P or (b) Aa3 or higher by Moody’s; provided, that any such transferee or assignee shall be subject to the requirements (i) to make the representation set forth in Section 7(e) hereof and (ii) to deliver any Tax forms reasonably requested by Counterparty; provided, also, that if such transferee or assignee is a Broker (as defined in 3(a)(4) of the Exchange Act) or a Dealer (as defined in 3(a)(5) of the Exchange Act), Lehman may only transfer or assign rights or obligations under this Transaction to such transferee or assignee with the prior written consent of Counterparty and, prior to the Assignment Effective Date, the FCR and C&D (as defined below). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Lehman to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Lehman may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Lehman’s obligations in respect of this Transaction and any such designee may assume such obligations. Lehman shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

For purposes of the foregoing, the “Credit Rating” of a party means the rating of a party assigned by either S&P or Moody’s to such party’s long term, unsecured and unsubordinated indebtedness or deposits.

7.	ADDITIONAL TERMS

(a) Additional Termination Events: It shall constitute an Additional Termination Event where this Transaction is the sole Affected Transaction and Counterparty shall be deemed to be the sole Affected Party, if Counterparty shall have been dissolved, wound-up, liquidated or terminated or, from and after the Assignment Effective Date, in the case of the Trust, the Trust does not have any duly appointed trustees to control the exercise of the powers, authorities and discretions of the Trust.

(b) Calculation Agent: Lehman

(c) Delivery of Documents:

Counterparty agrees that:

(i)	Counterparty shall deliver to Lehman, promptly following a request by Lehman or an affiliate of Lehman, all documents it may reasonably request relating to the existence of Counterparty and the authority of Counterparty with respect to the Agreement and this Confirmation, all in form and substance reasonably satisfactory to Lehman;

(ii)	Owens Corning shall, on or prior to the seventh day after the Trade Date, deliver to Lehman an opinion or opinions of counsel to the effect of the matters set forth in Exhibit B hereto provided that such opinions may be subject to customary exceptions reasonably acceptable to Lehman;

(iii)	The Trust shall, on or prior to the Assignment Effective Date, deliver to Lehman an opinion of counsel to the effect of the matters set forth in Exhibit C hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to Lehman; and

(iv)	From and after the Assignment Effective Date, the Trust shall promptly notify Lehman of any change in the identity of any of the trustees of the Trust and shall deliver to Lehman any amendment, supplement, revocation, modification or other similar document relating to the Asbestos Personal Injury Trust Agreement (as defined in the Plan of Reorganization), promptly following the execution of any such document.

(d) Representations in the Agreement; Additional Representations, Warranties and Agreements of Counterparty. Owens Corning hereby represents and warrants to Lehman on, and agrees with Lehman from and after, any Trade Date with respect to the Representations in the Agreement and clauses (i)(a) and (b), (ii), (iv)(a), (v), (vi), (viii), (ix), (x) and (xi) below and the Assignment Effective Date with respect the Representations in the Agreement and clauses (i)(a) and (b) and (ii) below. The Trust hereby represents and warrants to Lehman on, and agrees with Lehman from and after, the Assignment Effective Date with respect to the Representations in the Agreement and clauses (i)(c), (iii), (iv)(b), (v), (vi), (vii), (viii), (ix), (x) and (xi) below.

(i)	Material Nonpublic Information

(a) a) On the Assignment Effective Date, Owens Corning will not be aware of any material nonpublic information regarding the Issuer.

(b) b) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), if requested by Lehman, Owens Corning will promptly confirm that it is not aware of any material nonpublic information regarding the Issuer or it shall promptly publicly disclose any such material nonpublic information.

(c) c) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), the Trust will not be aware of any material nonpublic information regarding the Issuer obtained from a source other than the Issuer.

(ii)	Corporate Policy

This Transaction will not violate any corporate policy of Owens Corning or other rules or regulations of Owens Corning applicable to Counterparty, including, but not limited to, Owens Corning’s window period policy.

(iii)	Reporting Obligations

The Trust is and will be in compliance with the Trust’s reporting obligations under Section 16, Section 13(d) and Section 13(g) of the Exchange Act with respect to the securities of Owens Corning, and the Trust will provide Lehman with a copy of any report filed thereunder in respect of this Transaction promptly upon filing thereof; provided, however, that failure to make such filings on a timely basis will not trigger a breach of this representation as long as such failures are promptly cured (but in no event more than five Scheduled Trading Days after such reports are required to be filed).

(iv)	Legal Counsel

(a) a) Owens Corning has been represented and advised by Sidley Austin LLP in connection with the review, negotiation and execution of this Confirmation.

(b) b) The beneficiaries of the Trust have been represented and advised by Kaye Scholer LLP and Caplin & Drysdale, Chartered in connection with the review, negotiation and execution of this Confirmation.

(v)	Eligible Contract Participant

Counterparty is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”)) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A) it has total assets in excess of $10,000,000;

(B) its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C) it has a net worth in excess of $1,000,000 and has entered into this Confirmation in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

(vi)	Investment Company

Counterparty is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “ICA”), or Counterparty has properly registered as an “investment company” under the ICA and, if so registered, its entry into this Confirmation does not violate the ICA.

(vii)	Trust Instrument

The Asbestos Personal Injury Trust Agreement is governed by, and the Trust has been duly created and is validly existing and being administered under, the laws of the State of Delaware. The copy of the Asbestos Personal Injury Trust Agreement (including any amendment, supplement, form of trustee revocation or appointment or any other similar document relating thereto) provided by the Trust to Lehman is a true, complete and correct copy of the Asbestos Personal Injury Trust Agreement.

(viii) Representations in Agreement

For the avoidance of doubt, and without limiting any representations contained in Section 3(a)(iii) and Section 3(a)(iv) of the Agreement, Counterparty represents that the execution, delivery and performance of the Agreement and any other documentation relating to the Agreement to which it is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, lockup agreement, registration rights agreement or co-sale agreement binding on Counterparty or affecting Counterparty or any of its assets.

For purposes of the representations by Owens Corning on the Trade Date, Section 3(a)(ii), Section 3(a)(iv), Section 3(a)(v) and Section 3(c) of the Agreement are hereby amended by inserting the words “, subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization” prior to the semicolon or period at the end of each such clause.

Section 3(a)(iv) of the Agreement is hereby amended by inserting the words “, except such filings as may be required under the HSR Act” immediately following the words “have been complied with”.

(ix) LBI as Agent

Each party agrees and acknowledges that (i) Lehman Brothers Inc., an affiliate of Lehman (“LBI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) LBI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

(x) Waiver of Jury Trial

Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction or the Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction by, among other things, the mutual waivers and certifications herein.

(xi) Notice of Regulatory Treatment

Counterparty represents and warrants that it has received and read and understands the Notice of Regulatory Treatment.

(e) Tax Representations of Lehman. Lehman hereby represents and warrants to, and agrees with, Counterparty on the date hereof and on any Exercise Date that it is a “domestic corporation” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and shall deliver, at each time of settlement of the Put or Call and at any time thereafter reasonably requested by Counterparty, an Internal Revenue Service Form W-9 and such other forms as may be so requested by Counterparty.

(f) Owens Corning Defaults. In addition to any remedies afforded Lehman in connection with the Transaction, Owens Corning agrees to indemnify and hold harmless Lehman and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several (collectively, “Damages”), to which an Indemnified Person may become subject arising out of any breach of any covenant or representation or warranty made by Owens Corning in the Agreement or this Confirmation or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, that Owens Corning shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Owens Corning any amounts previously expended by Owens Corning hereunder).

Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant, agreement, obligation or representation or warranty of or by Owens Corning or the failure of Owens Corning to make any delivery required hereby shall not give rise to a right of Lehman to terminate the Transaction or any liability to the Trust or entitle any person or entity to any damages, payments or performance from the Trust.

Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant or representation or warranty by the Trust or the failure of the Trust to make any delivery required hereby shall not give rise to any liability to Owens Corning or entitle any person or entity to any damages or payments from Owens Corning.

(g) Delivery of Unregistered Shares. Notwithstanding Section 9.11 of the Equity Definitions, the parties hereto acknowledge and agree that the Shares to be delivered by the Trust upon exercise of the Put or Call will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified under any applicable state or foreign securities laws. Lehman represents, warrants and agrees on the date hereof, on the Assignment Effective Date and on each date on which the Put or Call is exercised that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and that it will transfer the Shares delivered by the Trust upon exercise of the Put or Call only pursuant to a registration statement under the Securities Act or in a transaction exempt from registration under the Securities Act.

(h) Corporate Restructuring Contemplated in Plan of Reorganization. The Existing Plan contemplates that, on the Effective Date, Owens Corning intends to effect a restructuring plan which would organize Owens Corning and its subsidiaries along Owens Corning’s major business lines. This restructuring plan may result in the creation of a new Delaware company to serve as the parent corporation and holding company for Owens Corning and its subsidiaries (“Holdco”). To the extent that such plan to create the Holdco structure is effected with the approval of the Bankruptcy Court, Owens Corning and Lehman shall make appropriate modifications to this Confirmation to reflect the Holdco structure, subject to the prior written consent (such consent not to be unreasonably withheld) of the Future Claimants Representative (as defined in the Plan of Reorganization)(the “FCR”) and Caplin & Drysdale, Chartered (“C&D”), as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims.

(i) Remuneration Received by Lehman Brothers Holdings Inc. Lehman Brothers Inc. shall furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by Lehman Brothers Inc. in connection with the Transaction evidenced hereby.

(j) Consent Required for Amendments Prior to Assignment Effective Date. No amendments, modifications, alterations or waivers (except as provided in clause (h) above) shall be made hereto prior to the Assignment Effective Date without the prior written consent of the FCR and C&D.

(k) Third Party Beneficiaries. Until the Assignment Effective Date, the FCR and C&D are intended third party beneficiaries of the Agreement and hereof and are entitled to enforce their rights and the rights of the Trust thereunder and hereunder as if they were parties thereto and hereto.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it by mail or facsimile transmission to the fax number indicated above.

Very truly yours,

Lehman Brothers OTC Derivatives, Inc.

By:	/s/ Anatoly Kozlov
Name:	Anatoly Kozlov
Title:	Authorized Signatory

Confirmed as of the date first above written:

OWENS CORNING

By:	/s/ Michael Thaman
Name:
Title:

Confirmed as of the Assignment Effective Date:

ASBESTOS PERSONAL INJURY TRUST

By:
Name:
Title:

EXHIBIT A

GUARANTEE OF LEHMAN BROTHERS HOLDINGS INC.

LEHMAN BROTHERS OTC DERIVATIVES INC. (“Party A”) and OWENS CORNING (“Party B”) have entered into a transaction (the “Transaction”) under the Confirmation dated July 7, 2006 (the “Confirmation”) and the ISDA Master Agreement incorporated therein by reference, as amended from time to time (collectively referred to as the “Agreement”). This Guarantee is a Credit Support Document as contemplated in the Agreement. Guarantor agrees that Owens Corning shall assign its rights under the Agreement to the Asbestos Personal Injury Trust (as defined in Owens Corning’s Plan of Reorganization), except to the extent provided in the Agreement, and, accordingly, the Asbestos Personal Injury Trust shall on and after the Assignment Effective Date (as defined in the Agreement) be Party B hereunder and entitled to all of the rights and benefits of Party B hereunder. For value received, and in consideration of the financial accommodation accorded to Party A by Party B under the Agreement, LEHMAN BROTHERS HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (“Guarantor”), hereby agrees to the following:

(a) Guarantor hereby irrevocably and unconditionally guarantees to Party B, its successors and assigns the due and punctual and complete payment of all amounts payable by Party A in connection with the Transaction when and as Party A’s obligations thereunder shall become due and payable in accordance with the terms of the Agreement (whether at maturity, by acceleration or otherwise). Guarantor hereby agrees, upon written demand by Party B, to pay or cause to be paid any such amounts punctually when and as the same shall become due and payable.

(b) Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment and not of collection.

(c) Guarantor hereby agrees that its obligations under this Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of the Agreement against Party A (other than as a result of the unenforceability thereof against Party B), the absence of any action to enforce Party A’s obligations under the Agreement, any waiver or consent by Party B with respect to any provisions thereof, the entry by Party A and Party B into any amendments to the Agreement, additional transactions under the Agreement or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (excluding the defense of payment or statute of limitations, neither of which is waived). The Guarantor acknowledges that Party A and Party B may from time to time enter into one or more transactions pursuant to the Agreement and agrees that the obligations of the Guarantor under this Guarantee will upon the execution of any such transactions by Party A and Party B extend to all such transactions without the taking of further action by the Guarantor.

(d) This Guarantee shall remain in full force and effect until all the obligations of Party A under the Agreement have been fully and completely satisfied.

(e) Guarantor further agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligation or interest thereon is rescinded or must otherwise be restored by Party B.

(f) Guarantor hereby waives (i) promptness, diligence, acceptance, presentment, demand of payment, protest, order and, except as set forth in paragraph (a) hereof, notice of any kind in connection with the Agreement and this Guarantee, or (ii) any requirement that Party B exhaust any right to take any action against Party A or any other person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee.

(g) The Guarantor agrees that Party B, may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew any of the obligations of Party A under the Agreement, and may also make any agreement with Party A or with any other party to or person liable on any such obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Party A and Party B or any such other party or person, without in any way impairing or affecting this Guarantee. The Guarantor agrees that Party B may resort to the Guarantor for payment or performance of any of the obligations of Party A under the Agreement, whether or not Party B shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the obligations of Party A under the Agreement.

(h) The Guarantor will not exercise any rights which it may acquire by way of subrogation until all obligations of Party A under the Agreement to Party B shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be held for the benefit of Party B and shall forthwith be paid to Party B to be credited and applied to the obligations of Party A under the Agreement, whether matured or unmatured. Subject to the foregoing, upon payment and performance of all obligations of Party A under the Agreement in full, the Guarantor shall be subrogated to the rights of Party B against Party A and Party B agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.

(i) No failure on the part of Party B to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Party B of any right, remedy or power hereunder preclude any other future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Party B or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Party B from time to time or at any time.

(j)

(i) The Guarantor is a corporation duly existing under the laws of the State of Delaware.

(ii) The execution, delivery and performance of this Guarantee have been duly authorized by all necessary corporate action and, to the knowledge of the Guarantor, do not conflict with any provision of any federal law or regulation in the United States or Delaware General Corporation Law or of the Guarantor’s charter or by-laws or of any agreement binding upon it.

(iii) No consent, licenses, approvals and authorizations of and registrations with or declarations to any governmental authority under any federal law in the United States or Delaware General Corporation Law are required in connection with the execution, delivery and performance of this Guarantee.

(iv) This Guarantee constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(k) This Guarantee shall remain full force and effect and be binding upon the Guarantor and its successors and permitted assigns, and inure to the benefit of Party B and its successors and permitted assigns, until all of the obligations owing under the Agreement by Party A have been satisfied in full. Guarantor may not assign this Guarantee or delegate any of its obligations hereunder.

(l) All notices in connection with this Guarantee shall be deemed effective, if in writing and delivered in person or by courier, on the date delivered to the following address (or such other address which the Guarantor shall notify Party B of in writing):

LEHMAN BROTHERS HOLDINGS INC.

745 7th Avenue, 16th Floor

New York, NY 10019

Attention: Daniel B. Kamensky, Vice President, High Yield Distressed Trading

(m) With respect to any suit, action or proceedings relating to this Guarantee (“Proceedings”), the Guarantor irrevocably:

(i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York, New York, and

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

(n) This Guarantee cannot be amended, waived or terminated without the prior written consent of Party B and prior to the effective date of the Owens Corning’s Plan of Reorganization, without the prior written consent of the Future Claimants’ Representative (as defined in Owen Corning’s Plan of Reorganization) and Caplin & Drysdale, Chartered, as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims (as defined in Owen Corning’s Plan of Reorganization).

(o) This Guarantee shall be governed by and construed in accordance with the laws of the State of New York. All capitalized terms not defined in this Guarantee, but defined in the Agreement, shall have the meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed by its duly authorized officer as of the date of the Agreement.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:
Date:

EXHIBIT B

FORM OF LEGAL OPINION FOR ISSUER

1. Owens Corning is duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

2. Subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, Owens Corning has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby. This Confirmation has been duly authorized and validly executed and delivered by Owens Corning and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, will constitute a valid and legally binding obligation of Owens Corning enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3. The execution and delivery by Owens Corning of, and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, the performance by Owens Corning of its obligations under, this Confirmation and the consummation of the transactions herein contemplated, do not conflict with or violate (x) any provision of the certificate of incorporation or by-laws of Owens Corning, (y) any order or judgment of any court or governmental agency or body having jurisdiction over Owens Corning or any of Owens Corning’s assets or (z) any material contractual restriction binding on or affecting Owens Corning or any of its assets.

4. Upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, all governmental and other consents that are required to have been obtained by Owens Corning with respect to performance, execution and delivery of this Confirmation will have been obtained and will be in full force and effect and all conditions of any such consents will have been complied with, other than such consents which, if not obtained, will not individually or in the aggregate have a material adverse effect on Owens Corning or on the ability of Owens Corning to complete the transactions contemplated by this Confirmation.

EXHIBIT C

FORM OF LEGAL OPINION FOR TRUST

1. The Trust is duly organized and validly existing as a Delaware statutory trust in good standing under the laws of Delaware.

2. The Trust has all trust power to enter into this Confirmation and to consummate the transactions contemplated hereby and to deliver the Shares in accordance with the terms hereof. This Confirmation has been duly authorized and validly executed and delivered by the Trust and constitutes a valid and legally binding obligation of the Trust enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SCHEDULE 1

LIST OF PERMISSIBLE LEHMAN TRANSFEREES/ASSIGNEES

1.	Bank of America, N.A.

2.	Bear Stearns International Limited; provided, however, that such entity is a permissible transferee only if its obligations are guaranteed, prior to any transfer or assignment, by The Bear Stearns Companies Inc. in a form acceptable to the Trust.

3.	Deutsche Bank AG

4.	JPMorgan Chase Bank, N.A.

GUARANTEE OF LEHMAN BROTHERS HOLDINGS INC.

LEHMAN BROTHERS OTC DERIVATIVES INC. (“Party A”) and OWENS CORNING (“Party B”) have entered into a transaction (the “Transaction”) under the Confirmation dated July 7, 2006 (the “Confirmation”) and the ISDA Master Agreement incorporated therein by reference, as amended from time to time (collectively referred to as the “Agreement”). This Guarantee is a Credit Support Document as contemplated in the Agreement. Guarantor agrees that Owens Corning shall assign its rights under the Agreement to the Asbestos Personal Injury Trust (as defined in Owens Corning’s Plan of Reorganization), except to the extent provided in the Agreement, and, accordingly, the Asbestos Personal Injury Trust shall on and after the Assignment Effective Date (as defined in the Agreement) be Party B hereunder and entitled to all of the rights and benefits of Party B hereunder. For value received, and in consideration of the financial accommodation accorded to Party A by Party B under the Agreement, LEHMAN BROTHERS HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (“Guarantor”), hereby agrees to the following:

(a) Guarantor hereby irrevocably and unconditionally guarantees to Party B, its successors and assigns the due and punctual and complete payment of all amounts payable by Party A in connection with the Transaction when and as Party A’s obligations thereunder shall become due and payable in accordance with the terms of the Agreement (whether at maturity, by acceleration or otherwise). Guarantor hereby agrees, upon written demand by Party B, to pay or cause to be paid any such amounts punctually when and as the same shall become due and payable.

(b) Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment and not of collection.

(c) Guarantor hereby agrees that its obligations under this Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of the Agreement against Party A (other than as a result of the unenforceability thereof against Party B), the absence of any action to enforce Party A’s obligations under the Agreement, any waiver or consent by Party B with respect to any provisions thereof, the entry by Party A and Party B into any amendments to the Agreement, additional transactions under the Agreement or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (excluding the defense of payment or statute of limitations, neither of which is waived). The Guarantor acknowledges that Party A and Party B may from time to time enter into one or more transactions pursuant to the Agreement and agrees that the obligations of the Guarantor under this Guarantee will upon the execution of any such transactions by Party A and Party B extend to all such transactions without the taking of further action by the Guarantor.

(d) This Guarantee shall remain in full force and effect until all the obligations of Party A under the Agreement have been fully and completely satisfied.

(e) Guarantor further agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligation or interest thereon is rescinded or must otherwise be restored by Party B.

(f) Guarantor hereby waives (i) promptness, diligence, acceptance, presentment, demand of payment, protest, order and, except as set forth in paragraph (a) hereof, notice of any kind in connection with the Agreement and this Guarantee, or (ii) any requirement that Party B exhaust any right to take any action against Party A or any other person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee.

(g) The Guarantor agrees that Party B, may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew any of the obligations of Party A under the Agreement, and may also make any agreement with Party A or with any other party to or person liable on any such obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Party A and Party B or any such other party or person, without in any way impairing or affecting this Guarantee. The Guarantor agrees that Party B may resort to the Guarantor for payment or performance of any of the obligations of Party A under the Agreement, whether or not Party B shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the obligations of Party A under the Agreement.

(h) The Guarantor will not exercise any rights which it may acquire by way of subrogation until all obligations of Party A under the Agreement to Party B shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the preceding sentence, such amount shall be held for the benefit of Party B and shall forthwith be paid to Party B to be credited and applied to the obligations of Party A under the Agreement, whether matured or unmatured. Subject to the foregoing, upon payment and performance of all obligations of Party A under the Agreement in full, the Guarantor shall be subrogated to the rights of Party B against Party A and Party B agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.

(i) No failure on the part of Party B to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Party B of any right, remedy or power hereunder preclude any other future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Party B or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Party B from time to time or at any time.

(j)

(i) The Guarantor is a corporation duly existing under the laws of the State of Delaware.

(ii) The execution, delivery and performance of this Guarantee have been duly authorized by all necessary corporate action and, to the knowledge of the Guarantor, do not conflict with any provision of any federal law or regulation in the United States or Delaware General Corporation Law or of the Guarantor’s charter or by-laws or of any agreement binding upon it.

(iii) No consent, licenses, approvals and authorizations of and registrations with or declarations to any governmental authority under any federal law in the United States or Delaware General Corporation Law are required in connection with the execution, delivery and performance of this Guarantee.

(iv) This Guarantee constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(k) This Guarantee shall remain full force and effect and be binding upon the Guarantor and its successors and permitted assigns, and inure to the benefit of Party B and its successors and permitted assigns, until all of the obligations owing under the Agreement by Party A have been satisfied in full. Guarantor may not assign this Guarantee or delegate any of its obligations hereunder.

(l) All notices in connection with this Guarantee shall be deemed effective, if in writing and delivered in person or by courier, on the date delivered to the following address (or such other address which the Guarantor shall notify Party B of in writing):

LEHMAN BROTHERS HOLDINGS INC.

745 7th Avenue, 16th Floor

New York, NY 10019

Attention: Daniel B. Kamensky, Vice President, High Yield Distressed Trading

(m) With respect to any suit, action or proceedings relating to this Guarantee (“Proceedings”), the Guarantor irrevocably:

(i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York, New York, and

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

(n) This Guarantee cannot be amended, waived or terminated without the prior written consent of Party B and prior to the effective date of the Owens Corning’s Plan of Reorganization, without the prior written consent of the Future Claimants’ Representative (as defined in Owen Corning’s Plan of Reorganization) and Caplin & Drysdale, Chartered, as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims (as defined in Owen Corning’s Plan of Reorganization).

(o) This Guarantee shall be governed by and construed in accordance with the laws of the State of New York. All capitalized terms not defined in this Guarantee, but defined in the Agreement, shall have the meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed by its duly authorized officer as of the date of the Agreement.

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Jason Killerlane
Jason Killerlane, Vice President

July 7, 2006

To:	Owens Corning
One Owens Corning Parkway
Toledo, Ohio 43659
Attn: Michael Thaman; Stephen Krull

From:	Bank of America, N.A.
c/o Banc of America Securities LLC
9 West 57th Street, 40th floor
New York, NY 10019
Telephone: (212) 583-8373
Facsimile: (212) 230-8610

Re:	Share Option Transaction

Reference: NY-

This confirmation (this “Confirmation”), dated July 7, 2006, is intended to confirm the terms and conditions of the Transaction (the “Transaction”) entered into between Bank of America, N.A. (“BofA”) and Owens Corning, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable (“Owens Corning”)), subject to the approval of the Bankruptcy Court (as defined below) and BofA on the Trade Date specified below. BofA and Owens Corning agree that upon the date on which the Document Delivery Condition (as defined below) is fulfilled (the “Assignment Effective Date”), Owens Corning’s rights and obligations hereunder shall be automatically assigned to and assumed by the Trust (as defined below); provided, that the Trust shall not make, assume or be obligated or liable for any of the representations, warranties, agreements or covenants of or by Owens Corning herein, in the Agreement or the Equity Definitions, and, following the Assignment Effective Date, Owens Corning shall remain bound hereby, by the Agreement and by the Equity Definitions to comply with and fulfill and make all such representations, warranties, agreements and covenants and be the only entity liable or responsible for breaches thereof. Each reference in this Confirmation or the Agreement to “Counterparty” shall mean, (i) prior to the Assignment Effective Date, Owens Corning and (ii) on and after the Assignment Effective Date, the Asbestos Personal Injury Trust (as defined in the Plan of Reorganization) (the “Trust”). As used herein, “Existing Plan” shall mean the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession, in the form filed on June 5, 2006 in the bankruptcy case of In re Owens Corning, et al, Case No. 00-03837 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and “Plan of Reorganization” shall mean the Existing Plan with only those revisions, modifications and amendments to the Existing Plan that Owens Corning and the Plan Proponents (as defined in the Plan of Reorganization) deem necessary or appropriate and that shall not (i) alter the capitalization of Owens Corning contemplated by the Existing Plan, (ii) materially adversely affect the obligations or rights of BofA hereunder or (iii) cause any representation or warranty of Counterparty contained herein to be incorrect.

This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below and supersedes all or any prior written or oral agreements in relation to the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the terms of any of the documents in the following list, the terms of each document in such list shall prevail over all documents which follow such document in such list: this Confirmation, the Equity Definitions and the Agreement.

1.	This Confirmation evidences a complete binding agreement between Counterparty (subject to the approval of the Bankruptcy Court) and BofA as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if BofA and Counterparty had executed an agreement on the date hereof (such agreement, the “Agreement”) in such form but without any Schedule thereto, except for (i) the election of (a) US Dollars as the Termination Currency, (b) the laws of the State of New York (without reference to choice of law doctrine) as the Governing Law and (c) “Second Method” and “Loss” for purposes of Section 6(e) of the Agreement and (ii) the other modifications described below.

2.	This Transaction is comprised of two Share Option Transactions, the Put and the Call. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms relating solely to the Put:

Option Type:	Put

Seller:	BofA

Buyer:	Counterparty

Number of Options:	1,740,741; provided that such Number of Options shall be reduced by the number of any Options exercised under the Call as of the time(s) of such exercise(s) under the Call.

Strike Price:	USD 25.00

General Terms relating solely to the Call:

Option Type:	Call

Seller:	Counterparty

Buyer:	BofA

Number of Options:	1,740,741; provided that such Number of Options shall be reduced by the number of any Options exercised under the Put as of the time(s) of such exercise(s) under the Put.

Strike Price:	USD 37.50

General Terms relating to each of the Put and the Call:

Trade Date:	July 7, 2006

Option Style:	American

Shares:	The common shares of Owens Corning to be issued on the Effective Date. As used herein, “Effective Date” shall be as defined in the Plan of Reorganization.

Issuer:	Owens Corning

Option Entitlement:	One Share per Option

Premium:	Not Applicable

Premium Payment Date:	Not Applicable

Exchange:	The exchange or quotation system on which the Shares are publicly quoted, traded or listed on the Effective Date.

Related Exchange(s):	All Exchanges

Procedures	for Exercise:

Commencement Date:	The Scheduled Trading Day immediately following the date, if any, on which all the Conditions Precedent (as defined below) are fulfilled; provided that the Commencement Date shall not occur prior to January 1, 2007 or later than the Scheduled Trading Day following the Outside Commencement Date.

Outside Commencement Date:	January 8, 2007; provided that if the FAIR Act (as defined in the Plan of Reorganization) has been enacted into law on or prior to the Trigger Date (as defined in Section 3(ii) hereof), but has been challenged in a court of competent jurisdiction on or prior to March 31, 2007, the Outside Commencement Date shall be March 27, 2010.

Expiration Time:	At the Scheduled Closing Time on the relevant Exercise Date

Expiration Date:	Means:

with respect to the Put, the date which is three months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day; and

with respect to the Call, the date which is twelve months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day.

Multiple Exercise:	Applicable

Minimum Number of Options:	10,000

Maximum Number of Options:	All the Options remaining unexercised

Integral Multiple:	10,000

Automatic Exercise:	Applicable

In-the-Money:	Means, (i) in respect of a Call, that the Reference Price is greater than the Strike Price of the Call; and (ii) in respect of a Put, that the Reference Price is less than the Strike Price of the Put.

BofA’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	c/o Banc of America Securities LLC 9 West 57th Street, 40th floor New York, NY 10019 Telephone: (212) 583-8373 Facsimile: (212) 230-8610

Counterparty’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:

With respect to Owens Corning,

Michael Thaman

Stephen Krull

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Telephone: (419) 248-8000

Facsimile: (419) 248-8445

Email: mike.thaman@owenscorning.com;

            stephen.k.krull@owenscorning.com

With respect to the Trust, the Telephone Number and/or Facsimile Number and Contact Details shall be provided by the Trust to BofA in writing on the Assignment Effective Date.

Reference Price:	Notwithstanding Section 3.4(d) of the Equity Definitions, the Reference Price will be (i) if the Exchange is the New York Stock Exchange or the American Stock Exchange, the price per Share as of the Expiration Time on the Expiration Date as reported in the official real-time price dissemination mechanism for the relevant Exchange and (ii) if the Exchange is The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or one of their respective successors), the NASDAQ Official Closing Price (NOCP) on the Expiration Date as reported in the official price determination mechanism for such Exchange.

Settlement Terms:

Physical Settlement:	Applicable

Settlement Currency:	US Dollars

Settlement Method Election:	Not Applicable

Adjustments Applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment; provided that none of the transactions that are expressly provided for in the Plan of Reorganization to effectuate the Plan of Reorganization shall trigger an Adjustment.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors)”.

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	To the extent that the Put or Call remains unexercised as of the Merger Date in respect of a Merger Event, the Transaction will be terminated as of such time and, notwithstanding anything to the contrary contained in this Confirmation, the Agreement or the Equity Definitions, neither Counterparty nor BofA shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date.

Share-for-Combined:

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, if a Merger Event occurs for which the Other Consideration received by the shareholders of the Issuer includes any Excluded Consideration (as defined below), to the extent that the Put or Call remains unexercised at the closing of a Merger Event, the Transaction will be terminated as of such time and neither Counterparty nor BofA shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date. “Excluded Consideration” shall mean anything other than US Dollars, New Shares or Public Securities Consideration (as defined below).

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, subject to the immediately succeeding paragraph, if a Merger Event occurs, for which the consideration received by shareholders of the Issuer includes only (a) cash and/or Public Securities Consideration (as defined below) and (b) New Shares, then (i) the Strike Price for the Put and the Call shall, effective on the Merger Date in respect of such Merger Event, be reduced by the sum of the amount of any cash and the market price of any Public Securities Consideration, as determined by the Calculation Agent, received by Counterparty in such Merger Event in respect of one Share; provided, however, that the Strike Price shall never be reduced to less than zero, and (ii) the consequences set forth above opposite Share-for-Share shall apply to that portion of the consideration that consists of New Shares as determined by the Calculation Agent. “Public Securities Consideration” shall mean any securities (other than New Shares) quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market or any other publicly traded security for which a quotation is available on TRACE or another similar pricing service, as determined by the Calculation Agent.

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, for purposes of the Put, in the event that shareholders of the Issuer are entitled to make an election with respect to the type of consideration to be received in a Share-for-Combined Merger Event of the type described in the two immediately preceding paragraphs, the consideration for each Share shall be deemed to be the per Share consideration received with respect to a plurality of the Shares in the Merger Event. In such event, Owens Corning shall provide BofA with prompt notice of such consideration for the Shares. For purposes of the Call, the consideration for the Shares in a Share-for-Combined Merger Event shall be deemed to be the actual consideration received by Counterparty.

Tender Offer:	Not Applicable

Composition of Combined Consideration:	Not Applicable and, notwithstanding anything to the contrary contained herein, in the Agreement or in the Equity Definitions, Section 12.5(b) of the Equity Definitions shall be inapplicable.

Nationalization, Insolvency or Delisting:	Upon a Nationalization, Insolvency or Delisting Event, the Transaction shall continue as if any such event had not occurred.

Cross Default:	The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to BofA and the Trust; “Threshold Amount” shall mean (i) in respect of BofA, an amount equal to three percent of shareholders’ equity of Bank of America Corporation, determined in accordance with generally accepted accounting principles in the United States of America and (ii) in respect of the Trust, an amount equal to three percent of the excess of the Trust’s assets over its indebtedness for borrowed money, determined in accordance with generally accepted accounting principles in the United States of America; ”Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.

Credit Event Upon Merger:	Applicable to BofA; provided, however, that if the resulting, surviving or transferee entity has long term, unsecured and unsubordinated indebtedness or deposits which is or are publicly rated (such rating, a “Credit Rating”) by Moody’s Investor Services, Inc. or any successor thereto (“Moody’s”), Standard and Poors Ratings Group or any successor thereto (“S&P”) or any other internationally recognized rating agency (“Other Rating Agency”), then the words “materially weaker” in line 6 of Section 5(b)(iv) of the Agreement shall mean that the Credit Rating (as defined below) of such party (or, if applicable, the Credit Support Provider of such party) shall be rated lower than Baa3 by Moody’s or lower than BBB- by S&P or, in the event that there is no Credit Rating by either Moody’s or S&P applicable to such party (or, if applicable, the Credit Support Provider of such party) but such party’s long-term indebtedness or deposits is or are rated by any Other Rating Agency, lower than a rating equivalent to the foregoing by such Other Rating Agency.

Additional Disruption Events:	No Additional Disruption Events shall apply to the Transaction or this Confirmation except a Change in Law. If a Change in Law occurs and either party elects to terminate the Transaction pursuant to Section 12.9(b)(i) of the Equity Definitions, then such termination shall apply to this Transaction in its entirety and may not apply solely to the Put or solely to the Call.

Insolvency Filing:	Not Applicable

Change in Law:	The definition of “Change in Law” in Section 12.9(a)(ii) of the Equity Definitions shall be amended to delete “(X)” in the sixth line thereof and to delete “, or (Y) it will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)”.

Determining Party:	BofA

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.	CONDITIONS PRECEDENT

Each of the following shall be a condition precedent (the “Conditions Precedent”) to the effectiveness of this Transaction:

(i)	The Effective Date shall have occurred;

(ii)	The FAIR Act shall not have been enacted and become law on or before the date that is ten (10) days after the conclusion of the 109th United States Congress (the “Trigger Date”); or if the FAIR Act has been enacted and become law prior to the Trigger Date, but has been challenged in a court of competent jurisdiction on or before March 31, 2007, such challenge ultimately succeeds pursuant to a non-appealable final order of such court resulting in the FAIR Act no longer being in effect;

(iii)	Owens Corning has delivered to the Trust the 28.2 million Reserved New OCD Shares (as defined in the Plan of Reorganization) on or prior to the Outside Commencement Date, and all such Shares shall have been validly issued, fully paid, non-assessable and free and clear of all taxes, liens pre-emptive rights, rights of first refusal, subscription and similar rights except that such Shares shall be subject to put and call agreements contemplated by the Plan of Reorganization, including this Confirmation;

(iv)	The Shares are publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors);

(v)	Owens Corning shall have sold 72.9 million Shares for aggregate cash proceeds of at least USD 2.187 billion; and

(vi)	The Trust has provided to BofA by no later than five Scheduled Trading Days following the Effective Date, (i) an executed counterpart of this Confirmation and (ii) an opinion of counsel to the effect of the matters set forth in Exhibit B hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to BofA (collectively, the “Document Delivery Condition”).

If (i) this Confirmation has not been approved by the Bankruptcy Court on or prior to the entry of the Confirmation Order (as defined in the Plan of Reorganization) in respect of the Plan of Reorganization; (ii) the FAIR Act has been enacted and becomes law prior to the Trigger Date, but has not been challenged in a court of competent jurisdiction on or before March 31, 2007 or (iii) any of the above Conditions Precedent are not fulfilled prior to the Outside Commencement Date, then this Transaction shall terminate for no value and neither party shall have any rights or obligations hereunder.

4.	DIVIDEND ADJUSTMENTS

If at any time during the period from and excluding the Effective Date, to and including the Expiration Date, an ex-dividend date for which a cash dividend relates (regardless of when paid by the Issuer to holders of the Shares) occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is greater than the Regular Dividend (as defined below) on a per Share basis, then the Forward Dividend Adjustment Value of the difference between the per Share cash dividend corresponding to that Ex-Dividend Date and the Regular Dividend shall be subtracted from the Strike Price relating to the Put and the Strike Price relating to the Call, effective as of such Ex-Dividend Date. “Regular Dividend” shall mean USD 0.18 per Share per quarter.

For purposes hereof, “Forward Dividend Adjustment Value” with respect to a cash dividend paid on the Shares shall be calculated from the Ex-Dividend Date through and including the Expiration Date of the Put and Call, as applicable, using an interest rate equal to the mid-market interpolated US dollar zero coupon swap rate with a maturity corresponding to the Expiration Date as determined by BofA.

5.	PARTIAL OR WHOLE SETTLEMENT DELAYS

Notwithstanding any other provisions hereof, BofA shall not be entitled to receive Shares or any other class of voting securities of the Issuer (whether in connection with the purchase of Shares on any Settlement Date or otherwise) (i) to the extent (but only to the extent) that, after such receipt, BofA would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall not have expired or been terminated with respect to the acquisition of Shares hereunder (the “HSR Condition”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that after such delivery (i) BofA would directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has not been satisfied, as the case may be. If any delivery owed to BofA hereunder is not made, in whole or in part, as a result of this provision, the Trust’s obligation to make such delivery shall not be extinguished and the Trust shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, BofA gives notice to the Trust that after such delivery (i) BofA would not directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has been satisfied, as the case may be. BofA shall pay the Strike Price to the Trust not later than the Settlement Date with respect to any Options exercised on the same basis as if the Trust made delivery of the Shares upon such exercise even if delivery of the Shares does not take place by such Settlement Date due to the applicability of this Section 5. In the event that the delivery of Shares cannot be made due to the HSR Condition not being satisfied, at the request of BofA, the Trust shall enter into a customary and reasonable escrow arrangement relating to the Shares compliant with the HSR Act and any other legal or regulatory requirements. BofA and Owens Corning (i) shall use reasonable best efforts to prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the acquisition of Shares hereunder and (ii) shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated hereunder; provided that no such actions shall be required if BofA determines that the acquisition of Shares hereunder would not be reasonably expected to require a filing under the HSR Act.

6.	TRANSFER OR ASSIGNMENT

Counterparty may not transfer any of its rights or obligations under this Transaction without the prior written consent of BofA, except for the assignment to the Trust described above. Notwithstanding anything to the contrary in the Agreement, BofA may transfer or assign its rights or obligations under this Transaction, in whole or in part, without the consent of Counterparty, to either (i) any of BofA’s affiliates, provided that the obligations of such affiliate hereunder and under the Agreement are wholly and unconditionally guaranteed, prior to any transfer or assignment, by BofA in a form reasonably acceptable to the Trust or (ii) notwithstanding clause (i), any of BofA’s affiliates or any party specified on Schedule 1 hereto with a Credit Rating (as defined herein) that is, at the time of the relevant transfer or assignment, (a) A+ or higher by S&P or (b) Aa3 or higher by Moody’s; provided, that any such transferee or assignee shall be subject to the requirements (i) to make the representation set forth in Section 7(e) hereof and (ii) to deliver any Tax forms reasonably requested by Counterparty; provided, also, that if such transferee or assignee is a Broker (as defined in 3(a)(4) of the Exchange Act) or a Dealer (as defined in 3(a)(5) of the Exchange Act), BofA may only transfer or assign rights or obligations under this Transaction to such transferee or assignee with the prior written consent of Counterparty and, prior to the Assignment Effective Date, the FCR and C&D (as defined below), such consent not to be unreasonably withheld. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, BofA may designate any of its affiliates (the “Designee”) to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform BofA’s obligations in respect of this Transaction, and Designee may assume such obligations. If the Designee shall have performed the obligations of BofA hereunder, then BofA shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

For purposes of the foregoing, the “Credit Rating” of a party means the rating of a party assigned by either S&P or Moody’s to such party’s long term, unsecured and unsubordinated indebtedness or deposits.

7.	ADDITIONAL TERMS

(a) Additional Termination Events: It shall constitute an Additional Termination Event where this Transaction is the sole Affected Transaction and Counterparty shall be deemed to be the sole Affected Party, if Counterparty shall have been dissolved, wound-up, liquidated or terminated or, from and after the Assignment Effective Date, in the case of the Trust, the Trust does not have any duly appointed trustees to control the exercise of the powers, authorities and discretions of the Trust.

(b) Calculation Agent: BofA.

(c) Delivery of Documents: Counterparty agrees that:

(i)	Counterparty shall deliver to BofA, promptly following a request by BofA or an affiliate of BofA, all documents it may reasonably request relating to the existence of Counterparty and the authority of Counterparty with respect to the Agreement and this Confirmation, all in form and substance reasonably satisfactory to BofA;

(ii)	Owens Corning shall, on or prior to the seventh day after the Trade Date, deliver to BofA an opinion or opinions of counsel to the effect of the matters set forth in of Exhibit A hereto, provided that any such opinion may be subject to customary exceptions reasonably acceptable to BofA;

(iii)	The Trust shall, on or prior to the Assignment Effective Date, deliver to BofA an opinion of counsel to the effect of the matters set forth in Exhibit B hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to BofA; and

(iv)	From and after the Assignment Effective Date, the Trust shall promptly notify BofA of any change in the identity of any of the trustees of the Trust and shall deliver to BofA any amendment, supplement, revocation, modification or other similar document relating to the Asbestos Personal Injury Trust Agreement (as defined in the Plan of Reorganization), promptly following the execution of any such document.

(d) Representations in the Agreement; Additional Representations, Warranties and Agreements of Counterparty. Owens Corning hereby represents and warrants to BofA on, and agrees with BofA from and after, any Trade Date with respect to the Representations in the Agreement and clauses (i)(a) and (b), (ii), (iv)(a), (v), (vi), (viii) and (ix) below and the Assignment Effective Date with respect the Representations in the Agreement and clauses (i)(a) and (b) and (ii) below. The Trust hereby represents and warrants to BofA on, and agrees with BofA from and after, the Assignment Effective Date with respect to the Representations in the Agreement and clauses (i)(c), (iii), (iv)(b), (v), (vi), (vii), (viii) and (ix) below.

(i)	Material Nonpublic Information

(a) On the Assignment Effective Date, Owens Corning will not be aware of any material nonpublic information regarding the Issuer.

(b) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), if requested by BofA, Owens Corning will promptly confirm that it is not aware of any material nonpublic information regarding the Issuer or it shall promptly publicly disclose any such material nonpublic information.

(c) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), the Trust will not be aware of any material nonpublic information regarding the Issuer obtained from a source other than the Issuer.

(ii)	Corporate Policy

This Transaction will not violate any corporate policy of Owens Corning or other rules or regulations of Owens Corning applicable to Counterparty, including, but not limited to, Owens Corning’s window period policy.

(iii)	Reporting Obligations

The Trust is and will be in compliance with the Trust’s reporting obligations under Section 16, Section 13(d) and Section 13(g) of the Exchange Act with respect to the securities of Owens Corning, and the Trust will provide BofA with a copy of any report filed thereunder in respect of this Transaction promptly upon filing thereof; provided, however, that failure to make such filings on a timely basis will not trigger a breach of this representation as long as such failures are promptly cured (but in no event more than five Scheduled Trading Days after such reports are required to be filed).

(iv)	Legal Counsel

(a) Owens Corning has been represented and advised by Sidley Austin LLP in connection with the review, negotiation and execution of this Confirmation.

(b) The beneficiaries of the Trust have been represented and advised by Kaye Scholer LLP and Caplin & Drysdale, Chartered in connection with the review, negotiation and execution of this Confirmation.

(v)	Eligible Contract Participant

Counterparty is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”)) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A) it has total assets in excess of $10,000,000;

(B) its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C) it has a net worth in excess of $1,000,000 and has entered into this Confirmation in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

(vi)	Investment Company

Counterparty is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “ICA”), or Counterparty has properly registered as an “investment company” under the ICA and, if so registered, its entry into this Confirmation does not violate the ICA.

(vii)	Trust Instrument

The Asbestos Personal Injury Trust Agreement is governed by, and the Trust has been duly created and is validly existing and being administered under, the laws of the State of Delaware. The copy of the Asbestos Personal Injury Trust Agreement (including any amendment, supplement, form of trustee revocation or appointment or any other similar document relating thereto) provided by the Trust to BofA is a true, complete and correct copy of the Asbestos Personal Injury Trust Agreement.

(viii)	Representations in Agreement

For the avoidance of doubt, and without limiting any representations contained in Section 3(a)(iii) and Section 3(a)(iv) of the Agreement, Counterparty represents that the execution, delivery and performance of the Agreement and any other documentation relating to the Agreement to which it is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, lockup agreement, registration rights agreement or co-sale agreement binding on Counterparty or affecting Counterparty or any of its assets.

For purposes of the representations by Owens Corning on the Trade Date, Section 3(a)(ii), Section 3(a)(iv), Section 3(a)(v) and Section 3(c) of the Agreement are hereby amended by inserting the words “, subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization” prior to the semicolon or period at the end of each such clause.

Section 3(a)(iv) of the Agreement is hereby amended by inserting the words “, except such filings as may be required under the HSR Act” immediately following the words “have been complied with”.

(ix)	Waiver of Jury Trial

Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction or the Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction by, among other things, the mutual waivers and certifications herein.

(e) Tax Representations of BofA. BofA hereby represents and warrants to, and agrees with, Counterparty on the date hereof and on any Exercise Date that it is a “domestic corporation” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and shall deliver, at each time of settlement of the Put or Call and at any time thereafter reasonably requested by Counterparty, an Internal Revenue Service Form W-9 and such other forms as may be so requested by Counterparty.

(f) Owens Corning Defaults. In addition to any remedies afforded BofA in connection with the Transaction, Owens Corning agrees to indemnify and hold harmless BofA and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several (collectively, “Damages”), to which an Indemnified Person may become subject arising out of any breach of any covenant or representation or warranty made by Owens Corning in the Agreement or this Confirmation or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, that Owens Corning shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Owens Corning any amounts previously expended by Owens Corning hereunder).

Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant, agreement, obligation or representation or warranty of or by Owens Corning or the failure of Owens Corning to make any delivery required hereby shall not give rise to a right of BofA to terminate the Transaction or any liability to the Trust or entitle any person or entity to any damages, payments or performance from the Trust.

Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant or representation or warranty by the Trust or the failure of the Trust to make any delivery required hereby shall not give rise to any liability to Owens Corning or entitle any person or entity to any damages or payments from Owens Corning.

(g) Delivery of Unregistered Shares. Notwithstanding Section 9.11 of the Equity Definitions, the parties hereto acknowledge and agree that the Shares to be delivered by the Trust upon exercise of the Put or Call will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or registered or qualified under any applicable state or foreign securities laws. BofA represents, warrants and agrees on the date hereof, on the Assignment Effective Date and on each date on which the Put or Call is exercised that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and that it will transfer the Shares delivered by the Trust upon exercise of the Put or Call only pursuant to a registration statement under the Securities Act or in a transaction exempt from registration under the Securities Act.

(h) Corporate Restructuring Contemplated in Plan of Reorganization. The Existing Plan contemplates that, on the Effective Date, Owens Corning intends to effect a restructuring plan which would organize Owens Corning and its subsidiaries along Owens Corning’s major business lines. This restructuring plan may result in the creation of a new Delaware company to serve as the parent corporation and holding company for Owens Corning and its subsidiaries (“Holdco”). To the extent that such plan to create the Holdco structure is effected with the approval of the Bankruptcy Court, Owens Corning and BofA shall make appropriate modifications to this Confirmation to reflect the Holdco structure, subject to the prior written consent (such consent not to be unreasonably withheld) of the Future Claimants Representative (as defined in the Plan of Reorganization) (the “FCR”) and Caplin & Drysdale, Chartered (“C&D”), as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims.

(i) BofA Branch Office. Section 10(a) of the Agreement shall apply to BofA.

(j) Consent Required for Amendments Prior to Assignment Effective Date. No amendments, modifications, alterations or waivers (except as provided in clause (h) above) shall be made hereto prior to the Assignment Effective Date without the prior written consent of the FCR and C&D.

(k) Third Party Beneficiaries. Until the Assignment Effective Date, the FCR and C&D are intended third party beneficiaries of the Agreement and hereof and are entitled to enforce their rights and the rights of the Trust thereunder and hereunder as if they were parties thereto and hereto.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it by mail or facsimile transmission to the fax number indicated above.

Very truly yours,

Bank of America, N.A.

By:	/s/ Eric P. Hambleton
Authorized Signatory
Name:	Eric P. Hambleton
Title:	Authorized Signatory

Confirmed as of the date first above written:

Owens Corning

By:	/s/ Michael Thaman
Authorized Signatory
Name:
Title:

Confirmed as of the Assignment Effective Date:

Asbestos Personal Injury Trust

By:
Authorized Signatory
Name:
Title:

EXHIBIT A

FORM OF LEGAL OPINION FOR ISSUER

1. Owens Corning is duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

2. Subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, Owens Corning has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby. This Confirmation has been duly authorized and validly executed and delivered by Owens Corning and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, will constitute a valid and legally binding obligation of Owens Corning enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3. The execution and delivery by Owens Corning of, and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, the performance by Owens Corning of its obligations under, this Confirmation and the consummation of the transactions herein contemplated, do not conflict with or violate (x) any provision of the certificate of incorporation or by-laws of Owens Corning, (y) any order or judgment of any court or governmental agency or body having jurisdiction over Owens Corning or any of Owens Corning’s assets or (z) any material contractual restriction binding on or affecting Owens Corning or any of its assets.

4. Subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, all governmental and other consents that are required to have been obtained by Owens Corning with respect to performance, execution and delivery of this Confirmation will have been obtained and will be in full force and effect and all conditions of any such consents will have been complied with, other than such consents which, if not obtained, will not individually or in the aggregate have a material adverse effect on Owens Corning or on the ability of Owens Corning to complete the transactions contemplated by this Confirmation.

EXHIBIT B

FORM OF LEGAL OPINION FOR TRUST

1. The Trust is duly organized and validly existing as a Delaware statutory trust in good standing under the laws of Delaware.

2. The Trust has all trust power to enter into this Confirmation and to consummate the transactions contemplated hereby and to deliver the Shares in accordance with the terms hereof. This Confirmation has been duly authorized and validly executed and delivered by the Trust and constitutes a valid and legally binding obligation of the Trust enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SCHEDULE 1

LIST OF PERMISSIBLE BOFA TRANSFEREES/ASSIGNEES

1.	Bear Stearns International Limited; provided, however, that such entity is a permissible transferee only if its obligations are guaranteed, prior to any transfer or assignment, by The Bear Stearns Companies Inc. in a form acceptable to the Trust.

2.	Deutsche Bank AG

3.	JPMorgan Chase Bank, N.A.

4.	Lehman Brothers OTC Derivatives Inc.; provided, however, that such entity is a permissible transferee only if its obligations are guaranteed, prior to any transfer or assignment, by Lehman Brothers Holdings Inc. in a form acceptable to the Trust.

Exhibit K

[Intentionally Omitted]

Exhibit L1

Form of Class A11 Warrants

[1]	Exhibit L remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

MIPS Version

SERIES A WARRANT AGREEMENT

Dated as of •, 2006

between

OWENS CORNING

and

•

as Warrant Agent

SERIES A WARRANT AGREEMENT

i

ii

SERIES A WARRANT AGREEMENT (this “Warrant Agreement” or “Agreement”), dated as of •, 2006, between Owens Corning, a Delaware corporation (the “Company”), and • (the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, the Plan (as defined below) provides that Owens Corning, as a reorganized debtor, issue two series of warrants, the Class A11 Warrants (herein referred to as the “Series A Warrants”) and the Class A12-A Warrants (herein referred to as the “Series B Warrants”), for the purchase of shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), each to be governed by a separate warrant agreement; and

WHEREAS, the Plan provides that Owens Corning, as a reorganized debtor, will issue an aggregate of • Series A Warrants (the “Warrants”) entitling the holder or holders thereof to purchase an aggregate of • shares of Common Stock upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of the Warrants;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Affiliate” has the meaning ascribed to it in Rule 12b-2 under the Exchange Act.

(b) “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

(c) “Close of Business” on any given date means 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., New York City time, on the next succeeding Business Day.

(d) “Current Market Price”, as of any date, with respect to a share of Common Stock, shall be deemed to be the average of the closing prices for the ten consecutive trading days ending on the trading day immediately preceding such date on the principal national securities exchange or Nasdaq System on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or Nasdaq System, the average of the reported bid and asked prices during such ten trading day period in the over-the-counter market as reported by Nasdaq or any other over-the-counter quotation system selected by the Company or, if the shares of Common Stock are not then publicly traded, the Current Market Price shall be determined reasonably and in good faith by the Board of Directors of the Company.

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(e) “Effective Date” means •, 2006.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g) “Exercise Price” means the Initial Exercise Price as adjusted from time to time pursuant to Section 10 hereof.

(h) “FAIR Act Conditions” means each of the following conditions: (i) the FAIR Act (as defined in the Plan) has been enacted into law on or before the date that is ten (10) days after the conclusion of the 109th Congress, and (ii) either the FAIR Act has not been challenged in a court of competent jurisdiction on or before March 31, 2007, or, in the event that the FAIR Act has been challenged in a court of competent jurisdiction on or before March 31, 2007, then such challenge has been denied pursuant to a Final Order (as defined in the Plan).

(i) “Initial Distribution Date” has the meaning ascribed to it in the Plan.

(j) “Initial Exercise Price” means $43.00 per share of Common Stock.

(k) “Person” means an individual, corporation, association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

(l) “Plan” means the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-In-Possession (as Modified), as confirmed by the Bankruptcy Court in a Confirmation Order entered •, 2006.

(m) “Warrant Certificate” means a certificate in substantially the form attached as Exhibit I hereto representing such number of Warrants as is indicated on the face thereof.

SECTION 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Warrant Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Warrant Agents as it may, in its sole discretion, deem necessary or desirable.

SECTION 3. Form of Warrant Certificates. The Warrant Certificates (together with the form of election to purchase Common Stock, the form of election to convert into Common Stock and the form of assignment to be printed on the reverse thereof) shall be substantially in the form of Exhibit I hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement and the Plan or as may be required to comply with any law or with any rule or regulation made pursuant thereto, or to conform to usage.

SECTION 4. Countersignature and Registration. The Warrant Certificates shall be executed on behalf of the Company by its Chairman, its President or a Vice President, either manually or by facsimile signature. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any

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officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificate had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an officer.

The Warrant Agent will keep or cause to be kept books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the number of warrants evidenced on the face of each of such Warrant Certificate and the date of each of such Warrant Certificate.

SECTION 5. Transfer, Split Up, Combination And Exchange of Warrant Certificates; Mutilated, Destroyed, Lost Or Stolen Warrant Certificates. Subject to the provisions of Section 13 hereof and the last sentence of this first paragraph of Section 5 and subject to applicable law, rules or regulations, restrictions on transferability that may appear on Warrant Certificates in accordance with the terms hereof or any “stop transfer” instructions the Company may give to the Warrant Agent, at any time after the Close of Business on the date hereof, at or prior to the Close of Business on the Expiration Date (as such term is hereinafter defined), any Warrant Certificate or Warrant Certificates may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, entitling the registered holder to purchase a like number of shares of Common Stock as the Warrant Certificate or Warrant Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender the Warrant Certificate or Warrant Certificates to be transferred, split up, combined or exchanged at the principal office of the Warrant Agent. Thereupon the Warrant Agent shall, subject to the last sentence of this first paragraph of Section 5, countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrant Certificates, together with reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto.

Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security in customary form and amount, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor to the Warrant Agent for delivery to the registered holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated.

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SECTION 6. Exercise of Warrants; Exercise Price; Expiration Date.

(a) The Warrants shall be exercisable commencing upon their date of issuance. The Warrants shall cease to be exercisable and shall terminate and become void, and all rights thereunder and under this Agreement shall cease, at or prior to the Close of Business on the date (the “Expiration Date”) which is the seventh anniversary of the Effective Date. Subject to the foregoing and to Section 6(b) below, the registered holder of any Warrant Certificate may exercise the Warrants evidenced thereby in whole or in part upon surrender of the Warrant Certificate, with the form of election to purchase on the reverse thereof duly executed, to the Warrant Agent at the principal office of the Warrant Agent or to the office of one of its agents as may be designated by the Warrant Agent from time to time, together with payment of the Exercise Price, which may be made, at the option of the holder, (i) in cash in United States dollars or by certified or official bank check, (ii) by a Cashless Exercise (as defined below) or (iii) by any combination of (i) and (ii), to the principal office of the Warrant Agent where the Warrant Certificate is being surrendered. A “Cashless Exercise” shall mean an exercise of a Warrant in accordance with the immediately following two sentences. To effect a Cashless Exercise, the holder may exercise a Warrant or Warrants without payment of the Exercise Price in cash by surrendering such Warrant or Warrants (represented by one or more Warrant Certificates) and, in exchange therefor, receiving such number of shares of Common Stock equal to the product of (1) that number of shares of Common Stock for which such Warrants are exercisable and which would be issuable in the event of an exercise with payment in cash of the Exercise Price and (2) the Cashless Exercise Ratio (as defined below). The “Cashless Exercise Ratio” shall equal a fraction, the numerator of which is the excess of the Current Market Price (calculated as set forth in this agreement) per share of Common Stock on the date of exercise over the Exercise Price per share of Common Stock as of the date of exercise and the denominator of which is the Current Market Price per share of Common Stock on the date of exercise. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with a holder’s option to elect a Cashless Exercise, such holder must specify the number of Warrants for which such Warrant Certificate is to be exercised (without giving effect to such Cashless Exercise). All provisions of this Agreement shall be applicable with respect to a Cashless Exercise of a Warrant Certificate of less than the full number of Warrants represented thereby. No payment or adjustment shall be made on account of any distributions or dividends on the Common Stock issued upon exercise of a Warrant.

The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this section to calculate, the Cashless Exercise Ratio.

(b) Upon receipt of a Warrant Certificate at or prior to the Close of Business on the Expiration Date, with the form of election to purchase duly executed, accompanied by payment of the Exercise Price for the shares to be purchased (or election of the Cashless Exercise option) and an amount equal to any applicable tax or governmental charge referred to in Section 5 in cash, or by certified check or bank draft payable to the order of the Company, the Warrant Agent shall thereupon promptly (i) requisition from any transfer agent of the Common Stock certificates for the number of whole shares of Common Stock to be purchased, and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests and (ii) after receipt of such certificates, cause the same to be delivered to or upon the order of the registered holder of such Warrant Certificate, registered in such name or names as may be designated by

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such holder. Upon receipt by the Company of a Warrant Certificate at the principal office of the Warrant Agent, with the form of election to purchase duly executed, and payment of the applicable Exercise Price as required hereby, the holder of such Warrant Certificate shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the holder of such Warrant Certificate.

(c) In case the registered holder of any Warrant Certificate shall exercise fewer than all Warrants evidenced thereby, a new Warrant Certificate evidencing the number of Warrants equivalent to the number of Warrants remaining unexercised shall be issued by the Warrant Agent to the registered holder of such Warrant Certificate or to his duly authorized successors or assigns, subject to the provisions of Sections 5, 6(b) and 13 hereof.

SECTION 7. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, conversion, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in canceled form, or, if surrendered to the Warrant Agent, shall be canceled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Warrant Agreement. The Company shall deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise or conversion thereof. The Warrant Agent shall deliver all canceled Warrant Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

SECTION 8. Reservation And Availability of Shares of Common Stock.

(a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock or its authorized and issued shares of Common Stock held in its treasury, free from preemptive rights, liens, security interests or other interests thereon, the number of shares of Common Stock that will be sufficient to permit the exercise or conversion in full of all outstanding Warrants.

(b) The Company covenants and agrees that it will take all such actions as may be necessary to ensure that all shares of Common Stock delivered upon exercise or conversion of Warrants shall, at the time of delivery of the certificates for such shares (subject to payment of the Exercise Price as contemplated by Section 6), be duly authorized, validly issued, fully paid and nonassessable.

(c) The Company covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Warrant Certificates or certificates evidencing Common Stock upon exercise or conversion of the Warrants. The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for Common Stock in a name other than that of the registered holder of the Warrant

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Certificate evidencing Warrants surrendered for exercise or conversion or to issue or deliver any certificate for shares of Common Stock upon the exercise or conversion of any Warrants until any such tax or governmental charge shall have been paid (any such tax or governmental charge being payable by the holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or governmental charge is due.

SECTION 9. Common Stock Record Date. Each person in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record for the Common Stock represented thereby on, and such certificate shall be dated, the date upon which the Warrant Certificate evidencing such the Company Warrants was duly surrendered and payment of the Exercise Price (and any applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding day on which the Common Stock transfer books of the Company are open.

SECTION 10. Adjustment of Exercise Price, Number of Shares of Common Stock or Number of the Company Warrants. The Exercise Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in this Section 10.

(a) In the event the Company shall at any time after the date of this Agreement (i) declare a dividend on shares of Common Stock payable in shares of any class of capital stock of the Company, (ii) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, or (iv) issue any shares of capital stock in a reclassification of shares of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Warrant exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Warrant had been exercised immediately prior to such date and at a time when the Common Stock transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.

(b) In the event the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Common Stock (such rights, options or warrants not being available to holders of Warrants) entitling them (for a period expiring within 45 calendar days after such date of issue) to subscribe for or purchase Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), at a price per share of Common Stock (or having a conversion, exercise or exchange price per share of Common Stock, in the case of a security convertible into or exercisable or exchangeable for Common Stock) less than the Current Market Price per share of Common Stock on such record date (or, if there has been no

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such determination, then the Company must promptly cause such determination to be made as contemplated by the definition of “Current Market Price” set forth herein, and any proposed record date must be postponed until after such determination has been made), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion, exercise or exchange price of the convertible, exercisable or exchangeable securities so to be offered) would purchase at such Current Market Price and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible, exercisable or exchangeable securities so to be offered are initially convertible, exercisable or exchangeable). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights or warrants are not so issued the Exercise Price shall be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(c) In the event the Company shall fix a record date for the making of a dividend or distribution to all holders of Common Stock of any evidences of indebtedness or assets or subscription rights or warrants (excluding those referred to in Section 10(a) or (b) or other dividends paid out of retained earnings), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction of which the numerator shall be the Current Market Price per share of Common Stock on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company) of such distribution applicable to one share of Common Stock, and of which the denominator shall be such Current Market Price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(d) In the event the Company shall consummate a tender offer for or otherwise repurchase or redeem Common Stock, to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the trading day next succeeding the Expiration Time (as defined below), unless the Company tenders for the Warrants on terms which give effect to such excess consideration, the Exercise Price shall be reduced so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the last time tenders or repurchases or redemptions may be made pursuant to such tender or repurchase or redemption (the “Expiration Time”) by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered, repurchased or redeemed shares) at the Expiration Time multiplied by the Current Market Price per share of the Common Stock on the trading day next succeeding the Expiration Time, and the denominator shall be the sum of (A) the fair market value of the aggregate consideration payable to shareholders based on the acceptance of all shares validly tendered, repurchased or redeemed and not withdrawn as of the

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Expiration Time (the shares deemed so accepted being referred to as the “Purchased Shares”) and (B) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price per share of the Common Stock on the trading day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

For purposes of this paragraph (d), the value of non cash-consideration shall be as determined in good faith by the Board of Directors of the Company.

(e) Notwithstanding the foregoing paragraphs (a), (b), (c) and (d), no adjustment in the Exercise Price pursuant to such paragraphs shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 10(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 10 shall be made to the nearest cent or the nearest hundredth of a share, as the case may be.

(f) In the event that at any time, as a result of an adjustment made pursuant to Section 10(a), the holder of any Warrant thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in Section 10(a), (b), (c) and (d), and the provisions of Sections 6, 8, 9 and 12 with respect to the shares of Common Stock shall apply on like terms to any such other shares.

(g) All Warrants originally issued by the Company subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of shares of Common Stock purchasable from time to time hereunder upon exercise of the Warrants, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 10(i), upon each adjustment of the Exercise Price as a result of the calculations made in Section 10(b), (c) and (d), each Warrant outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of shares (calculated to the nearest hundredth) obtained by (i) multiplying (x) the number of shares covered by a Warrant immediately prior to such adjustment by (y) the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price.

(i) The Company may elect on or after the date of any adjustment of the Exercise Price to adjust the number of Warrants, in substitution for any adjustment in the number of shares of Common Stock purchasable upon the exercise of a Warrant. Each Warrant held of record prior to such adjustment of the number of Warrants shall become that number of Warrants (calculated to the nearest hundredth) obtained by dividing the Exercise Price in effect prior to adjustment of the Exercise Price by the Exercise Price in effect after adjustment of the Exercise Price, and each of the Warrants outstanding after such adjustment of the number of Warrants shall be exercisable for one share of Common Stock. The Company shall instruct the Warrant

8

Agent to notify each of the record holders of Warrants of its election to adjust the number of Warrants, indicating the record date for the adjustment, and, if known at the time, the amount of adjustment to be made. Such record date may be the date on which the Exercise Price is adjusted or any day thereafter, but shall be at least 10 days later than the date of the public announcement. Upon each adjustment of the number of Warrants pursuant to this Section 10(i), the Company shall instruct the Warrant Agent to distribute, as promptly as practicable, to holders of record of Warrant Certificates on such record date Warrant Certificates evidencing, subject to Section 13, the additional Warrants to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, instruct the Warrant Agent to distribute to such holders of record in substitution and replacement for the Warrant Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Warrant Certificates evidencing all the Warrants to which such holders shall be entitled after such adjustment. Warrant Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Exercise Price) and shall be registered in the names of the holders of record of Warrant Certificates on the record date specified in the public announcement.

(j) Irrespective of any adjustment or change in the Exercise Price or the number of shares of Common Stock issuable upon the exercise of the Warrants, the Warrant Certificates theretofore and thereafter issued may continue to express the Exercise Price per share and the number of shares which were expressed upon the initial Warrant Certificates issued hereunder.

(k) The Company agrees that it will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company.

(l) In any case in which this Section 10 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, if any holder of a Warrant exercises such Warrant after such record date, the Company may elect to defer, until the occurrence of such event, the issuance of the shares of Common Stock and other capital stock of the Company in excess of the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares and/or other capital securities upon the occurrence of the event requiring such adjustment.

SECTION 11. Certification of Adjusted Exercise Price or Number of Shares of Common Stock. Whenever the Exercise Price or the number of shares of Common Stock issuable upon the exercise of each Warrant is adjusted as provided in Section 10 or 12, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price of each Warrant and the number of shares of Common Stock issuable upon the exercise of each warrant (if modified) in each case as so adjusted, and a brief statement of the facts accounting for such adjustment(s), (b) promptly file with the Warrant Agent and with each transfer agent for the Common Stock a copy of such certificate and (c) instruct the Warrant Agent to mail a brief summary thereof to each holder of a Warrant Certificate.

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SECTION 12. Reclassification, Consolidation, Purchase, Combination, Sale or Conveyance. In case any of the following shall occur while any Warrants are outstanding: (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or as covered by Section 10 (a)), or (ii) any consolidation, merger or combination of the Company with or into another corporation as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of the property or assets of the Company as, or substantially as, an entirety to any other entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company shall not effect any of the transactions described in (i)-(iii) above, unless prior to the consummation thereof the Company or such successor corporation or transferee, as the case may be, shall make appropriate provision by amendment of this Agreement or by the successor corporation or transferee executing with the Warrant Agent an agreement so that the holders of the Warrants then outstanding shall have the right at any time thereafter, upon exercise or conversion of such Warrants (in lieu of the number of shares of Common Stock theretofore deliverable) to receive the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance as would be received by a holder of the number of shares of Common Stock issuable upon exercise or conversion of such Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

If the holders of the Common Stock may elect from choices the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance, then for the purpose of this Section 12 the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance shall be deemed to be the volume weighted average of the consideration received by all holders of Common Stock in such reclassification, change, consolidation, merger, combination, sale or conveyance. Such adjusted Warrants shall provide for adjustments which, for events subsequent to the effective date of such new Warrants, shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 10, this Section 12 and Section 14(d). The above provisions of this Section 12 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances of the kind described above.

The Company shall instruct the Warrant Agent to mail by first class mail, postage prepaid, to each registered holder of a Warrant, written notice of the execution of any such amendment, supplement or agreement. Any supplemented or amended agreement entered into by the successor corporation or transferee shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 10, this Section 12 and Section 14(d). The Warrant Agent shall be under no responsibility to determine the correctness of any provisions contained in such agreement relating either to the kind or amount of securities or other property receivable upon exercise or conversion of warrants or with respect to the method employed and provided therein for any adjustments and shall be entitled to rely upon the provisions contained in any such agreement. The provisions of this Section 12 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and conveyances of the kind described above.

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SECTION 13. Fractional Shares of Common Stock.

(a) The Company shall not issue fractions of Warrants or distribute Warrant Certificates which evidence fractional Warrants. Whenever any fractional Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall reflect a rounding of such fraction to the nearest whole Warrant (up or down), with half Warrants or less being rounded down and fractions in excess of a half of a Warrant being rounded up.

(b) The Company shall not issue fractions of shares of Common Stock upon exercise or conversion of Warrants or distribute stock certificates which evidence fractional shares of Common Stock. Whenever any fraction of a share of Common Stock would otherwise be required to be issued or distributed, the actual issuance or distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of half of a share being rounded up.

(c) The holder of a Warrant by the acceptance of the Warrant expressly waives his right to receive any fractional Warrant or any fractional share of Common Stock upon exercise or conversion of a Warrant.

SECTION 14. Conversion of Warrants Following Satisfaction of Fair Act Conditions.

(a) In the event that each of the Fair Act Conditions shall have been satisfied, then on or before the later to occur of (i) the sixtieth (60th) day after the first Business Day on which each of the FAIR Act Conditions shall have been satisfied, and (ii) the sixtieth (60th) day after the Initial Distribution Date, holders of Warrants may, in lieu of exercising such Warrants in accordance with the provisions of Section 6 hereof, convert their Warrants into shares of Common Stock at an initial conversion rate (the “Conversion Rate”) of • shares of Common Stock per Warrant. Subject to the foregoing, the registered holder of any Warrant Certificate may convert the Warrants evidenced thereby in whole or in part upon surrender of the Warrant Certificate, with the form of election to convert on the reverse thereof duly executed, to the Warrant Agent at the principal office of the Warrant Agent or to the office of one of its agents as may be designated by the Warrant Agent from time to time. Except for the payment of any applicable tax or governmental charge referred to in Section 5, no Exercise Price or other consideration shall be required to be paid or be payable by the holder to the Company in connection with any conversion of Warrants pursuant to this Section 14.

(b) Upon receipt of a Warrant Certificate following the satisfaction of each of the FAIR Act Conditions and within the timeframe specified in Section 14(a) hereof, with the form of election to convert duly executed, accompanied by payment of an amount equal to any applicable tax or governmental charge referred to in Section 5 in cash, or by certified check or bank draft payable to the order of the Company, the Warrant Agent shall thereupon promptly (i) requisition from any transfer agent of the Common Stock certificates for the number of whole shares of Common Stock into which such Warrant Certificate is to be converted, and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests and (ii) after receipt of such certificates, cause the same to be delivered to or upon the order of the registered holder of such Warrant Certificate, registered in such name or names as may be designated by such holder. Upon receipt by the Company of a Warrant Certificate at the principal

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office of the Warrant Agent, with the form of election to convert duly executed, the holder of such Warrant Certificate shall be deemed to be the holder of record of the shares of Common Stock issuable upon such conversion, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the holder of such Warrant Certificate.

(c) In case the registered holder of any Warrant Certificate shall convert fewer than all Warrants evidenced thereby, a new Warrant Certificate evidencing the number of Warrants equivalent to the number of Warrants remaining unconverted shall be issued by the Warrant Agent to the registered holder of such Warrant Certificate or to his duly authorized assigns, subject to the provisions of Sections 5, 14(b) and 13 hereof.

(d) Upon any adjustment to the Exercise Price and the number and kind of shares of capital stock issuable upon exercise of the Warrants in accordance with the provisions of Section 10(a), the Conversion Rate in effect at the time of the record date or of the effective date of the transaction or event giving rise to such adjustment, and the kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Warrant converted after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Warrant had been converted immediately prior to such date and at a time when the Common Stock transfer books of the Company were open, such holder would have owned upon such conversion and been entitled to receive by virtue of such transaction or event. In addition, upon any adjustment to the number of shares of Common Stock issuable upon exercise of the Warrants in accordance with the provisions of Section 10(h), the Conversion Rate of the Warrants shall be adjusted by multiplying the Conversion Rate in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares for which each Warrant shall be exercisable following such adjustment and the denominator of which shall be the number of shares for which each Warrant shall have been exercisable immediately prior to such adjustment. Any certificate prepared and filed in accordance with Section 11 on account of an adjustment to the Exercise Price or number of shares issuable upon exercise of the Warrants shall include a statement of like tenor relating to the corresponding change to the Conversion Rate in accordance with the provisions of Section 12 and this Section 14(d).

(e) In the event that each of the Fair Act Conditions shall have been satisfied, the Company shall provide the Warrant Agent and the holders of Warrants written notice of such satisfaction, which notice shall reference the rights of the holders to convert Warrants in accordance with this Section 14.

SECTION 15. Agreement of Warrant Certificate Holders. Every holder of a Warrant Certificate by accepting the same consents and agrees with the Company and the Warrant Agent and with every other holder of a Warrant Certificate that:

(a) the Warrant Certificates are transferable only on the registry books of the Warrant Agent if surrendered at the principal office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer; and

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(b) the Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company or the Warrant Agent) for all purposes whatsoever, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

SECTION 16. Warrant Certificate Holder Not Deemed a Shareholder. No holder, as such, of any Warrant Certificate shall be entitled to vote, receive dividends or distributions on, or be deemed for any purpose the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise or conversion of the Warrants represented thereby, nor shall anything contained herein or in any Warrant Certificate be construed to confer upon the holder of any Warrant Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders, or to receive dividends or distributions or subscription rights, or otherwise, until the Warrant or Warrants evidenced by such Warrant Certificate shall have been exercised or converted in accordance with the provisions hereof.

SECTION 17. Concerning the Warrant Agent. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Warrant Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability or expense, incurred without negligence, bad faith or willful misconduct on the part of the Warrant Agent, for anything done or omitted by the Warrant Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises. The Company’s payment and indemnity obligations pursuant to this Section 17 shall survive the termination of this Agreement.

The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Warrant Certificate or certificate for Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons.

SECTION 18. Purchase or Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any corporation succeeding to the corporate trust business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto,

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provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 20. In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

SECTION 19. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrant Certificate, by their acceptance thereof, shall be bound:

(a) The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman, President or any Vice President of the Company and by the Treasurer or any Assistant Treasurer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authentication to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Warrant Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct.

(d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

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(e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of shares of Common Stock required under the provisions of Sections 10, 12 or 14(d) or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any shares of Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(g) The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman or the President or any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, provided the Warrant Agent carries out such instructions without negligence, bad faith or willful misconduct.

(h) The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

SECTION 20. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Warrant Certificates by first-class mail. The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, mailed to the

15

Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Warrant Certificates by first-class mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the holder of a Warrant Certificate (who shall, with such notice, submit his Warrant Certificate for inspection by the Company), then the registered holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of a state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the registered holders of the Warrant Certificates. However, failure to give any notice provided for in this Section 20, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

SECTION 21. Issuance of Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price per share and the number or kind or class of shares of stock or other securities or property purchasable under the several Warrant Certificates made in accordance with the provisions of this Agreement.

SECTION 22. Notices. Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the holder of any Warrant Certificate to or on the Company, (ii) subject to the provisions of Section 20, by the Company or by the holder of any Warrant Certificate to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the holder of any Warrant Certificate, shall be deemed given (x) on the date delivered, if delivered personally, (y) on the first Business Day following the deposit thereof with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, and (z) on the fourth Business Day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Company, to:

Owens Corning

•

•

Attention: •

Telecopy: (•) •-•

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(b) If to the Warrant Agent, to:

•

•

•

Attention: •

Telecopy: (•) •-•

(c) If to the holder of any Warrant Certificate, to the address of such holder as shown on the registry books of the Warrant Agent. Any notice required to be delivered by the Company to the registered holder of any Warrant may be given by the Warrant Agent on behalf of the Company.

SECTION 23. Supplements and Amendments.

(a) The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable, and which, in every instance, shall not adversely affect the interests of the holders of Warrant Certificates.

(b) In addition to the foregoing, with the prior written consent of holders of Warrants entitled, upon exercise thereof, to receive not less than a majority of the shares of Common Stock issuable thereunder, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Warrant Agreement or modifying in any manner the rights of the holders of the Warrant Certificates; provided, however, that no modification of the terms (including but not limited to the adjustments described in Section 10 and Section 14(d) and the definitions of the terms “Initial Exercise Price” and “Current Market Price”) upon which the Warrants are exercisable or convertible or reducing the percentage required for consent to modification of this Agreement may be made without the prior written consent of the holder of each outstanding Warrant Certificate affected thereby.

SECTION 24. Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 25. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any Person other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; but this

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Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.

SECTION 26. Governing Law; Conflicts. This Agreement and each Warrant Certificate issued hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof. In case of any conflict between a provision of this Agreement and a provision of the Plan, the provision of the Plan shall govern and control.

SECTION 27. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 28. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 29. Information. The Company agrees to promptly provide the registered holders of the Warrants the information it is required to, or otherwise elects to, provide to the holders of the Common Stock.

SECTION 30. Stock Exchange Listing. So long as any Warrants remain outstanding, the Company will use its commercially reasonable efforts to list the Warrants and any shares issuable upon exercise of the Warrants on the same securities exchange or over-the-counter market as the Common Stock, or if the Warrants or shares issuable upon exercise of the Warrants cannot be listed on such securities exchange or over-the-counter market, any other securities exchange or over-the-counter market acceptable to the Company’s Board of Directors, subject to the eligibility requirements of any such securities exchange or over-the-counter market.

SECTION 31. Notices of Certain Events. If:

(a) the Company shall order, declare, make or pay any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a cash dividend) to the holders of its shares of Common Stock; or

(b) the Company shall offer to the holders of its shares of Common Stock any additional shares of Common Stock or securities convertible into shares of Common Stock or any right to subscribe thereto (other than the Rights Offering, as such term is defined in the Plan); or

(c) there shall be a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger or sale of all or substantially all of its property, assets and business as an entirety); or

(d) any transaction set forth in subsections (i)-(iii) in the first sentence of Section 12;

then the Company shall cause written notice of such event to be filed with the Warrant Agent and instruct the Warrant Agent to mail a brief summary thereof to each holder of a Warrant

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Certificate in accordance with Section 22 hereof, such giving of notice to be completed at least 20 calendar days prior to the date fixed as a record date or the date of closing the transfer books of the Company for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or for the determination of stockholders entitled to vote on such proposed transaction. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. The failure to give the notice required by this Section 31 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, dissolution, liquidation or winding up or the vote upon or any other action taken in connection therewith.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OWENS CORNING

By:
Name:
Title:

•

By:
Name:
Title:

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EXHIBIT I

[Form of Warrant Certificate]

[Face]

Certificate No.	Warrants

Series A Warrant Certificate

OWENS CORNING

This Warrant Certificate certifies that                             , or its successors or registered assigns, is the registered holder of                          Series A Warrants (the “Warrants”), to purchase shares of common stock, par value $.01 per share (the “Common Stock”), of Owens Corning, a Delaware corporation (the “Company”). Each Warrant entitles the holder upon exercise at any time on or after the date of this Warrant Certificate and prior to 5:00 p.m., New York City time, on •, 2013 (the “Expiration Date”), to receive from the Company one fully paid and nonassessable share of Common Stock for each Warrant at the initial exercise price (the “Exercise Price”) of $43.00 per share payable (i) in United States dollars or (ii) by certified or official bank check for United States Dollars made payable to the order of “Owens Corning”. In accordance with the provisions of Section 6 of the Series A Warrant Agreement, dated as of •, 2006, between the Company and •, as Warrant Agent (the “Warrant Agreement”), in lieu of payment of the aggregate Exercise Price as aforesaid, the holder of a Warrant may request the delivery by the Company of a number of shares of Common Stock equal to the product of (1) that number of shares of Common Stock underlying the Warrants being exercised and (2) the Cashless Exercise Ratio (as such term is defined in the Warrant Agreement).

In the event that each of the FAIR Act Conditions shall have been satisfied, then on or before the later to occur of (i) the sixtieth (60th) day after the first Business Day on which each of the FAIR Act Conditions (as such term is defined in the Warrant Agreement) shall have been satisfied, and (ii) the sixtieth (60th) day after the Initial Distribution Date (as such term is defined in the Warrant Agreement), the Warrants will be convertible into Common Stock of the Company at a conversion rate of • shares of Common Stock per Warrant (the “Conversion Rate”). No Warrant may be converted after the deadline set forth in the immediately preceding sentence.

No Warrant may be exercised after 5:00 p.m., New York City time, on the Expiration Date, and to the extent not exercised by such time such Warrants shall become void.

Reference is made to the further provisions of this Warrant Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

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This Warrant shall not be valid for any purpose until it shall have been countersigned by the Warrant Agent.

IN WITNESS WHEREOF, Owens Corning has caused this Series A Warrant Certificate to be signed by its duly authorized officer, by a signature or facsimile thereof.

Dated:	OWENS CORNING

By:
Name:
Title:

Countersigned:

•,
as Warrant Agent

By:
Name:
Title:

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[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants by the Company expiring at 5:00 p.m., New York City time, on the Expiration Date, entitling the holder upon proper exercise to receive shares of Common Stock and are issued or to be issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Warrant Agreement.

The holder of the Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth below on this Warrant Certificate properly completed and executed, together with payment of the aggregate Exercise Price in accordance with the provisions set forth on the face of this Warrant Certificate. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his successor or assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

The holder of the Warrants evidenced by this Warrant Certificate may, in the event that each of the FAIR Act Conditions shall have been satisfied, convert the Warrants evidenced by this Warrant Certificate, on or before the later to occur of (i) the sixtieth (60th) day after the first Business Day on which each of the FAIR Act Conditions (as such term is defined in the Warrant Agreement) shall have been satisfied, and (ii) the sixtieth (60th) day after the Initial Distribution Date (as such term is defined in the Warrant Agreement), into shares of Common Stock in accordance with the provisions of the Warrant Agreement by surrendering this Warrant Certificate, with the form of election to convert set forth below on this Warrant Certificate properly completed and executed. In the event that upon any conversion of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not converted.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price, the number of shares of Common Stock issuable upon exercise of this Warrant and the Conversion Rate, in each case, set forth on the face hereof may, subject to certain conditions, be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company will pay the cash value in lieu thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another

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Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the principal corporate trust office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

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ASSIGNMENT FORM

(To be Executed if Holder Desires to

Transfer Warrants Evidenced Hereby)

FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please Print or Type Name and Address,

Including Postal Zip Code, of Assignee)

Please Insert Social Security

or Other Identifying Number of Assignee

                                                              of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints                                                                                                Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated: ,
Signature(s)*

(Social Security or Taxpayer Identification Number)

Signature(s) Guaranteed*

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FORM OF ELECTION TO PURCHASE

(To Be Executed Upon Exercise of Warrant)

To: •, as Warrant Agent:

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares to the order of Owens Corning in the amount of $43.00 per share of Common Stock (subject to adjustment) in accordance with the terms of the Warrant Agreement, in cash or by certified or official bank check made payable to the order of the Company.

REQUEST FOR CASHLESS EXERCISE

☐	Please check if the undersigned, in lieu of tendering the cash payment, as aforesaid, hereby requests the delivery of a number of shares of Common Stock equal to the number of Warrants being exercised multiplied by the Cashless Exercise Ratio within the meaning of Section 6 of the Warrant Agreement.

The undersigned requests that a certificate for such shares be registered in the name of:

Please Insert Social Security

or Other Identifying Number

and be delivered to:

(Please Print or Type Name and Address, Including Postal Zip Code)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

(Please Print or Type Address)

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Dated: ,
Signature(s)*

(Social Security or Taxpayer Identification Number)

Signature(s) Guaranteed*

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FORM OF ELECTION TO CONVERT

(To Be Executed Upon Conversion of Warrant Following Satisfaction of FAIR Act Conditions)

The undersigned hereby irrevocably elects to convert the Warrants, represented by this Warrant Certificate, into shares of Common Stock at a Conversion Rate of • shares per Warrant (subject to adjustment) in accordance with the terms of the Warrant Agreement.

The undersigned requests that a certificate for such shares be registered in the name of:

Please Insert Social Security

or Other Identifying Number

and be delivered to:

(Please Print or Type Name and Address, Including Postal Zip Code)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

(Please Print or Type Address)

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Dated: ,
Signature(s)*

(Social Security or Taxpayer Identification Number)

Signature(s) Guaranteed*

*	THE SIGNATURE TO THE ASSIGNMENT, THE SUBSCRIPTION OR THE CONVERSION FORM MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BEAR A SIGNATURE GUARANTEED BY AN “ELIGIBLE GUARANTOR INSTITUTION” AS DEFINED IN RULE 17Ad-15(2) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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Exhibit M1

Form of A12-A Warrants

[1]	Exhibit M remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

Equity Version

SERIES B WARRANT AGREEMENT

Dated as of •, 2006

between

OWENS CORNING

and

•

as Warrant Agent

SERIES B WARRANT AGREEMENT

i

ii

SERIES B WARRANT AGREEMENT (this “Warrant Agreement” or “Agreement”), dated as of •, 2006, between Owens Corning, a Delaware corporation (the “Company”), and • (the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, the Plan (as defined below) provides that Owens Corning, as a reorganized debtor, issue two series of warrants, the Class A11 Warrants (herein referred to as the “Series A Warrants”) and the Class A12-A Warrants (herein referred to as the “Series B Warrants”), for the purchase of shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), each to be governed by a separate warrant agreement; and

WHEREAS, the Plan provides that Owens Corning, as a reorganized debtor, will issue an aggregate of • Series B Warrants (the “Warrants”) entitling the holder or holders thereof to purchase an aggregate of • shares of Common Stock upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of the Warrants;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Affiliate” has the meaning ascribed to it in Rule 12b-2 under the Exchange Act.

(b) “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

(c) “Close of Business” on any given date means 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., New York City time, on the next succeeding Business Day.

(d) “Current Market Price”, as of any date, with respect to a share of Common Stock, shall be deemed to be the average of the closing prices for the ten consecutive trading days ending on the trading day immediately preceding such date on the principal national securities exchange or Nasdaq System on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or Nasdaq System, the average of the reported bid and asked prices during such ten trading day period in the over-the-counter market as reported by Nasdaq or any other over-the-counter quotation system selected by the Company or, if the shares of Common Stock are not then publicly traded, the Current Market Price shall be determined reasonably and in good faith by the Board of Directors of the Company.

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(e) “Effective Date” means •, 2006.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g) “Exercise Price” means the Initial Exercise Price as adjusted from time to time pursuant to Section 10 hereof.

(h) “FAIR Act Conditions” means each of the following conditions: (i) the FAIR Act (as defined in the Plan) has been enacted into law on or before the date that is ten (10) days after the conclusion of the 109th Congress, and (ii) either the FAIR Act has not been challenged in a court of competent jurisdiction on or before March 31, 2007, or, in the event that the FAIR Act has been challenged in a court of competent jurisdiction on or before March 31, 2007, then such challenge has been denied pursuant to a Final Order (as defined in the Plan).

(i) “Initial Distribution Date” has the meaning ascribed to it in the Plan.

(j) “Initial Exercise Price” means $45.25 per share of Common Stock.

(k) “Person” means an individual, corporation, association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

(l) “Plan” means the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-In-Possession (as Modified), as confirmed by the Bankruptcy Court in a Confirmation Order entered •, 2006.

(m) “Warrant Certificate” means a certificate in substantially the form attached as Exhibit I hereto representing such number of Warrants as is indicated on the face thereof.

SECTION 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Warrant Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Warrant Agents as it may, in its sole discretion, deem necessary or desirable.

SECTION 3. Form of Warrant Certificates. The Warrant Certificates (together with the form of election to purchase Common Stock, the form of election to convert into Common Stock and the form of assignment to be printed on the reverse thereof) shall be substantially in the form of Exhibit I hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement and the Plan or as may be required to comply with any law or with any rule or regulation made pursuant thereto, or to conform to usage.

SECTION 4. Countersignature and Registration. The Warrant Certificates shall be executed on behalf of the Company by its Chairman, its President or a Vice President, either manually or by facsimile signature. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any

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officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificate had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an officer.

The Warrant Agent will keep or cause to be kept books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the number of warrants evidenced on the face of each of such Warrant Certificate and the date of each of such Warrant Certificate.

SECTION 5. Transfer, Split Up, Combination And Exchange of Warrant Certificates; Mutilated, Destroyed, Lost Or Stolen Warrant Certificates. Subject to the provisions of Section 13 hereof and the last sentence of this first paragraph of Section 5 and subject to applicable law, rules or regulations, restrictions on transferability that may appear on Warrant Certificates in accordance with the terms hereof or any “stop transfer” instructions the Company may give to the Warrant Agent, at any time after the Close of Business on the date hereof, at or prior to the Close of Business on the Expiration Date (as such term is hereinafter defined), any Warrant Certificate or Warrant Certificates may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, entitling the registered holder to purchase a like number of shares of Common Stock as the Warrant Certificate or Warrant Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender the Warrant Certificate or Warrant Certificates to be transferred, split up, combined or exchanged at the principal office of the Warrant Agent. Thereupon the Warrant Agent shall, subject to the last sentence of this first paragraph of Section 5, countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrant Certificates, together with reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto.

Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security in customary form and amount, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor to the Warrant Agent for delivery to the registered holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated.

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SECTION 6. Exercise of Warrants; Exercise Price; Expiration Date.

(a) The Warrants shall be exercisable commencing upon their date of issuance. The Warrants shall cease to be exercisable and shall terminate and become void, and all rights thereunder and under this Agreement shall cease, at or prior to the Close of Business on the date (the “Expiration Date”) which is the seventh anniversary of the Effective Date. Subject to the foregoing and to Section 6(b) below, the registered holder of any Warrant Certificate may exercise the Warrants evidenced thereby in whole or in part upon surrender of the Warrant Certificate, with the form of election to purchase on the reverse thereof duly executed, to the Warrant Agent at the principal office of the Warrant Agent or to the office of one of its agents as may be designated by the Warrant Agent from time to time, together with payment of the Exercise Price, which may be made, at the option of the holder, (i) in cash in United States dollars or by certified or official bank check, (ii) by a Cashless Exercise (as defined below) or (iii) by any combination of (i) and (ii), to the principal office of the Warrant Agent where the Warrant Certificate is being surrendered. A “Cashless Exercise” shall mean an exercise of a Warrant in accordance with the immediately following two sentences. To effect a Cashless Exercise, the holder may exercise a Warrant or Warrants without payment of the Exercise Price in cash by surrendering such Warrant or Warrants (represented by one or more Warrant Certificates) and, in exchange therefor, receiving such number of shares of Common Stock equal to the product of (1) that number of shares of Common Stock for which such Warrants are exercisable and which would be issuable in the event of an exercise with payment in cash of the Exercise Price and (2) the Cashless Exercise Ratio (as defined below). The “Cashless Exercise Ratio” shall equal a fraction, the numerator of which is the excess of the Current Market Price (calculated as set forth in this agreement) per share of Common Stock on the date of exercise over the Exercise Price per share of Common Stock as of the date of exercise and the denominator of which is the Current Market Price per share of Common Stock on the date of exercise. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with a holder’s option to elect a Cashless Exercise, such holder must specify the number of Warrants for which such Warrant Certificate is to be exercised (without giving effect to such Cashless Exercise). All provisions of this Agreement shall be applicable with respect to a Cashless Exercise of a Warrant Certificate of less than the full number of Warrants represented thereby. No payment or adjustment shall be made on account of any distributions or dividends on the Common Stock issued upon exercise of a Warrant.

The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this section to calculate, the Cashless Exercise Ratio.

(b) Upon receipt of a Warrant Certificate at or prior to the Close of Business on the Expiration Date, with the form of election to purchase duly executed, accompanied by payment of the Exercise Price for the shares to be purchased (or election of the Cashless Exercise option) and an amount equal to any applicable tax or governmental charge referred to in Section 5 in cash, or by certified check or bank draft payable to the order of the Company, the Warrant Agent shall thereupon promptly (i) requisition from any transfer agent of the Common Stock certificates for the number of whole shares of Common Stock to be purchased, and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests and (ii) after receipt of such certificates, cause the same to be delivered to or upon the order of the registered holder of such Warrant Certificate, registered in such name or names as may be designated by such holder. Upon receipt by the Company of a Warrant Certificate at the principal office of the Warrant Agent, with the form of election to purchase duly executed, and payment of the

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applicable Exercise Price as required hereby, the holder of such Warrant Certificate shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the holder of such Warrant Certificate.

(c) In case the registered holder of any Warrant Certificate shall exercise fewer than all Warrants evidenced thereby, a new Warrant Certificate evidencing the number of Warrants equivalent to the number of Warrants remaining unexercised shall be issued by the Warrant Agent to the registered holder of such Warrant Certificate or to his duly authorized successors or assigns, subject to the provisions of Sections 5, 6(b) and 13 hereof.

SECTION 7. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, conversion, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in canceled form, or, if surrendered to the Warrant Agent, shall be canceled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Warrant Agreement. The Company shall deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise or conversion thereof. The Warrant Agent shall deliver all canceled Warrant Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

SECTION 8. Reservation And Availability of Shares of Common Stock.

(a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock or its authorized and issued shares of Common Stock held in its treasury, free from preemptive rights, liens, security interests or other interests thereon, the number of shares of Common Stock that will be sufficient to permit the exercise or conversion in full of all outstanding Warrants.

(b) The Company covenants and agrees that it will take all such actions as may be necessary to ensure that all shares of Common Stock delivered upon exercise or conversion of Warrants shall, at the time of delivery of the certificates for such shares (subject to payment of the Exercise Price as contemplated by Section 6), be duly authorized, validly issued, fully paid and nonassessable.

(c) The Company covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Warrant Certificates or certificates evidencing Common Stock upon exercise or conversion of the Warrants. The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for Common Stock in a name other than that of the registered holder of the Warrant Certificate evidencing Warrants surrendered for exercise or conversion or to issue or deliver any certificate for shares of Common Stock upon the exercise or conversion of any Warrants until

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any such tax or governmental charge shall have been paid (any such tax or governmental charge being payable by the holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or governmental charge is due.

SECTION 9. Common Stock Record Date. Each person in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record for the Common Stock represented thereby on, and such certificate shall be dated, the date upon which the Warrant Certificate evidencing such the Company Warrants was duly surrendered and payment of the Exercise Price (and any applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding day on which the Common Stock transfer books of the Company are open.

SECTION 10. Adjustment of Exercise Price, Number of Shares of Common Stock or Number of the Company Warrants. The Exercise Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in this Section 10.

(a) In the event the Company shall at any time after the date of this Agreement (i) declare a dividend on shares of Common Stock payable in shares of any class of capital stock of the Company, (ii) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, or (iv) issue any shares of capital stock in a reclassification of shares of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Warrant exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Warrant had been exercised immediately prior to such date and at a time when the Common Stock transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.

(b) In the event the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Common Stock (such rights, options or warrants not being available to holders of Warrants) entitling them (for a period expiring within 45 calendar days after such date of issue) to subscribe for or purchase Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), at a price per share of Common Stock (or having a conversion, exercise or exchange price per share of Common Stock, in the case of a security convertible into or exercisable or exchangeable for Common Stock) less than the Current Market Price per share of Common Stock on such record date (or, if there has been no such determination, then the Company must promptly cause such determination to be made as contemplated by the definition of “Current Market Price” set forth herein, and any proposed

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record date must be postponed until after such determination has been made), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion, exercise or exchange price of the convertible, exercisable or exchangeable securities so to be offered) would purchase at such Current Market Price and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible, exercisable or exchangeable securities so to be offered are initially convertible, exercisable or exchangeable). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights or warrants are not so issued the Exercise Price shall be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(c) In the event the Company shall fix a record date for the making of a dividend or distribution to all holders of Common Stock of any evidences of indebtedness or assets or subscription rights or warrants (excluding those referred to in Section 10(a) or (b) or other dividends paid out of retained earnings), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction of which the numerator shall be the Current Market Price per share of Common Stock on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company) of such distribution applicable to one share of Common Stock, and of which the denominator shall be such Current Market Price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(d) In the event the Company shall consummate a tender offer for or otherwise repurchase or redeem Common Stock, to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the trading day next succeeding the Expiration Time (as defined below), unless the Company tenders for the Warrants on terms which give effect to such excess consideration, the Exercise Price shall be reduced so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the last time tenders or repurchases or redemptions may be made pursuant to such tender or repurchase or redemption (the “Expiration Time”) by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered, repurchased or redeemed shares) at the Expiration Time multiplied by the Current Market Price per share of the Common Stock on the trading day next succeeding the Expiration Time, and the denominator shall be the sum of (A) the fair market value of the aggregate consideration payable to shareholders based on the acceptance of all shares validly tendered, repurchased or redeemed and not withdrawn as of the Expiration Time (the shares deemed so accepted being referred to as the “Purchased Shares”) and (B) the product of the number of shares of Common Stock outstanding (less any Purchased

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Shares) at the Expiration Time and the Current Market Price per share of the Common Stock on the trading day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

For purposes of this paragraph (d), the value of non cash-consideration shall be as determined in good faith by the Board of Directors of the Company.

(e) Notwithstanding the foregoing paragraphs (a), (b), (c) and (d), no adjustment in the Exercise Price pursuant to such paragraphs shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 10(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 10 shall be made to the nearest cent or the nearest hundredth of a share, as the case may be.

(f) In the event that at any time, as a result of an adjustment made pursuant to Section 10(a), the holder of any Warrant thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in Section 10(a), (b), (c) and (d), and the provisions of Sections 6, 8, 9 and 12 with respect to the shares of Common Stock shall apply on like terms to any such other shares.

(g) All Warrants originally issued by the Company subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of shares of Common Stock purchasable from time to time hereunder upon exercise of the Warrants, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 10(i), upon each adjustment of the Exercise Price as a result of the calculations made in Section 10(b), (c) and (d), each Warrant outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of shares (calculated to the nearest hundredth) obtained by (i) multiplying (x) the number of shares covered by a Warrant immediately prior to such adjustment by (y) the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price.

(i) The Company may elect on or after the date of any adjustment of the Exercise Price to adjust the number of Warrants, in substitution for any adjustment in the number of shares of Common Stock purchasable upon the exercise of a Warrant. Each Warrant held of record prior to such adjustment of the number of Warrants shall become that number of Warrants (calculated to the nearest hundredth) obtained by dividing the Exercise Price in effect prior to adjustment of the Exercise Price by the Exercise Price in effect after adjustment of the Exercise Price, and each of the Warrants outstanding after such adjustment of the number of Warrants shall be exercisable for one share of Common Stock. The Company shall instruct the Warrant Agent to notify each of the record holders of Warrants of its election to adjust the number of Warrants, indicating the record date for the adjustment, and, if known at the time, the amount of

8

adjustment to be made. Such record date may be the date on which the Exercise Price is adjusted or any day thereafter, but shall be at least 10 days later than the date of the public announcement. Upon each adjustment of the number of Warrants pursuant to this Section 10(i), the Company shall instruct the Warrant Agent to distribute, as promptly as practicable, to holders of record of Warrant Certificates on such record date Warrant Certificates evidencing, subject to Section 13, the additional Warrants to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, instruct the Warrant Agent to distribute to such holders of record in substitution and replacement for the Warrant Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Warrant Certificates evidencing all the Warrants to which such holders shall be entitled after such adjustment. Warrant Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Exercise Price) and shall be registered in the names of the holders of record of Warrant Certificates on the record date specified in the public announcement.

(j) Irrespective of any adjustment or change in the Exercise Price or the number of shares of Common Stock issuable upon the exercise of the Warrants, the Warrant Certificates theretofore and thereafter issued may continue to express the Exercise Price per share and the number of shares which were expressed upon the initial Warrant Certificates issued hereunder.

(k) The Company agrees that it will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company.

(l) In any case in which this Section 10 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, if any holder of a Warrant exercises such Warrant after such record date, the Company may elect to defer, until the occurrence of such event, the issuance of the shares of Common Stock and other capital stock of the Company in excess of the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares and/or other capital securities upon the occurrence of the event requiring such adjustment.

SECTION 11. Certification of Adjusted Exercise Price or Number of Shares of Common Stock. Whenever the Exercise Price or the number of shares of Common Stock issuable upon the exercise of each Warrant is adjusted as provided in Section 10 or 12, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price of each Warrant and the number of shares of Common Stock issuable upon the exercise of each warrant (if modified) in each case as so adjusted, and a brief statement of the facts accounting for such adjustment(s), (b) promptly file with the Warrant Agent and with each transfer agent for the Common Stock a copy of such certificate and (c) instruct the Warrant Agent to mail a brief summary thereof to each holder of a Warrant Certificate.

SECTION 12. Reclassification, Consolidation, Purchase, Combination, Sale or Conveyance. In case any of the following shall occur while any Warrants are outstanding: (i) any

9

reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or as covered by Section 10 (a)), or (ii) any consolidation, merger or combination of the Company with or into another corporation as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of the property or assets of the Company as, or substantially as, an entirety to any other entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company shall not effect any of the transactions described in (i)-(iii) above, unless prior to the consummation thereof the Company or such successor corporation or transferee, as the case may be, shall make appropriate provision by amendment of this Agreement or by the successor corporation or transferee executing with the Warrant Agent an agreement so that the holders of the Warrants then outstanding shall have the right at any time thereafter, upon exercise or conversion of such Warrants (in lieu of the number of shares of Common Stock theretofore deliverable) to receive the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance as would be received by a holder of the number of shares of Common Stock issuable upon exercise or conversion of such Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

If the holders of the Common Stock may elect from choices the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance, then for the purpose of this Section 12 the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance shall be deemed to be the volume weighted average of the consideration received by all holders of Common Stock in such reclassification, change, consolidation, merger, combination, sale or conveyance. Such adjusted Warrants shall provide for adjustments which, for events subsequent to the effective date of such new Warrants, shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 10, this Section 12 and Section 14(d). The above provisions of this Section 12 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances of the kind described above.

The Company shall instruct the Warrant Agent to mail by first class mail, postage prepaid, to each registered holder of a Warrant, written notice of the execution of any such amendment, supplement or agreement. Any supplemented or amended agreement entered into by the successor corporation or transferee shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 10, this Section 12 and Section 14(d). The Warrant Agent shall be under no responsibility to determine the correctness of any provisions contained in such agreement relating either to the kind or amount of securities or other property receivable upon exercise or conversion of warrants or with respect to the method employed and provided therein for any adjustments and shall be entitled to rely upon the provisions contained in any such agreement. The provisions of this Section 12 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and conveyances of the kind described above.

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SECTION 13. Fractional Shares of Common Stock.

(a) The Company shall not issue fractions of Warrants or distribute Warrant Certificates which evidence fractional Warrants. Whenever any fractional Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall reflect a rounding of such fraction to the nearest whole Warrant (up or down), with half Warrants or less being rounded down and fractions in excess of a half of a Warrant being rounded up.

(b) The Company shall not issue fractions of shares of Common Stock upon exercise or conversion of Warrants or distribute stock certificates which evidence fractional shares of Common Stock. Whenever any fraction of a share of Common Stock would otherwise be required to be issued or distributed, the actual issuance or distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of half of a share being rounded up.

(c) The holder of a Warrant by the acceptance of the Warrant expressly waives his right to receive any fractional Warrant or any fractional share of Common Stock upon exercise or conversion of a Warrant.

SECTION 14. Conversion of Warrants Following Satisfaction of Fair Act Conditions.

(a) In the event that each of the Fair Act Conditions shall have been satisfied, then on or before the later to occur of (i) the sixtieth (60th) day after the first Business Day on which each of the FAIR Act Conditions shall have been satisfied, and (ii) the sixtieth (60th) day after the Initial Distribution Date, holders of Warrants may, in lieu of exercising such Warrants in accordance with the provisions of Section 6 hereof, convert their Warrants into shares of Common Stock at an initial conversion rate (the “Conversion Rate”) of • shares of Common Stock per Warrant. Subject to the foregoing, the registered holder of any Warrant Certificate may convert the Warrants evidenced thereby in whole or in part upon surrender of the Warrant Certificate, with the form of election to convert on the reverse thereof duly executed, to the Warrant Agent at the principal office of the Warrant Agent or to the office of one of its agents as may be designated by the Warrant Agent from time to time. Except for the payment of any applicable tax or governmental charge referred to in Section 5, no Exercise Price or other consideration shall be required to be paid or be payable by the holder to the Company in connection with any conversion of Warrants pursuant to this Section 14.

(b) Upon receipt of a Warrant Certificate following the satisfaction of each of the FAIR Act Conditions and within the timeframe specified in Section 14(a) hereof, with the form of election to convert duly executed, accompanied by payment of an amount equal to any applicable tax or governmental charge referred to in Section 5 in cash, or by certified check or bank draft payable to the order of the Company, the Warrant Agent shall thereupon promptly (i) requisition from any transfer agent of the Common Stock certificates for the number of whole shares of Common Stock into which such Warrant Certificate is to be converted, and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests and (ii) after receipt of such certificates, cause the same to be delivered to or upon the order of the registered holder of such Warrant Certificate, registered in such name or names as may be designated by such holder. Upon receipt by the Company of a Warrant Certificate at the principal office of the Warrant Agent, with the form of election to convert duly executed, the holder of such Warrant Certificate shall be deemed to be the holder of record of the shares of Common

11

Stock issuable upon such conversion, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the holder of such Warrant Certificate.

(c) In case the registered holder of any Warrant Certificate shall convert fewer than all Warrants evidenced thereby, a new Warrant Certificate evidencing the number of Warrants equivalent to the number of Warrants remaining unconverted shall be issued by the Warrant Agent to the registered holder of such Warrant Certificate or to his duly authorized assigns, subject to the provisions of Sections 5, 14(b) and 13 hereof.

(d) Upon any adjustment to the Exercise Price and the number and kind of shares of capital stock issuable upon exercise of the Warrants in accordance with the provisions of Section 10(a), the Conversion Rate in effect at the time of the record date or of the effective date of the transaction or event giving rise to such adjustment, and the kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Warrant converted after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Warrant had been converted immediately prior to such date and at a time when the Common Stock transfer books of the Company were open, such holder would have owned upon such conversion and been entitled to receive by virtue of such transaction or event. In addition, upon any adjustment to the number of shares of Common Stock issuable upon exercise of the Warrants in accordance with the provisions of Section 10(h), the Conversion Rate of the Warrants shall be adjusted by multiplying the Conversion Rate in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares for which each Warrant shall be exercisable following such adjustment and the denominator of which shall be the number of shares for which each Warrant shall have been exercisable immediately prior to such adjustment. Any certificate prepared and filed in accordance with Section 11 on account of an adjustment to the Exercise Price or number of shares issuable upon exercise of the Warrants shall include a statement of like tenor relating to the corresponding change to the Conversion Rate in accordance with the provisions of Section 12 and this Section 14(d).

(e) In the event that each of the Fair Act Conditions shall have been satisfied, the Company shall provide the Warrant Agent and the holders of Warrants written notice of such satisfaction, which notice shall reference the rights of the holders to convert Warrants in accordance with this Section 14.

SECTION 15. Agreement of Warrant Certificate Holders. Every holder of a Warrant Certificate by accepting the same consents and agrees with the Company and the Warrant Agent and with every other holder of a Warrant Certificate that:

(a) the Warrant Certificates are transferable only on the registry books of the Warrant Agent if surrendered at the principal office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer; and

(b) the Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant

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Certificates made by anyone other than the Company or the Warrant Agent) for all purposes whatsoever, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

SECTION 16. Warrant Certificate Holder Not Deemed a Shareholder. No holder, as such, of any Warrant Certificate shall be entitled to vote, receive dividends or distributions on, or be deemed for any purpose the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise or conversion of the Warrants represented thereby, nor shall anything contained herein or in any Warrant Certificate be construed to confer upon the holder of any Warrant Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders, or to receive dividends or distributions or subscription rights, or otherwise, until the Warrant or Warrants evidenced by such Warrant Certificate shall have been exercised or converted in accordance with the provisions hereof.

SECTION 17. Concerning the Warrant Agent. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Warrant Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability or expense, incurred without negligence, bad faith or willful misconduct on the part of the Warrant Agent, for anything done or omitted by the Warrant Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises. The Company’s payment and indemnity obligations pursuant to this Section 17 shall survive the termination of this Agreement.

The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Warrant Certificate or certificate for Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons.

SECTION 18. Purchase or Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any corporation succeeding to the corporate trust business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 20. In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement any of the Warrant Certificates shall have been

13

countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

SECTION 19. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrant Certificate, by their acceptance thereof, shall be bound:

(a) The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman, President or any Vice President of the Company and by the Treasurer or any Assistant Treasurer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authentication to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Warrant Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct.

(d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any

14

covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of shares of Common Stock required under the provisions of Sections 10, 12 or 14(d) or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any shares of Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(g) The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman or the President or any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, provided the Warrant Agent carries out such instructions without negligence, bad faith or willful misconduct.

(h) The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

SECTION 20. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Warrant Certificates by first-class mail. The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Warrant Certificates by first-class mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the

15

Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the holder of a Warrant Certificate (who shall, with such notice, submit his Warrant Certificate for inspection by the Company), then the registered holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of a state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the registered holders of the Warrant Certificates. However, failure to give any notice provided for in this Section 20, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

SECTION 21. Issuance of Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price per share and the number or kind or class of shares of stock or other securities or property purchasable under the several Warrant Certificates made in accordance with the provisions of this Agreement.

SECTION 22. Notices. Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the holder of any Warrant Certificate to or on the Company, (ii) subject to the provisions of Section 20, by the Company or by the holder of any Warrant Certificate to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the holder of any Warrant Certificate, shall be deemed given (x) on the date delivered, if delivered personally, (y) on the first Business Day following the deposit thereof with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, and (z) on the fourth Business Day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Company, to:

Owens Corning

•

•

Attention: •

Telecopy: (•) •-•

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(b) If to the Warrant Agent, to:

•

•

•

Attention: •

Telecopy: (•) •-•

(c) If to the holder of any Warrant Certificate, to the address of such holder as shown on the registry books of the Warrant Agent. Any notice required to be delivered by the Company to the registered holder of any Warrant may be given by the Warrant Agent on behalf of the Company.

SECTION 23. Supplements and Amendments.

(a) The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which, in every instance, shall not adversely affect the interests of the holders of Warrant Certificates.

(b) In addition to the foregoing, with the prior written consent of holders of Warrants entitled, upon exercise thereof, to receive not less than a majority of the shares of Common Stock issuable thereunder, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Warrant Agreement or modifying in any manner the rights of the holders of the Warrant Certificates; provided, however, that no modification of the terms (including but not limited to the adjustments described in Section 10 and Section 14(d) and the definitions of the terms “Initial Exercise Price” and “Current Market Price”) upon which the Warrants are exercisable or convertible or reducing the percentage required for consent to modification of this Agreement may be made without the prior written consent of the holder of each outstanding Warrant Certificate affected thereby.

SECTION 24. Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 25. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any Person other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.

SECTION 26. Governing Law; Conflicts. This Agreement and each Warrant Certificate issued hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof. In case of any conflict

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between a provision of this Agreement and a provision of the Plan, the provision of the Plan shall govern and control.

SECTION 27. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 28. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 29. Information. The Company agrees to promptly provide the registered holders of the Warrants the information it is required to, or otherwise elects to, provide to the holders of the Common Stock.

SECTION 30. Stock Exchange Listing. So long as any Warrants remain outstanding, the Company will use its commercially reasonable efforts to list the Warrants and any shares issuable upon exercise of the Warrants on the same securities exchange or over-the-counter market as the Common Stock, or if the Warrants or shares issuable upon exercise of the Warrants cannot be listed on such securities exchange or over-the-counter market, any other securities exchange or over-the-counter market acceptable to the Company’s Board of Directors, subject to the eligibility requirements of any such securities exchange or over-the-counter market.

SECTION 31. Notices of Certain Events. If:

(a) the Company shall order, declare, make or pay any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a cash dividend) to the holders of its shares of Common Stock; or

(b) the Company shall offer to the holders of its shares of Common Stock any additional shares of Common Stock or securities convertible into shares of Common Stock or any right to subscribe thereto (other than the Rights Offering, as such term is defined in the Plan); or

(c) there shall be a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger or sale of all or substantially all of its property, assets and business as an entirety); or

(d) any transaction set forth in subsections (i)-(iii) in the first sentence of Section 12;

then the Company shall cause written notice of such event to be filed with the Warrant Agent and instruct the Warrant Agent to mail a brief summary thereof to each holder of a Warrant Certificate in accordance with Section 22 hereof, such giving of notice to be completed at least 20 calendar days prior to the date fixed as a record date or the date of closing the transfer books of the Company for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or for the determination of stockholders entitled to vote on such proposed transaction. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. The failure to give the notice required by this Section 31 or any defect

18

therein shall not affect the legality or validity of any distribution, right, warrant, dissolution, liquidation or winding up or the vote upon or any other action taken in connection therewith.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OWENS CORNING

By:
Name:
Title:

•

By:
Name:
Title:

20

EXHIBIT I

[Form of Warrant Certificate]

[Face]

Certificate No. ______	______ Warrants

Series B Warrant Certificate

OWENS CORNING

This Warrant Certificate certifies that                     , or its successors or registered assigns, is the registered holder of                      Series B Warrants (the “Warrants”), to purchase shares of common stock, par value $.01 per share (the “Common Stock”), of Owens Corning, a Delaware corporation (the “Company”). Each Warrant entitles the holder upon exercise at any time on or after the date of this Warrant Certificate and prior to 5:00 p.m., New York City time, on •, 2013 (the “Expiration Date”), to receive from the Company one fully paid and nonassessable share of Common Stock for each Warrant at the initial exercise price (the “Exercise Price”) of $45.25 per share payable (i) in United States dollars or (ii) by certified or official bank check for United States Dollars made payable to the order of “Owens Corning”. In accordance with the provisions of Section 6 of the Series B Warrant Agreement, dated as of •, 2006, between the Company and •, as Warrant Agent (the “Warrant Agreement”), in lieu of payment of the aggregate Exercise Price as aforesaid, the holder of a Warrant may request the delivery by the Company of a number of shares of Common Stock equal to the product of (1) that number of shares of Common Stock underlying the Warrants being exercised and (2) the Cashless Exercise Ratio (as such term is defined in the Warrant Agreement).

In the event that each of the FAIR Act Conditions shall have been satisfied, then on or before the later to occur of (i) the sixtieth (60th) day after the first Business Day on which each of the FAIR Act Conditions (as such term is defined in the Warrant Agreement) shall have been satisfied, and (ii) the sixtieth (60th) day after the Initial Distribution Date (as such term is defined in the Warrant Agreement), the Warrants will be convertible into Common Stock of the Company at a conversion rate of • shares of Common Stock per Warrant (the “Conversion Rate”). No Warrant may be converted after the deadline set forth in the immediately preceding sentence.

No Warrant may be exercised after 5:00 p.m., New York City time, on the Expiration Date, and to the extent not exercised by such time such Warrants shall become void.

Reference is made to the further provisions of this Warrant Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

This Warrant shall not be valid for any purpose until it shall have been countersigned by the Warrant Agent.

IN WITNESS WHEREOF, Owens Corning has caused this Series B Warrant Certificate to be signed by its duly authorized officer, by a signature or facsimile thereof.

Dated:	OWENS CORNING

By:
Name:
Title:

Countersigned:

•,
as Warrant Agent

By:
Name:
Title:

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants by the Company expiring at 5:00 p.m., New York City time, on the Expiration Date, entitling the holder upon proper exercise to receive shares of Common Stock and are issued or to be issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Warrant Agreement.

The holder of the Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth below on this Warrant Certificate properly completed and executed, together with payment of the aggregate Exercise Price in accordance with the provisions set forth on the face of this Warrant Certificate. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his successor or assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

The holder of the Warrants evidenced by this Warrant Certificate may, in the event that each of the FAIR Act Conditions shall have been satisfied, convert the Warrants evidenced by this Warrant Certificate, on or before the later to occur of (i) the sixtieth (60th) day after the first Business Day on which each of the FAIR Act Conditions (as such term is defined in the Warrant Agreement) shall have been satisfied, and (ii) the sixtieth (60th) day after the Initial Distribution Date (as such term is defined in the Warrant Agreement), into shares of Common Stock in accordance with the provisions of the Warrant Agreement by surrendering this Warrant Certificate, with the form of election to convert set forth below on this Warrant Certificate properly completed and executed. In the event that upon any conversion of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not converted.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price, the number of shares of Common Stock issuable upon exercise of this Warrant and the Conversion Rate, in each case, set forth on the face hereof may, subject to certain conditions, be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company will pay the cash value in lieu thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another

Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the principal corporate trust office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

ASSIGNMENT FORM

(To be Executed if Holder Desires to

Transfer Warrants Evidenced Hereby)

FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please Print or Type Name and Address,

Including Postal Zip Code, of Assignee)

Please Insert Social Security

or Other Identifying Number of Assignee ___________________________________________________________________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints _________________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated: ,
Signature(s)*

(Social Security or Taxpayer Identification Number)

Signature(s) Guaranteed*

FORM OF ELECTION TO PURCHASE

(To Be Executed Upon Exercise of Warrant)

To: •, as Warrant Agent:

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares to the order of Owens Corning in the amount of $45.25 per share of Common Stock (subject to adjustment) in accordance with the terms of the Warrant Agreement, in cash or by certified or official bank check made payable to the order of the Company.

REQUEST FOR CASHLESS EXERCISE

☐	Please check if the undersigned, in lieu of tendering the cash payment, as aforesaid, hereby requests the delivery of a number of shares of Common Stock equal to the number of Warrants being exercised multiplied by the Cashless Exercise Ratio within the meaning of Section 6 of the Warrant Agreement.

The undersigned requests that a certificate for such shares be registered in the name of:

Please Insert Social Security

or Other Identifying Number __________________________________________________________________________

and be delivered to: __________________________________________________________________________________

(Please Print or Type Name and Address, Including Postal Zip Code)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

(Please Print or Type Address)

Dated: ,
Signature(s)*

(Social Security or Taxpayer Identification Number)

Signature(s) Guaranteed*

FORM OF ELECTION TO CONVERT

(To Be Executed Upon Conversion of Warrant Following Satisfaction of FAIR Act Conditions)

The undersigned hereby irrevocably elects to convert the Warrants, represented by this Warrant Certificate, into shares of Common Stock at a Conversion Rate of • shares per Warrant (subject to adjustment) in accordance with the terms of the Warrant Agreement.

The undersigned requests that a certificate for such shares be registered in the name of:

Please Insert Social Security

or Other Identifying Number ____________________________________________________________________________________

and be delivered to: ___________________________________________________________________________________________

(Please Print or Type Name and Address, Including Postal Zip Code)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

(Please Print or Type Address)

Dated: ,
Signature(s)*

(Social Security or Taxpayer Identification Number)

Signature(s) Guaranteed*

*	THE SIGNATURE TO THE ASSIGNMENT, THE SUBSCRIPTION OR THE CONVERSION FORM MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BEAR A SIGNATURE GUARANTEED BY AN “ELIGIBLE GUARANTOR INSTITUTION” AS DEFINED IN RULE 17Ad-15(2) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit N1

Forms of Contingent Note and Trust Promissory Note

[1]	Exhibit N remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

EXECUTION COPY

NEITHER THIS NOTE (AS DEFINED BELOW) NOR ANY INTEREST HEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF THE MAKER (AS HEREINAFTER DEFINED), WHICH CONSENT MAY BE WITHHELD IN THE SOLE DISCRETION OF THE MAKER.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. WITHOUT IN ANY WAY LIMITING THE TERMS OF THE FOREGOING PARAGRAPH, NO INTEREST IN THIS NOTE MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THE MAKER RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THIS NOTE SATISFACTORY TO THE MAKER STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR (B) THE MAKER OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

CONTINGENT NON-NEGOTIABLE PROMISSORY NOTE

$1,390,000,000.00	___________, 2006
Toledo, Ohio

FOR VALUE RECEIVED, the undersigned (the “Maker”) hereby promises and agrees to pay to [the Owens Corning/Fibreboard Asbestos Personal Injury Trust] (the “Holder”) on the Scheduled Principal Payment Date (as hereinafter defined), if any such Scheduled Principal Payment Date shall occur, the principal amount of ONE BILLION THREE HUNDRED NINETY MILLION AND NO/100 DOLLARS ($1,390,000,000.00), together with interest on the unpaid principal sum from (and including) the “Effective Date” under and as defined in the Plan (as hereinafter defined) (such date being the “Interest Accrual Commencement Date”) until (but excluding) the date upon which the principal hereof is paid in full, at a fixed rate of seven percent (7.0%) per annum as hereinafter provided, in each case subject to the terms and conditions hereof, including the provisions of Section 1(c). Interest hereunder shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. References in this Contingent Non-Negotiable Promissory Note (this “Note”) to the “Plan” mean that certain Sixth Amended Joint Plan of Reorganization (as Modified) for Owens Corning and Its Affiliated Debtors-in-Possession dated [July 10, 2006] (as amended from time to time), as confirmed by the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in a Confirmation Order entered on [September •, 2006] (the “Confirmation Order”), together with the exhibits and schedules thereto. This Note is the “Contingent Note” referred to in such Plan.

1.	Payment Obligations; New OCD Reserved Shares.

(a)

Principal and Interest. Subject to Section 1(c), the principal amount of this Note shall be payable in a single installment of $1,390,000,000 on (x) (i) if the Adjournment Date (as hereinafter defined) occurs on or prior to December 29, 2006 and the FAIR Act (as hereinafter defined) has not been enacted into law prior to the Trigger Date (as hereinafter defined), January 8, 2007, or (ii) if the Adjournment Date occurs after December 29, 2006 and the FAIR Act has not been enacted into law prior to the Trigger Date, the Trigger Date or (y) if the FAIR Act has been enacted into law prior to the Trigger Date and neither Section 1(c)(ii) nor clause (B) of Section 1(c)(iii) is applicable, the Final Order Date (as hereinafter defined). Such payment date is referred to herein as the “Scheduled Principal Payment Date.” If the FAIR Act has been enacted into law prior to the Trigger Date and either Section 1(c)(ii) or clause (B) of Section 1(c)(iii) is applicable, then no “Scheduled Principal Payment Date” shall occur. Subject to Section 1(c), interest on the unpaid principal amount of this Note shall begin to accrue on the Interest Accrual Commencement Date and all accrued and unpaid interest shall be due and payable on the Scheduled Principal Payment Date. Payments of principal and interest shall be made in lawful money of the United States of America, by wire transfer of immediately available funds to such bank account of the Holder as the Holder may designate from time to time by at least ten (10) Business Days’ (as hereinafter defined) prior written notice to the Maker. Any payment (excluding any prepayment) on or in respect of this Note shall be applied first to accrued but unpaid interest and then to the principal balance hereof. The unpaid principal amount of this Note may on or after January 1, 2007, at the option of the Maker, be prepaid, in whole or in part, at any time without premium or penalty, through the payment of an amount equal to 100% of the principal amount being prepaid, together with all accrued and unpaid interest on this Note to (but excluding) the date of the prepayment. At such time as this Note is paid or prepaid in full and the Reserved New OCD Shares and Related Proceeds have been issued and delivered to the Holder, it shall be surrendered to the Maker and cancelled and shall not be reissued. Anything in this Note to the contrary notwithstanding, any payment that is due on a date other than a Business Day (as hereinafter defined) shall be made on the next succeeding Business Day (and such extension of time shall be included in the computation of interest). As used in this Note, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois are required or authorized by law to be closed.

(b) (i)	In addition, the Maker covenants and agrees that it has reserved and holds in treasury, and will cause to be reserved and held in treasury, the “Reserved New OCD Shares” under and as defined in the Plan. In the event that the Condition Precedent described in Section 1(c) is met, then the Maker, concurrently with the payment of the Note pursuant to Section 1(a), shall also issue or cause to be issued and delivered to the Holder certificates, registered in the name or names as may be designated by the Holder, for the Reserved New OCD Shares pursuant to and in furtherance of the Plan and any Related Proceeds (as hereinafter defined) issuable hereunder.

(ii)

The Maker covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of common stock or its authorized and issued shares of common stock held in the Maker’s treasury or, if applicable, it will keep out of its authorized and unissued other securities, free from any preemptive or similar rights, the number of

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shares of common stock of the Maker that will be sufficient to permit the delivery to the Holder of the Reserved New OCD Shares and any Related Proceeds issuable hereunder.

(iii)

In the event that the Maker shall, at any time on or after the date of this Note and prior to the date that the Maker satisfied all of its obligations hereunder, (A) fix a record date for, or declare, a dividend or distribution on shares of common stock of the Maker (whether payable in cash, shares of any class of capital stock, rights, other securities, options, warrants, evidences of indebtedness, assets, subscription rights or otherwise), (B) subdivide the Maker’s outstanding shares of common stock into a greater number of shares of common stock, (C) combine the Maker’s outstanding shares of common stock into a smaller number of shares, (D) issue any shares of capital stock, rights, other securities, options, warrants, evidences of indebtedness, subscription rights or other securities or assets or properties (including cash) in a reclassification of the Maker’s shares of common stock (including any such reclassification in connection with a consolidation or merger in which the Maker is the continuing corporation) or otherwise reclassify or change the outstanding shares of the Maker’s common stock, (E) consummate any consolidation, merger or combination of the Maker with or into another corporation or other entity as a result of which holders of common stock of the Maker shall be entitled to receive any shares of capital stock, rights, other securities, options, warrants, evidences of indebtedness, subscription rights or other securities or assets or properties (including cash) with respect to or in exchange for the Maker’s common stock or (F) consummate any sale or conveyance of the property or assets of the Maker as, or substantially as, an entirety to any other entity or person as a result of which holders of the Maker’s common stock shall be entitled to receive any shares of capital stock, rights, other securities, options, warrants, evidences of indebtedness, subscription rights or other securities or assets or properties (including cash) with respect to or in exchange for such common stock, then the Maker, or such successor corporation or entity or transferee or person, as the case may be, shall make appropriate provision such that on the Scheduled Principal Payment Date the Holder shall receive, in addition to any payments and deliveries due under the Note on such date pursuant to Sections 1(a) and 1(b)(i), the aggregate number and kind of shares of capital stock, rights, other securities, options, warrants, evidences of indebtedness, subscription rights or other securities or assets or properties (including cash), which, in each case, the Holder would have been entitled to receive by virtue of such dividend, distribution, subdivision, combination, reclassification, consolidation, merger, combination, sale or conveyance had the Reserved New OCD Shares been issued and owned by the Holder at the date of such record date, declaration, dividend, distribution, subdivision, combination, reclassification, consolidation, merger, combination, sale or conveyance, and to otherwise preserve rights substantially equivalent to those in this Note (any additional shares of capital stock, rights, other securities,

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options, warrants, evidences of indebtedness, assets (including cash), properties or subscription rights to be delivered pursuant to this clause (iii), collectively the “Related Proceeds”). In the event that the Maker shall not be the surviving entity in any of the transactions described above or shall have consummated any sale or conveyance of the property or assets of the Maker as, or substantially as, an entirety to any other entity or person, then as a condition precedent to the same, the Maker shall cause the other person or entity involved in such transaction to agree in writing to assume Maker’s obligations under this Section 1(b), and such assumption shall not relieve Maker from any such obligation.

(iv)	The Maker agrees that it will take all such actions as may be necessary to ensure that the Reserved New OCD Shares and Related Proceeds shall, at the time of delivery of the certificates for such Reserved New OCD Shares and/or such Related Proceeds, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights.

(v)	The Maker covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Note or certificates evidencing the Reserved New OCD Shares and any other securities that the Maker is required to issue to the Holder pursuant to the terms hereof only if and to the extent required under applicable law notwithstanding the terms and conditions of the Plan and the Confirmation Order.

(vi)	The Holder shall for all purposes be deemed to have become the holder of record of the Reserved New OCD Shares and any other Related Proceeds that the Maker is required to issue to the Holder hereunder on, and any such certificates representing the same, shall be dated, the Scheduled Principal Payment Date; provided, however, that if such date is a date upon which the common stock transfer books of the Maker are closed, the Holder shall be deemed to have become the record holder thereof on, and such certificates shall be dated, the next succeeding day on which the common stock transfer books of the Maker are open.

(vii)	In the event that any time, as a result of an adjustment made pursuant to Section 1(b)(iii), the Holder shall become entitled to receive any shares of capital stock or other securities or rights other than shares of the Maker’s common stock, thereafter the number of such other shares of common stock of the Maker or other securities, properties, assets (including cash) or rights so receivable hereunder shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in Section 1(b)(iii) and the provisions of Sections 1(b)(v), 1(b)(vi) and (1)(b)(x) with respect to the shares of the Maker’s common stock shall apply on like terms to any such other shares or other securities or rights.

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(viii)	The Maker agrees that it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants to be observed or performed hereunder by the Maker.

(ix)	Whenever any event described in Section 1(b)(iii) occurs, the Maker shall promptly prepare and deliver to the Holder a certificate setting forth the adjustments to the number and types of securities issuable hereunder, and a brief statement of the facts accounting for such adjustment.

(x)	If the holders of the Maker’s common stock may elect from choices the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance or other transaction, then for the purpose hereof, the kind and amount of securities, cash and other property receivable by the Maker on the Scheduled Principal Payment Date as a result of such reclassification, change, consolidation, merger, combination, sale or conveyance pursuant to this Section 1(b) shall be as elected in writing by the Holder on a per share or security basis. This Note provides for adjustments which, for events subsequent to the date hereof, shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 1(b)(iii). The above provisions shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances of the kind described above.

(c)	Condition Precedent. The payment obligations described in Section 1(a) and the obligations of the Maker to issue and deliver the New OCD Reserved Shares and Related Proceeds referenced in Section 1(b) in accordance with the Plan, shall be subject to the condition precedent (the “Condition Precedent”) that the Fairness in Asbestos Injury Resolution Act of 2006 (formerly denominated as S. 852), a previous version of which was voted out of the Senate Judiciary Committee on May 26, 2005 and was the subject of a failed procedural vote on the Senate floor on February 14, 2006, as such may be amended during the 109th Congress (the “FAIR Act”), has not been enacted into law on or before the date (the “Trigger Date”) occurring ten days after the final adjournment sine die of the 109th Congress of the United States of America (the earlier of the date of such final adjournment or January 3, 2007, the “Adjournment Date”); provided, however, that:

(i)	if the FAIR Act is not enacted into law on or before the Trigger Date, then the Condition Precedent shall be deemed to be satisfied and the obligations under this Note shall vest and the Maker shall satisfy this Note as set forth in Section 1(a) above and shall deliver to the Holder the New OCD Reserved Shares and any Related Proceeds as referenced in Section 1(b) above;

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(ii)	if the FAIR Act is enacted into law on or before the Trigger Date, and is not subject to an action, cause of action, suit or other proceeding challenging the constitutionality, validity or enforceability of the FAIR Act (a “Challenge Proceeding”) on or before March 31, 2007, the Condition Precedent shall not be satisfied, the obligations under this Note (including the obligations set forth in Sections 1(a) and 1(b) hereof) shall not vest, this Note will be fully cancelled and the Pledge Agreement (as hereinafter defined) shall automatically terminate and the Collateral (as hereinafter defined) and liens and security interests that may be granted under the Pledge Agreement shall automatically be released and terminated (at no cost or expense to the Maker); and

(iii)	if the FAIR Act is enacted into law on or before the Trigger Date, but is subject to a Challenge Proceeding on or before March 31, 2007, then the Condition Precedent shall not yet be satisfied and the obligations under this Note shall not yet vest, subject to the resolution of the Challenge Proceeding by a Final Order (as defined below) as follows:

(A)	if the Challenge Proceeding is resolved by a Final Order (i) such that the FAIR Act is found to be unconstitutional, invalid or otherwise unenforceable in its entirety or as applied to debtors in proceedings under chapter 11 (“Chapter 11”) of the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended (the “Bankruptcy Code”), whose plans of reorganization have not yet been confirmed and become substantially consummated (i.e., debtors that are then similarly situated to the Maker as of July 1, 2006 (in a Chapter 11 case with a plan of reorganization that has not yet been confirmed)), so that such debtors will not be subject to the FAIR Act, or (ii) permanently enjoining or barring the efficacy of the FAIR Act, then: (1) the Condition Precedent shall be deemed to be satisfied on the date of such Final Order (the date of such Final Order, being the “Final Order Date”); and (2) the entire principal amount of the Note, together with all unpaid interest accrued (at the rate set forth in, and accrued in accordance with the provisions of, Section 1(a)) since the Interest Accrual Commencement Date shall be due and payable, as described in Section 1(a) and the Reserved New OCD Shares and any Related Proceeds shall be issued and delivered to the Holder as described in Section 1(b) within three (3) Business Days of the Final Order Date; provided, however, that neither the Note (including any interest accrued thereon) shall become payable, nor shall the Reserved New OCD Shares nor any Related Proceeds be issued or delivered, prior to January 1, 2007; or

(B)	if the Challenge Proceeding is resolved by a Final Order in a manner other than as contemplated by the immediately preceding clause (A), then the Condition Precedent shall not be satisfied, the

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obligations under this Note (including the obligations set forth in Sections 1(a) and 1(b) hereof) shall not vest, this Note will be fully cancelled and the Pledge Agreement shall automatically terminate and the Collateral, liens and security interests that may be granted under the Pledge Agreement shall automatically be released and terminated (at no cost or expense to the Maker).

(iv)	As used in this Note, a “Final Order” means an order or judgment of any court of competent jurisdiction, as entered on the docket of such court, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

(d)	The Maker is entering into a Pledge Agreement Regarding Contingent Payment Note on the date hereof (as amended from time to time, the “Pledge Agreement”) pursuant to which it has agreed to secure all of its obligations under this Note, including, without limitation, its payment obligations set forth in Section 1(a) and its obligations to reserve and deliver the Reserved New OCD Shares and any Related Proceeds set forth in Section 1(b) in accordance with the Plan and hereunder. The Pledge Agreement provides for the grant to the Holder of a security interest in 51% of the outstanding Equity Interests directly owned by the Maker in [EFFECTIVE DATE NAME OF OWENS CORNING, A DELAWARE CORPORATION] (“Reorganized OCD”) and each other Pledged Entity (as defined in the Pledge Agreement) on a fully diluted basis, provided that, such Equity Interests shall never be less than the Equity Interests that would entitle the Holder to 51% of the aggregate ordinary voting power of all outstanding Equity Interests of Reorganized OCD and each other Pledged Entity on a fully diluted basis (collectively, such pledged assets, the “Collateral”).

2.	Events of Default and Remedies.

(a)	Events of Default. So long as this Note has not been paid in full and the Reserved New OCD Shares (and the Related Proceeds) have not been delivered to the Holder, each of the following events will constitute an “Event of Default”:

(i)	any default in the payment of the principal or accrued interest payable under this Note as and when the same shall become due and payable;

(ii)	the Maker shall fail to deliver the Reserved New OCD Shares and Related Proceeds to the Holder as required under Section 1(b);

(iii)

the Maker shall fail to grant a security interest in the Pledged Collateral (as defined in the Pledge Agreement) or shall otherwise fail to comply with Section 5(c) of the Pledge Agreement and such failure shall continue

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unremedied for a period of ten (10) Business Days after it becomes aware of or is notified by the Trust of such failure;

(iv)	commencement of an involuntary case or other proceeding against the Maker or any Pledged Entity (as defined in the Pledge Agreement) seeking (A) liquidation, reorganization or other relief with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) the appointment of a receiver, liquidator, custodian or trustee of the Maker or such Pledged Entity or for all or substantially all the property and other assets of the Maker or such Pledged Entity or (C) the winding up or liquidation of the affairs of the Maker or any Pledged Entity, if, in the case of any of (A), (B) or (C) above, such case or proceeding shall remain unstayed and undismissed for a period of ninety (90) days; or

(v)	(A) commencement of a voluntary case by the Maker or any Pledged Entity under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) consent by the Maker or any Pledged Entity to the entry of an order for relief in an involuntary case against the Maker or such Pledged Entity under any such law, (C) consent by the Maker [or any Pledged Entity to the appointment or taking possession by a receiver, liquidator, custodian or trustee of the Maker or such Pledged Entity for all or substantially all its assets or (D) a general assignment by the Maker or any Pledged Entity for the benefit of its creditors.

(b)

Remedies. If an Event of Default specified in Section 2(a)(i) shall occur, then the Holder may, by written notice to the Maker (any notice delivered pursuant to this Section 2(b), a “Default Notice”), so long as the Event of Default is continuing, declare all unpaid principal and accrued and unpaid interest under this Note immediately due and payable, without further presentment, demand, protest or further notice, all of which are hereby expressly waived by the Maker. If an Event of Default specified in Section 2(a)(ii) shall occur, then the Holder may, in a Default Notice, so long as the Event of Default is continuing, require the Maker to immediately deliver to Holder the Reserved New OCD Shares (and the Related Proceeds issuable hereunder), without further presentment, demand, protest or further notice, all of which are hereby expressly waived by the Maker. If an Event of Default specified in Section 2(a)(iii) shall occur, subject to the last sentence of this Section 2(b), then the Holder may, in a Default Notice, so long as the Event of Default is continuing, declare all unpaid principal and accrued and unpaid interest under this Note immediately due and payable and the Reserved New OCD Shares (and the Related Proceeds) shall become immediately deliverable to the Holder, in each case, without further presentment, demand, protest or further notice, all of which are hereby expressly waived by the Maker. If any Event of Default specified in Section 2(a)(iv) or (v) shall occur, subject to the last sentence of this Section 2(b), then, without any notice to the Maker or any other act by the Holder, the entire principal amount of this Note (together with all accrued interest thereon) shall become immediately due and payable and the

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Reserved New OCD Shares (and the Related Proceeds) shall become immediately deliverable to the Holder, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker. Notwithstanding the foregoing, following the occurrence of an Event of Default hereunder and the acceleration of the obligations hereunder at any time prior to the Condition Precedent having been satisfied, anything due to be paid or delivered to the Holder on account of this Note shall be held in trust by the Maker for the benefit of the Holder (provided that the Maker shall not be required to issue or deliver the Reserved New OCD Shares (and the Related Proceeds issuable hereunder) unless and until the event described in clause (x) below occurs, so long as the Maker provides reasonably satisfactory evidence that the Reserved New OCD Shares and the Related Proceeds have been reserved and held in treasury in accordance with Section 1(b)) until the earlier of: (x) the satisfaction of the Condition Precedent pursuant to Section 1(c), and upon such satisfaction of all amounts and payment due hereunder and the Reserved New OCD Shares (and the Related Proceeds issuable hereunder) shall be turned over and delivered to the Holder, and in the case of the payment of cash, shall be applied by the Holder to the obligations and liabilities then due and owing hereunder and (y) the occurrence of any event of the type described in Section 1(c)(ii) or 1(c)(iii)(B) and the cancellation of this Note, (1) in which case, all such amounts and the Reserved New OCD Shares (and the Related Proceeds issuable hereunder) shall be deemed the property of, and shall promptly thereafter to the extent applicable be returned to, the Maker and (2) the Maker shall have no liability arising from any prior Event of Default or breach of this Note.

3.	Waivers; Amendments. Except as set forth in Section 2(b), to the extent permitted by applicable law, the Maker hereby expressly waives demand for payment, presentment, notice of dishonor, notice of intent to demand, notice of acceleration, notice of intent to accelerate, protest, notice of protest and diligence in collecting and the bringing of suit against the Maker with respect to this Note. The Maker agrees that the Holder may extend the time for repayment or performance or accept partial payment or performance an unlimited number of times without discharging or releasing the Maker from its obligations under this Note. No delay or omission on the part of the Holder in exercising any power or right in connection herewith shall operate as a waiver of such right or any other right under this Note, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No amendment, modification or waiver of any provision of this Note, nor any consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the person (or such person’s attorney-in-fact) against whom enforcement thereof is to be sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

4.

No Recourse Against Individuals. No director, officer, employee, manager, shareholder, member, partner or representative of the Maker (in each case, in such person’s capacity as such) shall have any personal liability in respect of any obligations (including the payment obligations) of the Maker under this Note, or for any claim based on, with

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respect to or by reason of such obligations or their creation, by reason of his/her or its status as such. By accepting this Note, the Holder hereby waives and releases all such liability. Such waiver and release is part of the consideration for the issue of the Note by the Maker.

5.	Certain Representations. The Maker hereby represents that: (a) it is duly incorporated, validly existing and in good standing under the laws of its organization and has full corporate power and authority to execute and deliver this Note; (b) its execution and delivery of this Note has been duly authorized by all necessary corporate action on its part; and (c) this Note constitutes a legal, valid and binding obligation of the Maker, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance and other laws of general applicability relating to or affecting creditors’ rights and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.	Prohibition on Assignment. Neither this Note nor any interest herein may be sold, distributed, assigned, offered, pledged or otherwise transferred without the prior written consent of the Maker, which consent may be withheld in the sole discretion of the Maker. The Holder understands that none of this Note, the Pledge Agreement or the Collateral have been registered, and in no event shall the Maker be required to register any of the foregoing, under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. As such, without limiting the provisions of the first sentence of this Section 6 in any way, any sale, distribution, assignment, offering, pledge or other transfer of this Note may only be effected in a transaction that is exempt from registration under the Securities Act and applicable state securities laws, as evidenced by a legal opinion from legal counsel to the Holder, which, in each of the case of such legal opinion and legal counsel, are reasonably acceptable to the Maker.

7.	Entire Agreement. This Note and the Pledge Agreement (together with any corresponding provisions in the Plan) constitute the entire agreement and understanding among the Holder and the Maker with respect to the subject matter of this Note and supersede all prior agreements and understandings, oral or written, among or binding upon such parties with respect to the subject matter of this Note.

8.	Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight-delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight-delivery service (with charges prepaid). Any such notice shall be sent:

(i)	if to the Holder, at such address as the Holder shall have specified to the Maker in writing; or

(ii)	if to the Maker, to , or to such other address as the Maker may hereafter specify for itself to the Holder in writing.

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9.	Captions; Interpretation. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Note. Except where the context otherwise requires, the defined terms used in this Note shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall” and both “will” and “shall” are used in the mandatory and imperative sense. The word “may” means is authorized or permitted to, while “may not” means is not authorized or permitted to. Unless the context otherwise requires: (i) any definition of or reference to any agreement or other document herein shall be construed as referring to such agreement or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or therein); (ii) any reference herein to the subsidiaries of any entity shall be construed to include such entity’s direct and indirect subsidiaries; (iii) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (iv) all references herein to sections shall be construed to refer to sections of this Note.

10.	Severability. If any provision contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Note, and in either case the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

11.	Governing Law. The construction, validity and enforceability of this Note shall be governed by the substantive laws of the State of Delaware, without giving effect to any principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.

*        *        *

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EXECUTION COPY

MAKER:

[OWENS CORNING (REORGANIZED) INC.]

By:
Name:
Title:

EXECUTION COPY

NEITHER THIS NOTE (AS DEFINED BELOW) NOR ANY INTEREST HEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF THE MAKER (AS HEREINAFTER DEFINED), WHICH CONSENT MAY BE WITHHELD IN THE SOLE DISCRETION OF THE MAKER.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. WITHOUT IN ANY WAY LIMITING THE TERMS OF THE FOREGOING PARAGRAPH, NO INTEREST IN THIS NOTE MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THE MAKER RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THIS NOTE SATISFACTORY TO THE MAKER STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR (B) THE MAKER OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

NON-NEGOTIABLE TRUST PROMISSORY NOTE

$ [_______]	___________, 2006
Toledo, Ohio

FOR VALUE RECEIVED, the undersigned (the “Maker”) hereby promises and agrees to pay to [the Owens Corning/Fibreboard Asbestos Personal Injury Trust] (the “Holder”) on the Scheduled Principal Payment Date (as hereinafter defined), the principal amount equal to $ [the sum of (A) the Cash (as defined in the Plan (as hereinafter defined)) component of that portion of the Combined OCD Distribution Package (as defined in the Plan) equal to the product of (x) the Class A7 Initial Distribution Percentage (as defined in the Plan) and (y) the Combined OCD Distribution Package (as defined in the Plan) plus (B) $2.1 billion, less $1.25 billion], together with interest on the unpaid principal sum from (and including) the “Effective Date” under and as defined in the Plan (such date being the “Interest Accrual Commencement Date”) until (but excluding) the date upon which the principal hereof is paid in full, at a fixed rate of seven percent (7.0%) per annum as hereinafter provided, in each case subject to the terms and conditions hereof. Interest hereunder shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. References in this Non-Negotiable Trust Promissory Note (this “Note”) to the “Plan” mean that certain Sixth Amended Joint Plan of Reorganization (as Modified) for Owens Corning and Its Affiliated Debtors-in-Possession dated [July 10, 2006] (as amended from time to time), as confirmed by the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in a Confirmation Order entered on [September •, 2006] (the “Confirmation Order”), together with the exhibits and schedules thereto. This Note is the “Trust Promissory Note” referred to in such Plan.

1.	Payment Obligations; New OCD Reserved Shares.

(a)

Principal and Interest. The principal amount of this Note shall be payable in a single installment equal to $ [            ] on January 8, 2007. Such payment date is referred to herein as the “Scheduled Principal Payment Date.” Interest on the unpaid principal amount of this Note shall begin to accrue on the Interest Accrual

Commencement Date and all accrued and unpaid interest shall be due and payable on the Scheduled Principal Payment Date. Payments of principal and interest shall be made in lawful money of the United States of America, by wire transfer of immediately available funds to such bank account of the Holder as the Holder may designate from time to time by at least ten (10) Business Days’ (as hereinafter defined) prior written notice to the Maker. Any payment (excluding any prepayment) on or in respect of this Note shall be applied first to accrued but unpaid interest and then to the principal balance hereof. The unpaid principal amount of this Note may on or after January 1, 2007, at the option of the Maker, be prepaid, in whole or in part, at any time without premium or penalty, through the payment of an amount equal to 100% of the principal amount being prepaid, together with all accrued and unpaid interest on this Note to (but excluding) the date of the prepayment. At such time as this Note is paid or prepaid in full and the Reserved New OCD Shares and Related Proceeds shall have been issued and delivered to the Holder, it shall be surrendered to the Maker and cancelled and shall not be reissued. Anything in this Note to the contrary notwithstanding, any payment that is due on a date other than a Business Day (as hereinafter defined) shall be made on the next succeeding Business Day (and such extension of time shall not be included in the computation of interest). As used in this Note, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois are required or authorized by law to be closed.

(b) (i)	In addition, the Maker covenants and agrees that it has reserved and holds in treasury, and will cause to be reserved and held in treasury, the “Reserved New OCD Shares” under and as defined in the Plan. Concurrently with the payment of the Note pursuant to Section 1(a), on January 8, 2007, the Maker shall also issue or cause to be issued and delivered to the Holder certificates, registered in the name or names as may be designated by the Holder, for the Reserved New OCD Shares pursuant to and in furtherance of the Plan and any Related Proceeds (as hereinafter defined) issuable hereunder.

(ii)	The Maker covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of common stock or its authorized and issued shares of common stock held in the Maker’s treasury or, if applicable, it will keep out of its authorized and unissued other securities, free from any preemptive or similar rights, the number of shares of common stock of the Maker that will be sufficient to permit the delivery to the Holder of the Reserved New OCD Shares and any Related Proceeds issuable hereunder.

(iii)

In the event that the Maker shall, at any time on or after the date of this Note and prior to the date that the Maker satisfied all of its obligations hereunder, (A) fix a record date for, or declare, a dividend or distribution on shares of common stock of the Maker (whether payable in cash, shares of any class of capital stock, rights, other securities, options, warrants,

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evidences of indebtedness, assets, subscription rights or otherwise), (B) subdivide the Maker’s outstanding shares of common stock into a greater number of shares of common stock, (C) combine the Maker’s outstanding shares of common stock into a smaller number of shares, (D) issue any shares of capital stock, rights, other securities, options, warrants, evidences of indebtedness, subscription rights or other securities or assets or properties (including cash) in a reclassification of the Maker’s shares of common stock (including any such reclassification in connection with a consolidation or merger in which the Maker is the continuing corporation) or otherwise reclassify or change the outstanding shares of the Maker’s common stock, (E) consummate any consolidation, merger or combination of the Maker with or into another corporation or other entity as a result of which holders of common stock of the Maker shall be entitled to receive any shares of capital stock, rights, other securities, options, warrants, evidences of indebtedness, subscription rights or other securities or assets or properties (including cash) with respect to or in exchange for the Maker’s common stock or (F) consummate any sale or conveyance of the property or assets of the Maker as, or substantially as, an entirety to any other entity or person as a result of which holders of the Maker’s common stock shall be entitled to receive any shares of capital stock, rights, other securities, options, warrants, evidences of indebtedness, subscription rights or other securities or assets or properties (including cash) with respect to or in exchange for such common stock, then the Maker, or such successor corporation or entity or transferee or person, as the case may be, shall make appropriate provision such that on the Scheduled Principal Payment Date the Holder shall receive, in addition to any payments and deliveries due under the Note on such date pursuant to Sections 1(a) and 1(b)(i), the aggregate number and kind of shares of capital stock, rights, other securities, options, warrants, evidences of indebtedness, subscription rights or other securities or assets or properties (including cash), which, in each case, the Holder would have been entitled to receive by virtue of such dividend, distribution, subdivision, combination, reclassification, consolidation, merger, combination, sale or conveyance had the Reserved New OCD Shares been issued and owned by the Holder at the date of such record date, declaration, dividend, distribution, subdivision, combination, reclassification, consolidation, merger, combination, sale or conveyance, and to otherwise preserve rights substantially equivalent to those in this Note (any additional shares of capital stock, rights, other securities, options, warrants, evidences of indebtedness, assets (including cash), properties or subscription rights to be delivered pursuant to this clause (iii), collectively the “Related Proceeds”). In the event that the Maker shall not be the surviving entity in any of the transactions described above or shall have consummated any sale or conveyance of the property or assets of the Maker as, or substantially as, an entirety to any other entity or person, then as a condition precedent to the same, the Maker shall cause the other person or entity involved in such transaction to agree in writing

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to assume Maker’s obligations under this Section 1(b), and such assumption shall not relieve Maker from any such obligation.

(iv)	The Maker agrees that it will take all such actions as may be necessary to ensure that the Reserved New OCD Shares and Related Proceeds shall, at the time of delivery of the certificates for such Reserved New OCD Shares and/or such Related Proceeds, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights.

(v)	The Maker covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Note or certificates evidencing the Reserved New OCD Shares and any other securities that the Maker is required to issue to the Holder pursuant to the terms hereof only if and to the extent required under applicable law notwithstanding the terms and conditions of the Plan and the Confirmation Order.

(vi)	The Holder shall for all purposes be deemed to have become the holder of record of the Reserved New OCD Shares and any other Related Proceeds that the Maker is required to issue to the Holder hereunder on, and any such certificates representing the same, shall be dated, the Scheduled Principal Payment Date; provided, however, that if such date is a date upon which the common stock transfer books of the Maker are closed, the Holder shall be deemed to have become the record holder thereof on, and such certificates shall be dated, the next succeeding day on which the common stock transfer books of the Maker are open.

(vii)	In the event that any time, as a result of an adjustment made pursuant to Section 1(b)(iii), the Holder shall become entitled to receive any shares of capital stock or other securities or rights other than shares of the Maker’s common stock, thereafter the number of such other shares of common stock of the Maker or other securities, properties, assets (including cash) or rights so receivable hereunder shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in Section 1(b)(iii) and the provisions of Sections 1(b)(v), 1(b)(vi) and (1)(b)(x) with respect to the shares of the Maker’s common stock shall apply on like terms to any such other shares or other securities or rights.

(viii)	The Maker agrees that it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants to be observed or performed hereunder by the Maker.

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(ix)	Whenever any event described in Section 1(b)(iii) occurs, the Maker shall promptly prepare and deliver to the Holder a certificate setting forth the adjustments to the number and types of securities issuable hereunder, and a brief statement of the facts accounting for such adjustment.

(x)	If the holders of the Maker’s common stock may elect from choices the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance or other transaction, then for the purpose hereof, the kind and amount of securities, cash and other property receivable by the Maker on the Scheduled Principal Payment Date as a result of such reclassification, change, consolidation, merger, combination, sale or conveyance pursuant to this Section 1(b) shall be as elected in writing by the Holder on a per share or security basis. This Note provides for adjustments which, for events subsequent to the date hereof, shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 1(b)(iii). The above provisions shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances of the kind described above.

(c)	The Maker is entering into a Pledge Agreement Regarding [Contingent] Payment Note on the date hereof (as amended from time to time, the “Pledge Agreement”) pursuant to which it has agreed to secure all of its obligations under this Note, including, without limitation, its payment obligations set forth in Section 1(a) and its obligations to reserve and deliver the Reserved New OCD Shares and any Related Proceeds set forth in Section 1(b) in accordance with the Plan and hereunder. The Pledge Agreement provides for the grant to the Holder of a security interest in 51% of the outstanding Equity Interests directly owned by the Maker in [EFFECTIVE DATE NAME OF OWENS CORNING, A DELAWARE CORPORATION] (“Reorganized OCD”) and each other Pledged Entity (as defined in the Pledge Agreement) on a fully diluted basis, provided that, such Equity Interests shall never be less than the Equity Interests that would entitle the Holder to 51% of the aggregate ordinary voting power of all outstanding Equity Interests of Reorganized OCD and each other Pledged Entity on a fully diluted basis (collectively, such pledged assets, the “Collateral”).

2.	Events of Default and Remedies.

(a)	Events of Default. So long as this Note has not been paid in full and the Reserved New OCD Shares (and the Related Proceeds) have not been delivered to the Holder, each of the following events will constitute an “Event of Default”:

(i)	any default in the payment of the principal or accrued interest payable under this Note as and when the same shall become due and payable;

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(ii)	the Maker shall fail to deliver the Reserved New OCD Shares and Related Proceeds to the Holder as required under Section 1(b);

(iii)	the Maker shall fail to grant a security interest in the Pledged Collateral (as defined in the Pledge Agreement) or shall otherwise fail to comply with Section 5(c) of the Pledge Agreement and such failure shall continue unremedied for a period of ten (10) Business Days after it becomes aware of or is notified by the Trust of such failure;

(iv)	commencement of an involuntary case or other proceeding against the Maker or any Pledged Entity (as defined in the Pledge Agreement) seeking (A) liquidation, reorganization or other relief with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) the appointment of a receiver, liquidator, custodian or trustee of the Maker or such Pledged Entity or for all or substantially all the property and other assets of the Maker or such Pledged Entity or (C) the winding up or liquidation of the affairs of the Maker or any Pledged Entity, if, in the case of any of (A), (B) or (C) above, such case or proceeding shall remain unstayed and undismissed for a period of ninety (90) days; or

(v)	(A) commencement of a voluntary case by the Maker or any Pledged Entity under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) consent by the Maker or any Pledged Entity to the entry of an order for relief in an involuntary case against the Maker or such Pledged Entity under any such law, (C) consent by the Maker or any Pledged Entity to the appointment or taking possession by a receiver, liquidator, custodian or trustee of the Maker or such Pledged Entity for all or substantially all its assets or (D) a general assignment by the Maker or any Pledged Entity for the benefit of its creditors.

(b)

Remedies. If an Event of Default specified in Section 2(a)(i) shall occur, then the Holder may, by written notice to the Maker (any notice delivered pursuant to this Section 2(b), a “Default Notice”), so long as the Event of Default is continuing, declare all unpaid principal and accrued and unpaid interest under this Note immediately due and payable, without further presentment, demand, protest or further notice, all of which are hereby expressly waived by the Maker. If an Event of Default specified in Section 2(a)(ii) shall occur, then the Holder may, in a Default Notice, so long as the Event of Default is continuing, require the Maker to immediately deliver to Holder the Reserved New OCD Shares (and the Related Proceeds issuable hereunder), without further presentment, demand, protest or further notice, all of which are hereby expressly waived by the Maker. If an Event of Default specified in Section 2(a)(iii) shall occur, subject to the last sentence of this Section 2(b), then the Holder may, in a Default Notice, so long as the Event of Default is continuing, declare all unpaid principal and accrued and unpaid interest under this Note immediately due and payable and the Reserved New OCD Shares (and the Related Proceeds) shall become immediately

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deliverable to the Holder, in each case, without further presentment, demand, protest or further notice, all of which are hereby expressly waived by the Maker. If any Event of Default specified in Section 2(a)(iv) or (v) shall occur, subject to the last sentence of this Section 2(b), then, without any notice to the Maker or any other act by the Holder, the entire principal amount of this Note (together with all accrued interest thereon) shall become immediately due and payable and the Reserved New OCD Shares (and the Related Proceeds) shall become immediately deliverable to the Holder, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker. Notwithstanding the foregoing, following the occurrence of an Event of Default hereunder and the acceleration of the obligations hereunder at any time prior to January 8, 2007, anything due to be paid or delivered to the Holder on account of this Note shall be held in trust by the Maker for the benefit of the Holder until January 8, 2007, and upon such date all amounts and payments due hereunder and the Reserved New OCD Shares (and the Related Proceeds issuable hereunder) shall be turned over and delivered to the Holder, and in the case of the payment of cash, shall be applied by the Holder to the obligations and liabilities then due and owning hereunder.

3.	Waivers; Amendments. Except as set forth in Section 2(b), to the extent permitted by applicable law, the Maker hereby expressly waives demand for payment, presentment, notice of dishonor, notice of intent to demand, notice of acceleration, notice of intent to accelerate, protest, notice of protest and diligence in collecting and the bringing of suit against the Maker with respect to this Note. The Maker agrees that the Holder may extend the time for repayment or performance or accept partial payment or performance an unlimited number of times without discharging or releasing the Maker from its obligations under this Note. No delay or omission on the part of the Holder in exercising any power or right in connection herewith shall operate as a waiver of such right or any other right under this Note, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No amendment, modification or waiver of any provision of this Note, nor any consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the person (or such person’s attorney-in-fact) against whom enforcement thereof is to be sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

4.	No Recourse Against Individuals. No director, officer, employee, manager, shareholder, member, partner or representative of the Maker (in each case, in such person’s capacity as such) shall have any personal liability in respect of any obligations (including the payment obligations) of the Maker under this Note, or for any claim based on, with respect to or by reason of such obligations or their creation, by reason of his/her or its status as such. By accepting this Note, the Holder hereby waives and releases all such liability. Such waiver and release is part of the consideration for the issue of the Note by the Maker.

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5.	Certain Representations. The Maker hereby represents that: (a) it is duly incorporated, validly existing and in good standing under the laws of its organization and has full corporate power and authority to execute and deliver this Note; (b) its execution and delivery of this Note has been duly authorized by all necessary corporate action on its part; and (c) this Note constitutes a legal, valid and binding obligation of the Maker, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance and other laws of general applicability relating to or affecting creditors’ rights and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.	Prohibition on Assignment. Neither this Note nor any interest herein may be sold, distributed, assigned, offered, pledged or otherwise transferred without the prior written consent of the Maker, which consent may be withheld in the sole discretion of the Maker. The Holder understands that none of this Note, the Pledge Agreement or the Collateral have been registered, and in no event shall the Maker be required to register any of the foregoing, under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. As such, without limiting the provisions of the first sentence of this Section 6 in any way, any sale, distribution, assignment, offering, pledge or other transfer of this Note may only be effected in a transaction that is exempt from registration under the Securities Act and applicable state securities laws, as evidenced by a legal opinion from legal counsel to the Holder, which, in each of the case of such legal opinion and legal counsel, are reasonably acceptable to the Maker.

7.	Entire Agreement. This Note and the Pledge Agreement (together with any corresponding provisions in the Plan) constitute the entire agreement and understanding among the Holder and the Maker with respect to the subject matter of this Note and supersede all prior agreements and understandings, oral or written, among or binding upon such parties with respect to the subject matter of this Note.

8.	Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight-delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight-delivery service (with charges prepaid). Any such notice shall be sent:

(i)	if to the Holder, at such address as the Holder shall have specified to the Maker in writing; or

(ii)	if to the Maker, to , or to such other address as the Maker may hereafter specify for itself to the Holder in writing.

9.

Captions; Interpretation. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Note. Except where the context otherwise requires, the defined terms used in this Note shall apply equally to the singular and plural forms of

8

the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall” and both “will” and “shall” are used in the mandatory and imperative sense. The word “may” means is authorized or permitted to, while “may not” means is not authorized or permitted to. Unless the context otherwise requires: (i) any definition of or reference to any agreement or other document herein shall be construed as referring to such agreement or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or therein); (ii) any reference herein to the subsidiaries of any entity shall be construed to include such entity’s direct and indirect subsidiaries; (iii) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (iv) all references herein to sections shall be construed to refer to sections of this Note.

10.	Severability. If any provision contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Note, and in either case the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

11.	Governing Law. The construction, validity and enforceability of this Note shall be governed by the substantive laws of the State of Delaware, without giving effect to any principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.

*        *        *

9

EXECUTION COPY

MAKER:

[OWENS CORNING (REORGANIZED) INC.]

By:
Name:
Title:

Exhibit O

Equity Commitment Agreement

EQUITY COMMITMENT AGREEMENT

May 10, 2006

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

Subject to the approval of this Agreement by the Bankruptcy Court (as defined below), Owens Corning, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”), proposes to offer and sell shares of its new common stock, par value $0.10 per share, to be issued pursuant to its Amended Plan (as defined below) (together with any associated share purchase rights other than the Rights (as defined below), “New Common Stock”), pursuant to a rights offering (the “Rights Offering”) whereby each holder of a Bondholder Claim, and each Holder of an Allowed Class A6-A Claim or an Allowed Class A6-B Claim (each an “Eligible Holder”), as of the date (the “Record Date”) fixed by the Bankruptcy Court for the solicitation of acceptances and rejections of the Amended Plan, shall be offered the right (each, a “Right”) to purchase up to its Pro Rata share of 72,900,000 shares (each a “Share”) of New Common Stock at a purchase price of $30.00 per Share (the “Purchase Price”). Each capitalized term used but not defined in this letter (the “Agreement”) shall have the meaning given to it in the Fifth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-In-Possession filed on December 31, 2005 (as it may have been amended or supplemented, the “Existing Plan”).

In order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, J.P. Morgan Securities Inc. (the “Investor”), agrees to purchase on the Closing Date (as defined in Section 2), and the Company agrees to sell, for the Purchase Price per share, a number of shares of New Common Stock equal to 72,900,000 minus the number of shares of New Common Stock offered pursuant to the Rights Offering purchased on or before the Expiration Time (as defined below) in the Rights Offering (such Shares in the aggregate, the “Unsubscribed Shares”).

The Company will conduct the Rights Offering pursuant to an amended plan of reorganization (the “Amended Plan”), which shall include only those revisions, modifications and amendments to the Existing Plan as necessary to incorporate the Company’s proposed restructuring transactions described in the term sheet attached hereto as Exhibit A (the “Settlement Term Sheet”) and such other revisions, modifications and amendments that the Company and the other proponents of the Amended Plan (“Amended Plan Proponents”) deem necessary or appropriate and that shall not (i) materially adversely affect the obligations or rights of the Investor hereunder, (ii) cause any representation or warranty contained herein to be incorrect or (iii) be inconsistent with the terms of the Settlement Term Sheet, and shall be approved by the court (together with the applicable District Court, to the extent District Court approval of the Amended Plan is sought or required, the “Bankruptcy Court”) administering the Company’s proceedings (the “Proceedings”) under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”).

Simultaneously with the delivery of this Agreement, (i) the Company (subject, however, to Bankruptcy Court approval), the Asbestos Claimants Committee, the Future Claimants’ Representative and certain Bondholders have entered into the Lockup Agreement, attached hereto as Exhibit B (the “Lock-Up Agreement”) and (ii) the Investor and certain Persons (collectively, the “Ultimate Purchasers”) have entered into a syndication agreement (the “Syndication Agreement”), pursuant to which the Ultimate Purchasers have agreed to purchase certain Unsubscribed Shares from the Investor in the event the Investor purchases Unsubscribed Shares under this Agreement.

In consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Investor agree as follows:

1. The Rights Offering. The Rights Offering will be conducted as follows:

(a) Subject to the terms and conditions of this Agreement (including Bankruptcy Court approval), the Company hereby undertakes to offer Shares for subscription by holders of Rights as set forth in this Agreement.

(b) In connection with the Amended Plan the Company shall issue Rights to purchase 72,900,000 Shares in the aggregate. Each Eligible Holder as of the Record Date will receive a Right to purchase up to its Pro Rata share of 72,900,000 Shares. The ballot form(s) (the “Ballots”) distributed in connection with the solicitation of acceptance of the Amended Plan shall provide a place whereby each Eligible Holder may exercise its Right. The Rights may be exercised during a period (the “Rights Exercise Period”) specified in the Amended Plan, which period will commence on the date the Ballots are distributed and will end at the Expiration Time. For the purposes of this Agreement, the “Expiration Time” means 5:00 p.m. New York City time on the 20th calendar day (or if such day is not a Business Day, the next Business Day) after the date the Ballots are distributed under the Amended Plan, or such later date as the Company, subject to the approval of the Investor (which shall not be unreasonably withheld) and the reasonable consent of the other Amended Plan Proponents, may specify in a notice provided to the Investor before 9:00 a.m. New York City time on the Business Day before the then-effective Expiration Time. For the purposes of this Agreement, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close. Subject to the approval of this Agreement by the Bankruptcy Court, the Amended Plan shall provide that in order to exercise a Right, each Eligible Holder shall, prior to the Expiration Time, (i) return a duly executed Ballot to the Subscription Agent (as defined below) and (ii) pay an amount equal to the full purchase price of the number of shares of New Common Stock elected to be purchased by such Eligible Holder by wire transfer of immediately available funds reasonably in advance of the date on which the hearing to confirm the Amended Plan is scheduled to commence (the “Confirmation Hearing”) to an escrow account established for the Rights Offering.

(c) There will be no over-subscription rights provided in connection with the Rights Offering.

(d) The Company will issue the Shares to the Eligible Holders with respect to which Rights were validly exercised by such holder upon the effective date of the Amended Plan (the “Effective Date”). If the exercise of a Right would result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock to be issued in respect of such Right will be calculated to one decimal place and rounded down to the next lower whole share.

(e) The Amended Plan will provide that the Company or the Subscription Agent (as defined below) will give notice to each Eligible Holder with respect to which Rights were validly exercised by such holder, advising them of (i) the number of whole shares of New Common Stock that they are bound to purchase pursuant to the Rights Offering, and the aggregate purchase price thereof and (ii) the date or time after the notice by which a wire transfer of such purchase price must be received and (iii) wire transfer instructions for wiring such purchase price to the subscription agent for the Rights Offering (the “Subscription Agent”) or another person designated by the Company.

(f) The Company hereby agrees and undertakes to give the Investor by electronic facsimile transmission the certification by an executive officer of the Company conforming to the requirements specified herein for such certification of either (i) the number of Unsubscribed Shares and the aggregate Purchase Price therefor (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares and that the Backstop Commitment (as defined below) is terminated (a “Satisfaction Notice”) as soon as practicable after the Expiration Time and, in any event, reasonably in advance of the Closing Date (to be specified in the Agreement Order) (the date of transmission of confirmation of a Purchase Notice or a Satisfaction Notice, the “Determination Date”).

2. The Backstop Commitment.

(a) On the basis of the representations and warranties contained herein, but subject to the conditions set forth in Section 7 (including without limitation the entry of the Agreement Order (as defined below) and the Agreement Order becoming a Final Agreement Order), the Investor agrees to subscribe for and purchase on the Closing Date, and the Company agrees to sell and issue, at the aggregate Purchase Price therefor, all Unsubscribed Shares as of the Expiration Time (the “Backstop Commitment”). For purposes of this Agreement, “Final Agreement Order” shall mean an order or judgment of the Bankruptcy Court, which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal, seek certiorari or request reargument or further review or rehearing has expired and no appeal, petition for certiorari or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought or to which the request was made and no further appeal or petition for certiorari has been or can be taken or granted.

(b) On the basis of the representations and warranties herein contained, but subject to the entry of the Agreement Order, the Company will pay to the Investor a backstop fee of $100,000,000 (the “Backstop Fee”) to compensate the Investor for the risk of its undertaking herein. The Backstop Fee will be paid in U.S. dollars on the first Business Day after the tenth day after the entry of the Agreement Order; it being understood that in the event the Agreement Order is appealed, and the highest court to which the Agreement Order was appealed issues an order vacating or reversing the Agreement Order and further orders disgorgement of all or a portion of the Backstop Fee, the Investor shall promptly return to the Company the portion of the Backstop Fee required to be so disgorged. Subject to the entry of the Agreement Order, the Extension Fee (as defined below), if any, will be paid by the Company as provided in Section 10(a)(ii); it being understood that in the event the Agreement Order is appealed, and the highest court to which the Agreement Order was appealed issues an order vacating or reversing the Agreement Order and further orders disgorgement of all or a portion of the Extension Fee, the Investor shall promptly return to the Company the portion of the Extension Fee required to be so disgorged. Payment of the Backstop Fee and the Extension Fee, if any, will be made by wire transfer of federal (same day) funds to the account specified by the Investor to the Company at least 24 hours in advance; provided, that if the Investor receives the Backstop Fee, the Investor shall waive any of its rights to receive indirect, consequential or punitive damages in connection with this Agreement and the transactions contemplated hereby. Except as set forth herein, the Backstop Fee and the Extension Fee, if any, will be nonrefundable when paid.

(c) Upon the entry of the Agreement Order, the Company will reimburse or pay, as the case may be, the out-of-pocket expenses reasonably incurred by the Investor with respect to the transactions contemplated hereby and all Bankruptcy Court and other judicial and regulatory proceedings related to such transactions (collectively, “Transaction Expenses”), including all reasonable fees and expenses of both Simpson Thacher & Bartlett LLP and Stroock & Stroock & Lavan LLP, counsel to the Investor, and reasonable fees and expenses of any other professionals to be retained by the Investor with the prior approval of the Company (which approval shall not be unreasonably withheld) in connection with the transactions contemplated by the Settlement

Term Sheet, within 10 days of presentation of an invoice approved by the Investor, without Bankruptcy Court review or further Bankruptcy Court order, whether or not the transactions contemplated hereby are consummated; it being understood that in the event the Agreement Order is appealed, and the highest court to which the Agreement Order was appealed issues an order vacating or reversing the Agreement Order and further orders disgorgement of all or a portion of the Transaction Expenses, the Investor shall promptly return to the Company the portion of the Transaction Expenses required to be so disgorged. Subject to the entry of the Agreement Order, the filing fee, if any, required by the HSR Act (as defined below) shall be paid by the Company on behalf of the Investor when filings under the HSR Act are made, together with all expenses of the Investor incurred to comply therewith. These obligations are in addition to, and do not limit, the Company’s obligations under Section 8.

(d) As promptly as practicable, but in any event at least four (4) Business Days prior to the Closing Date, the Company will provide a Purchase Notice or a Satisfaction Notice to the Investor as provided above, setting forth a true and accurate determination of the aggregate number of Unsubscribed Shares, if any; provided, that on the Closing Date the Investor will purchase, and the Company will sell, only such number of Unsubscribed Shares as are listed in the Purchase Notice, without prejudice to the rights of the Investor to seek later an upward or downward adjustment if the number of Unsubscribed Shares in such Purchase Notice is inaccurate.

(e) Delivery of the Unsubscribed Shares will be made by the Company to the account of the Investor (or to such other accounts as the Investor may designate) at 9:00 a.m., New York City time, on the Effective Date (the “Closing Date”) against payment of the aggregate Purchase Price for the Shares by wire transfer of federal (same day) funds to the account specified by the Company to the Investor at least 24 hours in advance.

(f) All Unsubscribed Shares will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the Confirmation Order or applicable law.

(g) The documents to be delivered on the Closing Date by or on behalf of the parties hereto and the Unsubscribed Shares will be delivered at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave, New York, New York 10017 on the Closing Date.

(h) Notwithstanding anything to the contrary in this Agreement, the Investor, in its sole discretion, may designate that some or all of the Shares be issued in the name of, and delivered to, one or more of its Affiliates or to any other Person, including any Ultimate Purchaser.

3. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Investor as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof and as of the Closing Date:

(a) Incorporation and Qualification. The Company and each of its Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of their respective jurisdictions of incorporation, with the requisite power and authority to own its properties and conduct its business as currently conducted. Each of the Company and its Subsidiaries has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent the failure to be so qualified or be in good standing has not had or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or on the ability of the Company, subject to the approvals and other authorizations set forth in Section 3(g) below, to consummate the transactions contemplated by this Agreement or the Amended Plan (a “Material Adverse Effect”).

(b) Corporate Power and Authority.

(i) (A) The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to entry of the Agreement Order and the Confirmation Order (together, the “Court Orders”) and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Rules 6004(h) and 3020(e) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) respectively, to perform its obligations hereunder and thereunder, including the issuance of the Rights and Shares. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Rights and Shares, other than board of directors’ approval of, or other board action to be taken with respect to, the documents to implement the Rights Offering.

(B) When executed and delivered, the Company will have the requisite corporate power and authority to enter into, execute and deliver the Registration Rights Agreement (as defined in Section 5(n) hereof) and all necessary corporate action required for the due authorization, execution, delivery and, subject to entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), respectively, performance of the Registration Rights Agreement will have been taken by the Company.

(ii) Prior to the entry of the Agreement Order, the Company will have the requisite corporate power and authority to execute the Amended Plan and to file the Amended Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), to perform its obligations thereunder, and will have taken all necessary corporate actions required for the due authorization, execution, delivery and performance by it of the Amended Plan.

(c) Execution and Delivery; Enforceability.

(i) This Agreement has been and the Registration Rights Agreement will be duly and validly executed and delivered by the Company, and, upon the entry of the Agreement Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 6004(h), each such document will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(ii) The Amended Plan will be duly and validly filed with the Bankruptcy Court by the Company and, upon the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d) Authorized Capital Stock. Upon the Effective Date, the authorized capital stock of the Company will conform to the authorized capital stock set forth in the Disclosure Statement and the issued and outstanding shares of capital stock of the Company will conform to the description set forth in the Settlement Term Sheet.

(e) Issuance. Subject to the approval of this Agreement by the Bankruptcy Court, the distribution of the Rights and issuance of the Shares, including the Shares to be issued and sold by the Company to the Investor hereunder, have been duly and validly authorized and, when the Shares are issued and delivered against payment therefor in the Rights Offering or to the Investor hereunder, will be duly and validly issued, fully paid and non-assessable, and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(f) No Conflict. Subject to the entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, the distribution of the Rights, the sale, issuance and delivery of the Shares upon exercise of the Rights and the consummation of the Rights Offering by the Company and the execution and delivery (or, with respect to the Amended Plan, the filing) by the Company of this Agreement and the Amended Plan and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by the Investor with its obligations hereunder and thereunder) (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent provided in or contemplated by the Amended Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company included in the Amended Plan and as applicable to the Company from and after the Effective Date and (iii) will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, except in any such case described in subclause (i) or (iii) as will not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except in any such case described in subclause (i), for (w) the registration under the Securities Act of 1933 and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”) of resales of the Shares following exercise of Rights, (x) the approval by the Bankruptcy Court of the Company’s authority to enter into and implement this Agreement, (y) filings with respect to and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Act (the “HSR Act”) relating to the placement of Shares with the Investor and (z) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase of the Shares by the Investor.

(g) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the distribution of the Rights, the sale, issuance and delivery of the Shares upon exercise of the Rights or to Investor hereunder and the consummation of the Rights Offering by the Company and the execution and delivery by the Company of this Agreement, the Registration Rights Agreement or the Amended Plan and performance of and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (i) the entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (ii) the registration under the Securities Act of resales of the Unsubscribed Shares, (iii) filings with respect to and the expiration or termination of the waiting period under the HSR Act relating to the placement of Shares with the Investor, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Incorporation to be applicable to the Company from and after the Effective Date and (v) such consents, approvals, authorizations, registrations or qualifications (x) as may be required under NYSE or Nasdaq rules and regulations in order to consummate the transactions contemplated herein, (y) as may be required under state securities or Blue Sky laws in connection with the purchase of the Shares by the Investor or (z) the absence of which will not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Arm’s Length. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, the Investor is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Investor shall have no responsibility or liability to the Company with respect thereto. Any review by the Investor of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Investor and shall not be on behalf of the Company.

(i) Non-public information. As of the date hereof, all material non-public information relevant to the valuation of the Company which has been made available to the Investor has also been made available to the representatives of the Asbestos Claimants Committee.

(j) Financial Statements. The financial statements and the related notes thereto of the Company and its consolidated Subsidiaries included or incorporated by reference in the

Disclosure Statement, the Exchange Act Documents (as defined below), and to be included or incorporated by reference in the Registration Statement (as defined below) and the Prospectus, comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934 and the rules and regulation of the Commission thereunder (the “Exchange Act”) and the Bankruptcy Code, as applicable, and present fairly in all material respects the financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Exchange Act Documents), and the supporting schedules included or incorporated by reference in the Disclosure Statement and the Exchange Act Documents, and to be included or incorporated by reference in the Registration Statement and the Prospectus, present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in the Disclosure Statement and the Exchange Act Documents, and to be included or incorporated by reference in the Registration Statement and the Prospectus, has been derived from the accounting records of the Company and its Subsidiaries and presents fairly the information shown thereby; and the pro forma financial information and the related notes thereto included or incorporated by reference in the Disclosure Statement and the Exchange Act Documents, and to be included in the Registration Statement and the Prospectus, has been prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Disclosure Statement and the Exchange Act Documents and will be set forth in the Registration Statement and the Prospectus when they become effective. Notwithstanding the foregoing, the Investor acknowledges that the financial position of the Company reflected in the financial information included or incorporated by reference in the Disclosure Statement and the Exchange Act Documents, to be included or incorporated by reference in the Registration Statement and the Prospectus, does not reflect implementation of “fresh start” accounting pursuant to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” by the American Institute of Certified Public Accountants.

(k) Disclosure Statement and Exchange Act Documents. The Disclosure Statement, when it was filed with the Bankruptcy Court, and the documents filed under the Exchange Act with the Commission prior to the date of this Agreement (the “Exchange Act Documents”), when they became effective or were filed with the Commission, as the case may be, conformed in all material respects, in the case of the Disclosure Statement, to the Bankruptcy Code, and in the case of the Exchange Act Documents, to the requirements of the Securities Act or the Exchange Act, as applicable, and none of such Disclosure Statement or Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Disclosure Statement or the Prospectus, as the case may be, when such documents become effective or are filed with the Bankruptcy Court or the Commission, as the case may be, will conform in all material respects to, in the case of the Disclosure Statement, the requirements of the Bankruptcy Code, and in the case of documents filed under the Exchange Act, the requirements of the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(l) Preliminary Prospectus. Each Preliminary Prospectus, at the time of filing thereof, will comply in all material respects with the Securities Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Investor furnished to the Company in writing by the Investor expressly for use in any Preliminary Prospectus. As used herein, the term “Preliminary Prospectus” means each prospectus included in such registration statement (and any amendments thereto) before it becomes effective, any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Registration Statement, at the time of their respective effectiveness that omits Rule 430A Information, and the term “Prospectus” means the prospectus in the form first used to confirm sales of the Shares.

(m) Registration Statement and Prospectus. As of the effective date of the Registration Statement, the Registration Statement will comply in all material respects with the Securities Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the applicable filing date of the Prospectus and any amendment or supplement thereto and as of the Closing Date, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Investor or the Ultimate Purchasers furnished to the Company in writing by the Investor or the Ultimate Purchasers expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto.

(n) No Material Adverse Change. As of the date hereof, since December 31, 2005, (i) there has not been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its Subsidiaries taken as a whole; (ii) neither the Company nor any of its Subsidiaries has entered into any transaction or agreement that is material to the Company and its Subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its Subsidiaries taken as a whole; and (iii) neither the Company nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case (x) as otherwise disclosed in the Disclosure Statement or the Exchange Act Documents and (y) the transactions contemplated hereby or by the Settlement Term Sheet.

(o) Descriptions of the Transaction Documents. Each of this Agreement, the Registration Rights Agreement, the Syndication Agreement, the Collars, the Amended Plan, the Agreement Order and the Confirmation Order (collectively, the “Transaction Documents”) will conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

(p) No Violation or Default. As of the date hereof, neither the Company nor any of its Significant Subsidiaries is in violation of its charter or by-laws or similar organizational documents. As of the date hereof, neither the Company nor any of its Subsidiaries is: (i) except as a result of the Proceedings, in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject; or (ii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (ii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(q) Legal Proceedings. Except as described in the Disclosure Statement or the Exchange Act Documents, as of the date hereof, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its Subsidiaries is or may be a party or to which any property of the Company or any of its Subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company to perform its obligations under the Transaction Documents; as of the date hereof, no such investigations, actions, suits or proceedings are threatened or, to the best knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others; and as of the date hereof, (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Exchange Act to be described in the Exchange Act Documents that are not so described and (ii) there are no statutes, regulations or contracts or other documents that are required under the Exchange Act to be filed as exhibits to the Exchange Act Documents or described in the Exchange Act Documents that are not so filed or described.

(r) Independent Accountants. PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), who have certified certain financial statements of the Company and its Subsidiaries are independent public accountants with respect to the Company and its Subsidiaries as required by the Securities Act.

(s) Title to Intellectual Property. As of the date hereof, the Company and its Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except where the failure to own or possess any such rights could not reasonably be expected to have a Material Adverse Effect; and as of the date hereof, except as could not reasonably be expected to have a Material Adverse Effect, the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and the Company and its Subsidiaries have not received any notice of any material claim of infringement or conflict with any such material rights of others.

(t) No Undisclosed Relationships. As of the date hereof, no relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the Exchange Act to be described in the Exchange Act Documents and that are not described.

(u) Investment Company Act. As of the date hereof, the Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(v) Licenses and Permits. As of the date hereof, the Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Disclosure Statement and the Exchange Act Documents, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and as of the date hereof, except as described in the Disclosure Statement and the Exchange Act Documents and except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(w) Compliance With Environmental Laws. As of the date hereof, the Company and its Subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of each of the clauses (i), (ii) and (iii), as would not, individually or in the aggregate, have a Material Adverse Effect.

(x) Compliance With ERISA. As of the date hereof, each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of

1986, as amended (the “Code”), except where the failure to comply with such applicable statutes, orders, rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect, as of the date hereof, no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption, except such transactions that would not, individually or in the aggregate, have a Material Adverse Effect; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has, as of the date hereof, been incurred, whether or not waived, and, as of the date hereof, the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

(y) Accounting Controls. As of the date hereof, the Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(z) Insurance. As of the date hereof, the Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the Company and its Subsidiaries; and, as of the date hereof, neither the Company nor any of its Subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(aa) No Unlawful Payments. As of the date hereof, neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(bb) No Restrictions on Subsidiaries. Except as described in the Disclosure Statement or otherwise set forth in the record of the Proceedings, and subject to the Bankruptcy Code, no Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the

Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company.

(cc) No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries or the Investor for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Rights or the Shares.

(dd) No Registration Rights. Except as will be expressly provided in the Registration Rights Agreement or the Disclosure Statement, no person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Rights and the Shares.

(ee) No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(ff) Business With Cuba. The Company has complied with all provisions of Section 517.075, Florida Statutes (Chapter 92-198, Laws of Florida) relating to doing business with the Government of Cuba or with any person or affiliate located in Cuba.

(gg) Margin Rules. Neither the issuance, sale and delivery of the Rights or the Shares nor the application of the proceeds thereof by the Company as to be described in the Registration Statement and the Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(hh) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the case of the Disclosure Statement and the Exchange Act Documents, has been made or reaffirmed, and in the case of the Registration Statement and the Prospectus, will be made or reaffirmed, without a reasonable basis or has been disclosed other than in good faith.

(ii) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data to be included in the Disclosure Statement, Registration Statement and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

4. Representations and Warranties of the Investor. The Investor represents and warrants to, and agrees with, the Company as set forth below. Each representation, warranty and agreement is made as of the date hereof and as of the Closing Date:

(a) Incorporation. The Investor has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware.

(b) Corporate Power and Authority. The Investor has the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and thereunder and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement and the Registration Rights Agreement.

(c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by the Investor and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

(d) Securities Laws Compliance. The Unsubscribed Shares will not be offered for sale, sold or otherwise transferred by the Investor except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

(e) Sophistication. The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares being acquired hereunder. The Investor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. The Investor understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Shares for an indefinite period of time).

(f) Information. The Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the accuracy of the information contained herein. Notwithstanding the foregoing, nothing contained herein will operate to modify or limit in any respect the representations and warranties of the Company or to relieve it from any obligations to the Investor for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

5. Additional Covenants of the Company. The Company agrees with the Investor:

(a) Agreement Motion and Agreement Order. To file a motion and supporting papers (the “Agreement Motion”) (including an order in form and substance satisfactory to each of the Company and the Investor) seeking an order of the Bankruptcy Court (the “Agreement Order”) approving this Agreement and the exhibits attached hereto, the Syndication Agreement, the payment of the Backstop Fee, Extension Fee and Termination Fee provided for herein, and the release and exculpation of the Investor, its affiliates, representatives and advisors from any liability for participation in the transactions contemplated hereby, by the Registration Rights Agreement, the Amended Plan and the Syndication Agreement to the fullest extent permitted under applicable law. The Company agrees that it shall use its reasonable best efforts, subject to any applicable fiduciary duties, to (i) fully support the Agreement Motion, and any application seeking Bankruptcy Court approval and authorization to pay the fees and expenses hereunder including the Termination Fee, if any, as an administrative expense of the estate, including, but not limited to, filing supporting affidavits on behalf of the Company and/or its financial advisor and providing the testimony of the affiants if needed and (ii) obtain approval of the Agreement Order as soon as practicable following the filing of the motion therefor.

(b) Amended Plan and Amended Disclosure Statement. To file the Amended Plan (and a related disclosure statement (the “Amended Disclosure Statement”)) in a form that is reasonably satisfactory to the Company and the other Amended Plan Proponents, and that is consistent in all material respects with the Settlement Term Sheet, and to use its reasonable best efforts to obtain the entry of the Confirmation Order by the Bankruptcy Court. The Company will, subject to the reasonable consent of the other Amended Plan Proponents, authorize, execute, file with the Bankruptcy Court and seek confirmation of, an Amended Plan that (i) is consistent in all material respects with this Agreement, (ii) provides for the release and exculpation of the Investor, its affiliates, representatives and advisors to the fullest extent permitted under applicable law, and (iii) has conditions to confirmation and the effective date of the Amended Plan (and to what extent any such conditions can be waived and by whom) that are reasonably consistent with this Agreement. The Company will provide to the Investor and its counsel a copy of the Amended Plan and the Amended Disclosure Statement and a reasonable opportunity to review and comment on such documents prior to such documents being filed with the Bankruptcy Court. In addition, the Company will provide to the Investor and its counsel a copy of the Confirmation Order and a reasonable opportunity to review and comment on such order prior to such order being filed with the Bankruptcy Court.

(c) Rights Offering. To effectuate the Rights Offering as provided herein and to use reasonable best efforts to seek entry of an order of the Bankruptcy Court, prior to the commencement of the Rights Offering, authorizing the Company to conduct the Rights Offering pursuant to the securities exemption provisions set forth in section 1145(a) of the Bankruptcy Code.

(d) Listing. To use reasonable best efforts to list and maintain the listing of the New Common Stock (and any applicable associated share purchase rights) on the NYSE or the quotation of the New Common Stock (and any applicable associated share purchase rights) on the Nasdaq National Market.

(e) Notification. To notify, or to cause the Subscription Agent to notify, on each Friday during the Rights Exercise Period and on each Business Day during the five Business Days prior to the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by the Investor, the Investor of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

(f) Unsubscribed Shares. To determine the number of Unsubscribed Shares, if any, in good faith, to provide a Purchase Notice or a Satisfaction Notice that accurately reflects the number of Unsubscribed Shares as so determined and to provide to the Investor a certification by the Subscription Agent of the Unsubscribed Shares or, if such certification is not available, such written backup to the determination of the Unsubscribed Shares as Investor may reasonably request.

(g) Stock Splits, Dividends, etc. In the event of any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of New Common Stock, the Purchase Price and the number of Unsubscribed Shares to be purchased hereunder will be proportionally adjusted to reflect the increase or decrease in the number of issued and outstanding shares of New Common Stock.

(h) HSR. To use its reasonable best efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of Shares hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement.

(i) Effectiveness of the Registration Statement. To use its reasonable best efforts to prepare and file, in cooperation with the Investor, a shelf registration statement (the “Registration Statement”) covering resales of New Common Stock held by the Investor and the Ultimate Purchasers as soon as practicable after the date hereof and provide the Investor with a reasonable opportunity to review and propose changes to the Registration Statement before any filing with the Commission; to advise the Investor, promptly after it receives notice thereof, of the time when the Registration Statement has been filed or has become effective or any prospectus or prospectus supplement has been filed and to furnish the Investor with copies thereof; to advise the Investor promptly after it receives notice thereof of any comments or inquiries by the Commission (and to furnish the Investor with copies of any correspondence related thereto), of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or prospectus or for additional information. The foregoing provisions, as well as provisions applicable to customary demand and piggyback registration rights, shall be set forth in the Registration Rights Agreement.

(j) Clear Market. For a period of 180 days after the Closing Date (unless the Put Agreement (as defined in Section 5(n)) has been entered into, in which case, until the end of the exercise period under the Put Agreements (as defined below)) (the “Restricted Period”), the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock of the Company or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the capital stock of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of capital stock of the Company or such other securities, in cash or otherwise, without the prior written consent of the Investor, except for (i) Rights and New Common Stock issuable upon exercise of Rights, (ii) shares of New Common Stock issued upon the exercise of any stock options outstanding as of the Effective Date, (iii) the issuance of New Common Stock and other equity interests as set forth in the Settlement Term Sheet and pursuant to the Amended Plan and (iv) the issuance in the aggregate of up to 5% of the outstanding New Common Stock as of the Closing Date. Notwithstanding the foregoing, if (1) during the last 17 days of the Restricted Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restricted Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(k) Use of Proceeds. The Company will apply the net proceeds from the sale of the Rights or the Shares as provided in the Settlement Term Sheet under the heading “Use of Proceeds”.

(l) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(m) Reports. So long as the Investor holds Shares, the Company will furnish to the Investor, as soon as they are available, copies of all reports or other communications (financial or other) furnished to holders of the Rights or the Shares, as the case may be, and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange or automatic quotation system.

(n) Put Agreements; Call Agreements; and Registration Rights Agreements. The Company agrees that it shall file with the Bankruptcy Court no less than 5 Business Days prior to the hearing to approve the Amended Disclosure Statement forms of (i) definitive agreements, reasonably satisfactory to the Investor, relating to obligations of the Ultimate Purchasers to purchase 28.6 million shares of New Common Stock from the Asbestos PI Trust (the “Put Agreements”), and relating to obligations of the Asbestos PI Trust to sell 28.6 million shares of New Common Stock to the Ultimate Purchasers (the “Call Agreements” and together with the Put Agreement, the “Collars”), and (ii) a registration rights agreement (the “Registration Rights Agreement”) in form and substance reasonably satisfactory to the Company and the Investor and which shall include the terms set forth in Exhibit C hereto. The Company and the Investor shall use reasonable best efforts to negotiate and execute, and seek Bankruptcy Court approval of, the

Registration Rights Agreement as promptly as practicable; provided that, the Company shall not be required to seek an approval outside of the Confirmation Hearing to approve the Registration Rights Agreement.

6. Additional Covenants of the Investor. The Investor agrees with the Company:

(a) Information. To provide the Company with such information as the Company reasonably requests regarding the Investor for inclusion in the Registration Statement and the Disclosure Statement.

(b) HSR Act. To use reasonable best efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of Shares hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement.

(c) To use reasonable efforts to facilitate the entry of the Agreement Order.

(d) To not file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement, the Amended Plan, the Amended Disclosure Statement or the Confirmation Order of the consummation of the transactions contemplated hereby or thereby that is inconsistent in any material respect with this Agreement or the Company’s efforts to obtain the entry of court orders consistent with this Agreement.

(e) Document Approval. To approve the documents listed in subparts (i) through (iii) of Section 7(b) within the time limits set forth therein so long as such documents satisfy the criteria set forth in subparts (i) through (iii) of such section.

7. Conditions to the Obligations of the Investor. The obligation of the Investor to purchase the Unsubscribed Shares pursuant to the Backstop Commitment on the Closing Date are subject to the following conditions:

(a) Agreement Order. The Agreement Order shall have been entered by the Bankruptcy Court in the form satisfactory to each of the Company and the Investor, and the Agreement Order shall have become a Final Agreement Order.

(b) Approval of Amended Plan. The Investor shall have approved in writing (i) prior to filing with the Bankruptcy Court, a draft of the Amended Plan that (A) is consistent in all material respects with this Agreement, (B) is consistent in all material respects with the Settlement Term Sheet, (C) provides for the release and exculpation of the Investor, its affiliates, representatives and advisors to the fullest extent permitted under applicable law, and (D) has conditions to confirmation and the effective date of the plan (and to what extent any such conditions can be waived and by whom) that are consistent with this Agreement in all material respects; (ii) prior to filing with the Bankruptcy Court, a draft of the Amended Disclosure Statement that is consistent in all material respects with the Amended Plan as it relates to this Agreement; (iii) prior to filing with the Bankruptcy Court, a draft of the Confirmation Order, that is consistent in all material respects with the provisions of the Amended Plan specified in

7(b)(i)(A)-(D) above; and (iv) prior to filing with the Bankruptcy Court, drafts of any amendments or supplements to any of the foregoing, to the extent any such amendment or supplement effects a material change to the Amended Plan as it relates to this Agreement or any change to the total amount of or conditions to the payments made or to be made under this Agreement.

(c) Inconsistent Transaction. Subject to the approval of this Agreement by the Bankruptcy Court, the Company shall not have made a public announcement, entered into an agreement, or filed any pleading or document with the Bankruptcy Court, evidencing its intention to support, or otherwise supported, any transaction inconsistent with the Amended Plan approved by the Investor in accordance with Section 7(b) or this Agreement (a “Competing Transaction”).

(d) Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court and such order shall be non-appealable, shall not have been appealed within ten calendar days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

(e) Amended Plan and Confirmation Order. The Amended Plan, as approved, and the Confirmation Order as entered, by the Bankruptcy Court, shall be in the form approved by Investor in accordance with Section 7(b), with such amendments, modifications or changes that (i) are consistent in all respects with this Agreement, (ii) are consistent in all material respects with the form of the Amended Plan and the Confirmation Order approved by the Investor pursuant to Section 7(b), (iii) provide for the release and exculpation of the Investor, its affiliates, representatives and advisors to the fullest extent permitted under applicable law and (iv) otherwise are consistent in all material respects with the Settlement Term Sheet.

(f) Conditions to Confirmation. The conditions to confirmation and the conditions to the effective date of the Amended Plan have been satisfied or waived by the Company and the other Amended Plan Proponents in accordance with the Amended Plan, and the Effective Date shall have occurred or will occur on the Closing Date.

(g) Registration Statement. The Registration Statement shall be effective not later than the Effective Date and no stop order shall have been entered by the Commission with respect thereto.

(h) Rights Offering. The Company shall have commenced the Rights Offering, the Rights Offering shall have been conducted in accordance with Section 1145 under the Bankruptcy Code and in all material respects in accordance with this Agreement and the Expiration Time shall have occurred.

(i) Purchase Notice. The Investor shall have received a Purchase Notice in accordance with Section 1(f) from the Company, dated as of the Determination Date, certifying as to the number of Unsubscribed Shares to be purchased pursuant to the Backstop Commitment.

(j) Valid Issuance. The New Common Stock shall be, upon payment of the aggregate Purchase Price as provided herein, validly issued, fully paid, non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(k) No Restraint. No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Amended Plan, the Rights Offering or the transactions contemplated by this Agreement.

(l) Extension Fee. If required by Section 10(a)(ii), the Investor shall have received payment of the Extension Fee; the Extension Fee, if any, shall not have been required to be repaid, by the Bankruptcy Court or otherwise, to the Company.

(m) HSR Act. If any of the purchase of Shares by the Investor pursuant to this Agreement, the purchase of Shares from the Asbestos PI Trust (as defined in the Settlement Term Sheet) pursuant to the agreements referred to in Section 10(a)(vi) hereof or the purchases from the Investor under the Syndication Agreement is subject to the terms of the HSR Act, the applicable waiting period shall have expired or been terminated thereunder with respect to such purchase.

(n) Enforceability. This Agreement shall be valid and enforceable against the Company and the Company shall not be in breach of this Agreement.

(o) NYSE/Nasdaq. The New Common Stock issuable upon exercise of the Rights shall be approved for trading on the NYSE or Nasdaq, subject to official notice of issuance.

(p) Comfort Letters. On the date of this Agreement and on the Closing Date, PricewaterhouseCoopers shall have furnished to the Investor, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Investor, in form and substance reasonably satisfactory to the Investor, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement and the Prospectus; provided, that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to such Closing Date.

(q) Opinion of Counsel for the Company. Sidley Austin LLP, counsel for the Company, shall have furnished to the Investor, at the request of the Company, their written opinion and negative assurance statement relating to the Registration Statement and Prospectus1, dated the Closing Date and addressed to the Investor, in form and substance reasonably satisfactory to the Investor.

(r) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued in each by any federal, state or foreign governmental or regulatory authority that, as of the Closing Date, prohibits the issuance or sale of the Rights or the Shares or the resale of the Shares pursuant to the Syndication Agreement; and no injunction or order of any federal, state or foreign court shall have been issued that, as of the Closing Date, prohibits the issuance or sale of the Rights or the Shares or the resale of the Shares pursuant to the Syndication Agreement.

[1]	Containing a 10b-5 statement.

(s) Good Standing. The Investor shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company and its Significant Subsidiaries (as such term is defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act) in their respective jurisdictions of organization, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(t) Representations and Warranties and Covenants. The representations and warranties of the Company in paragraphs (a)-(h), (j)-(m), (o), (r) and (bb)-(ii) of Section 3 shall be true and correct on the date hereof and as if made on the Closing Date, the representations and warranties of the Company in paragraphs (i), (n), (p), (q) and (s)-(aa) of Section 3 shall be true and correct on the date hereof (and shall not be required to be true on any subsequent date) and the Company shall have complied in all material respects with all covenants to this Agreement and the Registration Rights Agreement.

(u) Officer’s Certificate. The Investor shall have received on and as of the Closing Date a certificate of the chief financial officer or chief accounting officer of the Company and one additional senior executive officer of the Company who is satisfactory to the Investor (i) confirming that such officers have carefully reviewed the Registration Statement and the Prospectus and, to the best knowledge of such officers, the information set forth therein is true and correct, (ii) confirming that the Company has satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date and (iii) to the effect set forth in Sections 7(g) and 7(t) above.

(v) Bankruptcy Court Approval. The Collars and the Registration Rights Agreement shall have been approved by the Bankruptcy Court and shall have been executed by the parties thereto in substantially the same form as the forms thereof filed with the Bankruptcy Court.

8. Indemnification.

(a) Subject to the approval of this Agreement by the Bankruptcy Court, whether or not the Rights Offering is consummated or this Agreement or the Backstop Commitment is terminated, the Company (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Investor and Ultimate Purchasers, their respective affiliates and their respective officers, directors, employees, agents and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to the Rights Offering, the Backstop Commitment, the Transaction Documents, the Registration Statement or the Prospectus or the transactions contemplated thereby, including without limitation, payment of the Extension Fee, the Backstop Fee, or Termination Fee (as defined below), if any, distribution of Rights, purchase and sale of Shares in the Rights Offering and purchase and sale of Shares pursuant to the Backstop Commitment, or any breach of the Company of this Agreement or the Registration Rights Agreement, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from (i) bad faith, gross negligence or willful misconduct on the part of such Indemnified Person or (ii) statements or omissions in the Registration Statement or Prospectus or any amendment or supplement thereto made in reliance upon or in conformity with information relating to the Investor or the Ultimate Purchaser furnished to the Company in writing by or on behalf of the Investor or the Ultimate Purchaser expressly for use in the Registration Statement or Prospectus or any amendment or supplement thereto. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the sale of Shares contemplated by this Agreement bears to (ii) the fee paid or proposed to be paid to the Investor in connection with such sale. The Indemnifying Party also agree that no Indemnified Person shall have any liability based on their exclusive or contributory negligence or otherwise to the Indemnifying Party, any person asserting claims on behalf of or in right of any of the Indemnifying Party, or any other person in connection with or as a result of the Rights Offering, the Backstop Commitment, the Transaction Documents, the Registration Statement, the Prospectus or the transactions contemplated thereby, except as to any Indemnified Person to the extent that any losses, claims, damages, liability or expenses incurred by the Company are finally judicially determined to have resulted from (i) bad faith, gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of this Agreement or the Registration Rights Agreement or (ii) statements or omissions in the Registration Statement or Prospectus or any amendment or supplement thereto made in reliance upon or in conformity with information relating to the Investor or the Ultimate Purchaser furnished to the Company in writing by or on behalf of the Investor or the Ultimate Purchaser expressly for use in the Registration Statement or Prospectus or any amendment or supplement thereto; provided, however, that in no event shall an Indemnified Person or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of any of their activities related to the foregoing. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 8 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

(b) Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation or proceeding relating to the Transaction Documents, the Registration Statement, the Prospectus or any of the transactions contemplated thereby (“Proceedings”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 8. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel, approved by Investor, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

(c) The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 8. Notwithstanding anything in this Section 8 to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Section 8, the Indemnifying Party shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than (x) 60 days after receipt by the Indemnifying Party of such request for reimbursement and (y) 30 days after receipt by the Indemnified Party of the material terms of such settlement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

9. Survival of Representations and Warranties, Etc. Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties made in this Agreement will survive the execution and delivery of this Agreement and the Closing Date, except that the representations and warranties made in Sections 3(i), (n), (p) (q) and (s)-(aa) will only survive for a period of three (3) years after the Closing Date.

10. Termination.

(a) The Investor may terminate this Agreement:

(i) On or after June 30, 2006, if the Bankruptcy Court has not entered the Agreement Order;

(ii) On or after October 31, 2006; provided that if the Company notifies the Investor in writing by 3:00 p.m. New York City time on or before October 24, 2006 that it wishes to extend such date until December 15, 2006, then the Investor may not terminate pursuant to this paragraph (a)(ii) until December 15, 2006, provided that, as a condition to the effectiveness of such extension, the Company has paid to the Investor not later than 3:00 p.m. New York City time on October 31, 2006, a fee (the “Extension Fee”) in the amount of $30,000,000, which amount will be paid to the Investor by the Company by wire transfer of immediately available funds;

(iii) Upon the failure of the Company to pay the Extension Fee, if any, when due;

(iv) Upon the failure of any of the conditions set forth in Section 7 hereof to be satisfied, which failure cannot be cured by October 31, 2006 or, if the Extension Fee has been paid, December 15, 2006; or

(v) If the Company makes a public announcement, enters into an agreement, or files any pleading or document with the Bankruptcy Court, evidencing its intention to support, or otherwise supports, any Competing Transaction.

(b) Prior to the entry of the Agreement Order, the Company may provide written notice to the Investor of its determination not to proceed with the transactions contemplated hereby, whereupon this Agreement will terminate.

(c) If this Agreement is terminated pursuant to Section 10(b) and at the time of such termination the Investor is in compliance in all material respects with this Agreement, then, subject to the approval of the Bankruptcy Court, the Company shall pay the Investor $20,000,000 (the “Termination Fee”), and, in any case, the Company shall pay to the Investor any Transaction Expenses and any other amounts certified by the Investor to be due and payable hereunder that have not been paid theretofore. Payment of the amounts due under this Section 10(c), will be made by wire transfer of federal (same day) funds to the account specified by the receiving party at least 24 hours in advance to the other party hereto. The provision for the payment of the Termination Fee is an integral part of the transactions contemplated by this Agreement and without this provision the Investor would not have entered into this Agreement and shall, subject to the approval of the Bankruptcy Court, constitute an administrative expense of the Company under section 364(c)(1) of the Bankruptcy Code. Accordingly, if payment shall become due and payable pursuant to this Section, and suit is commenced which results in a final judgment against the Company no longer subject to appeal, the Company shall pay to the Investor its costs and expenses, including attorneys’ fees, in connection with collecting or enforcing its rights and remedies hereunder.

(d) In no event will the Termination Fee, if any, be refundable upon termination of this Agreement pursuant to this Section 10.

(e) Upon termination under this Section 10, the covenants and agreements made by the parties herein under Sections 8, 9 and 11 through 18 will survive indefinitely in accordance with their terms.

11. Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	If to Investor, to:

J.P. Morgan Securities Inc.

270 Park Avenue, 17th Floor

New York, New York 10017

Attention: Mr. Stanley Lim,

Operations Group

Fax: (212) 270-2157

with copies to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Lewis Kruger

                    Brett Lawrence

Fax: (212) 806-6006

and to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave,

New York New York 10017

Attention: Michael D. Nathan

                    Mark Thompson

Fax: (212) 455-2502

(b)	If to the Company, to:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention: Michael Thaman

                    Stephen Krull

Fax:

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Larry A. Barden

                    James R. Looman

Fax: (312) 853-7036

12. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Notwithstanding the previous sentence, this Agreement, or the Investor’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Investor to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of the Investor over which the Investor or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights; provided, that any such assignee assumes the obligations of the Investor hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Investor. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the Investor of its obligations hereunder if such assignee fails to perform such obligations. Except as provided in Section 8 with respect to the Indemnified Parties, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

13. Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect.

14. GOVERNING LAW; VENUE. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF

DELAWARE. THE INVESTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

15. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

16. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

17. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

18. Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

19. Modifications Necessary to Reflect Corporate Restructuring. The Amended Plan currently contemplates that, on the Effective Date, the Company intends to effect a restructuring plan which would organize the Company and its subsidiaries along the Company’s major business lines. This restructuring plan may result in the creation of a new Delaware company to serve as the parent corporation and holding company for the Company and its subsidiaries (“Holdco”). To the extent that such plan to create the Holdco structure is pursued with the approval of the Bankruptcy Court, the parties hereto shall consider in good faith making appropriate modifications to this Agreement and the Registration Rights Agreement to accommodate the Holdco structure.

[Signature Page Follows]

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof will constitute a binding agreement between you and (subject to the approval of the Bankruptcy Court) the Company.

Very truly yours,

OWENS CORNING

By:	/s/ Stephen K. Krull
Name:
Title:

Accepted as of the date hereof:

J.P. MORGAN SECURITIES INC.

By:	/s/ Eric Rosen
Name:	Eric Rosen
Title:	Managing Director

[Signature Page of Equity Commitment Agreement]

Exhibit A

Settlement Term Sheet

CONFIDENTIAL

FOR DISCUSSION PURPOSES ONLY

SUBJECT TO RULE 408

April 28, 2006 - Settlement Term Sheet

•	New Plan of Reorganization (“Plan”) to be proposed by Owens Corning, a Delaware corporation (“OCD”) with supporting agreement from: Asbestos Claimants’ Committee (“ACC”), Legal Representative for Future Claimants (“FCR”), Bank Steering Committee, Official Committee of Unsecured Creditors, the Ad Hoc Bondholder Committee represented by Stroock, Official Representatives of Bondholders and Trade Creditors and the Ad Hoc Equity Holders Committee. The Plan shall be in full compliance with each and every provision of section 524(g) of the Bankruptcy Code.

•	Settlement Term Sheet must be agreed upon on or before May 10, 2006.

•	Plan must reach a final, non-appealable effective date no later than October 30, 2006, or such later date as OCD, the ACC and the FCR shall unanimously agree (the “Effective Date”).

•	In exchange for the payments set forth below, the Debtors, Reorganized Debtors and all Protected Parties will receive a full release from any and all asbestos personal injury claims (existing, future and settled but not liquidated) with those claims being channeled to one or more asbestos trusts pursuant to Section 524(g) of the Bankruptcy Code.

Post-Petition Financing/Capital Structure

•	Enterprise value as in Fifth Amended Plan, at $5.858 billion (including net present value of cash flows related to the utilization of net operating loss carry forwards).

•	OCD Asbestos Personal Injury Claims would be fixed at the judicially estimated amount of $7 billion.

•	Prior to the Effective Date, OCD would enter into a binding commitment letter with one or more major financial institutions for $1.8 billion of post-petition debt financing, to be issued upon the Effective Date, which indebtedness may be in the form of senior notes, senior term loans or other cash pay debt instruments, plus a revolving credit facility in an amount to be determined (of which zero is drawn down as of the Effective Date). Tax notes ($61 million) and existing funded debt ($55 million) would remain in place as provided in the Fifth Amended Plan.

•	Under the Plan, the existing equity will be extinguished and 131.4 million shares of new stock will be issued. The 131.4 million shares will be divided as follows:

Shares (in millions)
Bonds	26.6
Shares Subject to Rights Offering	72.9
OC/FB Asbestos Contingent Payment	28.6
Employees	3.3

TOTAL	131.4

•	Prior to the Effective Date, OCD would enter into a binding commitment agreement with JP Morgan Chase for $2.187 billion of contingent post-petition financing to be utilized on the Effective Date pursuant to an underwritten rights offering to be made to all bondholders, and to general unsecured creditors with claims classified in classes A6-A and A6-B of the Fifth Amended Plan. On the Effective Date, each bondholder and general unsecured creditor would have the right to purchase their pro rata share of 72.9 million shares of common stock from OCD at $30.00 per share. The offering will be backstopped by JP Morgan Securities, and a syndicate consisting of D. E. Shaw Laminar Portfolios, L. L. C., Plainfield Special Situations Master Fund Limited or such or an affiliate thereof and certain other bondholders (collectively, the “Backstop Providers”) who would collectively agree to purchase the shares of New Common Stock underlying the unexercised rights. The backstop shall have terms, provisions and conditions that shall be acceptable to the ACC and FCR. The Backstop Providers would receive a fee for their commitment to backstop the rights offering in such amount as may be agreed upon by OCD and approved by the Court, the payment of which is the responsibility of OCD.

Payments to Asbestos PI Trust

•	On the Effective Date, OCD will pay the Asbestos PI Trust on an irrevocable basis (1) $1.25 billion in cash, (2) all amounts held in the Fibreboard Settlement Trust ($1.306 billion as of 12/31/05), (3) $189 million from the OC Administrative Escrow Deposits and the OC Insurance Escrow and (4) all Undistributed Administrative Deposits in respect of Fibreboard claims ($127 million as of 12/31/05) for a total of $2.872 billion in cash and will also assign the Asbestos PI Trust all rights to any insurance recoveries.

•	On the Effective Date, OCD will provide a contingent payment right to the Asbestos PI Trust in the amount of (i) $1.390 billion, plus interest from the Effective Date to the payment date at 7%, in cash, and (ii) 28.6 million shares of equity in reorganized OCD, all of which will be subject to the condition precedent that the FAIR Act has not been enacted and made law on or before the date that is ten (10) days after the conclusion of the 109th Congress (the “Trigger Date”). If the FAIR Act is not made law on or before the Trigger Date, OCD will be required to satisfy no later than January 8, 2007 the contingent payment right by paying $1.390 billion plus accrued interest, in cash, and delivering 28.6 million shares of reorganized OCD.

•	If the cash and shares provided under the contingent payment right vest in the Asbestos PI Trust, the Asbestos PI Trust would grant options to the Backstop Providers to purchase 28.6 million shares in the aggregate from it at an exercise price of $37.50 per share which would expire 12 months after the date the Trust receives the shares. The Backstop Providers would grant the Asbestos PI Trust options to sell to them 28.6 million shares in the aggregate at an exercise price of $25.00 per share which would expire 3 months after the date the Trust receives the shares.

•	If as of the Trigger Date, the FAIR Act has been enacted and made law but is subject to legal challenge, payments under the contingent payment right will be suspended until the legal challenge to the legislation is resolved by final non-appealable judgment.

•	If the FAIR Act has been enacted and made law on or prior to the Trigger Date and is not subject to a constitutional challenge or other challenge to its validity by March 31, 2007 (the “Rollover Event”), the contingent payment right will not vest and will be fully cancelled.

•	The contingent payment right will be issued by OCD and will be secured by 51 percent of the voting stock of one or more domestic and/or foreign subsidiaries of OCD as determined by the ACC, the FCR and the Backstop Providers to be necessary to comply with 11 U.S.C. § 524(g)(2)(B)(i)(III).

Payments to Bank Creditors

Same as in Fifth Amended Plan, including post-petition interest at prime + 2% compounded quarterly for the duration of the bankruptcy cases.

Payments to Senior and Junior General Unsecured Creditors

Bondholders would receive 26.6 million shares of the common stock of reorganized OCD as provided above on the Effective Date. Non-bondholder senior and junior unsecured creditors (exclusive of the convertible subordinated note underlying the MIPS trust) would receive an aggregate of $248.5 million in cash on the Effective Date. In the event that the senior and junior general unsecured creditors do not vote to accept the Plan, then such creditors shall receive the distribution they were entitled to receive if they had voted not to accept the plan filed with the court on December 31, 2005.

Payments to MIPS

On the Effective Date, holders of MIPS would receive warrants, with customary market protections, exerciseable within seven (7) years of the Effective Date to obtain 10% of the fully diluted common stock of reorganized OCD, assuming exercise of all warrants but ignoring management options, at a strike price of $43 per share implying an enterprise value of $7.6 billion.

On the Rollover Event, holders of MIPS would have the right to exchange their warrants for 5.5% of the fully diluted common stock of reorganized OCD, assuming exchange of all warrants into common stock but ignoring management options. In the event that the general unsecured creditors do not vote to accept the Plan, then holders of MIPS shall receive the distribution they were entitled to receive if the general unsecured creditors had voted not to accept the plan filed with the court on December 31, 2005.

Payments to Equity

On the Effective Date, holders of OCD existing common stock would receive warrants, with customary market protections, exerciseable within seven (7) years of the Effective Date to obtain 5% of the fully diluted common stock of reorganized OCD, assuming exercise of all warrants but ignoring management options, at a strike price of $45.25 per share implying an enterprise value of $7.9 billion.

On the Rollover Event, holders of OCD existing common stock would have the right to exchange their warrants for 14.75% of the fully diluted common stock of reorganized OCD, assuming exchange of all warrants into common stock but ignoring management options. In the event that the senior and junior general unsecured creditors or the Bondholders do not vote to accept the Plan, then holders of OCD existing common stock shall not receive any distribution under the Plan.

Corporate Governance

The Board of Directors for Reorganized OCD shall consist of 16 members, consisting of the 12 directors who serve on the Board of Directors for OCD immediately prior to the Effective Date and one member to be named by the ACC and one member to be named by the FCR and two members to be named by the Bondholders. The initial term of the Board of Directors for Reorganized OCD shall be until the first annual meeting of shareholders following the second anniversary of the Effective Date of the Plan. In the event that the Asbestos PI Trust shall no longer hold any shares in OCD, the members named by the ACC and the FCR, or their successors, shall resign. For as long as the Asbestos PI Trust owns shares in OCD, it shall have the right to designate one member as directed by the FCR and one member as directed by the TAC.

Professional Fees

The reasonable legal fees and expenses incurred by the Bondholders represented by Stroock & Stroock & Lavan LLP shall be reimbursed or otherwise paid by OCD, upon approval of the Court, in recognition of the Bondholders’ substantial contribution to the reorganization pursuant to 11 U.S.C. sections 503(b)(3)(D) and 503(b)(4). The reasonable professional fees and expenses incurred by the Ad Hoc Equity Holders Committee, represented by Brown Rudnick Berlack Israels LLP, shall be reimbursed or otherwise paid by OCD, upon approval of the Court, in recognition of the Ad Hoc Equity Holders Committee’s substantial contribution to the reorganization pursuant to 11 U.S.C. sections 503(b)(3)(D) and 503(b)(4).

Other Matters

All other provisions of the Fifth Amended Plan not addressed herein and which do not conflict with the provisions of this term sheet shall remain unchanged from the Fifth Amended Plan.

All Avoidance Actions, and any and all actions commenced by these parties against the Banks, whether pending or tolled, will be tolled and stayed pending Plan confirmation and will be dismissed with prejudice, unless otherwise provided for with the agreement of the ACC and the FCR, on the Effective Date.

Within ten days after the execution of this Term Sheet, the Bank Steering Committee, Official Committee of Unsecured Creditors, the Ad Hoc Bondholders and Trade Creditors and the Ad Hoc Equity Holders Committee shall take such steps as may be required to dismiss with prejudice the appeal pending before the Third Circuit Court of Appeals from the decision by District Judge Fullam estimating the present and future asbestos liabilities of Owens Corning, subject to reinstatement, but only if reinstatement is permitted by the Court of Appeals, if the asbestos personal injury claimants fail to accept the Plan by the percentages required by Section 524(g) and Section 1126(c) of the Bankruptcy Code. Within ten days after the execution of this Term Sheet, the Ad Hoc Equity Holders Committee will also dismiss all of its other pending appeals before the District Court, with prejudice.

Each member of the Official Representatives of Bondholders and Trade Creditors, the Ad Hoc Equity Holders Committee, and the Ad Hoc Bondholders Committee agrees that such member shall not sell, transfer or otherwise dispose of any portion of or all of such member’s debt and/or equity holdings without entering into an agreement with such transferee, which agreement shall be satisfactory to the ACC and FCR, providing that such transferee shall be bound to all of the terms and provisions of this term sheet.

The undersigned members of the Ad Hoc Bondholders Committee shall be bound to the terms provided herein if the Plan of Reorganization is confirmed irrespective of whether or not a class or classes of general unsecured creditors vote to accept the Plan.

Dated: May 8, 2006

The Debtors	Official Committee of Asbestos Claimants

By	By

Official Committee of Unsecured Creditors	The Legal Representative for Future Claimants

By	By

The Official Representatives of Bondholders and Trade Creditors	The Ad Hoc Equity Holders Committee

By	By

The Ad Hoc Bondholders Committee

By

Exhibit B

Lock-Up Agreement

PLAN SUPPORT AGREEMENT

This Agreement (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof, the “Agreement”), dated as of May     , 2006, is entered into by and among Owens Corning (the “Company” or the “Debtor”), subject, however, to the approval of the Bankruptcy Court (as defined below), the Asbestos Claimants Committee (the “ACC”) and the Future Claimants’ Representative (collectively with the Debtor and the ACC, the “Plan Proponents”), and each of the undersigned holders (each, a “Holder”, and collectively, the “Holders”) of Pre-Petition Bonds issued by the Company (the “Bonds”).

RECITALS

WHEREAS the Company filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on October 5, 2000.

WHEREAS the Debtor, the ACC, the Official Committee of Unsecured Creditors, the Legal Representative for Future Claimants, the Bank Steering Committee, the Ad Hoc Equity Holders Committee, Official Representatives of Bondholder and Trade Creditors and the Holders have engaged in good faith negotiations with the objective of reaching a mutually acceptable agreement for the settlement of all claims in the Debtor’s bankruptcy cases.

WHEREAS the Holders have agreed to accept the treatment for their claims on the terms set forth in the term sheet attached hereto as Exhibit A (the “Settlement Term Sheet”) and incorporated into this Agreement as more fully set forth herein (the “Plan Proposal”).

WHEREAS to expedite and ensure the implementation of the Plan Proposal, (i) the Plan Proponents are prepared to file a Sixth Amended Plan of Reorganization (the “Amended Plan”) and a related amended disclosure statement (the “Amended Disclosure Statement”), and, in accordance with Sections 1125 and 1126 of the Bankruptcy Code, to solicit the requisite acceptances of the Amended Plan, as expeditiously as possible and perform their other obligations hereunder and (ii) the Holders are prepared to commit, on the terms and subject to the conditions of this Agreement, the Amended Plan and Disclosure Statement, and applicable law, to vote in favor of the Amended Plan when solicited to do so pursuant to Sections 1125 and 1126 of the Bankruptcy Code and to perform their obligations hereunder.

NOW THEREFORE, in consideration of the foregoing recitals, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to any appropriate approvals of the Bankruptcy Court of this Agreement, the Amended Plan and the Amended Disclosure Statement, the Plan Proponents and each Holder (each a “party” or “Party” and collectively, the “parties” or “Parties”), intending to be legally bound, agree as follows:

1. Each capitalized term used but not defined in this Agreement shall have the meaning given to it in the Fifth Amended Joint Plan of Reorganization for the Debtor and its Affiliated Debtors and Debtors-In-Possession, as the case may be.

2. Means for Effecting the Plan Proposal. The Plan Proponents and the Holders agree that the Plan Proposal shall be consistent in all material respects with the terms of the Settlement Term Sheet annexed hereto as Exhibit A and shall be accomplished by the approval of the Amended Plan, pursuant to Sections 1125 and 1126 of the Bankruptcy Code, and the subsequent confirmation of the Amended Plan by the Bankruptcy Court and the occurrence of the Effective Date under the Amended Plan (the “Plan Effective Date”).

3. Preparation of Plan Proposal Documents. Promptly upon execution of this Agreement by the Holders holding in the aggregate at least 50% of the outstanding principal amount of the Bonds (the “Requisite Holders”), the Plan Proponents shall instruct their counsel to prepare for the review and approval of the Parties hereto all documents needed to effectuate the Plan Proposal as contemplated in this Agreement, including, but not limited to, the Amended Plan and the Amended Disclosure Statement (collectively, the “Plan Documents”). The Plan Proponents and counsel to the Holders shall coordinate with one another in the preparation of the Plan Documents.

4. Support of the Plan Proposal. Each of the Holders agrees that, subject to the conditions that, and only for so long as, (i) each of the Amended Plan, the Amended Disclosure Statement, and all of the documents relating to the Rights Offering, shall be reasonably satisfactory to the Requisite Holders, (ii) the material terms of the Plan Documents are consistent with the terms set forth on the Settlement Term Sheet annexed hereto as Exhibit A, (iii) the Amended Disclosure Statement adequately describing the terms of the Settlement Term Sheet as embodied in the Amended Plan shall be approved by the Bankruptcy Court and (iv) no Holders Termination Event (as defined below) shall have occurred and not have been waived in accordance herewith, it (1) shall, when solicited pursuant to Sections 1125 and 1126 of the Bankruptcy Code, vote to accept the Amended Plan (in accordance with the Settlement Term Sheet), (2) hereby agrees to recommend and support confirmation of the Amended Plan and to approve any other action or document necessary to implement the Plan Proposal (including, without limitation, filing supporting pleadings in connection therewith, supporting reasonable extensions of exclusivity, and filing any motions, notices, or other appropriate pleadings in connection with the withdrawal, tolling, or dismissal of the litigation matters set forth in the Settlement Term Sheet) and (3) agrees to permit disclosure in the Amended Disclosure Statement and any filings by the Debtor with the Securities and Exchange Commission of the execution and contents of this Agreement; provided, however, that the Debtor shall not disclose the amount of the claim held by any individual Holder that is a signatory to the Agreement, except as set forth in Paragraph 23. Each of the Holders shall not: (a) object to the Amended Disclosure Statement or Amended Plan or consummation of the Plan Proposal, or otherwise commence any proceeding to oppose the Amended Plan or any of the Plan Documents so long as the Plan Documents contain material terms and conditions consistent with those contained in this

Agreement and the Settlement Term Sheet; (b) vote for, consent to, support or participate in the formulation of any other restructuring or settlement of the Debtor’s claims, or a plan of reorganization or liquidation under applicable bankruptcy or insolvency laws, whether domestic or foreign, in respect of the Debtor; (c) directly or indirectly seek, solicit, support or encourage any other restructuring, plan, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Debtor (other than one agreed to in writing by the Plan Proponents and the Holders) that is inconsistent with this Agreement; or (d) take any other action, including but not limited to initiating any legal proceedings, that is materially inconsistent with, or that would materially delay or impede approval, confirmation or consummation of, the Amended Disclosure Statement, the Plan Proposal or the Amended Plan; provided, however, that nothing contained herein shall limit the ability of any Holder to consult with the Plan Proponents concerning any matter arising in connection with the Plan Proposal so long as such consultation is not inconsistent with such Holder’s obligations hereunder and the terms of the Plan Proposal.

5. Lock-Up. As of the Effective Date (as defined below) and until the termination of this Agreement in accordance with the terms hereof (the “Lock-Up Period”), the undersigned agrees that it shall not:

(a) except as provided in Paragraph 6 below, sell, loan, assign, transfer, hypothecate or otherwise dispose of (including by participation) to any third party any or all of its Holdings (as defined below) or the tender, voting or consent rights thereto;

(b) sell, loan, assign, transfer, hypothecate or otherwise dispose of (including by participation) any or all of its Holdings to the Company or any Affiliate of the Company (including acceptance of an offer to redeem any of its Holdings by the Company or an Affiliate thereof); for purposes of this Agreement, an “Affiliate” of the Company shall mean any entity that controls, is controlled by or is under common control with, the Company; or

(c) except as permitted in Paragraph 6 below, enter into any contract or agreement to do any of the actions described in subsections (a) or (b) above.

No purported transfer, or tender, vote or consent, of any Holdings shall be valid unless made in accordance with this Agreement.

6. Transfers. Notwithstanding anything to the contrary herein, each of the Holders shall not, directly or indirectly, sell, loan, assign, transfer, hypothecate or otherwise dispose of (including by participation) (i) any Bonds beneficially owned by it or as to which it has investment authority or discretion (excluding Bonds beneficially owned by non-affiliate private banking clients of JP Morgan Securities Inc.), in each case, as of the date hereof, (ii) any claim (as that term is defined in Section 101(5) of the Bankruptcy Code) or rights arising from, based on or related to the Bonds (including any subscription rights), or (iii) any option, interest in, or right to acquire any Bonds or claims referred to in clauses (i) and (ii) above (the Bonds, claims, options, interests, and rights referred to in the foregoing clauses (i), (ii) and (iii) shall be collectively referred to as “Holdings”), unless the transferee thereof agrees in writing for the benefit of the other parties hereto to be bound (a) by all of the terms of this Agreement (including the Settlement Term Sheet) and executes a counterpart signature page of this Agreement and (b) if the material terms of the Plan Proposal have not been broadly and publicly disclosed, by a confidentiality agreement that is either in substantially similar form to that executed with the Debtor by the transferor or otherwise in form and substance reasonably satisfactory to the Debtor. The transferor shall provide each of the Plan Proponents and Stroock (as defined below) with written notice of the transfer, along with copies of the executed counterpart signature page of this Agreement and, if applicable, the executed confidentiality agreement, pursuant to which each party shall be deemed to have acknowledged that its obligations to the Holders hereunder shall be deemed to constitute obligations in favor of such transferee. Any transfer made in violation of this Paragraph 6 shall be null and void.

7. Affiliated Transferee Exception. During the Lock-Up Period, a Holder may offer, sell or otherwise transfer any or all of its Holdings to an Affiliated Transferee (as defined below), who shall be bound by this Agreement. For purposes of this Agreement, an “Affiliated Transferee” shall mean any entity that, as of the Effective Date, was, and as of the date of transfer, continues to be an entity that controls, is controlled by or is under common control with the Holder which is a party to this Agreement.

8. Effectiveness. Each of the undersigned understands and acknowledges that, for purposes for of calculating the 50% threshhold in this Paragraph 8, the current outstanding principal amount of the Bonds is assumed to be $1,389,000,000. This Agreement shall only become effective and binding upon the undersigned as of the date (the “Effective Date”) when Stroock & Stroock & Lavan LLP (“Stroock”) notifies the Debtor and the undersigned in writing that it has received executed Agreements from institutions which hold in the aggregate more than a majority (50%) of such outstanding principal amount of the Bonds; provided, however, that the Debtor’s execution and implementation of this Agreement shall be subject to the approval of the Bankruptcy Court. If Holders holding in the aggregate more than a majority (50%) of the outstanding principal amount of the Bonds have failed to execute this Agreement by the close of business on May 10, 2006, this Agreement shall become null and void and of no further force and effect. This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of the Amended Plan (or any other plan of reorganization) for the purposes of Sections 1125 and 1126 of the Bankruptcy Code or otherwise.

9. Termination of the Holders’ Obligations. Each of the Holders may terminate its obligations hereunder and rescind its acceptance of the Plan Proposal by giving written notice thereof to the other Holders, if any, and the Company of the following (each, a “Holders Termination Event”): (a) the Plan Documents provide or are modified to provide for any terms that are materially adverse to or materially inconsistent with any of the terms or conditions of this Agreement or the Settlement Term Sheet, (b) the Company breaches this Agreement or fails to satisfy any of the terms or conditions of the Settlement Term Sheet in any material respect, which breach shall not have been cured within 10 business days of receiving notice thereof, or (c) the Plan Effective Date does not occur by October 30, 2006, or such later date as the Plan Proponents shall unanimously agree.

10. Termination of the Plan Proponents’ Obligations. The Plan Proponents shall have the right to terminate this Agreement, by the giving of a joint written notice thereof to each of the Holders: (i) in the event of a material breach of this Agreement, (ii) upon the failure by any Holder to satisfy any material term or condition of the Settlement Term Sheet which breach shall not have been cured within 10 business days of receiving notice thereof or (iii) if the Plan Effective Date does not occur by October 30, 2006 or such later date as the Plan Proponents shall unanimously agree (a “Company Termination Event”).

11. Effects of Termination. Subject to Paragraph 22 hereof, upon the occurrence of a Holders Termination Event or Company Termination Event, unless such Holders Termination Event or Company Termination Event has been waived in accordance with the terms hereof, in each case resulting in the termination of the Holders’ obligations or the Plan Proponents’ obligations (as the case may be) under the terms of Paragraph 9 or Paragraph 10 above, this Agreement shall terminate and no party hereto shall have any continuing liability or obligation to pay any other party under Paragraph 20 hereof or otherwise and each party shall have all of the rights and remedies available to it under applicable law and/or any Indenture, and any ancillary documents or agreements thereto, including under this Agreement; provided, however, that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

12. Representations and Warranties. Each Holder represents and warrants to the Plan Proponents and each other that it owns the Bonds that represent a beneficial interest in the total principal amount (of record and/or beneficially) set forth next to its name on the signature pages hereof, or as to which such Holder or its Affiliates (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and over whom the Holder exercises sufficient control to insure enforcement of the provisions of this Agreement) has investment authority or discretion, and such Bonds constitute all of such Bonds so owned or controlled by such Holder and its Affiliates. Each party hereunder represents and warrants that the following statements are true, correct and complete as of the date hereof.

a)	Power, Authority and Authorization. Execution, delivery and performance of this Agreement by such party has been duly authorized by all necessary corporate action on the part of such party, and the person executing this Agreement on behalf of such party is duly authorized to do so;

b)	No Conflicts. The execution, delivery and performance of this Agreement by such party does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries or (ii) except to the extent previously disclosed in writing to the Holders, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party or under its organizational documents;

c)	Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and Exchange Commission or pursuant to state securities or “blue sky” laws, and the approval by the Bankruptcy Court of the Debtor’s authority to enter into and implement this Agreement; and

d)	Binding Obligation. Subject to the provisions of Sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of each of the undersigned, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

13. Confidentiality. The undersigned acknowledges and agrees that all information regarding the Holdings shall be held by Stroock in strict confidence and shall not be disclosed to all other Holders, the Plan Proponents or any third parties, except: (i) as otherwise may be required by law; or (ii) as otherwise agreed to in writing by the Holder(s) in question.

14. Reservation of Rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Holder and the Trustee to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Plan Proponents. Nothing herein shall be deemed an admission of any kind. Nothing contained herein effects a modification of the Holders’ or the Trustee’s rights under the Indenture, the Bonds or other documents and agreements unless and until the Plan Effective Date has occurred. If the transactions contemplated herein are not consummated, or if this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

15. Good Faith Negotiations of Plan Documents; Further Assurances. The Plan Proponents and each of the Holders hereby further covenant and agree to negotiate the definitive documents relating to the Plan Proposal, including, without limitation, the Plan Documents, in good faith. Furthermore, each of the Parties shall take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement (provided that no Holder shall be required to incur any expense, liability or other monetary obligation), and shall refrain from taking any action which would frustrate the purposes and intent of this Agreement.

16. Amendments and Waivers. Once effective, this Agreement may not be modified, amended or supplemented, and none of the Holder Termination Events may be waived, except in writing signed by Holders holding at least 75% of the aggregate principal amount of Bonds held by the Requisite Holders; provided, however, it shall require the waiver, in writing, of all parties hereto to extend any of the dates set forth in Paragraphs 9 and 10 hereto by more than fifteen (15) business days from the dates set forth in such Paragraph; and further provided, however, that any modification of, or amendment or supplement to this Paragraph 16 or any material term or provision of the Settlement Term Sheet or the Plan Proposal shall require the written consent of all of the parties.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Paragraph shall be deemed to permit sales, assignments or transfers other than in accordance with Paragraph 6.

18. No Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other person or entity.

19. Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such a remedy.

20. Prevailing Party. If any Party brings an action against any other Party based upon a breach by such other Party of its obligations hereunder, the prevailing Party shall be entitled to all reasonable expenses incurred, including reasonable attorneys’, accountants’ and financial advisors’ fees in connection with such action.

21. Notices. All written notices given hereunder or contemplated hereby may be given by email: (i) if addressed to the undersigned, to the email address on the signature page of this Agreement; (ii) if addressed to Stroock, by email to all of: lkruger@stroock.com, kpasquale@stroock.com, and blawrence@stroock.com; and (iii) if addressed to the Plan Proponents, by email to all of: jconlan@sidley.com, jsteen@sidley.com, dtwomey@sidley.com, npernick@saul.com, and jshulman@saul.com; (iv) if addressed to the ACC, by email to all of: pvnl@capdale.com and ei@capdale.com; and (v) if addressed to the Future Claimants’ Representative, by email to akress@kayescholer.com.

22. Survival. Notwithstanding the termination of the Holders’ obligations hereunder in accordance with Paragraph 9 hereto, the Company’s obligations and agreements set forth in Paragraph 23 (with respect to disclosure of certain information) hereof shall survive such termination and shall continue in full force and effect for the benefit of the Holders in accordance with the terms hereof.

23. Disclosure of Individual Holdings. Subject to Paragraph 4 hereof, unless required by applicable law or regulation, the Debtor shall not disclose the amount of Bonds held by a Holder without the prior written consent of such Holder. The Plan Proponents agree not to disclose the terms of this Agreement prior to the public disclosure thereof by the Debtor. The foregoing shall not prohibit the Debtor or the other Plan Proponents from disclosing the approximate aggregate holdings of Bonds by the Holders or the Bondholders as a group.

24. Representation by Counsel. Each party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any party hereto with a defense to the enforcement of the terms of this Agreement against such party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. None of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

25. Consideration. It is hereby acknowledged by the parties that no consideration shall be due or paid to any of the parties hereunder for its agreement to participate in the Plan Proposal, in accordance with the terms and conditions of this Agreement other than the obligations imposed upon the Company pursuant to the terms of this Agreement, including, without limitation, the obligation to use best efforts to obtain approval of the Plan Proposal and to take all steps necessary and desirable to obtain any and all requisite regulatory and/or third party approvals for the Plan Proposal in accordance with the terms and conditions of this Agreement.

26. Severability. If any provision of this Agreement is held to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof shall continue in full force and effect.

27. Jurisdiction. Any disputes that may arise under this Agreement shall be determined by the Bankruptcy Court.

28. Miscellaneous. (a) the undersigned understands and agrees that each of the Holders party hereto will rely upon the undersigned’s representations and covenants set forth in this Agreement; (b) the captions used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement; (c) this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York and, to the extent relevant, federal bankruptcy law, regardless of the laws that might otherwise govern under applicable common law principles or conflicts of law rules; (d) this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; and (e) this Agreement may be executed and delivered by facsimile or original signature and an executed facsimile copy shall be treated as an original.

[Signature Page Following on Next Page]

OWENS CORNING

By:
Name:
Title:

ASBESTOS CLAIMANTS COMMITTEE

By:
Name:
Title:

FUTURE CLAIMANTS’ REPRESENTATIVE

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

Total principal amount of Bonds as of the date hereof:
$

Email Address for notice:

Exhibit C

Registration Rights Agreement

(i) all shares of New Common Stock held by the Investors, the parties to the Syndication Agreement and their successors, assigns and transferees (collectively, “Holders”) on the Closing Date or anytime in the future (including, without limitation, the shares acquired pursuant to the Amended Plan, the Rights Offering, the Equity Commitment Agreement and the Collars) shall constitute “registrable securities”;

(ii) prior to the Closing Date, the Company shall cause a shelf registration statement to become effective with the SEC (provided that, if the Investor so elects prior to the Closing Date, (i) such shelf registration statement shall not include the registrable securities held by the Investor and (ii) the Company shall file and cause to become effective by the SEC as promptly as practicable after receiving the Investor’s request therefor after the Closing Date another shelf registration statement which covers the registrable securities held by the Investor);

(iii) such initial shelf registration statements shall be kept effective until two years after the earlier of (x) the expiration of the Collars and (y) the purchase of all of the New Common Stock subject to the Collars;

(iv) in addition to such initial shelf registration statements, the Holders shall have unlimited demand and piggyback registration rights (subject to reasonable minimum amounts to be included in any demand);

(v) the Company shall provide reasonable cooperation and assistance of the type described in a registration rights agreement for registered offerings if any of the Holders elect to sell its shares pursuant to a private placement or similar transaction (including providing due diligence access);

(vi) provide for underwritten offerings; and

(vii) representations and warranties of the type made in a customary underwriting agreements for an underwritten public offering.

Exhibit P-1

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of July 7, 2006, is made by and among (i) subject to the entry of the Agreement Order (as defined below), Owens Corning, a Delaware corporation (as debtor-in-possession and a reorganized debtor, as applicable, the “Company”), and (ii) J.P. Morgan Securities Inc. (“JPMorgan Securities”) and any parties identified on the signature pages of any Joinder Agreements (as defined below) executed and delivered pursuant to Section 12.2 hereto (each, including JPM (as defined herein), an “Investor” and, collectively, the “Investors”).

RECITALS

WHEREAS, the Company filed its Amended Plan (as defined below) with the Bankruptcy Court (as defined below) on June 5, 2006;

WHEREAS, in connection with the consummation of the transactions contemplated by that certain Equity Commitment Agreement dated as of May 10, 2006 (the “Equity Commitment Agreement”) by and between the Company and JPM, JPM has agreed to acquire shares of New Common Stock (as defined below) in accordance with the provisions of the Equity Commitment Agreement and the Amended Plan;

WHEREAS, in connection with the Equity Commitment Agreement, JPM and the other Investors have entered into a Syndication Agreement, dated as of May 10, 2006 (the “Syndication Agreement”), pursuant to which such Persons have agreed to purchase certain shares of the New Common Stock from JPM;

WHEREAS, in consideration of the Investors’ commitment to purchase the New Common Stock pursuant to and on the terms and conditions set forth in the Equity Commitment Agreement and the Syndication Agreement, the Company has agreed to enter into a registration rights agreement with respect to certain shares of New Common Stock to be acquired by the Investors and certain of their Affiliates (as defined below);

WHEREAS, pursuant to the Amended Plan, the Owens Corning/Fibreboard Asbestos Personal Injury Trust (as defined in the Amended Plan, the “Trust”) will receive, among other things, a contingent payment right to cash and the Trust Shares (as defined below);

WHEREAS, in accordance with the Amended Plan, the Company and the Trust are entering into a registration rights agreement (the “Trust Registration Agreement”) to provide registration rights for the Trust with respect to its holding of any such Trust Shares; and

WHEREAS, certain financial institutions (at the request of an Investor) and the Company have entered into agreements whereby (i) the counterparty under the agreements has granted to each of such financial institutions the option to purchase, severally, a portion of the Trust Shares which option will expire twelve months after the date 28.2 million of the Trust Shares are issued to the Trust (the “Issuance Date”) in accordance with the terms of the Amended Plan (the “Call Agreements”), and (ii) each of such financial institutions has granted, severally, to the counterparty under the agreements the option to sell a portion of certain of the Trust Shares to the financial institutions, which option will expire three months after the Issuance Date (the “Put Agreements”), which Call Agreements and Put Agreements will be assigned by the Company to, and assumed by, subject to the exceptions set forth in the Collars, the Trust on the effective date of the Amended Plan.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and in the Equity Commitment Agreement and Amended Plan, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

Definitions

For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” has the meaning given to that term pursuant to Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning given to that term in the introductory paragraph hereof.

“Agreement Order” means in the case of Owens Corning’s obligations in respect of the Initial Registration Statement, the order of the Bankruptcy Court granting the motion to approve the Rights Offering and related relief (Docket No. 17979) and in all other respects, the Confirmation Order as defined in the Amended Plan or such other order or orders of the Bankruptcy Court that approves this Agreement.

“Amended Plan” means the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-In-Possession, filed on June 5, 2006, as it may be amended or supplemented from time to time; provided that no such amendment or supplement shall be given effect for purposes of this definition that shall (i) alter the capitalization of Owens Corning contemplated therein, (ii) materially adversely affect the obligations or rights of the Investors hereunder or (iii) cause any representation or warranty contained herein to be incorrect.

“Bankruptcy Code” means Chapter 11, Title 11 of the United States Code, 11 U.S.C. 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware administering the Company’s bankruptcy case under the Bankruptcy Code together with the applicable district court, to the extent district court approval of the Amended Plan, or any transactions contemplated therein, is sought or required.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Blackout Period” means any period during which, in accordance with Article VI hereof or Article VI of the Trust Registration Agreement, the Company is not required to effect the filing of a Registration Statement or a registration statement under the Trust Registration

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Agreement or is entitled to postpone the preparation, filing or effectiveness or suspend the effectiveness of a Registration Statement or a registration statement under the Trust Registration Agreement.

“Business Day” means any day, other than a Saturday or Sunday, on which national banking institutions in New York, New York, are open.

“Call Agreements” has the meaning given to that term in the recitals hereof.

“Call Expiration Capacity” has the meaning given to that term in Section 4.1(g) of this Agreement.

“Call Expiration Registration Statement” has the meaning given to that term in Section 4.1(g) of this Agreement.

“Capacity” has the meaning given to that term in Section 4.4(b) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collars” means collectively, the Put Agreements and the Call Agreements.

“Company” has the meaning given to that term in the introductory paragraph hereof.

“control” has the meaning given to that term under Rule 405 under the Securities Act (and “controlled” and “controlling” shall have correlative meanings).

“Cut-off Date” means the 30th day prior to the date the last of the Call Agreements expire.

“Demand Registration” has the meaning given to that term in Section 4.1 of this Agreement.

“Demanding Holders” has the meaning given to that term in Section 4.1 of this Agreement.

“Effective Date” means each effective date or deemed effective date under the Securities Act of any Registration Statement or any post-effective amendment thereto.

“Environmental Laws” has the meaning given to that term in Section 2.1(w) of this Agreement.

“Equity Commitment Agreement” has the meaning given that term in the recitals hereof.

“ERISA” has the meaning given to that term in Section 2.1(x) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Exclusive Holder Period” has the meaning given to that term in Section 4.1(c) of this Agreement.

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“Exclusive Holder Registration” has the meaning given to that term in Section 4.1(c) of this Agreement.

“Exclusive Trust Period” means the period consisting of 60 days beginning on the latest of (i) the last date on which a Call Agreement expires, (ii) the date of the closing of the sale of Registrable Securities covered by a Demand Registration for an Underwritten Offering made pursuant to the last demand made by the Holders under Section 4.1(a) hereof before the Cut-Off Date, or, if earlier, the withdrawal, revocation or termination of such Demand Registration by the Holders and (iii) the end of any Lock-Up Period (which may not end later than 90 days after the effective date of such Demand Registration) requested by the managing underwriter in connection with such Demand Registration for an Underwritten Offering by the Holders.

“Exclusive Trust Registration” means the right of the Trust to make a request for a demand registration under the Trust Registration Agreement for an Underwritten Offering during the Exclusive Trust Period.

“Expiration Date” has the meaning given to that term in Section 4.1(g) of this Agreement.

“Filing Date” means (a) with respect to the Initial Registration Statement, not later than 45 days after approval by the Bankruptcy Court of the Equity Commitment Agreement, (b) with respect to a Registration Statement to be filed on Form S-1 (or any applicable successor form), not later than 60 days after receipt by the Company of a request for such Registration Statement and (c) with respect to a Registration Statement to be filed on Form S-3 (or any applicable successor form), not later than 30 days after receipt by the Company of a request for such Registration Statement.

“Free Writing Prospectus” means a free writing prospectus as defined in Rule 405 under the Securities Act relating to the Registrable Securities included in the applicable registration.

“Holdco” has the meaning given to that term in Section 12.13 of this Agreement.

“Holder Shelf Offering” has the meaning given to that term in Section 3.2(a) of this Agreement.

“Holders” means (i) the Investors and (ii) any transferees of such Persons’ Registrable Securities in accordance with Section 12.5 of this Agreement, in each case at such times as such Persons shall own Registrable Securities.

“Indemnified Person” has the meaning given to that term in Section 8.3 of this Agreement.

“Indemnifying Person” has the meaning given to that term in Section 8.3 of this Agreement.

“Initial Registration Statement” means the Registration Statement to be filed by the Company pursuant to Rule 415 of the Securities Act and pursuant to the Amended Plan relating to the Registrable Securities.

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“Investor” and “Investors” have the meanings given to those terms in the introductory paragraph hereof.

“Issuance Date” has the meaning given to that term in the recitals hereof.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus as defined in Rule 433 under the Securities Act.

“Joinder Agreement” has the meaning given to that term in Section 12.2 of this Agreement.

“JPM” means, collectively, JPMorgan Securities and its Affiliates who are parties to this Agreement.

“JPMorgan Securities” has the meaning given to that term in the introductory paragraph of this Agreement.

“Lock-Up Period” has the meaning given to that term in Section 4.3(c) of this Agreement.

“Majority Selling Holders” means those Selling Holders whose Registrable Securities included in a specified registration represent a majority of the Registrable Securities of all Selling Holders included therein.

“Material Adverse Effect” has the meaning given to that term in Section 2.1(a) of this Agreement.

“NASD” has the meaning given to that term in Section 7.1(m) of this Agreement.

“NASDAQ” means the NASDAQ National Market.

“New Common Stock” means the shares of new common stock of the Company issued on and after the effective date of the Amended Plan and any additional shares of common stock paid, issued or distributed in respect of any such shares by way of a stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise.

“Non-Qualified Securities” means at any time Registrable Securities that do not constitute Qualified Registrable Securities.

“NYSE” means the New York Stock Exchange.

“Other Stockholders” means any Person (other than the Holders) having rights to participate in a registration of the New Common Stock.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust or other entity or association, including without limitation any governmental authority.

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“Piggyback Notice” has the meaning given to that term in Section 5.1 of this Agreement.

“Piggyback Registration” has the meaning given to that term in Section 5.1 of this Agreement.

“Preliminary Prospectus” has the meaning given to that term in Section 2.1(l) of this Agreement.

“Pro Rata Basis” has the meaning given to that term in Section 4.4(b)(iii) of this Agreement.

“Prospectus” means the prospectus relating to the Registrable Securities included in the applicable Registration Statement, and any such prospectus as supplemented by any and all prospectus supplements and as amended by any and all amendments (including post-effective amendments) and including all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Put Agreements” has the meaning given to that term in the recitals hereof.

“Qualified Registrable Securities” means at any time (a) shares of New Common Stock purchased by a Holder pursuant to the Equity Commitment Agreement or Syndication Agreement, (b) shares of New Common Stock received pursuant to the exercise of the Collars, or that may be acquired by a Holder pursuant to the Collars, without duplication, and (c) shares of New Common Stock received by a Holder pursuant to the Amended Plan in respect of their bondholder claims, including pursuant to the Rights Offering, and (d) any additional shares of New Common Stock paid, issued or distributed in respect of any shares of the types described in clauses (a), (b) and (c) of this definition by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise; provided, however, that as to any Qualified Registrable Securities, such securities shall cease to constitute Qualified Registrable Securities upon the earliest to occur of: (i) the date on which the securities are disposed of pursuant to an effective registration statement under the Securities Act; (ii) the date on which the securities are disposed of pursuant to Rule 144 (or any successor provision) under the Securities Act; and (iii) the date on which the securities cease to be outstanding.

“Questionnaire” has the meaning given to that term in Section 3.2(a) of this Agreement.

“Registrable Securities” means at any time (a) shares of New Common Stock purchased by a Holder pursuant to the Equity Commitment Agreement or Syndication Agreement, (b) shares of New Common Stock received by a Holder pursuant to the exercise of the Collars and, without duplication, shares of New Common Stock that may be acquired by a Holder pursuant to the Collars, (c) shares of New Common Stock received by a Holder pursuant to the Amended Plan in respect of their bondholder claims, including pursuant to the Rights Offering, (d) any other shares of New Common Stock held by any of the Holders now or at any time in the future and (e) any additional shares of New Common Stock held by a Holder paid, issued or distributed in respect of any shares of the types described in clauses (a), (b), (c) and (d) of this definition by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise; provided, however, that

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as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) the date on which the securities are disposed of pursuant to an effective registration statement under the Securities Act; (ii) the date on which the securities are disposed of pursuant to Rule 144 (or any successor provision) under the Securities Act; and (iii) the date on which the securities cease to be outstanding.

“Registration Expenses” has the meaning given to that term in Section 7.4(a) of this Agreement.

“Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), and all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Required Period” means: (i) with respect to the Initial Registration Statement, two years following the earlier of (x) the last day on which a Call Agreement expires (or such shorter period as the Initial Registration Statement can then remain effective under the Securities Act) and (y) the purchase under the Call Agreements or the Put Agreements of all of the New Common Stock subject to the Call Agreements and the Put Agreements (or such shorter period as the Initial Registration Statement can then remain effective under the Securities Act); (ii) with respect to any other “shelf registration,” two years following the first day of effectiveness of such Registration Statement; and (iii) with respect to any other Registration Statement, 90 days following the first day of effectiveness of such Registration Statement.

“Rights Offering” shall have the meaning given to such term in the Equity Commitment Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” means the United States Securities and Exchange Commission and any successor United States federal agency or governmental authority having similar powers.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Selling Holder” means, with respect to a specified registration pursuant to this Agreement, Holders whose Registrable Securities are included in such registration.

“Selling Holder Information” has the meaning given to that term in Section 3.2(a) of this Agreement.

“Settlement Term Sheet” means the terms set forth in Exhibit A of the Equity Commitment Agreement.

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“Significant Subsidiary” means any subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.

“Syndication Agreement” has the meaning given to such term in the recitals hereof.

“Transaction Documents” has the meaning given to that term in Section 2.1(o) of this Agreement.

“Trust” has the meaning given to that term in the recitals hereof.

“Trust Registration Agreement” has the meaning given to that term in the recitals hereof.

“Trust Shares” means (i) 28.2 million shares of New Common Stock, which the Trust has a contingent payment right to receive pursuant to the Amended Plan, (ii) from and after the Issuance Date, such 28.2 million shares of New Common Stock issued to the Trust, (iii) any shares of New Common Stock (other than those contemplated by clauses (i), (ii) and (iv) of this definition) issued to the Trust under the Amended Plan not to exceed 300,000 shares, and (iv) any additional shares of common stock paid, issued or distributed in respect of any of the shares of the types described in clauses (i), (ii) and (iii) of this definition by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise.

“Underwritten Registration” or “Underwritten Offering” means a registration in which securities of the Company are sold to an underwriter for reoffering to the public.

“Unsubscribed Shares” means an aggregate number of shares of New Common Stock equal to 72,900,000 minus the number of shares of New Common Stock offered pursuant to the Rights Offering and purchased on or before the expiration time of the Rights Offering.

Article II.

Representations and Warranties of the Company

2.1 Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, each Investor as set forth below, as of the date hereof with respect to Sections 2.1(a), (b), (c), (f) and (g). Except for representations, warranties and agreements that are expressly limited as to their date, the Company represents and warrants to, and agrees with, each Investor as set forth below as of each Effective Date with respect to each representation and warranty set forth below:

(a) Incorporation and Qualification. The Company and each of its subsidiaries has been duly organized and is validly existing and in good standing under the laws of their respective jurisdictions of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted. Each of the Company and its subsidiaries has been duly qualified as a foreign company for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent the failure to be so qualified or be in good standing has not had or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations,

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property or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole or on the ability of the Company, subject to the approvals and other authorizations set forth in Section 4(g) of the Equity Commitment Agreement, to consummate the transactions contemplated by the Transaction Documents (a “Material Adverse Effect”).

(b) Corporate Power and Authority. (i) The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to entry of the Agreement Order and the expiration, or waiver by the Bankruptcy Court, of any applicable waiting period set forth in the Bankruptcy Rules, respectively, to perform its obligations hereunder. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and, upon the entry of the Agreement Order and the expiration, or waiver by the Bankruptcy Court, of any applicable waiting period set forth in the Bankruptcy Rules, this Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d) Authorized Capital Stock. The authorized capital stock of the Company conforms in all material respects to the authorized capital stock set forth in the Registration Statement and Preliminary Prospectus and the issued and outstanding shares of capital stock of the Company conforms in all material respects to the description set forth in the Registration Statement and Preliminary Prospectus.

(e) Issuance. All outstanding shares of New Common Stock have been duly and validly issued, fully paid and non-assessable, and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(f) No Conflict. Subject to the entry of the Agreement Order and the expiration, or waiver by the Bankruptcy Court, of any applicable waiting period set forth in the Bankruptcy Rules, the execution and delivery by the Company of this Agreement and compliance by the Company with all of the provisions hereof and the consummation of the transactions contemplated herein (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent provided in or contemplated by the Amended Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) will not result in any material violation of the provisions of the Certificate of Incorporation or Bylaws of the Company included in the Amended Plan and as applicable to the Company from and after the effective date of the Amended Plan and (iii) will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except in any such case described in subclause (i) or (iii) as have been described in an effective Registration Statement or as will not have or could not reasonably be expected to have, individually or in the aggregate, a

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Material Adverse Effect and except in any such case described in subclause (i), for (y) the registration under the Securities Act contemplated hereby and (z) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the sale of the shares of New Common Stock by the Investors.

(g) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties is required for the execution and delivery by the Company of this Agreement and performance of and compliance by the Company with all of the provisions hereof and the consummation of the transactions contemplated herein, except (i) the entry of the Agreement Order and the expiration, or waiver by the Bankruptcy Court, of any applicable waiting period set forth in the Bankruptcy Rules, (ii) the registration under the Securities Act contemplated hereby and (iii) such consents, approvals, authorizations, registrations or qualifications (w) as may be required under NYSE or NASDAQ rules and regulations in order to consummate the transactions contemplated herein, (x) as may be required under state securities or Blue Sky laws in connection with the sale of the shares of New Common Stock by the Investors, (y) as have been described in an effective Registration Statement or (z) the absence of which will not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Arm’s Length. The Company acknowledges and agrees that each Investor is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, the Investors are not advising the Company or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction, and the Company makes no representations about such matters as between the Investors and any other Person. The Company shall consult with its own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Investors shall have no responsibility or liability to the Company with respect thereto. Any review by each Investor of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of each Investor and shall not be on behalf of the Company.

(i) Financial Statements. Except as otherwise described in the Registration Statement and the Preliminary Prospectus or any documents incorporated therein by reference, the financial statements and the related notes thereto of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement and the Preliminary Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and present fairly in all material respects the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, and the supporting schedules included or incorporated by reference in the Registration Statement and the Preliminary Prospectus, present fairly the information required to be stated therein; and, except as otherwise described in the Registration Statement or any documents incorporated therein by reference, the other financial information included or

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incorporated by reference in the Registration Statement has been derived from the accounting records of the Company and its subsidiaries and presents fairly the information shown thereby; and, except as otherwise described in the Registration Statement or any documents incorporated therein by reference, any pro forma financial information and the related notes thereto included or incorporated by reference in the Registration Statement has been prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Registration Statement when they become effective.

(j) Exchange Act Documents. The documents incorporated by reference in the Registration Statement or the Preliminary Prospectus, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to the requirements of the Exchange Act and, when read together with the other information included or incorporated by reference in the Registration Statement, at the time the Registration Statement became effective or the date of such Preliminary Prospectus, none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement or the Preliminary Prospectus, when such documents become effective or are filed with the SEC, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and will not, when read together with the other information included or incorporated by reference in the Registration Statement and the Preliminary Prospectus, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k) Issuer Free Writing Prospectus. Each Issuer Free Writing Prospectus complies in all material respects with the Securities Act, has been filed in accordance with the Securities Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, did not, and at the Effective Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to the Trust or any Investor furnished to the Company in writing by the Trust or such Investor expressly for use in any Issuer Free Writing Prospectus.

(l) Preliminary Prospectus. Each Preliminary Prospectus, at the time of filing thereof, will comply in all material respects with the Securities Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Trust or any Investors furnished to the Company in writing by the Trust or any Investors expressly for use in any Preliminary Prospectus. As used herein, the term “Preliminary Prospectus” means each prospectus included in such registration statement

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(and any amendments thereto) before it becomes effective, any prospectus filed with the SEC pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Registration Statement, at the time of their respective effectiveness that omits Rule 430 Information.

(m) Registration Statement and Prospectus. As of the Effective Date of a Registration Statement, such Registration Statement complies in all material respects with the Securities Act, and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the applicable filing date of the Prospectus and any amendment or supplement thereto, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Trust or any Investors furnished to the Company in writing by the Trust or any Investors expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto.

(n) No Material Adverse Change. Since the date of the most recent audited financial statements included or incorporated by reference in the Registration Statement and the Preliminary Prospectus, (i) there has not been any change in the capital stock or long-term debt of the Company or any of its then Significant Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its then Significant Subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its Significant Subsidiaries has sustained any material loss or material interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in any such case described in subclause (i), (ii) or (iii) as is otherwise disclosed in the Registration Statement and the Preliminary Prospectus or any documents incorporated therein by reference.

(o) Descriptions of the Transaction Documents. Each of this Agreement, the Equity Commitment Agreement, the Syndication Agreement, the Collars, the Amended Plan, the Agreement Order and the Trust Registration Agreement (collectively, the “Transaction Documents”) conforms in all material respects to the description thereof contained in the Registration Statement as of the Effective Date.

(p) No Violation or Default. Neither the Company nor any of its Significant Subsidiaries is in violation of its charter or by-laws or similar organizational documents or any of the Transaction Documents. Neither the Company nor any of its subsidiaries is, except as disclosed in the Registration Statement and the Preliminary Prospectus or in any documents

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incorporated by reference therein: (i) in default, and, to the knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (ii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (ii) above, for any such default or violation that would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect.

(q) Legal Proceedings. Except as described in the Registration Statement and the Preliminary Prospectus or in any documents incorporated therein by reference, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company to perform its obligations under the Transaction Documents; as of the date hereof, no such investigations, actions, suits or proceedings are threatened or, to the knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others; and as of the date hereof, (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Exchange Act to be described in the Exchange Act Documents filed as of the date of the Registration Statement or the Preliminary Prospectus that are not so described and (ii) there are no statutes, regulations or contracts or other documents that have been entered into, that are required under the Securities Act to be filed as exhibits to the Registration Statement or described in the Registration Statement that are not so filed or described.

(r) Independent Accountants. The auditors who have certified the financial statements of the Company and its subsidiaries included or incorporated by reference in the Registration Statement and the Preliminary Prospectus are independent public accountants with respect to the Company and its subsidiaries as required by the Securities Act.

(s) Title to Intellectual Property. Except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, the Company and its Significant Subsidiaries own or possess, or can acquire on reasonable terms, adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except where the failure to own or possess any such rights could not reasonably be expected to have a Material Adverse Effect; and except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, and except as could not reasonably be expected to have a Material Adverse Effect, the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and the Company and its subsidiaries have not received any written notice of any material claim of infringement or conflict with any such material rights of others.

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(t) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Securities Act to be described in the Registration Statement and the Preliminary Prospectus and that are not described.

(u) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the shares of New Common Stock and the application of the proceeds thereof as described in the Prospectus, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

(v) Licenses and Permits. Except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, the Company and its Significant Subsidiaries possess all material licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement and the Preliminary Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein and except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries has received written notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(w) Compliance With Environmental Laws. Except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, the Company and its Significant Subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of each of the clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x) Compliance With ERISA. Except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement

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Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except where the failure to comply with such applicable statutes, orders, rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect; and (ii) as of the date hereof, no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption, except such transactions that would not, individually or in the aggregate, have a Material Adverse Effect.

(y) Accounting Controls. Except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, the Company and its subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(z) Insurance. Except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, the Company and its subsidiaries have insurance covering their respective material properties, material operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the Company or such subsidiary, respectively; and, except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporate by reference therein, neither the Company nor any of its subsidiaries has (i) received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain substantially similar coverage at reasonable cost from substantially similar insurers as may be necessary to continue its business.

(aa) No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(bb) No Registration Rights. Except (i) to the extent covered by the Registration Statement and the Preliminary Prospectus and (ii) with respect to rights granted

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under this Agreement or the Trust Registration Agreement, no Person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the SEC.

(cc) No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the shares of New Common Stock.

(dd) Business With Cuba. The Company has complied with all provisions of Section 517.075, Florida Statutes (Chapter 92-198, Laws of Florida) relating to doing business with the Government of Cuba or with any Person or Affiliate located in Cuba.

(ee) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or the Preliminary Prospectus, has been made or reaffirmed, without a reasonable basis or has been disclosed other than in good faith.

(ff) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement and the Preliminary Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

Article III.

Initial Registration

3.1 Initial Registration Statement. Subject to the terms and conditions set forth in this Agreement, the Company shall use its reasonable best efforts to cause the Initial Registration Statement to be filed with the SEC not later than 45 days after approval by the Bankruptcy Court of the Equity Commitment Agreement and use its reasonable best efforts to cause it to be declared effective by the SEC as promptly as practicable thereafter on an appropriate form under the Securities Act relating to the offer and sale of the Registrable Securities by the Holders thereof from time to time in accordance with the methods of distribution set forth in the Initial Registration Statement and Rule 415 under the Securities Act. Once the Initial Registration Statement is declared effective by the SEC, the Company shall use its reasonable best efforts to (i) cause the Initial Registration Statement to remain continually effective, and supplemented and amended throughout the Required Period and (ii) file post-effective amendments on Form S-3 to the Initial Registration Statement, as soon as the Company is eligible to use Form S-3 for secondary offerings. The Company’s obligations under this Section 3.1 are subject to the provisions of Article VI.

3.2 Initial Registration Procedures.

(a) During the Required Period, any Holder shall be entitled, subject to the remainder of this Section 3.2, to sell all or any part of the Registrable Securities registered on behalf of such Holder pursuant to the Initial Registration Statement (“Holder Shelf Offering”). Notwithstanding any other provision of this Agreement, no Holder may include any of its Registrable Securities in a Holder Shelf Offering pursuant to this Agreement unless the Holder shall provide to the Company a fully completed notice and questionnaire in substantially the

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form set forth in Exhibit A hereto (the “Questionnaire”) and such other information in writing as may be reasonably requested by the Company pursuant to Section 7.2 (the “Selling Holder Information”). In order to be named as a selling securityholder in the Initial Registration Statement or Prospectus at the time it initially becomes effective under the Securities Act, each Holder must no later than three Business Days prior to the Effective Date of the Initial Registration Statement, which will be at least 20 days following notice by the Company of the expected initial Effective Date, furnish in writing the completed Questionnaire and such other Selling Holder Information that the Company may reasonably request in writing, if any, to the Company. The Company shall (i) include in the Initial Registration Statement the information from the completed Questionnaire and such other Selling Holder Information, if any, received by the Company at least three Business Days prior to the initial Effective Date of the Initial Registration Statement and the Prospectus, as necessary and (ii) in a manner so that upon such effectiveness of the Initial Registration Statement the Holder shall be named as a selling securityholder and be permitted to deliver (or be deemed to deliver) such Prospectus to purchasers of the Registrable Securities in accordance with applicable law. From and after the date that the Initial Registration Statement initially becomes effective, upon receipt of a completed Questionnaire (including any updated Questionnaire) and such other Selling Holder Information (including any updated Selling Holder Information) that the Company may reasonably request in writing (including any amendments to any prior Questionnaire or Selling Holder Information), if any, but in any event within ten Business Days after the Company receives the completed Questionnaire and such other Selling Holder Information, if any, the Company shall use its reasonable best efforts to file any amendments or supplements to the Initial Registration Statement or Prospectus or the documents incorporated by reference therein necessary for such Holder to be named as a selling securityholder and permit such Holder to deliver (or be deemed to deliver) the Prospectus to purchasers of the Registrable Securities (subject to the Company’s rights during a Blackout Period); provided that the Company shall not be required to file more than one such amendment to the Registration Statement in any rolling 30-day period. Holders that do not deliver a completed written Questionnaire and such other information, as provided for in this Section 3.2(a), shall not be named as selling securityholders in the Prospectus until such Holder delivers such information and the appropriate notice and other periods called for by this Agreement shall have elapsed. If the Company shall file a post-effective amendment to the Initial Registration Statement, it shall use reasonable best efforts to cause such post-effective amendment to be declared effective under the Securities Act as promptly as is reasonably practicable and notify such Holder as promptly as practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to this Article III. If such Selling Holder Information is delivered during a Blackout Period, the Company shall so inform the Holder delivering such Selling Holder Information and shall take the actions set forth in this Section 3.2(a) upon expiration of the Blackout Period as though such Holder’s Selling Holder Information had been delivered on the expiration date of such Blackout Period.

(b) Any Holder may, by written notice to the Company, request that the Company take any reasonable steps necessary to assist and cooperate with such Holder to facilitate a Holder Shelf Offering, subject to the provisions of this Agreement. Such written notice shall specify the number of shares of Registrable Securities proposed to be sold and shall also specify the intended method of disposition thereof.

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(c) Subject to the remainder of this Section 3.2(c), a Holder may include in a Holder Shelf Offering the sale, in certain hedging transactions that such Holder may enter into in connection with the Collars, of up to the maximum number of shares of New Common Stock that may be acquired by such Holder pursuant to the Collars (with any shares so sold by a Holder being hereinafter referred to as such Holder’s “Hedged Shares”); provided, however, that each such Holder must give the Company written notice of its desire to do so not later than 20 Business Days prior to the effective date of the Initial Registration Statement.

Article IV.

Demand Registration

4.1 Right to Demand Registration.

(a) Subject to the terms of Section 4.1(b), at any time and from time to time, (x) JPM may request in writing that the Company effect the registration of all or part of its Registrable Securities and (y) any Holder or group of Holders (excluding JPM) representing at least 33% of all Registrable Securities then outstanding, may request in writing that the Company (the “Demanding Holders”) effect the registration (a “Demand Registration”) of all or part of such Demanding Holder’s or Holders’ Registrable Securities with the SEC under and in accordance with the provisions of the Securities Act (which written request shall be addressed to the Secretary of the Company, shall state that the request is for a Demand Registration pursuant to this Section 4.1 and shall specify (i) the then current name and address of such Demanding Holder or Holders, (ii) the aggregate number of shares of Registrable Securities requested to be registered in such registration by such Holder or group of Holders, (iii) the total number of shares of New Common Stock then held by such Demanding Holder or Holders, and (iv) the intended means of distribution). The Company shall notify each other Holder of such request (by delivering a copy of such request to each such Holder) for registration and each other Holder may, by written notice to the Company given no later than 10 Business Days after the Company’s notice is given to such Holder (which notice shall specify (i) the then-current name and address of the Holder, (ii) the aggregate number of shares of Registrable Securities requested to be registered in such registration by such Holder or group of Holders, and (iii) the total number of shares of New Common Stock then held by such Holder), request that all or a part of such Holder’s Registrable Securities be included in such registration. The Company shall file a Registration Statement covering such Demanding Holder’s or Holders’ Registrable Securities requested to be registered as promptly as practicable (and, in any event, by the applicable Filing Date) after receipt of such request; provided, however, that the Company shall not be required to take any action pursuant to this Article IV:

(i) (A) with respect to any request for registration by JPM pursuant to Section 4.1(a)(x), if prior to the date of such request, the Company has effected at the request of JPM, five registrations in the aggregate pursuant to Section 4.1(a)(iii) or Section 4.1(a)(iv) or (B) with respect to any request for registration by any Holder or group of Holders (excluding JPM) pursuant to Section 4.1(a)(y), if prior to the date of such request, the Company has effected at the request of any Holder or group of Holders (excluding JPM), five registrations in the aggregate pursuant to Section 4.1(a)(iii) or Section 4.1(a)(iv);

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(ii) if within the 12-month period preceding such request the Company has effected two Demand Registrations for JPM pursuant to Section 4.1(a)(x) or two Demand Registrations for any Holder or group of Holders pursuant to Section 4.1(a)(y);

(iii) in the case of a non-Underwritten Offering, unless the Registrable Securities requested to be registered (A) have an aggregate then-current market value, including (x) in the case of a Demand Registration by JPM, Registrable Securities of other Holders which such Holders have agreed to include in such Demand Registration and (y) in the case of a Demand Registration by other Holders, Registrable Securities of JPM which JPM has agreed to include in such Demand Registration, of $50 million or more (before deducting underwriting discounts and commission) or (B) constitute all of the then-outstanding Registrable Securities held (including shares subject to the Collars) by the Demanding Holders or Holders;

(iv) in the case of an Underwritten Offering, unless the Registrable Securities requested to be registered (A) have an aggregate then-current market value at the time of the request for a Demand Registration, including (x) in the case of a Demand Registration by JPM, Registrable Securities of other Holders which such Holders have agreed to include in such Demand Registration and (y) in the case of a Demand Registration by other Holders, Registrable Securities of JPM which JPM has agreed to include in such Demand Registration, of $75 million or more (before deducting underwriting discounts and commission) or (B) constitute all of the then-outstanding Registrable Securities held (including shares subject to the Collars) by the Demanding Holders or Holders; or

(v) during the pendency of any Blackout Period.

(b) Holders shall not be permitted to request any Demand Registrations for an Underwritten Offering for a period beginning on the Cut-off Date and ending on (i) if the Trust does not, pursuant to the Trust Registration Agreement, request an Exclusive Trust Registration during the Exclusive Trust Period, the end of the Exclusive Trust Period and (ii) if the Trust does request an Exclusive Trust Registration during the Exclusive Trust Period, the later of (x) the date on which the sale of the securities covered by the Exclusive Trust Registration closes, or if earlier, the withdrawal, revocation or termination of the Exclusive Trust Registration solely by the Trust and (y) the end of any Lock-Up Period requested by the managing underwriter in connection with the Exclusive Trust Registration. The Holders shall be allowed to include in the Exclusive Trust Registration at least the lesser of 25% of the shares of New Common Stock included in the Exclusive Trust Registration and the number of Qualified Registrable Securities requested by the Holders to be included in the Exclusive Trust Registration, in accordance with the terms of Section 4.4. Notwithstanding the foregoing, if the Trust does not, on the latest date on which a Collar Agreement expires, have at least $75 million of Trust Shares, this Section 4.1(b) shall not apply.

(c) The Holders shall have the exclusive right to make a request for a Demand Registration for an Underwritten Offering (the “Exclusive Holder Registration”) for a period (the “Exclusive Holder Period”) of 60 days after (i) if no Exclusive Trust Registration is requested by the Trust, the end of the Exclusive Trust Period and (ii) if an Exclusive Trust Registration is requested by the Trust, the latest of (x) the date on which the sale of securities covered by the Exclusive Trust Registration closes or, if earlier, the withdrawal, revocation or termination of the

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Exclusive Trust Registration solely by the Trust and (y) the end of any Lock-Up Period requested by the managing underwriter in connection with the Exclusive Trust Registration. If an Exclusive Holder Registration is requested, the Trust shall not have a right to make a demand registration under the Trust Registration Agreement for an Underwritten Offering for a period beginning on the date the Holders make a written request for an Exclusive Holder Registration and ending on the later of (i) the date on which the sale of securities covered by the Exclusive Holder Registration closes or, if earlier, the withdrawal, revocation or termination of the Exclusive Holder Registration solely by the Holders and (ii) the end of any Lock-Up Period requested by the managing underwriter in connection with the Exclusive Holder Registration. The Trust shall be permitted to include in the Exclusive Holder Registration at least the lesser of 25% of the shares of New Common Stock covered by the Exclusive Holder Registration and the number of shares of New Common Stock requested by the Trust to be included in the Exclusive Holder Registration in accordance with Section 4.4. Notwithstanding the foregoing, if the Trust does not on the date that the Holders request an Exclusive Holder Registration have at least $75 million of Trust Shares, this Section 4.1(c) shall not apply.

(d) If at anytime there is no Company “shelf” Registration Statement outstanding with respect to Registrable Securities, the Demanding Holder or Holders making such request hereunder may specify that the requested registration be a “shelf registration” for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(e) A Demand Registration requested pursuant to Section 4.1 shall not be deemed to be effected by the Company for purposes of Section 4.1 if it has not (i) been declared effective by the SEC or (ii) become effective in accordance with the Securities Act and kept effective as contemplated by Section 4.2, subject to any Blackout Periods. If the Company shall have complied with its obligations under this Agreement, a right to a Demand Registration pursuant to this Section 4.1 shall be deemed to have been satisfied upon the earlier of (x) the date as of which all of the Registrable Securities included therein shall have been disposed of pursuant to the Registration Statement, and (y) the date as of which such Demand Registration shall have been continuously effective (and not subject to any stop order, injunction or other similar order or requirement of the SEC) for the Required Period, subject to any Blackout Periods.

(f) In the event that more than one written request for a Demand Registration pursuant to Section 4.1 or a demand registration under Section 4.1 of the Trust Registration Agreement is received by the Company on the same day, the Holder(s) or Trust making the request that represents the largest number of shares of New Common Stock shall be deemed to be the Demanding Holder(s) (or demanding holder).

(g) Notwithstanding anything contained in this Agreement to the contrary, if, on the latest date that a Call Agreement expires (the “Expiration Date”), (i) the Trust holds shares of New Common Stock and (ii) either (A) the Holders have requested a Demand Registration for an Underwritten Offering but the corresponding Registration Statement (the “Call Expiration Registration Statement”) has not as of the Expiration Date been declared effective by the SEC or (B) the Holders have requested a Demand Registration for an Underwritten Offering and a post-effective amendment to the Call Expiration Registration Statement is to be filed with the SEC, then the Company shall on the Expiration Date or five

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days prior to the filing of any such post-effective amendment, send written notice to the Trust of such fact or such filing, as applicable, and if the Trust delivers written notice to the Company within five Business Days after the date it receives the Company’s notice that it desires to include shares of New Common Stock in the Call Expiration Registration Statement, the Trust shall be entitled to require the Call Expiration Registration Statement to be amended or supplemented to include, and the Company shall include in such Call Expiration Registration Statement, all of the shares of New Common Stock the Trust requests to be covered under the Call Expiration Registration Statement (subject to the following provisions of this Section 4.1(g)). If the Call Expiration Registration Statement relates to an Underwritten Offering and the managing underwriter of the Underwritten Offering relating thereto advises the Company, the Holders and the Trust in writing that the total amount of shares of New Common Stock requested to be registered therein (including those to be included by the Trust and the Holders), together with such other securities that the Company and any Other Stockholders (other than the Trust) propose to include in such registration, is such as to adversely affect the successful marketing (including the pricing) of the securities included in such registration, then the Company shall include in such registration all shares of New Common Stock requested to be included therein, up to the full amount (such amount the “Call Expiration Capacity”) that, in the view of such managing underwriter, can be sold without adversely affecting the successful marketing (including the pricing) of the securities to be included in such registration and such shares shall be allocated as follows: (1) first, up to the full amount of Qualified Registrable Securities requested to be included therein allocated pro rata among the Holders participating in such Call Expiration Registration Statement, on the basis of the number of Qualified Registrable Securities requested to be included therein by such Holders; (2) second, up to the full amount of shares of New Common Stock of the Trust requested to be included in the Call Expiration Registration Statement by the Trust; (3) third, up to the full amount of any other Registrable Securities held by any Holders requested to be included therein allocated pro rata among Holders participating in such Call Expiration Registration Statement, on the basis of the number of Registrable Securities requested to be included therein by such Holder; (4) fourth, up to the full amount of securities proposed to be included in the Call Expiration Registration Statement by the Company; and (5) fifth, up to the full amount of securities requested to be included in such Call Expiration Registration Statement by the Other Stockholders (other than the Trust) in accordance with the priorities, if any, then existing among the Company and the Other Stockholders (other than the Trust) so that the total amount of securities to be included in such Call Expiration Registration Statement is the Call Expiration Capacity; provided, that, the Trust shall be allowed to include in the Call Expiration Registration Statement a minimum number of shares of New Common Stock equal to the lesser of (x) 50% of the Call Expiration Capacity (unless on the latest date that a Call Agreement expires, the Trust has less than 14 million shares of New Common Stock, in which case the reference to “50%” above shall be to “25%”) and (y) the number of shares of New Common Stock the Trust requests to include in the Call Expiration Registration Statement.

4.2 Continuous Effectiveness of Registration Statement.

(a) The Company shall use its reasonable best efforts to keep a Registration Statement that has become effective as contemplated by Article III, this Article IV and Article V continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the SEC, until the earlier of (1) the expiration of the Required Period (subject to

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extension pursuant to Section 4.2(b) or Section 7.3) or (2) the date on which all Registrable Securities covered by such Registration Statement shall (A) have been disposed of pursuant to such Registration Statement or (B) cease to be Registrable Securities; provided, however, that in no event shall such period expire prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder.

(b) In the event of any stop order, injunction or other similar order or requirement of the SEC relating to any Registration Statement or any Blackout Period, the Required Period for such Registration Statement shall be extended by the number of days during which such stop order, injunction or similar order or requirement or Blackout Period is in effect.

4.3 Underwritten Demand Registration.

(a) In the event that a Demand Registration requested pursuant to Section 4.1 is to be an Underwritten Registration, (i) if the registration is being requested pursuant to Section 4.1(a)(x), JPM shall in its reasonable discretion and with the consent of the Company (which consent shall not be unreasonably withheld) select an investment banking firm of national standing to be the managing underwriter for the Underwritten Offering relating thereto and (ii) if the registration is being requested pursuant to Section 4.1(a)(y), then the Majority Selling Holders of the Registrable Securities to be included in the Underwritten Offering shall in their reasonable discretion and with the consent of the Company (which consent shall not be unreasonably withheld) select an investment banking firm of national standing to be the managing underwriter for the Underwritten Offering relating thereto.

(b) If so requested (pursuant to a timely written notice) by the managing underwriter for the Underwritten Offering relating thereto, the Company shall not effect any underwritten public sale or distribution of any securities for its own account or the account of any Person not a party hereto or to the Trust Registration Agreement that are the same as, or similar to, the Registrable Securities, or any securities convertible into, or exchangeable or exercisable for, any securities of the Company that are the same as, or similar to, the Registrable Securities, during the 15-day period prior to, and during the 90-day period after, the date a Registration Statement for such Underwritten Offering becomes effective (or if later, the date of pricing of the Underwritten Offering), as specified by the managing underwriter.

(c) If and to the extent requested by the managing underwriter for any Underwritten Offering pursuant to a demand registration hereunder or under the Trust Registration Agreement, each Holder who “beneficially owns” (as such term is defined under and determined pursuant to Rule 13d-3 under the Exchange Act) 5% or more of the outstanding shares of New Common Stock that is a party to this Agreement shall agree with such managing underwriter (such agreement, a “Lock-Up”), for a period (the “Lock-Up Period”) beginning on a date not earlier than five Business Days prior to the date of pricing of such Underwritten Offering and ending not later than 90 days after the date of such pricing, to the effect that such Holder shall not directly or indirectly (i) offer, pledge, sell, contract to sell, grant any options for the sale of, seek the redemption of or otherwise transfer or dispose of (including pursuant to a registration statement) any shares of New Common Stock (or securities exchangeable or exercisable for any shares of New Common Stock) held by such Holder, (ii) enter into a transaction which would have the same effect, or enter into any swap, hedge or other

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arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of New Common Stock held by such Holder, whether any such aforementioned transaction is to be settled by delivery of shares of New Common Stock or such other securities, in cash or otherwise, or (iii) publicly disclose the intention to make any such offer, sale, pledge, transfer or disposition, or to enter into any such transaction, swap, hedge or other arrangement, so long as the directors and executive officers of the Company agree to such limits, except for any Holder that, not later than 5 days following receipt of written notice from the Company that the Company will be filing a Registration Statement (or a registration statement pursuant to the Trust Registration Agreement) within 15 days of such notice pursuant to a Demand Registration (or a demand registration made pursuant to the Trust Registration Agreement) with respect to an Underwritten Offering, shall have irrevocably agreed by delivery of written notice to the Company to terminate all of its rights under this Agreement, including under any outstanding shelf Registration Statement; provided, that neither this Section 4.3(c) nor any Lock-Up shall prohibit a Holder from exercising rights or complying with agreements entered into by such Holder prior to the commencement of such Lock-Up Period; and provided further, that with respect to any Holder that is a broker-dealer or an affiliate of a broker-dealer, the provisions of any Lock-Up shall not apply to any transactions effected for or on behalf of any bona fide customer or client of such Holder (other than a customer or client who is a beneficial owner of the Registrable Securities held by such Holder).

4.4 Priority on Demand Registrations.

(a) Subject to Section 4.1(g), prior to the Cut-off Date, no securities to be sold for the account of any Person (including the Company) other than a Holder shall be included in a Demand Registration pursuant to Section 4.1 if, in the case that such registration is to be an Underwritten Registration, the managing underwriter of the Underwritten Offering relating thereto advises the Demanding Holders (or, in the case that such registration is not to be an Underwritten Registration, the Demanding Holders requesting registration determine in good faith) that the total amount of Registrable Securities requested to be registered, together with such other securities that the Company and any Other Stockholders propose to include in such offering is such as to adversely affect the successful marketing (including the pricing) of the securities included in such offering, then the Company shall include in such registration all Registrable Securities requested to be included therein, up to the full amount that, in the view of such managing underwriter or such Demanding Holders requesting registration, as the case may be, can be sold without adversely affecting the success of such offering, before including any securities of any Person (including the Company) other than the Demanding Holders and the other Holders. Subject to Section 4.1(g), if the number of shares to be included in any such offering is less than the aggregate number of Qualified Registrable Securities requested by Demanding Holders and the other Holders to be included therein, then the Registrable Securities to be included in such offering shall be allocated pro rata among such Demanding Holders and the other Holders on the basis of the number of Qualified Registrable Securities requested by Demanding Holders and the other Holders to be included therein.

(b) From and after the Cut-off Date, no securities to be sold for the account of any Person (including the Company) other than a Holder or the Trust shall be included in a Demand Registration for an Underwritten Offering pursuant to Section 4.1 hereof or a demand registration for an Underwritten Offering under Section 4.1 of the Trust Registration Agreement

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if the managing underwriter of the Underwritten Offering relating thereto advises the Company, the Demanding Holders and the Trust in writing that the total amount of Registrable Securities and other securities requested to be registered thereunder, together with such other securities that the Company and any Other Stockholders propose to include in such registration is such as to adversely affect the successful marketing (including the pricing) of the securities included in such registration. If such managing underwriter provides such advice, then the Company shall include in such registration Registrable Securities requested to be included therein and other securities requested to be included therein of Other Stockholders, including the Trust, subject to the provisions of this Section 4.4(b), up to the full amount (such amount the “Capacity”) that, in the view of such managing underwriter, can be sold without adversely affecting the successful marketing (including the pricing) of the securities included in such registration. If the number of shares to be included in any such registration is less than the aggregate number of Qualified Registrable Securities requested by Demanding Holders and shares of New Common Stock requested by the other Holders and the Trust and Other Stockholders to be included therein, then the shares of New Common Stock to be included in such registration shall be allocated among such Demanding Holders, the other Holders and the Trust and Other Stockholders as follows:

(i) if such demand registration is an Exclusive Trust Registration, the Company shall include in such registration: (1) first, up to the full amount of Trust Shares of the Trust requested to be included in the Exclusive Trust Registration by the Trust; (2) second, up to the full amount of Qualified Registrable Securities requested to be included therein allocated pro rata among the Holders participating in such Exclusive Trust Registration, on the basis of the number of Qualified Registrable Securities requested to be included therein by each such Holder; (3) third, up to the full amount of any other Registrable Securities held by any Holders requested to be included therein allocated pro rata among the Holders participating in such Exclusive Trust Registration, on the basis of the number of Registrable Securities requested to be included therein by each such Holder; (4) fourth, up to the full amount of securities proposed to be included in the Exclusive Trust Registration by the Company; and (5) fifth, up to the full amount of securities requested to be included in such Exclusive Trust Registration by the Other Stockholders (other than the Trust) in accordance with the priorities, if any, then existing among the Company and the Other Stockholders (other than the Trust) so that the total amount of securities to be included in such Exclusive Trust Registration is the Capacity, provided, that the Holders shall be allowed to include in the aggregate a minimum number of shares of New Common Stock in the Exclusive Trust Registration equal to the lesser of (x) 25% of the Capacity of the Exclusive Trust Registration and (y) the number of shares of Qualified Registrable Securities they request to include in such Exclusive Trust Registration;.

(ii) if such Demand Registration is an Exclusive Holder Registration, the Company shall include in such registration: (1) first, up to the full amount of Qualified Registrable Securities requested to be included therein allocated pro rata among the Holders participating in such Exclusive Holder Registration, on the basis of the number of Qualified Registrable Securities requested to be included therein by each such Holder; (2) second, up to the full amount of Trust Shares of the Trust requested to be included in the Exclusive Holder Registration by the Trust; (3) third, up to the full amount of any other Registrable Securities held by any Holders requested to be included therein allocated pro rata among the Holders participating in such Exclusive Holder Registration, on the basis of the number of Registrable Securities requested to be included therein by each such Holder; (4) fourth, up to the full amount

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of securities proposed to be included in the Exclusive Holder Registration by the Company; and (5) fifth, up to the full amount of securities requested to be included in such Exclusive Holder Registration by the Other Stockholders (other than the Trust) in accordance with the priorities, if any, then existing among the Company and the Other Stockholders (other than the Trust) so that the total amount of securities to be included in such Exclusive Holder Registration is the Capacity; provided that the Trust shall be allowed to include in the Exclusive Holder Registration a minimum number of shares of New Common Stock equal to the lesser of (x) 25% of the Capacity of the Exclusive Holder Registration and (y) the number of shares of New Common Stock the Trust requests to include in such Exclusive Holder Registration. Notwithstanding the foregoing, if the Trust does not, on the date that the Holders request an Exclusive Holder Registration, have at least $75 million of Trust Shares, this Section 4.4(b)(ii) shall not apply.

(iii) subject to Section 4.1(g), if such Demand Registration (or demand registration under the Trust Registration Agreement) for an Underwritten Offering is requested by any Holder or the Trust and is not an Exclusive Trust Registration or an Exclusive Holder Registration, the Company shall include in such registration: (1) first, up to the full amount of shares of New Common Stock of the Trust and Qualified Registrable Securities of the Holders requested to be included therein, allocated on a Pro Rata Basis (as defined below); (2) second, up to the full amount of Non-Qualified Securities of the Holders requested to be included therein, allocated pro rata among the Holders participating in such Demand Registration, on the basis of the number of Registrable Securities requested to be included therein by each such Holder; (3) third, up to the full amount of any other Registrable Securities held by any Holders requested to be included therein allocated pro rata among the Holders participating in such Demand Registration, on the basis of the number of Registrable Securities requested to be included therein by each such Holder; (4) fourth, up to the full amount of securities proposed to be included in the registration by the Company; and (5) fifth, up to the full amount of securities requested to be included in such Demand Registration by the Other Stockholders (other than the Trust) in accordance with the priorities, if any, then existing among the Company and the Other Stockholders (other than the Trust) so that the total amount of securities to be included in such registration is the Capacity; provided, that the Trust shall be allowed to include in such registration a minimum number of Trust Shares equal to the lesser of (x) 25% of the Capacity of such registration and the (ii) number of shares of New Common Stock it requests to include in such registration. The term “Pro Rata Basis” shall mean a pro rata allocation among the Trust and the Holders participating in such registration, calculated on the basis of (1) the number of Trust Shares the Trust requests to include in such registration and (2) with respect to the Holders participating in such registration, the number of the Qualified Registrable Securities the Holders request to include in such registration.

(c) Notwithstanding the foregoing, if, as a result of such pro-ration, the Demanding Holder or Holders shall not be entitled to include in a registration all Registrable Securities of the class that such Demanding Holder or Holders had requested to be included, then any Demanding Holder or group of Demanding Holders representing a majority of the number of Registrable Securities of Demanding Holders may elect to withdraw such request to include such Registrable Securities in such Demand Registration (in which case such Demand Registration shall not count as a registration in accordance with Section 4.1(a)(i) or 4.1(a)(ii)); provided, however, the Trust may, if it is participating in such registration, request the Company to

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continue with such registration and if the Trust provides such request the Company shall do so (including using its reasonable best efforts to cause such registration to become effective and maintain its effectiveness for the Required Period).

4.5 Revocation of Demand Registration.

(a) (i) JPM, if a registration is requested pursuant to Section 4.1(a)(x) or (ii) Holders of at least a majority of the Registrable Securities to be included in a Registration Statement pursuant to Section 4.1, if a registration is requested pursuant to Section 4.1(a)(y), may, at any time prior to the Effective Date of the Registration Statement relating to such registration, revoke their request to have Registrable Securities included therein by providing a written notice to the Company and, if the Company receives such written notice, subject to Section 4.5(b), it shall not cause such Registration Statement to become effective under the Securities Act.

(b) In the event of any such revocation pursuant to Section 4.5(a), the Trust may (if it is participating in such registration) request the Company to continue with such registration and if the Trust provides such request the Company shall do so (including using its reasonable best efforts to cause such registration to become effective and maintain its effectiveness for the Required Period). In the event JPM or such Holders of Registrable Securities (excluding JPM) revoke their request pursuant to Section 4.5(a) and the Trust does not request the Company to continue such registration pursuant to Section 4.5(b) or 4.7 of the Trust Registration Agreement, at the election of JPM or such Holders, as the case may be, either (a) the Holders of Registrable Securities who revoke such request shall reimburse the Company for all of its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement or (b) the requested registration that has been revoked shall be deemed to have been effected for purposes of Section 4.1.

(c) In the event the Trust does request the Company to continue such registration pursuant to Section 4.5(b) or 4.7 of the Trust Registration Agreement, such registration shall not be a Demand Registration under Section 4.1 and shall not effect calculations under Section 4.1(a)(i) or Section 4.1(a)(ii).

4.6 Withdrawal by the Holders. If (a) a Blackout Period occurs after a request for a Demand Registration pursuant to Section 4.1 hereof but before the Registrable Securities of the Demanding Holder or Holders covered by such request are sold, transferred, exchanged or disposed in accordance with such request, (b) the Demanding Holder or Holders requesting such Demand Registration are not entitled to include all of such Registrable Securities requested by such Demanding Holder or Holders in any offering, or (c) the Company has breached its obligations hereunder, then in any of such cases the Demanding Holder or Holders requesting such registration may elect to withdraw from or revoke such offering by giving written notice to the Company and the underwriter, to the extent applicable, of such Demanding Holder’s or Holders’ request to withdraw or revoke prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Demand Registration. If the Holder or Holders requesting such registration withdraw from or revoke the proposed offering relating to a Demand Registration in accordance with the previous sentence, then (x) such Holders shall have no further rights to include their Registrable Securities in such Demand Registration, (y) the

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Company shall cease all efforts to secure registration, and (z) the Company shall reimburse such Holder or Holders for all of their out-of-pocket expenses incurred in connection with such cancelled registration through the date of the written notice of withdrawal or revocation; provided, however, that in the event the Demanding Holder or Holders withdraw or revoke such offering, the Trust may (if it is participating in such offering) request the Company to continue with such registration and if the Trust provides such request the Company shall do so (including using its reasonable best efforts to cause such registration to become effective and maintain its effectiveness for the Required Period); provided, further, that any such Demand Registration Statement withdrawn or revoked by the Demanding Holder or Holders and completed for the Trust shall not affect the calculations under Section 4(a)(i) or Section 4(a)(ii).

4.7 Withdrawal by the Trust. If the Trust withdraws from, revokes or terminates any proposed offering relating to a demand registration made under the Trust Registration Agreement, then (a) the Company shall notify the Holders in writing of such withdrawal, termination or revocation promptly after such event and (b) any Holder or Holders with at least $75 million in Registrable Securities may, within five Business Days of receipt of such written notice of withdrawal or revocation, request the Company to continue with such registration and if such request is timely provided the Company shall do so (and the Company shall use its best efforts to cause such registration to become effective and maintain its effectiveness for the Required Period).

Article V.

Piggyback Registration

5.1 Right to Piggyback. If the Company at any time proposes to file a registration statement under the Securities Act with respect to an offering (a “Piggyback Registration”) of any New Common Stock (other than a registration statement (a) on Form S-8 or any successor form thereto, (b) on Form S-4 or any successor form thereto or (c) relating solely to a transaction under Rule 145 under the Securities Act), whether or not for its own account, on a form that would permit registration of Registrable Securities for sale to the public under the Securities Act, then the Company shall give prompt written notice (the “Piggyback Notice”) of such proposed filing to the Holders at least 15 Business Days before the anticipated filing date. The Piggyback Notice shall include the number of shares of New Common Stock proposed to be registered, the proposed date of filing of such registration statement, any proposed means of distribution, any proposed managing underwriter and a good faith estimate by the Company of the proposed maximum offering price as such price is proposed to appear on the facing page of such registration statement, subject to Section 5.2, use its reasonable best efforts in order to provide the Holders with the opportunity to request to register such amount of Registrable Securities as each Holder may specify on the same terms and conditions as the registration of the Company’s or Other Stockholders’ securities, as the case may be (a “Piggyback Registration”). The rights of the Holders under this Article V shall be subject to the provision of Section 4.1(g) and Section 4.4(b), if applicable. The Company shall use its reasonable best efforts to include in such Piggyback Registration all Registrable Securities for which the Company has received written requests for inclusion within 10 Business Days after delivery of the Piggyback Notice, subject to Section 5.2 and Section 7.2. The Company’s obligations under this Section 5.1 are subject to the provisions of Article VI.

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5.2 Priority on Piggyback Registrations. If the Piggyback Registration is an Underwritten Offering, the Company shall use its reasonable best efforts to cause the managing underwriter of that proposed offering to permit the Holders that have requested Registrable Securities to be included in the Piggyback Registration to include all such Registrable Securities on the same terms and conditions as the registration of the Company’s securities. Notwithstanding the foregoing, if the managing underwriter of such Underwritten Offering advises the Company, the Trust and the Selling Holders in writing that, in its view, the total amount of shares of New Common Stock that the Company, such Holders and any Other Stockholders (including the Trust) propose to include in such offering is such as to adversely affect the successful marketing (including the pricing) of the securities included in such Underwritten Offering, then:

(i) if such Piggyback Registration is a primary registration by the Company for its own account, the Company shall include in such Piggyback Registration: (A) first, up to the full amount of securities to be offered by the Company; (B) second, (1) up to the full amount of Qualified Registrable Securities requested to be included in such Piggyback Registration by the Holders pursuant to Section 5.1 hereof and shares of New Common Stock requested to be included in such Piggyback Registration by the Trust pursuant to Section 5.1 of the Trust Registration Agreement, allocated among the participating Holders and the Trust on a Pro Rata Basis, (C) third, up to the full amount of any other Registrable Securities held by any Holders requested to be included therein allocated pro rata among the Holders participating in such Piggyback Registration, on the basis of the number of Registrable Securities requested to be included therein by each such Holder; and (D) fourth, up to the full amount of securities requested to be included in such Piggyback Registration by any Other Stockholders (other than the Trust) in accordance with the priorities, if any, then existing among the Company and the Other Stockholders (other than the Trust) so that the total amount of securities to be included in such Underwritten Offering is the full amount that, in the view of such managing underwriter, can be sold without adversely affecting the successful marketing (including pricing) of the securities included in such Underwritten Offering; provided, that the Trust shall be allowed to include in such Piggyback Registration a minimum number of shares of New Common Stock equal to at least the lesser of (x) 25% of the number of shares of New Common Stock covered by such registration and (y) the number of shares of New Common Stock it requests to include in such registration; and

(ii) if such Piggyback Registration is an underwritten secondary registration for the account of holders of securities of the Company, the Company shall include in such registration: (A) first, up to the full amount of securities of the Persons exercising “demand” registration rights requested to be included therein; (B) second, up to the full amount of Qualified Registrable Securities requested to be included in such Piggyback Registration by the participating Holders pursuant to Section 5.1 hereof and shares of New Common Stock requested to be included in such Piggyback Registration by the Trust pursuant to Section 5.1 of the Trust Registration Agreement, allocated among such Holders and the Trust on a Pro Rata Basis; (C) third, up to a full amount of any other Registrable Securities held by any Holders requested to be included therein allocated pro rata among the Holders participating in such Piggyback Registration, as the basis of the number of Registrable Securities requested to be included herein by each such Holder; (D) fourth, up to the full amount of securities proposed to be included in the registration by the Company; and (E) fifth, up to the full amount of securities

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requested to be included in such Piggyback Registration by the Other Stockholders (other than the Trust) in accordance with the priorities, if any, then existing among the Company and the Other Stockholders (other than the Trust) so that the total amount of securities to be included in such Underwritten Offering is the full amount that, in the view of such managing underwriter, can be sold without adversely affecting the success of such Underwritten Offering; provided, that the Trust shall be allowed to include in such registration a minimum number of shares of New Common Stock equal to at least the lesser of (x) 25% of the number of shares of New Common Stock covered by such registration and (y) the number of shares of New Common Stock it requests to include in such registration. The rights of the Holders under this Section 5.2(ii) shall be subject to the provision of Section 4.1(g) and Section 4.4(b), if applicable.

5.3 Withdrawal of Piggyback Registration.

(a) Subject to Section 4.7, if at any time after giving the Piggyback Notice and prior to the effective date of the Registration Statement filed in connection with the Piggyback Registration, the Company determines for any reason not to register or to delay the Piggyback Registration, the Company may, at its election, give notice of its determination to all Holders, and in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with the abandoned Piggyback Registration, without prejudice, provided, however, that such Registration Statement shall not be counted for purposes of Section 4.1.

(b) Any Holder of Registrable Securities requesting to be included in a Piggyback Registration may withdraw its request for inclusion by giving written notice to the Company of its intention to withdraw from that registration, provided, however, that (i) the Holder’s request be made in writing and (ii) the withdrawal shall be irrevocable and, after making the withdrawal, a Holder shall no longer have any right to include its Registrable Securities in that Piggyback Registration.

(c) Subject to Section 4.7, an election by the Company to withdraw a Piggyback Registration under this Section 5.3 shall not be deemed to be a breach of the Company’s obligations with respect to such Piggyback Registration.

5.4 Exclusive Periods. From and after the date hereof through the end of the later of the Exclusive Trust Period and the Exclusive Holder Period, the Company shall not effect a registration of securities under the Securities Act for its own account or the account of any Person who is not a party hereto or a party to the Trust Registration Agreement (other than on Form S-4 or Form S-8).

Article VI.

Blackout Period

6.1 Initial Registration, Demand and Piggyback Blackout. Notwithstanding any other provision of this Agreement to the contrary, if the Board of Directors of the Company determines in good faith that the registration and distribution of Registrable Securities (a) would materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, corporate reorganization or other significant transaction, or any

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negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries or (b) would require disclosure of non-public material information, the disclosure of which would materially and adversely affect the Company, the Company shall (i) be entitled to postpone the preparation, filing or effectiveness or suspend the effectiveness of a Registration Statement and/or the use of any resale Prospectus for a reasonable period of time not to exceed 45 days and (ii) promptly give the Holders notice of such postponement or suspension (which notice need not specify the nature of the event giving rise to such suspension).

6.2 Blackout Period Limits. Notwithstanding anything contained in this Article VI to the contrary, the Company shall not be entitled to more than three Blackout Periods during any consecutive 12-month period, and in no event shall the number of days included in all Blackout Periods during any consecutive 12-month period exceed an aggregate of 90 days and in no event shall the Company be entitled to postpone the preparation, filing or effectiveness or suspend the effectiveness of a Registration Statement and/or the use of any resale Prospectus included in a Registration Statement pursuant to this Article VI unless it postpones or suspends during the Blackout Period the effectiveness of any registration statements required pursuant to the registration rights of the Other Stockholders. In the event of the occurrence of any Blackout Period, during any Required Period, Exclusive Trust Period, or Exclusive Holder Period, as the case may be, the same shall be extended by the number of days during which such Blackout Period is in effect.

Article VII.

Procedures and Expenses

7.1 Registration Procedures. In connection with the Company’s registration obligations pursuant to Articles III, IV and V the Company shall use its reasonable best efforts to effect such registrations to permit the sale of Registrable Securities by a Selling Holder in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as promptly as reasonably practicable:

(a) prepare and file with the SEC a Registration Statement on an appropriate form under the Securities Act available for the sale of the Registrable Securities by the Selling Holders in accordance with the intended method or methods of distribution thereof; provided, however, that the Company shall (i) before filing, furnish to one firm of counsel for the Selling Holders (selected by JPM with respect to the Initial Registration Statement and if JPM is requesting registration of any of its Registrable Securities pursuant to Section 4.1(a)(x) to be included in the registration or if JPM is not requesting registration of any of its Registrable Securities pursuant to Section 4.1(a)(x), then the Majority Selling Holders in accordance with Section 7.4) and the managing underwriter, if any, within a reasonable period of time (but in any event at least three Business Days) prior to the filing thereof with the SEC to afford to such counsel, the Selling Holders, the managing underwriter and its counsel a reasonable opportunity for review, copies of the Registration Statement or Prospectus proposed to be filed, and (ii) reflect in each such document, when so filed with the SEC, such written comments as such counsel to the Selling Holders and the managing underwriter may reasonably propose;

(b) furnish, at its expense, to the Selling Holders such number of conformed copies of the Registration Statement and each amendment thereto, of the Prospectus and each supplement thereto, and of such other documents as the Selling Holders reasonably may request in writing from time to time;

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(c) subject to Section 4.2 and Article VI, prepare and file with the SEC any amendments and post-effective amendments to the Registration Statement as may be necessary and any supplements to the Prospectus as may be required or appropriate, in the view of the Company and its counsel, by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act to keep the Registration Statement effective until the earlier of (i) such time as all shares of New Common Stock covered by the Registration Statement cease to be Registrable Securities and (ii) the termination of the Required Period (giving effect to any extensions thereof pursuant to Section 4.2(b), Section 6.2 or Section 7.3);

(d) promptly following its actual knowledge thereof (but in any event within two Business Days), notify the Selling Holders and the managing underwriter, in writing, if any:

(i) when a Registration Statement, Prospectus, Issuer Free Writing Prospectus or any supplement or amendment has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective;

(ii) of any request by the SEC or any other governmental authority for amendments or supplements to a Registration Statement, Prospectus or Issuer Free Writing Prospectus or for additional information;

(iii) of the issuance by the SEC or any other governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Company of any written notification with respect to the suspension of the qualification or exemption from qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v) of the occurrence of any event during the period a Registration Statement is effective which makes any statement made in the Registration Statement or the Prospectus or any Issuer Free Writing Prospectus untrue in any material respect or which requires the making of any changes in such Registration Statement, Prospectus or Issuer Free Writing Prospectus so that such Registration Statement, Prospectus or Issuer Free Writing Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided, however, that no notice by the Company shall be required pursuant to this Section 7.1(d)(v) in the event that the Company either promptly files a Prospectus supplement to update the Prospectus or an appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which, in either case, contains the requisite information that results in such Registration Statement no longer containing any untrue statement of a material fact or omitting to state a material fact necessary to make the statements therein or in light of the circumstances under which they were made, not misleading); and

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(vi) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be required by applicable law (in which case the Company shall file the same as soon as practicable after such determination and use its reasonable best efforts to cause the same to become effective as soon as practicable following filing);

(e) use its reasonable best efforts to prevent the issuance of or obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable date or, if any such order or suspension is made effective during any Blackout Period, at the earliest practicable date after the Blackout Period;

(f) prior to any public offering of Registrable Securities, use reasonable efforts to register or qualify, or cooperate with the Majority Selling Holders, or counsel retained by the Selling Holders’ in accordance with Section 7.4, the managing underwriter, if any, and its counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as such counsel for the Selling Holders covered by a shelf Registration Statement or the managing underwriter of an Underwritten Offering of Registrable Securities reasonably requests in writing and do such other acts and things as may be reasonably necessary to maintain each such registration or qualification (or exemption therefrom) effective during the Required Period for such Registration Statement; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction in which it is not then so qualified or take any action which would subject it to general service of process or taxation in any jurisdiction in which it is not then so subject;

(g) subject to Section 4.2 and Article VI, as promptly as reasonably practicable after the occurrence of any event contemplated by Sections 7.1(d)(v) or 7.1(d)(vi) hereof, use its reasonable best efforts to prepare (and furnish at its expense, subject to any notice by the Company in accordance with Section 7.1(d), to the Selling Holders a reasonable number of copies of) a supplement or post-effective amendment to the applicable Registration Statement or a supplement to the related Prospectus (including by means of an Issuer Free Writing Prospectus), or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus or Issuer Free Writing Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(h) enter into such agreements (including an underwriting agreement), in usual and customary form, and take such other actions as may be reasonably requested by the Selling Holders or the managing underwriter, if any, to expedite the offer for sale or disposition of the Registrable Securities, and in connection therewith, upon such request and upon the date of closing of any sale of Registrable Securities in such Underwritten Registration:

(i) use its reasonable best efforts to obtain opinions of counsel to the Company (such counsel being reasonably satisfactory to the managing underwriter, if any) and updates thereof covering matters customarily covered in opinions of counsel in connection with Underwritten Offerings, addressed to each Selling Holder and the managing underwriter;

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(ii) use its reasonable best efforts to obtain customary “comfort” letters from the independent certified public accountants of the Company (to the extent deliverable in accordance with their professional standards) addressed to the Selling Holder (to the extent consistent with Statement on Auditing Standards No. 100 of the American Institute of Certified Public Accountants) and the managing underwriter, if any, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with Underwritten Offerings; and

(iii) provide officers’ certificates and other customary closing documents customarily delivered in connection with Underwritten Offerings and any reasonably requested by the managing underwriter, if any;

provided that the Company shall only be required to comply with this clause (h): (x) in connection with an Underwritten Offering, (y) on the initial effective date of any Registration Statement and (z) on the date of filing of each of the Company’s reports on Form 10-K with the SEC; provided, further, that with respect to clauses (y) and (z) the Company shall not be required to comply with this clause (h) any more than two times in any 12-month period in connection with Demand Registrations made pursuant to this Agreement.

(i) upon reasonable notice and at reasonable times during normal business hours, make reasonably available for inspection by a representative of each Selling Holder, one firm of counsel for the Selling Holders retained in accordance with Section 7.4, the managing underwriter, if any, participating in any disposition of Registrable Securities and its counsel and any single accountant retained by any Selling Holder or any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the appropriate officers, directors and employees of the Company to make reasonably available for such inspection all such relevant information reasonably requested in writing by them in connection with the Registration Statement as is customary for “due diligence” investigations; provided that such Persons shall first agree in writing with the Company that any information that is reasonably designated by the Company as confidential at the time of delivery shall be kept confidential by such Persons and shall be used solely for the purposes of exercising rights under this Agreement and such Person shall not engage in trading any securities of the Company until such material non-public information becomes properly available, except nothing in such writing shall restrict (i) disclosure of such information if it is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, (ii) disclosure of such information if it is required by law (including any disclosure requirements pursuant to federal or state securities laws in connection with any disposition of Registrable Securities), (iii) sharing information with other underwriters, agents or dealers participating in the disposition of any Registrable Securities, subject to the execution by such other underwriters, agents or dealers of reasonable non-disclosure agreements with the Company, (iv) using any such documents or other information in investigating or defending itself against claims made or threatened by purchasers, regulatory authorities or others in connection with the disposition of any Registrable

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Securities, (v) disclosure of such information if it becomes generally available to the public other than as a result of a disclosure or failure to safeguard by any such Person or (vi) disclosure of such information if it becomes available to any such Person from a source other than the Company and such source is not bound by a confidentiality agreement or confidentiality obligations or duties; and provided, further, that the foregoing inspection and information gathering shall, to the greatest extent possible, be coordinated on behalf of all the Selling Holders and the other parties entitled thereto by the counsel to the Selling Holders retained in accordance with Section 7.4 or the counsel to the managing underwriter, if any;

(j) use its reasonable best efforts to comply with all applicable rules and regulations of the SEC relating to such registration and make generally available to its securityholders earning statements satisfying the provisions of Section 11(a) of the Securities Act, provided that the Company shall be deemed to have complied with this Section 7.1(j) if it has satisfied the provisions of Rule 158 under the Securities Act (or any similar rule promulgated under the Securities Act);

(k) use reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement if the New Common Stock is then listed on the NYSE or quoted on the NASDAQ to continue to be so listed or quoted for a reasonable period of time after the offering;

(l) use its reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities;

(m) the Company shall use its reasonable best efforts to provide such information as may be reasonably required for any filings required to be made by the Selling Holders or managing underwriter, if any, with the National Association of Securities Dealers, Inc. (the “NASD”) in connection with the offering under any Registration Statement of the Registrable Securities (including, without limitation, such as may be required by NASD Rule 2710 or 2720), and, upon the written request of the Majority Selling Holders, shall use reasonable best efforts to cooperate in connection with any filings required to be made with the NASD in that regard on or prior to the filing of any Registration Statement; and

(n) use its reasonable best efforts to assist Holders in the marketing of such Registrable Securities in connection with Demand Registrations (including without limitation, having officers of the Company attend “road shows” for Underwritten Offerings and analyst or investor presentations and rating agency presentations and such other selling or informational activities requested by the Majority Selling Holders or the managing underwriter for such Offerings).

7.2 Information from Holders; Holders’ Obligations.

(a) It shall be a condition precedent to the obligations of the Company to include the Registrable Securities of any Selling Holder in any Registration Statement or Prospectus, as the case may be, that such Selling Holder shall take the actions described in this Section 7.2.

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(b) Each Selling Holder that has requested inclusion of its Registrable Securities in any Registration Statement shall furnish to the Company (as a condition precedent to such Holder’s participation in such registration) a Questionnaire. Each Holder agrees promptly to furnish to the Company in writing all information required to be disclosed in order to make the information previously furnished to the Company by such Holder, in light of the circumstances under which it was made, not misleading, any other information regarding such Holder and the distribution of such Registrable Securities as may be required to be disclosed in the Prospectus or Registration Statement under applicable law or pursuant to SEC comments and any information otherwise reasonably required by the Company to comply with applicable law or regulations.

(c) Each Selling Holder shall promptly (i) following its actual knowledge thereof, notify the Company of the occurrence of any event that makes any statement made in a Registration Statement, Prospectus, Issuer Free Writing Prospectus or other Free Writing Prospectus regarding such Selling Holder untrue in any material respect or that requires the making of any changes in a Registration Statement, Prospectus or Free Writing Prospectus so that, in such regard, it shall not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, not misleading and (ii) provide the Company with such information as may be required to enable the Company to prepare a supplement or post-effective amendment to any such Registration Statement or a supplement to such Prospectus or Free Writing Prospectus.

(d) With respect to any Registration Statement for an Underwritten Offering, the inclusion of a Holder’s Registrable Securities therein shall be conditioned, at the managing underwriter’s request, upon the execution and delivery by such Holder of an underwriting agreement; provided that the underwriting agreement is in customary form and reasonably acceptable to Company and the Majority Selling Holders of the Registrable Securities to be included in the Underwritten Offering.

(e) Each Selling Holder shall use commercially reasonable efforts to cooperate with the Company in preparing the applicable registration.

(f) Each Selling Holder agrees that no Holder of Registrable Securities shall be entitled to sell any of such Registrable Securities pursuant to a Registration Statement or to receive a Prospectus relating thereto unless such Holder has furnished the Company with the Questionnaire and Selling Holder Information relating to such Holder.

7.3 Suspension of Disposition.

(a) Each Selling Holder agrees by acquisition of a Registrable Security that, upon receipt of any written notice from the Company of the occurrence of any event of the type described in Sections 7.1(d)(ii), 7.1(d)(iii), 7.1(d)(iv), 7.1(d)(v) or 7.1(d)(vi), such Holder shall discontinue disposition of Registrable Securities covered by a Registration Statement, Prospectus or Free Writing Prospectus and suspend use of such Prospectus or Free Writing Prospectus until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 7.1(g) or until it is advised by the Company in writing that the use of the applicable

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Prospectus or Free Writing Prospectus may be resumed and have received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Free Writing Prospectus. In the event the Company shall give any such notice, the period of time for which a Registration Statement must remain effective pursuant to this Agreement shall be extended by the number of days during the time period from and including the date of the giving of such notice to and including the date when each Selling Holder of Registrable Securities covered by such Registration Statement has received (i) the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 7.1(g) or (ii) the advice referenced in this Section 7.3(a).

(b) Each Selling Holder shall be deemed to have agreed that, upon receipt of any notice from the Company contemplated by Section 6.1, such Selling Holder shall discontinue disposition of Registrable Securities covered by a Registration Statement, Prospectus or Free Writing Prospectus and suspend use of such Prospectus or Free Writing Prospectus until the earlier to occur of the Holder’s receipt of (i) copies of a supplemented or amended Prospectus or Issuer Free Writing Prospectus and (ii)(A) written notice from the Company that the use of the applicable Prospectus or Issuer Free Writing Prospectus may be resumed and (B) copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Issuer Free Writing Prospectus; provided, however, that in no event shall the number of days during which the offer and sale of Registrable Securities is discontinued pursuant to this Section 7.3(b) during any consecutive 12-month period, together with any other Blackout Periods in such consecutive 12-month period, exceed an aggregate of ninety (90) days. In the event the Company gives any such notice contemplated by Section 6.1, the period of time for which a Registration Statement must remain effective pursuant to this Agreement shall be extended by the number of days during the time period from and including the date of giving of such notice to and including the date when each Selling Holder of Registrable Securities covered by such Registration Statement receives (i) the supplemented or amended Prospectus or Issuer Free Writing Prospectus or (ii) written notice from the Company that use of the applicable Prospectus or Issuer Free Writing Prospectus may resume.

(c) If so requested by the Company, each Holder shall deliver to the Company all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession or as may be required to be retained in accordance with applicable law, of the Prospectus covering such Registrable Securities that was current at the time of receipt of notice from the Company of any suspension contemplated by this Section 7.3.

7.4 Registration Expenses.

(a) All fees and expenses incurred by the Company in complying with Articles III, IV and V and Section 7.1 (“Registration Expenses”) shall be borne by the Company. These fees and expenses shall include without limitation (i) all registration, filing and qualification fees, including fees made with the NASD, (ii) printing, duplicating and delivery expenses, (iii) fees and disbursements of counsel for the Company, (iv) fees and expenses of complying with state securities or “blue sky” laws (including the reasonable, documented fees and expenses of the counsel specified in Section 7.4(b) in connection therewith), (v) fees and disbursements of all independent certified public accountants referred to in Section 7.1(h)(ii) (including the expenses of any special audit and “comfort” letters required by or incident to such

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performance) and (vi) fees and expenses in connection with listing the Registrable Securities on the NYSE or quoting the Registrable Securities on the NASDAQ or any other exchange or automated trading system in accordance with the other terms of this Agreement.

(b) The Company shall also reimburse or pay, as the case may be, the reasonable fees and reasonable out-of-pocket expenses of one law firm (which shall be a nationally recognized law firm experienced in securities law matters) retained by the Holders (by consent of (i) JPM, with respect to the Initial Registration Statement and if JPM is requesting registration of any of its Registrable Securities pursuant to Section 4.1(a)(x) to be included in the registration or (ii) in connection with Section 4.1(a)(y) or a Piggyback Registration, by consent of the Majority Selling Holders of Registrable Securities included in the applicable registration), considered collectively, within 30 days of presentation of an invoice approved by JPM or such Holders holding at least a majority of the Registrable Securities included in any applicable registration, as the case may be.

(c) Notwithstanding anything contained herein to the contrary, all underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities shall be borne by the Holder owning such Registrable Securities.

Article VIII.

Indemnification

8.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder owning Registrable Securities registered pursuant to this Agreement, such Holder’s Affiliates, and their respective officers, directors, employees and agents, and each Person, if any, who controls any such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively referred to for purposes of this Article VIII as a “Holder”), from and against any and all losses, claims, damages and liabilities (including without limitation, subject to Section 8.3, the reasonable legal fees and other reasonable out-of-pocket expenses incurred in investigating, responding to or defending against any claim, challenge, litigation, investigation or proceeding, including without limitation, all costs of appearing as a witness in any claim, challenge, litigation, investigation or proceeding) caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement pursuant to which any Registrable Securities were registered under the Securities Act, Prospectus or preliminary prospectus or Issuer Free Writing Prospectus, or any amendment thereof or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary, in the case of any Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made, to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Holder furnished to the Company in writing by such Holder expressly for use therein; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, amendment, supplement or Free Writing Prospectus in reliance upon and in conformity with written information furnished to the

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Company by such participating Holder or any other Person who participates as an underwriter in the offering or sale of such securities, in either case specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any participating Holder or any such underwriter or controlling Person and shall survive the transfer of such securities by the Holder.

8.2 Indemnification by Holders. Each Holder agrees, severally and not jointly, to indemnify and hold harmless, the Company, the directors, and officers of the Company and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity contained in Section 8.1 from the Company to the Holders, as incurred, but only with respect to information relating to such Holder furnished to the Company in writing by such Holder expressly for use in any Registration Statement, Prospectus or preliminary prospectus or Issuer Free Writing Prospectus, or any amendment or supplement thereto.

8.3 Conduct of Indemnification Proceedings. If any claim, challenge, litigation, investigation or proceeding (including any governmental or regulatory investigation) shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to either of Section 8.1 or Section 8.2, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Person”) in writing; provided that (i) the omission to so notify the Indemnifying Party shall not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission to so notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Article VIII. In case any such claim, challenge, litigation, investigation or proceeding is brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Person shall be entitled to participate therein and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof and retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Person shall have failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person as contemplated by the preceding sentence or (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them. It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Holders and such control Persons of the Holders shall be designated in writing by JPM and any such separate firm for the Company, the directors and officers of the Company and such control Persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for

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any settlement of any pending or threatened proceeding effected without its prior written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify in accordance with, and subject to the limitations of, Section 8.1 and Section 8.2 above, as the case may be, any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding anything in this Article VIII to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Article VIII, the Indemnifying Party shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than (x) 60 days after receipt by the Indemnifying Party of such request for reimbursement and (y) 30 days after receipt by the Indemnified Party of the material terms of such settlement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the prior written consent of the Indemnified Persons (which consent shall not be unreasonably withheld), effect any settlement of any pending proceeding in respect of which any Indemnified Person is a party or of any threatened proceeding in respect of which any Indemnified Person could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

8.4 Contribution, etc.

(a) If the indemnification provided for in this Article VIII is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Holder on the other hand with respect to the sale by such Holder of Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of such Holder on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total value received or proposed to be received (before deducting expenses) by the Company pursuant to the sale of Shares contemplated by the Equity Commitment Agreement and in connection with the extinguishment of the Trust’s claims in accordance with the Amended Plan. Benefits received by any Holder shall be deemed to be equal to the value of having the Registrable Securities registered under the Securities Act. The relative fault of the Company on the one hand and such Holder on the other shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Holder and the parties’ relevant intent, knowledge, information and opportunity to correct or prevent such statement or omission.

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(b) The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Article VIII were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or any other method of allocation that does not take account of the equitable considerations referred to in this Section 8.4. The amount paid or payable by an Indemnified Person as a result of losses, claims, damages and liabilities referred to in this Section 8.4 shall be deemed to include, subject to the limitations set forth in Sections 8.1, 8.2 and 8.3 above, any reasonable legal or other reasonable out-of-pocket expenses incurred by such Indemnified Person not otherwise reimbursed in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article VIII, in no event shall any Holder be required to contribute any amount in excess of the amount by which the total amount received by such Holder with respect to its sale of Registrable Securities pursuant to any Registration Statement exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(c) The remedies provided for in this Article VIII are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

(d) The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Holder or any Person controlling any Holder or by or on behalf of the Company, the officers or directors of each of the Company or any other Person controlling the Company and (iii) the sale by a Holder of Registrable Securities covered by any Registration Statement.

Article IX.

Free Writing Prospectuses

Except a Prospectus, an Issuer Free Writing Prospectus or other materials prepared by the Company, each Holder represents and agrees that it (i) shall not make any offer relating to the Registrable Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus, and (ii) has not distributed and will not distribute any written materials in connection with the offer or sale of New Common Stock, in each case without the prior written consent of the Company and, in connection with any Underwritten Offering, the underwriters. The Company represents and agrees that it shall not make any offer relating to the Registrable Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus in connection with the offer or sale of Registrable Securities without the prior written consent of JPM, or if JPM is not requesting registration of any of its Registrable Securities, then the Majority Selling Holders of Registrable Securities that are registered under the Registration Statement at such time as the approval of counsel for the holders of Registrable Securities (selected in accordance with Section 6.4 of the Agreement) to be included in an Underwritten Offering and, in connection with any Underwritten Offering, the underwriters.

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Article X.

Rule 144

With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of Registrable Securities to the public without registration, the Company agrees to (a) use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; (b) upon written request of any Holder of Registrable Securities, furnish to such Holder promptly a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, and such other reports and documents as any Holder reasonably may request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Registrable Securities without registration; and (c) take such other actions as may be reasonably required by the Company’s transfer agent to consummate any distribution of Registrable Securities that may be permitted in accordance with the terms and conditions of Rule 144.

Article XI.

Private Placement

Except for Section 4.3(c), the Company agrees that nothing in this Agreement shall prohibit the Holders, at any time and from time to time, from selling or otherwise transferring Registrable Securities pursuant to a private placement or other transaction which is not registered pursuant to the Securities Act. To the extent requested by a Holder, the Company shall take all reasonable steps necessary to assist and cooperate with such Holder to facilitate such sale or transfer, including taking the actions specified in Exhibit B hereto.

Article XII.

Miscellaneous

12.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given by (and shall be deemed to have been duly given) as follows: (i) at the time delivered by hand, if delivered personally; (ii) when sent via facsimile (with confirmation); (iii) five Business Days after being deposited in the mail, if sent postage prepaid, by registered or certified mail (return receipt requested); or (iv) on the next Business Day, if timely delivered to an express courier guaranteeing overnight delivery (with confirmation). The parties acknowledge and agree that a copy of any notice, communication or other document required to be delivered or furnished to the parties in connection with this Agreement, shall be provided by the Company to the Trust. All notices, amendments and communications delivered in respect of or under the Trust Registration Agreement shall be delivered to the parties hereto by the Company within one Business Day after receipt or delivery, as applicable, thereof by the Company. Notices shall be directed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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(a)	If to the Company:

Owens Corning
One Owens Corning Parkway
Toledo, Ohio 43659
Attention: Michael Thaman
Facsimile: (419) 248-8445

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Larry A. Barden
Lisa J. Reategui
Facsimile: (312) 853-7036

(b)	JPM:

J.P. Morgan Securities Inc.
270 Park Avenue, 17th Floor
New York, New York 10017
Attention: Mr. Stanley Lim, Operations Group
Facsimile: (212) 270-2157

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave,
New York New York 10017
Attention: Michael D. Nathan Mark Thompson
Facsimile: (212) 455-2502

and to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Lewis Kruger Brett Lawrence
Facsimile: (212) 806-6006

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(c) If to any Investor (other than JPM) to the address and facsimile number set forth on the signature pages hereto, or the signature page of any joinder agreement executed and delivered pursuant to Section 12.2:

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Lewis Kruger Brett Lawrence
Facsimile: (212) 806-6006

(d) If to the Trust, to the parties named by the Trust at the addresses and facsimile numbers as provided by the Trust to the Company on or after the effective date of the Amended Plan.

12.2 Additional Investors. Each Person who is a party to the Syndication Agreement shall be shall be deemed to be an Investor upon execution and delivery of a joinder agreement in the form of Exhibit C (the “Joinder Agreement”). Only Persons (other than the initial signatories hereto) that execute a Joinder Agreement shall be deemed to be Investors. Except to the extent limited in any other joinder agreement, each Person that so becomes an Investor after the date hereof shall be entitled to all rights and privileges of an Investor as if such Investor had been an original signatory to this Agreement.

12.3 Most-Favored-Nation. If the Company grants any Person any rights with respect to the registration of any shares of equity securities of the Company or any securities convertible or exercisable into shares of any equity securities of the Company that are more favorable to such Person than the rights of the Holders set forth in this Agreement, the Company shall grant to the Holders the rights granted to such other Person; provided, however, that this Section 12.3 shall not apply to the Trust Registration Agreement in the form filed with this Agreement on the date hereof with the Bankruptcy Court.

12.4 Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement, unless the result thereof would be unreasonable in which case the parties hereto shall negotiate in good faith as to appropriate amendments hereto.

12.5 Assignment; Certain Specified Third Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by a Holder to any third party who purchases or is otherwise a permitted transferee of such Registrable Securities from the Holder, unless (i) such transferee of the Registrable Securities that is not a party to this Agreement shall have executed and delivered to the Secretary of the Company a properly completed agreement substantially in the form of Exhibit D), and (ii) the Holder selling the Registrable Securities shall have delivered to the Secretary of the Company written notice of

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such transfer setting forth the name of such Holder, the name and address of the transferee and the number of Registrable Securities that shall have been so transferred; and provided, further, that this Agreement and the rights, interests and obligations hereunder may be assigned, transferred or delegated by an Investor to (x) any Affiliate of such Investor or (y) any party to the Collars (other than the Company or the Trust) (provided, further, that any such transferee or assignee assumes the obligations of such Investor hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Investor pursuant to a properly completed agreement substantially in the form of Exhibit D). This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the parties hereto, any Indemnified Person, the Trust and, prior to the effective date of the Amended Plan with respect to the rights and benefits of the Trust, the Future Claimants’ Representative (as defined in the Amended Plan) and Caplin & Drysdale, Chartered, as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims, each of which is an intended third-party beneficiary hereof.

12.6 Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties shall continue in full force and effect.

12.7 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument, (A) if prior to the effective date of the Amended Plan, signed by (i) the Company, (ii) JPM and (iii) holders of a majority of commitments under the Syndication Agreement (excluding JPM), (B) if after the effective date of the Amended Plan, signed by (i) the Company, (ii) JPM (unless JPM holds no Registrable Securities and the Collars have terminated) and (iii) holders of a majority of the Registrable Securities consisting of Unsubscribed Shares and shares issued or issuable under the Collars; provided that without the consent of JPM, no provision of this Agreement relating to the rights of JPM with respect to registration of its Registrable Securities hereunder, including without limitation its rights under Section 4.1(a)(x), shall be modified or amended or (C) in the case of a waiver, by the party waiving compliance; and provided further that without the prior written consent of the parties required to amend the Trust Registration Agreement (or, prior to the effective date of the Amended Plan, without the prior written consent of the Future Claimants’ Representative and Caplin & Drysdale, Chartered, as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims), this Agreement shall not be superseded, cancelled, renewed, extended, modified, amended or waived if such supersession, cancellation, renewal, extension, modification, amendment or waiver would directly or indirectly adversely affect the Trust’s rights or benefits under this Agreement or the Trust Registration Agreement. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

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12.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

12.9 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH PARTY TO THIS AGREEMENT IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE DISTRICT COURTS OF THE UNITED STATES SITTING IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

12.10 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.11 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

12.12 Termination. This Agreement may be terminated at any time by a written instrument signed by the parties hereto. Unless sooner terminated in accordance with the preceding sentence, this Agreement (other than the first proviso in Section 7.1(i), Section 7.4, Article VIII and Article XI hereof) shall terminate if at any time after the effective date of the Amended Plan, upon the earlier of (i) there are no Registrable Securities outstanding and the Collars have terminated or (ii) two years following the earlier of (x) the expiration of the Collars and (y) the purchase of all of the shares of New Common Stock subject to the Collars, except that this clause (ii) shall not be applicable to any Holder who is an Affiliate of the Company (as reasonably determined by such Holder based upon the advice of counsel) in which event this Agreement shall terminate one year after such Holder is no longer an Affiliate of the Company (as so determined). Notwithstanding anything to the contrary contained herein, this Agreement (other than the first proviso in Section 7.1(i), Section 7.4, Article VIII and Article XI hereof) shall terminate upon confirmation by the Bankruptcy Court of a plan of reorganization of the Company that does not include or contemplate at least one of (i) the Rights Offering (as defined in the Equity Commitment Agreement) or a substantially similar transaction, or (ii) the Collars or a substantially similar transaction, in either case pursuant to which the Investors may receive securities of the Company or any successor of the Company.

12.13 Modifications Necessary to Reflect Corporate Restructuring. The Amended Plan currently contemplates that, on or after the Effective Date, the Company intends to effect a restructuring plan which would organize the Company and its subsidiaries along the Company’s

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major business lines. This restructuring plan may result in the creation of a new Delaware company to serve as the parent corporation and holding company for the Company and its subsidiaries (“Holdco”). To the extent that such restructuring plan is pursued with the approval of the Bankruptcy Court, appropriate modifications to this Agreement shall be made to reflect that this Agreement shall relate to Holdco and the securities issued by Holdco on the same terms.

12.14 No Conflicting Rights. The Company shall not, on or after the date hereof, grant any registration or similar rights to any Person which conflict with or impair the rights granted hereby other than, without limiting the provisions of Section 12.3, the Trust Registration Agreement in the form filed with this Agreement on the date hereof with the Bankruptcy Court.

12.15 Listing. The Company shall, on or prior to the effective date of the Amended Plan, have caused the New Common Stock to be listed on the NYSE or quoted on the NASDAQ.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

OWENS CORNING

By:	/s/ Michael Thaman
Name:
Title:

INVESTORS J.P. MORGAN SECURITIES INC.

By:	/s/ John Abate
Name:
Title:

Each Investor party to the Syndication Agreement who shall sign a Joinder Agreement pursuant to Section 12.2 hereof.

Exhibit A

OWENS CORNING

Form of Selling Securityholder Notice and Questionnaire

The undersigned beneficial owner (the “Selling Securityholder”) of common stock (the “Registrable Securities”) of Owens Corning (the “Company”) understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a Registration Statement for the registration and resale of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement, dated as of July 7, 2006 (the “Registration Rights Agreement”), among the Company and the Holders referred to therein. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

NOTICE

The undersigned Selling Securityholder of Registrable Securities hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3 (unless otherwise specified under Item 3) pursuant to the Registration Statement. The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the undersigned has agreed to indemnify and hold harmless the Company’s directors and officers and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against losses arising in connection with statements concerning the undersigned made in the Registration Statement or the related prospectus in reliance upon the information provided in this Notice and Questionnaire.

The undersigned Selling Securityholder is furnishing this Notice and Questionnaire in connection with an Exclusive Holder Registration, as that term is defined in the Registration Rights Agreement:

Yes  ☐        No  ☐

The undersigned Selling Securityholder is furnishing this Notice and Questionnaire in connection with an Exclusive Trust Registration, as that term is defined in the Registration Rights Agreement:

Yes  ☐        No  ☐

The undersigned Selling Securityholder hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

Exh. A-1

QUESTIONNAIRE

1.	Name.

(a)	Full Legal Name of Selling Securityholder:

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities Listed in Item 3 below are held:

(c)	Full Legal name of DTC Participant (if applicable and if not the same as (b) above) through which Registrable Securities listed in Item 3 below are held:

(d)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by the questionnaire):

2.	Address for Notices to Selling Securityholder:

Telephone:

Fax:

Email:

Contact Person:

3.	Beneficial Ownership of Registrable Securities:

Type and Principal Amount of Registrable Securities beneficially owned:

4.	Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes  ☐        No  ☐

Exh. A-2

Note:	If yes, the SEC’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(b)	If you are a registered broker-dealer, do you consent to being named as an underwriter in the Registration Statement?

Yes  ☐        No  ☐

(c)	Are you an affiliate of a broker-dealer?

Yes  ☐        No  ☐

If yes, please identify the registered broker-dealer with whom the Selling Securityholder is affiliated and the nature of the affiliation:

(d)	If you are an affiliate of a broker-dealer, do you certify that you bought the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes  ☐        No  ☐

Note:	If no, the SEC’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

5.	Beneficial Ownership of Other Securities of the Company Owned by the Selling Securityholder.

Except as set forth below in this Item 5, the undersigned Selling Securityholder is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities listed above in Item 3.

Type and Amount of Other Securities beneficially owned by the Selling Securityholder:

6.	Relationships with the Company:

Except as set forth below, neither the undersigned Selling Securityholder nor any of its affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

Exh. A-3

State any exceptions here:

The undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof and at any time while the Registration Statement remains in effect.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 6 and the inclusion of such information in the Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated:	Beneficial Owner:

By:
Name:
Title:

PLEASE FAX A COPY OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Larry A. Barden Lisa J. Reategui
Facsimile: (312) 853-7036

Exh. A-4

Exhibit B

PRIVATE PLACEMENT PROCEDURES

I. Introduction

These Private Placement Procedures supplement, form part of, and are subject to the Registration Rights Agreement and all terms used and not otherwise defined herein shall have the meanings assigned to them in the Registration Rights Agreement.

II. Procedures

(a) The Company shall afford the Holders, and any potential buyers of the Registrable Securities (the “Private Securities”) designated by the Holders a reasonable opportunity to conduct a due diligence investigation with respect to the Company customary in scope for private offerings of such type of securities (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of the Company and the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), and the Holders (or any such potential buyer) shall be satisfied in all material respects with such opportunity and with the resolution of any disclosure issues arising from such due diligence investigation of the Company.

(b) The Company shall enter into an agreement (a “Private Placement Agreement”) with the Holders (or any Affiliate of the Holders designated by the Holders) providing for the purchase and resale by the Holders (or such Affiliate) in a private placement (or other transaction exempt from registration under the Securities Act) of the Private Securities, which agreement shall be on commercially reasonable terms and in form and substance reasonably satisfactory to the Holders (or such Affiliate) and (without limitation of the foregoing) shall:

(i) contain customary conditions, and customary undertakings, representations and warranties (to the Holders or such Affiliate, and if requested by the Holders or such Affiliates, to potential purchasers of the Private Securities);

(ii) contain indemnification and contribution provisions in connection with the potential liability of the Holders and its Affiliates relating to the resale by the Holders (or such Affiliate) of the Private Securities;

(iii) provide for the delivery of related certificates and representations, warranties and agreements of the Company, including those necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for the Holders and resales of the Private Securities by the Holders (or such Affiliate); and

(iv) provide for the delivery to the Holders (or such Affiliate) of customary opinions (including, without limitation, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Private Securities, the availability of an exemption from the Securities Act for the Holders and resales of the Private Securities by the Holders (or such Affiliate), and the lack of material misstatements and omissions in the Company’s filings under the Exchange Act).

Exh. B-1

The Company agrees to use its reasonable best efforts to make any filings required to be made by it with the SEC, any securities exchange or any other regulatory body with respect to the sale and resale of the Private Securities.

Exh. B-2

Exhibit C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT is made and entered into by the undersigned with reference to the following facts:

Reference is made to the Registration Rights Agreement, dated as of July 7, 2006, as amended (the “Registration Rights Agreement”), by and among Owens Corning, a Delaware corporation (the “Company”), J.P. Morgan Securities Inc. (“JPMorgan Securities”) and any other parties identified on the signature pages of any joinder agreements substantially similar to this Joinder Agreement executed and delivered pursuant to Section 12.2 of the Registration Rights Agreement. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings ascribed thereto in the Registration Rights Agreement.

As a condition to the acquisition of ownership of the New Common Stock in the amount specified below, the undersigned agrees as follows:

1. The undersigned hereby agrees to be bound by the provisions of the Registration Rights Agreement and undertakes to perform each obligation as if an “Investor” thereunder and an original signatory thereto in such capacity.

2. This Joinder Agreement shall bind, and inure to the benefit of, the parties hereto and their respective devisees, heirs, personal and legal representatives, executors, administrators, successors and assigns.

3. This Joinder Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard or giving effect to its principles of conflicts of law.

[Remainder of Page Intentionally Left Blank]

Exh. C-1

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement this                     , 200  .

(Print Name of Investor)

By:
Name:
Title:

Address and Facsimile Number for Notices:

I.R.S. I.D. #:

Acknowledged and Agreed by:

OWENS CORNING

Name:
Title:

Exh. C-2

Exhibit D

AGREEMENT TO BE BOUND

BY THE REGISTRATION RIGHTS AGREEMENT

The undersigned, being the transferee of                  shares of the common stock (the “Registrable Securities”), of                                         , a Delaware corporation (the “Company”), as a condition to obtaining the benefits of the Registration Rights Agreement dated as of July 7, 2006 initially among the Company and the Holders referred to therein (the “Agreement”), acknowledges that matters pertaining to the registration of such Registrable Securities is governed by the Agreement, and the undersigned hereby (1) acknowledges receipt of a copy of the Agreement, and (2) agrees to be bound as a Holder by the terms of the Agreement, as the same has been or may be amended from time to time.

Agreed to this      day of                     ,         .

*

*

*	Include address for notices.

Exh. D-1

Exhibit P-2

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of July 7, 2006, is made by and between (i) subject to the entry of the Agreement Order (as defined below), Owens Corning, a Delaware corporation (as debtor-in-possession and a reorganized debtor, as applicable, the “Company”) and (ii) the Owens Corning/Fibreboard Asbestos Personal Injury Trust (as defined in the Amended Plan, the “Trust”).

RECITALS

WHEREAS, the Company filed its Amended Plan (as defined below) with the Bankruptcy Court (as defined below) on June 5, 2006;

WHEREAS, pursuant to the Amended Plan, the Trust will receive, among other things, a contingent payment right to cash and certain of the Trust Shares (as defined below);

WHEREAS, in accordance with the Amended Plan, the Company and the Trust are entering into a registration rights agreement to provide registration rights for the Trust with respect to the Trust Shares;

WHEREAS, in connection with the consummation of the transactions contemplated by that certain Equity Commitment Agreement dated as of May 10, 2006 (the “Equity Commitment Agreement”) by and between the Company and JPM (as defined below), JPM has agreed to acquire shares of New Common Stock (as defined below) in accordance with the provisions of the Equity Commitment Agreement and the Amended Plan;

WHEREAS, in connection with the Equity Commitment Agreement, JPM and the other Investors (as defined below) have entered into a Syndication Agreement, dated as of May 10, 2006 (the “Syndication Agreement”), pursuant to which such Persons have agreed to purchase certain shares of the New Common Stock from JPM;

WHEREAS, in consideration of the Investors’ (as defined below) commitment to purchase the New Common Stock pursuant to and on the terms and conditions set forth in the Equity Commitment Agreement and the Syndication Agreement, the Company has agreed to enter into a registration rights agreement (the “Investor Registration Agreement”) with JPM and any parties identified on the signature pages of any Joinder Agreements (as defined in the Investor Registration Agreement) executed and delivered pursuant to Section 12.2 thereto (each, including JPM, an “Investor” and, collectively, the “Investors”) with respect to certain shares of New Common Stock to be acquired by the Investors and certain of their Affiliates (as defined below); and

WHEREAS, certain financial institutions (at the request of an Investor) and the Company have entered into agreements whereby (i) the counterparty under the agreements has granted to each of such financial institutions the option to purchase, severally, a portion of the Trust Shares which option will expire twelve months after the date 28.2 million of the Trust Shares are issued to the Trust (the “Issuance Date”) in accordance with the terms of the Amended Plan (the “Call Agreements”), and (ii) each of such financial institutions has granted, severally, to the counterparty under the agreements the option to sell a portion of 28.2 million of the Trust Shares to the financial institutions, which option will expire three months after the Issuance Date (the “Put Agreements”), which Call Agreements and Put Agreements will be assigned by the Company to, and assumed by, subject to the exceptions set forth in the Collars, the Trust on the effective date of the Amended Plan.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and in the Amended Plan and the Investor Registration Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

Definitions

For purposes of this Agreement, the following terms have the following meanings:

“Additional Information” has the meaning given to that term in Section 3.2(a) of this Agreement.

“Affiliate” has the meaning given to that term pursuant to Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning given to that term in the introductory paragraph hereof.

“Agreement Order” means the “Confirmation Order” as defined in the Amended Plan or such other order or orders of the Bankruptcy Court that approves this Agreement.

“Amended Plan” means the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-In-Possession, filed on June 5, 2006, as it may be amended or supplemented from time to time; provided that no such amendment or supplement shall be given effect for purposes of this definition that shall (i) alter the capitalization of Owens Corning contemplated therein, (ii) materially adversely affect the obligations or rights of the Trust thereunder or (iii) cause any representation or warranty contained herein to be incorrect.

“Bankruptcy Code” means Chapter 11, Title 11 of the United States Code, 11 U.S.C. 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware administering the Company’s bankruptcy case under the Bankruptcy Code together with the applicable district court, to the extent district court approval of the Amended Plan, or any transactions contemplated therein, is sought or required.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Blackout Period” means any period during which, in accordance with Article VI hereof or Article VI of the Investor Registration Agreement, the Company is not required to effect the filing of a Registration Statement or a registration statement under the Investor Registration Agreement or is entitled to postpone the preparation, filing or effectiveness or suspend the effectiveness of a Registration Statement or a registration statement under the Investor Registration Agreement.

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“Business Day” means any day, other than a Saturday or Sunday, on which national banking institutions in New York, New York, are open.

“Call Agreements” has the meaning given to that term in the recitals hereof.

“Call Expiration Capacity” has the meaning given to that term in Section 4.1(h) of this Agreement.

“Call Expiration Registration Statement” has the meaning given to that term in Section 4.1(h) of this Agreement.

“Capacity” has the meaning given to that term in Section 4.4(b) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collars” means collectively, the Put Agreements and the Call Agreements.

“Company” has the meaning given to that term in the introductory paragraph hereof.

“control” has the meaning given to that term under Rule 405 under the Securities Act (and “controlled” and “controlling” shall have correlative meanings).

“Cut-off Date” means the 30th day prior to the date the last of the Call Agreements expire.

“Demand Registration” has the meaning given to that term in Section 4.1 of this Agreement.

“Effective Date” means each effective date or deemed effective date under the Securities Act of any Registration Statement or any post-effective amendment thereto.

“Environmental Laws” has the meaning given to that term in Section 2.1(w) of this Agreement.

“Equity Commitment Agreement” has the meaning given that term in the recitals hereof.

“ERISA” has the meaning given to that term in Section 2.1(x) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Exclusive Holder Period” means the period consisting of 60 days beginning on (i) if no Exclusive Trust Registration is requested by the Trust, the end of the Exclusive Trust Period and (ii) if an Exclusive Trust Registration is requested by the Trust, the latest of (x) the date on which the sale of securities covered by the Exclusive Trust Registration closes or, if earlier, the withdrawal, revocation or termination of the Exclusive Trust Registration solely by the Trust and (y) the end of any Lock-Up Period requested by the managing underwriter in connection with the Exclusive Trust Registration.

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“Exclusive Holder Registration” means the right of the Holders to make a request for a demand registration under the Investor Registration Agreement for an Underwritten Offering during the Exclusive Holder Period.

“Exclusive Trust Period” has the meaning given to that term in Section 4.1(b) of this Agreement.

“Exclusive Trust Registration” has the meaning given to that term in Section 4.1(b) of this Agreement.

“Expiration Date” has the meaning give to that term in Section 4.1(h) of this Agreement.

“Filing Date” means (a) with respect to the Initial Registration Statement, not later than 45 days after approval by the Bankruptcy Court of the Equity Commitment Agreement, (b) with respect to a Registration Statement to be filed on Form S-1 (or any applicable successor form), not later than 60 days after receipt by the Company of a request for such Registration Statement and (c) with respect to a Registration Statement to be filed on Form S-3 (or any applicable successor form), not later than 30 days after receipt by the Company of a request for such Registration Statement.

“Free Writing Prospectus” means a free writing prospectus as defined in Rule 405 under the Securities Act relating to the Registrable Securities included in the applicable registration.

“Holdco” has the meaning given to that term in Section 12.13 of this Agreement.

“Holder Registrable Securities” means at any time (a) shares of New Common Stock purchased by a Holder pursuant to the Equity Commitment Agreement or Syndication Agreement, (b) shares of New Common Stock received by a Holder pursuant to the exercise of the Collars and, without duplication, shares of New Common Stock that may be acquired by a Holder pursuant to the Collars, (c) shares of New Common Stock received by a Holder pursuant to the Amended Plan in respect of their bondholder claims, including pursuant to the Rights Offering, (d) any other shares of New Common Stock held by any of the Holders now or at any time in the future and (e) any additional shares of New Common Stock held by a Holder paid, issued or distributed in respect of any shares of the types described in clauses (a), (b), (c) and (d) of this definition by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise; provided, however, that as to any Holder Registrable Securities, such securities shall cease to constitute Holder Registrable Securities upon the earliest to occur of: (i) the date on which the securities are disposed of pursuant to an effective registration statement under the Securities Act; (ii) the date on which the securities are disposed of pursuant to Rule 144 (or any successor provision) under the Securities Act; and (iii) the date on which the securities cease to be outstanding.

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“Holders” means (i) the Investors and (ii) any transferees of such Persons’ Registrable Securities in accordance with Section 12.5 of the Investor Registration Agreement, in each case at such times as such Persons shall own Holder Registrable Securities.

“Indemnified Person” has the meaning given to that term in Section 8.3 of this Agreement.

“Indemnifying Person” has the meaning given to that term in Section 8.3 of this Agreement.

“Initial Registration Statement” means the Registration Statement to be filed by the Company pursuant to Rule 415 of the Securities Act and pursuant to the Amended Plan relating to the Registrable Securities and the Holder Registrable Securities.

“Investor” and “Investors” have the meanings given to those terms in the recitals hereof.

“Investor Registration Agreement” has the meaning given to that term in the recitals hereof.

“Issuance Date” has the meaning given to that term in the recitals hereof.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus as defined in Rule 433 under the Securities Act.

“JPM” means, collectively, JPMorgan Securities and its Affiliates who are parties to the Investor Registration Agreement.

“JPMorgan Securities” means J.P. Morgan Securities Inc.

“Lock-Up” has the meaning given to that term in Section 4.3(c) of this Agreement.

“Lock-Up Period” has the meaning given to that term in Section 4.3(c) of this Agreement.

“Material Adverse Effect” has the meaning given to that term in Section 2.1(a) of this Agreement.

“NASD” has the meaning given to that term in Section 7.1(m) of this Agreement.

“NASDAQ” means the NASDAQ National Market.

“New Common Stock” means the shares of new common stock of the Company issued on and after the effective date of the Amended Plan and any additional shares of common stock paid, issued or distributed in respect of any such shares by way of a stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise.

“Non-Qualified Holder Securities” means Registrable Securities that do not constitute Qualified Holder Registrable Securities.

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“NYSE” means the New York Stock Exchange.

“Other Stockholders” means any Person (other than the Trust) having rights to participate in a registration of the New Common Stock.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust or other entity or association, including without limitation any governmental authority.

“Piggyback Notice” has the meaning given to that term in Section 5.1 of this Agreement.

“Piggyback Registration” has the meaning given to that term in Section 5.1 of this Agreement.

“Preliminary Prospectus” has the meaning given to that term in Section 2.1(l) of this Agreement.

“Pro Rata Basis” has the meaning given to that term in Section 4.4(b)(iii) of this Agreement.

“Prospectus” means the prospectus relating to the Registrable Securities included in the applicable Registration Statement, and any such prospectus as supplemented by any and all prospectus supplements and as amended by any and all amendments (including post-effective amendments) and including all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Put Agreements” has the meaning given to that term in the recitals hereof.

“Qualified Holder Registrable Securities” means at any time (a) shares of New Common Stock purchased by a Holder pursuant to the Equity Commitment Agreement or Syndication Agreement, (b) shares of New Common Stock received pursuant to the exercise of the Collars, or that may be acquired by a Holder pursuant to the Collars, without duplication, and (c) shares of New Common Stock received by a Holder pursuant to the Amended Plan in respect of their bondholder claims, including pursuant to the Rights Offering and (d) any additional shares of New Common Stock paid, issued or distributed in respect of any shares of the types described in clauses (a), (b) and (c) of this definition by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise; provided, however, that as to any Qualified Holder Registrable Securities, such securities shall cease to constitute Qualified Holder Registrable Securities upon the earliest to occur of: (i) the date on which the securities are disposed of pursuant to an effective registration statement under the Securities Act; (ii) the date on which the securities are disposed of pursuant to Rule 144 (or any successor provision) under the Securities Act; and (iii) the date on which the securities cease to be outstanding.

“Questionnaire” has the meaning given to that term in Section 3.2(a) of this Agreement.

“Registrable Securities” means at any time (a) any Trust Shares held by the Trust now or at any time in the future and (b) any additional shares of New Common Stock held by the Trust

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paid, issued or distributed in respect of any shares of the types described in clause (a) of this definition by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) the date on which the securities are disposed of pursuant to an effective registration statement under the Securities Act; (ii) the date on which the securities are disposed of pursuant to Rule 144 (or any successor provision) under the Securities Act; and (iii) the date on which the securities cease to be outstanding.

“Registration Expenses” has the meaning given to that term in Section 7.4(a) of this Agreement.

“Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), and all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Required Period” means: (i) with respect to the Initial Registration Statement, two years following the last day on which a Call Agreement expires (or such shorter period as the Initial Registration Statement can then remain effective under the Securities Act); (ii) with respect to any other “shelf registration,” two years following the first day of effectiveness of such Registration Statement; and (iii) with respect to any other Registration Statement, 90 days following the first day of effectiveness of such Registration Statement.

“Rights Offering” shall have the meaning given to such term in the Equity Commitment Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” means the United States Securities and Exchange Commission and any successor United States federal agency or governmental authority having similar powers.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Significant Subsidiary” means any subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.

“Subsequent Registration Statement” has the meaning give to that term in Section 3.1 of this Agreement.

“Syndication Agreement” has the meaning given to such term in the recitals hereof.

“Transaction Documents” has the meaning given to that term in Section 2.1(o) of this Agreement.

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“Trust” has the meaning given to that term in the recitals hereof, together with any permitted assigns and transferees in accordance with Section 12.5.

“Trust Shares” means (i) 28.2 million shares of New Common Stock, which the Trust has a contingent payment right to receive pursuant to the Amended Plan, (ii) from and after the Issuance Date, such 28.2 million shares of New Common Stock issued to the Trust, (iii) any shares of New Common Stock (other than those contemplated by clauses (i), (ii) and (iv) of this definition) issued to the Trust under the Amended Plan not to exceed 300,000 shares, and (iv) any additional shares of common stock paid, issued or distributed in respect of any of the shares of the types described in clauses (i), (ii) and (iii) of this definition by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise.

“Trust Shelf Offering” has the meaning given to that term in Section 3.2(a) of this Agreement.

“Underwritten Registration” or “Underwritten Offering” means a registration in which securities of the Company are sold to an underwriter for reoffering to the public.

“Unsubscribed Shares” means an aggregate number of shares of New Common Stock equal to 72,900,000 minus the number of shares of New Common Stock offered pursuant to the Rights Offering and purchased on or before the expiration time of the Rights Offering.

Article II.

Representations and Warranties of the Company

2.1 Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Trust as set forth below, as of the date hereof with respect to Sections 2.1(a), (b), (c), (f) and (g). Except for representations, warranties and agreements that are expressly limited as to their date, the Company represents and warrants to, and agrees with, the Trust as set forth below as of each Effective Date with respect to each representation and warranty set forth below:

(a) Incorporation and Qualification. The Company and each of its subsidiaries has been duly organized and is validly existing and in good standing under the laws of their respective jurisdictions of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted. Each of the Company and its subsidiaries has been duly qualified as a foreign company for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent the failure to be so qualified or be in good standing has not had or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, property or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole or on the ability of the Company, subject to the approvals and other authorizations set forth in Section 4(g) the Equity Commitment Agreement, to consummate the transactions contemplated by the Transaction Documents (a “Material Adverse Effect”).

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(b) Corporate Power and Authority. (i) The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to entry of the Agreement Order and the expiration, or waiver by the Bankruptcy Court, of any applicable waiting period set forth in the Bankruptcy Rules, respectively, to perform its obligations hereunder. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and, upon the entry of the Agreement Order and the expiration, or waiver by the Bankruptcy Court, of any applicable waiting period set forth in the Bankruptcy Rules, this Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d) Authorized Capital Stock. The authorized capital stock of the Company conforms in all material respects to the authorized capital stock set forth in the Registration Statement and Preliminary Prospectus and the issued and outstanding shares of capital stock of the Company conforms in all material respects to the description set forth in the Registration Statement and Preliminary Prospectus.

(e) Issuance. All outstanding shares of New Common Stock have been duly and validly issued, fully paid and non-assessable, and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(f) No Conflict. Subject to the entry of the Agreement Order and the expiration, or waiver by the Bankruptcy Court, of any applicable waiting period set forth in the Bankruptcy Rules, the execution and delivery by the Company of this Agreement and compliance by the Company with all of the provisions hereof and the consummation of the transactions contemplated herein (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent provided in or contemplated by the Amended Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) will not result in any material violation of the provisions of the Certificate of Incorporation or Bylaws of the Company included in the Amended Plan and as applicable to the Company from and after the effective date of the Amended Plan and (iii) will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except in any such case described in subclause (i) or (iii) as have been described in an effective Registration Statement or as will not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except in any such case described in subclause (i), for (y) the registration under the Securities Act contemplated hereby and (z) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the sale of the shares of New Common Stock by the Trust.

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(g) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties is required for the execution and delivery by the Company of this Agreement and performance of and compliance by the Company with all of the provisions hereof and the consummation of the transactions contemplated herein, except (i) the entry of the Agreement Order and the expiration, or waiver by the Bankruptcy Court, of any applicable waiting period set forth in the Bankruptcy Rules, (ii) the registration under the Securities Act contemplated hereby and (iii) such consents, approvals, authorizations, registrations or qualifications (w) as may be required under NYSE or NASDAQ rules and regulations in order to consummate the transactions contemplated herein, (x) as may be required under state securities or Blue Sky laws in connection with the sale of the shares of New Common Stock by the Trust, (y) as have been described in an effective Registration Statement or (z) the absence of which will not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Arm’s Length. The Company acknowledges and agrees that the Trust is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, the Trust is not advising the Company or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction, and the Company makes no representations about such matters as between the Trust and any other Person. The Company shall consult with its own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Trust shall have no responsibility or liability to the Company with respect thereto. Any review by the Trust of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Trust and shall not be on behalf of the Company.

(i) Financial Statements. Except as otherwise described in the Registration Statement and the Preliminary Prospectus or any documents incorporated therein by reference, the financial statements and the related notes thereto of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement and the Preliminary Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and present fairly in all material respects the financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, and the supporting schedules included or incorporated by reference in the Registration Statement and the Preliminary Prospectus, present fairly the information required to be stated therein; and, except as otherwise described in the Registration Statement or any documents incorporated therein by reference, the other financial information included or incorporated by reference in the Registration Statement has been derived from the accounting records of the Company and its subsidiaries and presents fairly the information shown thereby; and, except as otherwise described in the Registration Statement or any documents incorporated therein by reference, any pro forma financial information and the related notes thereto included or incorporated by reference in the Registration Statement has been prepared in accordance with

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the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Registration Statement when they become effective.

(j) Exchange Act Documents. The documents incorporated by reference in the Registration Statement or the Preliminary Prospectus, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to the requirements of the Exchange Act and, when read together with the other information included or incorporated by reference in the Registration Statement, at the time the Registration Statement became effective or the date of such Preliminary Prospectus, none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement or the Preliminary Prospectus, when such documents become effective or are filed with the SEC, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and will not, when read together with the other information included or incorporated by reference in the Registration Statement and the Preliminary Prospectus, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k) Issuer Free Writing Prospectus. Each Issuer Free Writing Prospectus complies in all material respects with the Securities Act, has been filed in accordance with the Securities Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, did not, and at the Effective Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to the Trust or the Investors furnished to the Company in writing by the Trust or such Investors expressly for use in any Issuer Free Writing Prospectus.

(l) Preliminary Prospectus. Each Preliminary Prospectus, at the time of filing thereof, will comply in all material respects with the Securities Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Trust or any Investors furnished to the Company in writing by the Trust or any Investors expressly for use in any Preliminary Prospectus. As used herein, the term “Preliminary Prospectus” means each prospectus included in such registration statement (and any amendments thereto) before it becomes effective, any prospectus filed with the SEC pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Registration Statement, at the time of their respective effectiveness that omits Rule 430 Information.

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(m) Registration Statement and Prospectus. As of the Effective Date of a Registration Statement, such Registration Statement complies in all material respects with the Securities Act, and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the applicable filing date of the Prospectus and any amendment or supplement thereto, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Trust or any Investors furnished to the Company in writing by the Trust or any Investors expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto.
(n) No Material Adverse Change. Since the date of the most recent audited financial statements included or incorporated by reference in the Registration Statement and the Preliminary Prospectus, (i) there has not been any change in the capital stock or long-term debt of the Company or any of its then Significant Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its then Significant Subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its Significant Subsidiaries has sustained any material loss or material interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in any such case described in subclause (i), (ii) or (iii) as is otherwise disclosed in the Registration Statement and the Preliminary Prospectus or any documents incorporated therein by reference.

(o) Descriptions of the Transaction Documents. Each of this Agreement, the Equity Commitment Agreement, the Syndication Agreement, the Collars, the Amended Plan, the Agreement Order and the Investor Registration Agreement (collectively, the “Transaction Documents”) conforms in all material respects to the description thereof contained in the Registration Statement as of the Effective Date.

(p) No Violation or Default. Neither the Company nor any of its Significant Subsidiaries is in violation of its charter or by-laws or similar organizational documents or any of the Transaction Documents. Neither the Company nor any of its subsidiaries is, except as disclosed in the Registration Statement and the Preliminary Prospectus or in any documents incorporated by reference therein: (i) in default, and, to the knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company

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or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (ii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (ii) above, for any such default or violation that would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect.

(q) Legal Proceedings. Except as described in the Registration Statement and the Preliminary Prospectus or in any documents incorporated therein by reference, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company to perform its obligations under the Transaction Documents; as of the date hereof, no such investigations, actions, suits or proceedings are threatened or, to the knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others; and as of the date hereof, (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Exchange Act to be described in the Exchange Act Documents filed as of the date of the Registration Statement or the Preliminary Prospectus that are not so described and (ii) there are no statutes, regulations or contracts or other documents that have been entered into, that are required under the Securities Act to be filed as exhibits to the Registration Statement or described in the Registration Statement that are not so filed or described.

(r) Independent Accountants. The auditors who have certified the financial statements of the Company and its subsidiaries included or incorporated by reference in the Registration Statement and the Preliminary Prospectus are independent public accountants with respect to the Company and its subsidiaries as required by the Securities Act.

(s) Title to Intellectual Property. Except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, the Company and its Significant Subsidiaries own or possess, or can acquire on reasonable terms, adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except where the failure to own or possess any such rights could not reasonably be expected to have a Material Adverse Effect; and except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, and except as could not reasonably be expected to have a Material Adverse Effect, the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and the Company and its subsidiaries have not received any written notice of any material claim of infringement or conflict with any such material rights of others.

(t) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors,

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officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Securities Act to be described in the Registration Statement and the Preliminary Prospectus and that are not described.

(u) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the shares of New Common Stock and the application of the proceeds thereof as described in the Prospectus, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

(v) Licenses and Permits. Except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, the Company and its Significant Subsidiaries possess all material licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement and the Preliminary Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein and except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries has received written notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(w) Compliance With Environmental Laws. Except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, the Company and its Significant Subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of each of the clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x) Compliance With ERISA. Except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except where the failure to comply with such applicable statutes, orders,

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rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect; and (ii) as of the date hereof, no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption, except such transactions that would not, individually or in the aggregate, have a Material Adverse Effect.

(y) Accounting Controls. Except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, the Company and its subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(z) Insurance. Except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporated by reference therein, the Company and its subsidiaries have insurance covering their respective material properties, material operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the Company or such subsidiary, respectively; and, except as described in the Registration Statement and the Preliminary Prospectus or any documents incorporate by reference therein, neither the Company nor any of its subsidiaries has (i) received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain substantially similar coverage at reasonable cost from substantially similar insurers as may be necessary to continue its business.

(aa) No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(bb) No Registration Rights. Except (i) to the extent covered by the Registration Statement and the Preliminary Prospectus and (ii) with respect to rights granted under this Agreement or the Investor Registration Agreement, no Person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the SEC.

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(cc) No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the shares of New Common Stock.

(dd) Business With Cuba. The Company has complied with all provisions of Section 517.075, Florida Statutes (Chapter 92-198, Laws of Florida) relating to doing business with the Government of Cuba or with any Person or Affiliate located in Cuba.

(ee) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or the Preliminary Prospectus, has been made or reaffirmed, without a reasonable basis or has been disclosed other than in good faith.

(ff) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement and the Preliminary Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

Article III.

Initial Trust Registration

3.1 Initial Registration Statement Prior to Issuance of Trust Shares. Subject to the terms and conditions set forth in this Agreement, the Company shall use its reasonable best efforts to cause the Initial Registration Statement to be filed with the SEC not later than 45 days after approval by the Bankruptcy Court of the Equity Commitment Agreement and use its reasonable best efforts to cause it to be declared effective by the SEC as promptly as practicable thereafter on an appropriate form under the Securities Act relating to the offer and sale of the Registrable Securities by the Trust from time to time in accordance with the methods of distribution set forth in the Initial Registration Statement and Rule 415 under the Securities Act. Once the Initial Registration Statement is declared effective by the SEC, the Company shall use its reasonable best efforts to (i) cause the Initial Registration Statement to remain continually effective, and supplemented and amended throughout the Required Period and (ii) file post-effective amendments on Form S-3 to the Initial Registration Statement (or convert the Initial Registration Statement to be on Form S-3), as soon as the Company is eligible to use Form S-3 for secondary offerings. In the event the Initial Registration Statement is not effective at any time during the period beginning on the date hereof and ending on the date that is two years following the last date on which a Call Agreement expires and the Company is unable to restore the effectiveness of such Initial Registration Statement within five Business Days after the same initially fails to be effective, the Company shall, subject to the provisions of Section 6.1 and the other terms and conditions of this Agreement, use its reasonable best efforts to cause a replacement “shelf” Registration Statement (the “Subsequent Registration Statement”) to be filed with the SEC as promptly as practicable after the end of such five Business Day period and use its reasonable best efforts to cause it to be declared effective by the SEC as promptly as practicable thereafter. Once the Subsequent Registration Statement is declared effective by the SEC, the Company shall use its reasonable best efforts to (i) cause the Subsequent Registration Statement to remain continually effective, and supplemented and amended throughout the Required Period and (ii) file post-effective amendments on Form S-3 to the Subsequent

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Registration Statement (or convert the Subsequent Registration Statement to be on Form S-3), as soon as the Company is eligible to use Form S-3 for secondary offerings. The Company’s obligations under this Section 3.1 are subject to the provisions of Article VI. In no event shall the Trust be named as a “selling securityholder” in the Initial Registration Statement or in the Subsequent Registration Statement, unless and until it has requested to be so named in accordance with Section 3.2.

3.2 Initial Registration Procedures.

(a) The Trust shall be entitled to include all or any part of the Registrable Securities in the Initial Registration Statement, if it still is in effect at such time as the Trust desires to include Registrable Securities thereunder, or the Subsequent Registration Statement, as the case may be, by sending written request to the Company to include the same (“Trust Shelf Offering”). Notwithstanding any other provision of this Agreement, the Trust may not include any of its Registrable Securities in a Trust Shelf Offering pursuant to this Agreement unless the Trust shall provide to the Company a fully completed notice and questionnaire in substantially the form set forth in Exhibit A hereto (the “Questionnaire”) and such other information in writing as may be reasonably requested by the Company pursuant to Section 7.2 (the “Additional Information”). From and after the date that the Initial Registration Statement or the Subsequent Registration, as applicable, becomes effective, upon receipt of a completed Questionnaire and such Additional Information that the Company may reasonably request in writing (including any amendments to any prior Questionnaire or Additional Information), if any, but in any event within three Business Days after the Company receives the completed Questionnaire and such Additional Information, if any, from the Trust the Company shall use its reasonable best efforts to file any amendments or supplements to the Initial Registration Statement, Subsequent Registration Statement or Prospectus or the documents incorporated by reference therein necessary for the Registrable Securities that the Trust requests to be included in the Initial Registration Statement or the Subsequent Registration Statement to be included therein and for the Trust to be named as a selling securityholder therein and permit the Trust to deliver (or be deemed to deliver) the Prospectus to purchasers of the Registrable Securities (subject to the Company’s rights during a Blackout Period). If the Trust does not deliver a completed written Questionnaire and such Additional Information, as provided for in this Section 3.2(a), the Trust shall not be named as a selling securityholder in the Prospectus until the Trust delivers the same and other periods called for by this Agreement shall have elapsed. If the Company shall file a post-effective amendment to the Initial Registration Statement or the Subsequent Registration Statement, it shall use reasonable best efforts to cause such post-effective amendment to be declared effective under the Securities Act as promptly as is reasonably practicable and notify the Trust as promptly as practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to this Article III. If the Questionnaire and Additional Information is delivered by the Trust during a Blackout Period, the Company shall so inform the Trust and shall take the actions set forth in this Section 3.2(a) upon expiration of the Blackout Period as though the Trust’s Questionnaire and Additional Information had been delivered on the expiration date of such Blackout Period.

(b) The Trust may, by written notice to the Company, request that the Company take any reasonable steps necessary to assist and cooperate with the Trust to facilitate a Trust Shelf Offering, subject to the provisions of this Agreement. Such written notice shall

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specify the number of shares of Registrable Securities proposed to be sold and shall also specify the intended method of disposition thereof (and the Initial Registration Statement or Subsequent Registration Statement shall be amended by the Company to reflect the same).

Article IV.

Demand Registration

4.1 Right to Demand Registration.

(a) Subject to the terms of Section 4.1(d), at any time and from time to time, the Trust may request in writing that the Company effect the registration (a “Demand Registration”) of all or part of the Trust’s Registrable Securities with the SEC under and in accordance with the provisions of the Securities Act (which written request shall be addressed to the Secretary of the Company, shall state that the request is for a Demand Registration pursuant to this Section 4.1 and shall specify (i) the then current name and address of the Trust, (ii) the aggregate number of shares of Registrable Securities requested to be registered in such registration by the Trust, (iii) the total number of shares of New Common Stock then held by the Trust, and (iv) the intended means of distribution). The Company shall file a Registration Statement covering the Trust’s Registrable Securities requested to be registered as promptly as practicable (and, in any event, by the applicable Filing Date) after receipt of such request; provided, however, that the Company shall not be required to take any action pursuant to this Article IV:

(i) if within the 12-month period preceding such request the Company has effected two Demand Registrations for the Trust pursuant to Section 4.1(a);

(ii) in the case of a non-Underwritten Offering, unless the Registrable Securities requested to be registered (A) have an aggregate then-current market value of $50 million or more (before deducting underwriting discounts and commission) or (B) constitute all of the then-outstanding Registrable Securities held (including shares subject to the Collars) by the Trust;

(iii) in the case of an Underwritten Offering, unless the Registrable Securities requested to be registered (A) have an aggregate then-current market value at the time of the request for a Demand Registration, of $75 million or more (before deducting underwriting discounts and commission) or (B) constitute all of the then-outstanding Registrable Securities held (including shares subject to the Collars) by the Trust; or

(iv) during the pendency of any Blackout Period.

(b) The Trust shall have the exclusive right to make a request for a Demand Registration for an Underwritten Offering (the “Exclusive Trust Registration”) for a period (the “Exclusive Trust Period”) consisting of 60 days beginning on the latest of (i) the last date on which a Call Agreement expires, (ii) the date of the closing of the sale of Holder Registrable Securities covered by a demand registration for an Underwritten Offering under the Investor Registration Agreement that is made pursuant to the last demand by the Investors made pursuant to Section 4.1(a) of the Investor Registration Agreement made before the Cut-Off Date, or, if earlier, the withdrawal, revocation or termination of such demand registration by the Holders and

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(iii) the end of any Lock-Up Period (which may not end later than 90 days after the effective date of such demand registration) requested by the managing underwriter in connection with such demand registration for an Underwritten Offering by the Holders under the Investor Registration Agreement.

(c) Holders shall not be permitted to request any demand registrations under the Investor Registration Agreement for an Underwritten Offering for a period beginning on the Cut-off Date and ending on (i) if the Trust does not, pursuant to this Agreement, request an Exclusive Trust Registration during the Exclusive Trust Period, the end of the Exclusive Trust Period and (ii) if the Trust does request an Exclusive Trust Registration during the Exclusive Trust Period, the later of (x) the date on which the sale of the securities covered by the Exclusive Trust Registration closes, or if earlier, the withdrawal, revocation or termination of the Exclusive Trust Registration solely by the Trust and (y) the end of any Lock-Up Period requested by the managing underwriter in connection with the Exclusive Trust Registration. The Holders shall be allowed to include in the Exclusive Trust Registration at least the lesser of 25% of the shares of New Common Stock included in the Exclusive Trust Registration and the number of Qualified Holder Registrable Securities requested by the Holders to be included in the Exclusive Trust Registration, in accordance with the terms of Section 4.4(b).

(d) If an Exclusive Holder Registration is requested pursuant to the Investor Registration Agreement during the Exclusive Holder Period, the Trust shall not have a right to make a Demand Registration for an Underwritten Offering for the period beginning on the date the Holders make a written request for an Exclusive Holder Registration and ending on the later of (i) the date on which the sale of securities covered by the Exclusive Holder Registration closes or, if earlier, the withdrawal, revocation or termination of the Exclusive Holder Registration solely by the Holders and (ii) the end of any Lock-Up Period requested by the managing underwriter in connection with the Exclusive Holder Registration. The Trust shall be permitted to include in the Exclusive Holder Registration at least the lesser of 25% of the shares of New Common Stock covered by the Exclusive Holder Registration and the number of shares of New Common Stock requested by the Trust to be included in the Exclusive Holder Registration in accordance with Section 4.4 (b). Notwithstanding the foregoing, if the Trust does not on the date that the Holders request an Exclusive Holder Registration have at least $75 million of Trust Shares, this Section 4.1(d) shall not apply.

(e) If at anytime there is no Company “shelf” Registration Statement outstanding with respect to Registrable Securities, the Trust, in making such request hereunder, may specify that the requested registration be a “shelf registration” for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act and if there is such a “shelf” Registration Statement outstanding at the time of making such request, the Trust may request that all or a portion of the Registrable Securities should be covered thereby, in which case the Company shall, subject to the Trust’s compliance with the requirements of Section 3.2 and Section 7.2, amend (or take all requisite actions with respect to) such “shelf Registration Statement to include such Registrable Securities in such “shelf” Registration Statement.

(f) A Demand Registration requested pursuant to Section 4.1 shall not be deemed to be effected by the Company for purposes of Section 4.1 if it has not (i) been declared effective by the SEC or (ii) become effective in accordance with the Securities Act and kept

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effective as contemplated by Section 4.2, subject to any Blackout Periods. If the Company shall have complied with its obligations under this Agreement, a right to a Demand Registration pursuant to this Section 4.1 shall be deemed to have been satisfied upon the earlier of (x) the date as of which all of the Registrable Securities included therein shall have been disposed of pursuant to the Registration Statement, and (y) the date as of which such Demand Registration shall have been continuously effective (and not subject to any stop order, injunction or other similar order or requirement of the SEC) for the Required Period, subject to any Blackout Periods.

(g) In the event that more than one written request for a Demand Registration pursuant to Section 4.1 and/or a demand registration under Section 4.1 of the Investor Registration Agreement is received by the Company on the same day, the Trust or Holder(s) making the request that represents the largest number of shares of New Common Stock shall be deemed to be the demanding holder(s).

(h) Notwithstanding anything contained in this Agreement to the contrary, if, on the latest date that a Call Agreement expires (the “Expiration Date”), (i) the Trust holds shares of New Common Stock and (ii) either (A) the Holders have requested a demand registration for an Underwritten Offering under the Investor Registration Agreement but the corresponding registration statement (the “Call Expiration Registration Statement”) has not as of the Expiration Date been declared effective by the SEC or (B) the Holders have requested a demand registration for an Underwritten Offering under the Investor Registration Agreement and a post-effective amendment to the Call Expiration Registration Statement is to be filed with the SEC, then the Company shall on the Expiration Date or five days prior to the filing of any such post-effective amendment, send written notice to the Trust of such fact or filing, as applicable, and if the Trust delivers written notice to the Company within five Business Days after the date it receives the Company’s notice that it desires to include shares of New Common Stock in the Call Expiration Registration Statement the Trust shall be entitled to require the Call Expiration Registration Statement to be amended or supplemented to include, and the Company shall include in such Call Expiration Registration Statement, all of the shares of New Common Stock the Trust requests to be covered under the Call Expiration Registration Statement (subject to the following provisions of this Section 4.1(h)). If the Call Expiration Registration Statement relates to an Underwritten Offering and the managing underwriter of the Underwritten Offering relating thereto advises the Company, the Holders and the Trust in writing that the total amount of shares of New Common Stock requested to be registered therein (including those to be included by the Trust and the Holders), together with such other securities that the Company and any Other Stockholders (other than the Holders) propose to include in such registration, is such as to adversely affect the successful marketing (including the pricing) of the securities included in such registration, then the Company shall include in such registration all shares of New Common Stock requested to be included therein, up to the full amount (such amount the “Call Expiration Capacity”) that, in the view of such managing underwriter, can be sold without adversely affecting the successful marketing (including the pricing) of the securities to be included in such registration and such shares shall be allocated as follows: (1) first, up to the full amount of Qualified Holder Registrable Securities requested to be included therein allocated pro rata among the Holders participating in such Call Expiration Registration Statement, on the basis of the number of Qualified Holder Registrable Securities requested to be included therein by such Holders; (2) second, up to the full amount of shares of New Common Stock of the Trust

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requested to be included in the Call Expiration Registration Statement by the Trust; (3) third, up to the full amount of any other Holder Registrable Securities held by any Holders requested to be included therein allocated pro rata among Holders participating in such Call Expiration Registration Statement, on the basis of the number of Holder Registrable Securities requested to be included therein by such Holder; (4) fourth, up to the full amount of securities proposed to be included in the Call Expiration Registration Statement by the Company; and (5) fifth, up to the full amount of securities requested to be included in such Call Expiration Registration Statement by the Other Stockholders (other than the Holders) in accordance with the priorities, if any, then existing among the Company and the Other Stockholders (other than the Holders) so that the total amount of securities to be included in such Call Expiration Registration Statement is the Call Expiration Capacity; provided, that, the Trust shall be allowed to include in the Call Expiration Registration Statement a minimum number of shares of New Common Stock equal to the lesser of (x) 50% of the Call Expiration Capacity (unless on the latest date that a Call Agreement expires, the Trust has less than 14 million shares of New Common Stock, in which case the reference to “50%” above shall be to “25%”) and (y) the number of shares of New Common Stock the Trust requests to include in the Call Expiration Registration Statement.

4.2 Continuous Effectiveness of Registration Statement.

(a) The Company shall use its reasonable best efforts to keep a Registration Statement that has become effective as contemplated by Article III, this Article IV and Article V continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the SEC, until the earlier of (1) the expiration of the Required Period (subject to extension pursuant to Section 4.2(b) or Section 7.3) or (2) the date on which all Registrable Securities covered by such Registration Statement shall (A) have been disposed of pursuant to such Registration Statement or (B) cease to be Registrable Securities; provided, however, that in no event shall such period expire prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder.

(b) In the event of any stop order, injunction or other similar order or requirement of the SEC relating to any Registration Statement or any Blackout Period, the Required Period for such Registration Statement shall be extended by the number of days during which such stop order, injunction or similar order or requirement or Blackout Period is in effect.

4.3 Underwritten Demand Registration.

(a) In the event that a Demand Registration requested pursuant to Section 4.1 is to be an Underwritten Registration, the Trust shall in its reasonable discretion and with the consent of the Company (which consent shall not be unreasonably withheld) select an investment banking firm of national standing to be the managing underwriter for the Underwritten Offering relating thereto.

(b) If so requested (pursuant to a timely written notice) by the managing underwriter for the Underwritten Offering relating thereto, the Company shall not effect any underwritten public sale or distribution of any securities for its own account or the account of any Person not a party hereto or to the Investor Registration Agreement that are the same as, or similar to, the Registrable Securities, or any securities convertible into, or exchangeable or

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exercisable for, any securities of the Company that are the same as, or similar to, the Registrable Securities, during the 15-day period prior to, and during the 90-day period after, the date a Registration Statement for such Underwritten Offering becomes effective (or, if later, the date of pricing of the Underwritten Offering) as specified by the managing underwriter.

(c) If so requested by the managing underwriter for any Underwritten Offering pursuant to a demand registration hereunder or the Investor Registration Agreement, but only if the Trust “beneficially owns” (as such term is defined under and determined pursuant to Rule 13d-3 under the Exchange Act) 5% or more of the outstanding shares of New Common Stock, the Trust shall agree with such managing underwriter (such agreement, a “Lock-Up”), for a period (the “Lock-Up Period”) beginning on a date not earlier than five Business Days prior to the date of pricing of such Underwritten Offering and ending not later than 90 days after the date of such pricing, to the effect that the Trust shall not, directly or indirectly (i) offer, pledge, sell, contract to sell, grant any options for the sale of, seek the redemption of or otherwise transfer or dispose of (including pursuant to a registration statement) any shares of New Common Stock (or securities exchangeable or exercisable for any shares of New Common Stock held by the Trust, (ii) enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of New Common Stock held by the Trust, whether any such aforementioned transaction is to be settled by delivery of shares of New Common Stock or such other securities, in cash or otherwise, or (iii) publicly disclose the intention to make any such offer, sale, pledge, transfer or disposition, or to enter into any such transaction, swap, hedge or other arrangement, so long as the directors and executive officers of the Company agree to such limits, except if the Trust, not later than 5 days following receipt of written notice from the Company that the Company will be filing a Registration Statement (or a registration statement pursuant to the Investor Registration Agreement) within 15 days of such notice pursuant to a Demand Registration (or a demand registration made pursuant to the Investor Registration Agreement) with respect to an Underwritten Offering, shall have irrevocably agreed, by delivering written notice to the Company, to terminate all of its rights under this Agreement, including under any outstanding shelf Registration Statement; provided, neither this Section 4.3(c) nor any Lock-Up shall prohibit the Trust from exercising rights or complying with agreements entered into by the Trust prior to the commencement of such Lock-Up Period.

4.4 Priority on Demand Registrations.

(a) [Intentionally Omitted]

(b) From and after the Cut-off Date, no securities to be sold for the account of any Person (including the Company) other than the Trust or a Holder shall be included in a Demand Registration for an Underwritten Offering pursuant to Section 4.1 hereof or a demand registration for an Underwritten Offering under Section 4.1 of the Investor Registration Agreement if the managing underwriter of the Underwritten Offering relating thereto advises the Company, the Trust or the Holders participating therein in writing that the total amount of Registrable Securities and other securities requested to be registered thereunder, together with such other securities that the Company and any Other Stockholders propose to include in such registration, is such as to adversely affect the successful marketing (including the pricing) of the securities included in such registration. If such managing underwriter provides such advice, then

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the Company shall include in such registration Registrable Securities requested to be included therein and other securities requested to be included therein of Other Stockholders, including the Holders, subject to the provisions of this Section 4.4(b), up to the full amount (such amount the “Capacity”) that, in the view of such managing underwriter, can be sold without adversely affecting the successful marketing (including the pricing) of the securities included in such registration. If the number of shares to be included in any such registration is less than the aggregate number of Registrable Securities requested by the Trust and other shares of New Common Stock requested by the Holders and Other Stockholders to be included therein, then the shares of New Common Stock to be included in such registration shall be allocated among the Trust and such participating Holders and Other Stockholders as follows:

(i) if such Demand Registration is an Exclusive Trust Registration made hereunder, the Company shall include in such registration: (1) first, up to the full amount of Trust Shares of the Trust requested to be included in such Exclusive Trust Registration by the Trust; (2) second, up to the full amount of Qualified Holder Registrable Securities requested to be included therein allocated pro rata among the Holders participating in such Exclusive Trust Registration, on the basis of the number of Qualified Holder Registrable Securities requested to be included therein by each such Holder; (3) third, up to the full amount of any other Holder Registrable Securities held by any Holders requested to be included therein allocated pro rata among the Holders participating in such Exclusive Trust Registration, on the basis of the number of Holder Registrable Securities requested to be included therein by each such Holder; (4) fourth, up to the full amount of securities proposed to be included in such Exclusive Trust Registration by the Company; and (5) fifth, up to the full amount of securities requested to be included in such Exclusive Trust Registration by the Other Stockholders (other than the Holders) in accordance with the priorities, if any, then existing among the Company and the Other Stockholders (other than the Holders) so that the total amount of securities to be included in such Exclusive Trust Registration is the Capacity, provided, that the participating Holders shall be allowed to include in the aggregate a minimum number of shares of New Common Stock in the Exclusive Trust Registration equal to the lesser of (x) 25% of the Capacity of the Exclusive Trust Registration and (y) the number of shares of Qualified Holder Registrable Securities they request to include in such Exclusive Trust Registration;

(ii) if such demand registration is an Exclusive Holder Registration, the Company shall include in such registration: (1) first, up to the full amount of Qualified Holder Registrable Securities requested to be included therein allocated pro rata among the Holders participating in such Exclusive Holder Registration, on the basis of the number of Qualified Holder Registrable Securities requested to be included therein by each such Holder; (2) second, up to the full amount of Trust Shares of the Trust requested to be included in such Exclusive Holder Registration by the Trust; (3) third, up to the full amount of any other Holder Registrable Securities held by any Holders requested to be included therein allocated pro rata among the Holders participating in such Exclusive Holder Registration, on the basis of the number of Holder Registrable Securities requested to be included therein by each such Holder; (4) fourth, up to the full amount of securities proposed to be included in the Exclusive Holder Registration by the Company; and (5) fifth, up to the full amount of securities requested to be included in such Exclusive Holder Registration by the Other Stockholders (other than the Holders) in accordance with the priorities, if any, then existing among the Company and the Other Stockholders (other than the Holders) so that the total amount of securities to be included

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in such Exclusive Holder Registration is the Capacity; provided that the Trust shall be allowed to include in the Exclusive Holder Registration a minimum number of shares of New Common Stock equal to the lesser of (x) 25% of the Capacity of the Exclusive Holder Registration and (y) the number of shares of New Common Stock the Trust requests to include in such Exclusive Holder Registration. Notwithstanding the foregoing, if the Trust does not, on the date that the Holders request an Exclusive Holder Registration, have at least $75 million of Trust Shares, this Section 4.4(b)(ii) shall not apply.

(iii) subject to Section 4.1(h), if such Demand Registration (or demand registration under the Investor Registration Agreement) for an Underwritten Offering is requested by the Trust or any Holder and is not an Exclusive Trust Registration or an Exclusive Holder Registration, the Company shall include in such registration: (1) first, up to the full amount of shares of New Common Stock of the Trust and Qualified Holder Registrable Securities of the Holders requested to be included therein, allocated on a Pro Rata Basis (as defined below); (2) second, up to the full amount of Qualified Holder Registrable Securities of the Holders requested to be included therein, allocated pro rata among the Holders participating in such Demand Registration, on the basis of the number of Qualified Holder Registrable Securities requested to be included therein by each such Holder; (3) third, up to the full amount of any Non-Qualified Holder Securities held by any Holders requested to be included therein allocated pro rata among the Holders participating in such Demand Registration, on the basis of the number of Non-Qualified Holder Securities requested to be included therein by each such Holder; (4) fourth, up to the full amount of securities proposed to be included in the registration by the Company; and (5) fifth, up to the full amount of securities requested to be included in such Demand Registration by the Other Stockholders (other than the Holders) in accordance with the priorities, if any, then existing among the Company and the Other Stockholders (other than the Holders) so that the total amount of securities to be included in such registration is the Capacity; provided, that the Trust shall be allowed to include in such registration a minimum number of Trust Shares equal to the lesser of (x) 25% of the Capacity of such registration and the (ii) number of shares of New Common Stock it requests to include in such registration. The term “Pro Rata Basis” shall mean a pro rata allocation among the Trust and the Holders participating in such registration, calculated on the basis of (1) the number of Trust Shares the Trust requests to include in such registration and (2) with respect to the Holders participating in such registration, the number of the Qualified Holder Registrable Securities the Holders request to include in such registration.

(c) Notwithstanding the foregoing, if, as a result of such pro-ration, the Trust shall not be entitled to include in a registration all shares of New Common Stock that it had requested to be included therein, then the Trust may elect to withdraw such request to include its shares of New Common Stock in such Demand Registration (in which case such Demand Registration shall not count as a Demand Registration under Section 4.1(a)(i)); provided, however, any Holder or Holders with at least $75 million in Registrable Securities may, if participating in such registration, request the Company to continue with such registration and if so requested the Company shall do so (including using its reasonable best efforts to cause such registration to become effective and maintain its effectiveness for the Required Period).

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4.5 Revocation of Demand Registration.

(a) The Trust, if a registration is requested pursuant to Section 4.1(a), may, at any time prior to the Effective Date of the Registration Statement relating to such registration, revoke its request to have Registrable Securities included therein by providing a written notice to the Company and, if the Company receives such written notice, subject to Section 4.5(b), it shall not cause such Registration Statement to become effective under the Securities Act.

(b) In the event of any such revocation pursuant to Section 4.5(a), any Holder or Holders with at least $75 million in Registrable Securities may (if participating in such registration) request the Company to continue with such registration and if such Holders provide such request the Company shall do so (including using its reasonable best efforts to cause such registration to become effective and maintain its effectiveness for the Required Period). In the event the Trust revokes such request pursuant to Section 4.5(a) and Holders with at least $75 million in Registrable Securities do not request the Company pursuant to Section 4.5(b) or 4.7 of the Investor Registration Agreement to continue such registration, at the election of the Trust, either (a) the Trust shall reimburse the Company for all of its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement or (b) the requested registration that has been revoked shall be deemed to have been effected for purposes of Section 4.1.

(c) In the event any Holder or Holders with at least $75 million in Registrable Securities do request the Company to continue such registration pursuant to Section 4.5(b) or 4.7 of the Investor Registration Agreement, such registration shall not be a Demand Registration under Section 4.1 and shall not effect calculations under Section 4.1(a)(i).

4.6 Withdrawal by the Trust. If (a) a Blackout Period occurs after a request for a Demand Registration pursuant to Section 4.1 hereof but before the Registrable Securities of the Trust covered by such request are sold, transferred, exchanged or disposed in accordance with such request, (b) the Trust is not entitled to include all of such Registrable Securities requested by the Trust in any offering, or (c) the Company has breached its obligations hereunder, then in any of such cases the Trust may elect to withdraw from or revoke such offering by giving written notice to the Company and the underwriter, to the extent applicable, of the Trust’s request to withdraw or revoke prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Demand Registration and such registration shall not be a Demand Registration under Section 4.1(a)(i) and shall not effect calculations under Section 4.1(a)(i). If the Trust withdraws from or revokes the proposed offering relating to a Demand Registration in accordance with the previous sentence, then (x) the Trust shall have no further rights to include its Registrable Securities in such Demand Registration, (y) the Company shall cease all efforts to secure registration, and (z) the Company shall reimburse the Trust for all of its out-of-pocket expenses incurred in connection with such cancelled registration through the date of the written notice of withdrawal or revocation; provided, however, that in the event the Trust withdraws or revokes such offering, any Holder or Holders with at least $75 million in Registrable Securities may (to the extent such Holder or Holders are participating in such offering) request the Company to continue with such registration and if such Holders provide such request the Company shall do so (including using its reasonable best efforts to cause such registration to become effective and maintain its effectiveness for the Required Period); provided, further, that any such Demand Registration Statement withdrawn or revoked by the Trust and completed for such Holder or Holders shall not affect the calculations under Section 4(a)(i) or be a Demand Registration under Section 4.1(a)(i).

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4.7 Withdrawal by the Holders. If the Holders withdraw from, revoke or terminate any proposed offering relating to a demand registration made under the Investor Registration Agreement, then (a) the Company shall notify the Trust in writing of such withdrawal, termination or revocation promptly after such event and (b) the Trust may, within five Business Days of its receipt of such written notice of withdrawal or revocation, request the Company to continue with such registration and, if such request is timely provided, the Company shall do so (and the Company shall use its best efforts to cause such registration to become effective and maintain its effectiveness for the Required Period).

Article V.

Piggyback Registration

5.1 Right to Piggyback. If the Company at any time proposes to file a registration statement under the Securities Act with respect to an offering (a “Piggyback Registration”) of any New Common Stock (other than a registration statement (a) on Form S-8 or any successor form thereto, (b) on Form S-4 or any successor form thereto or (c) relating solely to a transaction under Rule 145 under the Securities Act), whether or not for its own account, on a form that would permit registration of Registrable Securities for sale to the public under the Securities Act, then the Company shall give prompt written notice (the “Piggyback Notice”) of such proposed filing to the Trust at least 15 Business Days before the anticipated filing date. The Piggyback Notice shall include the number of shares of New Common Stock proposed to be registered, the proposed date of filing of such registration statement, any proposed means of distribution, any proposed managing underwriter and a good faith estimate by the Company of the proposed maximum offering price as such price is proposed to appear on the facing page of such registration statement, subject to Section 5.2, use its reasonable best efforts in order to provide the Trust with the opportunity to request to register such amount of Registrable Securities as the Trust may specify on the same terms and conditions as the registration of the Company’s or Other Stockholders’ securities, as the case may be (a “Piggyback Registration”). The rights of the Trust under this Article V shall be subject to the provisions of Section 4.1(h) and Section 4.4(b), if applicable. The Company shall use its reasonable best efforts to include in such Piggyback Registration all Registrable Securities for which the Company has received written requests from the Trust for inclusion within 10 Business Days after delivery of the Piggyback Notice, subject to Section 5.2 and Section 7.2. The Company’s obligations under this Section 5.1 are subject to the provisions of Article VI.

5.2 Priority on Piggyback Registrations. If the Piggyback Registration is an Underwritten Offering, the Company shall use its reasonable best efforts to cause the managing underwriter of that proposed offering to permit the Trust, to the extent it has requested that Registrable Securities be included in the Piggyback Registration to include all such Registrable Securities on the same terms and conditions as the registration of the Company’s securities. Notwithstanding the foregoing, if the managing underwriter of such Underwritten Offering advises the Company and the Trust in writing that, in its view, the total amount of shares of New Common Stock that the Company, the Trust and any Other Stockholders propose to include in

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such offering is such as to adversely affect the successful marketing (including the pricing) of the securities included in such Underwritten Offering, then:

(i) if such Piggyback Registration is a primary registration by the Company for its own account, the Company shall include in such Piggyback Registration: (A) first, up to the full amount of securities to be offered by the Company; (B) second, (1) up to the full amount of New Common Stock requested to be included in such Piggyback Registration by the Trust pursuant to Section 5.1 of this Agreement and the Qualified Holder Registrable Securities of the Holders that they request to be included in such Piggyback Registration pursuant to Section 5.1 of the Investor Registration Agreement, allocated among the Trust and the participating Holders on a Pro Rata Basis; (C) third, up to the full amount of any other Registrable Securities held by any Holders requested to be included therein allocated pro rata among the Holders participating in such Piggyback Registration, on the basis of the number of Holder Registrable Securities requested to be included therein by each such Holder; and (D) fourth, up to the full amount of securities requested to be included in such Piggyback Registration by any Other Stockholders (other than the Investors) in accordance with the priorities, if any, then existing among the Company and the Other Stockholders (other than the Investors) so that the total amount of securities to be included in such Underwritten Offering is the full amount that, in the view of such managing underwriter, can be sold without adversely affecting the successful marketing (including pricing) of the securities included in such Underwritten Offering; provided, that the Trust shall be allowed to include in such Piggyback Registration a minimum number of shares of New Common Stock equal to at least the lesser of (x) 25% of the number of shares of New Common Stock covered by such registration and (y) the number of shares of New Common Stock it requests to include in such registration; and

(ii) if such Piggyback Registration is an underwritten secondary registration for the account of holders of securities of the Company, the Company shall include in such registration: (A) first, up to the full amount of securities of the Persons exercising “demand” registration rights requested to be included therein; (B) second, up to the full amount of shares of New Common Stock requested to be included in such Piggyback Registration by the Trust pursuant to Section 5.1 of this Agreement and the Qualified Holder Registrable Securities of the Holders that they request to be included in such Piggyback Registration pursuant to Section 5.1 of the Investor Registration Agreement, allocated among the Trust and such Holders on a Pro Rata Basis; (C) third, up to the full amount of any other Holder Registrable Securities held by any Holders requested to be included therein allocated pro rata among the Holders participating in such Piggyback Registration, on the basis of the number of Holder Registrable Securities requested to be included therein by each such Holder; (D) fourth, up to the full amount of securities proposed to be included in the registration by the Company; and (E) fifth, up to the full amount of securities requested to be included in such Piggyback Registration by the Other Stockholders (other than the participating Holders) in accordance with the priorities, if any, then existing among the Company and the Other Stockholders (other than the participating Holders) so that the total amount of securities to be included in such Underwritten Offering is the full amount that, in the view of such managing underwriter, can be sold without adversely affecting the success of such Underwritten Offering; provided, that the Trust shall be allowed to include in such registration a minimum number of shares of New Common Stock equal to at least the lesser of (x) 25% of the number of shares of New Common Stock covered by such registration and (y) the number of shares of New Common Stock it requests to include in such registration. The rights of the Trust under this Section 5.2(ii) shall be subject to the provisions of Section 4.1(h) and Section 4.4(b), if applicable.

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5.3 Withdrawal of Piggyback Registration.

(a) Subject to Section 4.7, if at any time after giving the Piggyback Notice and prior to the effective date of the Registration Statement filed in connection with the Piggyback Registration, the Company determines for any reason not to register or to delay the Piggyback Registration, the Company may, at its election, give notice of its determination to the Trust, and in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with the abandoned Piggyback Registration, without prejudice, provided, however, that such Registration Statement shall not be counted for purposes of Section 4.1.

(b) The Trust, if it requests to include Registrable Securities in a Piggyback Registration, may withdraw its request for inclusion by giving written notice to the Company of its intention to withdraw from that registration, provided, however, that (i) the Trust’s request be made in writing and (ii) the withdrawal shall be irrevocable and, after making the withdrawal, the Trust shall no longer have any right to include its Registrable Securities in that Piggyback Registration.

(c) Subject to Section 4.7, an election by the Company to withdraw a Piggyback Registration under this Section 5.3 shall not be deemed to be a breach of the Company’s obligations with respect to such Piggyback Registration.

5.4 Exclusive Periods. From and after the date hereof through the end of the later of the Exclusive Trust Period and the Exclusive Holder Period, the Company shall not effect a registration of securities under the Securities Act for its own account or the account of any Person who is not a party hereto or a party to the Investor Registration Agreement (other than (a) on Form S-8 or any successor form thereto, (b) on Form S-4 or any successor form thereto or (c) relating solely to a transaction under Rule 145 of the Securities Act).

Article VI.

Blackout Period

6.1 Initial Registration, Demand and Piggyback Blackout. Notwithstanding any other provision of this Agreement to the contrary, if the Board of Directors of the Company determines in good faith that the registration and distribution of Registrable Securities (a) would materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, corporate reorganization or other significant transaction, or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries or (b) would require disclosure of non-public material information, the disclosure of which would materially and adversely affect the Company, the Company shall (i) be entitled to postpone the preparation, filing or effectiveness or suspend the effectiveness of a Registration Statement and/or the use of any resale Prospectus for a reasonable period of time not to exceed 45 days and (ii) promptly give the Trust notice of such postponement or suspension (which notice need not specify the nature of the event giving rise to such suspension).

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6.2 Blackout Period Limits. Notwithstanding anything contained in this Article VI to the contrary, the Company shall not be entitled to more than three Blackout Periods during any consecutive 12-month period, and in no event shall the number of days included in all Blackout Periods during any consecutive 12-month period exceed an aggregate of 90 days and in no event shall the Company be entitled to postpone the preparation, filing or effectiveness or suspend the effectiveness of a Registration Statement and/or the use of any resale Prospectus included in a Registration Statement pursuant to this Article VI unless it postpones or suspends during the Blackout Period the effectiveness of any registration statements required pursuant to the registration rights of the Other Stockholders. In the event of the occurrence of any Blackout Period, during any Required Period, Exclusive Trust Period, or Exclusive Holder Period, as the case may be, the same shall be extended by the number of days during which such Blackout Period is in effect.

Article VII.

Procedures and Expenses

7.1 Registration Procedures. In connection with the Company’s registration obligations pursuant to Articles III, IV and V the Company shall use its reasonable best efforts to effect such registrations to permit the sale of Registrable Securities by the Trust in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as promptly as reasonably practicable:

(a) prepare and file with the SEC a Registration Statement on an appropriate form under the Securities Act available for the sale of the Registrable Securities by the Trust in accordance with the intended method or methods of distribution thereof; provided, however, that the Company shall (i) before filing, furnish to one firm of counsel for the Trust (selected by the Trust in accordance with Section 7.4) and the managing underwriter, if any, within a reasonable period of time (but in any event at least three Business Days) prior to the filing thereof with the SEC to afford to such counsel, the Trust, the managing underwriter and its counsel a reasonable opportunity for review, copies of the Registration Statement or Prospectus proposed to be filed, and (ii) reflect in each such document, when so filed with the SEC, such written comments as such counsel to the Trust and the managing underwriter may reasonably propose;

(b) furnish, at its expense, to the Trust such number of conformed copies of the Registration Statement and each amendment thereto, of the Prospectus and each supplement thereto, and of such other documents as the Trust reasonably may request in writing from time to time;

(c) subject to Section 4.2 and Article VI, prepare and file with the SEC any amendments and post-effective amendments to the Registration Statement as may be necessary and any supplements to the Prospectus as may be required or appropriate, in the view of the Company and its counsel, by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act to keep the Registration Statement effective until the earlier of (i) such time as all shares of New Common Stock covered by the Registration Statement cease to be Registrable Securities and (ii) the termination of the Required Period (giving effect to any extensions thereof pursuant to Section 4.2(b), Section 6.2 or Section 7.3);

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(d) promptly following its actual knowledge thereof (but in any event within two Business Days), notify the Trust and the managing underwriter, in writing, if any:

(i) when a Registration Statement, Prospectus, Issuer Free Writing Prospectus or any supplement or amendment has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective;

(ii) of any request by the SEC or any other governmental authority for amendments or supplements to a Registration Statement, Prospectus or Issuer Free Writing Prospectus or for additional information;

(iii) of the issuance by the SEC or any other governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Company of any written notification with respect to the suspension of the qualification or exemption from qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v) of the occurrence of any event during the period a Registration Statement is effective which makes any statement made in the Registration Statement or the Prospectus or any Issuer Free Writing Prospectus untrue in any material respect or which requires the making of any changes in such Registration Statement, Prospectus or Issuer Free Writing Prospectus so that such Registration Statement, Prospectus or Issuer Free Writing Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided, however, that no notice by the Company shall be required pursuant to this Section 7.1(d)(v) in the event that the Company either promptly files a Prospectus supplement to update the Prospectus or an appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which, in either case, contains the requisite information that results in such Registration Statement no longer containing any untrue statement of a material fact or omitting to state a material fact necessary to make the statements therein or in light of the circumstances under which they were made, not misleading); and

(vi) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be required by applicable law (in which case the Company shall file the same as soon as practicable after such determination and use its reasonable best efforts to cause the same to become effective as soon as practicable following filing);

(e) use its reasonable best efforts to prevent the issuance of or obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable date or, if any such order or suspension is made effective during any Blackout Period, at the earliest practicable date after the Blackout Period;

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(f) prior to any public offering of Registrable Securities, use reasonable efforts to register or qualify, or cooperate with the Trust, or counsel retained by the Trust in accordance with Section 7.4, the managing underwriter, if any, and its counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as such counsel for the Trust covered by a shelf Registration Statement or the managing underwriter of an Underwritten Offering of Registrable Securities reasonably requests in writing and do such other acts and things as may be reasonably necessary to maintain each such registration or qualification (or exemption therefrom) effective during the Required Period for such Registration Statement; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction in which it is not then so qualified or take any action which would subject it to general service of process or taxation in any jurisdiction in which it is not then so subject;

(g) subject to Section 4.2 and Article VI, as promptly as reasonably practicable after the occurrence of any event contemplated by Sections 7.1(d)(v) or 7.1(d)(vi) hereof, use its reasonable best efforts to prepare (and furnish at its expense, subject to any notice by the Company in accordance with Section 7.1(d), to the Trust a reasonable number of copies of) a supplement or post-effective amendment to the applicable Registration Statement or a supplement to the related Prospectus (including by means of an Issuer Free Writing Prospectus), or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus or Issuer Free Writing Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(h) enter into such agreements (including an underwriting agreement), in usual and customary form, and take such other actions as may be reasonably requested by the Trust or the managing underwriter, if any, to expedite the offer for sale or disposition of the Registrable Securities, and in connection therewith, upon such request and upon the date of closing of any sale of Registrable Securities in such Underwritten Registration:

(i) use its reasonable best efforts to obtain opinions of counsel to the Company (such counsel being reasonably satisfactory to the managing underwriter, if any) and updates thereof covering matters customarily covered in opinions of counsel in connection with Underwritten Offerings, addressed to the Trust and the managing underwriter;

(ii) use its reasonable best efforts to obtain customary “comfort” letters from the independent certified public accountants of the Company (to the extent deliverable in accordance with their professional standards) addressed to the Trust (to the extent consistent with Statement on Auditing Standards No. 100 of the American Institute of Certified Public Accountants) and the managing underwriter, if any, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with Underwritten Offerings; and

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(iii) provide officers’ certificates and other customary closing documents customarily delivered in connection with Underwritten Offerings and any reasonably requested by the managing underwriter, if any;

provided that the Company shall only be required to comply with this clause (h): (x) in connection with an Underwritten Offering, (y) on the initial effective date of any Registration Statement and (z) on the date of filing of each of the Company’s reports on Form 10-K with the SEC; provided, further, that with respect to clauses (y) and (z), the Company shall not be required to comply with this clause (h) any more than two times in any 12-month period in connection with Demand Registrations made pursuant to this Agreement.

(i) upon reasonable notice and at reasonable times during normal business hours, make reasonably available for inspection by a representative of the Trust, one firm of counsel for the Trust retained in accordance with Section 7.4, the managing underwriter, if any, participating in any disposition of Registrable Securities and its counsel and any single accountant retained by the Trust or any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the appropriate officers, directors and employees of the Company to make reasonably available for such inspection all such relevant information reasonably requested in writing by them in connection with the Registration Statement as is customary for “due diligence” investigations; provided that such Persons shall first agree in writing with the Company that any information that is reasonably designated by the Company as confidential at the time of delivery shall be kept confidential by such Persons and shall be used solely for the purposes of exercising rights under this Agreement and such Person shall not engage in trading any securities of the Company until such material non-public information becomes properly available, except nothing in such writing shall restrict (i) disclosure of such information if it is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, (ii) disclosure of such information if it is required by law (including any disclosure requirements pursuant to federal or state securities laws in connection with any disposition of Registrable Securities), (iii) sharing information with other underwriters, agents or dealers participating in the disposition of any Registrable Securities, subject to the execution by such other underwriters, agents or dealers of reasonable non-disclosure agreements with the Company, (iv) using any such documents or other information in investigating or defending itself against claims made or threatened by purchasers, regulatory authorities or others in connection with the disposition of any Registrable Securities, (v) disclosure of such information if it becomes generally available to the public other than as a result of a disclosure or failure to safeguard by any such Person or (vi) disclosure of such information if it becomes available to any such Person from a source other than the Company and such source is not bound by a confidentiality agreement or confidentiality obligations or duties; and provided, further, that the foregoing inspection and information gathering shall, to the greatest extent possible, be coordinated on behalf of the Trust and the other parties entitled thereto by the counsel to the Trust retained in accordance with Section 7.4 or the counsel to the managing underwriter, if any;

(j) use its reasonable best efforts to comply with all applicable rules and regulations of the SEC relating to such registration and make generally available to its securityholders earning statements satisfying the provisions of Section 11(a) of the Securities Act, provided that the Company shall be deemed to have complied with this Section 7.1(j) if it has satisfied the provisions of Rule 158 under the Securities Act (or any similar rule promulgated under the Securities Act);

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(k) use reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement if the New Common Stock is then listed on the NYSE or quoted on the NASDAQ to continue to be so listed or quoted for a reasonable period of time after the offering;

(l) use its reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities;

(m) use its reasonable best efforts to provide such information as may be reasonably required for any filings required to be made by the Trust or managing underwriter, if any, with the National Association of Securities Dealers, Inc. (the “NASD”) in connection with the offering under any Registration Statement of the Registrable Securities (including, without limitation, such as may be required by NASD Rule 2710 or 2720), and, upon the written request of the Trust, shall use reasonable best efforts to cooperate in connection with any filings required to be made with the NASD in that regard on or prior to the filing of any Registration Statement; and

(n) use its reasonable best efforts to assist the Trust in the marketing of such Registrable Securities in connection with Demand Registrations (including without limitation, having officers of the Company attend “road shows” for Underwritten Offerings and analyst or investor presentations and rating agency presentations and such other selling or informational activities requested by the Trust or the managing underwriter for such Offerings).

7.2 Information from Trust; Trust’s Obligations.

(a) It shall be a condition precedent to the obligations of the Company to include the Registrable Securities of the Trust in any Registration Statement or Prospectus, as the case may be, that the Trust shall take the actions described in this Section 7.2.

(b) The Trust, to the extent it has requested inclusion of its Registrable Securities in any Registration Statement, shall furnish to the Company (as a condition precedent to the Trust’s participation in such registration) a Questionnaire. The Trust agrees promptly to furnish to the Company in writing all information required to be disclosed in order to make the information previously furnished to the Company by the Trust, in light of the circumstances under which it was made, not misleading, any other information regarding the Trust and the distribution of such Registrable Securities as may be required to be disclosed in the Prospectus or Registration Statement under applicable law or pursuant to SEC comments and any information otherwise reasonably required by the Company to comply with applicable law or regulations.

(c) The Trust shall promptly (i) following its actual knowledge thereof, notify the Company of the occurrence of any event that makes any statement made in a Registration Statement, Prospectus, Issuer Free Writing Prospectus or other Free Writing Prospectus regarding the Trust untrue in any material respect or that requires the making of any changes in a Registration Statement, Prospectus or Free Writing Prospectus so that, regarding the Trust, it shall not contain any untrue statement of a material fact or omit any material fact required to be

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stated therein or necessary to make the statements, in light of the circumstances under which they were made, not misleading and (ii) provide the Company with such information as may be required to enable the Company to prepare a supplement or post-effective amendment to any such Registration Statement or a supplement to such Prospectus or Free Writing Prospectus.

(d) With respect to any Registration Statement for an Underwritten Offering, the inclusion of the Trust’s Registrable Securities therein shall be conditioned, at the managing underwriter’s request, upon the execution and delivery by the Trust of an underwriting agreement; provided that the underwriting agreement is in customary form and reasonably acceptable to Company and the Trust.

(e) The Trust shall use commercially reasonable efforts to cooperate with the Company in preparing the applicable registration.

(f) The Trust agrees that it shall not be entitled to sell any of its Registrable Securities pursuant to a Registration Statement or to receive a Prospectus relating thereto unless the Trust has furnished the Company with the Questionnaire and Additional Information relating to the Trust.

7.3 Suspension of Disposition.

(a) The Trust agrees by acquisition of a Registrable Security that, upon receipt of any written notice from the Company of the occurrence of any event of the type described in Sections 7.1(d)(ii), 7.1(d)(iii), 7.1(d)(iv), 7.1(d)(v) or 7.1(d)(vi), the Trust shall discontinue disposition of Registrable Securities covered by a Registration Statement, Prospectus or Free Writing Prospectus and suspend use of such Prospectus or Free Writing Prospectus until the Trust’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 7.1(g) or until it is advised by the Company in writing that the use of the applicable Prospectus or Free Writing Prospectus may be resumed and have received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Free Writing Prospectus. In the event the Company shall give any such notice, the period of time for which a Registration Statement must remain effective pursuant to this Agreement shall be extended by the number of days during the time period from and including the date of the giving of such notice to and including the date when the Trust has received (i) the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 7.1(g) or (ii) the advice referenced in this Section 7.3(a).

(b) The Trust shall be deemed to have agreed that, upon receipt of any notice from the Company contemplated by Section 6.1, the Trust shall discontinue disposition of Registrable Securities covered by a Registration Statement, Prospectus or Free Writing Prospectus and suspend use of such Prospectus or Free Writing Prospectus until the earlier to occur of the Trust’s receipt of (i) copies of a supplemented or amended Prospectus or Issuer Free Writing Prospectus and (ii)(A) written notice from the Company that the use of the applicable Prospectus or Issuer Free Writing Prospectus may be resumed and (B) copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Issuer Free Writing Prospectus; provided, however, that in no event shall the number of days during which the offer and sale of Registrable Securities is discontinued pursuant

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to this Section 7.3(b) during any consecutive 12-month period, together with any other Blackout Periods in such consecutive 12-month period, exceed an aggregate of ninety (90) days. In the event the Company gives any such notice contemplated by Section 6.1, the period of time for which a Registration Statement must remain effective pursuant to this Agreement shall be extended by the number of days during the time period from and including the date of giving of such notice to and including the date when the Trust receives (i) the supplemented or amended Prospectus or Issuer Free Writing Prospectus or (ii) written notice from the Company that use of the applicable Prospectus or Issuer Free Writing Prospectus may resume.

(c) If so requested by the Company, the Trust shall deliver to the Company all copies in the Trust’s possession, other than permanent file copies then in the Trust’s possession or as may be required to be retained in accordance with applicable law, of the Prospectus covering such Registrable Securities that was current at the time of receipt of notice from the Company of any suspension contemplated by this Section 7.3.

7.4 Registration Expenses.

(a) All fees and expenses incurred by the Company in complying with Articles III, IV and V and Section 7.1 (“Registration Expenses”) shall be borne by the Company. These fees and expenses shall include without limitation (i) all registration, filing and qualification fees, including fees made with the NASD, (ii) printing, duplicating and delivery expenses, (iii) fees and disbursements of counsel for the Company, (iv) fees and expenses of complying with state securities or “blue sky” laws (including the reasonable, documented fees and expenses of the counsel specified in Section 7.4(b) in connection therewith), (v) fees and disbursements of all independent certified public accountants referred to in Section 7.1(h)(ii) (including the expenses of any special audit and “comfort” letters required by or incident to such performance) and (vi) fees and expenses in connection with listing the Registrable Securities on the NYSE or quoting the Registrable Securities on the NASDAQ or any other exchange or automated trading system in accordance with the other terms of this Agreement.

(b) The Company shall also reimburse or pay, as the case may be, the reasonable fees and reasonable out-of-pocket expenses of one law firm (which shall be a nationally recognized law firm experienced in securities law matters) retained by the Trust in connection with the registration of Registrable Securities, within 30 days of presentation of an invoice approved by the Trust.

(c) Notwithstanding anything contained herein to the contrary, all underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities owned by the Trust shall be borne by the Trust.

Article VIII.

Indemnification

8.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless the Trust with respect to Registrable Securities registered pursuant to this Agreement, the Trust’s Affiliates, and their respective trustees, officers, directors, employees and agents, and each Person, if any, who controls the Trust within the meaning of either Section 15 of the

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Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including without limitation, subject to Section 8.3, the reasonable legal fees and other reasonable out-of-pocket expenses incurred in investigating, responding to or defending against any claim, challenge, litigation, investigation or proceeding, including without limitation, all costs of appearing as a witness in any claim, challenge, litigation, investigation or proceeding) caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement pursuant to which any Registrable Securities were registered under the Securities Act, Prospectus or preliminary prospectus or Issuer Free Writing Prospectus, or any amendment thereof or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary, in the case of any Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made, to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to the Trust furnished to the Company in writing by the Trust expressly for use therein; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, amendment, supplement or Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Trust or any other Person who participates as an underwriter in the offering or sale of such securities, in either case specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Trust or any such underwriter or controlling Person and shall survive the transfer of such securities by the Trust.

8.2 Indemnification by the Trust. The Trust agrees, severally and not jointly, to indemnify and hold harmless, the Company, the directors, and officers of the Company and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity contained in Section 8.1 from the Company to the Trust, as incurred, but only with respect to information relating to the Trust furnished to the Company in writing by the Trust expressly for use in any Registration Statement, Prospectus or preliminary prospectus or Issuer Free Writing Prospectus, or any amendment or supplement thereto.

8.3 Conduct of Indemnification Proceedings. If any claim, challenge, litigation, investigation or proceeding (including any governmental or regulatory investigation) shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to either of Section 8.1 or Section 8.2, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Person”) in writing; provided that (i) the omission to so notify the Indemnifying Party shall not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission to so notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Article VIII. In case any such claim, challenge, litigation, investigation or proceeding is brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Person shall be entitled to participate therein and, to

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the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof and retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Person shall have failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person as contemplated by the preceding sentence or (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them. It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Trust and such control Persons of the Trust shall be designated in writing by the Trust and any such separate firm for the Company, the directors and officers of the Company and such control Persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any pending or threatened proceeding effected without its prior written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify in accordance with, and subject to the limitations of, Section 8.1 and Section 8.2 above, as the case may be, any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding anything in this Article VIII to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Article VIII, the Indemnifying Party shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than (x) 60 days after receipt by the Indemnifying Party of such request for reimbursement and (y) 30 days after receipt by the Indemnified Party of the material terms of such settlement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the prior written consent of the Indemnified Persons (which consent shall not be unreasonably withheld), effect any settlement of any pending proceeding in respect of which any Indemnified Person is a party or of any threatened proceeding in respect of which any Indemnified Person could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

8.4 Contribution, etc.

(a) If the indemnification provided for in this Article VIII is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred

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to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Trust on the other hand with respect to the sale by the Trust of Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Trust on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total value received or proposed to be received (before deducting expenses) by the Company in connection with the transactions contemplated by the Amended Plan and in connection with the extinguishment of the beneficiaries of the Trust’s claims against the Company in accordance with the Amended Plan. Benefits received by the Trust shall be deemed to be equal to the value of having the Registrable Securities registered under the Securities Act. The relative fault of the Company on the one hand and the Trust on the other shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Trust and the parties’ relevant intent, knowledge, information and opportunity to correct or prevent such statement or omission.

(b) The Company and the Trust agree that it would not be just and equitable if contribution pursuant to this Article VIII were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to in this Section 8.4. The amount paid or payable by an Indemnified Person as a result of losses, claims, damages and liabilities referred to in this Section 8.4 shall be deemed to include, subject to the limitations set forth in Sections 8.1, 8.2 and 8.3 above, any reasonable legal or other reasonable out-of-pocket expenses incurred by such Indemnified Person not otherwise reimbursed in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article VIII, in no event shall the Trust be required to contribute any amount in excess of the amount by which the total amount received by the Trust with respect to its sale of Registrable Securities pursuant to any Registration Statement exceeds the amount of any damages that the Trust has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(c) The remedies provided for in this Article VIII are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

(d) The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Trust or any Person controlling the Trust or by or on behalf of the Company, the officers or directors of each of the Company or any other Person controlling the Company and (iii) the sale by the Trust of Registrable Securities covered by any Registration Statement.

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Article IX.

Free Writing Prospectuses

Except a Prospectus, and Issuer Free Writing Prospectus or other material prepared by the Company, the Trust represents and agrees that it (i) shall not make any offer relating to the Registrable Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus, and (ii) has not distributed and will not distribute any written materials in connection with the offer or sale of Registrable Securities, in each case without the prior written consent of the Company and, in connection with any Underwritten Offering, the underwriters. The Company represents and agrees that it shall not make any offer relating to the Registrable Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus, and has not distributed and shall not distribute any written materials in connection with the offer or sale of New Common Stock without the prior written consent of the Trust at such time as the approval of counsel for the Trust (selected in accordance with Section 7.4 of the Agreement) to be included in an Underwritten Offering and, in connection with any Underwritten Offering, the underwriters.

Article X.

Rule 144

With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of Registrable Securities to the public without registration, the Company agrees to (a) use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; (b) upon written request of the Trust, furnish to the Trust promptly a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, and such other reports and documents as the Trust reasonably may request in availing itself of any rule or regulation of the SEC allowing such the Trust to sell any Registrable Securities without registration; and (c) take such other actions as may be reasonably required by the Company’s transfer agent to consummate any distribution of Registrable Securities that may be permitted in accordance with the terms and conditions of Rule 144.

Article XI.

Private Placement

Except for Section 4.3(c), the Company agrees that nothing in this Agreement shall prohibit the Trust, at any time and from time to time, from selling or otherwise transferring Registrable Securities pursuant to a private placement or other transaction which is not registered pursuant to the Securities Act. To the extent requested by the Trust, the Company shall take all reasonable steps necessary to assist and cooperate with the Trust to facilitate such sale or transfer, including taking the actions specified in Exhibit B hereto.

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Article XII.

Miscellaneous

12.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given by (and shall be deemed to have been duly given) as follows: (i) at the time delivered by hand, if delivered personally; (ii) when sent via facsimile (with confirmation); (iii) five Business Days after being deposited in the mail, if sent postage prepaid, by registered or certified mail (return receipt requested); or (iv) on the next Business Day, if timely delivered to an express courier guaranteeing overnight delivery (with confirmation). The parties acknowledge and agree that a copy of any notice, communication or other document required to be delivered or furnished to the parties in connection with this Agreement, shall be provided by the Company to the Investors. All notices, amendments and other communications delivered under or in respect of the Investor Registration Agreement shall be delivered to the Trust by the Company within one Business Day after receipt or delivery, as applicable, thereof by the Company. Notices shall be directed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Company:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention: Michael Thaman

Facsimile: (419) 248-8445

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Larry A. Barden

                 Lisa J. Reategui

Facsimile: (312) 853-7036

(b) If to the Trust, to the parties named by the Trust at the addresses and facsimile numbers as provided by the Trust to the Company on the effective date of the Amended Plan.

(c) If to JPM:

J.P. Morgan Securities Inc.

270 Park Avenue, 17th Floor

New York, New York 10017

Attention: Mr. Stanley Lim, Operations Group

Facsimile: (212) 270-2157

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with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave,

New York New York 10017

Attention: Michael D. Nathan

                 Mark Thompson

Facsimile: (212) 455-2502

and to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Lewis Kruger

                 Brett Lawrence

Facsimile: (212) 806-6006

(d) If to any Investor (other than JPM) to the address or facsimile number set forth on the signature pages to the Investor Registration Agreement, or the signature page of any joinder agreement executed and delivered pursuant to Section 12.2 of the Investor Registration Agreement:

with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Lewis Kruger

                 Brett Lawrence

Facsimile: (212) 806-6006

12.2 [Intentionally Omitted]

12.3 Most-Favored-Nation. If the Company grants any Person any rights with respect to the registration of any shares of equity securities of the Company or any securities convertible or exercisable into shares of any equity securities of the Company that are more favorable to such Person than the rights of the Trust set forth in this Agreement, the Company shall grant to the Trust the rights granted to such other Person; provided, however, that this Section 12.3 shall not apply to the Investor Registration Agreement in the form filed with this Agreement on the date hereof with the Bankruptcy Court.

12.4 Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement, unless the result thereof would be unreasonable in which case the parties hereto shall negotiate in good faith as to appropriate amendments hereto.

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12.5 Assignment; Certain Specified Third Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by the Trust to any third party who purchases or is otherwise a permitted transferee of such Registrable Securities from the Trust, unless (i) such transferee of the Registrable Securities that is not a party to this Agreement shall have executed and delivered to the Secretary of the Company a properly completed agreement substantially in the form of Exhibit C, and (ii) the Trust shall have delivered to the Secretary of the Company written notice of such transfer setting forth the name of the Trust, the name and address of the transferee and the number of Registrable Securities that shall have been so transferred; and provided, further, that this Agreement and the rights, interests and obligations hereunder may be assigned, transferred or delegated by the Trust to (x) any Affiliate of the Trust or (y) any party to the Collars (other than the Company or the Trust) (provided, further, that any such transferee or assignee assumes the obligations of the Trust hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Trust pursuant to a properly completed agreement substantially in the form of Exhibit C). This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the parties hereto, any Indemnified Person and, prior to the effective date of the Amended Plan with respect to the rights, obligations and benefits of the Trust, the Future Claimants’ Representative (as defined in the Amended Plan) and Caplin & Drysdale, Chartered, as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims, and any Investor, each of which is an intended third party beneficiary hereof.

12.6 Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties shall continue in full force and effect.

12.7 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument, (A) if prior to the effective date of the Amended Plan, signed by (i) the Company, (ii) the Future Claimants’ Representative (as defined in the Amended Plan) and (iii) Caplin & Drysdale, Chartered, as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims, (B) if after the effective date of the Amended Plan, signed by the Company and the Trust; provided that without the prior written consent of the parties required to amend the Investor Registration Agreement, this Agreement shall not be modified, amended or waived if such modification, amendment or waiver would directly or indirectly adversely affect any Investor’s rights or benefits under this Agreement or the Investor Registration Agreement. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

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12.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

12.9 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH PARTY TO THIS AGREEMENT IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE DISTRICT COURTS OF THE UNITED STATES SITTING IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

12.10 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.11 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

12.12 Termination. This Agreement may be terminated at any time by a written instrument signed by the parties hereto. Unless sooner terminated in accordance with the preceding sentence, this Agreement (other than the first proviso in Section 7.1(i), Section 7.4, Article VIII and Article XI hereof) shall terminate if at any time after the Issuance Date the Trust no longer has any Trust Shares.

12.13 Modifications Necessary to Reflect Corporate Restructuring. The Amended Plan currently contemplates that, on or after the Effective Date, the Company intends to effect a restructuring plan which would organize the Company and its subsidiaries along the Company’s major business lines. This restructuring plan may result in the creation of a new Delaware company to serve as the parent corporation and holding company for the Company and its subsidiaries (“Holdco”). To the extent that such restructuring plan is pursued with the approval of the Bankruptcy Court, appropriate modifications to this Agreement shall be made to reflect that this Agreement shall relate to Holdco and the securities issued by Holdco on the same terms. The Company agrees that it shall not implement or effect any such plan without the prior written consent of the Trust.

12.14 No Conflicting Rights. The Company shall not, on or after the date hereof, grant any registration or similar rights to any Person which conflict with or impair the rights granted hereby other than, without limiting the provisions of Section 12.3, the Investor Registration Agreement in the form filed with this Agreement on the date hereof with the Bankruptcy Court.

43

12.15 Listing. The Company shall, on or prior to the effective date of the Amended Plan, have caused the New Common Stock to be listed on the NYSE or quoted on the NASDAQ.

12.16 Corporate Policies. The Company agrees that any actions required to be taken by the Trust pursuant to this Agreement, the Trust’s entering into the Put Agreements or the Call Agreements, and the consummation of the transactions contemplated hereby or thereby (including any exercise of the Put Agreements and the Call Agreements and the consummation of any such transaction), is and shall be exempt from, and otherwise does not and shall not violate, any corporate policy or other rules or regulations of the Company that may be applicable to the Trust, including, without limitation, the Company’s window period policy.

[Signature Page Follows]

44

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

OWENS CORNING

By:	/s/ Michael Thaman
Name:
Title:

[THE OWENS CORNING/FIBREBOARD ASBESTOS PERSONAL INJURY TRUST]

By:
Name:
A duly authorized trustee thereof

Exhibit A

OWENS CORNING

Form of Selling Securityholder Notice and Questionnaire

The undersigned beneficial owner (the “Selling Securityholder”) of common stock (the “Registrable Securities”) of Owens Corning (the “Company”) understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a Registration Statement for the registration and resale of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement, dated as of July 7, 2006 (the “Registration Rights Agreement”), among the Company and the Holders referred to therein. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

NOTICE

The undersigned Selling Securityholder of Registrable Securities hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3 (unless otherwise specified under Item 3) pursuant to the Registration Statement. The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the undersigned has agreed to indemnify and hold harmless the Company’s directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against losses arising in connection with statements concerning the undersigned made in the Registration Statement or the related prospectus in reliance upon the information provided in this Notice and Questionnaire.

The undersigned Selling Securityholder is furnishing this Notice and Questionnaire in connection with an Exclusive Holder Registration, as that term is defined in the Registration Rights Agreement:

Yes  ☐        No  ☐

The undersigned Selling Securityholder is furnishing this Notice and Questionnaire in connection with an Exclusive Trust Registration, as that term is defined in the Registration Rights Agreement:

Yes  ☐        No  ☐

The undersigned Selling Securityholder hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

Exh. A-1

QUESTIONNAIRE

1.	Name.

(a)	Full Legal Name of Selling Securityholder:

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities Listed in Item 3 below are held:

(c)	Full Legal name of DTC Participant (if applicable and if not the same as (b) above) through which Registrable Securities listed in Item 3 below are held:

(d)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by the questionnaire):

2.	Address for Notices to Selling Securityholder:

Telephone:

Fax:

Email:

Contact Person:

3.	Beneficial Ownership of Registrable Securities:

Type and Principal Amount of Registrable Securities beneficially owned:

4.	Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes  ☐        No  ☐

Exh. A-2

Note:	If yes, the SEC’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(b)	If you are a registered broker-dealer, do you consent to being named as an underwriter in the Registration Statement?

Yes  ☐        No  ☐

(c)	Are you an affiliate of a broker-dealer?

Yes  ☐        No  ☐

If yes, please identify the registered broker-dealer with whom the Selling Securityholder is affiliated and the nature of the affiliation:

(d)	If you are an affiliate of a broker-dealer, do you certify that you bought the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes  ☐        No  ☐

Note:	If no, the SEC’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

5.	Beneficial Ownership of Other Securities of the Company Owned by the Selling Securityholder.

Except as set forth below in this Item 5, the undersigned Selling Securityholder is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities listed above in Item 3.

Type and Amount of Other Securities beneficially owned by the Selling Securityholder:

6.	Relationships with the Company:

Except as set forth below, neither the undersigned Selling Securityholder nor any of its affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

Exh. A-3

State any exceptions here:

The undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof and at any time while the Registration Statement remains in effect.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 6 and the inclusion of such information in the Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated:	Beneficial Owner:

By:
Name:
Title:

PLEASE FAX A COPY OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Larry A. Barden Lisa J. Reategui
Facsimile: (312) 853-7036

Exh. A-4

Exhibit B

PRIVATE PLACEMENT PROCEDURES

I. Introduction

These Private Placement Procedures supplement, form part of, and are subject to the Registration Rights Agreement and all terms used and not otherwise defined herein shall have the meanings assigned to them in the Registration Rights Agreement.

II. Procedures

(a) The Company shall afford the Trust, and any potential buyers of the Registrable Securities (the “Private Securities”) designated by the Trust a reasonable opportunity to conduct a due diligence investigation with respect to the Company customary in scope for private offerings of such type of securities (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of the Company and the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), and the Trust (or any such potential buyer) shall be satisfied in all material respects with such opportunity and with the resolution of any disclosure issues arising from such due diligence investigation of the Company.

(b) The Company shall enter into an agreement (a “Private Placement Agreement”) with the Trust (or any Affiliate of the Trust designated by the Trust) providing for the purchase and resale by the Trust (or such Affiliate) in a private placement (or other transaction exempt from registration under the Securities Act) of the Private Securities, which agreement shall be on commercially reasonable terms and in form and substance reasonably satisfactory to the Trust (or such Affiliate) and (without limitation of the foregoing) shall:

(i) contain customary conditions, and customary undertakings, representations and warranties (to the Trust or such Affiliate, and if requested by the Trust or such Affiliates, to potential purchasers of the Private Securities);

(ii) contain indemnification and contribution provisions in connection with the potential liability of the Trust and its Affiliates relating to the resale by the Trust (or such Affiliate) of the Private Securities;

(iii) provide for the delivery of related certificates and representations, warranties and agreements of the Company, including those necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for the Trust and resales of the Private Securities by the Trust (or such Affiliate); and

(iv) provide for the delivery to the Trust (or such Affiliate) of customary opinions (including, without limitation, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Private Securities, the availability of an exemption from the Securities Act for the Trust and resales of the Private Securities by the Trust (or such Affiliate), and the lack of material misstatements and omissions in the Company’s filings under the Exchange Act).

Exh. B-1

The Company agrees to use its reasonable best efforts to make any filings required to be made by it with the SEC, any securities exchange or any other regulatory body with respect to the sale and resale of the Private Securities.

Exh. B-2

Exhibit C

AGREEMENT TO BE BOUND

BY THE REGISTRATION RIGHTS AGREEMENT

The undersigned, being the transferee of                  shares of the common stock (the “Registrable Securities”), of                                         , a Delaware corporation (the “Company”), as a condition to obtaining the benefits of the Registration Rights Agreement dated as of July 7, 2006 among the Company and the Trust referred to therein (the “Agreement”), acknowledges that matters pertaining to the registration of such Registrable Securities is governed by the Agreement, and the undersigned hereby (1) acknowledges receipt of a copy of the Agreement, and (2) agrees to be bound by the terms of the Agreement, as the same has been or may be amended from time to time.

Agreed to this      day of                     ,         .

*

*

*	Include address for notices.

Exh. C-1

Exhibit Q1

Form of the Trust Stock Pledge

[1]	Exhibit Q remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

EXECUTION COPY

PLEDGE AGREEMENT REGARDING [CONTINGENT] PAYMENT NOTE1

This PLEDGE AGREEMENT REGARDING CONTINGENT PAYMENT NOTE (as amended from time to time, this “Agreement”), dated as of [October •, 2006], is executed and delivered by and between [OWENS CORNING (REORGANIZED) INC.], a Delaware corporation (the “Company”), in favor of the OWENS CORNING/FIBREBOARD ASBESTOS PERSONAL INJURY TRUST, a Delaware statutory trust (the “Trust”), with reference to the following:

WHEREAS, the Company has executed and delivered that certain Contingent Non-Negotiable Promissory Note, dated as of the date hereof in the original principal amount of One Billion Three Hundred Ninety Million Dollars ($1,390,000,000) (as amended from time to time, the “Note”) in favor of the Trust; and

WHEREAS, under the terms of the Sixth Amended and Restated Plan of Reorganization (as Modified) for Owens Corning and its Affiliated Debtors and Debtors-in-Possession, dated as of July 10, 2006 (as amended from time to time, the “Plan”),as confirmed by the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in a Confirmation Order entered on [September •, 2006] (the “Confirmation Order”), the Company has agreed to pledge to the Trust the Pledged Collateral (as defined below), subject to the terms and conditions of this Agreement, to secure all of the Company’s obligations under the Note;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, and warranties set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

Definitions And Construction.

Section 1. Definitions. All capitalized terms used herein (including, without limitation, in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Plan. The following terms, as used in this Agreement, shall have the following meanings:

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Equity Interests” of any Person shall mean any and all shares, stock, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Event of Default” means the occurrence and continuance of any “Event of Default” under the Note.

[1]	In the event the Trust Promissory Note (as defined in the Plan) is issued instead of the Contingent Note (as defined in the Plan), each reference contained herein to the Contingent Note shall be replaced by the Trust Promissory Note and all references to the “Note” will be deemed to refer to the Trust Promissory Note.

“Pledged Collateral” means the Pledged Interests and the Proceeds, collectively.

“Pledged Entities” means Reorganized OCD and each of the entities listed on Schedule I hereto, as updated from time to time pursuant to Section 5(c) below.

“Pledged Interests” means [51% of the outstanding Equity Interests directly owned by the Company in each of the Pledged Entities on a fully diluted basis (provided that, such Equity Interests shall never be less than the Equity Interests that would entitle the Holder to 51% of the aggregate ordinary voting power of all outstanding Equity Interests of Reorganized OCD and each other Pledged Entity on a fully diluted basis after exercise of such pledge)].

“Proceeds” means all proceeds (including proceeds of proceeds) of the Pledged Interests including, without duplication, all: (a) rights, benefits, distributions, premiums, profits, dividends, distributions, interest, cash, instruments, documents of title, accounts, contract rights, inventory, equipment, general intangibles, deposit accounts, chattel paper, and other property from time to time thereafter received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Pledged Collateral, or proceeds thereof (including any cash, Equity Interests, or other securities or instruments issued after any noncash dividend, distribution, return of capital, spin-off, stock split, split-up, readjustment, reclassification, merger, consolidation, exchange of securities, liquidation or other reorganization with respect to any Pledged Entity and any security entitlements, as defined in the UCC with respect thereto) and (b) ”proceeds,” as such term is defined in the UCC.

“Reorganized OCD” means [EFFECTIVE DATE NAME OF OWENS CORNING, A DELAWARE CORPORATION].

“Secured Obligations” means all payment and other obligations set forth in Section 1(a) and Section 1(b) of the Note.

“UCC” means the Delaware Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to the Trust’s lien on any Pledged Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Delaware, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and other similar terms in this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. Article, section, subsection, exhibit, and schedule references are to this Agreement unless otherwise specified. All of the exhibits or schedules attached to this Agreement shall be deemed incorporated herein by reference. Any reference to this Agreement includes any and all permitted alterations, amendments, restatements, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Trust or the Company, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties signatory hereto and their respective counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

Section 2. Grant of Security Interest. As collateral security for the payment and performance of the Secured Obligations, the Company hereby grants and pledges to the Trust a security interest in all of the Company’s right, title and interest in the Pledged Collateral, whether now existing or hereafter coming into existence. In connection with the grant of such security interest, the Company agrees to take such action as the Trust may reasonably request in order to permit the Trust to establish and maintain such security interest as a perfected, first priority security interest.

Section 3. Designated Trustees; Delivery and Registration of Pledged Collateral.

(a) The Trust hereby appoints                      (the “Designated Trustees”) to act as its agent under this Agreement and to take such actions to be taken by the Trust under this Agreement and to exercise such powers of the Trust contemplated by this Agreement, and to receive all notices and deliveries of Pledged Collateral under this Agreement, in each case subject to the terms and conditions hereof. The Company shall be entitled to rely without inquiry or examination upon any action, request or direction which it believes in good faith has been made or given by the Designated Trustees.2 Any notices or deliveries of Pledged Collateral made to any single Designated Trustee shall constitute notice or delivery, as the case may be, to the Trust for purposes of this Agreement.

(b) All certificates or instruments representing or evidencing the Pledged Collateral, if any, shall be promptly delivered by the Company to the Trust and shall be held by or on behalf of the Trust pursuant hereto, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignments in blank, all in form and substance reasonably satisfactory to the Trust.

(c) Any and all Pledged Collateral (including dividends, interest, and other cash distributions) at any time received or held by the Company in contravention of terms of this Agreement, shall be so received or held in trust for the Trust, shall be segregated from other funds and property of the Company and shall forthwith be delivered to the Trust in the same form as so received or held, with any necessary endorsements.

[2]	Specific provisions to address conflicting instructions or instructions by less than all the Designated Trustees to be negotiated when the structure of the Trust has been finalized.

(d) If at any time and from time to time any Pledged Collateral consists of an uncertificated security or a security in book entry form, then the Company, at its expense, shall promptly cause such Pledged Collateral to be registered or entered, as the case may be, in the name of the Trust, for the benefit of the Trust, or otherwise cause the security interest held by the Trust for the benefit of the Trust, to be perfected in accordance with applicable law.

Section 4. Representations and Warranties.

(a) The Company represents and warrants as follows:

(i) the Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate power and authority to execute and deliver this Agreement;

(ii) the execution and delivery by the Company of this Agreement has been duly authorized by all necessary corporate action on its part;

(iii) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by: (x) bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance and other laws of general applicability relating to or affecting creditors’ rights and (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iv) the Company is, or will be, the direct record and beneficial owner of each share, security and other interest that comprises the Pledged Interests, and it has and will have good, valid and marketable title thereto, free and clear of all Encumbrances other than those created by this Agreement; and

(v) all of the Pledged Interests have been, or, will be, duly and validly issued, fully paid and nonassessable.

(b) The Trust represents and warrants that it is duly formed, validly existing and in good standing under the laws of the State of Delaware and has full entity power and authority to execute, deliver and perform this Agreement.

Section 5. Further Assurances.

(a) The Company agrees that from time to time, at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary, or that the Trust may reasonably request, in order to protect the security interest granted hereby or to enable the Trust to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, the Company will: (i) at the request of the Trust, mark conspicuously each of its records pertaining to the Pledged Collateral with a legend, in form and substance reasonably satisfactory to the Trust, indicating that such Pledged Collateral is subject to the security interest granted hereby; (ii) authorize, execute, or file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Trust may reasonably request, in order to preserve the security interests granted hereby; and (iii) appear in and defend any action or proceeding that may affect the Trust’s interest in the Pledged Collateral.

(b) The Company authorizes the Trust, to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Pledged Collateral without the signature of the Company where permitted by law. A carbon, photographic, or other reproduction of this Agreement or any financing statement covering the Pledged Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c) In the event that after the date of this Agreement the Company forms a direct Subsidiary, creates a direct Subsidiary or acquires any direct ownership in any Subsidiary, in each case, holding assets in excess of $10,000,000, the Company shall, within ten (10) Business Days thereafter, add such direct Subsidiary to Schedule I as a Pledged Entity and deliver an updated Schedule I and the certificates, if any, to the Trust, and effective immediately upon such delivery, each reference to “Pledged Entities” in this Agreement shall refer to the Subsidiaries listed on such replacement Schedule I. In the event that any such Subsidiary is a limited liability company or limited partnership and the terms of its Equity Interests provide that such Equity Interests are to be securities governed by Article 8 of the Uniform Commercial Code, then the Company shall cause such Subsidiary to issue certificates evidencing such interests.

Section 6. Voting Rights. So long as no Event of Default shall have occurred and be continuing, the Company shall be entitled to exercise all voting and other consensual rights pertaining to the Pledged Interests; provided, however, that the Company will not cast any vote, give any consent, waiver or ratification, or take or fail to take any action, in any manner that would, or could reasonably be expected to, violate or conflict with any of the terms of this Agreement or the Note.

Section 7. Covenants of the Company. Until the Secured Obligations are satisfied, the Company shall:

(a) at all times keep at least one complete set of its records concerning the Pledged Collateral;

(b) at its expense, promptly execute, acknowledge and deliver all such instruments and take all such actions as the Trust from time to time may request in order to ensure to the Trust the benefits of the Encumbrances in and to the Pledged Collateral created by this Agreement, including the filing of any necessary financing statements, which may be filed by the Trust, and will cooperate with the Trust at the Company’s expense, in obtaining all necessary approvals and making all necessary filings under federal, state, local or foreign law in connection with such Encumbrances or any sale or transfer of the Pledged Collateral; and

(c) defend the Encumbrances of the Trust in the Pledged Collateral against the claim of any Person and will maintain and preserve such Encumbrances, except with respect to actions affirmatively taken by the Trust with respect to its Encumbrances or any failure of the Trust to continue any Encumbrance prior to the lapse thereof.

Section 8. Legending of Certificates; No Registration Rights.

(a) Each of the Trust and the Company agrees that any certificate or other writing evidencing the Pledged Collateral that is issued by the Company in the name of the Trust or otherwise in favor of the Trust shall bear the following legend:

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. NO INTEREST IN THIS CERTIFICATE MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR (B) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(b) The Trust agrees and acknowledges that none of the Trust, the Trustee nor any other holder of any of the Note or any certificate or other writing evidencing the Pledged Collateral, or any rights relating thereto, shall have any rights to require the Company to register the Note or such certificate or other writing, or any rights related thereto, with respect to the Pledged Collateral, under the Securities Act of 1933, as amended, or pursuant to any applicable state securities laws.

Section 9. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default:

(a) At any time upon two (2) Business Days prior written notice to the Company, the Trust (personally or through an agent) may, to the maximum extent permitted by applicable law, (i) transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, (ii) exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, (iii) exercise the voting and all other rights as an equity holder with respect to the Pledged Collateral, including without limitation all rights under applicable law, (iv) collect and receive all cash dividends and distributions made with respect to the Pledged Collateral (including any sums paid or distributions made upon or in respect of the Equity Interests (A) upon the liquidation or dissolution of the applicable Pledged Entity, and (B) on or in respect of the Equity Interests or any property distributed upon or with respect to the Equity Interests pursuant to the recapitalization or reclassification of the capital of the applicable Pledged Entity or pursuant to the reorganization thereof) and make application thereof to the Secured Obligations and (v) otherwise act with respect to the Pledged Collateral as though the Trust was the outright owner thereof, including, without limitation, take any action, exercise any right or receive any benefit under applicable law.

(b) The Trust may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC and all other applicable laws upon the occurrence and continuance of an Event of Default hereunder (irrespective of whether the UCC applies to the affected items of Pledged Collateral), and the Trust, may also, subject to the terms of Section 8, to the extent permitted by law, sell the Pledged Collateral or any part thereof in one or more parcels at private sale, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Trust may deem commercially reasonable. To the maximum extent permitted by applicable law, the Trust may be the purchaser of any or all of the Pledged Collateral at any such sale and shall be entitled, to use and apply all or any part of the Secured Obligations as a credit on account of the purchase price of any Pledged Collateral payable at such sale. Each purchaser at any such sale shall hold the property sold free, subject to Section 8 above, from any claim or right on the part of the Company. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days written notice to the Company of the time and place of any public sale or the time after which a private sale is to be made shall constitute reasonable notification. The Trust shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Trust may adjourn any private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

Section 10. Duties of the Trust. The powers conferred on the Trust hereunder are solely to protect its interests in the Pledged Collateral and shall not impose on it any duty to exercise such powers. Except as provided in Section 9-207 of the UCC, and under Section 8 above, the Trust shall have no duty with respect to the Pledged Collateral or any responsibility for taking any necessary steps to preserve rights against any Pledged Entities with respect to any Pledged Collateral.

Section 11. Choice of Law and Venue. THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS (INCLUDING TO THE EXTENT PROVIDED IN THE PLAN, THE BANKRUPTCY COURT) LOCATED IN THE COUNTY OF NEW CASTLE, STATE OF DELAWARE. THE COMPANY AND THE TRUST WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON COVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.

Section 12. Amendments; Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Company herefrom shall in any event be effective unless the same shall be in writing and signed by the Trust and the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Trust to exercise, and no delay in exercising any right under this Agreement, the Note, or otherwise with respect to any of the Secured Obligations, shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement, the Note, or otherwise with respect to any of the Secured

Obligations preclude any other or further exercise thereof or the exercise of any other right. The remedies provided for in this Agreement or otherwise with respect to any of the Secured Obligations are cumulative and not exclusive of any remedies provided by law.

Section 13. Successors; Assigns. This Agreement shall be binding upon the Company, the Trust and their respective successors and assigns, and shall inure to the benefit of the Company, and the Trust and the successors and assigns of the Trust. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or the Note. The Company may not assign or transfer any of its rights or Secured Obligations under this Agreement without the prior written consent of the Trust may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Company.

Section 14. Notices. All notices and other communications provided for hereunder shall be given in the form and manner and delivered to Trust or to the Company, as applicable, at its address specified in the Note, or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

Section 15. Continuing Security Interest. This Agreement shall create a security interest in the Pledged Collateral and shall remain in full force and effect until the Secured Obligations are satisfied. At such time the Secured Obligations are satisfied, the security interests granted upon the effectiveness of this Agreement shall automatically terminate and all rights to the Pledged Collateral shall revert to the Company. Upon any such termination, the Trust will, at the Company’s expense, execute and deliver to the Company such documents as the Company shall reasonably request to evidence such termination and promptly deliver any Pledged Collateral in its possession to the Company. Such documents shall be prepared by the Company and shall be in form and substance reasonably satisfactory to the Trust.

Section 16. Security Interest Absolute. To the maximum extent permitted by law, all rights of the Trust, all security interests hereunder, and all obligations of the Company hereunder, shall, in accordance with the terms hereof, be absolute and unconditional irrespective of:

(a) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Note, the Plan or any other agreement or instrument governing or evidencing any Secured Obligations;

(b) any exchange, release, or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Secured Obligations;

(c) the insolvency of the Company; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Company, other than payment in full of the Secured Obligations.

Section 17. Acknowledgements.

(a) The Company and the Trust hereby acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement.

(b) The Company hereby acknowledges that:

(i) the Trust has no fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or the Note, and the relationship between the Company, on the one hand, and the Trust, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(ii) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Company and the Trust.

Section 18. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

Section 19. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 20. Counterparts; Telefacsimile Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, or binding effect hereof.

Section 21. Waiver of Jury Trial. THE COMPANY AND THE TRUST HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE COMPANY AND THE TRUST REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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IN WITNESS WHEREOF, the Company and the Trust have caused this Agreement to be duly executed and delivered as of the date first written above.

[OWENS CORNING (REORGANIZED) INC.,]
a Delaware corporation

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

OWENS CORNING/FIBREBOARD ASBESTOS
PERSONAL INJURY TRUST

By:	[ ],
as a Trustee of the Owens Corning/Fibreboard Asbestos Personal Injury Trust

By:
Name:
Title:

By:	[ ],
as a Trustee of the Owens Corning/Fibreboard Asbestos Personal Injury Trust

By:
Name:
Title:

By:	[ ],
as a Trustee of the Owens Corning/Fibreboard Asbestos Personal Injury Trust

By:
Name:
Title: